FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206361-03

PROSPECTUS

$732,315,000 (Approximate)

JPMDB Commercial Mortgage Securities Trust 2016-C2

(Central Index Key Number 0001671520)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)
German American Capital Corporation

(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C2

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-C2 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class A-3B, Class X-C, Class D, Class E, Class F, Class NR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMDB Commercial Mortgage Securities Trust 2016-C2. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in June 2016. The rated final distribution date for the certificates is June 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$23,342,000		1.4225%	Fixed(5)	October 2020
Class A-2	$160,394,000		2.6619%	Fixed(5)	April 2021
Class A-3A	$120,000,000		2.8813%	Fixed(5)	February 2026
Class A-4	$222,981,000		3.1439%	Fixed(5)	April 2026
Class A-SB	$48,243,000		2.9542%	Fixed(5)	December 2025
Class X-A	$700,848,000	(6)	1.8719%	Variable(7)	May 2026
Class X-B	$44,639,000	(6)	0.8181%	Variable(7)	May 2026
Class A-S	$75,888,000		3.4836%	Fixed(5)	May 2026
Class B	$44,639,000		3.9901%	Fixed(8)	May 2026
Class C	$36,828,000		3.5582%	WAC(9)	May 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Drexel Hamilton, LLC, Goldman, Sachs & Co. and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 61.0% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 39.0% of each class of offered certificates. Drexel Hamilton, LLC, Goldman, Sachs & Co. and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about May 23, 2016. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 112.9% of the aggregate certificate balance of the offered certificates plus accrued interest from May 1, 2016, before deducting expenses payable by the depositor.

J.P. Morgan		Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner		Co-Lead Manager and Joint Bookrunner

Drexel Hamilton	Goldman, Sachs & Co.	Academy Securities
Co-Manager	Co-Manager	Co-Manager

May 5, 2016

JPMDB Commercial Mortgage Securities Trust 2016-C2

Commercial Mortgage Pass-Through Certificates, Series 2016-C2

Illinois
2 properties
$3,804,138
0.4% of total
Wisconsin
7 properties
$23,664,854
2.7% of total
Indiana
3 properties
$7,653,109
0.9% of total
Michigan
4 properties
$7,493,514
0.8% of total
Pennsylvania
1 property
$48,000,000
5.4% of total
New York
4 properties
$92,305,312
10.3% of total
Washington
2 properties
$22,113,746
2.5% of total
Connecticut
3 properties
$43,935,172
4.9% of total
Utah
1 property
$8,125,000
0.9% of total
New Jersey
3 properties
$150,483,333
16.9% of total
Maryland
1 property
$60,000,000
6.7% of total
California
4 properties
$38,019,310
4.3% of total
Virginia
1 property
$50,000,000
5.6% of total
North Carolina
1 property
$2,220,690
0.2% of total
New Mexico
1 property
$1,390,345
0.2% of total
Georgia
7 properties
$46,232,302
5.2% of total
Kansas
2 properties
$20,213,071
2.3% of total
Texas
16 properties
$123,116,054
13.8% of total
Louisiana
4 properties
$42,608,808
4.8% of total
Kentucky
1 property
$2,211,034
0.2% of total
Florida
7 properties
$71,683,415
8.0% of total
Mississippi
1 property
$3,245,192
0.4% of total
Tennessee
3 properties
$24,280,986
2.7% of total
Percentage of Allocated Mortgage Loan Amount
0.2% – 5.0%
5.1% – 10.0%
10.1% – 16.9%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount (1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-1	$ 23,342,000		30.000%	1.4225%	Fixed(5)	October 2020	2.53	06/16 – 10/20
A-2	$160,394,000		30.000%	2.6619%	Fixed(5)	April 2021	4.66	10/20 – 04/21
A-3A	$120,000,000		30.000%	2.8813%	Fixed(5)	February 2026	9.66	12/25 – 02/26
A-4	$222,981,000		30.000%	3.1439%	Fixed(5)	April 2026	9.78	02/26 – 04/26
A-SB	$ 48,243,000		30.000%	2.9542%	Fixed(5)	December 2025	7.37	04/21 – 12/25
X-A	$700,848,000	(6)	NAP	1.8719%	Variable(7)	May 2026	NAP	NAP
X-B	$ 44,639,000	(6)	NAP	0.8181%	Variable(7)	May 2026	NAP	NAP
A-S	$ 75,888,000		21.500%	3.4836%	Fixed(5)	May 2026	9.92	04/26 – 05/26
B	$ 44,639,000		16.500%	3.9901%	Fixed(8)	May 2026	9.98	05/26 – 05/26
C	$ 36,828,000		12.375%	3.5582%	WAC(9)	May 2026	9.98	05/26 – 05/26
Non-Offered Certificates
A-3B	$ 50,000,000		30.000%	2.8813%	Fixed(5)	February 2026	9.66	12/25 – 02/26
X-C	$ 80,352,000	(6)	NAP	1.2500%	Variable(7)	May 2026	NAP	NAP
D	$ 43,524,000		7.500%	3.5582%	WAC(9)	May 2026	9.98	05/26 – 05/26
E	$ 17,856,000		5.500%	4.8082%	WAC(10)	May 2026	9.98	05/26 – 05/26
F	$ 12,276,000		4.125%	4.8082%	WAC(10)	May 2026	9.98	05/26 – 05/26
NR	$ 36,828,383		0.000%	4.8082%	WAC(10)	May 2036	10.60	05/26 – 05/36
R(11)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal. The Class X-C certificates are notional amount certificates. The notional amount of the Class X-C certificates will be equal to the aggregate certificate balance of the Class C and Class D certificates outstanding from time to time. The Class X-C certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class C and Class D certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage interest rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-C certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The pass-through rate for the Class B certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	The pass-through rates for the Class C and Class D certificates, in each case and on each distribution date, will be a per annum rate equal to the weighted average (described in the table as “WAC”) of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), less 1.2500%. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)	The pass-through rates for the Class E, Class F and Class NR certificates, in each case and on each distribution date, will be a per annum rate equal to the weighted average (described in the table as “WAC”) of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(11)	The Class R certificates will not have certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class A-3B, Class X-C, Class D, Class E, Class F, Class NR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	54
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	60
Hotel Properties Have Special Risks	60
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Risks Associated with Golf Courses at Naples Grande Beach Resort	63
Retail Properties Have Special Risks	64
Multifamily Properties Have Special Risks	66
Industrial Properties Have Special Risks	68
Manufactured Housing Community Properties Have Special Risks	69
Mixed Use Properties Have Special Risks	70
Self-Storage Properties Have Special Risks	70
Condominium Ownership May Limit Use and Improvements	71
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	72
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	72
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	74
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	75
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	75
Risks Related to Zoning Non-Compliance and Use Restrictions	78
Risks Relating to Inspections of Properties	78
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	79
Insurance May Not Be Available or Adequate	79
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	80
Terrorism Insurance May Not Be Available for All Mortgaged Properties	80
Risks Associated with Blanket Insurance Policies or Self-Insurance	81
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	82
Limited Information Causes Uncertainty	82
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	83
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	83
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May

Not Have Complied With Another Originator’s Underwriting Criteria	84
Static Pool Data Would Not Be Indicative of the Performance of this Pool	85
Appraisals May Not Reflect Current or Future Market Value of Each Property	85
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	86
The Borrower’s Form of Entity May Cause Special Risks	86
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	89
Other Financings or Ability to Incur Other Indebtedness Entails Risk	90
Tenancies-in-Common May Hinder Recovery	91
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	91
Risks Associated with One Action Rules	92
State Law Limitations on Assignments of Leases and Rents May Entail Risks	92
Various Other Laws Could Affect the Exercise of Lender’s Rights	92
Risks of Anticipated Repayment Date Loans	92
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	93
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	93
Risks Related to Ground Leases and Other Leasehold Interests	94
Leased Fee Properties Have Special Risks	96
Increases in Real Estate Taxes May Reduce Available Funds	96
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	96
Risks Related to Conflicts of Interest	97
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	97
The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers	98
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	99
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	100
Potential Conflicts of Interest of the Operating Advisor	102
Potential Conflicts of Interest of the Asset Representations Reviewer	102
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	103
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	105
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	106
Other Potential Conflicts of Interest May Affect Your Investment	106
Other Risks Relating to the Certificates	107
The Certificates Are Limited Obligations	107
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	107
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	108
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating

Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	110
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	112
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	115
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	115
Risks Relating to Modifications of the Mortgage Loans	119
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Risks Relating to Interest on Advances and Special Servicing Compensation	121
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	121
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	122
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	122
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	123
Description of the Mortgage Pool	125
General	125
Certain Calculations and Definitions	126
Definitions	126
Mortgage Pool Characteristics	133
Overview	133
Property Types	135
Mortgage Loan Concentrations	141
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	142
Geographic Concentrations	143
Mortgaged Properties With Limited Prior Operating History	144
Tenancies-in-Common	144
Condominium Interests	145
Fee & Leasehold Estates; Ground Leases	146
Environmental Considerations	146
Redevelopment, Renovation and Expansion	148
Assessments of Property Value and Condition	149
Appraisals	149
Engineering Reports	150
Zoning and Building Code Compliance and Condemnation	150
Litigation and Other Considerations	150
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	154
Tenant Issues	156
Tenant Concentrations	156
Lease Expirations and Terminations	156
Purchase Options and Rights of First Refusal	159
Affiliated Leases	160
Insurance Considerations	160
Use Restrictions	162
Appraised Value	163
Non-Recourse Carveout Limitations	164
Real Estate and Other Tax Considerations	166
Delinquency Information	166
Certain Terms of the Mortgage Loans	167
Amortization of Principal	167
Due Dates; Mortgage Rates; Calculations of Interest	167
ARD Loan	168
Prepayment Protections and Certain Involuntary Prepayments	168
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	170
Defeasance; Collateral Substitution	171
Partial Releases	172
Escrows	175
Mortgaged Property Accounts	176
Exceptions to Underwriting Guidelines	177
Additional Indebtedness	177
General	177
Whole Loans	177
Mezzanine Indebtedness	178
Preferred Equity	180

Other Unsecured Indebtedness	181
The Whole Loans	181
General	181
The Serviced Whole Loans	184
The Non-Serviced Whole Loans	199
Additional Information	232
Transaction Parties	232
The Sponsors and Mortgage Loan Sellers	232
JPMorgan Chase Bank, National Association	232
German American Capital Corporation	240
The Depositor	248
The Issuing Entity	248
The Trustee	249
The Certificate Administrator	250
The Master Servicer	251
The Special Servicer	255
The Operating Advisor and Asset Representations Reviewer	257
Description of the Certificates	259
General	259
Distributions	261
Method, Timing and Amount	261
Available Funds	261
Priority of Distributions	263
Pass-Through Rates	266
Interest Distribution Amount	267
Principal Distribution Amount	268
Certain Calculations with Respect to Individual Mortgage Loans	269
Excess Interest	271
Application Priority of Mortgage Loan Collections or Whole Loan Collections	271
Allocation of Yield Maintenance Charges and Prepayment Premiums	273
Assumed Final Distribution Date; Rated Final Distribution Date	274
Prepayment Interest Shortfalls	275
Subordination; Allocation of Realized Losses	276
Reports to Certificateholders; Certain Available Information	278
Certificate Administrator Reports	278
Information Available Electronically	283
Voting Rights	287
Delivery, Form, Transfer and Denomination	288
Book-Entry Registration	288
Definitive Certificates	291
Certificateholder Communication	291
Access to Certificateholders’ Names and Addresses	291
Requests to Communicate	291
List of Certificateholders	292
Description of the Mortgage Loan Purchase Agreements	292
General	292
Dispute Resolution Provisions	300
Asset Review Obligations	300
Pooling and Servicing Agreement	301
General	301
Assignment of the Mortgage Loans	301
Servicing Standard	302
Subservicing	303
Advances	304
P&I Advances	304
Servicing Advances	305
Nonrecoverable Advances	306
Recovery of Advances	307
Accounts	308
Withdrawals from the Collection Account	310
Servicing and Other Compensation and Payment of Expenses	312
General	312
Master Servicing Compensation	316
Special Servicing Compensation	318
Disclosable Special Servicer Fees	322
Certificate Administrator and Trustee Compensation	322
Operating Advisor Compensation	323
Asset Representations Reviewer Compensation	323
CREFC® Intellectual Property Royalty License Fee	324
Appraisal Reduction Amounts	325
Maintenance of Insurance	330
Modifications, Waivers and Amendments	333
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	335
Inspections; Collection of Operating Information	336
Collection of Operating Information	336
Special Servicing Transfer Event	337
Asset Status Report	339
Realization Upon Mortgage Loans	341
Sale of Defaulted Loans and REO Properties	343
The Directing Certificateholder	346
General	346
Major Decisions	348
Asset Status Report	350
Replacement of Special Servicer	350
Control Termination Event and Consultation Termination Event	350
Servicing Override	352
Rights of Holders of Companion Loans	353

Limitation on Liability of Directing Certificateholder	353
The Operating Advisor	354
General	354
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	355
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	355
Recommendation of the Replacement of the Special Servicer	358
Eligibility of Operating Advisor	358
Other Obligations of Operating Advisor	358
Delegation of Operating Advisor’s Duties	359
Termination of the Operating Advisor With Cause	359
Rights Upon Operating Advisor Termination Event	360
Waiver of Operating Advisor Termination Event	360
Termination of the Operating Advisor Without Cause	361
Resignation of the Operating Advisor	361
Operating Advisor Compensation	362
The Asset Representations Reviewer	362
Asset Review	362
Eligibility of Asset Representations Reviewer	366
Other Obligations of Asset Representations Reviewer	367
Delegation of Asset Representations Reviewer’s Duties	367
Assignment of Asset Representations Reviewer’s Rights and Obligations	367
Asset Representations Reviewer Termination Events	368
Rights Upon Asset Representations Reviewer Termination Event	368
Termination of the Asset Representations Reviewer Without Cause	369
Resignation of Asset Representations Reviewer	369
Asset Representations Reviewer Compensation	369
Replacement of Special Servicer Without Cause	369
Termination of Master Servicer and Special Servicer for Cause	372
Servicer Termination Events	372
Rights Upon Servicer Termination Event	373
Waiver of Servicer Termination Event	375
Resignation of the Master Servicer and the Special Servicer	375
Limitation on Liability; Indemnification	376
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	378
Dispute Resolution Provisions	378
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	378
Repurchase Request Delivered by a Party to the PSA	379
Resolution of a Repurchase Request	379
Mediation and Arbitration Provisions	382
Servicing of the Non-Serviced Mortgage Loans	383
Servicing of the 787 Seventh Avenue Mortgage Loan	383
Servicing of the Sanofi Office Complex Mortgage Loan	385
Servicing of the Williamsburg Premium Outlets Mortgage Loan and the Hall Office Park A1/G1/G3 Mortgage Loan	387
Servicing of the Equity Inns Portfolio Mortgage Loan	389
Servicing of the One Harbor Point Square Mortgage Loan	391
Servicing of the Naples Grande Beach Resort Mortgage Loan	391
Servicing of the Palisades Center Mortgage Loan	393
Servicing of the Sun MHC Portfolio Mortgage Loan	396
Rating Agency Confirmations	398
Evidence as to Compliance	399
Limitation on Rights of Certificateholders to Institute a Proceeding	401
Termination; Retirement of Certificates	401
Amendment	402
Resignation and Removal of the Trustee and the Certificate Administrator	404
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	405
Certain Legal Aspects of Mortgage Loans	405
General	407
Types of Mortgage Instruments	407
Leases and Rents	407
Personalty	408
Foreclosure	408
General	408

Foreclosure Procedures Vary from State to State	408
Judicial Foreclosure	409
Equitable and Other Limitations on Enforceability of Certain Provisions	409
Nonjudicial Foreclosure/Power of Sale	409
Public Sale	410
Rights of Redemption	410
Anti-Deficiency Legislation	411
Leasehold Considerations	411
Cooperative Shares	412
Bankruptcy Laws	412
Environmental Considerations	417
General	417
Superlien Laws	417
CERCLA	417
Certain Other Federal and State Laws	418
Additional Considerations	418
Due-on-Sale and Due-on-Encumbrance Provisions	419
Subordinate Financing	419
Default Interest and Limitations on Prepayments	419
Applicability of Usury Laws	420
Americans with Disabilities Act	420
Servicemembers Civil Relief Act	420
Anti-Money Laundering, Economic Sanctions and Bribery	421
Potential Forfeiture of Assets	421
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Yield Considerations	424
General	424
Rate and Timing of Principal Payments	424
Losses and Shortfalls	425
Certain Relevant Factors Affecting Loan Payments and Defaults	426
Delay in Payment of Distributions	426
Yield on the Certificates with Notional Amounts	427
Weighted Average Life	427
Pre-Tax Yield to Maturity Tables	432
Material Federal Income Tax Considerations	436
General	436
Qualification as a REMIC	437
Status of Offered Certificates	438
Taxation of Regular Interests	439
General	439
Original Issue Discount	439
Acquisition Premium	441
Market Discount	441
Premium	442
Election To Treat All Interest Under the Constant Yield Method	442
Treatment of Losses	443
Yield Maintenance Charges and Prepayment Premiums	443
Sale or Exchange of Regular Interests	444
Taxes That May Be Imposed on a REMIC	444
Prohibited Transactions	444
Contributions to a REMIC After the Startup Day	445
Net Income from Foreclosure Property	445
Bipartisan Budget Act of 2015	445
Taxation of Certain Foreign Investors	446
FATCA	447
Backup Withholding	447
Information Reporting	447
3.8% Medicare Tax on “Net Investment Income”	447
Reporting Requirements	447
Certain State and Local Tax Considerations	448
Method of Distribution (Underwriter)	448
Incorporation of Certain Information by Reference	450
Where You Can Find More Information	450
Financial Information	451
Certain ERISA Considerations	451
General	451
Plan Asset Regulations	452
Administrative Exemptions	452
Insurance Company General Accounts	454
Legal Investment	455
Legal Matters	455
Ratings	456
Index of Defined Terms	459

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 21 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 53 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 459 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL

SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY

ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN

SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE

OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 272-6858. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMDB Commercial Mortgage Securities Trust 2016-C2, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

• JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

• German American Capital Corporation, a Maryland corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
	JPMCB(1)	18	$ 544,808,363	61.0%
	GACC(2)	12	347,991,020	39.0
	Total	30	$ 892,799,383	100.0%

	(1)		One (1) mortgage loan identified as “Quaker Bridge Mall” on Annex A-1, representing approximately 9.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by JPMCB and Column Financial, Inc. One (1) mortgage loan identified as “100 East Pratt” on Annex A-1, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by JPMCB and Benefit Street Partners CRE Finance LLC. One (1) mortgage loan identified as “Sanofi Office Complex” on Annex A-1, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated by Ladder Capital Finance LLC and acquired by JPMCB. One (1) mortgage loan identified as “Palisades Center” on Annex A-1, representing approximately 3.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by JPMCB and Barclays Bank PLC.

	(2)		One (1) mortgage loan identified as “Equity Inns Portfolio” on Annex A-1, representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by GACC and Ladder Capital Finance LLC. One (1) mortgage loan identified as “One Harbor Point Square” on Annex A-1, representing approximately 4.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of GACC) and Citigroup Global Markets Realty Corp. and the related mortgage loan was acquired by GACC. Two (2) mortgage loans identified as “Home2Suites Hilton Lehi” and “21st Century SS Monterey” on Annex A-1, representing approximately 1.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Deutsche Bank AG, New York Branch (an affiliate of GACC) and acquired by GACC.

	See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the pooling and servicing agreement indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086-120, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction

Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—One Harbor Point Square Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related companion loans other than with respect to any non-serviced mortgage loan set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Midland Loan Services, a Division of PNC Bank, National Association was appointed to be the special servicer by BlackRock Realty Advisors, Inc. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to purchase the Class E, Class F and Class NR certificates (and may on behalf of one or more managed funds or accounts purchase other classes of certificates), and, on the closing date, is expected to be the initial directing certificateholder. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—One Harbor Point Square Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

As of December 31, 2015, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association, owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors.

Midland Loan Services, a Division of PNC Bank, National Association assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See

“Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will also be serving as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction (i) with respect to a non-serviced mortgage loan or any related REO property, (ii) with respect to the Quaker Bridge Mall mortgage loan or any related REO property, until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement or (iii) with respect to the servicing shift whole loan or any related REO property. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan—Consultation and Control” and “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) the servicing shift mortgage loan, (iii) the Quaker Bridge Mall mortgage loan until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iv) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan—Consultation and Control” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E, Class F and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that BlackRock Realty Advisors, Inc., as agent for its managed account, will purchase the Class E, Class F and Class NR certificates (and may purchase certain other classes of certificates), and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) the servicing shift mortgage loan, (iii) the Quaker Bridge Mall mortgage loan, until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iv) any excluded loan).

With respect to the servicing shift whole loan, the holder of the companion loan identified as note A-1 will be the directing certificateholder, and will be entitled to certain consent and consultation rights with respect to the servicing shift whole loan. From and after the servicing shift securitization date, the directing certificateholder of the servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—One Harbor Point Square Whole Loan”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan (other than the Palisades Center Mortgage Loan), which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate
Companion Loan	Three (3) mortgage loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue” and “Palisades Center” on Annex A-1, representing approximately 19.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of one or more senior pari passu notes (included in the trust), one or more senior pari passu notes (not included in the trust) and one or more subordinate notes (not included in the trust).

Pursuant to the intercreditor agreement, the holder of the Note B-1 of the related subordinate companion loan will have the right to cure certain defaults with respect to the related mortgage loan and the holder of the related subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period under the intercreditor agreement with respect to the subordinate companion loan, the holder of Note B-1 of the Quaker Bridge Mall subordinate companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of Note B-1 of the related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the Quaker Bridge Mall mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the intercreditor agreement with respect to such subordinate companion loan, subject to the requirements provided for in the related intercreditor agreement. Teachers Insurance and Annuity Association of America is the holder of the Quaker Bridge Mall subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan” and “Transaction Parties—Replacement of the Special Servicer”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in May 2016, or with respect to any mortgage loan that has its first due date in June 2016, the date that would otherwise have been the related due date in May 2016.

Closing Date	On or about May 23, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in June 2016.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Kansas, Minnesota, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

	Class	Assumed Final Distribution Date
	Class A-1	October 2020
	Class A-2	April 2021
	Class A-3A	February 2026
	Class A-4	April 2026
	Class A-SB	December 2025
	Class X-A	May 2026
	Class X-B	May 2026
	Class A-S	May 2026
	Class B	May 2026
	Class C	May 2026

The rated final distribution date will be the distribution date in June 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-C2:

	•	Class A-1
	•	Class A-2
	•	Class A-3A
	•	Class A-4
	•	Class A-SB
	•	Class X-A
	•	Class X-B
	•	Class A-S
	•	Class B
	•	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class A-3B, Class X-C, Class D, Class E, Class F, Class NR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be thirty (30) fixed rate commercial mortgage loans secured by first mortgage liens on seventy-nine (79) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) eighteen (18) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property or properties), (ii) nine (9) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu interests that are not assets of the issuing entity secured by the related mortgaged property or properties) and (iii) three (3) mortgage loans, each represented by one or more pari passu portions of a split senior mortgage loan (each of which has one or more related pari passu and subordinate interests that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$23,342,000	2.614%	30.000%
Class A-2	$160,394,000	17.965%	30.000%
Class A-3A	$120,000,000	13.441%	30.000%
Class A-4	$222,981,000	24.975%	30.000%
Class A-SB	$48,243,000	5.404%	30.000%
Class X-A	$700,848,000	NAP	NAP
Class X-B	$44,639,000	NAP	NAP
Class A-S	$75,888,000	8.500%	21.500%
Class B	$44,639,000	5.000%	16.500%
Class C	$36,828,000	4.125%	12.375%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3A, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A.	Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

		Class	Approximate. Initial Pass-Through Rate(1)
		Class A-1	1.4225%
		Class A-2	2.6619%
		Class A-3A	2.8813%
		Class A-4	3.1439%
		Class A-SB	2.9542%
		Class X-A	1.8719%(2)
		Class X-B	0.8181%(2)
		Class A-S	3.4836%
		Class B	3.9901%
		Class C	3.5582%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3A, Class A-4, Class A-SB and Class A-S certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate. The pass-through rate for the Class B certificates on each distribution date will be a per annum variable rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date. The pass-through rate for the Class C certificates on each distribution date will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), less 1.2500%.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B.	Interest Rate Calculation
	Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-C certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.	Servicing and
	Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.08250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of 0.25000%. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00673%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $210 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00320%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any companion loan) at a per annum rate equal to 0.00091%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
787 Seventh Avenue	0.00125%	0.12500%
Sanofi Office Complex	0.00250%	0.25000%
Williamsburg Premium Outlets	0.00250%	0.25000%
Equity Inns Portfolio	0.00250%	0.25000%
Naples Grande Beach Resort	0.01250%	0.25000%
Palisades Center	0.00125%	0.25000%
Sun MHC Portfolio	0.00250%	0.25000%
Hall Office Park A1/G1/G3	0.00250%	0.25000%

(1) Does not reflect the One Harbor Point Square mortgage loan, which is part of a split loan structure comprised of two (2) mortgage notes, including one (1) pari passu companion loan that may be included in one or more future securitizations. After the securitization of the One Harbor Point Square controlling pari passu companion loan, the One Harbor Point Square mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2) The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced pooling and servicing agreement will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A.	Amount and Order of
	Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class NR certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex F, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3A and Class A-3B certificates, pro rata, until the certificate balance of each of the Class A-3A and Class A-3B certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class A-3B, Class X-C and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B.	Interest and Principal
	Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C.	Yield Maintenance Charges,
	Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D.	Subordination, Allocation of
	Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-C certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class

X-B and Class X-C certificates and, therefore, the amount of interest they accrue.

(1) The Class X-A, Class X-B and Class X-C certificates are interest-only certificates and the Class X-C certificates are not offered by this prospectus.

(2) Other than the Class A-3B, Class X-C and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-C or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-C certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class C and Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E.	Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

		•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

		•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

		•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

		•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

		•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

		•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F.	Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on the mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class NR certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement. The Class NR certificates will be entitled to such distributions of excess interest notwithstanding any reduction of their related certificate balance to zero.

Advances

A.	P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of a REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

• protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

• maintain the lien on the related mortgaged property; and/or

• enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be thirty (30) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in seventy-nine (79) commercial, multifamily and manufactured housing properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $892,799,383.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty (30) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of three (3) of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
Quaker Bridge Mall	$83,333,333	9.3%	$66,666,667	$30,000,000	54.1%	1.78x
787 Seventh Avenue	$60,000,000	6.7%	$506,000,000	$214,000,000	40.3%	2.56x
100 East Pratt	$60,000,000	6.7%	$50,400,000	NAP	58.8%	1.85x
Sanofi Office Complex	$60,000,000	6.7%	$65,000,000	NAP	45.8%	2.60x
Williamsburg Premium Outlets	$50,000,000	5.6%	$135,000,000	NAP	54.8%	2.52x
Four Penn Center	$48,000,000	5.4%	$20,925,000	NAP	75.0%	1.50x
Equity Inns Portfolio	$44,800,000	5.0%	$187,200,000	NAP	64.4%	2.30x
One Harbor Point Square	$41,000,000	4.6%	$41,000,000	NAP	68.8%	1.55x
Naples Grande Beach Resort	$35,000,000	3.9%	$130,000,000	NAP	62.6%	1.63x
Palisades Center	$30,000,000	3.4%	$229,100,000	$159,400,000	47.5%	2.52x
Sun MHC Portfolio	$29,066,000	3.3%	$75,000,000	NAP	72.2%	1.51x
Hall Office Park A1/G1/G3	$27,900,000	3.1%	$28,000,000	NAP	73.8%	1.41x

(1)	Calculated based on the balance of the related whole loan excluding the mezzanine loan(s).

The Quaker Bridge Mall whole loan, 100 East Pratt whole loan and Four Penn Center whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”. A holder of the Quaker Bridge Mall subordinate companion loan will have the right to purchase the related mortgage loan under certain limited circumstances. In addition, the holder of Note B-1 of the Quaker Bridge Mall subordinate companion loan will also have the right to approve certain major decisions with respect to the Quaker Bridge Mall whole loan under certain circumstances and to replace the special servicer with or without cause prior to the occurrence and continuance of a control appraisal period, as set forth in the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan”.

The One Harbor Point Square whole loan, the “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the One Harbor Point Square companion loan identified as note A-1 is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”), designated in the pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift mortgage loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate pooling and servicing agreement identified below relating to a related companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer(s)	Special Servicer(s)	Trustee
787 Seventh Avenue	COMM 2016-787S	6.7%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association
Sanofi Office Complex	WFCM 2016-C33	6.7%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Williamsburg Premium Outlets	DBJPM 2016-C1	5.6%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Equity Inns Portfolio	COMM 2015-LC23	5.0%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Naples Grande Beach Resort	JPMBB 2016-C1	3.9%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Palisades Center	JPM 2016-PLSD	3.4%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association
Sun MHC Portfolio	COMM 2016-DC2	3.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Hall Office Park A1/G1/G3	DBJPM 2016-C1	3.1%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Certificateholder
787 Seventh Avenue	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	N/A	N/A	NYL Investors LLC
Sanofi Office Complex	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Rialto CMBS IX, LLC
Williamsburg Premium Outlets	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Equity Inns Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	LNR Securities Holdings, LLC
Naples Grande Beach Resort	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Palisades Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	None(2)
Sun MHC Portfolio	Deutsche Bank Trust Company Americas	Deutshe Bank Trust Company Americas	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Seer Capital Partners Master Fund L.P.
Hall Office Park A1/G1/G3	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.

(1)	Does not reflect the One Harbor Point Square mortgage loan, which is part of a split loan structure comprised of two (2) mortgage notes, including one (1) pari passu companion loan that may be included in a future securitization. After the securitization of the One Harbor Point Square controlling pari passu companion loan, the One Harbor Point Square mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement for that securitization transaction will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The Palisades Center whole loan does not have a directing certificateholder and no entity is entitled to exercise the related control and consultation rights generally attributed to a directing certificateholder with respect to the Palisades Center mortgage loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms”

are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$892,799,383
Number of mortgage loans	30
Number of Mortgaged Properties	79
Range of Cut-off Date Balances	$6,000,000 to $83,333,333
Average Cut-off Date Balance	$29,759,979
Range of Mortgage Rates	3.68670% to 5.30600%
Weighted average Mortgage Rate	4.67063%
Range of original terms to maturity(2)	60 months to 240 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	53 months to 240 months
Weighted average remaining term to maturity(2)	108 months
Range of original amortization term(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	240 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	29.3% to 77.3%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	59.9%
Range of LTV Ratios as of the maturity date(2)(4)(5)	1.2% to 68.8%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	53.6%
Range of UW NCF DSCR(5)(6)	1.23x to 4.62x
Weighted average UW NCF DSCR(5)(6)	2.01x
Range of UW NOI Debt Yield(5)	8.0% to 18.1%
Weighted average UW NOI Debt Yield(5)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	38.3%
Interest Only	30.0%
Balloon	24.2%
ARD-Interest Only	6.7%
Fully Amortizing	0.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) mortgage loan with an anticipated repayment date, identified as “Sanofi Office Complex” on Annex A-1, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the anticipated repayment date.

(3)	Excludes six (6) mortgage loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Equity Inns Portfolio” and “Palisades Center” on Annex A-1, representing approximately 36.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term or until their anticipated repayment date.

(4)	With respect to forty-six (46) mortgaged properties identified as “Equity Inns Portfolio”, “DoubleTree Houston Intercontinental Airport”, “High Crossing Portfolio”, “Barrett Lakes

Center – Barrett Lakes Center IV”, “Sun MHC Portfolio”, “1505 East Warner”, “Legends at Kingsville” and “Hampton Inn Seattle Airport” on Annex A-1, securing or partially securing eight (8) mortgage loans representing approximately 25.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool— Appraised Value”.

(5)	With respect to the nine (9) mortgage loans, identified as “100 East Pratt”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Four Penn Center”, “Equity Inns Portfolio”, “One Harbor Point Square”, “Naples Grande Beach Resort”, “Sun MHC Portfolio” and “Hall Office Park A1/G1/G3” on Annex A-1, representing approximately 44.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that is not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to three (3) mortgage loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue” and “Palisades Center” on Annex A-1 to this prospectus, representing approximately 19.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loan(s) but excludes the related subordinate companion loans, and the related loan-to-value ratio, underwritten net cash flow debt service coverage ratio and underwritten net cash flow debt yield including the related subordinate companion loan(s) are 1.78x, 8.5% and 54.1%, 2.56x, 10.6% and 40.3%, and 2.52x, 11.2% and 47.5%, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to nineteen (19) mortgaged properties identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “100 East Pratt”, “One Harbor Point Square”, “High Crossing Portfolio – 5325 Wall Street”, “High Crossing Portfolio – 2601 Crossroads Drive”, “High Crossing Portfolio – 2801 Crossroads Drive”, “Naples Grande Beach Resort”, “Barrett Lakes Center”, “Palisades Center”, “Hall Office Park A1/G1/G3 – Hall Office Park G3”, “Hall Office Park A1/G1/G3 – Hall Office Park G1”, “Omni Storage Portfolio – Omni 7 Madisonville”, “Omni Storage Portfolio – Omni 6 Slidell”, “Omni Storage Portfolio – Omni 5 Ponchatoula”, Omni Storage Portfolio – Omni 4 Bay St. Louis” and “120 Halsted Street” and on Annex A-1, securing or partially securing eleven (11) mortgage loans representing approximately 43.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A 1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Limited Operating Histories	With respect to four (4) mortgaged properties identified as “Sanofi Office Complex”, “Legends at Kingsville”, “Residence Inn Murfreesboro” and “120 Halsted Street”, securing four (4) mortgage loans representing approximately 11.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months (or, in the case of the mortgaged property identified as “Residence Inn Murfreesboro” on Annex A-1, 18 calendar months) prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties-The Sponsors and Mortgage Loan Sellers”. With respect to three (3) Mortgaged Properties identified as “Quaker Bridge Mall”, “100 East Pratt” and “Four Penn Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 21.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, JPMCB did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. In addition, with respect to the Mortgaged Properties identified as “100 East Pratt” and “Four Penn Center” on Annex A-1, JPMCB did not obtain questionnaires from the related borrower sponsors relating to litigation, bankruptcy and criminal charges. However, JPMCB was able to effectively evaluate the financial capacity, real estate experience and litigation and criminal backgrounds of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

• Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited and Thomson Reuters Corporation;

• The certificate administrator’s website initially located at www.ctslink.com; and

• The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if the mortgage loan identified on Annex A-1 as “21st Century SS Monterey” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the mortgage loan identified on Annex A-1 as “21st Century SS Monterey” on any date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in May 2026.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class NR certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

• The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

• You will be required to report income on your offered certificates using the accrual method of accounting.

• It is anticipated that the Class X-A, Class X-B and Class C certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3A, Class A-4, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant

Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. For example, with respect to twenty-one (21) mortgaged properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) mortgage loan representing approximately 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the fee owner borrowers leased each of the related mortgaged properties to an affiliate under an operating lease, which affiliate operating lessees are also obligors under the related mortgage loan. The Equity Inns Portfolio mortgage loan is secured by both the fee owner’s and the operating lessee’s interest in the related mortgaged properties.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Associated with Golf Courses at Naples Grande Beach Resort

The mortgaged property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) mortgage loan representing approximately 3.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, includes an 18-hole golf course that comprises a material portion of the revenue at the mortgaged property. A source of the revenue at this mortgaged property is derived from the operation of the golf course, which is largely dependent on green fees, revenues from related amenities such as equipment rental, cart rental, membership fees and golf lessons. For additional information regarding the Naples Grande Beach Resort golf course, see Annex A-3.

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of golf course properties, including:

Availability of Water; Turf Conditions. The successful operation of a golf course is dependent upon maintaining the proper condition of the grass on the golf course, which requires access to a sufficient water supply. The ability of an owner of a golf course to irrigate its course could be adversely impacted due to a drought or other water shortage. A drought of extensive duration could adversely affect the operator of a golf course and, accordingly, the ability of the borrower to perform under the mortgage loan. There can be no assurance that there will be a sufficient supply of water for the operation of any golf course. In addition, the rights related to water usage are typically governed by state law. Thus, even if the golf course is located in an area with an ample water supply, there can be no assurance that the golf course will have rights to use the water necessary to maintain the course. Furthermore, other natural or man-made conditions may arise that could damage the conditions of the grass on any golf course.

Economic Conditions. Golf is a recreational activity and therefore subject to discretionary spending on the part of consumers. An adverse change in economic conditions in the United States or in the immediate geographic area or a decrease in consumer confidence as a result of anticipated adverse changes could cause a reduction in the amounts spent at golf courses.

Seasonality. The operations of golf courses may be adversely affected due to adverse weather conditions.

Competition. A golf course’s age, condition, design, access to transportation and ability to offer certain amenities to its customers, including equipment rental and dining facilities, all affect the ability of a golf course to compete against other golf courses and clubs in attracting and retaining customers. Construction of competing golf courses may adversely affect revenues at Naples Grande Beach Resort golf course, and may require capital expenditures to keep the Naples Grande Beach Resort golf course competitive.

Dependence on Management. The effective management and operation of a golf course is a significant factor affecting the revenues, expenses and value of a golf course. Management of the property will be responsible for, among other things, responding to changes in the local market; insuring that each golf course is well maintained; attracting new members/golf players; promoting the golf course facilities (including scheduling golfing events and tournaments); establishing membership dues, guest fees, green fees and golf cart rentals; overseeing food, beverage and merchandise sales; insuring compliance with local ordinance and regulations applicable to the golf course, and insuring that capital improvements and planned renovations are carried out in a timely fashion.

Renovations at the Golf Properties. Repairs, replacements and other expenses to maintain ground conditions and irrigation systems may temporarily suspend the operations, or increase the costs of operating, a golf course.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	if the anchor tenant or shadow anchor tenant decides to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

•	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

•	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

•	the physical attributes of the community, including its age and appearance;

•	the location of the manufactured housing property;

•	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgaged loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

•	the type of services or amenities it provides;

•	any age restrictions;

•	the property’s reputation; and

•	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Self-Storage Properties Have Special Risks”, “—Condominium Ownership May Limit Use and Improvements” and “—Leased Fee Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, retail and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New Jersey, Texas, New York, Florida, Maryland, Virginia, Pennsylvania and Georgia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Certain retail properties may have an automobile dealership as a tenant. The success of an automobile dealership is subject to factors such as the popularity of the brands being sold at the dealership and changes in demographics and consumer tastes which may negatively impact the appeal of the product lines being offered. Further, the United States motor vehicle industry generally is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. Significant factors affecting the sale of motor vehicles include rates of employment, income growth, interest rates and general consumer sentiment. In addition, where automobile dealerships have an on-site service department, it will be necessary for those automobile dealerships to manage and dispose of oil, batteries and other related automotive products. In addition, automobile dealerships may not be readily convertible to alternative uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements.

However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%)

of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis.

In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

One of the mortgage loans provides that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on this mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class NR certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

Except for one mortgage loan, all of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in “Annex D-1—JPMCB Mortgage Loan Representation and Warranties”, representation and warranty number 35 in “Annex E-1—GACC Mortgage Loan Representation and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties”.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 10 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the One Harbor Point Square Whole Loan, the servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—One Harbor Point Square Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor and originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of the non-serviced whole loans provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMDB 2016-C2 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

As of December 31, 2015, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted BlackRock Realty Advisors, Inc. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than a non-serviced mortgage loan and the servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that BlackRock Realty Advisors, Inc., as agent for its managed account, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan, any servicing shift whole loan and other than with respect to the Quaker Bridge Mall whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any servicing shift whole loan and other than with respect to the Quaker Bridge Mall whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) or the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of the non-serviced whole loans (other than the Palisades Center Mortgage Loan) may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each pari passu whole loan (other than the Palisades Center Mortgage Loan), the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Servicing Pooling Agreement	Controlling Noteholder	Directing Certificateholder
Quaker Bridge Mall	JPMDB 2016-C2	JPMDB Commercial Mortgage Securities Trust 2016-C2	Teachers Insurance and Annuity Association of America
787 Seventh Avenue	COMM 2016-787S	COMM 2016-787S Mortgage Trust	NYL Investors LLC
100 East Pratt	JPMDB 2016-C2	JPMDB Commercial Mortgage Securities Trust 2016-C2	BlackRock Realty Advisors, Inc.
Sanofi Office Complex	WFCM 2016-C33	Wells Fargo Commercial Mortgage Trust 2016-C33	Rialto CMBS IX, LLC
Williamsburg Premium Outlets	DBJPM 2016-C1	DBJPM 2016-C1 Mortgage Trust	Eightfold Real Estate Capital, L.P.
Four Penn Center	JPMDB 2016-C2	JPMDB Commercial Mortgage Securities Trust 2016-C2	BlackRock Realty Advisors, Inc.
Equity Inns Portfolio	COMM 2015-LC23	COMM 2015-LC23 Mortgage Trust	LNR Securities Holdings, LLC
One Harbor Point Square(1)	JPMDB 2016-C2	Citigroup Global Markets Realty Corp.	N/A
Naples Grande Beach Resort	JPMBB 2016-C1	JPMBB Commercial Mortgage Securities Trust 2016-C1	Eightfold Real Estate Capital, L.P.
Palisades Center	JPM 2016-PLSD	Palisades Center Trust 2016-PLSD	None(2)
Sun MHC Portfolio	COMM 2016-DC2	COMM 2016-DC2 Mortgage Trust	Seer Capital Partners Master Fund L.P.
Hall Office Park A1/G1/G3	DBJPM 2016-C1	DBJPM 2016-C1 Mortgage Trust	Eightfold Real Estate Capital, L.P.

(1)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan is Citigroup Global Markets Realty Corp. or an affiliate, as holder of the related controlling companion loan. After the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or other directing certificateholder under such securitization.

(2)	The Palisades Center whole loan does not have a directing certificateholder and no entity is entitled to exercise the related control and consultation rights generally attributed to a directing certificateholder with respect to the Palisades Center mortgage loan.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage

Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than (i) with respect to any excluded loan, (ii) any servicing shift whole loan and (iii) with respect to the Quaker Bridge Mall whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) (or, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the Quaker Bridge Mall whole loan, the holder of the Note B-1 of the related subordinate companion loan will have certain rights with respect to the related whole loan under certain circumstances, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, a holder of the related subordinate companion loan with respect to the Quaker Bridge Mall whole loan will have the right the purchase of the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the Note B-1 of the related subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the applicable special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that a holder of the Quaker Bridge Mall subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan—Purchase Option”. In addition, such holder of Note B-1’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class NR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that BlackRock Realty Advisors, Inc., as agent for its managed account, will be the B-piece buyer. The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 787 Seventh Avenue Whole Loan—Consultation and Control”, “—The Sanofi Office Complex Whole Loan—Consultation and Control”, “—The Williamsburg Premium Outlets Whole Loan—Consultation and Control”, “—The Equity Inns Portfolio Whole Loan—Consultation and Control”, “—The One Harbor Point Square Whole Loan—Consultation and Control”, “—The Naples Grande Beach Resort Whole Loan—Consultation and Control”, “—Palisades Center Whole Loan—Consultation and Control”, “—Sun MHC Portfolio Whole Loan—Consultation and Control”, and “—The Hall Office Park A1/G1/G3 Whole Loan—Consultation and Control”.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted BlackRock Realty Advisors, Inc. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to (i) the servicing shift whole loan, the holder of the related controlling companion loan and (ii) the Quaker Bridge Mall whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, the holder of Note B-1 of the related subordinate companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA insurance and reinsurance undertakings and by EEA undertakings for collective investment in transferable securities. On September 30, 2015, the European Commission published a proposal for a new regulation which, if adopted, would recast the Retention Requirement, the Due Diligence Requirement and Similar Requirements and which would, additionally, apply such requirements to investments in securitizations by EU occupational pension schemes.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional increases in minimum capital requirements have been implemented since that date. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and, when implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

•	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (subject to the possibility of up to two one-year extensions). In the interim, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, accounting principles could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A, Class X-B and Class X-C certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated

certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-S certificates
X-B	Class B certificates
X-C	Class C and Class D certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B and Class X-C certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates and then the Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, and then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-4, Class A-3A, Class A-3B, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C and Class D certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-C certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement, as applicable. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the pooling and servicing agreement governing the servicing of the non-serviced whole loans.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan, any excluded loan and the Quaker Bridge Mall whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, with respect to the Quaker Bridge Mall whole loan, the holder of Note B-1 of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and a holder of the subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) for so long as the holder of Note B-1 of the related subordinate companion loan is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of the subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Mortgage Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift whole loan and other than the Quaker Bridge Mall whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan). Further, if a consultation termination event has occurred, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of the non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO property. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to the Quaker Bridge Mall whole loan prior to the occurrence and continuance of a control appraisal period) will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan and the holder of Note B-1 with respect to the Quaker Bridge Mall Subordinate Companion Loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will generally have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects.

In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty (30) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $892,799,383 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in May 2016, or with respect to any Mortgage Loan that has its first Due Date in June 2016, the date that would otherwise have been the related Due Date in May 2016.

Twelve (12) of the Mortgage Loans representing approximately 63.7% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Companion Loans” or “Pari Passu Companion Loans” or individually, a “Companion Loan” or “Pari Passu Companion Loan”) and (iii) in the case of three (3) of the Mortgage Loans, representing approximately 19.4% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Companion Loan” or “Subordinate Companion Loan”). Each Mortgage Loan and any related Companion Loan(s) is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMCB(1)	18	$ 544,808,363	61.0%
GACC(2)	12	347,991,020	39.0
Total	30	$ 892,799,383	100.0%

(1)	One (1) Mortgage Loan identified as “Quaker Bridge Mall” on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, was co-originated by JPMCB and Column Financial, Inc. One (1) Mortgage Loan identified as “100 East Pratt” on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, was co-originated by JPMCB and Benefit Street Partners CRE Finance LLC. One (1) Mortgage Loan identified as “Sanofi Office Complex” on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, was originated by Ladder Capital Finance LLC and acquired by JPMCB. One (1) Mortgage Loan identified as “Palisades Center” on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, was co-originated by JPMCB and Barclays Bank PLC.

(2)	One (1) Mortgage Loan identified as “Equity Inns Portfolio” on Annex A-1, representing approximately 5.0% of the Initial Pool Balance, was co-originated by GACC and Ladder Capital Finance LLC. One (1) Mortgage Loan identified as “One Harbor Point Square” on Annex A-1, representing approximately 4.6% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of GACC, a mortgage loan seller and originator) and Citigroup Global Markets Realty Corp. and the related Mortgage Loan was acquired by GACC. Two (2) Mortgage Loans identified as “Home2Suites Hilton Lehi” and “21st Century SS Monterey” on Annex A-1, representing approximately 1.6% of the Initial Pool Balance, were originated by Deutsche Bank AG, New York Branch (an affiliate of GACC, a mortgage loan seller and originator) and acquired by GACC.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on May 23, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Annual Debt

Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise calculated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired” or “as-renovated” or other hypothetical value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is”, “as-complete” or “as-stabilized” value for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-complete” or “as-stabilized” appraised values of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “as-complete” or “as-stabilized” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. With respect to the Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, the Appraised Value is the aggregate of the “as-is” values assigned to the hotel and the golf course by the related appraiser and excludes the value attributed by the appraiser to the tennis court parcel, which was released on February 11, 2016, without any prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“CMA Lockbox” or “CMA” means that the related Mortgage Loan documents currently require tenants, or the related borrower (or its property manager), at the related Mortgaged Property to pay rent or other income directly to the lockbox account; provided, however, that thereafter funds deposited in such lockbox account are paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received. However, in some cases, upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “Maturity Date LTV Ratios” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or

Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity or anticipated repayment date was calculated using the related “as-stabilized”, “as-hypothetical” and/or “as-complete” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants (or the related property manager) to pay rent or other income directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan (or Non-Serviced Companion Loan, as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,

•	capital expenditures, and

•	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the

Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox, Soft Lockbox or CMA Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loan is an ARD Loan.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”. With respect to one (1) Mortgaged Property identified as “333 Market Street (Port of Oakland Industrial)” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, the lender did not underwrite the cost of earthquake insurance. See “—Redevelopment, Renovation and Expansion”. With respect to two (2) Mortgaged Properties identified on Annex A-1 as “New Town Collier Portfolio”, securing one (1) Mortgage Loan representing approximately 2.7% of the Initial Pool Balance by allocated loan amount, the lender underwrote real estate taxes based on the actual 2015 taxes less a 4.0% discount. State law allows for this discount for early payment of taxes, and the Mortgage Loan documents provide that so long as the borrowers provide the lender with sufficient funds to pay all taxes at least 15 days prior to the date required to receive the maximum discount under state law, the lender is required to use commercially reasonable efforts to apply such funds to the payment of taxes within the deadline.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s).

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loan(s).

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the loan-to-value ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan, but excluding any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s).

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (d) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$892,799,383
Number of Mortgage Loans	30
Number of Mortgaged Properties	79
Range of Cut-off Date Balances	$6,000,000 to $83,333,333
Average Cut-off Date Balance	$29,759,979
Range of Mortgage Rates	3.68670% to 5.30600%
Weighted average Mortgage Rate	4.67063%
Range of original terms to maturity(2)	60 months to 240 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	53 months to 240 months
Weighted average remaining term to maturity(2)	108 months
Range of original amortization term(3)	240 months to 360 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	240 months to 360 months
Weighted average remaining amortization term(3)	353 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	29.3% to 77.3%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	59.9%
Range of LTV Ratios as of the maturity date(2)(4)(5)	1.2% to 68.8%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	53.6%
Range of UW NCF DSCR(5)(6)	1.23x to 4.62x
Weighted average UW NCF DSCR(5)(6)	2.01x
Range of UW NOI Debt Yield(5)	8.1% to 18.1%
Weighted average UW NOI Debt Yield(5)	11.4%
Percentage of Initial Pool Balance consisting of:
Interest Only-Balloon	38.3%
Interest Only	30.0%
Balloon	24.2%
ARD-Interest Only	6.7%
Fully Amortizing	0.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to one (1) Mortgage Loans with an Anticipated Repayment Date, identified as “Sanofi Office Complex” on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, calculated as of the Anticipated Repayment Date.

(3)	Excludes six (6) Mortgage Loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Equity Inns Portfolio” and “Palisades Center” on Annex A-1, representing approximately 36.8% of the Initial Pool Balance, that are interest only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	With respect to forty-six (46) Mortgaged Properties identified as “Equity Inns Portfolio”, “DoubleTree Houston Intercontinental Airport”, “High Crossing Portfolio”, “Barrett Lakes Center – Barrett Lakes Center IV”, “Sun MHC Portfolio”, “1505 East Warner”, “Legends at Kingsville” and “Hampton Inn Seattle Airport” on Annex A-1, securing or partially securing eight (8) Mortgage Loans representing approximately 25.3% of the Initial Pool Balance by allocated loan amount, the LTV Ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “—Certain Calculations and Definitions—Definitions”.

(5)	With respect to nine (9) Mortgage Loans, identified as “100 East Pratt”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Four Penn Center”, “Equity Inns Portfolio”, “One Harbor Point Square”, “Naples Grande Beach Resort”, “Sun MHC Portfolio” and “Hall Office Park A1/G1/G3” on Annex A-1, representing approximately 44.3% of the Initial Pool Balance, each of which has one or more Pari Passu Companion Loans that is not included in the issuing entity, the debt service coverage ratios, LTV Ratios and debt yields have been calculated including the related Pari Passu Companion Loan(s). With respect to three (3) Mortgage Loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue” and “Palisades Center” on Annex A-1 to this prospectus, representing approximately 19.4% of the Initial Pool Balance, the calculation of the debt service coverage ratios, LTV Ratios and debt yields includes any pari passu companion loan(s), but excludes the related subordinate companion loans, and the related underwritten net cash flow debt service coverage ratio, LTV Ratio and debt yield including the related subordinate companion loan(s) are 1.78x, 8.5% and 54.1%, 2.56x, 10.6% and 40.3%, and 2.52x, 11.2% and 47.5%, respectively.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date, provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to nineteen (19) Mortgaged Properties identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “100 East Pratt”, “One Harbor Point Square”, “High Crossing Portfolio – 5325 Wall Street”, “High Crossing Portfolio – 2601 Crossroads Drive”, “High Crossing Portfolio – 2801 Crossroads Drive”, “Naples Grande Beach Resort”, “Barrett Lakes Center”, “Palisades Center”, “Hall Office Park A1/G1/G3 – Hall Office Park G3”, “Hall Office Park A1/G1/G3 – Hall Office Park G1”, “Omni Storage Portfolio – Omni 7 Madisonville”, “Omni Storage Portfolio – Omni 6 Slidell”, “Omni Storage Portfolio – Omni 5 Ponchatoula”, Omni Storage Portfolio – Omni 4 Bay St. Louis” and “120 Halsted Street” and on Annex A-1, securing or partially securing eleven (11) Mortgage Loans representing approximately 43.8% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A 1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	4	$209,000,000	23.4%
Suburban	14	146,117,854	16.4
Retail
Super Regional Mall	2	$113,333,333	12.7%
Anchored	1	50,000,000	5.6
Single Tenant	1	15,277,311	1.7
Hotel
Full Service	2	$79,721,472	8.9%
Limited Service	13	49,412,730	5.5
Extended Stay	8	38,616,648	4.3
Select Service	5	10,166,897	1.1
Multifamily
Garden	6	$49,096,382	5.5%
Student	1	21,918,874	2.5
Mid Rise	1	7,150,000	0.8
Industrial
Flex	2	$23,721,883	2.7%
Warehouse	1	6,000,000	0.7
Manufactured Housing
Manufactured Housing	12	$29,066,000	3.3%
Mixed Use
Industrial/Office	1	$22,800,000	2.6%
Self Storage
Self Storage	5	$21,400,000	2.4%
Total	79	$892,799,383	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail, mixed use and multifamily properties that include office tenants:

•	With respect to fourteen (14) Mortgaged Properties identified as “High Crossing Portfolio”, “Barrett Lakes Center”, “Hall Office Park A1/G1/G3” on Annex A-1, securing three (3) Mortgage Loans representing approximately 11.4% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

•	One (1) Mortgaged Property identified as “High Crossing Portfolio – 2310 Crossroads Drive” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, at origination of the Mortgage Loan, has at least one not for profit tenant among the 5 largest tenants (by net rentable area) at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties set forth in the above chart:

•	Three (3) of the Mortgaged Properties identified as “Quaker Bridge Mall”, “Williamsburg Premium Outlets” and “Palisades Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 18.3% of the Initial Pool Balance, are each considered by the applicable borrower sponsor to have one or more “anchor tenant(s)”, which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

•	One (1) Mortgaged Property identified as “High Crossing Portfolio – CarMax” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 1.7% of the Initial Pool Balance by allocated loan amount, is a single tenant property comprised of an automobile dealership, which includes a showroom area, service station and car wash. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

•	With respect to three (3) Mortgaged Properties identified as “DoubleTree Houston Intercontinental Airport”, “Hampton Inn Nashville – Bellevue” and “Hampton Inn Carrollton” on Annex A-1, securing three (3) Mortgage Loans representing approximately 7.1% of the Initial Pool Balance, there are newly constructed hotels or hotels under construction totaling approximately 142, 111 and 194 rooms, respectively, located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

•	With respect to two (2) Mortgaged Properties identified as “DoubleTree Houston International Airport” and “Hampton Inn Carrollton” on Annex A-1, securing two (2) Mortgage Loans representing approximately 5.9% of the Initial Pool Balance, the related borrower or borrower sponsor has an ownership interest in a hotel property that is currently located or is being built within 5 miles of the related Mortgaged Property that may compete with such Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Equity Inns Portfolio	$44,800,000	5.0%	Various(1)	10/6/2020
DoubleTree Houston Intercontinental Airport	$44,721,472	5.0%	1/31/2031	2/1/2026
Hampton Inn Seattle Airport	$13,984,091	1.6%	8/31/2033	4/1/2026
Residence Inn Murfreesboro	$12,957,855	1.5%	2/12/2035	3/6/2026
Hampton Inn Nashville – Bellevue	$10,367,268	1.2%	10/31/2028	3/1/2026
Home2Suites Hilton Lehi	$8,125,000	0.9%	9/30/2034	5/6/2026
Hampton Inn Carrollton	$7,962,060	0.9%	7/22/2024	1/1/2026

(1)	With respect to the Mortgaged Property identified as “Equity Inns Portfolio – Homewood Suites Stratford” on Annex A-1, the expiration date is March 31, 2029. With respect to the Mortgaged Properties identified as “Equity Inns Portfolio – Courtyard

Carlsbad”, “Equity Inns Portfolio – Courtyard Houston”, “Equity Inns Portfolio – Springhill Suites Asheville”, “Equity Inns Portfolio – TownePlace Suites Savannah”, “Equity Inns Portfolio – Courtyard Dalton” and “Equity Inns Portfolio – Residence Inn Jacksonville” on Annex A-1, the expiration date is February 27, 2030. With respect to the Mortgaged Properties identified as “Equity Inns Portfolio – Homewood Suites Seattle”, “Equity Inns Portfolio – Homewood Suites Orlando”, “Equity Inns Portfolio – Hampton Inn Urbana”, “Equity Inns Portfolio – Hilton Garden Inn Louisville”, “Equity Inns Portfolio – Hampton Inn Orlando”, “Equity Inns Portfolio – Hampton Inn Austin”, “Equity Inns Portfolio – Hampton Inn College Station”, “Equity Inns Portfolio – Hampton Inn Indianapolis”, “Equity Inns Portfolio – Hampton Inn East Lansing”, “Equity Inns Portfolio – Hampton Inn Naperville”, “Equity Inns Portfolio – Hilton Garden Inn Rio Rancho”, “Equity Inns Portfolio – Hampton Inn Alcoa”, “Equity Inns Portfolio – Homewood Suites Augusta” and “Equity Inns Portfolio – Hampton Inn Milford” on Annex A-1, the expiration date is February 28, 2030.

•	With respect to one (1) Mortgaged Properties identified as “Equity Inns Portfolio—Residence Inn Jacksonville” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the borrower recently entered into a Notice of Default and Continuing Forbearance Agreement with its franchisor. Pursuant to such agreement, the borrower acknowledged it was in default under its franchise agreement with respect to such Mortgaged Property, and the franchisor agreed to forbear from terminating the franchise agreement provided certain conditions were met. The agreement provides that if a property improvement plan addendum to the franchise agreement for such Mortgaged Property (the “PIP Addendum”) is not timely and satisfactorily completed or the Mortgaged Property is in the “Red Zone” for the July-December 2016 quality assurance evaluation period, or if the Mortgaged Property does not remain out of the “Red Zone” for all periods through the July-December 2018 quality assurance evaluation period, the franchisor may terminate the franchise agreement. The PIP Addendum calls for the completion of the work required thereunder by, or in some instances prior to, March 31, 2016, and the franchisor has agreed to extend such required completion date to May 1, 2016. The borrower advised Ladder Capital Finance LLC, one of the co-originators of the related Mortgage Loan, that the required PIP work was completed by the May 1, 2016 deadline and that it is waiting for a certificate of occupancy. Under the related Mortgage Loan documents, a borrower default under any franchise agreement beyond any notice and/or cure periods, which permits a franchisor to terminate or cancel such franchise agreement, constitutes an event of default under such Mortgage Loan. An event of default arising from a franchise termination may be cured if within 60 days thereafter the borrower enters into a replacement franchise agreement with a franchisor that either (i) was an existing franchisor at origination or in the lender’s reasonable judgment meets certain requirements in the Mortgage Loan documents or (ii) is one of certain pre-approved brands (Hilton, Marriott, Starwood, IHG, Hyatt, Choice, Carlson, Wyndham, AmericInn and La Quinta); provided that the right to cure with a pre-approved brand (without lender’s consent) is permitted only up to a maximum of four times; and provided, further, that the right to cure does not apply to voluntary termination of the agreement by the borrower.

With respect to four (4) Mortgaged Properties identified as “Equity Inns Portfolio – Homewood Suites Orlando”, “Equity Inns Portfolio – Hampton Inn Orlando”, “Equity Inns Portfolio – Hampton Inn Alcoa”, and “Equity Inns Portfolio – Homewood Suites Augusta” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.9% of the Initial Pool Balance by allocated loan amount, had the property improvement plan at each related Mortgaged Property not been in place, the Mortgaged Properties’ scores would have been in a range that would otherwise have resulted in an unacceptable score on the most recent quality assurance evaluation conducted by the related franchisor. Further, with respect to the Mortgaged Property identified as “Equity Inns Portfolio – Hampton Inn Austin”, the franchisor has notified the borrower that the hotel had an unacceptable score under the franchisor’s quality assurance program during an evaluation conducted on March 21, 2016 due to the hotel’s general manager failing to become certified under the franchisor’s training program.

With respect to one (1) Mortgaged Property identified as “Equity Inns Portfolio – Courtyard Houston” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the franchisor has notified the borrower that the hotel had an unacceptable score under the franchisor’s quality assurance program for the July-December 2015 quality assurance evaluation period, and if the hotel has an unacceptable score within any of the next four quality assurance evaluation periods, the franchise agreement may be terminated. There can be no assurance that any of the related property improvement plans for any of the foregoing hotels will be satisfactorily or timely completed or that such completion will result in the related Mortgaged Properties meeting the quality assurance requirements in the future. See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company”.

•	Two (2) Mortgaged Properties identified as “DoubleTree Houston Intercontinental Airport” and “Naples Grande Beach Resort” on Annex A-1, securing two (2) Mortgage Loans representing approximately 8.9% of the Initial Pool Balance, are identified as hotel properties even though each is comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Properties.

•	With respect to one (1) Mortgaged Property identified as “DoubleTree Houston Intercontinental Airport” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, an affiliate of the seller of the Mortgaged Property has signed a temporary license agreement to serve alcoholic beverages at the Mortgaged Property until the earlier of (i) such time as the current property manager or its affiliate is issued a permit to serve alcohol or (ii) 60 days following the origination date of the Mortgage Loan (January 29, 2016), which is subject to two extensions of 30 days each provided that the property manager is diligently pursuing the permit. At origination, the borrower was required to escrow $250,000 into a liquor license reserve for such purpose. The Mortgage Loan documents provide that the funds will be released to the borrower at such time that the lender receives evidence of a valid liquor license in the name of the borrower or property manager authorizing the sale of alcoholic beverages at the Mortgaged Property.

•	One (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, is not a flagged hotel property. See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” for additional information regarding the risks of unflagged hotel properties.

•	One (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the collateral for the Mortgage Loan also includes an 18-hole golf course that comprises a material portion of the revenue at the Mortgaged Property. Revenues from the golf course are included as “Golf Revenue” in the historical and underwritten financial information shown in this prospectus, and Golf Revenue accounts for approximately 10.1% of the total underwritten revenue. Golf courses require specialized management and personnel and may have high fixed costs to operate. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Risks Associated with Golf Courses at Naples Grande Beach Resort”.

•	With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, access to the beach at the Mortgaged Property is provided through an elevated boardwalk that is leased from the county government over state-protected wetlands. The lease expires in October 2017, with two five-year renewal options, and the lease requires that the borrower operate a tram service for hotel guests and the general public. The county has the right to terminate the lease with or without cause, with at least 60 days’ notice, and the lease provides that it is not assignable except to a party which acquires the entire interest in the hotel and which expressly agrees to assume the borrower’s obligations under the lease.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties with multifamily components:

•	With respect to three (3) Mortgaged Properties identified as “Legends at Kingsville”, “Bella Vista” and “120 Halsted Street” on Annex A-1, securing three (3) Mortgage Loans representing approximately 4.3% of the Initial Pool Balance, the related borrower sponsor has an ownership interest in a multifamily property that is currently located or is being built within 5 miles of the related Mortgaged Property that may compete with such Mortgaged Properties.

•	With respect to two (2) Mortgaged Properties identified as “Legends at Kingsville” and “Bella Vista” on Annex A-1, securing two (2) Mortgage Loans representing approximately 3.5% of the Initial Pool Balance, the related borrower sponsor intends to construct additional units on a lot that is adjacent to the Mortgaged Property. In each case, the Mortgage Loan documents restrict the borrower and property manager from taking any action intended to relocate any tenant at the Mortgaged Property to the new development, and the loan documents include a non-recourse carveout for any losses for a breach of this covenant.

•	With respect to one (1) Mortgaged Property identified as “Saint Germaine Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, four tenants at the Mortgaged Property receives subsidized housing vouchers as part of the Section 8 program.

•	With respect to one (1) Mortgaged Property identified as “Legends at Kingsville” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, all or a significant concentration of the tenants at the related Mortgaged Properties are students.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart:

•	Five (5) Mortgaged Properties identified as “Omni Storage Portfolio” and “21st Century SS Monterey” on Annex A-1, securing two (2) Mortgage Loans representing 2.4% of the Initial Pool Balance, derive a portion of the Underwritten Revenue from one or more of the following: (a) rent derived from truck rentals or box sales located at the related Mortgaged Property; (b) rent derived from cell tower leases; (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage; and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

•	Each of the mixed use Mortgaged Properties has one or more office and/or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Industrial Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Community Properties.

With respect to the manufactured housing community set forth in the above chart:

•	With respect to twelve (12) Mortgaged Properties identified as “Sun MHC Portfolio” on Annex A-1, securing one (1) Mortgage Loans representing approximately 3.3% of the Initial Pool Balance, approximately 17.6% of the Mortgaged Properties’ pad sites are occupied by approximately 702 homes owned by an affiliate of the related borrower and rented out like apartments. The borrower does not receive any rents from such homes. The largest concentrations of such homes are at the Mortgaged Properties identified as “Sun MHC Portfolio – West Glen” (186 homes), “Sun MHC Portfolio – College Park” (160 homes) and “Sun MHC Portfolio – Edwardsville” (152 homes) on Annex A-1. Although the affiliate-owned homes are not collateral for the related Mortgage Loan, the related loan documents require that they remain in place at the related Mortgaged Property (other than as a result of a casualty or decommissioning of such home in the ordinary course of business). The loan documents prohibit such homes from being sold (other than sales to tenants at the Mortgaged Properties). The related loan documents permit the affiliate which owns such homes to obtain a third party chattel loan secured by such homes in an amount not to exceed 80% of the aggregate fair market value of such homes, as set forth in an appraisal or market valuation report dated within 120 days of the applicable transaction date and signed by an independent appraiser or other person regularly engaged in the appraisal or valuation of manufactured homes with no interest, direct or indirect, in the Mortgage Loan, any Mortgaged Property, the related borrower or such affiliate, and whose compensation is not affected by the fair market value of such homes. The lender under the Mortgage Loan is required to enter into a customary intercreditor agreement with any chattel lender (or other agreement pursuant to which each lender will notify the other of defaults), reasonably acceptable to both such lenders. The equity owner of the affiliate which owns such homes has pledged its equity interest in such affiliate to the lender under the Mortgage Loan, subject to the rights of any chattel lender, and subject to the rights of such affiliate to sell such homes to tenants at the Mortgaged Properties.

•	Three (3) Mortgaged Properties identified as “Sun MHC Portfolio – Snow to Sun”, “Sun MHC Portfolio – Casa Del Valle” and “Sun MHC Portfolio – Kenwood” on Annex A-1, partially securing one (1) Mortgage Loans representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, are recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Parking Garage/Accounts	2	7.8%
Restaurant	2	7.1%
Bank Branch	2	6.0%
Government Tenant	4	4.7%
Gym, Fitness Center or Health Club	2	3.6%
School or Educational Facility	3	1.9%
Gas/Servicing Station	1	1.7%
Automobile Dealership	1	1.7%
Car Wash	1	1.7%

(1)	Represents the aggregate percentage of the Initial Pool Balance of the applicable Mortgaged Properties that have a tenant of that type as one of the 5 largest tenants. See Annex A-1 for additional information about each such tenant.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans or groups of crossed loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
Quaker Bridge Mall	$83,333,333	9.3%	420	2.29x	45.0%	Retail
787 Seventh Avenue	$60,000,000	6.7%	332	3.53x	29.3%	Office
100 East Pratt	$60,000,000	6.7%	167	1.85x	58.8%	Office
Sanofi Office Complex	$60,000,000	6.7%	185	2.60x	45.8%	Office
Williamsburg Premium Outlets	$50,000,000	5.6%	354	2.52x	54.8%	Retail
Four Penn Center	$48,000,000	5.4%	132	1.50x	75.0%	Office
Equity Inns Portfolio	$44,800,000	5.0%	86,245	2.30x	64.4%	Hotel
DoubleTree Houston Intercontinental Airport	$44,721,472	5.0%	142,880	1.52x	69.8%	Hotel
One Harbor Point Square	$41,000,000	4.6%	326	1.55x	68.8%	Office
High Crossing Portfolio	$38,942,165	4.4%	107	1.45x	67.7%	Various
Top 3 Total/Weighted Average	$203,333,333	22.8%		2.53x	44.4%
Top 5 Total/Weighted Average	$313,333,333	35.1%		2.54x	46.4%
Top 10 Total/Weighted Average	$530,796,970	59.5%		2.18x	55.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate, but excluding any related Subordinate Companion Loan. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgage Loans identified as “Equity Inns Portfolio”, “DoubleTree Houston Intercontinental Airport” and “High Crossing Portfolio” on Annex A-1, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eight (8) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 24.9% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Equity Inns Portfolio	$ 44,800,000	5.0%
High Crossing Portfolio	38,942,165	4.4
Barrett Lakes Center	34,553,000	3.9
Sun MHC Portfolio	29,066,000	3.3
Hall Office Park A1/G1/G3	27,900,000	3.1
New Town Collier Portfolio	23,721,883	2.7
Omni Storage Portfolio	15,000,000	1.7
Heights Boulevard Portfolio	8,500,000	1.0
Total	$ 222,483,048	24.9%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured or partially secured by the Mortgaged Properties identified as “Quaker Bridge Mall”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Equity Inns Portfolio – Springhill Suites Asheville”, “Naples Grande Beach Resort”, “Palisades Center” and “1505 East Warner” on Annex A-1, representing approximately 31.7% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Properties are comprised of more than one (1) parcel, which in some cases are owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 26.7% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 14.9% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Quaker Bridge Mall	$83,333,333	9.3%
Williamsburg Premium Outlets	50,000,000	5.6
Total for Group 1:	$133,333,333	14.9%
Group 2:
Sanofi Office Complex	$60,000,000	6.7%
Equity Inns Portfolio	44,800,000	5.0
Total for Group 2:	$104,800,000	11.7%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New Jersey	3	$150,483,333	16.9%
Texas	16	$123,116,054	13.8%
New York	4	$92,305,312	10.3%
Florida	7	$71,683,415	8.0%
Maryland	1	$60,000,000	6.7%
Virginia	1	$50,000,000	5.6%
Pennsylvania	1	$48,000,000	5.4%
Georgia	7	$46,232,302	5.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout fifteen (15) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Thirty-two (32) Mortgaged Properties identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “100 East Pratt”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Equity Inns Portfolio – Homewood Suites Orlando”, “Equity Inns Portfolio – Courtyard Houston”, “Equity Inns Portfolio – Springhill Suites Asheville”, “Equity Inns Portfolio – Hampton Inn Orlando”, “Equity Inns Portfolio – Hampton Inn Austin”, “Equity Inns Portfolio – Hampton Inn College Station”, “Equity Inns Portfolio – TownePlace Suites Savannah”, “Equity Inns Portfolio – Courtyard Dalton”, “Equity Inns Portfolio – Homewood Suites Augusta”, “Equity Inns Portfolio – Residence Inn Jacksonville”, “DoubleTree Houston Intercontinental Airport”, “Naples Grande Beach Resort”, “Saint Germaine Apartments”, “Hall Office Park A1/G1/G3”, “New Town Collier Portfolio”, “Omni Storage Portfolio”, “Heights Boulevard Portfolio” and “120 Halsted Street” on Annex A-1, securing or partially securing fourteen (14) Mortgage Loans representing approximately 58.9%

of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Twenty-two (22) Mortgaged Properties identified as “Equity Inns Portfolio – Homewood Suites Seattle”, “Equity Inns Portfolio – Courtyard Carlsbad”, “Equity Inns Portfolio – Courtyard Houston”, “Equity Inns Portfolio – Hampton Inn Austin”, “Equity Inns Portfolio – Hampton Inn College Station”, “DoubleTree Houston Intercontinental Airport”, “Sun MHC Portfolio – Snow to Sun”, “Sun MHC Portfolio – Casa Del Valle”, “Sun MHC Portfolio – Kenwood”, “Hall Office Park A1/G1/G3”, “1505 E Warner”, “Legends at Kingsville”, “Hampton Inn Seattle Airport”, “Bella Vista”, “Heights Boulevard Portfolio”, “21st Century SS Monterey” and “333 Market Street (Port of Oakland Industrial)” on Annex A-1, securing or partially securing eleven (11) Mortgage Loans representing approximately 20.5% of the Initial Pool Balance by allocated loan amount, are located in California, Texas and Washington and are more susceptible to wildfires.

Seven (7) Mortgaged Properties identified as “Equity Inns Portfolio – Homewood Suites Seattle”, “Equity Inns Portfolio – Courtyard Carlsbad”, “1505 East Warner”, “Hampton Inn Seattle Airport”, “Home2Suites Hilton Lehi”, “21st Century SS Monterey” and “333 Market Street (Port of Oakland Industrial)” on Annex A-1, securing or partially securing six (6) Mortgage Loans representing approximately 7.6% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%, other than with respect to the Mortgaged Property identified as “333 Market Street (Port of Oakland Industrial)”, securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, which has a seismic expected loss of 24%. The borrower for the Mortgaged Property is required to complete a seismic retrofit at the related Mortgaged Property and, until such retrofit is completed and the seismic expected loss is less than 20%, maintain earthquake insurance. See “—Redevelopment, Renovation and Expansion” and “Risk Factors—Insurance May Not Be Available or Adequate”.

Mortgaged Properties With Limited Prior Operating History

Two (2) Mortgaged Properties identified on Annex A-1 as “Sanofi Office Complex” and “Bella Vista”, securing two (2) Mortgage Loans representing approximately 7.8% of the Initial Pool Balance, were recently acquired preceding the origination of the related Mortgage Loan and underwriting was based on a limited prior operating history and limited historical financial figures and information.

Three (3) Mortgaged Properties identified on Annex A-1 as “Legends at Kingsville”, “Residence Inn Murfreesboro” and “120 Halsted Street”, securing three (3) Mortgage Loans representing approximately 4.7% of the Initial Pool Balance by allocated loan amount, were each constructed or substantially renovated or in a lease-up period within the 12-month period (or, in the case of the Mortgaged Property identified as “Residence Inn Murfreesboro” on Annex A-1, 18 calendar months) preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

One (1) Mortgaged Property identified as “100 East Pratt” on Annex A-1, securing one (1) Mortgage Loans representing 6.7% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Three (3) of the Mortgage Loans secured or partially secured by Mortgaged Properties identified on Annex A-1 as “Sanofi Office Complex”, “One Harbor Point Square” and “Naples Grande Beach Resort” and, representing approximately 6.7%, 4.6% and 3.9% of the Initial Pool Balance, respectively, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

•	With respect to the Mortgaged Property identified as “Sanofi Office Complex” on Annex A-1, securing a Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the related Mortgaged Property consists of Units I/II and Unit III of a commercial condominium known as the 55 Corporate Drive Condominium. At origination, there were no units other than the related Mortgaged Property that were owned by the related borrower. There is only one other condominium unit that is currently subject to the condominium declaration: Unit IV, which is a 201,425 square foot office facility that was built in 2011 and is leased to Sanofi-Aventis or an affiliate thereof. The related Mortgaged Property currently comprises a total of 76.7% of the 55 Corporate Drive Condominium, and at origination, the condominium board consisted of 3 members, 2 of whom were appointed by the related borrower. However, Sanofi-Aventis (or its successor in right) has the right to build additional buildings on the general common elements and create up to 3 more condominium units, which could result in the reduction of the related borrower’s voting interest from 76.7% to 52.7%. In the event of such dilution, the borrower would maintain consent rights over major decisions as well as imposition of assessments or common charges. The additional buildings would not be collateral for the subject Mortgage Loan. No assessments or common charges are currently required, and therefore monthly common charge escrows are currently waived.

•	With respect to the Mortgaged Property identified as “One Harbor Point Square”, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the related Mortgaged Property is part of the Harbor Point Planned Community pursuant to a planned community declaration. A master association comprised of each of the owners in the planned community assumes day-to-day control of the planned community, and the related borrower owns 13.58% of the votes in the master association. The borrower is required to pay all assessments imposed pursuant to the planned community declaration, and the borrower has estimated that it will be required to pay a total of $145,044 in 2016. We cannot assure you that the other members of the master association will cooperate with the borrower with respect to decisions related to the Mortgaged Property and the related borrower may be required to pay additional assessments in the future.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	77	$ 856,399,383	95.9%
Fee/Leasehold	1	30,000,000	3.4
Leasehold	1	6,400,000	0.7
Total	79	$ 892,799,383	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to one (1) Mortgaged Property identified as “Palisades Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than ten (10) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment” and “—German American

Capital Corporation—GACC’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

•	With respect to one (1) Mortgaged Property identified as “Sanofi Office Complex” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, a leaking underground storage tank (“LUST”) was reported to the New Jersey Department of Environmental Protection (“NJDEP”) in 1993. The LUST incident was resolved and closed with a “No Further Action” required designation issued by the NJDEP. Notwithstanding the “No Further Action” designation, the subject underground storage tank is covered by a pollution liability insurance policy issued by Nautilus Insurance Company with a $1 million claim limit that names the lender as an additional insured. Although the current policy has an expiration date of November 17, 2016, such insurance policy or an acceptable replacement policy is required to be maintained during the term of the Mortgage Loan.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the related Phase I ESA obtained at origination of the Mortgage Loan reported that the Mortgaged Property had previously been part of a larger coal-gas plant that impacted soil and groundwater. Pursuant to the Connecticut Transfer Act, remediation was performed prior to and during redevelopment and included soil excavation, liners and vapor barrier, and a passive sub-slab ventilation system. The Mortgaged Property is subject to a recorded Environmental Land Use Restriction (“ELUR”), which prohibits disturbing the engineered controls and demolition or construction at parts of the Mortgaged Property. See “—Use Restrictions”. The ESA recommended no further action other than periodic review of the results of post-remediation groundwater monitoring that is required for the larger former gas-plant area.

•	With respect to one (1) Mortgaged Property identified as “Palisades Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the ESA noted that the Mortgaged Property previously was used for landfills that have been closed pursuant to a state approved landfill closure plan. The closed landfills are managed with a methane-gas venting system and a groundwater-leachate collection system. The Mortgaged Property also previously was impacted by a former onsite automotive maintenance center that has been addressed through excavation and removal of facilities and through installation of a groundwater remediation system, and the associated spill case has been granted “case closed” status by the state environmental enforcement agency. Additionally, several gas stations located near the Mortgaged Property have caused contamination of local groundwater, which has the potential and in one case has been confirmed to have impacted groundwater beneath the Mortgaged Property. The state environmental agency issued a letter requiring no further action at the Mortgaged Property in regard to the identified gasoline impact to groundwater, although the ESA indicated that further investigation would be warranted if future development involved excavation. The ESA recommended no further action in regard to the potential impacts from nearby gas stations based on the administrative closure status of some spills, reporting and in some cases ongoing investigation and remediation of some spills by the responsible parties, and mitigation of potential risk of vapor intrusion at the Property by use of an exhaust system in the below-building garage. The ESA also recommended that the borrower continue to monitor the methane gas venting system.

•	With respect to one (1) Mortgaged Property identified as “Sun MHC Portfolio—Silver Star” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, the Phase I environmental report recommended that a Phase II report be completed to evaluate the potential impact of an underground storage tank and automotive maintenance building at the property. The Phase II determined that the tank was removed on October 31, 1991. However, the Orange County Environmental Protection Division could not issue a no further action letter due to the fact that the initial soil samples taken at the time of removal were not sufficiently deep. The tank was reportedly in good condition at the time of removal and there was no evidence of corrosion. In lieu of a no further action letter, the former underground storage tank is currently considered a recognized environmental condition. The suspected automotive maintenance building is likewise considered a recognized environmental condition due to the fact that the inspector was unable to find documentation of the decommissioning of the maintenance building.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

•	In the case of the twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, all of such Mortgaged Properties are subject to PIPs to upgrade each hotel, which have an aggregate preliminary estimated cost of approximately $45.6 million. Such upgrades are required pursuant to the franchise agreements with the respective franchisors, which upgrades are required under such franchise agreements to be completed by December 2019. At origination, $10,000,000 was reserved to cover the costs of the property improvement plans. Additional reserve deposits aggregating $27,500,000 are required to be made by the borrowers in eleven quarterly scheduled payments beginning in December 2015 and ending in June 2018. There can be no assurance that the borrowers will have the funds to make, or will make, such deposits. Failure to fund or timely perform such property improvement plans could lead to termination of the related franchise.

•	With respect to one (1) Mortgaged Property identified as “DoubleTree Houston Intercontinental Airport” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the franchise agreement signed at origination of the Mortgage Loan requires a $5,980,000 PIP. The PIP renovations include updating guest rooms by replacing carpets, case goods, drapes, lighting and televisions as well as updating the bathrooms. Additionally, the common areas are required to be renovated, including the lobby, the restaurants, the ballroom and meeting rooms, public bathrooms, carpet and flooring, lighting and the fitness center. In lieu of a cash reserve, the borrower sponsor delivered a letter of credit in the full estimated cost of the PIP at origination. At such time that the remaining cost to complete the PIP is $2,990,000 or less, the Mortgage Loan documents provide that the letter of credit may be reduced to an amount equal to $2,990,000. The individual borrower sponsor has also delivered a completion guaranty for all obligations required to be performed under the PIP.

•	With respect to one (1) Mortgaged Property identified as “Palisades Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgaged Property has approximately 300,000 square feet of space (“Expansion Space”) that has never been occupied due to certain restrictions imposed by the municipality. The Expansion Space is primarily located on floors 3 and 4 of the mall. No income was underwritten related to this space, but it does serve as collateral for the Mortgage Loan. The borrower sponsor has been negotiating with the municipality to obtain the approvals necessary to develop the Expansion Space, but we cannot provide you any assurances as to whether the borrower will receive the necessary approvals or the timing of the development. In the event the borrower receives the approvals from the municipality, the indirect owner of 100% of the equity interests has the right to an additional advance of funds on the junior mezzanine loan for the purpose of building out and leasing of the expansion space. Please see the “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus for additional information regarding the additional mezzanine loan advance. In addition, we cannot assure you that any development of this space, if it were to occur, would not have an adverse effect on the operations at the remaining property due to construction, traffic and other development efforts.

•	With respect to one (1) Mortgaged Property identified as “1505 East Warner”, securing one (1) Mortgage Loan representing approximately 2.6% of the Initial Pool Balance, the borrower agreed to complete certain building and premises improvements in connection with the lease renewal by the County of Orange, the Mortgaged Property’s largest tenant. In addition, the borrower was required to provide the County of Orange tenant with a $500,000 improvement allowance toward the premises improvements. If the borrower fails to complete such improvements by January 1, 2017, it will be required to pay a penalty of $2,000 per day until such improvements have been completed.

•	With respect to one (1) Mortgaged Property identified as “Hampton Inn Seattle Airport” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the related franchise agreement requires a PIP to renovate certain areas of the hotel including, without limitation, the lobby and breakfast area, corridors and elevators, exterior components, meeting and board rooms, public restrooms, guestrooms and guest bathrooms. At the time of origination of the Mortgage Loan, the borrower was required to reserve $3,543,335 for the PIP, which is equal to the full estimated cost of the PIP at origination.

•	With respect to one (1) Mortgaged Property identified as “Hampton Inn Nashville – Bellevue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance, the borrower is currently completing an approximately $2.2 million PIP which commenced in 2013 and which required renovations to all guestrooms and common areas. As of the origination date, the borrower was still required to replace guestroom mattresses, pool furniture and air conditioning/heating units as part of the PIP. The borrower is required to complete the remaining renovations as a post-closing obligation under the Mortgage Loan documents, and there were no funds reserved for such renovations at origination of the Mortgage Loan.

•	With respect to one (1) Mortgaged Property identified as “333 Market Street (Port of Oakland Industrial)”, securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, the related seismic report indicated that the Mortgaged Property has a seismic expected loss of 24%. The borrower is required to complete a seismic retrofit at the related Mortgaged Property within 6 months of the origination date, which origination date was April 1, 2016 which deadline may be extended by the lender for a period of up to 2 years from such origination date if the borrower is diligently pursuing the retrofit. In addition, the borrower is required to maintain earthquake insurance until the seismic retrofit is completed and the seismic expected loss is below 20%. See “Risk Factors—Insurance May Not Be Available or Adequate”.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within five (5) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within ten (10) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes—Physical Assessment Report”.

See “Risk Factors— Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex E-2.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

•	With respect to twenty-two (22) Mortgaged Properties identified as “Sanofi Office Complex” and “Equity Inns Portfolio” on Annex A-1, securing two (2) Mortgage Loans representing approximately 11.7% of the Initial Pool Balance, each related non-recourse carveout guarantor is an affiliate of AR Capital, LLC (“AR Capital”).

The non-recourse carveout guarantor related to the Sanofi Office Complex Mortgage Loan is American Finance Trust, Inc. (the “Sanofi Office Complex Guarantor”). The external advisor and sponsor of the Sanofi Office Complex Guarantor and the owner of American Finance Special Limited Partner, LLC (a 0.1% indirect owner of the borrower) is an affiliate of AR Capital. Until recently, AR Capital was the direct owner of 100% of the sponsor of the Sanofi Office Complex Guarantor and the indirect owner of 100% of the external manager of the Sanofi Office Complex Guarantor. The key principals and controlling parties of AR Capital are Nicholas S. Schorsch and William M. Kahane. In the past, Mr. Schorsch and Mr. Kahane have directly or indirectly been involved in the management of the Sanofi Office Complex Guarantor.

The non-recourse carveout guarantor related to the Equity Inns Portfolio Mortgage Loan is American Realty Capital Hospitality Trust, Inc. (the “Equity Inns Portfolio Guarantor”). AR Capital is the direct owner of 100% of the sponsor of the Equity Inns Portfolio Guarantor and the indirect owner of 100% of the external manager of the Equity Inns Portfolio Guarantor.1 Mr. Schorsch and certain family members are the indirect majority owners of AR Capital. Mr. Schorsch previously served as the chairman of the board of directors of the Equity Inns Portfolio Guarantor. Mr. Kahane is currently the executive chairman of the board of directors of the Equity Inns Portfolio Guarantor.

The Mortgaged Properties included in the Equity Inns Portfolio are subject to operating management agreements with wholly-owned subsidiaries of AR Capital (the “Operators”) pursuant to which the Operators are responsible for the management of the Mortgaged Properties. The Operators subcontract such management responsibilities under management agreements with four managers, one of which is Crestline Hotels & Resorts, LLC, which is 60% owned by AR Capital or an affiliate of AR Capital, and manages twelve of the 21 Mortgaged Properties. As of the origination of the related Equity Inns Portfolio Mortgage Loan, AR Capital also owned a less than 3.0% interest in each borrower.

AR Capital or companies owned and controlled by AR Capital also previously externally managed American Realty Capital Properties Inc. (“ARCP”) until January 2014, when the company became self-managed. On October 29, 2014, ARCP, a real estate investment trust sponsored by AR Capital, and of which Mr. Schorsch was then the chairman, issued a press release announcing that, based on preliminary findings of ARCP’s audit committee, such committee concluded that previously issued financial statements and other financial information contained in ARCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and ARCP’s earnings releases and other financial communications for those periods should no longer be relied upon. The audit committee stated that it believed that ARCP incorrectly included certain amounts related to its non-controlling interests in the calculation of adjusted funds from operations (“AFFO”), a non-U.S. GAAP financial measure, and, as a result, overstated AFFO for certain periods. According to the press release, the audit committee believed that this error was identified but intentionally not corrected by the responsible individuals at ARCP, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. As a result of these accounting irregularities, the chief financial officer and chief accounting officer resigned from ARCP. In addition, Mr. Schorsch subsequently resigned as chairman of ARCP in October 2014, and also resigned from the boards of certain other companies sponsored by AR Capital, including the Sanofi Office Complex Guarantor and the Equity Inns Portfolio Guarantor.

On March 2, 2015, ARCP (which has changed its name to VEREIT, Inc.) filed amended financial statements. For year-end 2013, the net loss was increased and AFFO decreased by $0.20 per share. As part of the restatement, the audit committee identified certain payments made to ARC

1 The related mortgage loan seller has been informed that AR Capital has transferred or, subject to the receipt of any necessary third-party consents, intends to transfer to AR Global Investments, LLC or another affiliate all of its ownership interest in and control of various entities, including the sponsor of and the external advisor to the Equity Inns Portfolio Guarantor, as well as Crestline Hotels and Resorts, LLC (discussed below), the property manager for certain of the related Mortgaged Properties, and the Operators (also discussed below). To the knowledge of the related mortgage loan seller, the Equity Inns Portfolio Guarantor continues to be indirectly advised by AR Capital through AR Capital’s indirect ownership and control of the external advisor to the Equity Inns Portfolio Guarantor.

Properties Advisors, LLC and certain affiliates that were not appropriately documented totaling $8.5 million. Additionally, the investigation found that equity awards made to Mr. Schorsch and another former executive in connection with the transition to self-management of the company contained provisions that, as drafted, were more favorable than those approved by the Compensation Committee of the company’s Board of Directors, and also identified certain material weaknesses in the company’s internal controls over financial reporting and its disclosure controls.

ARCP has also disclosed that it was, at the time of the disclosure, the subject of various regulatory investigations, including by the Securities and Exchange Commission and the U.S. Attorney’s office for the Southern District of New York. It has further been reported that ARCP is the subject of an investigation by the Federal Bureau of Investigation. Such investigations may be ongoing.

Between October 30, 2014 and January 20, 2015, ARCP, AR Capital, Mr. Schorsch, Mr. Kahane and certain other former officers and current and former directors of ARCP were named as defendants in ten securities class action complaints filed in the United States District Court for the Southern District of New York, which were subsequently consolidated under the caption In re American Realty Capital Properties, Inc. Litigation, No. 15-MC-00040 (AKH), which alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the purchase or sale of ARCP’s securities. The complaint also included allegations of payment of inappropriate fees by ARCP to companies controlled by Mr. Schorsch. ARCP, AR Capital, their affiliates, as well as Mr. Schorsch and Mr. Kahane, have also been named in various other lawsuits related to regulatory findings and otherwise, including class actions, derivative actions and securities fraud actions. On October 27, 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, AR Capital and Mr. Schorsch, among other persons and entities.

In August 2015, AMH Holdings (Cayman), L.P., an affiliate of Apollo Global Management, LLC, entered into a transaction agreement with AR Capital pursuant to which the parties agreed, subject to satisfaction of certain conditions, that AMH Holdings (Cayman), L.P. would acquire a 60% stake in a new company called AR Global Investments, LLC, the remaining 40% of which would be owned by AR Capital, to which AR Capital would transfer substantially all of its ongoing asset management business. However, on November 9, 2015, Apollo Global Management, LLC and AR Capital announced that they had mutually agreed to terminate the planned transaction.

In addition, on November 12, 2015, Realty Capital Securities, LLC (“RCS”) was charged by the Secretary of the Commonwealth of Massachusetts, Securities Division, with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital.

RCS is an entity under common control with AR Capital. RCS is a broker dealer that acted as dealer manager for the Equity Inns Portfolio Guarantor and the public offering of securities for the Sanofi Office Complex Guarantor, among other services, and as such RCS has facilitated the Equity Inns Portfolio Guarantor’s and the Sanofi Office Complex Guarantor’s access to equity investments.

On November 16, 2015, AR Capital announced it would suspend the acceptance of new subscriptions to certain of its current investment programs, including the Equity Inns Portfolio Guarantor, effective December 31, 2015 as a result of regulatory and market uncertainty affecting capital raising for both new and existing offerings in the direct investment industry. In particular, according to filings with the SEC, on November 15, 2015, the Equity Inns Portfolio Guarantor suspended its primary initial public offering, which had been conducted by RCS as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, RCS suspended sales activities it performs pursuant to the dealer manager agreement for the Equity Inns Portfolio Guarantor primary initial public offering, effective immediately.

On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, (ii) RCS will voluntarily withdraw its broker dealer license in Massachusetts and all other state and Federal jurisdictions and (iii) the board of directors of RCS Capital Corporation had authorized plans to wind down the operations of the RCS wholesale distribution business. On January 4, 2016, RCS Capital Corporation announced an agreement in principle with various creditors to reorganize, which agreement included RCS Capital Corporation implementing a prearranged Chapter 11 filing. On January 31, 2016, RCS Capital Corporation and certain of its wholly-owned subsidiaries (including RCS) filed for Chapter 11 bankruptcy protection. In addition, certain other of its wholly-owned subsidiaries filed for Chapter 11 bankruptcy protection on March 26, 2016.

According to filings with the SEC, on January 6, 2016, the Equity Inns Portfolio Guarantor’s board of directors approved the extension of its primary initial public offering to January 7, 2017. However, it was also stated in those filings that: (i) notwithstanding the extension of such primary initial public offering, it is not likely that the Equity Inns Portfolio Guarantor will resume its primary initial public offering; (ii) because such primary initial public offering was the Equity Inns Portfolio Guarantor’s primary source of capital to implement its investment strategy, reduce its borrowings, complete acquisitions, make capital expenditures and pay distributions, the Equity Inns Portfolio Guarantor may require funds in addition to operating cash flow to meet its current capital requirements; and (iii) the Equity Inns Portfolio Guarantor’s inability to meet its capital requirements could cause it to reduce or eliminate distributions, default under its indebtedness and other obligations and otherwise have a material adverse effect on its business and results of operations. According to filings with the SEC, beginning with distributions payable with respect to April 2016, the Equity Inns Portfolio Guarantor will pay distributions to stockholders in shares of common stock instead of cash. It was stated in those filings that: (i) there can be no assurance that the Equity Inns Portfolio Guarantor will continue to pay distributions in shares of common stock or resume paying distributions in cash in the future and (ii) the Equity Inns Portfolio Guarantor’s ability to make future cash distributions will depend on its future cash flows and may be dependent on its ability to obtain additional liquidity on favorable terms.

We cannot assure you that the events described above, or any additional charges, proceedings, litigation or investigations that may be brought against companies in the American Realty Capital family, or any principals, officers, directors or employees of the foregoing, will not have a material adverse effect on: (1) the related guarantor’s access to any future equity investments; (2) the related borrowers’ ability to satisfy their obligations under the related Mortgage Loan documents, including, in the case of the Equity Inns Portfolio Whole Loan, the payment of required deposits into the property improvement plan (“PIP”) reserve account and their obligations to complete the PIPs under the related franchise agreements; or (3) in the case of the Equity Inns Portfolio Whole Loan, the related borrowers’ ability to satisfy required payments to the Equity Inns PE Member under the preferred equity documents. Any such failure to raise capital may result in, among other things: (A) a default under the Mortgage Loan documents and/or related franchise agreements, or (B) a breach under the preferred equity agreement with Equity Inns PE Member, which could result in a change of control of the related borrowers. In addition, in light of the events and circumstances described above or any future related events and circumstances, even if all required disbursements were made to the Equity Inns PE Member, we cannot assure you that a change of control event would not occur.

There can be no assurances as to the outcome of any of the litigation described above or any future litigation, or the possible impact of these litigations on the guarantors or the borrowers. There also can be no assurances that similar litigations will not be brought against the guarantors or any other of the borrowers’ affiliates.

•	With respect to one (1) Mortgaged Property identified as “Quaker Bridge Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 9.3% of the Initial Pool Balance, the Mortgaged Property is currently subject to a condemnation for a portion of the Mortgaged Property along Route 1, by the State of New Jersey, Department of Transportation. The Mortgage Loan documents permit the borrower to retain the net award from the condemnation and require the borrower to deliver an officer’s certificate confirming that the condemnation will not have a material adverse effect on (a) the value of the Mortgaged Property, (b) the business operations or financial condition of the borrower, or (c) the ability of the borrower to repay the Mortgage Loan.

•	With respect to one (1) Mortgaged Property identified as “Legends at Kingsville” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.5% of the Initial Pool Balance, the prior owner of the Mortgaged Property entered into a contract for the construction of the improvements on the Mortgaged Property. Construction was completed in 2015, and as of the origination date, there were claims outstanding for materials and labor at the Mortgaged Property, which total approximately $3.6 million. The title policy includes exceptions for certain affidavits of mechanic’s liens related to the outstanding claims, but the title policy insures the lender for reasons of a final, non-appealable judgment of a court of competent jurisdiction that orders a foreclosure of such lien(s), and the title policy obligates the title company to defend the lender in the event of a foreclosure action. At origination of the Mortgage Loan, $5,335,000 (which represents 150% of the total amount of the claims) was deposited with the title company pursuant to an escrow agreement for use in payment of the claims. The loan documents prohibit the amendment, modification or termination of the escrow agreement without the prior consent of the lender, and the loan documents include a non-recourse carveout against the borrower and guarantor for any losses resulting from the claimed payments.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In one case, a Mortgaged Property securing one of the Mortgage Loans previously secured another loan that had been in default.

With respect to ten (10) Mortgaged Properties identified as “Quaker Bridge Mall”, “Williamsburg Premium Outlets”, “One Harbor Point Square”, “Saint Germaine Apartments”, “New Town Collier Portfolio” and “Omni Storage Portfolio” on Annex A-1, securing six (6) Mortgage Loans representing approximately 27.3% of the Initial Pool Balance, within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

•	With respect to one (1) Mortgaged Property identified as “Williamsburg Premium Outlets”, securing one (1) Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the related borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square”, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, over the past 10 years, certain parents of the related borrower sponsor and non-recourse carveout guarantor have held direct and/or indirect controlling interests in borrowers or guarantors relating to loans that have been the subject of foreclosure proceedings, deed-in-lieu of foreclosure or borrower bankruptcy.

•	With respect to twelve (12) Mortgaged Properties identified as “Sun MHC Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, the related guarantor disclosed three prior deed-in-lieu of foreclosure transactions with respect to mortgage loans in which the guarantor was affiliated with the related borrower, the most recent of which disclosed events took place in 2006.

With respect to the Mortgaged Properties identified as “Omni Storage Portfolio – Omni 7 Madisonville”, “Omni Storage Portfolio – Omni 6 Slidell” and “Omni Storage Portfolio – Omni 5 Ponchatoula” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 1.3% of the Initial Pool Balance by allocated loan amount, the prior loans secured by the related Mortgaged Properties went into default during the terms of the prior loans. With respect to the Mortgaged Property identified as “Omni Storage Portfolio – Omni 7 Madisonville” on Annex A-1, the Mortgaged Property served as collateral for a construction loan in the original amount of $6.0 million with a local bank. The prior manager attempted to negotiate an extension and restructure with the lender as the prior loan went into amortization and the Mortgaged Property had not achieved the anticipated occupancy ramp-up. In March 2011, the prior lender accelerated the note, and the prior manager at the Mortgaged Property caused the borrower to file Chapter 11 bankruptcy. In April 2011, the borrower sponsor agreed with the lender to dismiss the bankruptcy by providing a partial guarantee for the prior loan and working capital to keep the prior loan current through the ramp-up period. With respect to the Mortgaged Property identified as “Omni Storage Portfolio – Omni 6 Slidell” on Annex A-1, the prior manager at the Mortgaged Property caused the borrower to file for Chapter 11 bankruptcy in July 2011 after experiencing cash shortfalls at the Mortgaged Property due to low occupancy. In November 2012, the borrowing entity sold the Mortgaged Property to an entity solely owned by the borrower sponsor. With respect to the Mortgaged Property identified as “Omni Storage Portfolio – Omni 5 Ponchatoula” on Annex A-1, the prior debt secured by the Mortgaged Property was securitized as part of the CD 2007-CD4 securitization. The prior loan was watchlisted in January 2009 due to low occupancy and a low debt service coverage ratio. At the end of September 2014, the prior manager at the Mortgaged Property failed to make the debt service payment and the prior loan was transferred to special servicing. The prior loan was brought current in December 2014 by the borrower sponsors. In each case, the prior management (which was the same for all three Mortgaged Properties) was dismissed by the borrower sponsor and the borrower sponsor ultimately repaid the prior lenders in full, including all default interest and late penalty payments.

Twenty-three (23) Mortgage Loans, representing approximately 60.7% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Five (5) Mortgage Loans, representing approximately 25.6% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

One (1) Mortgage Loan, representing approximately 9.3% of the Initial Pool Balance, was originated in connection with the borrower’s recapitalization.

One (1) Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, was originated in connection with the borrower’s refinancing of a previous mortgage loan and acquisition of seven of the related Mortgaged Properties.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Five (5) Mortgaged Properties identified as “100 East Pratt”, “One Harbor Point Square”, “High Crossing Portfolio – 5325 Wall Street”, “Hall Office Park A1/G1/G3 – Hall Office Park G3” and “1505 East Warner” on Annex A-1, securing or partially securing five (5) Mortgage Loans representing approximately 15.2% of the Initial Pool Balance by allocated loan amount, are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

•	Three (3) Mortgaged Properties identified as “Sanofi Office Complex”, “High Crossing Portfolio – CarMax” and “Barrett Lakes Center – Barrett Lakes Center IV” on Annex A-1, securing or partially securing three (3) Mortgage Loans representing approximately 9.5% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

•	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

•	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or anticipated repayment date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Sanofi Office Complex	6.7%	7/31/2026	7/31/2026(1)

(1)	The Anticipated Repayment Date is January 6, 2021.

•	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
Four Penn Center	5.4%	54.2%	2018	5/1/2026
Hall Office Park A1/G1/G3 – Hall Office Park G3	1.1%	100.0%	2021	1/1/2026
333 Market Street (Port of Oakland Industrial)	0.7%	70.2%	2018	4/6/2026
High Crossing Portfolio – 2310 Crossroads	0.6%	52.7%	2020	4/6/2026
High Crossing Portfolio – 5325 Wall Street	0.2%	60.9%	2018	4/6/2026

•	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

•	Thirteen (13) Mortgaged Properties identified as “Quaker Bridge Mall”, “787 Seventh Avenue”, “100 East Pratt”, “One Harbor Point Square”, “High Crossing Portfolio – 2810 Crossroads Drive”, “High Crossing Portfolio – 2418 Crossroads Drive”, “High Crossing Portfolio – 2310 Crossroads Drive”, “High Crossing Portfolio – 5325 Wall Street”, “High Crossing Portfolio – 2601 Crossroads Drive”, “High Crossing Portfolio – 2801 Crossroads Drive” and “Barrett Lakes Center” on Annex A-1, securing or partially securing six (6) Mortgage Loans representing approximately 33.7% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related

Mortgaged Property and have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
1505 East Warner	2.6%	County of Orange	60.0%	70.3%
New Town Collier Portfolio – New Town Commerce Center	1.4%	U.S. Department of Agriculture	5.5%	6.3%
High Crossing Portfolio – 2418 Crossroads Drive	0.6%	Department of Corrections	10.1%	14.2%
High Crossing Portfolio – 2801 Crossroads Drive	0.1%	City of Madison	21.9%	24.3%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below with respect to the largest 15 Mortgage Loans listed on Annex A-3:

•	With respect to one (1) Mortgaged Property identified as “787 Seventh Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, Stifel Nicolaus & Company, Incorporated (“Stifel”), the fourth largest tenant, currently occupying approximately 178,583 square feet at the Mortgaged Property, has entered into a lease to occupy an additional approximately 36,123 square feet on the 12th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to Stifel, and to commence paying rent with respect to such expansion space 236 days after occupation. In addition, UBS AG, New York Branch (“UBS”), the fifth largest tenant, currently occupying approximately 120,687 square feet at the Mortgaged Property, has entered into a lease to occupy an additional approximately 31,397 square feet on the 13th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to UBS, and to commence paying rent with respect to such expansion space 248 days after occupation. The borrower reserved $7,054,093.66 at origination of the Mortgage Loan, $2,860,974.45 of which relates to a rent abatement period through June 2016 for Stifel’s space on the 11th floor and free rent for Stifel’s space on the 12th floor from July 2016 through March 2017, $1,452,026.82 of which relates to free rent for UBS’s space on the 13th floor from July 2016 through March 2017, and the remaining portion of the reserve relates to free rent periods for two other tenants. In addition, notwithstanding rent increases required under the leases for BNP Paribas, Stifel and UBS in January 2016, each such tenant is permitted under its respective lease, to pay the amount of rent due in December 2015 through and including June 2016 and the borrower reserved $885,243.33 at origination of the Mortgage Loan to cover the reduced rent for such tenants from January 2016 through June 2016.

•	With respect to one (1) Mortgaged Property identified as “100 East Pratt” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the borrower was required to reserve $3,782,785 at origination for abated or free rent periods related to two tenants at the Mortgaged Property, including the largest tenant by net rentable area, T. Rowe Price. The lease for T. Rowe Price provides for abated rent during the following months: (i) May and June of 2016; (ii) April, May and June of 2017 and 2018; and (iii) April and May of 2019. One other tenant at the Mortgaged Property, Community Counseling Services, has two months of abated rent in May and June of 2016.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square”, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the lease for Bridgewater Associates, the largest tenant, commenced in March 2016, and the tenant is expected to take occupancy in August 2016 and begin paying rent in June 2017. The borrower reserved $9,699,890 at origination in connection with free rent periods, approximately $8.9 million of which relates to a free rent period through June 13, 2017 for Bridgewater Associates, and approximately $0.8 million of which relates to a free rent period for MC Credit Partners, the third largest tenant, through November 2016 with respect to approximately 11,272 square feet of leased space and through June 2018 with respect to approximately 3,495 square feet of leased space.

•	With respect to three (3) Mortgaged Properties identified as “Barrett Lakes Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance by allocated loan amount, the borrowers were required to reserve $1,637,156 at origination for free or abated rent periods related to five tenants at the Mortgaged Properties. The largest tenant at the portfolio, Fresenius Medical Care, is entitled to 50% abated rent under its lease for the years 2016 and 2017, as well as the months of January and February of 2018, November and December of 2020 and January of 2021. Four other tenants, Adam Slipakoff, National Association Management Group, Town Center Area Community Improvement District and Evonik Degussa Corporation are entitled to four months, two months, four months and two months of free rent, respectively, during the period from origination to the end of 2016 under their related leases.

•	With respect to three (3) Mortgaged Properties identified as “High Crossing Portfolio–5325 Wall Street”, “High Crossing Portfolio–2601 Crossroads Drive” and “High Crossing Portfolio–2801 Crossroads Drive” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, four tenants, including the third largest tenant at the 5325 Wall Street Mortgaged Property, GHD, Inc. (Ourston Roundabout), the largest tenant at the 2601 Crossroads Drive Mortgaged Property, Cottingham & Butler Insurance, and the third and fifth largest tenants at the 2801 Crossroads Drive Mortgaged Property, The ASU Group and Trillium Construction, are each entitled to abated or free rent totaling in the aggregate $29,106 between August and October 2016.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to six (6) Mortgaged Properties identified as “100 East Pratt”, “Sanofi Office Complex”, “One Harbor Point Square”, “Palisades Center”, “New Town Collier Portfolio – Collier Park of Commerce” and “Residence Inn Murfreesboro” on Annex A-1, securing or partially securing six (6) Mortgage Loans representing approximately 24.1% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

•	With respect to one (1) Mortgaged Property identified as “Sanofi Office Complex” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the sole tenant at the related Mortgaged Property has a right of first offer under its lease to acquire the condominium units comprising such Mortgaged Property if the related borrower desires to sell the units in a manner that is a Disposition. For this purpose, a “Disposition” is the transfer of the fee simple interests in the units to a third party which is not an affiliate of the related borrower for a purchase price which is all cash. A Disposition does not include (i) a transaction that involves the transfer of the units and any other real property or interests in real property or (ii) a condemnation. The related subordination and non-disturbance agreement provides that the right of first offer is not subordinate to the related Mortgage and the lender is obligated to comply with the right of first offer if the lender ever acquires the right to sell or cause the sale of the premises (pursuant to a foreclosure or otherwise), provided that any due on sale provision in the related loan documents will not be impaired. The purchase price under the right of first offer will be in an amount at least equal to all amounts owing to the lender under the related loan documents.

•	With respect to one (1) Mortgaged Property identified as “High Crossing Portfolio – CarMax” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 1.7% of the Initial Pool Balance by allocated loan amount, in the event that CarMax Inc., the single tenant at the Mortgaged Property, sends a written request to the borrower to maintain an automobile servicing station after the discontinuance of automobile sales as a primary business or to operate a gas station for the general public, denial of such request or failure by the borrower to respond within 30 days entitles the tenant to offer to purchase the leased premises for its appraised value, which such offer the borrower is required to accept or reject within 15 days.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

•	With respect to one (1) Mortgaged Property identified as “Saint Germaine Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.5% of the Initial Pool Balance, the related Mortgage Loan documents allow the borrower to lease up to five units at the Mortgaged Property to affiliates of the related borrower or its employees, provided that such parties are involved with the day-to-day operations.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, seven (7) Mortgaged Properties identified as “Equity Inns Portfolio – Homewood Suites Seattle”, “Equity Inns Portfolio – Courtyard Carlsbad”, “1505 East Warner”, “Hampton Inn Seattle Airport”, “Home2Suites Hilton Lehi”, “21st Century SS Monterey” and “333 Market Street (Port of Oakland Industrial)” on Annex A-1, securing or partially securing six (6) Mortgage Loans representing approximately 7.6% of the Initial Pool Balance by allocated loan amount, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the States of California, Tennessee, Washington or Utah. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%, other than with respect to the Mortgaged Property identified as “333 Market Street (Port of Oakland Industrial)”, securing one (1) Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, which has a seismic expected loss of 24%. The borrower for the 333 Market Street (Port of Oakland Industrial) Mortgaged Property is required to complete a seismic retrofit at the related Mortgaged Property and until such retrofit is completed and the seismic expected loss is less than 20%, maintain earthquake insurance.

In the case of thirty (30) Mortgaged Properties identified as “Quaker Bridge Mall”, “100 East Pratt”, “Sanofi Office Complex”, “Four Penn Center”, “DoubleTree Houston Intercontinental Airport”, “High Crossing Portfolio”, “Naples Grande Beach Resort”, “Barrett Lakes Center”, “Saint Germaine Apartments”, “Palisades Center”, “Legends at Kingsville”, “Omni Storage Portfolio”, “Heights Boulevard Portfolio”, “Hampton Inn Carrollton” and “21st Century SS Monterey” on Annex A-1, securing fifteen (15) Mortgage Loans representing approximately 58.8% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies, except that in the case of one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, flood coverage is not part of the borrowers’ blanket insurance policy, and the borrowers obtained a separate policy for such coverage.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

•	With respect to one (1) Mortgaged Property identified as “Sanofi Office Complex” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance or self-insurance, so long as the single tenant’s lease is in effect, no default has occurred under the lease beyond applicable notice and cure periods, the tenant maintains the insurance required under its lease and the tenant or lease guarantor maintain a rating of at least “BBB-“ from S&P.

•	With respect to one (1) Mortgaged Property identified as “High Crossing Portfolio – CarMax”, partially securing one (1) Mortgage Loan representing approximately 1.7% of the Initial Pool Balance by allocated loan amount, the related borrower may rely on the related single tenant’s insurance or self-insurance for certain property insurance, business interruption insurance and boiler and machinery/equipment breakdown insurance, so long as the single tenant’s lease is in effect, no default exists under the lease beyond applicable notice and cure periods, and the insurance meets the requirements under the related Mortgage Loan documents (except the tenant may provide business interruption insurance covering a restoration period of 12 months, rather than 18 months).

See representation and warranty number 18 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 17 in “Annex E-1—GACC Mortgage Loan Representations and Warranties”, and the identified exceptions to those representations and warranties in

“Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 30 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the identified exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, an ELUR filed on March 30, 2016 with the City of Stamford, Connecticut prohibits disturbing certain engineered controls and demolition or construction at parts of the Mortgaged Property. See “—Environmental Considerations”.

•	With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the condominium documents restrict the use of the Mortgaged Property to the operation of a hotel and related commercial and recreational activities.

•	With respect to five (5) Mortgaged Properties identified on Annex A-1 as “Sun MHC Portfolio – Silver Star”, “Sun MHC Portfolio – Edwardsville”, “Sun MHC Portfolio – Snow to Sun”, “Sun MHC Portfolio – Valley View Estates” and “Sun MHC Portfolio – Colonial Village”, partially securing one (1) Mortgage Loan representing approximately 1.7% of the Initial Pool Balance by allocated loan amount, the use of such Mortgaged Properties as manufactured housing facilities constitutes a legal non-conforming use. In the event that the use is abandoned for a period specified in the related ordinance (generally six months or more), or in the event of a casualty or similar event that causes a loss beyond a specified threshold (generally ranging from 50% to 75% of value or replacement cost of structures), particularly to the extent the related ordinance could be construed to include the mobile homes (rather than only the pads) in the loss threshold, the borrower may not be permitted to continue to operate such a Mortgaged Property as a manufactured housing facility, or may be required to obtain a variance in order to do so. In the event that zoning compliance is required, we cannot assure you that the borrower will be able to obtain a variance to operate the Mortgaged Property. In addition, because the insurable values of such Mortgaged Properties are much lower than their related allocated loan amounts, the property insurance available would be much lower than the amount required to pay off the Allocated Loan Amount related to any such Mortgaged Property. See “Risk Factors—Risks Related to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks.”

•	With respect to one (1) Mortgaged Property identified as “New Town Collier Portfolio – Collier Park of Commerce” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 1.2% of the Initial Pool Balance by allocated loan amount, there is a recorded declaration of restrictions for the Mortgaged Property which restricts the use of the Mortgaged Property for retail, office, warehouse and industrial park uses, and any other non-residential use permitted by applicable zoning regulations must be approved by CPOC Development Company, LLC, the developer of the Mortgaged Property. The declaration also includes numerous other zoning-type restrictions including, without limitation: (i) no construction or alterations of improvements without the consent of the developer; (ii) conformance with landscaping requirements; (iii) specific lot/building requirements; (iv) approval of outdoor lighting by the developer; and (v) no subdivision of any lot without the approval of the developer.

•	With respect to two (2) Mortgaged Properties identified as “Heights Boulevard Portfolio – 1548 Ashland Street” and “Heights Boulevard Portfolio – 1222 Heights Boulevard” on Annex A-1, partially securing one (1) Mortgage Loan representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the Mortgaged Properties are located in historic districts and certain types of alterations or modifications to the improvements require the approval of the applicable governing commission.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1 and the identified exceptions to those representations and warranties in Annex E-2.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized”, “as-hypothetical”, “as-complete” and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The “as-stabilized”, “as-hypothetical” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using “as-stabilized”, “as-hypothetical” and/or “as-complete” values, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
DoubleTree Houston Intercontinental Airport	5.0%	58.1%	$64,100,000(1)	63.1%	$59,000,000
1505 East Warner	2.6%	60.7%	$32,430,000(2)	64.5%	$30,530,000
Legends at Kingsville	2.5%	60.9%	$29,600,000(3)	70.7%	$25,500,000
Hampton Inn Seattle Airport	1.6%	47.6%	$24,400,000(1)	57.5%	$20,200,000
Barrett Lakes Center – Barrett Lakes Center IV	1.1%	60.9%	$14,450,000(4)	62.4%	$13,200,000

(1)	Reflects appraisals on an “as if complete” or “upon completion” basis, assuming that the related PIPs required by the related franchise agreements are completed.

(2)	Reflects an appraisal on a “prospective stabilized value” basis, assuming a stabilized occupancy occurs at the Mortgaged Property of 96.0% as of July 27, 2016. The current occupancy as of April 1, 2016 is 95.6%.

(3)	Reflects an appraisal with the extraordinary assumption that construction on the Mortgaged Property was completed in August 2015.

(4)	Reflects an appraisal on a “hypothetical as-is” basis, assuming that there is no remaining rent abatement under the lease of the sole tenant at the Mortgaged Property, Fresenius Management Services.

With respect to twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the LTV Ratio was calculated based on the “portfolio appraised value” of $360,000,000, which reflects a premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. Based on the sum of the appraised values of each of the Equity Inns Portfolio Mortgaged Properties on an individual basis, which is $322,400,000, the Cut-off Date LTV Ratio for such Mortgage Loan is 72.0% and the Maturity Date LTV Ratio for such Mortgage Loan is 72.0%.

With respect to the portfolio of eight (8) Mortgaged Properties identified as “High Crossing Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.4% of the Initial Pool Balance, the LTV Ratio was calculated based on the appraised value of $57,500,000, which represents the sum of the “as-is” “portfolio appraised value” of $34,900,000 for the High Crossing Portfolio office properties and the “as-is” appraised value of $22,600,000 for the CarMax property. Based on the sum of the appraised value of each of the Mortgaged Properties on an individual basis, which is $57,530,000, the Cut-off Date LTV Ratio for such Mortgage Loan is 67.7% and the Maturity Date LTV Ratio for such Mortgage Loan is 52.8%.

With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the Appraised Value is the aggregate of the “as-is” values assigned to the hotel and the golf course by the related appraiser and excludes the value attributed by the appraiser to the tennis court parcel, which was released on February 11, 2016, without any prepayment of the Mortgage Loan in accordance with the Mortgage Loan documents.

With respect to the portfolio of twelve (12) Mortgaged Properties identified as “Sun MHC Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, the LTV Ratio was calculated based on the “portfolio appraised value” of $144,100,000, which reflects a discount attributed to the aggregate value of the Sun MHC Portfolio Mortgaged Properties as a whole. The appraisal applied a portfolio discount primarily because the purchase price for the portfolio of $137,855,440 was less than the sum of the appraisal’s concluded values for each of the individual Mortgaged Properties. Based on the sum of the appraised values of each of the Mortgaged Properties on an individual basis, which is $148,250,000, the Cut-off Date LTV Ratio is 70.2% and the Maturity Date LTV Ratio is 65.4%.

With respect to one (1) Mortgaged Property identified as “120 Halsted Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the related appraisal provided an “as-is” value which included an extraordinary assumption that the borrower has successfully received the tax abatement with the City of East Orange, New Jersey. The borrower has submitted an application for the tax abatement with the municipality. At origination, the borrower was required to reserve $365,000 as additional security for the Mortgage Loan in the event the application for the tax abatement is denied. The borrower is also required to reserve $14,583 monthly in connection with the pending application until the earlier of (i) May 1, 2019 and (ii) the date on which the borrower delivers evidence reasonably satisfactory to the lender that the City of East Orange has approved the borrower’s application for the tax abatement on the terms and conditions set forth in the loan documents. Please see “Description of the Mortgage Pool—Risks Relating to the Mortgage Loans—Real Estate and Other Tax Considerations” for additional information and details regarding the proposed tax abatement for the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 27 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and

Warranties” and “Annex E-2—Exceptions to GACC Mortgage Loan Representations and Warranties”, as applicable, for additional information.

•	With respect to one (1) Mortgaged Property identified as “Quaker Bridge Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 9.3% of the Initial Pool Balance, the liability of the guarantor under its related guaranty (including any replacement guarantor permitted in accordance with the Mortgage Loan documents) is capped at $36,000,000 plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

•	With respect to one (1) Mortgaged Property identified as “Williamsburg Premium Outlets” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the liability of the guarantor under its related guaranty is capped at an amount equal to 20% of the original principal balance of the related Whole Loan for so long as Simon Property Group, L.P. (“Simon L.P.”) is the guarantor. In addition, subject to the satisfaction of certain requirements in the related loan documents, the related borrower under each such Mortgage Loan is permitted to replace the existing guarantor with an entity controlled by Simon L.P. or Simon Property Group, Inc. for liabilities covered under the existing guaranty (which includes environmental indemnity provisions) for each such Mortgage Loan accruing after the date of such replacement.

•	With respect to twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, a preferred equity interest has been issued in an upper-tier owner of the borrowers. If the preferred equity owner exercises its right to effectuate a change in control of the borrowers, it will be required to provide a replacement guarantor as non-recourse carve-out guarantor and environmental indemnitor, and the existing non-recourse carve-out guarantor and environmental indemnitor will not be liable with respect to events arising from and after such change in control. The liability of any such replacement guarantor under its non-recourse carveout guaranty for voluntary or collusive bankruptcy and similar events will be capped at an amount equal to the original principal balance of the Whole Loan plus accrued and unpaid interest times 0.20.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as “Palisades Center” on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, the related loan documents provide that the guarantor’s liability for any breach or violation of any of the following full recourse carveouts is capped at an amount equal to 20% of the amount of the Whole Loan: (i) the borrower filing a voluntary petition under any bankruptcy or insolvency law; (ii) the filing of an involuntary petition against the borrower under any bankruptcy or insolvency law, in which the borrower or mezzanine borrower colludes with, or otherwise assists such creditors, or solicits or causes to be solicited petitioning creditors for any involuntary petition against the borrower; (3) the borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other party under any bankruptcy or insolvency law; (4) the borrower or mezzanine borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the borrower or any portion of the Mortgaged Property; (5) the borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (other than to the lender, in financial statements or unless failure to make such admission would be a violation of law), its insolvency or inability to pay its debts as they become due; or (6) the borrower seeking substantive consolidation in connection with a bankruptcy of the borrower or any affiliate.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and four years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in “Annex D-1—JPMCB Mortgage Loan Representations and Warranties”, representation and warranty number 41 in “Annex E-1—GACC Mortgage Loan Representations and Warranties” and the exceptions to those representations and warranties in “Annex D-2—Exceptions to JPMCB Mortgage Loan Representations and Warranties” for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as “120 Halsted Street” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, the borrower has submitted an application to the City of East Orange, New Jersey, for a tax abatement. If approved, real estate taxes for the Mortgaged Property would be frozen at an amount equal to $53,832 for the next five years. The mortgage loan seller underwrote real estate taxes based on the full unabated tax expense for the year as concluded by the appraiser, less the average present value of the tax abatements over a 10 year term discounted by 8.5%. In the first year after expiration of the tax abatement program, real estate taxes will increase from $53,832 to approximately $167,886. At origination, the borrower was required to reserve $365,000 as additional security in the event the application for the tax abatement is denied. The borrower is also required to reserve $14,583 monthly for the loan in connection with the pending application until the earlier of (i) May 1, 2019 and (ii) the date on which the borrower delivers evidence reasonably satisfactory to the lender that the City of East Orange has approved the borrower’s application for the tax abatement (the “Abatement Release Criteria”). Once the borrower has satisfied the Abatement Release Criteria (which includes confirmation that, after giving effect to the abatement, the borrower’s remaining tax liability will not exceed $60,000 per year for a period of not less than five years), the funds are required to be either deposited into the lockbox account or disbursed to the borrower if the lockbox has not been established. We cannot assure you that the pending application for a tax abatement will be approved or that the reserved amounts are sufficient to pay the full unabated real estate tax expenses.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Eleven (11) Mortgage Loans, representing approximately 38.3% of the Initial Pool Balance, provide for payments of interest only for the first 12 to 72 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date or Anticipated Repayment Date.

Five (5) Mortgage Loans, representing approximately 30.0% of the Initial Pool Balance, are interest-only for the entire term of the Mortgage Loans.

Thirteen (12) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 24.2% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

One (1) Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, is interest-only for the entire term of the Mortgage Loan up to its anticipated repayment date.

One (1) Mortgage Loan, representing approximately 0.7% of the Initial Pool Balance, provides for amortization of the related Mortgage Loan over the term of the related Mortgage Loan.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	17	$451,774,363	50.6%
6	12	411,025,020	46.0
9	1	30,000,000	3.4
Total:	30	$892,799,383	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	25	$712,257,911	79.8%
5	3	104,966,000	11.8
2 (once per year)	1	44,721,472	5.0
5 (twice per year)	1	30,854,000	3.5
Total:	30	$892,799,383	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

One (1) Mortgage Loan secured by one (1) Mortgaged Property identified as “Sanofi Office Complex” on Annex A-1 (such Mortgage Loan, the “ARD Loan”), collectively representing approximately 6.7% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

On or after its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class NR certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 36 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium.  See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to one (1) Mortgaged Property identified as “787 Seventh Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the related borrower may, at its option, at any time after the related defeasance lockout period (i) defease the entire Whole Loan or (ii) prepay the outstanding principal balance of the Whole Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount. In addition, with respect to the Mortgaged Property identified as “787 Seventh Avenue” on Annex A-1, the borrower is permitted to prepay a portion of the outstanding principal balance of the Whole Loan to avoid a reserve trigger period or a low debt yield trigger period, subject to certain conditions, including a pro rata prepayment of the related mezzanine loan and together with payment of the greater of a yield maintenance charge and a prepayment premium, if applicable. In addition, one (1) Mortgage Loan identified as “One Harbor Point Square” on Annex A-1, representing approximately 4.6% of the Initial Pool Balance, permits the related borrower: (i) at any time during the defeasance lockout period, to prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment fee, and (ii) at any time after the related defeasance lockout period, to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount or defease the related Mortgage Loan.

With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the related Mortgage Loan documents allow the borrowers to prepay a portion of the outstanding principal balance of the Whole Loan to avoid a cash sweep period triggered by a low debt service coverage ratio, subject to certain conditions, including the payment of the applicable prepayment premium.

Nine (9) of the Mortgage Loans identified as “Equity Inns Portfolio”, “DoubleTree Houston Intercontinental Airport”, “Naples Grande Beach Resort”, “Saint Germaine Apartments”, “Palisades Center”, “Sun MHC Portfolio”, “New Town Collier Portfolio”, “Legends at Kingsville”, “Heights Boulevard Portfolio” on Annex A-1, representing approximately 30.1% of the Initial Pool Balance, permit the related borrower, after a lockout period of 13 to 29 payments following the origination date (except in the case of the Mortgage Loan identified as “Palisades Center” on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, for which there is no lockout period), to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	11	27.2%
4	12	38.9
5	3	8.9
7	3	21.7
36	1	3.4
Total	30	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-one (21) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 69.9% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date. In addition, the terms of three (3) Mortgage Loans identified as “Quaker Bridge Mall”, “787 Seventh Avenue” and “Four Penn Center” on Annex A-1, representing approximately 21.4% of the Initial Pool Balance, permit the related borrower at any time after the related defeasance lockout period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan. In addition, one (1) Mortgage Loan identified as “One Harbor Point Square” on Annex A-1, representing approximately 4.6% of the Initial Pool Balance, permits the related borrower: (i) at any time during the defeasance lockout period, to prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment fee, and (ii) at any time after the related defeasance lockout period, to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment fee or defease the related Mortgage Loan.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a

Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

•	With respect twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, on and after December 31, 2017, the borrower has the right to obtain the release of one or more of the related Mortgaged Properties in connection with a third-party, arms-length sale of such Mortgaged Property(ies) (or with respect to up to two of such Mortgaged Properties at which hotel operations have ceased and are no longer commercially viable, in connection with a sale to an affiliate) upon, among other conditions, (i) no event of default exists, (ii) the payment of (A) a release price equal to the greater of (x) 115% of the allocated loan amount of the subject Mortgaged Property(ies) and (y) 100% of the net sales proceeds of the subject Mortgaged Property(ies) after deducting the closing costs of the sale, which costs are required to be capped at 6% of gross sales proceeds, and (B) such additional amount as is necessary to satisfy the loan-to-value and debt service coverage tests below, (iii) the debt service coverage ratio of the remaining properties is not less than the greater of 2.35x and the debt service coverage ratio immediately prior to the release, (iv) the loan-to-value ratio of the remaining properties is not greater than the lesser of 64.4% and the loan-to-value ratio immediately prior to the release, (v) payment of a yield maintenance premium on the portion of the principal balance being prepaid in connection with such release and interest accrued to the next payment date, and (vi) if such release would result in a loan-to-value ratio greater than 125%, payment of a “qualified amount” as such term is defined in Internal Revenue Service Revenue Procedure 2010-30, unless lender receives an opinion of counsel that failure to make such payment will not cause the issuing entity to fail to maintain its status as a REMIC. If, as a result of a casualty or condemnation, the application of net proceeds or awards to prepay the related Whole Loan results in a reduction of the outstanding principal balance of the related Whole Loan in an amount greater than 60% of the allocated loan amount of the affected Mortgaged Property, then, the related borrower may obtain a release of such Mortgaged Property upon satisfaction of the same conditions as described above, except that the required payment to lender is equal to the sum of (i) the difference, if any, between 115% of the allocated loan amount of such affected Mortgaged Property and the net proceeds previously applied, plus (ii) all interest which would have accrued to the next payment date, and will not include a yield maintenance premium.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the Mortgaged Property is benefitted by an insured parking easement which provides non-exclusive parking rights to the related borrower. The related Mortgage Loan documents permit the borrower to terminate the parking easement (and therefore remove such easement from the lien of the related mortgage) provided, among other things: (i) prior to (or concurrently with) termination of the parking easement, the grantor thereunder (or an affiliate thereof) is required to grant a new parking easement on a nearby parcel on substantially the same terms as the parking easement which is being terminated, (ii) the borrower provides evidence that the termination and replacement of the parking easement satisfies all REMIC requirements and (iii) after giving effect to the termination and replacement of the parking easement, the Mortgaged Property continues to satisfy all zoning requirements relating to parking and the borrower is in a position to satisfy all parking obligations set forth in the leases at the Mortgaged Property.

•	With respect to eight (8) Mortgaged Properties identified as “High Crossing Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.4% of the Initial Pool Balance, the borrower may obtain the release of an individual Mortgaged Property after the expiration of the defeasance lockout period upon a refinancing or bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrower partially defeases the Mortgage Loan in an amount equal to (a) with respect to the Mortgaged Property identified as “High Crossing Portfolio – CarMax” on Annex A-1, the greater of 100% of the net sales proceeds (which may not be less than 94% of gross sales proceeds) or 120% of the allocated loan amount for such individual Mortgaged Property and (b) with respect to any of the other Mortgaged Properties in the High Crossing Portfolio, the greater of 100% of the net sales proceeds (which may not be less than 94% of gross sales proceeds) or 125% of the allocated loan amount for such individual Mortgaged Property and (ii) after giving effect to such release (a) the debt service coverage ratio based on the trailing 12-month period for the remaining Mortgaged Properties is equal to or greater than the greater of the debt service coverage ratio immediately preceding such sale and 1.38x, and (b) the loan-to-value ratio for the remaining Mortgaged Properties is equal to or less than the lesser of the loan-to-value ratio immediately preceding such sale and 67.8%; provided that the borrower is not permitted to release more than the CarMax Mortgaged Property and two (2) other Mortgaged Properties.

•	With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the Mortgage Loan documents permit the borrowers to release 50 bungalow units from the lien of the security instrument after the expiration of the lockout period and prior to the commencement of the open period, subject to the satisfaction of conditions set forth in the related loan documents, including: (i) partial prepayment of the Mortgage Loan in an amount equal to $17,365,000 plus the yield maintenance premium, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Property will be greater than the greater of (A) the debt service coverage ratio immediately preceding the release, based on the trailing 12-month period and (B) the debt service coverage ratio on the origination date, (iii) after giving effect to the release, the loan-to-value ratio of the Mortgaged Property does not exceed the loan-to-value ratio as of the origination date of the Mortgage Loan, and (iv) the release is permitted under REMIC requirements in effect as of each of (A) the date the lender receives notice of the request to release the bungalow units and (B) the date of the consummation of the release of the units.

•	With respect to one (1) Mortgaged Property identified as “Naples Grande Beach Resort” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the Mortgage Loan documents permit the borrowers to release a parcel containing tennis courts from the lien of the security instrument without the payment of any release price or prepayment premium. The tennis court parcel was released on February 11, 2016, in accordance with the Mortgage Loan documents.

•	With respect to three (3) Mortgaged Properties identified as “Barrett Lakes Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.9% of the Initial Pool Balance, the borrower is permitted to obtain the release of one (1) parcel that is a portion of one of the Mortgaged Properties, which consists of a portion of the parking lot (the “Substituted Parcel”) from the lien of the security instrument by substituting another adjacent parcel owned by an affiliate of the borrower (the “Substitute Parcel”) at any time during the term of the Mortgage Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the lender receives an appraisal of the Substitute Parcel and Substituted Parcel, dated no more than 45 days prior to the substitution date, which appraisal must indicate that the fair market value of the Substitute Parcel is not less than 100% of the fair market value of the Substituted Parcel as of the date immediately preceding the substitution, (ii) after giving effect to the substitution, the debt service coverage ratio (as calculated in the mortgage loan documents) is not less than the greater of (A) the debt service coverage ratio as of the origination date and (B) the debt service coverage ratio as of the date immediately preceding the substitution, (iii) the lender receives an endorsement to the title insurance policy and a current survey, (iv) the intended use of the Substituted Parcel does not have a material adverse effect on the access, value, use, operation or occupancy of the post-substitution property, (v) compliance with all applicable legal requirements necessary to split the Substituted Parcel from the property, (vi) the lender receives an updated zoning report, certificates of insurance and a Phase I environmental report relating to the Substituted Parcel, and (vii) the lender receives any required updates to the organizational documents, management agreements and mortgage loan documents.

•	With respect to one (1) Mortgaged Property identified as “Palisades Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to release the JCPenney parcel from the lien of the related security instrument at any time during the term of the Mortgage Loan, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including, without limitation: (i) partial prepayment of the Mortgage Loan in an amount equal to $8,444,732 plus the yield maintenance premium (if applicable), (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Property will be equal to or greater than 1.53x (the debt service coverage ratio is calculated excluding any rent from tenants that may not be due and payable following such release as a result of the co-tenancy provisions under the related leases), (iii) after giving effect to the release, the loan-to-value ratio of the Mortgaged Property (including any related mezzanine loan) does not exceed 63.6%, (iv) none of Macy’s, Lord & Taylor or Target has vacated its space or ceased operations at the Mortgaged Property, (v) the borrower provides evidence that it has purchased the leasehold interest in the JCPenney lease and that the lease has been terminated and (vi) the release is permitted under REMIC requirements.

•	With respect to twelve (12) Mortgaged Properties identified as “Sun MHC Portfolio” on Annex A-1, securing approximately 3.3% of the Initial Pool Balance, the borrowers may obtain the release of an individual Mortgaged Property after the expiration of the lockout period pursuant to a bona fide third-party sale provided that (i) the borrowers prepay a release amount equal to 115% of the allocated loan amount of such Mortgaged Property, together with a prepayment premium equal to the greater of 1% of the prepayment and a yield maintenance premium, (ii) after giving effect to such release, the debt service coverage ratio of the remaining properties is not less than the greater of the debt service coverage ratio immediately preceding such release and 1.56x, provided that borrowers may prepay an additional amount, together with the related prepayment premium, in order to satisfy such debt service coverage ratio, and (iii) following such prepayment, the Mortgage Loan shall have a loan-to-value ratio not greater than 125%. Such release is permitted in connection with a sale either (i) to an entity that is not affiliated with any borrower or guarantor, or (ii) to an entity in which Ross H. Partrich (the non-recourse carveout guarantor) (but not a North Star entity) owns an interest; provided that if Ross H. Partrich then owns 15% or more of the ownership interest in the borrowers, (A) the sale must be for the fair market value of the Mortgaged Property as determined pursuant to an appraisal dated not more than 120 days prior to the transaction date, signed by a qualified, independent MAI appraiser reasonably approved and engaged by lender with no interest, direct or indirect, in the Mortgage Loan or any Mortgaged Property, and whose compensation is not affected by the fair market value of such Mortgaged Property, and (B) the required release prepayment is the greater of 100% of net sales proceeds and 125% of the allocated loan amount of the Mortgaged Property being released. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

•	With respect to three (3) Mortgaged Properties identified as “Hall Office Park A1/G1/G3” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the borrowers may obtain the release of an individual Mortgaged Property after the expiration of the defeasance lockout period upon a refinancing or bona fide third-party sale of such Mortgaged Property, provided, among other things, (i) the borrowers partially defease the Mortgage Loan in an amount equal to 115% of the allocated loan amount for the Mortgaged Property to be released in connection with a bona fide third-party sale or 125% of the allocated loan amount for such individual Mortgaged Property upon a refinancing of such Mortgaged Property, and (ii) after such sale or refinancing, as applicable, and defeasance, (A) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.30x, and (B) the loan-to-value ratio for the remaining Mortgaged Properties is no greater than the lesser of the loan-to-value immediately preceding such sale and 73.8%.

•	With respect to two (2) Mortgaged Properties identified as “New Town Collier Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.7% of the Initial Pool Balance, the Mortgage Loan documents permit the borrowers to release either Mortgaged Property securing the Mortgage Loan from the lien of the related security instrument after the expiration of the lockout period, subject to the satisfaction of conditions set forth in the related Mortgage Loan documents, including, without limitation: (i) partial prepayment of the Mortgage Loan in an amount equal to 115% of the allocated loan amount (which is $12,896,557 for the New Town Commerce Center Mortgaged Property and $10,853,443 for the Collier Park of Commerce Mortgaged Property) plus the yield maintenance premium (if applicable), (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Property will be equal to or greater than the greater of (A) 1.30x, and (B) the debt service coverage ratio immediately preceding the release, based on the trailing 12-month period, (iii) after giving effect to the release, the loan-to-value ratio of the Mortgaged Property (including any related mezzanine loan) does not exceed 70.3%, and (iv) the release is permitted under REMIC requirements. The Mortgage Loan documents provide that the borrowers have the right to prepay a portion of the Mortgage Loan in accordance with the Mortgage Loan documents (including, without limitation, the payment of the yield maintenance premium) in order to satisfy the debt service coverage ratio or loan-to-value ratio tests described above.

Furthermore, some of the Mortgage Loans, including, without limitation, four (4) Mortgage Loan identified as “Quaker Bridge Mall”, “Williamsburg Premium Outlets”, “Palisades Center” and “Bella Vista” on Annex A-1, representing approximately 19.4% of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-one (21) of the Mortgage Loans representing approximately 55.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Ten (10) of the Mortgage Loans representing approximately 44.1% of the Initial Pool Balance, are secured or partially secured by mixed use, office, retail and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Thirteen (13) of the Mortgage Loans representing approximately 36.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover capital expenditures and replacements.

Ten (10) of the Mortgage Loans representing approximately 22.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

With respect to one (1) Mortgaged Property identified as “Quaker Bridge Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 9.3% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to deliver a guaranty from the non-recourse carveout guarantor (or any guarantor that replaces the current guarantor in accordance with the Mortgage Loan documents) in lieu of making cash deposits into the tenant improvement and leasing commission reserve, provided that there is no event of default and the debt service coverage ratio based on the trailing four quarter period is no less than 1.30x for two consecutive quarters. Upon delivery of the guaranty, the Mortgage Loan documents require that remaining funds in the reserve be disbursed to the borrower.

With respect to one (1) Mortgaged Property identified as “DoubleTree Houston Intercontinental Airport” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the borrower delivered a letter of credit in the amount of $5,980,000 on the origination date of the Mortgage Loan in lieu of a cash reserve for a property improvement plan in effect at origination of the Mortgage Loan. At such time that the remaining cost to complete the renovations is $2,990,000 or less, the Mortgage Loan documents provide that the letter of credit may be reduced by the borrower to an amount equal to $2,990,000.

With respect to two (2) Mortgaged Properties identified as “Palisades Center” and “333 Market Street (Port of Oakland Industrial)” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.0% of the Initial Pool Balance, the borrower is permitted to deposit cash or a letter of credit with the lender to cure a cash sweep period caused by a low debt service coverage ratio, which is required to be held by the lender as additional collateral. At such time that the borrower satisfies the required debt service coverage ratio to otherwise cure the cash sweep period, the funds on deposit in the reserve are required to be released to the borrower in accordance with the Mortgage Loan documents.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
CMA Lockbox	12	$466,277,934	52.2%
Hard Lockbox	6	258,800,000	29.0
Springing Lockbox	12	167,721,449	18.8
Total:	30	$892,799,383	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—German American Capital Corporation—GACC’s Underwriting Guidelines and Processes”.

With respect to three (3) Mortgaged Properties identified as “Quaker Bridge Mall”, “100 East Pratt” and “Four Penn Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 21.4% of the Initial Pool Balance, JPMCB did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. In addition, with respect to the Mortgaged Properties identified as “100 East Pratt” and “Four Penn Center” on Annex A-1, JPMCB did not obtain questionnaires from the related borrower sponsors relating to litigation, bankruptcy and criminal charges. These represent exceptions to the underwriting guidelines for JPMCB. JPMCB’s decision to include the Mortgage Loans notwithstanding the exceptions was supported by the compensating factors that JPMCB was able to effectively evaluate the financial capacity, real estate experience and litigation and criminal backgrounds of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. Based on these compensating factors, JPMCB approved inclusion of the Mortgage Loans in this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan and Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
787 Seventh Avenue	$60,000,000	6.7%	$220,000,000	$720,000,000	$1,000,000,000	4.06000%	29.3%	51.7%	3.53x	1.89x
One Harbor Point Square	$41,000,000	4.6%	$16,900,000	$41,000,000	$98,900,000	5.74195%	68.8%	83.0%	1.55x	1.13x
Palisades Center(3)	$30,000,000	3.4%	$141,500,000	$388,500,000	$560,000,000	4.81000%	29.4%	63.6%	4.62x	1.64x

(1)	Calculated including the mezzanine debt and any related Pari Passu Companion Loan(s) and Subordinate Companion Loans.

(2)	Calculated including any related Pari Passu Companion Loan(s) and excluding the Subordinate Companion Loans and any mezzanine debt.

(3)	The Mezzanine Debt Cut-off Date Balance reflects the principal balance as of the Cut-off Date for a $75,000,000 senior mezzanine loan and a $66,500,000 junior mezzanine loan, which were co-originated by JPMCB and Barclays Bank PLC.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified as “787 Seventh Avenue”, “One Harbor Point Square” and “Palisades Center” on Annex A-1, representing approximately 14.7% of the Initial Pool Balance, is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan, unless (i) no event of default under the related Mortgage Loan is then continuing and (ii) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio		Combined Minimum Debt Service Coverage Ratio		Combined Minimum Debt Yield	Intercreditor Agreement Required
Naples Grande Beach Resort	$35,000,000	62.6%	(1)	1.63x	(1)	N/A	Yes
Palisades Center(2)	$30,000,000	63.6%	(1)	1.53x	(1)	7.9%	Yes
New Town Collier Portfolio(3)	$23,721,883	70.3%		1.30x		N/A	Yes
Bella Vista	$9,742,382	77.5%		1.27x		N/A	Yes
Home2Suites Hilton Lehi(3)(4)	$8,125,000	65.0%		2.21x		14.0%	Yes

(1)	The Mortgage Loan documents provide that the Combined Maximum LTV Ratio and Combined Minimum Debt Service Coverage Ratio may not exceed the loan-to-value ratio and debt service coverage ratio as of the origination date of the Mortgage Loan, which are shown in the table above.

(2)	The Mortgage Loan documents and mezzanine loan documents provide that the borrower under the existing junior mezzanine loan has the right to receive an additional advance of principal under the junior mezzanine loan for the purpose of developing a portion of the Mortgaged Property that is currently vacant. At such time that the junior mezzanine lender delivers a term sheet for the advance to the junior mezzanine borrower, the junior mezzanine borrower may receive an additional advance in an amount not greater than an amount equal to the lesser of (a) $75,000,000 and (b) the amount, which when added to the then outstanding principal balance of the mezzanine loans and the Mortgage Loan yields: (i) a combined loan-to-value ratio that does not exceed 63.6%; (ii) a combined debt yield that is no less than 7.9%; and (iii) the projected combined debt service coverage ratio for the succeeding 12 months that is not less than the greater of (A) 1.53x and (B) the combined debt service coverage ratio for the immediately preceding 12 months. The Combined Maximum LTV Ratio, Combined Minimum Debt Service Coverage Ratio and Combined Minimum Debt Yield above reflect such amounts as of the origination date of the Mortgage Loan.

(3)	Future mezzanine debt is allowed only in connection with a bona fide sale of the related Mortgaged Property and assumption of the related Mortgage Loan in accordance with the related Mortgage Loan documents.

(4)	Future mezzanine debt is capped at $3,000,000.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and repurchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust (collectively, “Equity Inns PE Member”), each an affiliate of Whitehall Street Global Real Estate Partnership 2007 (which is the real estate private equity unit of Goldman Sachs Group, Inc., which is an affiliate of Goldman, Sachs & Co., one of the underwriters) holds a preferred equity interest with an outstanding balance immediately following the payment date thereon in December 2015 of $65,743,257 in an upper-tier affiliate of the borrowers (“Holdco”). Provided no Equity Inns PE Changeover Event (as defined below) has occurred, Equity Inns PE Member is entitled to a preferred return on its investment payable from cash flow from the Equity Inns Portfolio Mortgaged Properties, equal to 7.5% for the period ending August 27, 2016 and 8.0% thereafter. If an Equity Inns PE Changeover Event has occurred, Equity Inns PE Member is entitled to an increase of 5.0% above such preferred return. 50% of the Equity Inns PE Member’s original capital contributions are required to be paid to Equity Inns PE Member by February 27, 2018 and 100% are required to be paid to Equity Inns PE Member by February 27, 2019. The balance of the preferred equity investment (inclusive of all returns) is required to be redeemed in full by payment to Equity Inns PE Member of (i) all its capital contributions and (ii) Equity Inns PE Member’s required return plus (iii) any other amounts due to Equity Inns PE Member on or prior to the earlier of (x) the first occurrence of an Equity Inns PE Changeover Event or (y) January 4, 2021 (the “Mandatory Equity Inns PE Redemption Date”). Upon the occurrence of certain events (each an “Equity Inns PE Changeover Event”) set forth in Holdco’s organizational documents (including Holdco’s failure to pay the monthly preferred return, the failure to repay Equity Inns PE Member’s capital contributions as provided in Holdco’s operating agreement and the failure to redeem the preferred equity investment by the Mandatory Equity Inns PE Redemption Date), Equity Inns PE Member is entitled to take over control of Holdco and thereby control over the borrowers. In the event Equity Inns PE Member takes control of Holdco, any replacement guarantee will provide that liability of the replacement guarantor for voluntary bankruptcy and related carveouts will be capped at an amount equal to the original principal balance of the Mortgage Loan plus accrued and unpaid interest times 0.20.

The lender and Equity Inns PE Member entered into a recognition agreement. Among other things, the recognition agreement contains acknowledgements from Equity Inns PE Member that upon an event of default under the Equity Inns Portfolio Mortgage Loan or upon the occurrence of a cash sweep event period under the Equity Inns Portfolio Mortgage Loan no cash from the related Mortgaged Properties will be distributed to Equity Inns PE Member, until the Equity Inns Portfolio Mortgage Loan has been paid in full or the distribution hold has been revoked or withdrawn by lender; however, such agreement does not prevent the Equity Inns PE Member from exercising its right to take control of the borrowers due to its failure to receive amounts due to it under the preferred equity documents. The recognition agreement requires the lender to give Equity Inns PE Member copies of any default notices given to the borrowers and grants Equity Inns PE Member the opportunity to cure such defaults by the borrowers.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

•	With respect to one (1) Mortgaged Property identified as “Quaker Bridge Mall” on Annex A-1, securing one (1) Mortgage Loan representing approximately 9.3% of the Initial Pool Balance, the Mortgage Loan documents permit the pledge of direct or indirect equity interests in the borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, and there is no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

•	With respect to one (1) Mortgaged Property identified as “One Harbor Point Square” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.6% of the Initial Pool Balance, the Mortgage Loan documents permit the pledge of indirect interests in the borrower (i) of a minority, non-controlling interest or (ii) to secure a parent level credit facility involving substantially all of the interests held by such parent and are not tied specifically to the cash flow of the related Mortgaged Property, and there is no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties or the portfolio of Mortgaged Properties identified on Annex A-1 as “Quaker Bridge Mall”, “787 Seventh Avenue”, “100 East Pratt”, “Sanofi Office Complex”, “Williamsburg Premium Outlets”, “Four Penn Center”, “Equity Inns Portfolio”, “One Harbor Point Square”, “Naples Grande Beach Resort”, “Palisades Center”, “Sun MHC Portfolio” and “Hall Office Park A1/G1/G3” is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loan(s) are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. GACC is currently the holder of the “Controlling Companion Loan” with respect to the One Harbor Point Square Whole Loan.

“Non-Serviced Certificate Administrator” means the COMM 2016-787S Certificate Administrator, the WFCM 2016-C33 Certificate Administrator, the DBJPM 2016-C1 Certificate Administrator, the COMM 2015-LC23 Certificate Administrator, the JPMBB 2016-C1 Certificate Administrator, the JPM 2016-PLSD Certificate Administrator, the COMM 2016-DC2 Certificate Administrator or with respect to the One Harbor Point Square Whole Loan, after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA, as applicable.

“Non-Serviced Companion Loan” means each of the 787 Seventh Avenue Companion Loans, the Sanofi Office Complex Pari Passu Companion Loans, the Williamsburg Premium Outlets Pari Passu Companion Loans, the Equity Inns Portfolio Pari Passu Companion Loans, after the Servicing Shift Securitization Date, the One Harbor Point Square Companions Loan, the Naples Grande Beach Resort Pari Passu Companion Loans, the Palisades Center Pari Passu Companion Loans, the Sun MHC Portfolio Pari Passu Companion Loan, and the Hall Office Park A1/G1/G3 Pari Passu Companion Loan.

“Non-Serviced Directing Certificateholder” means the COMM 2016-787S Directing Certificateholder, the WFCM 2016-C33 Directing Certificateholder, the DBJPM 2016-C1 Directing Certificateholder, the COMM 2015-LC23 Directing Certificateholder, the JPMBB 2016-C1 Directing Certificateholder, the COMM 2016-DC2 Directing Certificateholder or after the Servicing Shift Securitization Date, the directing certificateholder under the Servicing Shift PSA, as applicable.

“Non-Serviced Intercreditor Agreement” means each of the 787 Seventh Avenue Intercreditor Agreement, the Sanofi Office Complex Intercreditor Agreement, the Williamsburg Premium Outlets Intercreditor Agreement, the Equity Inns Portfolio Intercreditor Agreement, the One Harbor Point Square Intercreditor Agreement, the Naples Grande Beach Resort Intercreditor Agreement, the Palisades Center Intercreditor Agreement, the Sun MHC Portfolio Intercreditor Agreement and the Hall Office Park A1/G1/G3 Intercreditor Agreement.

“Non-Serviced Master Servicer” means the COMM 2016-787S Master Servicer, the WFCM 2016-C33 Master Servicer, the DBJPM 2016-C1 Master Servicer, the COMM 2015-LC23 Master Servicer, the JPMBB 2016-C1 Master Servicer, the JPM 2016-PLSD Master Servicer, the COMM 2016-DC2 Master Servicer or after the Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Mortgage Loan” means each of the 787 Seventh Avenue Mortgage Loan, the Sanofi Office Complex Mortgage Loan, the Williamsburg Premium Outlets Mortgage Loan, the Equity Inns Portfolio Mortgage Loan, the Naples Grande Beach Resort Mortgage Loan, the Palisades Center Mortgage Loan, the Sun MHC Portfolio Mortgage Loan and the Hall Office Park A1/G1/G3 Mortgage Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan related to the issuing entity.

“Non-Serviced Operating Advisor” means the WFCM 2016-C33 Operating Advisor, the DBJPM 2016-C1 Operating Advisor, the COMM 2015-LC23 Operating Advisor, the JPMBB 2016-C1 Operating Advisor, the COMM 2016-DC2 Operating Advisor or after the Servicing Shift Securitization Date, the operating advisor under the related Servicing Shift PSA, as applicable.

“Non-Serviced PSA” means the COMM 2016-787S TSA, the WFCM 2016-C33 PSA, the DBJPM 2016-C1 PSA, the COMM 2015-LC23 PSA, the JPMBB 2016-C1 PSA, the JPM 2016-PLSD TSA, the COMM 2016-DC2 PSA or after the Servicing Shift Securitization Date, the related Servicing Shift PSA, as applicable.

“Non-Serviced Securitization Trust” means the COMM 2016-787S Securitization Trust, the WFCM 2016-C33 Securitization Trust, the DBJPM 2016-C1 Securitization Trust, the COMM 2015-LC23 Securitization Trust, the JPMBB 2016-C1 Securitization Trust, the JPM 2016-PLSD Securitization Trust, the COMM 2016-DC2 Securitization Trust or after the Servicing Shift Securitization Date, the related Servicing Shift Securitization Trust, as applicable.

“Non-Serviced Special Servicer” means the COMM 2016-787S Special Servicer, the WFCM 2016-C33 Special Servicer, the DBJPM 2016-C1 Special Servicer, the COMM 2015-LC23 Special Servicer, the JPMBB 2016-C1 Special Servicer, the JPM 2016-PLSD Special Servicer, the COMM 2016-DC2 Special Servicer or after the Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Trustee” means the COMM 2016-787S Trustee, the WFCM 2016-C33 Trustee, the DBJPM 2016-C1 Trustee, the COMM 2015-LC23 Trustee, the JPMBB 2016-C1 Trustee, the JPM 2016-PLSD Trustee, the COMM 2016-DC2 Trustee or after the Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA, as applicable.

“Non-Serviced Whole Loan” means each of the 787 Seventh Avenue Whole Loan, the Sanofi Office Complex Whole Loan, the Williamsburg Premium Outlets Whole Loan, the Equity Inns Portfolio Whole Loan, the Naples Grande Beach Resort Whole Loan, the Palisades Center Whole Loan, the Sun MHC Portfolio Whole Loan, and the Hall Office Park A1/G1/G3 Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Pari Passu Companion Loan” means each of the Quaker Bridge Mall Pari Passu Companion Loans, the 787 Seventh Avenue Pari Passu Companion Loans, the 100 East Pratt Pari Passu Companion Loans, the Sanofi Office Complex Pari Passu Companion Loans, the Williamsburg Premium Outlets Pari Passu Companion Loans, the Four Penn Center Pari Passu Companion Loan, the Equity Inns Portfolio Pari Passu Companion Loans, the One Harbor Point Square Pari Passu Companion Loan, the Naples Grande Beach Resort Pari Passu Companion Loans, the Palisades Center Pari Passu Companion Loans, the Sun MHC Portfolio Pari Passu Companion Loan and the Hall Office Park A1/G1/G3 Pari Passu Companion Loan.

“Serviced Companion Loan” means each of the Quaker Bridge Mall Companion Loans, the 100 East Pratt Pari Passu Companion Loans and the Four Penn Center Pari Passu Companion Loan. Prior to the Servicing Shift Securitization Date, the One Harbor Point Square Companion Loan will be a Serviced Companion Loan related to the issuing entity.

“Serviced Pari Passu Companion Loan” means each of the Quaker Bridge Mall Pari Passu Companion Loans, the 100 East Pratt Pari Passu Companion Loans and the Four Penn Center Pari Passu Companion Loan. Prior to the Servicing Shift Securitization Date, the One Harbor Point Square Pari Passu Companion Loan will be a Serviced Pari Passu Companion Loan related to the issuing entity.

“Serviced Pari Passu Mortgage Loan” means each of the Quaker Bridge Mall Mortgage Loan, the 100 East Pratt Mortgage Loan and the Four Penn Center Mortgage Loan. Prior to the Servicing Shift Securitization Date, the One Harbor Point Square Mortgage Loan will be a Serviced Pari Passu Mortgage Loan.

“Serviced Whole Loan” means each of the Quaker Bridge Mall Whole Loan, the 100 East Pratt Whole Loan and the Four Penn Center Whole Loan. Prior to the Servicing Shift Securitization Date, the One Harbor Point Square Whole Loan will be a Serviced Whole Loan related to the issuing entity. On and after the Servicing Shift Securitization Date, the One Harbor Point Square Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the One Harbor Point Square Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the One Harbor Point Square PSA.

“Servicing Shift Securitization Date” means the One Harbor Point Square Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the One Harbor Point Square Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means each of the Quaker Bridge Mall Subordinate Companion Loan, the 787 Seventh Avenue Subordinate Companion Loan and the Palisades Center Subordinate Companion Loans.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Quaker Bridge Mall	$83,333,333	9.3%	$66,666,667	$30,000,000	45.0%	54.1%	2.29x	1.78x
787 Seventh Avenue(3)	$60,000,000	6.7%	$506,000,000	$214,000,000	29.3%	40.3%	3.53x	2.56x
100 East Pratt	$60,000,000	6.7%	$50,400,000	N/A	58.8%	58.8%	1.85x	1.85x
Sanofi Office Complex	$60,000,000	6.7%	$65,000,000	N/A	45.8%	45.8%	2.60x	2.60x
Williamsburg Premium Outlets	$50,000,000	5.6%	$135,000,000	N/A	54.8%	54.8%	2.52x	2.52x
Four Penn Center	$48,000,000	5.4%	$20,925,000	N/A	75.0%	75.0%	1.50x	1.50x
Equity Inns Portfolio	$44,800,000	5.0%	$187,200,000	N/A	64.4%	64.4%	2.30x	2.30x
One Harbor Point Square(4)	$41,000,000	4.6%	$41,000,000	N/A	68.8%	68.8%	1.55x	1.55x
Naples Grande Beach Resort	$35,000,000	3.9%	$130,000,000	N/A	62.6%	62.6%	1.63x	1.63x
Palisades Center(5)	$30,000,000	3.4%	$229,100,000	$159,400,000	29.4%	47.5%	4.62x	2.52x
Sun MHC Portfolio	$29,066,000	3.3%	$75,000,000	N/A	72.2%	72.2%	1.51x	1.51x
Hall Office Park A1/G1/G3	$27,900,000	3.1%	$28,000,000	N/A	73.8%	73.8%	1.41x	1.41x

(1)	Calculated based on the balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan.

(2)	Calculated based on the balance of the related Whole Loan including the Subordinate Companion Loans.

(3)	Excludes $220,000,000 of mezzanine debt.

(4)	Excludes $16,900,000 of mezzanine debt.

(5)	Excludes $141,500,000 of mezzanine debt.

The Serviced Whole Loans

The Quaker Bridge Mall Whole Loan

General

One (1) Mortgage Loan, identified as “Quaker Bridge Mall” (the “Quaker Bridge Mall Mortgage Loan”) on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of four (4) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Quaker Bridge Mall Mortgage Loan is evidenced by one (1) promissory note A-1 with a Cut-off Date Balance of $83,333,333. The related Pari Passu Companion Loan (the “Quaker Bridge Mall Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $66,666,667 that is not included in the issuing entity. The related Subordinate Companion Loan (the “Quaker Bridge Mall

Subordinate Companion Loan” and, together with the Quaker Bridge Mall Pari Passu Companion Loan, the “Quaker Bridge Mall Companion Loans”) is evidenced by Note B-1 and Note B-2 and is subordinate to the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan, with an aggregate Cut-off Date Balance of $30,000,000. Teachers Insurance and Annuity Association of America is the holder of the Quaker Bridge Mall Subordinate Companion Loan. Only the Quaker Bridge Mall Mortgage Loan is included in the issuing entity. The Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan are pari passu with each other in terms of priority. The Quaker Bridge Mall Subordinate Companion Loan is subordinate to the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan in terms of priority. The Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Companion Loans are collectively referred to in this prospectus as the Quaker Bridge Mall Whole Loan (the “Quaker Bridge Mall Whole Loan”). It is anticipated that the related Quaker Bridge Mall Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Quaker Bridge Mall Mortgage Loan and the rights of the holders of the Quaker Bridge Mall Companion Loans are subject to an Intercreditor Agreement (the “Quaker Bridge Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Quaker Bridge Mall Intercreditor Agreement.

Prior to the occurrence and continuance of a Control Appraisal Period, the holder of Note B-1 of the Quaker Bridge Mall Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Quaker Bridge Mall Whole Loan, each as more fully described below. A “Control Appraisal Period” will exist with respect to the Quaker Bridge Mall Whole Loan, if and for so long as (a)(1) the initial principal balance of such Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, such Subordinate Companion Loan, (y) any appraisal reductions for the Quaker Bridge Mall Whole Loan that are allocated to such Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Quaker Bridge Mall Whole Loan that are allocated to such Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of such Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of such Subordinate Companion Loan. The holder of the Quaker Bridge Mall Subordinate Companion Loan also has the right to purchase the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan in whole but not in part in certain instances as set forth below.

The holder of Note B-1 of the Quaker Bridge Mall Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Quaker Bridge Mall Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Control Appraisal Period not to occur.

Servicing

The Quaker Bridge Mall Whole Loan (including the Quaker Bridge Mall Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Quaker Bridge Mall Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Quaker Bridge Mall Intercreditor Agreement sets forth the respective rights of the holder of the Quaker Bridge Mall Mortgage Loan, the holder of the Quaker Bridge Mall Pari Passu Companion Loan and the holder of the Quaker Bridge Mall Subordinate Companion Loan with respect to distributions of funds received in respect of the Quaker Bridge Mall Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the

Quaker Bridge Mall Whole Loan, (ii) any other event of default for which the Quaker Bridge Mall Whole Loan is actually accelerated, (iii) any other event of default which causes the Quaker Bridge Mall Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of Note B-1 of the Subordinate Companion Loan or the default cure period has not yet expired and the holder of Note B-1 of the Subordinate Companion Loan is exercising its cure rights under the Quaker Bridge Mall Intercreditor Agreement), after payment of amounts for reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer or trustee, payments and proceeds received with respect to the Quaker Bridge Mall Whole Loan will generally be applied in the following order:

•	first, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

•	second, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to their respective percentage interests of principal payments received, if any, until their principal balances have been reduced to zero;

•	third, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

•	fourth, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product (i) of their respective percentage interest multiplied by (ii) their relative spread (as set forth in the Quaker Bridge Mall Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	fifth, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata basis any penalty charges;

•	sixth, to the extent the holder of Note B-1 of the Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Quaker Bridge Mall Intercreditor Agreement, to reimburse such holder for all such cure payments;

•	seventh, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balances of its note at its net interest rate;

•	eighth, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to its percentage interest of principal payments received, if any, until its balance has been reduced to zero;

•	ninth, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount up to its pro rata share of any prepayment premium or other fees received in respect of the Quaker Bridge Mall Whole Loan (based on the product of its percentage interest multiplied by its relative spread (as set forth in the Quaker Bridge Mall Intercreditor Agreement)) and to the extent paid by the borrower;

•	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Quaker Bridge Mall Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Quaker Bridge Mall Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

•	eleventh, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to any penalty charges received;

•	twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Quaker Bridge Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the Quaker Bridge Mall Mortgage Loan, the holder of the Quaker Bridge Mall Pari Passu Companion Loan and the holder of the Quaker Bridge Mall Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

•	thirteenth, if any excess amount is available to be distributed in respect of the Quaker Bridge Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the Quaker Bridge Mall Mortgage Loan, the holder of the Quaker Bridge Mall Pari Passu Companion Loan and the holder of the Quaker Bridge Mall Subordinate Companion Loan, based on their respective percentage interests.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer and trustee, payments and proceeds with respect to the Quaker Bridge Mall Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan pro rata in an amount equal to the accrued and unpaid interest on the outstanding principal balances of their respective notes at their net interest rate;

•	second, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	third, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

•	fourth, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest multiplied by (ii) their relative spread (as set forth in the Quaker Bridge Mall Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	fifth, to the extent the holder of Note B-1 of the Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Quaker Bridge Mall Intercreditor Agreement, to reimburse such holder for all such cure payments;

•	sixth, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

•	seventh, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

•	eighth, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to the product of its percentage interest multiplied by the relative spread (as set forth in the Quaker Bridge Mall Intercreditor Agreement) and any prepayment premium to the extent paid by the borrower;

•	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(eighth) and, as a result of a workout, the balance of the Quaker Bridge Mall Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount up to the reduction, if any, of the Quaker Bridge Mall Subordinate Companion Loan principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

•	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Quaker Bridge Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the Quaker Bridge Mall Mortgage Loan, the holder of the Quaker Bridge Mall Pari Passu Companion Loan and the holder of the Quaker Bridge Mall Subordinate Companion Loan, pro rata, based on their respective percentage interests;

•	eleventh, to the holder of the Quaker Bridge Mall Mortgage Loan and the holder of the Quaker Bridge Mall Pari Passu Companion Loan on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

•	twelfth, to the holder of the Quaker Bridge Mall Subordinate Companion Loan in an amount equal to any penalty charges received with respect to the related note; and

•	thirteenth, if any excess amount is available to be distributed in respect of the Quaker Bridge Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the Quaker Bridge Mall Mortgage Loan, the holder of the Quaker Bridge Mall Pari Passu Companion Loan and the holder of the Quaker Bridge Mall Subordinate Companion Loan, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Quaker Bridge Mall Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Subordinate Companion Loan or, as and to the extent described under “Description of the Certificates—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Quaker Bridge Mall Pari Passu Companion Loan or any loans included in any future securitization trust related to the Quaker Bridge Mall Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advance) allocable to the Quaker Bridge Mall Pari Passu Companion Loan and the Quaker Bridge Mall Subordinate Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Quaker Bridge Mall Pari Passu Companion Loan and the Quaker Bridge Mall

Subordinate Companion Loan or from general collections with respect to the securitization of the Quaker Bridge Mall Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Quaker Bridge Mall Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Quaker Bridge Mall Subordinate Companion Loan, neither the Directing Certificateholder nor the operating advisor will have any consent and/or consultation rights with respect to Quaker Bridge Mall Whole Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Quaker Bridge Mall Subordinate Companion Loan, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Quaker Bridge Mall Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, prior to the occurrence and continuance of a Control Appraisal Period, the consent of the holder of Note B-1 of the Subordinate Companion Loan, which shall be obtained by the Special Servicer, is required for any Quaker Bridge Mall Major Decision; provided that the foregoing does not relieve the master servicer or the special servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC Provisions.

“Quaker Bridge Mall Major Decision” means:

(i)     any workout or other change to the Quaker Bridge Mall Whole Loan that would result in any modification of, or waiver with respect to, the Quaker Bridge Mall Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Quaker Bridge Mall Whole Loan or a modification or waiver of any other monetary term of the Quaker Bridge Mall Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Quaker Bridge Mall Whole Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the related Mortgaged Property or the related borrower;

(ii)     any modification of, or waiver with respect to, the Quaker Bridge Mall Whole Loan that would result in a discounted pay-off of the Quaker Bridge Mall Subordinate Companion Loan;

(iii)    any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the related Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an Event of Default;

(iv)     any material direct or indirect sale of all or any material portion of the related Mortgaged Property or REO Property;

(v)      any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(vi)     any substitution, release or addition of collateral for the Quaker Bridge Mall Whole Loan other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)     any release of the related borrower or guarantor from liability with respect to the Quaker Bridge Mall Whole Loan including, without limitation, by acceptance of an assumption of the Quaker Bridge Mall Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(viii)    any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate the Quaker Bridge Mall Whole Loan (other than automatic accelerations pursuant to the related Mortgage Loan documents);

(ix)     any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related Mortgage Loan documents;

(x)     any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the master servicer or special servicer’s approval, as applicable, is required by the related Mortgage Loan documents);

(xi)     the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related Mortgage Loan documents);

(xii)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan has expired or been waived;

(xiii)   any determination of an acceptable insurance default with respect to the related Mortgaged Property;

(xiv)   the approval of any annual budget (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(xv)    the approval of any major lease (as defined in the Loan Agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the Loan Agreement;

(xvi)   the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no material lender discretion;

provided, however that during the occurrence and continuance of a Control Appraisal Period, “Quaker Bridge Mall Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

Notwithstanding the foregoing, pursuant to the terms of the Quaker Bridge Mall Intercreditor Agreement, after the occurrence of and during the continuance of a Control Appraisal Period, the holder of the related Quaker Bridge Mall Pari Passu Companion Loan (or its representative which, at any time the related Quaker Bridge Mall Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related Quaker Bridge Mall Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any Quaker Bridge Mall Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Quaker Bridge Mall Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Quaker Bridge Mall Pari Passu Companion Loan (or its representative) requests consultation with respect to certain Quaker Bridge Mall Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Quaker Bridge Mall Whole Loan. The consultation rights of the holder of the Quaker Bridge Mall Pari Passu Companion Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the related Quaker Bridge Mall Pari Passu Companion Loan (or its representative) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Quaker Bridge Mall Pari Passu Companion Loan (or its representative) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Quaker Bridge Mall Mortgage Loan and the related Quaker Bridge Mall Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the related Quaker Bridge Mall Pari Passu Companion Loan (or its representative, including, if the related Quaker Bridge Mall Pari Passu Companion Loan has been contributed to a securitization, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the Quaker Bridge Mall Pari Passu Companion Loan (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Quaker Bridge Mall Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Quaker Bridge Mall Whole Loan, or materially expand the scope of any of the master servicer’s or the special servicer’s, as applicable, responsibilities under the Quaker Bridge Mall Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the Quaker Bridge Mall Pari Passu Companion Loan (or its representative) described above, pursuant to the terms of the Quaker Bridge Mall Intercreditor Agreement, during the continuance of a Control Appraisal Period, the holder of the Quaker Bridge Mall Pari Passu Companion Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Quaker Bridge Mall Whole Loan.

Cure Rights

In the event that the Quaker Bridge Mall borrower fails to make any payment of principal or interest on The Quaker Bridge Mall Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Control Appraisal Period has occurred and is continuing, the holder of Note B-1 of the Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Quaker Bridge Mall Intercreditor Agreement. The holder of Note B-1 the Subordinate Companion Loan will be limited to four (4) cures of monetary defaults, no more than three (3) of which may be consecutive, or cures of non-monetary defaults. The holder of Note B-1 of the Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Quaker Bridge Mall Whole Loan has occurred and is continuing, the holder of the Quaker Bridge Mall Subordinate Companion Loan will have the option to purchase the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan, (b) accrued and unpaid interest on the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Quaker Bridge Mall Whole Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Quaker Bridge Mall Whole Loan to the asset representations reviewer, (g) if (i) the Quaker Bridge Mall Whole Loan borrower or borrower related party is the purchaser or (ii) if the Quaker Bridge Mall Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Quaker Bridge Mall Intercreditor Agreement, any liquidation or workout fees, and (g) certain additional amounts to the extent provided for in the Quaker Bridge Mall Intercreditor Agreement.

Sale of Defaulted Quaker Bridge Mall Whole Loan

Pursuant to the terms of the Quaker Bridge Mall Intercreditor Agreement, if the Quaker Bridge Mall Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Quaker Bridge Mall Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Quaker Bridge Mall Pari Passu Companion Loan (but not the Subordinate Companion Loan) together with the Quaker Bridge Mall Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Quaker Bridge Mall Whole Loan if it becomes a defaulted loan without the written consent of the Quaker Bridge Mall Pari Passu Companion Loan noteholder (provided that such consent is not required if the Quaker Bridge Mall Pari Passu Companion Loan noteholder is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the Quaker Bridge Mall Pari Passu Companion Loan noteholder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan, and any documents in the servicing file reasonably requested by the Quaker Bridge Mall Pari Passu Companion Loan noteholder that are material to the price of the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the Quaker Bridge Mall Pari Passu Companion Loan noteholder may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the PSA, the holder of the Quaker Bridge Mall Pari Passu Companion Loan, the holder of the Quaker Bridge Mall Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period) and the holder of the Quaker Bridge Mall Mortgage Loan (after the occurrence and continuance of a Control Appraisal Period) and their respective representatives will be permitted to submit an offer at any sale of the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Quaker Bridge Mall Intercreditor Agreement and the PSA, the holder of Note B-1 of the Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the Quaker Bridge Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The Directing Certificateholder (after the occurrence and continuance of a Control Appraisal Period and prior to the occurrence and continuance of a Control Termination Event), and the applicable certificateholders with the requisite percentage of Voting Rights (after the occurrence and continuance of a Control Appraisal Period and the occurrence and continuance of Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the Quaker Bridge Mall Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The 100 East Pratt Whole Loan

General

One (1) Mortgage Loan, identified as “100 East Pratt” (the “100 East Pratt Mortgage Loan”) on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 100 East Pratt Mortgage Loan is evidenced by promissory notes A-1 and A-4 with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loans (the “100 East Pratt Pari Passu Companion Loans”) are evidenced by promissory notes A-2, A-3, A-5 and A-6 with an aggregate Cut-off Date Balance of $50,400,000 that are not included in the issuing entity. Only the 100 East Pratt Mortgage Loan is included in the issuing entity. The 100 East Pratt Mortgage Loan and the 100 East Pratt Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “100 East Pratt Whole Loan”. It is anticipated that the related 100 East Pratt Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the 100 East Pratt Mortgage Loan and the rights of the holders of the 100 East Pratt Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “100 East Pratt Intercreditor Agreement”). The following summaries describe certain provisions of the 100 East Pratt Intercreditor Agreement.

Servicing

The 100 East Pratt Whole Loan (including the 100 East Pratt Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the 100 East Pratt Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The 100 East Pratt Intercreditor Agreement sets forth the respective rights of the holder of the 100 East Pratt Mortgage Loan and the holders of the related 100 East Pratt Pari Passu Companion Loans with respect to distributions of funds received in respect of the 100 East Pratt Whole Loan, and provides, in general, that:

•	the 100 East Pratt Mortgage Loan and the related 100 East Pratt Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 100 East Pratt Whole Loan or the related Mortgaged Property will be applied to the 100 East Pratt Mortgage Loan and the related 100 East Pratt Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related 100 East Pratt Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the 100 East Pratt Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the 100 East Pratt Whole Loan will be allocated, on a pro rata and pari passu basis, to the 100 East Pratt Mortgage Loan and the related 100 East Pratt Pari Passu Companion Loans in accordance with the terms of the 100 East Pratt Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the 100 East Pratt Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the 100 East Pratt Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the 100 East Pratt Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the 100 East Pratt Intercreditor Agreement, the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives which, at any time the related 100 East Pratt Pari Passu Companion Loans are included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder or holders of the related 100 East Pratt Pari Passu Companion Loans, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the 100 East Pratt Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 100 East Pratt Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives) request consultation with respect to certain major decisions to be taken with respect to the 100 East Pratt Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 100 East Pratt Whole Loan. The consultation rights of the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives) have responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 100 East Pratt Mortgage Loan and the related 100 East Pratt Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder or holders of the related 100 East Pratt Pari Passu Companion Loans (or their respective representatives, including, if the related 100 East Pratt Pari Passu Companion Loans have been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder or holders of the 100 East Pratt Pari Passu Companion Loans (or their respective representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the 100 East Pratt Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the 100 East Pratt Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the 100 East Pratt Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder or holders of the 100 East Pratt Pari Passu Companion Loans (or their respective representatives) described above, pursuant to the terms of the 100 East Pratt Intercreditor Agreement, the holder or holders of the 100 East Pratt Pari Passu Companion Loans (or their respective representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the 100 East Pratt Whole Loan; provided that the holder or holders of the 100 East Pratt Pari Passu Companion Loans execute, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to each holder of the 100 East Pratt Pari Passu Companion Loan, the holder of the 100 East Pratt Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted 100 East Pratt Whole Loan

Pursuant to the terms of the 100 East Pratt Intercreditor Agreement, if the 100 East Pratt Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the 100 East Pratt Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the 100 East Pratt Pari Passu Companion Loans together with the 100 East Pratt Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 100 East Pratt Mortgage Loan together with the 100 East Pratt Pari Passu Companion Loans if such loan becomes a defaulted loan without the written consent of the holder or holders of the 100 East Pratt Pari Passu Companion Loans (provided that such consent is not required if the holder or holders of the 100 East Pratt Pari Passu Companion Loans is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder or holders of the 100 East Pratt Pari Passu Companion Loans: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 100 East Pratt Whole Loan, and any documents in the servicing file reasonably requested by the holder or holders of the 100 East Pratt Pari Passu Companion Loans that are material to the price of the 100 East Pratt Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder or holders of the 100 East Pratt Pari Passu Companion Loans may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the 100 East Pratt Pari Passu Companion Loans and the 100 East Pratt Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the 100 East Pratt Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the 100 East Pratt Whole Loan and appoint a replacement special servicer without the consent of the holder or holders of the 100 East Pratt Pari Passu Companion Loans. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the 100 East Pratt Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Four Penn Center Whole Loan

General

One (1) Mortgage Loan, identified as “Four Penn Center” (the “Four Penn Center Mortgage Loan”) on Annex A-1, representing approximately 5.4% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Four Penn Center Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $48,000,000. The related Pari Passu Companion Loan (the “Four Penn Center Pari Passu Companion Loan”) is evidenced by promissory note A-2 with an aggregate Cut-off Date Balance of $20,925,000 that is not included in the issuing entity. Only the Four Penn Center Mortgage Loan is included in the issuing entity. The Four Penn Center Mortgage Loan and the Four Penn Center Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Four Penn Center Whole Loan”. It is anticipated that the related Four Penn Center Pari Passu Companion Loan will be included in a future securitization. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Four Penn Center Mortgage Loan and the rights of the holder of the Four Penn Center Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Four Penn Center Intercreditor Agreement”). The following summaries describe certain provisions of the Four Penn Center Intercreditor Agreement.

Servicing

The Four Penn Center Whole Loan (including the Four Penn Center Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Four Penn Center Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Four Penn Center Intercreditor Agreement sets forth the respective rights of the holder of the Four Penn Center Mortgage Loan and the holder of the related Four Penn Center Pari Passu Companion Loan with respect to distributions of funds received in respect of the Four Penn Center Whole Loan, and provides, in general, that:

•	the Four Penn Center Mortgage Loan and the related Four Penn Center Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Four Penn Center Whole Loan or the related Mortgaged Property will be applied to the Four Penn Center Mortgage Loan and the related Four Penn Center Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Four Penn Center Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Four Penn Center Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Four Penn Center Whole Loan will be allocated, on a pro rata and pari passu basis, to the Four Penn Center Mortgage Loan and the related Four Penn Center Pari Passu Companion Loan in accordance with the terms of the Four Penn Center Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Four Penn Center Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Four Penn Center Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Four Penn Center Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Four Penn Center Intercreditor Agreement, the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative which, at any time the related Four Penn Center Pari Passu Companion Loan is included in a securitization, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related Four Penn Center Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Four Penn Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Four Penn Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the Four Penn Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Four Penn Center Whole Loan. The consultation rights of the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Four Penn Center Mortgage Loan and the related Four Penn Center Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the related Four Penn Center Pari Passu Companion Loan (or its representative, including, if the related Four Penn Center Pari Passu Companion Loan has been contributed to a securitization, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the Four Penn Center Pari Passu Companion Loan (or its representative) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the Four Penn Center Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Four Penn Center Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the Four Penn Center Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the Four Penn Center Pari Passu Companion Loan (or its representative) described above, pursuant to the terms of the Four Penn Center Intercreditor Agreement, the holder of the Four Penn Center Pari Passu Companion Loan (or its respective representative) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Four Penn Center Whole Loan; provided that the holder of the Four Penn Center Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to it, the holder of the Four Penn Center Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Four Penn Center Whole Loan

Pursuant to the terms of the Four Penn Center Intercreditor Agreement, if the Four Penn Center Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Four Penn Center Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Four Penn Center Pari Passu Companion Loan together with the Four Penn Center Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Four Penn Center Mortgage Loan together with the Four Penn Center Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the Four Penn Center Pari Passu Companion Loan (provided that such consent is not required if the holder of the Four Penn Center Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the Four Penn Center Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Four Penn Center Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Four Penn Center Pari Passu Companion Loan that are material to the price of the Four Penn Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the Four Penn Center Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder of the Four Penn Center Pari Passu Companion Loan, the Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Four Penn Center Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the Four Penn Center Whole Loan and appoint a replacement special servicer without the consent of the holder of the Four Penn Center Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Four Penn Center Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Non-Serviced Whole Loans

The 787 Seventh Avenue Whole Loan

General

One (1) Mortgage Loan, identified as “787 Seventh Avenue” (the “787 Seventh Avenue Mortgage Loan”) on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of nine (9) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 787 Seventh Avenue Mortgage Loan is evidenced by promissory note A-8 with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loans are evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-6 (collectively, the “787 Seventh Avenue Standalone Pari Passu Companion Loans”) and A-7 (the “787 Seventh Avenue Non-Standalone Pari Passu Companion Loan” and, together with the 787 Seventh Avenue Standalone Pari Passu Companion Loans, the “787 Seventh Avenue Pari Passu Companion Loans”) with an aggregate principal balance as of the Cut-off Date of $506,000,000. The related Subordinate Companion Loan (the “787 Seventh Avenue Subordinate Companion Loan” and, together with the 787 Seventh Avenue Pari Passu Companion Loans, the “787 Seventh Avenue Companion Loans”) is evidenced by Note B, which is subordinate to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, with an aggregate Cut-off Date Balance of $214,000,000. The 787 Seventh Avenue Companion Loans are not included in the issuing entity. Only the 787 Seventh Avenue Mortgage Loan is included in the issuing entity. The 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans are pari passu with each other in terms of priority. The 787 Seventh Avenue Subordinate Companion Loan is subordinate to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans in terms of priority. The 787 Seventh Avenue Standalone Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Companion Loan are collectively referred to as the “787 Seventh Avenue Standalone Companion Loans”. The 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans are collectively referred to in this prospectus as the 787 Seventh Avenue Whole Loan (the “787 Seventh Avenue Whole Loan”). The interests in the 787 Seventh Avenue Whole Loan described above and their relative priority are as set forth in the chart below.

The rights of the issuing entity as the holder of the 787 Seventh Avenue Mortgage Loan and the rights of the holders of the 787 Seventh Avenue Companion Loans are subject to an Intercreditor Agreement (the “787 Seventh Avenue Intercreditor Agreement”). The following summaries describe certain provisions of the 787 Seventh Avenue Intercreditor Agreement. The consultation rights of the issuing entity (as the non-controlling note holder) under the 787 Seventh Avenue Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the 787 Seventh Avenue Whole Loan

The 787 Seventh Avenue Whole Loan is serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of March 1, 2016 (the “COMM 2016-787S TSA”) among Deutsche Mortgage & Asset Receiving Corporation (the “COMM 2016-787S Depositor”), Wells Fargo Bank, National Association (the “COMM 2016-787S Master Servicer” and the “COMM 2016-787S Special Servicer”), Wilmington Trust, National Association (the “COMM 2016-787S Trustee”) and Deutsche Bank Trust Company Americas (the “COMM 2016-787S Certificate Administrator”). The COMM 2016-787S TSA was entered into in connection with the securitization of six of the 787 Seventh Avenue Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Loan. The holders of the certificates issued under the COMM 2016-787S TSA are referred to in this prospectus as “COMM 2016-787S Certificateholders”. For a summary of certain provisions of the COMM 2016-787S TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 787 Seventh Avenue Mortgage Loan (but not on the 787 Seventh Avenue Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2016-787S Master Servicer or COMM 2016-787S Trustee, as applicable, will be obligated to make servicing advances with respect to the 787 Seventh Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-787S TSA.

Application of Payments

The 787 Seventh Avenue Intercreditor Agreement sets forth the respective rights of the holder of the 787 Seventh Avenue Mortgage Loan and the holders of the 787 Seventh Avenue Companion Loans with respect to distributions of funds received in respect of the 787 Seventh Avenue Whole Loan, and provides, in general, that:

•	the 787 Seventh Avenue Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, and the right of the holders of the 787 Seventh Avenue Subordinate Companion Loan (the “787 Seventh Avenue Subordinate Companion Loan Holder”) to receive payments with respect to the 787 Seventh Avenue Subordinate Companion Loan is, to the extent set forth in the 787 Seventh Avenue Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans to receive payments with respect to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans.

•	prior to calculating any amounts of interest or principal due to the holders of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans, the principal balance of the 787 Seventh Avenue Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the 787 Seventh Avenue Whole Loan, and after the principal balance of the 787 Seventh Avenue Subordinate Companion Loan has been reduced to zero, the principal balances of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the 787 Seventh Avenue Whole Loan.

•	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the 787 Seventh Avenue Whole Loan or (ii) non-monetary event of default pursuant to which the 787 Seventh Avenue Whole Loan becomes a specially serviced loan (a “Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer, as applicable) will be distributed as follows:

(i)     first, (A) first, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee, the Master Servicer or the Special Servicer and the master servicer or trustee with respect to any 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the 787 Seventh Avenue Standalone Companion Loans (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 787 Seventh Avenue Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 787 Seventh Avenue Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)    second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer or the COMM 2016-787S Trustee), as applicable, with respect to the 787 Seventh Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-787S TSA with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the COMM 2016-787S TSA;

(iii)   third, to the Note A and the Note B (or the COMM 2016-787S Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-787S Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the 787 Seventh Avenue Whole Loan under the COMM 2016-787S TSA;

(iv)   fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)    fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, in an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)   sixth, if the proceeds of any foreclosure sale or any liquidation of the 787 Seventh Avenue Whole Loan or the COMM 2016-787S Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)   seventh, to Note B, in an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(viii)  eighth, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B, in an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(ix)   ninth, to Note B, an amount equal to the unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(x)    tenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the 787 Seventh Avenue Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)    eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii)   twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)  thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the COMM 2016-787S Certificateholders pro rata and pari passu in accordance with their respective initial percentage interests.

The COMM 2016-787S Master Servicer and the COMM 2016-787S Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the COMM 2016-787S TSA.

After the occurrence of and during the continuance of a Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer, as applicable) will be distributed as follows:

(a)  first, (A) first, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee, the master servicer or the trustee, and the master servicer or trustee of any pooling and servicing agreement relating to the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “P&I advances” or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the 787 Seventh Avenue Standalone Companion Loans (or the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee), up to the amount of any nonrecoverable administrative advances with respect to the 787 Seventh Avenue Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the 787 Seventh Avenue Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(b)  second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer or the COMM 2016-787S Trustee), as applicable, with respect to the 787 Seventh Avenue Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-787S TSA with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the COMM 2016-787S TSA;

(c)  third, to the Note A and the Note B (or the COMM 2016-787S Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-787S Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the 787 Seventh Avenue Whole Loan under the COMM 2016-787S TSA;

(d)  fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(e)  fifth, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(f)   sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(g)  seventh, if the proceeds of any foreclosure sale or any liquidation of the 787 Seventh Avenue Whole Loan or the COMM 2016-787S Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(h)  eighth, to Note B, in an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(i)   ninth, to Note B, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(j)   tenth, any interest accrued at the default rate on the stated principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance at the 787 Seventh Avenue Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(k)  eleventh, pro rata and pari passu, to the Note A holder, any prepayment premium allocable to any prepayment of Note A, and then, to the Note B holder, any prepayment premium allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(l)   twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-787S Master Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(m)  thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments” section, with respect to the 787 Seventh Avenue Mortgage Loan, the 787 Seventh Avenue Pari Passu Companion Loans and the 787 Seventh Avenue Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 787 Seventh Avenue Whole Loan.

In addition, solely for the purpose of this “—Application of Payments” section, the following terms have the meaning below:

“Note A” means, individually or collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8, as the context requires.

Consultation and Control

The controlling holder under the 787 Seventh Avenue Intercreditor Agreement is currently the COMM 2016-787S Directing Certificateholder. The “COMM 2016-787S Directing Certificateholder”, as of any date of determination, will be, during a COMM 2016-787S Subordinate Control Period or a COMM 2016-787S Subordinate Consultation Period, the COMM 2016-787S Controlling Class Representative or its designee. As of the Closing Date, the COMM 2016-787S Directing Certificateholder is expected to be NYL Investors LLC.

A “COMM 2016-787S Subordinate Control Period” means any period when the certificate balance of the COMM 2016-787S Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the 787 Seventh Avenue Standalone Companion Loans, then a COMM 2016-787S Subordinate Control Period will be deemed to then be in effect. If the COMM 2016-787S Directing Certificateholder is a borrower related party, a COMM 2016-787S Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-787S Directing Certificateholder or a COMM 2016-787S Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-787S Special Servicer that is a borrower related party.

A “COMM 2016-787S Subordinate Consultation Period” means any period when both (i) the certificate balance of the COMM 2016-787S Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the COMM 2016-787S Directing Certificateholder is a borrower related party, a COMM 2016-787S Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-787S Directing Certificateholder or a COMM 2016-787S Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-787S Special Servicer that is a borrower related party.

When the certificate balance of the COMM 2016-787S Mortgage Trust Class D Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the COMM 2016-787S Directing Certificateholder will have no consent or consultation rights under the COMM 2016-787S TSA except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the COMM 2016-787S TSA.

Certain decisions to be made with respect to the 787 Seventh Avenue Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-787S TSA are expected to require the approval of the COMM 2016-787S Directing Certificateholder.

The “COMM 2016-787S Controlling Class” will be, as of any time of determination, the COMM 2016-787S Mortgage Trust Class D Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no COMM 2016-787S Controlling Class.

A “COMM 2016-787S Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the COMM 2016-787S Controlling Class.

The “COMM 2016-787S Controlling Class Representative” will be the COMM 2016-787S Controlling Class Certificateholder selected by more than 50% of the COMM 2016-787S Controlling Class Certificateholders, by certificate balance, provided, that absent or until such selection, or upon receipt of a written notice from a majority of the COMM 2016-787S Controlling Class Certificateholders that a COMM 2016-787S Controlling Class Representative is no longer designated, the COMM 2016-787S Controlling Class Representative will be the COMM 2016-787S Controlling Class Certificateholder that certifies to the COMM 2016-787S Certificate Administrator that it owns the largest aggregate certificate balance of the COMM 2016-787S Controlling Class; provided, further that, notwithstanding the foregoing, so long as NYL Investors LLC or its affiliate is the holder of at least 44% of the COMM 2016-787S Controlling Class (by certificate balance), such holder, or the representative appointed by such holder, will be the COMM 2016-787S Controlling Class Representative and the COMM 2016-787S Directing Certificateholder.

Neither the COMM 2016-787S Master Servicer nor the COMM 2016-787S Special Servicer will be permitted to follow any direction or objection provided by the COMM 2016-787S Directing Certificateholder that would require or cause the COMM 2016-787S Master Servicer or the COMM 2016-787S Special Servicer to violate any provision of the Mortgage Loan documents, the COMM 2016-787S Intercreditor Agreement, applicable law or the COMM 2016-787S TSA, including without limitation the COMM 2016-787S Master Servicer’s or the COMM 2016-787S Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer, the COMM 2016-787S Certificate Administrator, the COMM 2016-787S Trustee or the COMM 2016-787S Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the COMM 2016-787S Mortgage Trust or materially expand the scope of the COMM 2016-787S Master Servicer’s or the COMM 2016-787S Special Servicer’s responsibilities under the COMM 2016-787S.

Cure Rights

If the 787 Seventh Avenue Subordinate Companion Loan is no longer included in the COMM 2016-787S Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 787 Seventh Avenue Whole Loan, then the 787 Seventh Avenue Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the 787 Seventh Avenue Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the 787 Seventh Avenue Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the COMM 2016-787S Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 787 Seventh Avenue Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the 787 Seventh Avenue Subordinate Companion Loan holder and the applicable cure period has not expired and the 787 Seventh Avenue Subordinate Companion Loan holder is permitted to cure under the terms of the 787 Seventh Avenue Intercreditor Agreement, the default will not be treated as a default or a Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the 787 Seventh Avenue Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 787 Seventh Avenue Mortgaged Property, or (iii) for purposes of treating the 787 Seventh Avenue Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the 787 Seventh Avenue Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the 787 Seventh Avenue Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the 787 Seventh Avenue Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option

If the 787 Seventh Avenue Subordinate Companion Loan is no longer included in the COMM 2016-787S Mortgage Trust and a Triggering Event of Default has occurred and is continuing, then, upon written notice from the COMM 2016-787S Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the 787 Seventh Avenue Subordinate Companion Loan Holders provide such notice, then all of the 787 Seventh Avenue Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the COMM 2016-787S Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2016-787S TSA and the 787 Seventh Avenue Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 787 Seventh Avenue Mortgage Loan and 787 Seventh Avenue Pari Passu Companion Loans for the applicable purchase price provided in the 787 Seventh Avenue Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The COMM 2016-787S Special Servicer will be required to give the 787 Seventh Avenue Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the COMM 2016-787S Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 787 Seventh Avenue Subordinate Companion Loan Holders and the 787 Seventh Avenue Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the COMM 2016-787S Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 787 Seventh Avenue Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the COMM 2016-787S Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans.

Sale of Defaulted 787 Seventh Avenue Whole Loan

Pursuant to the terms of the 787 Seventh Avenue Intercreditor Agreement, if the 787 Seventh Avenue Whole Loan becomes a Defaulted Loan, and if the COMM 2016-787S Special Servicer determines to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans in accordance with the COMM 2016-787S TSA, then the COMM 2016-787S Special Servicer will have the right and the obligation to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-787S TSA. In connection with any such sale, the COMM 2016-787S Special Servicer will be required to follow the procedures set forth in the COMM 2016-787S TSA.

Special Servicer Appointment Rights

Pursuant to the 787 Seventh Avenue Intercreditor Agreement and the COMM 2016-787S TSA, the COMM 2016-787S Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the COMM 2016-787S Special Servicer then acting with respect to the 787 Seventh Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative).

The Sanofi Office Complex Whole Loan

General

One (1) Mortgage Loan, identified as “Sanofi Office Complex” (the “Sanofi Office Complex Mortgage Loan”) on Annex A-1, representing approximately 6.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Sanofi Office Complex Mortgage Loan is evidenced by promissory notes A-3-A, A-3-B, A-4-A and A-4-B with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loans (the “Sanofi Office Complex Pari Passu Companion Loans” and, together with the Sanofi Office Complex Mortgage Loan, the “Sanofi Office Complex Whole Loan”) are evidenced by promissory note A-1-A, A-1-B, A-2-A and A-2-B with an aggregate principal balance as of the Cut-off Date of $65,000,000. The Sanofi Office Complex Pari Passu Companion Loans are not included in the issuing entity. Only the Sanofi Office Complex Mortgage Loan is included in the issuing entity. The Sanofi Office Complex Mortgage Loan and the Sanofi Office Complex Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the Sanofi Office Complex Whole Loan.

The rights of the issuing entity, as the holder of the Sanofi Office Complex Mortgage Loan, and the rights of the securitization trust holding the Sanofi Office Complex Pari Passu Companion Loans, as the holder of the Sanofi Office Complex Pari Passu Companion Loans, are subject to the terms of an Intercreditor Agreement (the “Sanofi Office Complex Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Sanofi Office Complex Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Sanofi Office Complex Whole Loan

The Sanofi Office Complex Whole Loan is serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of March 1, 2016 (the “WFCM 2016-C33 PSA”) among Wells Fargo Commercial Mortgage Securities, Inc. (the “WFCM 2016-C33 Depositor”), Wells Fargo Bank, National Association (the “WFCM 2016-C33 Master Servicer”), National Cooperative Bank, N.A., Rialto Capital Advisors, LLC (the “WFCM 2016-C33 Special Servicer”), Wilmington Trust, National Association (the “WFCM 2016-C33 Trustee”), Wells Fargo Bank, National Association (the “WFCM 2016-C33 Certificate Administrator”) and Park Bridge Lender Services LLC (the “WFCM 2016-C33 Operating Advisor” and the “WFCM 2016-C33 Asset Representations Reviewer”). The WFCM 2016-C33 PSA was entered into in connection with the securitization of all of the Sanofi Office Complex Pari Passu Companion Loans. The holders of the certificates issued under the WFCM 2016-C33 PSA are referred to in this prospectus as “WFCM 2016-C33 Certificateholders”. For a summary of certain provisions of the WFCM 2016-C33 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

The Sanofi Office Complex Intercreditor Agreement sets forth the respective rights of the holder of the Sanofi Office Complex Mortgage Loan and the holder of the Sanofi Office Complex Pari Passu Companion Loans with respect to distributions of funds received in respect of the Sanofi Office Complex Whole Loan, and provides, in general, that:

•	the Sanofi Office Complex Mortgage Loan and the Sanofi Office Complex Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Sanofi Office Complex Whole Loan or the related Mortgaged Property will be applied to the Sanofi Office Complex Mortgage Loan and the Sanofi Office Complex Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Sanofi Office Complex Whole Loan documents and payment and reimbursement rights of the WFCM 2016-C33 Master Servicer, the WFCM 2016-C33 Special Servicer, the WFCM 2016-C33 Trustee, the WFCM 2016-C33 Operating Advisor, the WFCM 2016-C33 Certificate Administrator, the WFCM 2016-C33 Depositor) in accordance with the terms of the Sanofi Office Complex Intercreditor Agreement and the WFCM 2016-C33 PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Sanofi Office Complex Whole Loan will be allocated, on a pro rata and pari passu basis, to the Sanofi Office Complex Mortgage Loan and the Sanofi Office Complex Pari Passu Companion Loans in accordance with the terms of the Sanofi Office Complex Intercreditor Agreement and the WFCM 2016-C33 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Sanofi Office Complex Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Sanofi Office Complex Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Sanofi Office Complex Pari Passu Companion Loans or any loans included in any securitization trust related to the Sanofi Office Complex Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Sanofi Office Complex Whole Loan made pursuant to the WFCM 2016-C33 PSA) allocable to the Sanofi Office Complex Mortgage Loan in accordance with the WFCM 2016-C33 PSA and the Sanofi Office Complex Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans” for more information regarding the allocation of collections and expenses in respect of the Sanofi Office Complex Whole Loan.

Consultation and Control

The controlling noteholder under the Sanofi Office Complex Intercreditor Agreement will be the securitization trust formed pursuant to the WFCM 2016-C33 PSA (the “WFCM 2016-C33 Securitization Trust”), as holder of the Sanofi Office Complex Pari Passu Companion Loans. Rialto CMBS IX, LLC (or another affiliate of Rialto Capital Advisors, LLC and Rialto Mortgage Finance, LLC) is the directing certificateholder under the WFCM 2016-C33 PSA (the “WFCM 2016-C33 Directing Certificateholder”). The WFCM 2016-C33 Directing Certificateholder (so long as a control termination event under the WFCM 2016-C33 PSA has not occurred and is not continuing), and the applicable certificateholders under the WFCM 2016-C33 PSA with the requisite percentage of voting rights (so long as a control termination event under the WFCM 2016-C33 PSA has occurred and is continuing) will exercise the rights of the WFCM 2016-C33 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Sanofi Office Complex Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the WFCM 2016-C33 PSA.

For more information regarding the rights of the WFCM 2016-C33 Directing Certificateholder under the WFCM 2016-C33 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Pursuant to the terms of the Sanofi Office Complex Intercreditor Agreement, the issuing entity, as the non-controlling note holder, will have the right (regardless of whether a consultation termination event exists under the WFCM 2016-C33 PSA) to (i) receive copies of all notices, information and reports that the WFCM 2016-C33 Master Servicer or WFCM 2016-C33 Special Servicer, as applicable, is required to provide to the WFCM 2016-C33 Directing Certificateholder (within the same time frame it is required to provide such notices, information and reports to the WFCM 2016-C33 Directing Certificateholder under the WFCM

2016-C33 PSA without regard to the occurrence of a consultation termination event under the WFCM 2016-C33 PSA) with respect to any major decisions to be taken with respect to the Sanofi Office Complex Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Sanofi Office Complex Whole Loan and (ii) consult on a strictly non-binding basis with respect to (x) certain major decisions regarding the Sanofi Office Complex Whole Loan as set forth in the Sanofi Office Complex Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Sanofi Office Complex. The consultation rights of the issuing entity will expire 10 business days after the delivery of written notice and information relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the WFCM 2016-C33 Master Servicer or WFCM 2016-C33 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report in respect of the Sanofi Office Complex Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Sanofi Office Complex Mortgage Loan and the Sanofi Office Complex Pari Passu Companion Loans. Neither the WFCM 2016-C33 Master Servicer nor the WFCM 2016-C33 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the WFCM 2016-C33 Master Servicer nor the WFCM 2016-C33 Special Servicer will be permitted to follow any advice or consultation provided by the issuing entity (or its representative) or any holder of the Sanofi Office Complex Pari Passu Companion Loans (or their representatives) that would require or cause the WFCM 2016-C33 Master Servicer or the WFCM 2016-C33 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations or other applicable provisions of the Code, be inconsistent with the servicing standard under the WFCM 2016-C33 PSA or cause the WFCM 2016-C33 Master Servicer or the WFCM 2016-C33 Special Servicer, as applicable, to violate provisions of the Sanofi Office Complex Intercreditor Agreement or the WFCM 2016-C33 PSA, require or cause the WFCM 2016-C33 Master Servicer or the WFCM 2016-C33 Special Servicer, as applicable, to violate the terms of the Sanofi Office Complex Whole Loan documents.

In addition to the consultation rights of the issuing entity described above, the issuing entity will have the right to attend annual meetings or conference calls with the WFCM 2016-C33 Master Servicer or WFCM 2016-C33 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C33 Master Servicer or WFCM 2016-C33 Special Servicer, as applicable, in which servicing issues related to the Sanofi Office Complex Whole Loan may be discussed.

Sale of Defaulted Loan

Pursuant to the terms of the Sanofi Office Complex Intercreditor Agreement, if the Sanofi Office Complex Whole Loan becomes a “defaulted loan” pursuant to the terms of the WFCM 2016-C33 PSA, and if the WFCM 2016-C33 Special Servicer determines to sell the Sanofi Office Complex Pari Passu Companion Loans in accordance with the WFCM 2016-C33 PSA, then the WFCM 2016-C33 Special Servicer will be required to sell the Sanofi Office Complex Mortgage Loan together with the Sanofi Office Complex Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth under the WFCM 2016-C33 PSA. The issuing entity will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the WFCM 2016-C33 Special Servicer will not be permitted to sell the Sanofi Office Complex Whole Loan if such Whole Loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Sanofi Office Complex Mortgage Loan unless the WFCM 2016-C33 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-C33 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Sanofi Office Complex Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-C33 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C33 Master Servicer or the WFCM 2016-C33 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the WFCM 2016-C33 PSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the Sanofi Office Complex Intercreditor Agreement and the WFCM 2016-C33 PSA, the WFCM 2016-C33 Directing Certificateholder (so long as a control termination event under the WFCM 2016-C33 PSA has not occurred and is not continuing) and the applicable certificateholders under the WFCM 2016-C33 PSA with the requisite percentage of voting rights (so long as a control termination event under the WFCM 2016-C33 PSA has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Sanofi Office Complex Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the WFCM 2016-C33 PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Williamsburg Premium Outlets Whole Loan

General

One (1) Mortgage Loan, identified as “Williamsburg Premium Outlets” (the “Williamsburg Premium Outlets Mortgage Loan”) on Annex A-1, representing approximately 5.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of seven (7) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Williamsburg Premium Outlets Mortgage Loan is evidenced by promissory note A-2 and promissory note A-5-A with an aggregate Cut-off Date Balance of $50,000,000. The related Pari Passu Companion Loans (the “Williamsburg Premium Outlets Pari Passu Companion Loans” and, together with the Williamsburg Premium Outlets Mortgage Loan, the “Williamsburg Premium Outlets Whole Loan”) are evidenced by promissory notes A-1, A-3, A-4, A-5-B and A-6 with an aggregate principal balance as of the Cut-off Date of $135,000,000. The Williamsburg Premium Outlets Pari Passu Companion Loans are not included in the issuing entity. Only the Williamsburg Premium Outlets Mortgage Loan is included in the issuing entity. The Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the Williamsburg Premium Outlets Whole Loan.

The rights of the issuing entity, as the holder of the Williamsburg Premium Outlets Mortgage Loan and the rights of the securitization trusts holding the Williamsburg Premium Outlets Pari Passu Companion Loans, as the holders of the Williamsburg Premium Outlets Pari Passu Companion Loans are subject to the terms of an Intercreditor Agreement (the “Williamsburg Premium Outlets Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Williamsburg Premium Outlets Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Williamsburg Premium Outlets Whole Loan

The Williamsburg Premium Outlets Whole Loan is serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of April 1, 2016 (the “DBJPM 2016-C1 PSA”) among Deutsche Mortgage & Asset Receiving Corporation (the “DBJPM 2016-C1 Depositor”), Wells Fargo Bank, National Association (the “DBJPM 2016-C1 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association (the “DBJPM 2016-C1 Special Servicer”), Wilmington Trust, National Association (the “DBJPM 2016-C1 Trustee”), Wells Fargo Bank, National Association (the “DBJPM

2016-C1 Certificate Administrator”) and Park Bridge Lender Services LLC (the “DBJPM 2016-C1 Operating Advisor” and the “DBJPM 2016-C1 Asset Representations Reviewer”). The DBJPM 2016-C1 PSA was entered into in connection with the securitization of two of the Williamsburg Premium Outlets Pari Passu Companion Loans. The holders of the certificates issued under the DBJPM 2016-C1 PSA are referred to in this prospectus as the “DBJPM 2016-C1 Certificateholders”. For a summary of certain provisions of the DBJPM 2016-C1 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on any Williamsburg Premium Outlets Mortgage Loan (but not on the Williamsburg Premium Outlets Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance

The DBJPM 2016-C1 Master Servicer or the DBJPM 2016-C1 Trustee, as applicable will be obligated to make servicing advances with respect to the Williamsburg Premium Outlets Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBJPM 2016-C1 PSA.

Application of Payments

The Williamsburg Premium Outlets Intercreditor Agreement sets forth the respective rights of each of the Williamsburg Premium Outlets Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Williamsburg Premium Outlets Whole Loan will be applied to the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the Williamsburg Premium Outlets Intercreditor Agreement with respect to the Williamsburg Premium Outlets Whole Loan will be the controlling class representative or such other party specified in the DBJPM 2016-C1 PSA (such party, the “DBJPM 2016-C1 Directing Certificateholder”). Certain decisions to be made with respect to the Williamsburg Premium Outlets Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBJPM 2016-C1 PSA, will require the approval of the DBJPM 2016-C1 Directing Certificateholder.

Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, the controlling class representative (the “Williamsburg Premium Outlets Non-Controlling Note Holders”) will have the right to (i) receive copies of all notices, information and reports that the DBJPM 2016-C1 Special Servicer is required to provide to the DBJPM 2016-C1 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the DBJPM 2016-C1 Directing Certificateholder (but without regard to whether or not the DBJPM 2016-C1 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the DBJPM 2016-C1 PSA) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Williamsburg Premium Outlets Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Williamsburg Premium Outlets Non-Controlling Note Holders will expire 10 business days after the delivery by the DBJPM 2016-C1 Special Servicer of notice and information relating to the matter subject to consultation, whether or not such Williamsburg Premium Outlets Non-Controlling Note Holders have responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Williamsburg Premium Outlets Non-Controlling Note Holders’ consultation rights described above, the DBJPM 2016-C1 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans.

In addition to the consultation rights of the Williamsburg Premium Outlets Non-Controlling Note Holders described above, the Williamsburg Premium Outlets Non-Controlling Note Holders will have the right to annual conference calls with the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Williamsburg Premium Outlets Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, if the Williamsburg Premium Outlets Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the DBJPM 2016-C1 PSA, the DBJPM 2016-C1 Special Servicer will be required to sell the Williamsburg Premium Outlets Mortgage Loan together with the Williamsburg Premium Outlets Companion Loan as a single whole loan.

Special Servicer Appointment Rights

The DBJPM 2016-C1 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the DBJPM 2016-C1 PSA, will have the right, only for cause, to replace the DBJPM 2016-C1 Special Servicer for the Williamsburg Premium Outlets Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Williamsburg Premium Outlets Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Williamsburg Premium Outlets Intercreditor Agreement) and satisfies the other conditions set forth in the DBJPM 2016-C1 PSA.

The Equity Inns Portfolio Whole Loan

General

One (1) Mortgage Loan, identified as “Equity Inns Portfolio” (the “Equity Inns Portfolio Mortgage Loan”) on Annex A-1, representing approximately 5.0% of the Initial Pool Balance, is part of a Whole Loan structure comprised of eleven (11) mortgage notes, each of which is secured by the same mortgage instrument on the same portfolio of underlying Mortgaged Properties.

The Equity Inns Portfolio Mortgage Loan is evidenced by promissory notes A-4-B, A-5-B and A-6 with a Cut-off Date Balance of $44,800,000. The related Pari Passu Companion Loans (the “Equity Inns Portfolio Pari Passu Companion Loans” and, together with the Equity Inns Portfolio Mortgage Loan, the “Equity Inns Portfolio Whole Loan”) are evidenced by promissory notes A-1-A, A-1-B, A-2-A1, A-2-A2, A-2-B, A-3, A-4-A and A-5-A with an aggregate principal balance as of the Cut-off Date of $187,200,000. The Equity Inns Portfolio Pari Passu Companion Loans are not included in the issuing entity. Only the Equity Inns Portfolio Mortgage Loan is included in the issuing entity. The Equity Inns Portfolio Mortgage Loan and the Equity Inns Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the Equity Inns Portfolio Whole Loan.

The rights of the issuing entity, as the holder of the Equity Inns Portfolio Mortgage Loan and the rights of the securitization trusts holding the Equity Inns Portfolio Pari Passu Companion Loans, as the holders of the Equity Inns Portfolio Pari Passu Companion Loans are subject to the terms of an Intercreditor Agreement (the “Equity Inns Portfolio Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Equity Inns Portfolio Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Equity Inns Portfolio Whole Loan

The Equity Inns Portfolio Whole Loan is being serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of November 1, 2015 (the “COMM 2015-LC23 PSA”) among Deutsche Mortgage & Asset Receiving Corporation (the “COMM 2015-LC23 Depositor”), Wells Fargo Bank, National Association (the “COMM 2015-LC23 Master Servicer”), LNR Partners, LLC (the “COMM 2015-LC23 Special Servicer”), Wilmington Trust, National Association (the “COMM 2015-LC23 Trustee”), Wells Fargo Bank, National Association (the “COMM 2015-LC23 Certificate Administrator”) and Park Bridge Lender Services LLC (the “COMM 2015-LC23 Operating Advisor”). The COMM 2015-LC23 PSA was entered into in connection with the securitization of two of the Equity Inns Portfolio Pari Passu Companion Loans. The holders of the certificates issued under the COMM 2015-LC23 PSA are referred to in this prospectus as “COMM 2015-LC23 Certificateholders”. For a summary of certain provisions of the COMM 2015-LC23 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Equity Inns Portfolio Mortgage Loan (but not on the Equity Inns Portfolio Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2015-LC23 Master Servicer or the COMM 2015-LC23 Trustee, as applicable, will be obligated to make servicing advances with respect to the Equity Inns Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2015-LC23 PSA.

Application of Payments

The Equity Inns Portfolio Intercreditor Agreement sets forth the respective rights of each of the Equity Inns Portfolio Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Equity Inns Portfolio Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be applied to restoration or repair of an Equity Inns Portfolio Mortgaged Property or released to the borrower in accordance with the loan documents) will be applied to the Equity Inns Portfolio Mortgage Loan and the Equity Inns Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the COMM 2015-LC23 Master Servicer, COMM 2015-LC23 Special Servicer, COMM 2015-LC23 Certificate Administrator, COMM 2015-LC23 Trustee and COMM 2015-LC23 Operating Advisor in accordance with the terms of the COMM 2015-LC23 PSA).

Pursuant to the Equity Inns Portfolio Intercreditor Agreement, with respect to any servicing advance on the Equity Inns Portfolio Whole Loan, the COMM 2015-LC23 Master Servicer, the COMM 2015-LC23 Special Servicer or the COMM 2015-LC23 Trustee, as applicable, will be entitled to reimbursement first from collections on, and proceeds of, the Equity Inns Portfolio Mortgage Loan and the Equity Inns Portfolio Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance). However, pursuant to the Equity Inns Portfolio Intercreditor Agreement, the issuing entity will be responsible for reimbursing the COMM 2015-LC23 Mortgage Trust and/or various parties to the COMM 2015-LC23 PSA for the issuing entity’s pro rata share of: (i) any servicing advances made with respect to the Equity Inns Portfolio Whole Loan or interest thereon paid out of general collections on the mortgage loans in the COMM 2015-LC23 Trust; and (ii) various other fees, costs and expenses incurred in connection with the servicing and administration of the Equity Inns Portfolio Whole Loan.

Further, pursuant to the Equity Inns Portfolio Intercreditor Agreement, each pooling and servicing agreement pursuant to which the Equity Inns Portfolio Mortgage Loan or any Non-Controlling Equity Inns Portfolio Companion Loan is being securitized is required to provide that the COMM 2015-LC23 Master Servicer, COMM 2015-LC23 Special Servicer, COMM 2015-LC23 Depositor, COMM 2015-LC23 Certificate Administrator, COMM 2015-LC23 Trustee and COMM 2015-LC23 Operating Advisor (and any director, officer, employee or agent of any of them) will be entitled to indemnification by the holders of the Equity Inns

Portfolio Mortgage Loan (which is the issuing entity) and such Non-Controlling Equity Inns Portfolio Companion Loans and held harmless against each such holder’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of (or, in the case of the COMM 2015-LC23 Operating Advisor, the provision of services for) the Equity Inns Portfolio Whole Loan.

Consultation and Control

The directing holder under the Equity Inns Portfolio Intercreditor Agreement with respect to the Equity Inns Portfolio Whole Loan will be the controlling class representative or such other party specified in the COMM 2015-LC23 PSA (such party, the “COMM 2015-LC23 Directing Certificateholder”). Certain decisions to be made with respect to the Equity Inns Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2015-LC23 PSA, will require the approval (or, in some cases involving special servicing, may be made at the direction) of the COMM 2015-LC23 Directing Certificateholder.

Pursuant to the terms of the Equity Inns Portfolio Intercreditor Agreement, each Equity Inns Portfolio Non-Controlling Note Holder will have the right to (i) receive (if such holder’s note is part of a securitization, through the master servicer for such securitization) copies of all notices, information and reports that the COMM 2015-LC23 Special Servicer is required to provide to the COMM 2015-LC23 Directing Certificateholder with respect to certain major decisions as set forth in the Equity Inns Portfolio Intercreditor Agreement or the implementation of any recommended actions outlined in an asset status report within the same time frame it is required to provide such notices, information and reports to the COMM 2015-LC23 Directing Certificateholder and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Equity Inns Portfolio Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of an Equity Inns Portfolio Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2015-LC23 Special Servicer of notice, information and reports relating to the matter subject to consultation, whether or not the Equity Inns Portfolio Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding an Equity Inns Portfolio Non-Controlling Note Holder’s consultation rights described above, the COMM 2015-LC23 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Equity Inns Portfolio Mortgage Loan and the Equity Inns Portfolio Companion Loans.

In addition to the consultation rights of each Equity Inns Portfolio Non-Controlling Note Holder described above, each Equity Inns Portfolio Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2015-LC23 Master Servicer or COMM 2015-LC23 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2015-LC23 Master Servicer or COMM 2015-LC23 Special Servicer, as applicable, in which servicing issues related to the Equity Inns Portfolio Whole Loan are discussed.

The “Equity Inns Portfolio Non-Controlling Note Holders” are the holders of the Equity Inns Portfolio Mortgage Loan and the Non-Controlling Equity Inns Portfolio Companion Loans or, following the securitization of any such loan, the certificate holders of the specified interest in the “controlling class” under the applicable pooling and servicing agreement or their designated representative or any other party designated under the applicable pooling and servicing agreement to exercise the rights of a “Non-Directing Holder” under the Equity Inns Portfolio Intercreditor Agreement.

Sale of Defaulted Loan

Pursuant to the terms of the Equity Inns Portfolio Intercreditor Agreement, it is acknowledged that the COMM 2015-LC23 PSA will provide that, if the Equity Inns Portfolio Whole Loan becomes a defaulted loan pursuant to the terms of the COMM 2015-LC23 PSA, and if the COMM 2015-LC23 Special Servicer decides to sell the Equity Inns Portfolio Companion Loans in the COMM 2015-LC23 Mortgage Trust, the

COMM 2015-LC23 Special Servicer will be required to sell the Equity Inns Portfolio Mortgage Loan together with the Equity Inns Portfolio Companion Loans as a single whole loan. Notwithstanding the foregoing, the COMM 2015-LC23 Special Servicer will not be permitted to sell the Equity Inns Portfolio Whole Loan if it becomes a defaulted whole loan without the written consent of the holder of the Equity Inns Portfolio Mortgage Loan and the holders of the Equity Inns Portfolio Companion Loans not included in the COMM 2015-LC23 Mortgage Trust, provided that such consent is not required if the COMM 2015-LC23 Special Servicer has delivered to the holder of the Equity Inns Portfolio Mortgage Loan and the holders of the Equity Inns Portfolio Companion Loans not included in the COMM 2015-LC23 Mortgage Trust: (a) at least 15 business days prior written notice of any decision to attempt to sell the Equity Inns Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the COMM 2015-LC23 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Equity Inns Portfolio Whole Loan, and any documents in the servicing file requested by the holder of the Equity Inns Portfolio Mortgage Loan or a holder of an Equity Inns Portfolio Companion Loan not included in the COMM 2015-LC23 Mortgage Trust; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the COMM 2015-LC23 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the COMM 2015-LC23 Master Servicer or the COMM 2015-LC23 Special Servicer in connection with the proposed sale; provided that the holder of the Equity Inns Portfolio Mortgage Loan may waive (as to itself) any of the delivery or timing requirements described above in this sentence. Subject to the terms of the COMM 2015-LC23 PSA, the holder of the Equity Inns Portfolio Mortgage Loan will be permitted to submit an offer at any sale of the Equity Inns Portfolio Whole Loan.

Special Servicer Appointment Rights

The COMM 2015-LC23 controlling class representative (prior to a control termination event and subject to any limitations in the COMM 2015-LC23 PSA) or COMM 2015-LC23 certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the COMM 2015-LC23 PSA, will have the right to replace the COMM 2015-LC23 Special Servicer for the Equity Inns Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Equity Inns Portfolio Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Equity Inns Portfolio Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2015-LC23 PSA.

The One Harbor Point Square Whole Loan

General

One (1) Mortgage Loan, identified as “One Harbor Point Square” on Annex A-1 (the “One Harbor Point Square Mortgage Loan”), representing approximately 4.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The One Harbor Point Square Mortgage Loan is evidenced by promissory note A-2, with a Cut-off Date Balance of $41,000,000. The portion of the One Harbor Point Square Whole Loan (as defined below) evidenced by promissory note A-1, with an outstanding principal balance as of the Cut-off Date of $41,000,000, which (subject to any applicable financing arrangement) is currently being held by Citigroup Global Markets Realty Corp. (or its affiliate), is referred to in this prospectus as the “One Harbor Point Square Companion Loan” and is pari passu in right of payment with the One Harbor Point Square Mortgage Loan. The One Harbor Point Square Mortgage Loan and the One Harbor Point Square Companion Loan are collectively referred to in this prospectus as the “One Harbor Point Square Whole Loan” The One Harbor Point Square Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The rights of the issuing entity as the holder of the One Harbor Point Square Mortgage Loan and the rights of the holder of the One Harbor Point Square Companion Loan are subject to an Intercreditor Agreement (the “One Harbor Point Square Intercreditor Agreement”). The following summaries describe certain provisions of the One Harbor Point Square Intercreditor Agreement

Servicing of the One Harbor Point Square Whole Loan

Pursuant to the terms of the One Harbor Point Square Intercreditor Agreement, the One Harbor Point Square Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the One Harbor Point Square Note A-1 Companion Loan is securitized (the “One Harbor Point Square Control Note Securitization Date”), after which the One Harbor Point Square Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “One Harbor Point Square PSA” entered into in connection with such other securitization and the One Harbor Point Square Intercreditor Agreement. The One Harbor Point Square Intercreditor Agreement provides that expenses, losses and shortfalls relating to the One Harbor Point Square Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof.

Advancing

Until the One Harbor Point Square Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the One Harbor Point Square Mortgage Loan (but not any advances of principal and/or interest on the One Harbor Point Square Companion Loan) pursuant to the terms of the PSA and the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required Servicing Advances with respect to the One Harbor Point Square Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the One Harbor Point Square Mortgage Loan (in the case of a P&I Advance) or the One Harbor Point Square Whole Loan (in the case of a Servicing Advance).

On and after the One Harbor Point Square Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the One Harbor Point Square Mortgage Loan (but not any advances of principal and/or interest on the One Harbor Point Square Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the One Harbor Point Square Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the One Harbor Point Square Note A-1 Companion Loan as required under the terms of the One Harbor Point Square PSA (but not on the One Harbor Point Square Mortgage Loan) and (B) any required property protection advances with respect to the One Harbor Point Square Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the One Harbor Point Square PSA.

Application of Payments

The One Harbor Point Square Intercreditor Agreement sets forth the respective rights of each of the One Harbor Point Square Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the One Harbor Point Square Whole Loan will be applied to the One Harbor Point Square Mortgage Loan and the One Harbor Point Square Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the One Harbor Point Square Intercreditor Agreement with respect to the One Harbor Point Square Whole Loan (such party, the “One Harbor Point Square Directing Certificateholder”) will initially be the holder of the One Harbor Point Square Note A-1 Companion Loan, and from and after the One Harbor Point Square Control Note Securitization Date, will be the controlling class representative or such other party specified in the One Harbor Point Square PSA. Certain decisions to be made with respect to the One Harbor Point Square Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the One Harbor Point Square Whole Loan or any related REO Property pursuant to the PSA or the One Harbor Point Square PSA, as applicable, will require the approval of the One Harbor Point Square Directing Certificateholder.

Pursuant to the terms of the One Harbor Point Square Intercreditor Agreement, each One Harbor Point Square Non-Controlling Note Holder will have the right to (i) receive copies of any notices, information and reports that the special servicer or, from and after the One Harbor Point Square Control Note Securitization Date, the special servicer under the One Harbor Point Square PSA is required to provide to the One Harbor Point Square Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the One Harbor Point Square Directing Certificateholder and (ii) to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the One Harbor Point Square Whole Loan as set forth in the One Harbor Point Square Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the One Harbor Point Square Whole Loan. The consultation right of a One Harbor Point Square Non-Controlling Note Holder will expire 10 business days (or in connection with an acceptable insurance default under the One Harbor Point Square PSA, 30 days) after the delivery by such special servicer of notice and information relating to the matter subject to consultation, whether or not such One Harbor Point Square Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period (or in connection with an acceptable insurance default under the One Harbor Point Square PSA, 30 day period) will begin anew. Notwithstanding each One Harbor Point Square Non-Controlling Note Holder’s consultation rights described above, the special servicer or the special servicer under the One Harbor Point Square PSA, as applicable, is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the One Harbor Point Square Mortgaged Property before the expiration of the aforementioned 10 business-day period (or 30 day period with respect to an acceptable insurance default under the One Harbor Point Square PSA) if it determines, in accordance with the Servicing Standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the One Harbor Point Square Mortgage Loan and the One Harbor Point Square Companion Loan.

Notwithstanding the foregoing consultation rights, no direction or objection by the One Harbor Point Square Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, or, from and after the One Harbor Point Square Control Note Securitization Date, the master servicer or the special servicer under the One Harbor Point Square PSA, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA or the One Harbor Point Square PSA, as applicable, the One Harbor Point Square Intercreditor Agreement or the REMIC provisions, including without limitation the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer, special servicer, certificate administrator, issuing entity or trustee to liability, or materially expand the scope of the applicable master servicer’s or special servicer’s responsibilities under the PSA or the One Harbor Point PSA, as applicable.

In addition to the consultation rights of the One Harbor Point Square Non-Controlling Note Holder described above, the One Harbor Point Square Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer or, from and after the One Harbor Point Square Control Note Securitization Date, the master servicer or the special servicer under the One Harbor Point Square PSA, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer or, from and after the One Harbor Point Square Control Note Securitization Date, the master servicer or the special servicer under the One Harbor Point Square PSA, as applicable, in which servicing issues related to the One Harbor Point Square Whole Loan are discussed.

The “One Harbor Point Square Non-Controlling Note Holder” means, with respect to the One Harbor Point Square Whole Loan, the Directing Certificateholder (for so long as it is permitted under the PSA).

Sale of Defaulted One Harbor Point Square Whole Loan

Pursuant to the terms of the One Harbor Point Square Intercreditor Agreement, if the One Harbor Point Square Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the One Harbor Point Square Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA or the One Harbor Point Square PSA, as the case may be, and the One Harbor Point Square Intercreditor Agreement to pursue a sale of the One Harbor Point Square Mortgage Loan (or the One Harbor Point Square Companion Loans, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the One Harbor Point Square Mortgage Loan together with the One Harbor Point Square Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the One Harbor Point Square PSA), as applicable, obligation to review whether any offer from an Interested Person received for the One Harbor Point Square Mortgage Loan and the One Harbor Point Square Companion Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the One Harbor Point Square Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the One Harbor Point Square Mortgage Loan together with the One Harbor Point Square Companion Loan if the loan becomes a defaulted whole loan without the written consent of the holder of the One Harbor Point Square Mortgage Loan (provided that such consent is not required if the holder of the One Harbor Point Square Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the holder of the One Harbor Point Square Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One Harbor Point Square Whole Loan, and any documents in the servicing file reasonably requested by the holder of the One Harbor Point Square Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the One Harbor Point Square Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the PSA, the holder of the One Harbor Point Square Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Prior to the One Harbor Point Square Control Note Securitization Date, in the event of the sale by the special servicer of the One Harbor Point Square Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the One Harbor Point Square Companion Loan as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

The directing certificateholder (which will be, prior to the One Harbor Point Square Control Note Securitization Date, the holder of the One Harbor Point Square Note A-1 Companion Loan, and from and after the One Harbor Point Square Companion Note Securitization Date, the controlling class representative or such other party specified in the One Harbor Point Square PSA) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the One Harbor Point Square Whole Loan and appoint a replacement special servicer without the consent of the holder of the One Harbor Point Square Mortgage Loan as long as such replacement special servicer is a “qualified servicer” (as described in the One Harbor Point Square Intercreditor Agreement) and satisfies other conditions set forth in the One Harbor Point Square PSA.

The Naples Grande Beach Resort Whole Loan

General

One (1) Mortgage Loan, identified as “Naples Grande Beach Resort” (the “Naples Grande Beach Resort Mortgage Loan”) on Annex A-1, representing approximately 3.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Naples Grande Beach Resort Mortgage Loan is evidenced by promissory note A-3 with a Cut-off Date Balance of $35,000,000. The related Pari Passu Companion Loans (the “Naples Grande Beach Resort Pari Passu Companion Loans” and, together with the Naples Grande Beach Resort Mortgage Loan, the “Naples Grande Beach Resort Whole Loan”) are evidenced by promissory note A-1 and promissory note A-2 with an aggregate principal balance as of the Cut-off Date of $130,000,000. The Naples Grande Beach Resort Pari Passu Companion Loans are not included in the issuing entity. Only the Naples Grande Beach Resort Mortgage Loan is included in the issuing entity. The Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Naples Grande Beach Resort Mortgage Loan, and the rights of the securitization trusts holding the Naples Grande Beach Resort Pari Passu Companion Loans, as the holders of the Naples Grande Beach Resort Pari Passu Companion Loans, are subject to the terms of an Intercreditor Agreement (the “Naples Grande Beach Resort Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Naples Grande Beach Resort Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Naples Grande Beach Resort Whole Loan

The Naples Grande Beach Resort Whole Loan is being serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of March 1, 2016 (the “JPMBB 2016-C1 PSA”) among J.P. Morgan Chase Commercial Mortgage Securities Corp. (the “JPMBB 2016-C1 Depositor”), Wells Fargo Bank, National Association (the “JPMBB 2016-C1 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association (the “JPMBB 2016-C1 Special Servicer”), Wilmington Trust, National Association (the “JPMBB 2016-C1 Trustee”), Wells Fargo Bank, National Association (the “JPMBB 2016-C1 Certificate Administrator”) and Pentalpha Surveillance LLC (the “JPMBB 2016-C1 Operating Advisor” and the “JPMBB 2016-C1 Asset Representations Reviewer”). The JPMBB 2016-C1 PSA was entered into in connection with the securitization of one of the Naples Grande Beach Resort Pari Passu Companion Loans. The holders of the certificates issued under the JPMBB 2016-C1 PSA are referred to in this prospectus as “JPMBB 2016-C1 Certificateholders”. For a summary of certain provisions of the JPMBB 2016-C1 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

The Naples Grande Beach Resort Intercreditor Agreement sets forth the respective rights of the holder of the Naples Grande Beach Resort Mortgage Loan and the holders of the Naples Grande Beach Resort Pari Passu Companion Loans with respect to distributions of funds received in respect of the Naples Grande Beach Resort Whole Loan, and provides, in general, that:

•	the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Naples Grande Beach Resort Whole Loan or the related Mortgaged Property will be applied to the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Naples Grande Beach Resort Whole Loan documents and payment and reimbursement rights of the JPMBB 2016-C1 Master Servicer, the JPMBB 2016-C1 Special Servicer, the JPMBB 2016-C1 Trustee, the JPMBB 2016-C1 Operating Advisor, the JPMBB 2016-C1 Certificate Administrator, the JPMBB 2016-C1 Asset Representations Reviewer and the JPMBB 2016-C1 Depositor) in accordance with the terms of the Naples Grande Beach Resort Intercreditor Agreement and the JPMBB 2016-C1 PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Naples Grande Beach Resort Whole Loan will be allocated, on a pro rata and pari passu basis, to the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans in accordance with the terms of the Naples Grande Beach Resort Intercreditor Agreement and the JPMBB 2016-C1 PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Naples Grande Beach Resort Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Naples Grande Beach Resort Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Naples Grande Beach Resort Pari Passu Companion Loans or any loans included in any securitization trust related to the Naples Grande Beach Resort Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any servicing advance with respect to the Naples Grande Beach Resort Whole Loan made pursuant to the JPMBB 2016-C1 PSA) allocable to the Naples Grande Beach Resort Mortgage Loan in accordance with the JPMBB 2016-C1 PSA and the Naples Grande Beach Resort Intercreditor Agreement may be paid or reimbursed out of payments and other collections on the mortgage pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” and “—Servicing of the Non-Serviced Mortgage Loans” for more information regarding the allocation of collections and expenses in respect of the Naples Grande Beach Resort Whole Loan.

Consultation and Control

The controlling noteholder under the Naples Grande Beach Resort Intercreditor Agreement is the securitization trust formed pursuant to the JPMBB 2016-C1 PSA (the “JPMBB 2016-C1 Securitization Trust”), as holder of one of the Naples Grande Beach Resort Pari Passu Companion Loans. Eightfold Real Estate Capital Fund IV, L.P. (or its affiliate) is the directing certificateholder under the JPMBB 2016-C1 PSA (the “JPMBB 2016-C1 Directing Certificateholder”). The JPMBB 2016-C1 Directing Certificateholder (so long as a control termination event under the JPMBB 2016-C1 PSA has not occurred and is not continuing), and the applicable certificateholders under the JPMBB 2016-C1 PSA with the requisite percentage of voting rights (so long as a control termination event under the JPMBB 2016-C1 PSA has occurred and is continuing) will exercise the rights of the JPMBB 2016-C1 Securitization Trust as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Naples Grande Beach Resort Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMBB 2016-C1 PSA.

For more information regarding the rights of the JPMBB 2016-C1 Directing Certificateholder under the JPMBB 2016-C1 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Pursuant to the terms of the Naples Grande Beach Resort Intercreditor Agreement, the issuing entity, as the non-controlling note holder, will have the right (regardless of whether a control termination event or a consultation termination event exists under the JPMBB 2016-C1 PSA) to (i) receive copies of all notices, information and reports that the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, is required to provide to the JPMBB 2016-C1 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the JPMBB 2016-C1 Directing Certificateholder with respect to any major decisions to be taken with respect to the Naples Grande Beach Resort Whole Loan (but without regard to whether or not the JPMBB 2016-C1 Directing Certificateholder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the JPMBB 2016-C1 PSA) and (ii) consult on a strictly non-binding basis with respect to certain major decisions regarding the Naples Grande Beach Resort Whole Loan as set forth in the Naples Grande Beach Resort Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report in respect of the Naples Grande Beach Resort Whole Loan. The consultation rights of the issuing entity will expire 10 business days after the delivery of written notice and information relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information related thereto. Notwithstanding the issuing entity’s consultation rights described above, the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report in respect of the Naples Grande Beach Resort Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Naples Grande Beach Resort Mortgage Loan and the Naples Grande Beach Resort Pari Passu Companion Loans. Neither the JPMBB 2016-C1 Master Servicer nor the JPMBB 2016-C1 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMBB 2016-C1 Master Servicer nor the JPMBB 2016-C1 Special Servicer will be permitted to follow any advice or consultation provided by the issuing entity (or its representative) or any holder of the Naples Grande Beach Resort Pari Passu Companion Loans (or their representatives) that would require or cause the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer, as applicable, to violate any applicable law, including the REMIC Regulations or other applicable provisions of the Code, be inconsistent with the servicing standard under the JPMBB 2016-C1 PSA require or cause the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer, as applicable, to violate any provisions of the Naples Grande Beach Resort Intercreditor Agreement or the JPMBB 2016-C1 PSA, require or cause the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer, as applicable, to violate the terms of the Naples Grande Beach Resort Whole Loan documents, or materially expand the scope of either the JPMBB 2016-C1 Master Servicer’s or the JPMBB 2016-C1 Special Servicer’s, as applicable, responsibilities under the Naples Grande Beach Resort Intercreditor Agreement.

In addition to the consultation rights of the issuing entity described above, the issuing entity will have the right to attend (in-person or telephonically in the discretion of the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable) annual meetings with the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Naples Grande Beach Resort Whole Loan may be discussed, provided that the issuing entity executes, at the request of the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holders of the Naples Grande Beach Resort Pari Passu Companion Loans, the holder of the Naples Grande Beach Resort Mortgage Loan and the JPMBB 2016-C1 Master Servicer or JPMBB 2016-C1 Special Servicer, as applicable.

Sale of Defaulted Loan

Pursuant to the terms of the Naples Grande Beach Resort Intercreditor Agreement, if the Naples Grande Beach Resort Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPMBB 2016-C1 PSA, and if the JPMBB 2016-C1 Special Servicer determines to sell the related Naples Grande Beach Resort Pari Passu Companion Loan in accordance with the JPMBB 2016-C1 PSA, then the JPMBB 2016-C1 Special Servicer will be required to sell the Naples Grande Beach Resort Mortgage Loan together with the Naples Grande Beach Resort Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth under the JPMBB 2016-C1 PSA. The issuing entity will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the JPMBB 2016-C1 Special Servicer will not be permitted to sell the Naples Grande Beach Resort Whole Loan if such Whole Loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Naples Grande Beach Resort Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMBB 2016-C1 Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMBB 2016-C1 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Naples Grande Beach Resort Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Naples Grande Beach Resort Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMBB 2016-C1 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMBB 2016-C1 PSA, the JPMBB 2016-C1 Directing Certificateholder (so long as a control termination event under the JPMBB 2016-C1 PSA has not occurred and is not continuing) and the applicable certificateholders under the JPMBB 2016-C1 PSA with the requisite percentage of voting rights (so long as a control termination event under the JPMBB 2016-C1 PSA has occurred and is continuing), the Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing) and certificateholders with the requisite percentage of voting rights (so long as a Control Termination Event has occurred and is continuing) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the Naples Grande Beach Resort Intercreditor Agreement and the JPMBB 2016-C1 PSA, the JPMBB 2016-C1 Directing Certificateholder (so long as a control termination event under the JPMBB 2016-C1 PSA has not occurred and is not continuing) and the applicable certificateholders under the JPMBB 2016-C1 PSA with the requisite percentage of voting rights (so long as a control termination event under the JPMBB 2016-C1 PSA has occurred and is continuing) will have the right, with or without cause, to replace the special servicer then acting with respect to the Naples Grande Beach Resort Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPMBB 2016-C1 PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Palisades Center Whole Loan

General

One (1) Mortgage Loan, identified as “Palisades Center” (the “Palisades Center Mortgage Loan”) on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, is part of a Whole Loan structure comprised of nine (9) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Palisades Center Mortgage Loan is evidenced by promissory note A-1-B with a Cut-off Date Balance of $30,000,000. The related Pari Passu Companion Loans (the “Palisades Center Pari Passu Companion Loans”) are evidenced by promissory notes A-1-A and A-2-A with an aggregate principal balance as of the Cut-off Date of $229,100,000. The related Subordinate Companion Loans (the “Palisades Center Subordinate Companion Loans” and, together with the Palisades Center Pari Passu Companion Loans, the “Palisades Center Companion Loans”) are evidenced by promissory notes B-1 and B-2 (collectively, the “B-Notes”), the promissory notes C-1 and C-2 (collectively, the “C-Notes”) and the promissory notes D-1 and D-2 (collectively, the “D-Notes”), which are subordinate to the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans, with an aggregate Cut-off Date Balance of $159,400,000. The Palisades Center Companion Loans are not included in the issuing entity. Only the Palisades Center Mortgage Loan is included in the issuing entity. The Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans are pari passu with each other in terms of priority. The Palisades Center Subordinate Companion Loans are subordinate to the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans in terms of priority. The Palisades Center Mortgage Loan and the Palisades Center Companion Loans are collectively referred to in this prospectus as the Palisades Center Whole Loan (the “Palisades Center Whole Loan”). The interests in the Palisades Center Whole Loan described above and their relative priority are as set forth in the chart below.

The rights of the issuing entity, as the holder of the Palisades Center Mortgage Loan, and the rights of the holders of the Palisades Center Companion Loans are subject to an Intercreditor Agreement (the “Palisades Center Intercreditor Agreement”). The following summaries describe certain provisions of the Palisades Center Intercreditor Agreement.

Servicing of the Palisades Center Whole Loan

The Palisades Center Whole Loan is expected to be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of April 29, 2016 (the “JPM 2016-PLSD TSA”) among J.P. Morgan Chase Commercial Mortgage Securities Corp. (the “JPM 2016-PLSD Depositor”), Wells Fargo Bank, National Association (the “JPM 2016-PLSD Master Servicer” and the “JPM 2016-PLSD Special Servicer”), Wilmington Trust, National Association (the “JPM 2016-PLSD Trustee”) and Wells Fargo Bank, National Association (the “JPM 2016-PLSD Certificate Administrator”). The JPM 2016-PLSD TSA is expected to be entered into in connection with the securitization of all of the Palisades Center Companion Loans. The holders of the certificates issued under the JPM 2016-PLSD TSA are referred to in this prospectus as “JPM 2016-PLSD Certificateholders”. For a summary of certain provisions of the JPM 2016-PLSD TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

The Palisades Center Intercreditor Agreement sets forth the respective rights of the holder of the Palisades Center Mortgage Loan and the holders of the Palisades Center Companion Loans with respect to distributions of funds received in respect of the Palisades Center Whole Loan, and provides, in general, that:

Prior to the occurrence and continuance of an event of default with respect to the Palisades Center Whole Loan, any collections received in respect of the Palisades Center Whole Loan or Mortgaged Property will be applied to the Palisades Center Mortgage Loan and the Palisades Center Companion Loans in accordance with the JPM 2016-PLSD TSA.

Following the occurrence and during the continuance of an event of default with respect to the Palisades Center Whole Loan, payments and proceeds with respect to the Palisades Center Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to provide reimbursement for any nonrecoverable servicing advances and administrative advances and any interest thereon;

•	second, to provide reimbursement for any nonrecoverable P&I advances and interest thereon on the Palisades Center Pari Passu Companion Loans and the Palisades Center Mortgage Loan, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable P&I advances and interest thereon on the Palisades Center Subordinate Companion Loans that consist of B-Notes, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable P&I advances and interest thereon on the Palisades Center Subordinate Companion Loans that consist of C-Notes, on a pari passu and pro rata basis and then to provide reimbursement for any nonrecoverable P&I advances and interest thereon on the Palisades Center Subordinate Companion Loans that consist of D-Notes, on a pari passu and pro rata basis.

•	third, to provide reimbursement for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses (in each case provided that such reimbursements or payments relate to the Palisades Center Whole Loan and Mortgaged Property);

•	fourth, to the holder of the Palisades Center Mortgage Loan and the holder of the Palisades Center Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	fifth, to the holder of the Palisades Center Mortgage Loan and the holder of the Palisades Center Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on P&I advances;

•	sixth, to the holder of the Palisades Center Mortgage Loan and the holder of the Palisades Center Pari Passu Companion Loans, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	seventh, to the holders of the B-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	eighth, to the holders of the B-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on P&I advances on the B-Notes;

•	ninth, to the holders of the B-Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	tenth, to the holders of the C-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	eleventh, to the holders of the C-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on P&I advances on the C-Notes;

•	twelfth, to the holders of the C-Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	thirteenth, to the holders of the D-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	fourteenth, to the holders of the D-Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on P&I advances on the D-Notes;

•	fifteenth, to the holders of the D-Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	sixteenth, to pay any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

•	seventeenth, to fund any other reserves to the extent then required to be held in escrow;

•	eighteenth, to pay any yield maintenance or other prepayment premium then due and payable to the holders of the Palisades Center Mortgage Loan and the holder of the Palisades Center Pari Passu Companion Loans, on a pro rata and pari passu basis, then to the holders of the B-Notes, on a pro rata and pari passu basis, then to the holders of the C-Notes, on a pro rata and pari passu basis, and then the holders of the D-Notes on a pro rata and pari passu basis;

•	nineteenth, to pay default interest and late fees then due and payable under the Palisades Center Whole Loan documents, all of which will be applied in accordance with the JPM 2016-PLSD TSA;

•	twentieth, to pay any additional servicing compensation that the JPM 2016-PLSD Master Servicer or JPM 2016-PLSD Special Servicer is entitled to receive under the JPM 2016-PLSD TSA; and

•	twenty-first, to pay any other amounts then due and payable under the Palisades Center Whole Loan agreement.

If a P&I Advance is made with respect to the Palisades Center Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Palisades Center Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Palisades Center Companion Loans. To the extent collections received after the final liquidation of the Palisades Center Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Palisades Center Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the Palisades Center Mortgage Loan and the Palisades Center Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Palisades Center Intercreditor Agreement will be the securitization trust formed pursuant to the JPM 2016-PLSD PSA (the “JPM 2016-PLSD Securitization Trust”), as holder of all eight of the Palisades Center Companion Loans.

Pursuant to the terms of the Palisades Center Intercreditor Agreement, the issuing entity, as the non-controlling note holder, will have the right to receive copies of all notices, information and reports that the JPM 2016-PLSD Master Servicer or JPM 2016-PLSD Special Servicer, as applicable, is required to provide to the JPM 2016-PLSD Certificateholders within the same time frame it is required to provide such notices, information and reports to the JPM 2016-PLSD Certificateholders with respect to any major decisions to be taken with respect to the Palisades Center Whole Loan and a copy of the summary of the asset status report relating to such Whole Loan. In addition, JPM 2016-PLSD Master Servicer or JPM 2016-PLSD Special Servicer, as applicable, is required to consult on a strictly non-binding basis with respect to (x) certain major decisions regarding the Palisades Center Whole Loan as set forth in the Palisades Center Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Palisades Center Whole Loan. The consultation right of the issuing entity will expire 10 business days after the delivery of written notice and information relating to the matter subject to consultation, whether or not the issuing entity has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of the related information. Notwithstanding the issuing entity’s consultation rights described above, the JPM 2016-PLSD Master Servicer or JPM 2016-PLSD Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report in respect of the JPM 2016-PLSD Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans. Neither the JPM 2016-PLSD Master Servicer nor the JPM 2016-PLSD Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

For more information regarding the rights of the JPM 2016-PLSD Certificateholders under the JPM 2016-PLSD PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Sale of Defaulted Loan

Pursuant to the terms of the Palisades Center Intercreditor Agreement, if the Palisades Center Whole Loan becomes a “defaulted loan” pursuant to the terms of the JPM 2016-PLSD TSA, and if the JPM 2016-PLSD Special Servicer determines to sell the Palisades Center Pari Passu Companion Loans in accordance with the JPM 2016-PLSD TSA, then the JPM 2016-PLSD Special Servicer will be required to sell the Palisades Center Mortgage Loan together with the Palisades Center Pari Passu Companion Loans and Palisades Center Subordinate Companion Loans as a single whole loan in accordance with the procedures set forth under the JPM 2016-PLSD TSA. The issuing entity will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the JPM 2016-PLSD Special Servicer will not be permitted to sell the Palisades Center Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity as holder of the Palisades Center Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPM 2016-PLSD Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPM 2016-PLSD Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Palisades Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Palisades Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPM 2016-PLSD Master Servicer or the JPM 2016-PLSD Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPM 2016-PLSD TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Special Servicer Appointment Rights

Pursuant to the terms of the Palisades Center Intercreditor Agreement and the JPM 2016-PLSD TSA, the applicable certificateholders under the JPM 2016-PLSD TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the special servicer then acting with respect to the Palisades Center Whole Loan and appoint a replacement special servicer, in accordance with, and subject to the limitations set forth in, the JPM 2016-PLSD TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Sun MHC Portfolio Whole Loan

General

One (1) Mortgage Loan, identified as “Sun MHC Portfolio” (the “Sun MHC Portfolio Mortgage Loan”) on Annex A-1, representing approximately 3.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The Sun MHC Portfolio Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $29,066,000. The related Pari Passu Companion Loan (the “Sun MHC Portfolio Pari Passu Companion Loan” and, together with the Sun MHC Portfolio Mortgage Loan, the “Sun MHC Portfolio Whole Loan”) is evidenced by promissory note A-1 with a principal balance as of the Cut-off Date of $75,000,000. The Sun MHC Portfolio Pari Passu Companion Loan is not included in the issuing entity. Only the Sun MHC Portfolio Mortgage Loan is included in the issuing entity. The Sun MHC Portfolio Mortgage Loan and the Sun MHC Portfolio Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the Sun MHC Portfolio Whole Loan.

The rights of the issuing entity, as the holder of the Sun MHC Portfolio Mortgage Loan and the rights of the securitization trust holding the Sun MHC Portfolio Pari Passu Companion Loan, as the holder of the Sun MHC Portfolio Pari Passu Companion Loan are subject to the terms of an Intercreditor Agreement (the “Sun MHC Portfolio Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Sun MHC Portfolio Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Sun MHC Portfolio Whole Loan

The Sun MHC Portfolio Whole Loan is serviced and administered pursuant to the terms of the pooling and servicing agreement, dated as of March 1, 2016 (the “COMM 2016-DC2 PSA”) among Deutsche Mortgage & Asset Receiving Corporation (the “COMM 2016-DC2 Depositor”), Wells Fargo Bank, National Association (the “COMM 2016-DC2 Master Servicer”), CWCapital Asset Management LLC (the “COMM 2016-DC2 Special Servicer”), Wilmington Trust, National Association (the “COMM 2016-DC2 Trustee”), Deutsche Bank Trust Company Americas (the “COMM 2016-DC2 Certificate Administrator”) and Park Bridge Lender Services LLC (the “COMM 2016-DC2 Operating Advisor” and the “COMM 2016-DC2 Asset Representations Reviewer”). The COMM 2016-DC2 PSA was entered into in connection with the securitization of the Sun MHC Portfolio Pari Passu Companion Loan. The holders of the certificates issued under the COMM 2016-DC2 PSA are referred to in this prospectus as the “COMM 2016-DC2 Certificateholders”. For a summary of certain provisions of the COMM 2016-DC2 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on any Sun MHC Portfolio Mortgage Loan (but not on the Sun MHC Portfolio Pari Passu Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance

The COMM 2016-DC2 Master Servicer of the COMM 2016-DC2 Trustee, as applicable, will be obligated to make servicing advances with respect to the Sun MHC Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-DC2 PSA.

Application of Payments

The Sun MHC Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Sun MHC Portfolio Mortgage Loan and holder of the Sun MHC Portfolio Pari Passu Companion Loan and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Sun MHC Portfolio Whole Loan will be applied to the Sun MHC Portfolio Mortgage Loan and the Sun MHC Portfolio Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the Sun MHC Portfolio Intercreditor Agreement with respect to the Sun MHC Portfolio Whole Loan will be the controlling class representative or such other party specified in the COMM 2016-DC2 PSA (such party, the “COMM 2016-DC2 Directing Certificateholder”). Certain decisions to be made with respect to the Sun MHC Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-DC2 PSA, will require the approval of the COMM 2016-DC2 Directing Certificateholder.

Pursuant to the terms of the Sun MHC Portfolio Intercreditor Agreement, the controlling class representative (the “Sun MHC Portfolio Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2016-DC2 Special Servicer is required to provide to the COMM 2016-DC2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2016-DC2 Directing Certificateholder (but without regard to whether or not the COMM 2016-DC2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2016-DC2 PSA) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Sun MHC Portfolio Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Sun MHC Portfolio Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2016-DC2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Sun MHC Portfolio Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Sun MHC Portfolio Non-Controlling Note Holder’s consultation rights described above, the COMM 2016-DC2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Sun MHC Portfolio Mortgage Loan and the Sun MHC Portfolio Pari Passu Companion Loan.

In addition to the consultation rights of the Sun MHC Portfolio Non-Controlling Note Holder described above, the Sun MHC Portfolio Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, in which servicing issues related to the Sun MHC Portfolio Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the Sun MHC Portfolio Intercreditor Agreement, if the Sun MHC Portfolio Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2016-DC2 PSA, the COMM 2016-DC2 Special Servicer will be required to sell the Sun MHC Portfolio Mortgage Loan together with the Sun MHC Portfolio Pari Passu Companion Loan as a single whole loan.

Special Servicer Appointment Rights

The COMM 2016-DC2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the COMM 2016-DC2 PSA, will have the right, only for cause, to replace the COMM 2016-DC2 Special Servicer for the Sun MHC Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Sun MHC Portfolio Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Sun MHC Portfolio Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2016-DC2 PSA.

The Hall Office Park A1/G1/G3 Whole Loan

General

One (1) Mortgage Loan, identified as “Hall Office Park A1/G1/G3” (the “Hall Office Park A1/G1/G3 Mortgage Loan”) on Annex A-1, representing approximately 3.1% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The Hall Office Park A1/G1/G3 Mortgage Loan is evidenced by promissory Note A-2 with a Cut-off Date Balance of $27,900,000. The related Pari Passu Companion Loan (the “Hall Office Park A1/G1/G3 Pari Passu Companion Loan” and, together with the Hall Office Park A1/G1/G3 Mortgage Loan, the “Hall Office Park A1/G1/G3 Whole Loan”) is evidenced by promissory note A-1 with a principal balance as of the Cut-off Date of $28,000,000. The Hall Office Park A1/G1/G3 Pari Passu Companion Loan is not included in the issuing entity. Only the Hall Office Park A1/G1/G3 Mortgage Loan is included in the issuing entity. The Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Pari Passu Companion Loan are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Hall Office Park A1/G1/G3 Mortgage Loan and the rights of the securitization trust holding the Hall Office Park A1/G1/G3 Pari Passu Companion Loan, as the holder of the Hall Office Park A1/G1/G3 Pari Passu Companion Loan are subject to the terms of an Intercreditor Agreement (the “Hall Office Park A1/G1/G3 Intercreditor Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Hall Office Park A1/G1/G3 Intercreditor Agreement will be exercised by the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing, as described under “Pooling and Servicing Agreement”.

Servicing of the Hall Office Park A1/G1/G3 Whole Loan

The Hall Office Park A1/G1/G3 Whole Loan is serviced and administered pursuant to the terms of the DBJPM 2016-C1 PSA among the DBJPM 2016-C1 Depositor, the DBJPM 2016-C1 Master Servicer, the DBJPM 2016-C1 Special Servicer, the DBJPM 2016-C1 Trustee, the DBJPM 2016-C1 Certificate Administrator and the DBJPM 2016-C1 Operating Advisor and the DBJPM 2016-C1 Asset Representations Reviewer. The DBJPM 2016-C1 PSA was entered into in connection with the securitization the Hall Office Park A1/G1/G3 Pari Passu Companion Loan. The holders of the certificates issued under the DBJPM 2016-C1 PSA are referred to in this prospectus as the DBJPM 2016-C1 Certificateholders. For a summary of certain provisions of the DBJPM 2016-C1 PSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on any Hall Office Park A1/G1/G3 Mortgage Loan (but not on the Hall Office Park A1/G1/G3 Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance

The DBJPM 2016-C1 Master Servicer of the DBJPM 2016-C1 Trustee, as applicable, will be obligated to make servicing advances with respect to the Hall Office Park A1/G1/G3 Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBJPM 2016-C1 PSA.

Application of Payments

The Hall Office Park A1/G1/G3 Intercreditor Agreement sets forth the respective rights of each of the Hall Office Park A1/G1/G3 Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Hall Office Park A1/G1/G3 Whole Loan will be applied to the Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the Hall Office Park A1/G1/G3 Intercreditor Agreement with respect to the Hall Office Park A1/G1/G3 Whole Loan will be the controlling class representative or such other party specified in the DBJPM 2016-C1 PSA (such party, the “DBJPM 2016-C1 Directing Certificateholder”). Certain decisions to be made with respect to the Hall Office Park A1/G1/G3 Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBJPM 2016-C1 PSA, will require the approval of the DBJPM 2016-C1 Directing Certificateholder.

Pursuant to the terms of the Hall Office Park A1/G1/G3 Intercreditor Agreement, the controlling class representative (the “Hall Office Park A1/G1/G3 Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the DBJPM 2016-C1 Special Servicer is required to provide to the DBJPM 2016-C1 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the DBJPM 2016-C1 Directing Certificateholder (but without regard to whether or not the DBJPM 2016-C1 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the DBJPM 2016-C1 PSA) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Hall Office Park A1/G1/G3 Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder will expire 10 business days after the delivery by the DBJPM 2016-C1 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Hall Office Park A1/G1/G3 Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Hall Office Park A1/G1/G3 Non-Controlling Note Holder’s consultation rights described above, the DBJPM 2016-C1 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hall Office Park A1/G1/G3 Mortgage Loan and the Hall Office Park A1/G1/G3 Companion Loan.

In addition to the consultation rights of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder described above, the Hall Office Park A1/G1/G3 Non-Controlling Note Holder will have the right to annual conference calls with the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Hall Office Park A1/G1/G3 Whole Loan are discussed.

Sale of Defaulted Loan

Pursuant to the terms of the Hall Office Park A1/G1/G3 Intercreditor Agreement, if the Hall Office Park A1/G1/G3 Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the DBJPM 2016-C1 PSA, the DBJPM 2016-C1 Special Servicer will be required to sell the Hall Office Park A1/G1/G3 Mortgage Loan together with the Hall Office Park A1/G1/G3 Companion Loan as a single whole loan.

Special Servicer Appointment Rights

The DBJPM 2016-C1 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the DBJPM 2016-C1 PSA, will have the right, only for cause, to replace the DBJPM 2016-C1 Special Servicer for the Hall Office Park A1/G1/G3 Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Hall Office Park A1/G1/G3 Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Hall Office Park A1/G1/G3 Intercreditor Agreement) and satisfies the other conditions set forth in the DBJPM 2016-C1 PSA.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2014, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $97.6 billion. Of that amount, approximately $85.5 billion has been securitized by the depositor. In its fiscal year ended December 31, 2014, JPMCB originated approximately $13.1 billion of commercial mortgage loans, of which approximately $10.5 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal

Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

•	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

•	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting

Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-hypothetical”, “as-complete” and “as-is” values. The “as stabilized”, “as hypothetical” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following:

a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

With respect to three (3) Mortgaged Properties identified as “Quaker Bridge Mall”, “100 East Pratt” and “Four Penn Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 21.4% of the Initial Pool Balance, JPMCB did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. In addition, with respect to the Mortgaged Properties identified as “100 East Pratt” and “Four Penn Center” on Annex A-1, JPMCB did not obtain questionnaires from the related borrower sponsors relating to litigation, bankruptcy and criminal charges. These represent exceptions to the underwriting guidelines for JPMCB. JPMCB’s decision to include the Mortgage Loans notwithstanding the exceptions was supported by the compensating factors that JPMCB was able to effectively evaluate the financial capacity, real estate experience and litigation and criminal backgrounds of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. Based on these compensating factors, JPMCB approved inclusion of the Mortgage Loans in this transaction.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2016. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2016. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including January 1, 2013 to and including December 31, 2015, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that JPMCB or an affiliate will retain $50,000,000 Certificate Balance of the Class A-3B and 100% Percentage Interest of the Class R certificates. However, JPMCB or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Except with respect to the Equity Inns Portfolio Whole Loan, which was co-originated by GACC and Ladder Capital Finance LLC, and the One Harbor Point Square Whole Loan, which was co-originated by GACC and Citigroup Global Markets Realty Corp., GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination into a commercial mortgage backed securities primary issuance securitization or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

GACC originates loans and aggregates and warehouses the loans pending sale via a commercial mortgage backed securities (“CMBS”) securitization.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, two (2) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 7.1% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 1.5% of the Initial Pool Balance.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC was the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2016 is approximately $47.151 billion.

Generally, GACC has not purchased significant amounts of mortgage loans for securitization; however it has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the GACC during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

•	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Review of GACC Mortgage Loans—Data Tape”;

•	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by GACC, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel.

Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex C.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by GACC, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—GACC’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to GACC’s Disclosed Underwriting Guidelines and Processes” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated in accordance with GACC’s origination procedures and underwriting criteria, except as described below under “—Exceptions to GACC’ Disclosed Underwriting Guidelines and Processes”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

GACC’s Underwriting Guidelines and Processes. General. GACC originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by GACC generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, GACC conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the GACC underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. GACC reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by GACC and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, GACC obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, GACC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent and may also obtain a value based on an “as complete”, “as-stabilized” or “as-hypothetical” basis that assumes that certain events will occur with respect to re-tenancy, construction, restoration or repairs at the Mortgaged Property. GACC then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value set forth in the appraisal.

Evaluation of Borrower. GACC evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. GACC evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, GACC either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, GACC reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, GACC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, GACC obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. GACC reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, GACC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, GACC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and GACC reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and GACC reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as GACC may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. GACC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, GACC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by GACC. The typical required escrows for mortgage loans originated by GACC are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide GACC with sufficient funds to satisfy all taxes and assessments. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or GACC may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide GACC with sufficient funds to pay all insurance premiums. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. GACC may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

GACC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”: (i) the amounts involved are de minimis, (ii) GACC’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) GACC has structured springing escrows that arise for identified risks, (v) GACC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) GACC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—GACC’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, GACC’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, GACC may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to GACC’s Disclosed Underwriting Guidelines and Processes

We have disclosed generally our underwriting guidelines with respect to the GACC Mortgage Loans. However, one or more of the GACC Mortgage Loans may vary from the specific GACC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GACC Mortgage Loans, GACC may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 11, 2016. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2013 to and including December 31, 2015, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

As of the date hereof, neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 272-6858. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the certificate administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMDB Commercial Mortgage Securities Trust 2016-C2, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2015, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $125 billion, of which approximately 147 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $95 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriter or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank is a national banking association and a wholly owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.8 trillion in assets and approximately 265,000 employees as of December 31, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the Sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the Mortgage Loan Sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage backed securities since 1997. As of December 31, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2015, Wells Fargo Bank was acting as custodian of more than 187,000 commercial mortgage files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a Sponsor or an affiliate of a Sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 residential mortgage backed securities (“RMBS”) trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, The Bank of New York Mellon and U.S. Bank) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank, N.A. alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank, N.A. and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the complaint, the District Court also allowed all plaintiffs to file amended complaints if they so choose and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth herein with respect to Wells Fargo Bank as Master Servicer, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as the primary servicer for the Serviced Companion

Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator and the custodian under the PSA, (ii) the master servicer and special servicer under the COMM 2016-787S TSA, pursuant to which the 787 Seventh Avenue Whole Loan is serviced, (iii) the general master servicer, certificate administrator and custodian under the WFCM 2016-C33 PSA, pursuant to which the Sanofi Office Complex Whole Loan is serviced, (iv) the master servicer, certificate administrator and custodian under the DBJPM 2016-C1 PSA, pursuant to which the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan are serviced, (v) the master servicer, certificate administrator and custodian under the COMM 2015-LC23 PSA, pursuant to which the Equity Inns Portfolio Whole Loan is serviced, (vi) the master servicer, certificate administrator and custodian under the JPMBB 2016-C1 PSA, pursuant to which the Naples Grande Beach Resort Whole Loan is serviced, (vii) the master servicer, certificate administrator and custodian under the COMM 2016-DC2 PSA, pursuant to which the Sun MHC Portfolio Whole Loan is serviced, and (viii) the servicer, special servicer, certificate administrator and custodian under the JPM 2016-PLSD TSA, pursuant to which the Palisades Center Whole Loan is serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 3/31/2016
By Approximate Number:	33,354	33,590	32,701	32,343
By Approximate Aggregate Unpaid Principal Balance (in billions):	$434.37	$474.38	$501.54	$507.88

Within this portfolio, as of March 31, 2016, are approximately 23,601 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $405.5 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of March 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$ 346,011,017,466	$ 2,158,219,403	0.62%
Calendar Year 2014	$ 377,947,659,331	$ 1,750,352,607	0.46%
Calendar Year 2015	$ 401,673,056,650	$ 1,600,995,208	0.40%
YTD Q1 2016	$ 395,092,114,230	$ 662,618,517	0.17%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GACC Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and serviced REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and other transactions and perform certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. Midland has received the highest rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from Standard & Poor’s Ratings Services, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. For each category, Standard & Poor’s Ratings Services ranks Midland as “Strong”, Fitch Ratings, Inc. ranks Midland as “CMS1” as a master servicer, and “CSS1” as a special servicer, and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2016, Midland was master and/or primary servicing approximately 28,884 commercial and multifamily mortgage loans with a principal balance of approximately $380 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,902 of such loans, with a total principal balance of approximately $147 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of March 31, 2016, Midland was named the special servicer in approximately 207 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $104 billion. With respect to such transactions as of such date, Midland was administering approximately 86 assets with an outstanding principal balance of approximately $862 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
Total	$70	$85	$110

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

As of December 31, 2015, an affiliate of Midland owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to purchase the Class E, Class F and Class

NR certificates (and may purchase certain other classes of certificates), to be appointed as the initial Directing Certificateholder and to appoint Midland as special servicer. Midland also assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool.

Under the DBJPM 2016-C1 PSA, Midland is also the DBJPM 2016-C1 Special Servicer of the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan. Under the JPMBB 2016-C1 PSA, Midland is also the JPMBB 2016-C1 Special Servicer of the Naples Grande Beach Resort Whole Loan.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than the Servicing Shift Whole Loan). The operating advisor will have certain review and consultation duties with respect to activities of the special servicer. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal offices of Pentalpha Surveillance are located at Amherst, New York and Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans dedicated to independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of March 31, 2016, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 87 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $96 billion since October 2010. As of March 31, 2016, Pentalpha Surveillance has acted as asset representations reviewer in six (6) commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $5.9 billion.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-C2 will consist of the following classes: the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-C (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates (other than the Class A-3B Certificates) and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$23,342,000
A-2	$160,394,000
A-3A	$120,000,000
A-4	$222,981,000
A-SB	$48,243,000
X-A	$700,848,000
X-B	$44,639,000
A-S	$75,888,000
B	$44,639,000
C	$36,828,000
Non-Offered Certificates
A-3B	$50,000,000
X-C	$80,352,000
D	$43,524,000
E	$17,856,000
F	$12,276,000
NR	$36,828,383

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $700,848,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $44,639,000. The Notional Amount of the Class X-C certificates will equal the aggregate Certificate Balance of the Class C and Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-C certificates will be approximately $80,352,000.

The Class NR certificates will also represent the right to receive Excess Interest received on any ARD Loan. “Excess Interest” with respect to the ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). A portion of the Class NR certificates will also represent undivided beneficial ownership of the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in June 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

•	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

•	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class NR certificates);

•	all Yield Maintenance Charges and prepayment premiums;

•	all amounts deposited in the Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3A and Class A-3B certificates, pro rata, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of each of the Class A-3A and Class A-3B certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class NR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.4225%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.6619%.

The Pass-Through Rate on the Class A-3A certificates will be a per annum rate equal to 2.8813%.

The Pass-Through Rate on the Class A-3B certificates will be a per annum rate equal to 2.8813%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.1439%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.9542%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.4836%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 3.9901%, subject to a maximum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 1.2500%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period, less 1.2500%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-C certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class C and Class D certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Principal Shortfall for that Distribution Date,

(b) the Scheduled Principal Distribution Amount for that Distribution Date, and

(c) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and

Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)   all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such

Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class NR certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class NR certificates will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class E, Class F and Class NR certificates) in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B certificates and the Class X-B certificates (the “YM Group B”) and (y) the group of the Class C and Class D certificates and the Class X-C certificates (the “YM Group C” and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charge or prepayment premiums will be distributed to the holders of the Class E, Class F, Class NR or Class R certificates. After the Certificate Balances of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all Yield Maintenance Charges and prepayment premiums with respect to the Mortgage Loans will be distributed to the holders of the Class X-C certificates, regardless of whether the Notional Amount of such class of certificates has been reduced to zero.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2020
Class A-2	April 2021
Class A-3A	February 2026
Class A-4	April 2026
Class A-SB	December 2025
Class X-A	May 2026
Class X-B	May 2026
Class A-S	May 2026
Class B	May 2026
Class C	May 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any

Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and

Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3A and Class A-3B certificates, pro rata, until each of their Certificate Balances has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Realized losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the each Pari Passu Companion Loan, based upon their respective principal balances. With respect to the Quaker Bridge Mall Whole Loan, the 787 Seventh Avenue Whole Loan and the Palisades Center Mall Whole Loan, realized losses will be allocated first to each related Subordinate Companion Loan until reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loan, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)     a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

•	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

•	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit Group Limited and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports prepared by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”; and

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—JPMDB 2016-C2

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)    the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)   the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)   an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)   the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)   an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)   the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)  originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)  the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)  any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)   an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)  the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)  the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii) the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv) the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)  the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  the original or a copy of any related mezzanine intercreditor agreement; and

(xviii) the original or a copy of all related environmental insurance policies.

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the Controlling Companion Loan on or about the Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)      A copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)    all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  a copy of all related environmental reports; and

(xiv)  a copy of all related environmental insurance policies;

(b) a copy of any engineering reports or property condition reports;

(c) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d) for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e) a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f) a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g) a copy of the appraisal for the related Mortgaged Property(ies);

(h) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i) a copy of the applicable mortgage loan seller’s asset summary;

(j) a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k) a copy of all zoning reports;

(l) a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n) a copy of all UCC searches;

(o) a copy of all litigation searches;

(p) a copy of all bankruptcy searches;

(q) a copy of the origination settlement statement;

(r) a copy of the insurance consultant report;

(s) a copy of organizational documents of the related mortgagor and any guarantor;

(t) a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u) a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v) a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports.

In each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and Annex E-1, as applicable, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex E-2, as applicable.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following the earlier of:

(x) such mortgage loan seller’s discovery of any Material Defect;

(y) such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z) in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1) cure such Material Defect in all material respects, at its own expense,

(2) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with respect to the special servicer, with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded

Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i) have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l) have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n) have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o) prohibit defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r) be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Others”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make Advances;

(D) the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F) any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2) in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated

Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan or with respect to any cure payable by the holder of Note B-1 of the Subordinate Companion Loan with respect to the Quaker Bridge Mall Whole Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within 2 business days following receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class NR certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)   to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)   to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)   to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)   to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)  to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii) to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)  to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)   to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion

Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)  to recoup any amounts deposited in the Collection Account in error;

(xii)  to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii) to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv) to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)  to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi) to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii) to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix) to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan, for which the special servicer	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and the One Harbor Point Square Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan.	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and the One Harbor Point Square Mortgage Loan).
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Reviewer and any director, officer, employee or agent of any of the foregoing parties		Companion Loans)
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.08250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

•	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that involve one or more Master Servicer Decisions, provided that the consent of the special servicer is not required to take such actions;

•	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that involve one or more Major Decisions or decisions that are not Master Servicer Decisions, provided that the consent of the special servicer is required to take such actions;

•	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

•	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that the consent of the special servicer is required to take such actions and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid; and

•	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees)

outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer; provided that Wells Fargo may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate equal to 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25% (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)    the purchase of (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) the Quaker Bridge Mall Whole Loan by the holder of the related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)    50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s consent or approval is required (which consist of matters that are Major Decisions and that are not otherwise Master Servicer Decisions).

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $210 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00673% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding each of (i) the Non-Serviced Mortgage Loans, (ii) the One Harbor Point Square Mortgage Loan and (iii) any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00320% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00091% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any Non-Serviced Mortgage Loan, the One Harbor Point Square Mortgage Loan and any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged

Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)   120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)   the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)   30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)   30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)   60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)   a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)   immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances; provided that, with respect to the Quaker Bridge Mall Whole Loan, all appraisal reductions will first be allocated to the Subordinate Companion Loan until reduced to zero, and then to the related mortgage loan and related Pari Passu Companion Loan, pro rata, based on their principal balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to the Quaker Bridge Mall Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the Subordinate Companion Loan and then to the Quaker Bridge Mall Mortgage Loan and Quaker Bridge Mall Pari Passu Companion Loan, pro rata.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR certificates; second, to the Class F certificates; third, to the Class E certificates; fourth, to the Class D certificates; fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to the Quaker Bridge Mall Whole Loan, the holder of Note B-1 of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced Whole Loans—The Quaker Bridge Mall Mortgage Loan—General”.

With respect to any Non-Serviced Mortgage Loan (other than the Palisades Center Mortgage Loan), the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or, with respect to the Quaker Bridge Mall Whole Loan, the holder of Note B-1 of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of Note B-1 of the Quaker Bridge Mall Subordinate Companion Loan, as applicable, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this paragraph, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the issuing entity. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code

Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)   extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)   provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to the Quaker Bridge Mall Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to the related Subordinate Companion Loan, no modification, waiver or amendment of the related Whole Loan that would be a Quaker Bridge Mall Major Decision may be made without the consent of the holder of Note B-1 of the related Subordinate Companion Loan which must be obtained by the Special Servicer. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Quaker Bridge Mall Whole Loan—Consultation and Control.”

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer, with respect to non-Specially Serviced Loans (other than any Non-Serviced Mortgage Loan), and the special servicer, with respect to Specially Serviced Loans, will be required (a) to exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, (i) with respect to all non-Specially Serviced Loans, the master servicer has made a recommendation and analysis and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, the special servicer has obtained, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer, with respect to a non-Specially Serviced Loan, and the special servicer, with respect to Specially Serviced Loans, will be required (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that, with respect to such waiver of rights, (i) if the Mortgage Loan is a non-Specially Serviced Loan, the master servicer has made a recommendation and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, has consulted with the Directing Certificateholder) and (iii) the master servicer or the special servicer, as the case may be, has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

With respect to the Quaker Bridge Mall Whole Loan, the rights set forth in the preceding paragraphs will be exercised by the holder of Note B-1 of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period.

Inspections; Collection of Operating Information

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months commencing in calendar year 2017 and (B) less than $2,000,000 at least once every 24 months commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to the Quaker Bridge Mall Whole Loan, the cost will be allocated, first, as an expense of the holder of the Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and the holders of the related Pari Passu Companion Loan on a pro rata and pari passu basis to the extent provided in the related intercreditor agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)   either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred), within 30 days after the default), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents, the PSA and any related Intercreditor Agreement; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly delivered a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan), an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(2)   as to which any Periodic Payment is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)   as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)   as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)   as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)   as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)   as to which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan, related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

•	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

•	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and continuance of a Control Termination Event, and in the case of the Quaker Bridge Mall Whole Loan, only to the extent it is not subject to a Control Appraisal Period);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10-business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan (or the Quaker Bridge Mall Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period)) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan (other than the Palisades Center Mortgage Loan), the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the

Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan and excluding any Subordinate Companion Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. For purposes of this paragraph, the term “Serviced Whole Loan” with respect to the Quaker Bridge Mall Whole Loan does not include the Quaker Bridge Mall Subordinate Companion Loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing

Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and (3) the special servicer with respect to all Mortgage Loans other than any Excluded Loan for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Notwithstanding anything to the contrary, with respect to the Quaker Bridge Mall Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will have no consent or consultation rights with respect to such Whole Loan and any control rights will be held by the holder of Note B-1 of the related Subordinate Companion Loan in accordance with the related intercreditor agreement; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of whether the holder of Note B-1 of the related Subordinate Companion Loan is entitled to exercise such rights. However, during the occurrence and continuance a Control Appraisal Period with respect to the Quaker Bridge Mall Whole Loan, the Directing Certificateholder will have the same consent and consultation rights with respect to such Whole Loan as it does for the other Mortgage Loans in the trust.

The “Directing Certificateholder” will be (i) with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)   absent that selection, or

(2)   until a Directing Certificateholder is so selected, or

(3)   upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the “directing holder” with respect to the Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan, which is currently Citigroup Global Markets Realty Corp. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the Servicing Shift Whole Loan.

The initial Directing Certificateholder is expected to be BlackRock Realty Advisors, Inc., as agent for its managed account.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class NR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan;

(iii)   any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)     requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(vi)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)     any property management company changes (with respect to a Mortgage Loan with a principal balance greater than $2,500,000) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan for which the lender is required to consent or approve under the Mortgage Loan documents);

(viii)     releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion;

(ix)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)      any determination of an Acceptable Insurance Default;

(xi)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(xii)     any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan; and

(xiii)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

With respect to any borrower request or other action on a non-Specially Serviced Loan including matters that are Major Decisions and that are otherwise not Master Servicer Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, if the master servicer is recommending such request or action, the master servicer will promptly provide the special servicer with written notice of the request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights); provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

With respect to the Quaker Bridge Mall Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder, will not be entitled to exercise the above-described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of Note B-1 of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of whether the holder of the holder of Note B-1 of the related Subordinate Companion Loan is entitled to exercise such rights. For the specific major decisions applicable to the Quaker Bridge Mall Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, see “Description of the Mortgage Pool—The Serviced Whole Loans—The Quaker Bridge Mall Mortgage Loan—Servicing”.

“Master Servicer Decision” means certain decisions with respect to non-Specially Serviced Loans that the master servicer may make without any Directing Certificateholder approval, Rating Agency Confirmation or special servicer approval pursuant to the terms of the PSA.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) the Quaker Bridge Mall Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a

Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder and the term “Consultation

Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

With respect to the Quaker Bridge Mall Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the above-described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of Note B-1 of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of  whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights.  See “Description of the Mortgage Pool—The Serviced Whole Loans—The Quaker Bridge Mall Mortgage Loan—Servicing”

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of (i) the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA or (ii) with respect to the Quaker Bridge Mall Mortgage Loan, the holder of Note B-1 of the related Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole

(taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of Note B-1 of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or the holder of Note B-1 of the Subordinate Companion Loan related to the Quaker Bridge Mall Whole Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans (other than the Palisades Center Mortgage Loan), the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loans or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the related Non-Serviced Companion Loan (other than the Palisades Center Mortgage Loan) or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction (i) with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties, (ii) the Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties and (iii) with respect to the Quaker Bridge Mall Mortgage Loan, until the occurrence and continuance of a Control Appraisal Period. However,

Pentalpha Surveillance is also the operating advisor under the JPMBB 2016-C1 PSA and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the JPMBB 2016-C1 PSA, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than the Quaker Bridge Mall Mortgage Loan prior to the occurrence and continuance of a Control Appraisal Period, any Non-Serviced Mortgage Loan, and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or holder of Note B-1 of the Subordinate Companion Loan with respect to the Quaker Bridge Mall Whole Loan, which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder, with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder or holder of Note B-1 of the Subordinate Companion Loan with respect to the Quaker Bridge Mall Whole Loan, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan, the Servicing Shift Mortgage Loan and other than the Quaker Bridge Mall Mortgage Loan prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan and the Quaker Bridge Mall Whole Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)   the operating advisor will be required to prepare an annual report with respect to such Mortgage Loan (other than a Non-Serviced Mortgage Loan, the Servicing Shift Mortgage Loan and the Quaker Bridge Mall Mortgage Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan and the Quaker Bridge Mall Whole Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) that was a Specially Serviced Loan during the prior calendar year in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

With respect to the Quaker Bridge Mall Mortgage Loan, the consultation duties set forth in this section entitled “—Duties of Operating Advisor While a Control Termination Event has Occurred and is Continuing” will not be permitted to be exercised by the operating advisor until after the occurrence and continuance of both a Control Appraisal Period with respect to such mortgage loan and a Control Termination Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than the Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates.

Annual Report.

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than the Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)        that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)      that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to an Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating

Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 50% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.  With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS.  See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”.  While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2006, the highest percentage of loans that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and March 31, 2016 was approximately 30.5%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool.  For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 29.5% of the Initial Pool Balance.  Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold.  However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to the Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room or the certificate administrator’s website, as applicable, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing

Certificateholder or any of their respective affiliates, and has not been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)      the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting

Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing

Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the Special Servicer with respect to the Quaker Bridge Mall Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of Note B-1 of the related Subordinate Companion Loan will have the right, prior to the occurrence and continuance of a Control Appraisal Period, to replace the special servicer solely with respect to the Quaker Bridge Mall Whole Loan.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to the Quaker Bridge Mall Whole Loan so long as the Quaker Bridge Mall Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan (other than the Palisades Center Whole Loan), the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan (with respect to the 787 Seventh Avenue Mortgage Loan, only to the extent it does not affect the portion of the related Whole Loan included in the COMM 2016-787S securitization), and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of

Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the 787 Seventh Avenue Mortgage Loan

The 787 Seventh Avenue Mortgage Loan, the 787 Seventh Avenue Companion Loans and any related REO Property are being serviced and administered under the COMM 2016-787S TSA. While the COMM 2016-787S TSA and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2016-787S TSA differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2016-787S TSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the COMM 2016-787S Master Servicer, the COMM 2016-787S Special Servicer, the COMM 2016-787S Trustee or the COMM 2016-787S Certificate Administrator or (b) make Servicing Advances with respect to the 787 Seventh Avenue Mortgage Loan.

•	The COMM 2016-787S Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the 787 Seventh Avenue Mortgage Loan.

•	Any P&I Advance made by the COMM 2016-787S Master Servicer or the COMM 2016-787S Trustee or the master servicer or the trustee for the securitization of the other 787 Seventh Avenue Pari Passu Non-Standalone Companion Loan in respect of a monthly payment on the 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-787S TSA or the pooling and servicing agreement for the securitization of the other 787 Seventh Avenue Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	The COMM 2016-787S Master Servicer will earn a special servicing fee of 0.125% per annum with respect to the 787 Seventh Avenue Mortgage Loan.

•	Pursuant to the COMM 2016-787S TSA, the liquidation fee rate and workout fee rate are both equal to a rate of 0.25% and are not subject to any cap.

•	The COMM 2016-787S Master Servicer is obligated to make servicing advances with respect to the 787 Seventh Avenue Whole Loan in accordance with the servicing standard under the COMM 2016-787S TSA. If the COMM 2016-787S Master Servicer determines that a servicing advance it made with respect to the 787 Seventh Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the 787 Seventh Avenue Whole Loan allocable to the 787 Seventh Avenue Subordinate Companion Loan, then, from collections on, and proceeds of, the 787 Seventh Avenue Whole Loan allocable to the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM

2016-787S Securitization Trust, the securitization trust related to the other 787 Seventh Avenue Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the 787 Seventh Avenue Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2016-787S TSA, the COMM 2016-787S Directing Certificateholder will have the right to terminate the COMM 2016-787S Special Servicer, with or without cause, and appoint the successor COMM 2016-787S Special Servicer that meets the requirements of the COMM 2016-787S TSA.

•	With respect to the 787 Seventh Avenue Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-787S Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2016-787S TSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2016-787S Certificate Administrator is required to conduct a vote to terminate the COMM 2016-787S Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2016-787S Trustee will be required to terminate the COMM 2016-787S Special Servicer and appoint a successor COMM 2016-787S Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2016-787S Mortgage Trust.

•	If the 787 Seventh Avenue Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-787S Directing Certificateholder and the consultation rights of the holders of the 787 Seventh Avenue Pari Passu Companion Loans) the COMM 2016-787S Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the 787 Seventh Avenue Whole Loan in its entirety. If the COMM 2016-787S Special Servicer determines to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans, then the COMM 2016-787S Special Servicer will have the right and the obligation to sell the 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-787S TSA. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 787 Seventh Avenue Whole Loan—Sale of Defaulted 787 Seventh Avenue Whole Loan”.

•	With respect to the 787 Seventh Avenue Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The COMM 2016-787S Master Servicer and COMM 2016-787S Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the COMM 2016-787S TSA vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2016-787S TSA than under the PSA.

Servicing of the Sanofi Office Complex Mortgage Loan

The Sanofi Office Complex Mortgage Loan and any related REO Properties are being serviced and administered under the WFCM 2016-C33 PSA. Accordingly, the WFCM 2016-C33 Master Servicer (or, if they fail to do so, the WFCM 2016-C33 Trustee) will generally (and, in certain urgent or emergency situations, the WFCM 2016-C33 Special Servicer may) make servicing advances, unless it is determined in accordance with the WFCM 2016-C33 PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to the Sanofi Office Complex Mortgage Loan. The WFCM 2016-C33 Master Servicer will generally also remit collections on the Sanofi Office Complex Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Sanofi Office Complex Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the Sanofi Office Complex Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to the Sanofi Office Complex Mortgage Loan, subject to any non-recoverability determination. The WFCM 2016-C33 PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of the Sanofi Office Complex Whole Loan is a rated commercial mortgage-backed securitization transaction with two of the same rating agencies as this securitization transaction. Nonetheless, the servicing arrangements under the WFCM 2016-C33 PSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the WFCM 2016-C33 PSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Sanofi Office Complex Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the WFCM 2016-C33 Master Servicer, the WFCM 2016-C33 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the WFCM 2016-C33 PSA or (b) make Servicing Advances with respect to the Sanofi Office Complex Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Sanofi Office Complex Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the WFCM 2016-C33 Master Servicer or the WFCM 2016-C33 Special Servicer.

•	Any advances made by the WFCM 2016-C33 Master Servicer and the WFCM 2016-C33 Trustee in respect of a monthly payment on the related Sanofi Office Complex Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Sanofi Office Complex Pari Passu Companion Loans, or, as and to the extent permitted under the WFCM 2016-C33 PSA, on other loans included in the WFCM 2016-C33 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the WFCM 2016-C33 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Sanofi Office Complex Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee will not be subject to any maximum amount.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Sanofi Office Complex Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Sanofi Office Complex Mortgage Loan.

•	The applicable WFCM 2016-C33 Master Servicer is obligated to make servicing advances with respect to the Sanofi Office Complex Whole Loan. If the applicable WFCM 2016-C33 Master Servicer determines that a servicing advance it made with respect to the Sanofi Office Complex Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Sanofi Office Complex Mortgage Loan and the related Sanofi Office Complex Pari Passu Companion Loans, respectively, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the WFCM 2016-C33 Securitization Trust.

•	With respect to the Sanofi Office Complex Mortgage Loan, prior to the occurrence and continuance of any control event under the WFCM 2016-C33 PSA, the WFCM 2016-C33 Directing Certificateholder will have the right to terminate the applicable WFCM 2016-C33 Special Servicer, with or without cause, and appoint itself or an affiliate or another person as a successor WFCM 2016-C33 Special Servicer.

•	In addition, with respect to the Sanofi Office Complex Mortgage Loan, after the occurrence and during the continuance of any control termination event under the WFCM 2016-C33 PSA, at the written direction of holders of principal balance certificates under the WFCM 2016-C33 PSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the applicable WFCM 2016-C33 Special Servicer and appoint a successor WFCM 2016-C33 Special Servicer.

•	In addition, with respect to the Sanofi Office Complex Mortgage Loan, following the occurrence of a consultation termination event under the WFCM 2016-C33 PSA, if the WFCM 2016-C33 Operating Advisor determines that the applicable WFCM 2016-C33 Special Servicer is not performing its duties under the WFCM 2016-C33 PSA or is otherwise not acting in accordance with the related servicing standard, the WFCM 2016-C33 Operating Advisor will have the right to recommend the replacement of the applicable WFCM 2016-C33 Special Servicer.

•	If the Sanofi Office Complex Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the WFCM 2016-C33 Directing Certificateholder, the consultation rights of the issuing entity) the applicable WFCM 2016-C33 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the Sanofi Office Complex Whole Loan in its entirety. The issuing entity, as the holder of the Sanofi Office Complex Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the applicable WFCM 2016-C33 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Sanofi Office Complex Whole Loan—Sale of Defaulted Loan”.

•	With respect to the Sanofi Office Complex Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The WFCM 2016-C33 Master Servicer and WFCM 2016-C33 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

Servicing of the Williamsburg Premium Outlets Mortgage Loan and the Hall Office Park A1/G1/G3 Mortgage Loan

The Williamsburg Premium Outlets Mortgage Loan and the Hall Office Park A1/G1/G3 Mortgage Loan (collectively, the “DBJPM 2016-C1 Serviced Loans”) and any related REO Properties are being serviced and administered under the DBJPM 2016-C1 PSA. Accordingly, the DBJPM 2016-C1 Master Servicer (or, if it fails to do so, the DBJPM 2016-C1 Trustee) will generally make servicing advances, unless it is determined in accordance with the DBJPM 2016-C1 PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a DBJPM 2016-C1 Serviced Loan. The DBJPM 2016-C1 Master Servicer will generally also remit collections on the DBJPM 2016-C1 Serviced Loans to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the DBJPM 2016-C1 Serviced Loans, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the DBJPM 2016-C1 Serviced Loans under the terms of the related Intercreditor Agreement and make P&I Advances with respect to the DBJPM 2016-C1 Serviced Loans, subject to any non-recoverability determination. The DBJPM 2016-C1 PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan is a rated commercial mortgage-backed securitization transaction with two of the same rating agencies as this securitization transaction. Nonetheless, the servicing arrangements under the DBJPM 2016-C1 PSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the DBJPM 2016-C1 PSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the DBJPM 2016-C1 Serviced Loans for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the DBJPM 2016-C1 Master Servicer, the DBJPM 2016-C1 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the DBJPM 2016-C1 PSA or (b) make Servicing Advances with respect to the DBJPM 2016-C1 Serviced Loans. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the DBJPM 2016-C1 Serviced Loans is dependent on its receipt of the corresponding information and/or collections from the DBJPM 2016-C1 Master Servicer or the DBJPM 2016-C1 Special Servicer.

•	Any advances made by the DBJPM 2016-C1 Master Servicer and the DBJPM 2016-C1 Trustee in respect of a monthly payment on the Companion Loans relating to a DBJPM 2016-C1 Serviced Loan may only be reimbursed out of future payments and collections on the related Companion Loans, or, as and to the extent permitted under the DBJPM 2016-C1 PSA, on other loans included in the DBJPM 2016-C1 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the DBJPM 2016-C1 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the DBJPM 2016-C1 Serviced Loans will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee are not subject a minimum fee of $25,000.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the DBJPM 2016-C1 Serviced Loans, unless it has determined that such Advance would not be recoverable from collections on the DBJPM 2016-C1 Serviced Loans.

•	The DBJPM 2016-C1 Master Servicer is obligated to make servicing advances with respect to the Whole Loan related to each DBJPM 2016-C1 Serviced Loan. If the DBJPM 2016-C1 Master Servicer determines that a servicing advance it made with respect to the Williamsburg Premium Outlets Whole Loan or the Hall Office Park A1/G1/G3 Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, such DBJPM 2016-C1 Serviced Loan and the related Companion Loans, respectively, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the DBJPM 2016-C1 Securitization Trust.

•	With respect to the DBJPM 2016-C1 Serviced Loans, prior to the occurrence and continuance of any control termination event under the DBJPM 2016-C1 PSA, the DBJPM 2016-C1 Directing Certificateholder will have the right to terminate the DBJPM 2016-C1 Special Servicer, with or without cause, and appoint as the successor DBJPM 2016-C1 Special Servicer that meets the requirements of the DBJPM 2016-C1 PSA.

•	In addition, with respect to the DBJPM 2016-C1 Serviced Loans, after the occurrence and during the continuance of any control termination event under the DBJPM 2016-C1 PSA, at the written direction of holders of principal balance certificates under the DBJPM 2016-C1 PSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the DBJPM 2016-C1 Special Servicer and appoint a successor DBJPM 2016-C1 Special Servicer.

•	In addition, with respect to the DBJPM 2016-C1 Serviced Loans, following the occurrence of a consultation termination event under the DBJPM 2016-C1 PSA, if the DBJPM 2016-C1 Operating Advisor determines that the DBJPM 2016-C1 Special Servicer is not performing its duties under the DBJPM 2016-C1 PSA or is otherwise not acting in accordance with the related servicing standard, the DBJPM 2016-C1 Operating Advisor will have the right to recommend the replacement of the DBJPM 2016-C1 Special Servicer.

•	If a DBJPM 2016-C1 Serviced Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the DBJPM 2016-C1 Directing Certificateholder, the consultation rights of the issuing entity) the DBJPM 2016-C1 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the Whole Loan related to the DBJPM 2016-C1 Serviced Loan in its entirety. The issuing entity, as the holder of the DBJPM 2016-C1 Serviced Loan will have the right to consent to a sale of a defaulted loan in the event that the DBJPM 2016-C1 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans— The Williamsburg Premium Outlets Whole Loan —Sale of Defaulted Loan” and “—The Hall Office Park A1/G1/G3 Whole Loan—Sale of Defaulted Loan”.

•	With respect to the DBJPM 2016-C1 Serviced Loans, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The DBJPM 2016-C1 Master Servicer and DBJPM 2016-C1 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

Servicing of the Equity Inns Portfolio Mortgage Loan

The Equity Inns Portfolio Mortgage Loan and any related REO Properties are being serviced and administered under the COMM 2015-LC23 PSA. Accordingly, the COMM 2015-LC23 Master Servicer (or, if it fails to do so, the COMM 2015-LC23 Trustee) will generally (and, in certain urgent or emergency situations, the COMM 2015-LC23 Special Servicer may) make servicing advances, unless it is determined in accordance with the COMM 2015-LC23 PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to the Equity Inns Portfolio Mortgage Loan. The COMM 2015-LC23 Master Servicer will generally also remit collections on the Equity Inns Portfolio Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Equity Inns Portfolio Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the Equity Inns Portfolio Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to the Equity Inns Portfolio Mortgage Loan, subject to any non-recoverability determination. The COMM 2015-LC23 PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of the Equity Inns Portfolio Whole Loan is a rated commercial mortgage-backed securitization transaction with the same rating agencies as this securitization transaction. Nonetheless, the servicing arrangements under the COMM 2015-LC23 PSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the COMM 2015-LC23 PSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Equity Inns Portfolio Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the COMM 2015-LC23 Master Servicer, the COMM 2015-LC23 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the COMM 2015-LC23 PSA or (b) make Servicing Advances with respect to the Equity Inns Portfolio Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Equity Inns Portfolio Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the COMM 2015-LC23 Master Servicer or the COMM 2015-LC23 Special Servicer.

•	Any advances made by the COMM 2015-LC23 Master Servicer and the COMM 2015-LC23 Trustee in respect of a monthly payment on the related Equity Inns Portfolio Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Equity Inns Portfolio Pari Passu Companion Loans, or, as and to the extent permitted under the COMM 2015-LC23 PSA, on other loans included in the COMM 2015-LC23 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the COMM 2015-LC23 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Equity Inns Portfolio Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee are not subject a minimum fee of $25,000.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Equity Inns Portfolio Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Equity Inns Portfolio Mortgage Loan.

•	The COMM 2015-LC23 Master Servicer is obligated to make servicing advances with respect to the Equity Inns Portfolio Whole Loan. If the COMM 2015-LC23 Master Servicer determines that a servicing advance it made with respect to the Equity Inns Portfolio Whole Loan or the related portfolio of Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Equity Inns Portfolio Mortgage Loan and the related Equity Inns Portfolio Pari Passu Companion Loans, respectively, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the COMM 2015-LC23 Securitization Trust.

•	With respect to the Equity Inns Portfolio Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2015-LC23 PSA, the COMM 2015-LC23 Directing Certificateholder will have the right to terminate the COMM 2015-LC23 Special Servicer, with or without cause, and appoint the successor COMM 2015-LC23 Special Servicer that meets the requirements of the COMM 2015-LC23 PSA.

•	In addition, with respect to the Equity Inns Portfolio Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2015-LC23 PSA, at the written direction of holders of principal balance certificates under the COMM 2015-LC23 PSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the COMM 2015-LC23 Special Servicer and appoint a successor COMM 2015-LC23 Special Servicer.

•	In addition, with respect to the Equity Inns Portfolio Mortgage Loan, following the occurrence of a consultation termination event under the COMM 2015-LC23 PSA, if the COMM 2015-LC23 Operating Advisor determines that the COMM 2015-LC23 Special Servicer is not performing its duties under the COMM 2015-LC23 PSA or is otherwise not acting in accordance with the related servicing standard, the COMM 2015-LC23 Operating Advisor will have the right to recommend the replacement of the COMM 2015-LC23 Special Servicer.

•	If the Equity Inns Portfolio Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2015-LC23 Directing Certificateholder, the consultation rights of the issuing entity) the COMM 2015-LC23 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related portfolio of Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Equity Inns Portfolio Whole Loan in its entirety. The issuing entity, as the holder of the Equity Inns Portfolio Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the COMM 2015-LC23 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Equity Inns Portfolio Whole Loan—Sale of Defaulted Loan”.

•	With respect to the Equity Inns Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The COMM 2015-LC23 Master Servicer and COMM 2015-LC23 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	There is no asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the COMM 2015-LC23 Mortgage Trust.

Servicing of the One Harbor Point Square Mortgage Loan

The servicing of the One Harbor Point Square Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The One Harbor Point Square Whole Loan”.

Servicing of the Naples Grande Beach Resort Mortgage Loan

The Naples Grande Beach Resort Mortgage Loan and any related REO Properties are being serviced and administered under the JPMBB 2016-C1 PSA. Accordingly, the JPMBB 2016-C1 Master Servicer (or, if it fails to do so, the JPMBB 2016-C1 Trustee) will generally (and, in certain urgent or emergency situations, the JPMBB 2016-C1 Special Servicer may) make servicing advances, unless it is determined in accordance with the JPMBB 2016-C1 PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to the Naples Grande Beach Resort Mortgage Loan. The JPMBB 2016-C1 Master Servicer will generally also remit collections on the Naples Grande Beach Resort Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Naples Grande Beach Resort Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the Naples Grande Beach Resort Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to the Naples Grande Beach Resort Mortgage Loan, subject to any non-recoverability determination. The JPMBB 2016-C1 PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of the Naples Grande Beach Resort Whole Loan is a rated commercial mortgage-backed securitization transaction with three of the same rating agencies as this securitization transaction. Nonetheless, the servicing arrangements under the JPMBB 2016-C1 PSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the JPMBB 2016-C1 PSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Naples Grande Beach Resort Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the JPMBB 2016-C1 Master Servicer, the JPMBB 2016-C1 Special Servicer, the JPMBB 2016-C1 Trustee or the JPMBB 2016-C1 Certificate Administrator or (b) make Servicing Advances with respect to the Naples Grande Beach Resort Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Naples Grande Beach Resort Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the JPMBB 2016-C1 Master Servicer or the JPMBB 2016-C1 Special Servicer.

•	Any advances made by the JPMBB 2016-C1 Master Servicer and the JPMBB 2016-C1 Trustee in respect of a monthly payment on the related Naples Grande Beach Resort Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Naples Grande Beach Resort Pari Passu Companion Loans, or, as and to the extent permitted under the JPMBB 2016-C1 PSA, on other loans included in the JPMBB 2016-C1 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the JPMBB 2016-C1 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Naples Grande Beach Resort Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and workout fee will not be subject to a maximum amount.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Naples Grande Beach Resort Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Naples Grande Beach Resort Mortgage Loan.

•	The JPMBB 2016-C1 Master Servicer is obligated to make servicing advances with respect to the Naples Grande Beach Resort Whole Loan. If the JPMBB 2016-C1 Master Servicer determines that a servicing advance it made with respect to the Naples Grande Beach Resort Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Naples Grande Beach Resort Mortgage Loan and the related Naples Grande Beach Resort Pari Passu Companion Loans, respectively, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the JPMBB 2016-C1 Securitization Trust.

•	With respect to the Naples Grande Beach Resort Mortgage Loan, prior to the occurrence and continuance of any control event under the JPMBB 2016-C1 PSA, the JPMBB 2016-C1 Directing Certificateholder will have the right to terminate the JPMBB 2016-C1 Special Servicer, with or without cause, and appoint itself or an affiliate or another person as the successor JPMBB 2016-C1 Special Servicer.

•	In addition, with respect to the Naples Grande Beach Resort Mortgage Loan, after the occurrence and during the continuance of any control termination event under the JPMBB 2016-C1 PSA, at the written direction of holders of principal balance certificates under the JPMBB 2016-C1 PSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the JPMBB 2016-C1 Special Servicer and appoint a successor JPMBB 2016-C1 Special Servicer.

•	In addition, with respect to the Naples Grande Beach Resort Mortgage Loan, following the occurrence of a consultation termination event under the JPMBB 2016-C1 PSA, if the JPMBB 2016-C1 Operating Advisor determines that the JPMBB 2016-C1 Special Servicer is not performing its duties under the JPMBB 2016-C1 PSA or is otherwise not acting in accordance with the related servicing standard, the JPMBB 2016-C1 Operating Advisor will have the right to recommend the replacement of the JPMBB 2016-C1 Special Servicer.

•	If the Naples Grande Beach Resort Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the JPMBB 2016-C1 Directing Certificateholder, the consultation rights of the issuing entity) the JPMBB 2016-C1 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the Naples Grande Beach Resort Whole Loan in its entirety. The issuing entity, as the holder of the Naples Grande Beach Resort Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the JPMBB 2016-C1 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Naples Grande Beach Resort Whole Loan—Sale of Defaulted Loan”.

•	With respect to the Naples Grande Beach Resort Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

The JPMBB 2016-C1 Master Servicer and JPMBB 2016-C1 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

Servicing of the Palisades Center Mortgage Loan

The Palisades Center Whole Loan, which includes the Palisades Center Mortgage Loan, and any related REO Properties, is being serviced and administered under JPM 2016-PLSD TSA. Accordingly, the JPM 2016-PLSD Master Servicer (or, if it fails to do so, the JPM 2016-PLSD Trustee) will generally make servicing advances, unless it is determined in accordance with the JPM 2016-PLSD TSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the Palisades Center Mortgage Loan. The JPM 2016-PLSD Master Servicer will generally also remit collections on the Palisades Center Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Palisades Center Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Palisades Center Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the Palisades Center Mortgage Loan, subject to any non-recoverability determination. The JPM 2016-PLSD TSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and du-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the JPM 2016-PLSD TSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the JPM 2016-PLSD TSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Palisades Center Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise or consent to the actions of the JPM 2016-PLSD Master Servicer, the JPM 2016-PLSD Special Servicer, the JPM 2016-PLSD Trustee or the JPM 2016-PLSD Certificate Administrator under the JPM 2016-PLSD TSA or (b) make Servicing Advances with respect to the Palisades Center Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Palisades Center Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the JPM 2016-PLSD Master Servicer or the JPM 2016-PLSD Special Servicer.

•	The JPM 2016-PLSD Master Servicer will earn a servicing fee with respect to the Palisades Center Mortgage Loan at 0.00125% per annum.

•	Pursuant to the JPM 2016-PLSD TSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Palisades Center Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the JPM 2016-PLSD TSA each has a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

•	The JPM 2016-PLSD TSA and the PSA vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

•	Servicing advances with respect to the Palisades Center Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the JPM 2016-PLSD Master Servicer determines that a servicing advance it made with respect to the Palisades Center Whole Loan or the related Mortgaged Property is nonrecoverable, such servicing advance will be reimbursed in full from any collections on the Palisades Center Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Palisades Center Whole Loan. In the event that collections received after the final liquidation of the Palisades Center Whole Loan or the related mortgaged property are not sufficient to reimburse such servicing advances in full or pay other fees and trust fund expenses in full, the trust for this securitization will be required to pay its pro rata share of such fees and expenses as described above.

•	In the event that the JPM 2016-PLSD Master Servicer determines that the monthly debt service advances on the Palisades Center Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the Palisades Center Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the Palisades Center Mortgage Loan or the Palisades Center Pari Passu Companion Loans: first such advances on the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis and then such advances on the Palisades Center Subordinate Companion Loans will be reimbursed in a sequential order described in the related co-lender agreement.

•	The JPM 2016-PLSD Master Servicer is generally responsible for servicing and administration of the Palisades Center Mortgage Loan prior to the curing of, and after the correction of, any special servicing loan event with respect to the Palisades Center Mortgage Loan, and the JPM 2016-PLSD Special Servicer is generally responsible for the Palisades Center Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Properties become REO Properties. The major decisions and special servicing loan events under the JPM 2016-PLSD TSA vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

•	The JPM 2016-PLSD TSA does not provide for a controlling class representative or directing certificateholder, and no consent of the Certificateholders is required for any action analogous to the major decisions set forth in the PSA, and the JPM 2016-PLSD Master Servicer or the JPM 2016-PLSD Special Servicer will be required to obtain a rating agency confirmation prior to taking certain material actions set forth in the JPM 2016-PLSD TSA. The special servicing loan events under the JPM 2016-PLSD TSA vary, in some respects, from servicing transfer events under the PSA.

•	The JPM 2016-PLSD Trustee will be the mortgagee of record with respect to the Palisades Center Whole Loan.

•	The custodian under the JPM 2016-PLSD TSA will generally be responsible for holding the loan documents with respect to the Palisades Center Whole Loan (other than the original promissory note for the Palisades Center Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the Palisades Center Whole Loan, related loan documents will be released to the JPM 2016-PLSD Master Servicer or the JPM 2016-PLSD Special Servicer.

•	In addition, with respect to the Palisades Center Mortgage Loan, at the written direction of holders of principal balance certificates under the JPM 2016-PLSD TSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the JPM 2016-PLSD Special Servicer and appoint a successor JPM 2016-PLSD Special Servicer. The termination and replacement of the JPM 2016-PLSD Special Servicer will occur if the holders of the applicable Palisades Center certificates evidencing the requisite Palisades Center voting rights vote within 180 days to approve that termination and replacement.

•	If the Palisades Center Whole Loan is subject to special servicing, then the JPM 2016-PLSD Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the JPM 2016-PLSD TSA to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC. However, the JPM 2016-PLSD Special Servicer may not extend the maturity date of the Palisades Center Whole Loan beyond the date that is April 2028.

•	The JPM 2016-PLSD Master Servicer and the JPM 2016-PLSD Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the JPM 2016-PLSD TSA upon a determination that such duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.

•	Each of the JPM 2016-PLSD Master Servicer and the JPM 2016-PLSD Special Servicer will be liable in accordance with the JPM 2016-PLSD TSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the JPM 2016-PLSD Master Servicer and the JPM 2016-PLSD Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the JPM 2016-PLSD TSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the JPM 2016-PLSD TSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the JPM 2016-PLSD TSA.

The JPM 2016-PLSD TSA provides that each of the JPM 2016-PLSD Master Servicer and JPM 2016-PLSD Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the JPM 2016-PLSD TSA, the Palisades Center Whole Loan, the Palisades Center Intercreditor Agreement, the Palisades Center mezzanine intercreditor agreement, the related Mortgaged Property or the Palisades Center certificates (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the JPM 2016-PLSD TSA). The Palisades Center Intercreditor Agreement requires that the PSA provide that any related master servicer, special servicer, certificate administrator, trustee or depositor under the JPM 2016-PLSD TSA and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction and held harmless against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the Palisades Center Whole Loan or any related Mortgaged Property.

Servicing of the Sun MHC Portfolio Mortgage Loan

The Sun MHC Portfolio Mortgage Loan and any related REO Properties are being serviced and administered under the COMM 2016-DC2 PSA. Accordingly, the COMM 2016-DC2 Master Servicer (or, if it fails to do so, the COMM 2016-DC2 Trustee) will generally make servicing advances, unless it is determined in accordance with the COMM 2016-DC2 PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to the Sun MHC Portfolio Mortgage Loan. The COMM 2016-DC2 Master Servicer will generally also remit collections on the Sun MHC Portfolio Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Sun MHC Portfolio Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of the Sun MHC Portfolio Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to the Sun MHC Portfolio Mortgage Loan, subject to any non-recoverability determination. The COMM 2016-DC2 PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of the Sun MHC Portfolio Whole Loan is a rated commercial mortgage-backed securitization transaction with the same rating agencies as this securitization transaction. Nonetheless, the servicing arrangements under the COMM 2016-DC2 PSA differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the COMM 2016-DC2 PSA and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Sun MHC Portfolio Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the COMM 2016-DC2 Master Servicer, the COMM 2016-DC2 Special Servicer, or any of the trustee, certificate administrator or operating advisor under the COMM 2016-DC2 PSA or (b) make Servicing Advances with respect to the Sun MHC Portfolio Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Sun MHC Portfolio Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the COMM 2016-DC2 Master Servicer or the COMM 2016-DC2 Special Servicer.

•	Any advances made by the COMM 2016-DC2 Master Servicer and the COMM 2016-DC2 Trustee in respect of a monthly payment on the related Sun MHC Portfolio Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Sun MHC Portfolio Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-DC2 PSA, on other loans included in the COMM 2016-DC2 Securitization Trust but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the COMM 2016-DC2 PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the Sun MHC Portfolio Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and workout fee are not subject to a minimum fee of $25,000.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Sun MHC Portfolio Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Sun MHC Portfolio Mortgage Loan.

•	The COMM 2016-DC2 Master Servicer is obligated to make servicing advances with respect to the Sun MHC Portfolio Whole Loan. If the COMM 2016-DC2 Master Servicer determines that a servicing advance it made with respect to the Sun MHC Portfolio Whole Loan or the related portfolio of Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Sun MHC Portfolio Mortgage Loan and the related Sun MHC Portfolio Pari Passu Companion Loan, respectively, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the COMM 2016-DC2 Securitization Trust.

•	With respect to the Sun MHC Portfolio Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2016-DC2 PSA, the COMM 2016-DC2 Directing Certificateholder will have the right to terminate the COMM 2016-DC2 Special Servicer, with or without cause, and appoint the successor COMM 2016-DC2 Special Servicer that meets the requirements of the COMM 2016-DC2 PSA.

•	In addition, with respect to the Sun MHC Portfolio Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-DC2 PSA, at the written direction of holders of principal balance certificates under the COMM 2016-DC2 PSA evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the COMM 2016-DC2 Special Servicer and appoint a successor COMM 2016-DC2 Special Servicer.

•	In addition, with respect to the Sun MHC Portfolio Mortgage Loan, following the occurrence of a consultation termination event under the COMM 2016-DC2 PSA, if the COMM 2016-DC2 Operating Advisor determines that the COMM 2016-DC2 Special Servicer is not performing its duties under the COMM 2016-DC2 PSA or is otherwise not acting in accordance with the related servicing standard, the COMM 2016-DC2 Operating Advisor will have the right to recommend the replacement of the COMM 2016-DC2 Special Servicer.

•	If the Sun MHC Portfolio Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-DC2 Directing Certificateholder, the consultation rights of the issuing entity) the COMM 2016-DC2 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related portfolio of Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Sun MHC Portfolio Whole Loan in its entirety. The issuing entity, as the holder of the Sun MHC Portfolio Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the COMM 2016-DC2 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Sun MHC Portfolio Whole Loan—Sale of Defaulted Loan”.

•	With respect to the Sun MHC Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The COMM 2016-DC2 Master Servicer and COMM 2016-DC2 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than (or, in the case of clause (ii) below, less than or equal to) the greater of (i) 1% of the Initial Pool Balance or (ii) if the Mortgage Loan identified on Annex A-1 as “21st Century SS Monterey” is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the Mortgage Loan identified on Annex A-1 as “21st Century SS Monterey” on any date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in May 2026. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)     to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of

100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holder of the Quaker Bridge Mall Subordinate Companion Loan if such amendment would materially and adversely affect the related Mortgage Loan or the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New Jersey. Three (3) Mortgaged Properties identified as “Quaker Bridge Mall”, “Sanofi Office Complex” and “120 Halsted Street” on Annex A-1 to this prospectus, securing three (3) Mortgage Loans representing 16.9% of the Initial Pool Balance is located in New Jersey. New Jersey uses mortgages to secure commercial real estate loans.  Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale.  The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested.  A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located.  Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender.  The sheriff of the county where the property is located actually conducts the sale.  Usually, it takes place at least 30 days after entry of judgment.  During that time, the lender must advertise the sale at least once a week.  The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions.  (These timing details vary somewhat by county, depending on the local sheriff’s procedures.)  For ten days after the sale, the borrower can still redeem the property by paying all amounts due.  For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”.  To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division.  That court will usually wait until the foreclosure has been completed to calculate the defendant’s liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure.  In certain circumstances, the lender may have a receiver appointed.

Texas. Sixteen (16) Mortgaged Properties identified as “Equity Inns Portfolio – Courtyard Houston”, “Equity Inns Portfolio – Hampton Inn Austin”, “Equity Inns Portfolio – Hampton Inn College Station”, “DoubleTree Houston Intercontinental Airport”, “Sun MHC Portfolio – Snow to Sun”, “Sun MHC Portfolio – Casa Del Valle”, “Sun MHC Portfolio – Kenwood”, “Hall Office Park A1/G1/G3”, “Legends at Kingsville”, “Bella Vista” and “Heights Boulevard Portfolio” on Annex A-1 to this prospectus, securing or partially securing seven (7) Mortgage Loans representing approximately 13.8% of the Initial Pool Balance by allocated loan amount are in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a nonjudicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

  New York. Four (4) Mortgaged Properties identified as “787 Seventh Avenue”, “Palisades Center”, “Sun MHC Portfolio – Valley View Estates” and “Sun MHC Portfolio – Colonial Village” on Annex A-1 to this prospectus, securing or partially securing three (3) Mortgage Loans representing 10.3% of the Initial Pool Balance is located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds two of the 100 East Pratt Pari Passu Companion Loans and the Four Penn Center Pari Passu Companion Loan. However, JPMCB intends to sell 100 East Pratt Pari Passu Companion Loans and the Four Penn Center Pari Passu Companion Loan in connection with one or more future securitizations.

JPMCB has provided certain affiliates of the borrower sponsor for the Mortgage Loan identified as “Naples Grande Beach Resort” on Annex A-1, representing approximately 3.9% of the Initial Pool Balance, with a $200 million line of credit facility, which matures in November 2016. In addition, affiliates of JPMCB have provided the borrower sponsor for the Mortgage Loan identified as “DoubleTree Houston Intercontinental Airport” on Annex A-1, representing approximately 5.0% of the Initial Pool Balance, with a $29 million line of credit facility.

In addition, with respect to the Mortgaged Property identified as “Palisades Center” on Annex A-1, representing approximately 3.4% of the Initial Pool Balance, JPMCB currently holds a $52.5 million promissory note A-1 related to the senior mezzanine loan and a $46.55 million promissory note A-1 related to the junior mezzanine loan. JPMCB intends to sell the mezzanine loans to a third party investor.

GACC is an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates.

In addition, GACC currently holds one (1) of the Williamsburg Premium Outlets Pari Passu Companion Loans. However, GACC intends to sell the related Williamsburg Premium Outlets Pari Passu Companion Loan in connection with one or more future securitizations.

With respect to twenty-one (21) Mortgaged Properties identified as “Equity Inns Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 5.0% of the Initial Pool Balance, the Equity Inns PE Member is an affiliate of Whitehall Street Global Real Estate Partnership 2007, which is the real estate private equity unit of Goldman Sachs Group, Inc., which is an affiliate of Goldman, Sachs & Co., one of the underwriters.

As of December 31, 2015, an affiliate of Midland owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial Directing Certificateholder, and Midland is expected to act as the special servicer. Midland assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 1.5% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, two (2) of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 7.1% of the Initial Pool Balance.

Under the DBJPM 2016-C1 PSA, Midland is also the DBJPM 2016-C1 Special Servicer of the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan. Under the JPMBB 2016-C1 PSA, Midland is also the JPMBB 2016-C1 Special Servicer of the Naples Grande Beach Resort Whole Loan.

Wells Fargo Bank, National Association is the master servicer. Wells Fargo Bank, National Association is also (i) the COMM 2016-787S Master Servicer with respect to the 787 Seventh Avenue Whole Loan, (ii) the WFCM 2016-C33 Master Servicer with respect to the Sanofi Office Complex Whole Loan, (iii) the DBJPM 2016-C1 Master Servicer with respect to the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan, (iv) the COMM 2015-LC23 Master Servicer with respect to the Equity Inns Portfolio Whole Loan, (v) the JPMBB 2016-C1 Master Servicer with respect to the Naples Grande Beach Resort Whole Loan, (vi) the JPM 2016-PLSD Master Servicer with respect to the Palisades

Center Whole Loan and (vii) the COMM 2016-DC2 Master Servicer with respect to the Sun MHC Portfolio Whole Loan.

Wells Fargo Bank, National Association is the certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider. Wells Fargo Bank, National Association is also (i) the WFCM 2016-C33 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the WFCM 2016-C33 PSA with respect to the Sanofi Office Complex Whole Loan, (ii) the DBJPM 2016-C1 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the DBJPM 2016-C1 PSA with respect to the Williamsburg Premium Outlets Whole Loan and the Hall Office Park A1/G1/G3 Whole Loan, (iii) the COMM 2015-LC23 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the COMM 2015-LC23 PSA with respect to the Equity Inns Portfolio Whole Loan, (iv) the JPMBB 2016-C1 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the JPMBB 2016-C1 PSA with respect to the Naples Grande Beach Resort Whole Loan, (v) the JPM 2016-PLSD Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the JPM 2016-PLSD TSA with respect to the Palisades Center Whole Loan and (vi) the COMM 2016-DC2 Certificate Administrator, the custodian, the certificate registrar and the 17g-5 information provider under the COMM 2016-DC2 PSA with respect to the Sun MHC Portfolio Whole Loan.

Pentalpha Surveillance LLC is also the JPMBB 2016-C1 Operating Advisor and the JPMBB 2016-C1 Asset Representations Reviewer with respect to the Naples Grande Beach Resort Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans— Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3A, Class A-3B and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-C certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$700,848,000	Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$44,639,000	Class B certificates
Class X-C	$80,352,000	Class C and Class D certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic

Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$700,848,000	Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$44,639,000	Class B certificates
Class X-C	$80,352,000	Class C and Class D certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

•	scheduled Periodic Payments including payments due at maturity or anticipated repayment date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in June 2016;

•	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

•	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

•	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

•	the Closing Date occurs on or about May 23, 2016;

•	each ARD Loan prepays in full on the related Anticipated Repayment Date;

•	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

•	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

•	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

•	no additional trust fund expenses are incurred;

•	no property releases (or related re-amortizations) occur;

•	the optional termination is not exercised; and

•	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	85	85	85	85	85
May 2018	65	62	58	51	0
May 2019	40	6	0	0	0
May 2020	12	0	0	0	0
May 2021	0	0	0	0	0
Weighted Average Life (years)(1)	2.53	2.05	1.88	1.78	1.68

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	91
May 2019	100	100	96	91	87
May 2020	100	93	87	84	83
May 2021	0	0	0	0	0
Weighted Average Life (years)(1)	4.66	4.54	4.41	4.30	4.04

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3A Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	100
May 2022	100	100	100	100	100
May 2023	100	100	100	100	100
May 2024	100	100	100	100	100
May 2025	100	100	100	100	100
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.66	9.61	9.56	9.50	9.25

(1)	The weighted average life of the Class A-3A certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3A certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3A certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	100
May 2022	100	100	100	100	100
May 2023	100	100	100	100	100
May 2024	100	100	100	100	100
May 2025	100	100	100	100	100
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.78	9.76	9.74	9.71	9.50

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	99	99	99	99	99
May 2022	79	79	79	79	79
May 2023	58	58	58	58	58
May 2024	37	37	37	37	37
May 2025	14	14	14	14	14
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	7.37	7.37	7.37	7.37	7.37

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	100
May 2022	100	100	100	100	100
May 2023	100	100	100	100	100
May 2024	100	100	100	100	100
May 2025	100	100	100	100	100
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.92	9.90	9.89	9.86	9.63

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	100
May 2022	100	100	100	100	100
May 2023	100	100	100	100	100
May 2024	100	100	100	100	100
May 2025	100	100	100	100	100
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.95	9.89	9.64

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
May 2017	100	100	100	100	100
May 2018	100	100	100	100	100
May 2019	100	100	100	100	100
May 2020	100	100	100	100	100
May 2021	100	100	100	100	100
May 2022	100	100	100	100	100
May 2023	100	100	100	100	100
May 2024	100	100	100	100	100
May 2025	100	100	100	100	100
May 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.96	9.68

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from May 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9998%	1.8136%	1.9021%	1.9439%	1.9710%	2.0044%
99.2498%	1.7107%	1.7757%	1.8064%	1.8263%	1.8508%
99.4998%	1.6082%	1.6498%	1.6694%	1.6821%	1.6978%
99.7498%	1.5061%	1.5242%	1.5328%	1.5384%	1.5452%
99.9998%	1.4043%	1.3992%	1.3968%	1.3952%	1.3933%
100.2498%	1.3029%	1.2746%	1.2612%	1.2525%	1.2418%
100.4998%	1.2019%	1.1504%	1.1261%	1.1103%	1.0909%
100.7498%	1.1012%	1.0266%	0.9914%	0.9686%	0.9405%
100.9998%	1.0009%	0.9033%	0.8573%	0.8274%	0.7906%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.0000%	2.1963%	2.1843%	2.1711%	2.1590%	2.1264%
102.2500%	2.1400%	2.1266%	2.1118%	2.0983%	2.0619%
102.5000%	2.0838%	2.0690%	2.0527%	2.0378%	1.9976%
102.7500%	2.0278%	2.0116%	1.9937%	1.9775%	1.9334%
103.0000%	1.9719%	1.9544%	1.9349%	1.9173%	1.8695%
103.2500%	1.9162%	1.8973%	1.8763%	1.8573%	1.8058%
103.5000%	1.8607%	1.8404%	1.8179%	1.7975%	1.7422%
103.7500%	1.8053%	1.7836%	1.7596%	1.7379%	1.6788%
104.0000%	1.7501%	1.7270%	1.7015%	1.6784%	1.6156%

Pre-Tax Yield to Maturity for the Class A-3A Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.9992%	2.8853%	2.8852%	2.8852%	2.8851%	2.8848%
100.2492%	2.8553%	2.8551%	2.8549%	2.8547%	2.8537%
100.4992%	2.8254%	2.8251%	2.8248%	2.8244%	2.8226%
100.7492%	2.7956%	2.7952%	2.7947%	2.7941%	2.7917%
100.9992%	2.7659%	2.7654%	2.7648%	2.7640%	2.7608%

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.2492%	2.7363%	2.7357%	2.7349%	2.7340%	2.7301%
101.4992%	2.7068%	2.7060%	2.7051%	2.7040%	2.6994%
101.7492%	2.6773%	2.6764%	2.6753%	2.6741%	2.6688%
101.9992%	2.6479%	2.6469%	2.6457%	2.6443%	2.6383%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9992%	2.9120%	2.9117%	2.9112%	2.9105%	2.9057%
102.2492%	2.8827%	2.8823%	2.8818%	2.8810%	2.8757%
102.4992%	2.8534%	2.8530%	2.8524%	2.8515%	2.8457%
102.7492%	2.8242%	2.8238%	2.8231%	2.8222%	2.8157%
102.9992%	2.7951%	2.7946%	2.7939%	2.7929%	2.7859%
103.2492%	2.7660%	2.7656%	2.7648%	2.7637%	2.7561%
103.4992%	2.7371%	2.7366%	2.7358%	2.7346%	2.7265%
103.7492%	2.7082%	2.7077%	2.7068%	2.7055%	2.6969%
103.9992%	2.6794%	2.6788%	2.6779%	2.6766%	2.6674%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
102.0000%	2.6519%	2.6519%	2.6519%	2.6519%	2.6519%
102.2500%	2.6146%	2.6146%	2.6146%	2.6146%	2.6146%
102.5000%	2.5773%	2.5773%	2.5773%	2.5773%	2.5773%
102.7500%	2.5401%	2.5401%	2.5401%	2.5401%	2.5401%
103.0000%	2.5031%	2.5031%	2.5031%	2.5031%	2.5031%
103.2500%	2.4661%	2.4661%	2.4661%	2.4661%	2.4661%
103.5000%	2.4293%	2.4293%	2.4293%	2.4293%	2.4293%
103.7500%	2.3926%	2.3926%	2.3926%	2.3926%	2.3926%
104.0000%	2.3559%	2.3559%	2.3559%	2.3559%	2.3559%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
11.0626%	5.1010%	4.9129%	4.7623%	4.6122%	4.0180%
11.0726%	5.0778%	4.8898%	4.7392%	4.5891%	3.9948%
11.0826%	5.0547%	4.8667%	4.7162%	4.5661%	3.9716%
11.0926%	5.0316%	4.8437%	4.6931%	4.5430%	3.9485%
11.1026%	5.0085%	4.8206%	4.6701%	4.5200%	3.9253%
11.1126%	4.9854%	4.7976%	4.6472%	4.4971%	3.9023%
11.1226%	4.9624%	4.7747%	4.6242%	4.4742%	3.8792%
11.1326%	4.9394%	4.7517%	4.6013%	4.4513%	3.8562%
11.1426%	4.9165%	4.7288%	4.5785%	4.4284%	3.8332%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
5.6800%	4.4042%	4.5304%	4.5905%	4.6105%	4.2907%
5.6900%	4.3653%	4.4914%	4.5513%	4.5712%	4.2509%
5.7000%	4.3265%	4.4525%	4.5123%	4.5320%	4.2112%
5.7100%	4.2879%	4.4137%	4.4734%	4.4930%	4.1716%
5.7200%	4.2493%	4.3750%	4.4346%	4.4540%	4.1321%
5.7300%	4.2108%	4.3365%	4.3958%	4.4152%	4.0927%
5.7400%	4.1724%	4.2980%	4.3572%	4.3764%	4.0534%
5.7500%	4.1341%	4.2596%	4.3187%	4.3377%	4.0142%
5.7600%	4.0959%	4.2213%	4.2802%	4.2992%	3.9751%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9999%	3.2536%	3.2531%	3.2530%	3.2521%	3.2471%
102.2499%	3.2241%	3.2236%	3.2234%	3.2225%	3.2169%
102.4999%	3.1947%	3.1941%	3.1939%	3.1929%	3.1867%
102.7499%	3.1654%	3.1648%	3.1646%	3.1634%	3.1566%
102.9999%	3.1362%	3.1355%	3.1352%	3.1340%	3.1267%
103.2499%	3.1070%	3.1063%	3.1060%	3.1047%	3.0968%
103.4999%	3.0779%	3.0771%	3.0769%	3.0754%	3.0669%
103.7499%	3.0489%	3.0481%	3.0478%	3.0463%	3.0372%
103.9999%	3.0200%	3.0191%	3.0188%	3.0172%	3.0076%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.9998%	3.7602%	3.7602%	3.7595%	3.7584%	3.7528%
102.2498%	3.7301%	3.7301%	3.7293%	3.7281%	3.7218%
102.4998%	3.7001%	3.7001%	3.6992%	3.6979%	3.6910%
102.7498%	3.6702%	3.6702%	3.6692%	3.6677%	3.6602%
102.9998%	3.6403%	3.6403%	3.6393%	3.6377%	3.6295%
103.2498%	3.6106%	3.6106%	3.6095%	3.6077%	3.5989%
103.4998%	3.5809%	3.5809%	3.5797%	3.5778%	3.5684%
103.7498%	3.5513%	3.5513%	3.5500%	3.5480%	3.5380%
103.9998%	3.5218%	3.5218%	3.5204%	3.5183%	3.5076%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
88.5775%	4.9280%	4.9324%	4.9361%	4.9414%	4.9826%
88.8275%	4.8934%	4.8978%	4.9015%	4.9067%	4.9471%
89.0775%	4.8589%	4.8633%	4.8670%	4.8722%	4.9117%
89.3275%	4.8246%	4.8289%	4.8326%	4.8378%	4.8765%
89.5775%	4.7903%	4.7947%	4.7984%	4.8035%	4.8413%
89.8275%	4.7562%	4.7605%	4.7642%	4.7693%	4.8063%
90.0775%	4.7222%	4.7265%	4.7302%	4.7352%	4.7714%

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
90.3275%	4.6882%	4.6926%	4.6963%	4.7012%	4.7366%
90.5775%	4.6544%	4.6588%	4.6625%	4.6674%	4.7019%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding Excess Interest for the ARD Loan) and certain other assets and will issue (i) one or more classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3A, Class A-3B, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates (such certificates, but excluding the portion of the Class NR certificates evidencing interests in the Grantor Trust, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the related distribution account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code. Accordingly, the Class NR certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, eight (8) of the Mortgaged Properties identified as “Saint Germaine Apartments”, “Legends at Kingsville”, “Bella

Vista”, “Heights Boulevard Portfolio” and “120 Halsted Street” on Annex A-1, securing five (5) Mortgage Loans representing approximately 8.8% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Class NR certificates, as decreased for the portion of the price allocable to the right to receive Excess Interest from the Grantor Trust). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A or Class X-B certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B or Class X-C certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B and Class X-C certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3A, Class A-4, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X-A, Class X-B and Class X-C certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a Class NR certificate, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust with respect to Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or

“due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The Certificate Administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Drexel Hamilton, LLC	Goldman, Sachs & Co.	Academy Securities, Inc.
Class A-1	$23,342,000	$0	$0	$0	$0
Class A-2	$160,394,000	$0	$0	$0	$0
Class A-3A	$120,000,000	$0	$0	$0	$0
Class A-4	$222,981,000	$0	$0	$0	$0
Class A-SB	$48,243,000	$0	$0	$0	$0
Class X-A	$700,848,000	$0	$0	$0	$0
Class X-B	$44,639,000	$0	$0	$0	$0
Class A-S	$75,888,000	$0	$0	$0	$0
Class B	$44,639,000	$0	$0	$0	$0
Class C	$36,828,000	$0	$0	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 112.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from May 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,690,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB and (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 272-6858.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data

Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

Prospective investors should note that California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, owns an indirect equity interest in the related Borrower under each of the Quaker Bridge Mall Mortgage Loan and the 787 Seventh Avenue Mortgage Loan. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in June 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other three NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
100 E Pratt Intercreditor Agreement	193
100 E Pratt Mortgage Loan	193
100 E Pratt Pari Passu Companion Loans	193
100 E Pratt Whole Loan	193
17g-5 Information Provider	287
1986 Act	438
1996 Act	418
2
2015 Budget Act	445
3
30/360 Basis	318
4
401(c) Regulations	454
7
787 Seventh Avenue Companion Loans	199
787 Seventh Avenue Intercreditor Agreement	200
787 Seventh Avenue Mortgage Loan	199
787 Seventh Avenue Pari Passu Companion Loans	199
787 Seventh Avenue Standalone Companion Loans	200
787 Seventh Avenue Standalone Pari Passu Companion Loans	199
787 Seventh Avenue Subordinate Companion Loan	199
787 Seventh Avenue Subordinate Companion Loan Holder	201
787 Seventh Avenue Whole Loan	200
A
AB Modified Loan	328
Accelerated Mezzanine Loan Lender	281
Acceptable Insurance Default	331
Acting General Counsel’s Letter	122
Actual/360 Basis	168, 309
Actual/360 Loans	309
ADA	420
Additional Exclusions	331
Administrative Cost Rate	267

ADR	126
Advances	305
Affirmative Asset Review Vote	363
AFFO	151
Annual Debt Service	126
Anticipated Repayment Date	168
Appraisal Reduction Amount	325
Appraisal Reduction Event	325
Appraised Value	127
Appraised-Out Class	329
AR Capital	150
ARCP	151
ARD Loan	168
Assessment of Compliance Report	400
Asset Representations Reviewer Asset Review Fee	323
Asset Representations Reviewer Cap	323
Asset Representations Reviewer Fee	323
Asset Representations Reviewer Fee Rate	323
Asset Representations Reviewer Termination Event	368
Asset Review	365
Asset Review Notice	364
Asset Review Quorum	364
Asset Review Report	366
Asset Review Report Summary	366
Asset Review Standard	365
Asset Review Trigger	362
Asset Review Vote Election	363
Asset Status Report	339
Assumed Final Distribution Date	274
Assumed Scheduled Payment	269
Attestation Report	400
Available Funds	261
B
Balloon Balance	127
Bankruptcy Code	412
Base Interest Fraction	274
Beds	132
Borrower Party	281
Borrower Party Affiliate	281
B-piece buyer	105
BSCMI	233
C
C(WUMP)O	17
CalPERS	454
CERCLA	417
Certificate Administrator Fee Rate	322

Certificate Administrator/Trustee Fee	322
Certificate Balance	260
Certificate Owners	289
Certificateholder	282
Certificateholder Quorum	370
Certificateholder Repurchase Request	378
Certifying Certificateholder	291
Class A Certificates	259
Class A-SB Planned Principal Balance	269
Class X Certificates	259
Clearstream	288
Clearstream Participants	290
Closing Date	126
CMA	127
CMA Lockbox	127
CMBS	53, 240, 255
Code	436
Collateral Deficiency Amount	329
Collection Account	308
Collection Period	262
COMM 2015-LC23 Certificate Administrator	214
COMM 2015-LC23 Certificateholders	214
COMM 2015-LC23 Depositor	214
COMM 2015-LC23 Directing Certificateholder	215
COMM 2015-LC23 Master Servicer	214
COMM 2015-LC23 Operating Advisor	214
COMM 2015-LC23 PSA	214
COMM 2015-LC23 Special Servicer	214
COMM 2015-LC23 Trustee	214
COMM 2016-787S Certificate Administrator	200
COMM 2016-787S Certificateholders	200
COMM 2016-787S Controlling Class	205
COMM 2016-787S Controlling Class Certificateholder	205
COMM 2016-787S Controlling Class Representative	206
COMM 2016-787S Depositor	200
COMM 2016-787S Directing Certificateholder	205
COMM 2016-787S Master Servicer	200
COMM 2016-787S Special Servicer	200
COMM 2016-787S Subordinate Consultation Period	205
COMM 2016-787S Subordinate Control Period	205
COMM 2016-787S Trustee	200
COMM 2016-787S TSA	200
COMM 2016-DC2 Asset Representations Reviewer	228
COMM 2016-DC2 Certificate Administrator	228
COMM 2016-DC2 Certificateholders	228
COMM 2016-DC2 Depositor	228

COMM 2016-DC2 Directing Certificateholder	229
COMM 2016-DC2 Master Servicer	228
COMM 2016-DC2 Operating Advisor	228
COMM 2016-DC2 PSA	228
COMM 2016-DC2 Special Servicer	228
COMM 2016-DC2 Trustee	228
Communication Request	291
Companion Distribution Account	308
Companion Holder	181
Companion Loan	125
Companion Loans	125
Compensating Interest Payment	275
Constant Prepayment Rate	427
Consultation Termination Event	351
Control Appraisal Period	185
Control Eligible Certificates	347
Control Termination Event	351
Controlling Class	347
Controlling Class Certificateholder	347
Controlling Companion Loan	181
Corrected Loan	339
CPR	427
CPY	427
CREFC®	279
CREFC® Intellectual Property Royalty License Fee	324
CREFC® Intellectual Property Royalty License Fee Rate	324
CREFC® Investor Reporting Package	312
CREFC® Reports	279
Cross-Over Date	265
CRR	108
Cumulative Appraisal Reduction Amount	328, 329
Cure Event	206
Cure Payment	206
Cure/Contest Period	365
Cut-off Date	125
Cut-off Date Balance	127
D
DBJPM 2016-C1 Asset Representations Reviewer	212
DBJPM 2016-C1 Certificate Administrator	212
DBJPM 2016-C1 Certificateholders	212
DBJPM 2016-C1 Depositor	211
DBJPM 2016-C1 Directing Certificateholder	212, 231
DBJPM 2016-C1 Master Servicer	211
DBJPM 2016-C1 Operating Advisor	212
DBJPM 2016-C1 PSA	211
DBJPM 2016-C1 Serviced Loans	387
DBJPM 2016-C1 Special Servicer	211

DBJPM 2016-C1 Trustee	211
Defaulted Loan	344
Defeasance Deposit	171
Defeasance Loans	171
Defeasance Lock-Out Period	171
Defeasance Option	171
Definitive Certificate	288
Delinquent Loan	363
Depositaries	288
Determination Date	261
Diligence File	294
Directing Certificateholder	347
Disclosable Special Servicer Fees	322
Discount Rate	274
Dispute Resolution Consultation	381
Dispute Resolution Cut-off Date	380
Distribution Accounts	308
Distribution Date	261
Distribution Date Statement	279
DMARC	241
Dodd-Frank Act	108
DOL	452
DTC	288
DTC Participants	288
DTC Rules	289
Due Date	167, 262
Due Diligence Requirement	108
E
EDGAR	451
EEA	108
Effective Gross Income	130
Eligible Asset Representations Reviewer	366
Eligible Operating Advisor	358
ELUR	147
Enforcing Party	379
Enforcing Servicer	379
Equity Inns PE Changeover Event	180
Equity Inns PE Member	180
Equity Inns Portfolio Guarantor	151
Equity Inns Portfolio Intercreditor Agreement	213
Equity Inns Portfolio Mortgage Loan	213
Equity Inns Portfolio Non-Controlling Note Holders	215
Equity Inns Portfolio Pari Passu Companion Loans	213
Equity Inns Portfolio Whole Loan	213
ERISA	451
ESA	146, 237, 244
Escrow/Reserve Mitigating Circumstances	239
Euroclear	288
Euroclear Operator	290

Euroclear Participants	290
Excess Interest	260
Excess Interest Distribution Account	309
Excess Modification Fee Amount	319
Excess Modification Fees	317
Excess Prepayment Interest Shortfall	276
Exchange Act	232, 247
Excluded Controlling Class Holder	285
Excluded Controlling Class Loan	282
Excluded Information	282
Excluded Loan	282
Excluded Special Servicer	370
Excluded Special Servicer Loan	370
Exemption	452
Exemption Rating Agency	452
Expansion Space	148
Expansion Space Advance	4
F
FATCA	447
FDIA	121
FDIC	122
FETL	18
FIEL	18
Final Asset Status Report	355
Final Dispute Resolution Election Notice	381
Financial Promotion Order	15
FIRREA	122, 150, 236, 244
Fitch	399
Four Penn Center Intercreditor Agreement	196
Four Penn Center Mortgage Loan	196
Four Penn Center Pari Passu Companion Loan	196
Four Penn Center Whole Loan	196
FPO Persons	15
FSCMA	18
FSMA	16
G
GACC	240
GACC Data Tape	242
GACC Deal Team	242
GACC Mortgage Loans	241
Gain-on-Sale Reserve Account	309
Garn Act	419
GLA	128
Grantor Trust	261, 436
H
Hall Office Park A1/G1/G3 Intercreditor Agreement	230

Hall Office Park A1/G1/G3 Mortgage Loan	230
Hall Office Park A1/G1/G3 Non-Controlling Note Holder	231
Hall Office Park A1/G1/G3 Pari Passu Companion Loan	230
Hall Office Park A1/G1/G3 Whole Loan	230
Hard Lockbox	128
High Net Worth Companies, Unincorporated Associations, etc.	16
Holdco	180
I
Indirect Participants	289
Initial Pool Balance	125
Initial Rate	168
Initial Requesting Certificateholder	379
In-Place Cash Management	128
Insurance and Condemnation Proceeds	308
Intercreditor Agreement	181
Interest Accrual Amount	267
Interest Accrual Period	267
Interest Distribution Amount	267
Interest Reserve Account	309
Interest Shortfall	267
Interested Person	345
Investor Certification	282
J
JPM 2016-PLSD Certificate Administrator	224
JPM 2016-PLSD Certificateholders	224
JPM 2016-PLSD Depositor	224
JPM 2016-PLSD Master Servicer	224
JPM 2016-PLSD Securitization Trust	226
JPM 2016-PLSD Special Servicer	224
JPM 2016-PLSD Trustee	224
JPM 2016-PLSD TSA	224
JPMBB 2016-C1 Asset Representations Reviewer	220
JPMBB 2016-C1 Certificate Administrator	220
JPMBB 2016-C1 Certificateholders	220
JPMBB 2016-C1 Depositor	220
JPMBB 2016-C1 Directing Certificateholder	221
JPMBB 2016-C1 Master Servicer	220
JPMBB 2016-C1 Operating Advisor	220
JPMBB 2016-C1 PSA	220
JPMBB 2016-C1 Securitization Trust	221
JPMBB 2016-C1 Special Servicer	220
JPMBB 2016-C1 Trustee	220
JPMCB	232
JPMCB Data Tape	234
JPMCB Deal Team	233
JPMCB Mortgage Loans	233
JPMCB’s Qualification Criteria	235
K
KBRA	399
L
Liquidation Fee	319
Liquidation Proceeds	308
Loan Per Unit	128
Loan-Specific Directing Holder	347
Loss of Value Payment	297
Lower-Tier Regular Interests	436
Lower-Tier REMIC	261, 436
LTV Ratio	127
LUST	147
M
MAI	299
Major Decision	348
Mandatory Equity Inns PE Redemption Date	180
MAS	17
Master Servicer	252
Master Servicer Decision	350
Master Servicer Proposed Course of Action Notice	379
Master Servicer Remittance Date	304
Material Defect	296
Midland	255
MLPA	292
Modeling Assumptions	428
Modification Fees	318
Moody’s	399
Mortgage	125
Mortgage File	292
Mortgage Loans	125
Mortgage Note	125
Mortgage Pool	125
Mortgage Rate	267
Mortgaged Property	126
mortgages	407
N
Naples Grande Beach Resort Intercreditor Agreement	220
Naples Grande Beach Resort Mortgage Loan	220
Naples Grande Beach Resort Pari Passu Companion Loans	220

Naples Grande Beach Resort Whole Loan	220
Net Mortgage Rate	267
Net Operating Income	128
NJDEP	147
NOI Date	128
Nonrecoverable Advance	306
Non-Serviced Certificate Administrator	182
Non-Serviced Companion Loan	182
Non-Serviced Directing Certificateholder	182
Non-Serviced Intercreditor Agreement	182
Non-Serviced Master Servicer	182
Non-Serviced Mortgage Loan	182
Non-Serviced Operating Advisor	182
Non-Serviced PSA	182
Non-Serviced Securitization Trust	182
Non-Serviced Special Servicer	183
Non-Serviced Trustee	183
Non-Serviced Whole Loan	183
Non-U.S. Person	446
Note A	205
Notice of Foreclosure/DIL	207
Notional Amount	260
NRA	128
NRSRO	281, 455
NRSRO Certification	283
O
Occupancy	128
Occupancy Date	128
Offered Certificates	259
OID Regulations	439
OLA	122
One Harbor Point Square Companion Loan	216
One Harbor Point Square Control Note Securitization Date	217
One Harbor Point Square Directing Certificateholder	217
One Harbor Point Square Intercreditor Agreement	216
One Harbor Point Square Mortgage Loan	216
One Harbor Point Square Non-Controlling Note Holder	218
One Harbor Point Square PSA	217
One Harbor Point Square Whole Loan	216
Operating Advisor Consulting Fee	323
Operating Advisor Expenses	323
Operating Advisor Fee	323
Operating Advisor Fee Rate	323
Operating Advisor Standard	356
Operating Advisor Termination Event	359
Operating Statements	131
Operators	151
P
P&I Advance	304
Pads	132
Palisades Center Companion Loans	223
Palisades Center Intercreditor Agreement	224
Palisades Center Mortgage Loan	223
Palisades Center Pari Passu Companion Loans	223
Palisades Center Subordinate Companion Loans	223
Palisades Center Whole Loan	224
PAR	237, 245
Pari Passu Companion Loan	125, 183
Pari Passu Companion Loans	125
Participants	288
Parties in Interest	451
Pass-Through Rate	266
Patriot Act	421
PCIS Persons	16
Pentalpha Surveillance	257
Percentage Interest	261
Periodic Payments	262
Permitted Investments	261, 309
Permitted Special Servicer/Affiliate Fees	322
PIP	153
PIP Addendum	137
PIPs	75, 148
Plans	451
PRC	16
Preliminary Dispute Resolution Election Notice	380
Prepayment Assumption	440
Prepayment Interest Excess	275
Prepayment Interest Shortfall	275
Prime Rate	308
Principal Balance Certificates	259
Principal Distribution Amount	268
Principal Shortfall	269
Privileged Information	358
Privileged Information Exception	359
Privileged Person	281
Professional Investors	17
Prohibited Prepayment	276
Promotion Of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	380
Proposed Course of Action Notice	380
Prospectus Directive	14
PSA	259
PSA Party Repurchase Request	379
PTCE	454

Purchase Price	298
Q
Quaker Bridge Mall Companion Loans	185
Quaker Bridge Mall Intercreditor Agreement	185
Quaker Bridge Mall Major Decision	189
Quaker Bridge Mall Mortgage Loan	184
Quaker Bridge Mall Pari Passu Companion Loan	184
Quaker Bridge Mall Subordinate Companion Loan	185
Quaker Bridge Mall Whole Loan	185
Qualified Replacement Special Servicer	371
Qualified Substitute Mortgage Loan	298
R
RAC No-Response Scenario	398
Rated Final Distribution Date	275
Rating Agencies	399
Rating Agency Confirmation	398
RCS	152
REA	64
Realized Loss	277
REC	146
Registration Statement	450
Regular Certificates	259
Regular Interestholder	439
Regular Interests	436
Regulation AB	400
Reimbursement Rate	308
Related Proceeds	307
Release Date	171
Relevant Member State	14
Relevant Persons	16
Relief Act	420
REMIC	436
REMIC Regulations	436
REO Account	309
REO Loan	270
REO Property	338
Repurchase Election Notice	207
Repurchase Option Notice	207
Repurchase Request	379
Requesting Certificateholder	381
Requesting Holders	329
Requesting Investor	291
Requesting Party	398
Requirements	421
Residual Certificates	259
Resolution Failure	379
Resolved	379
Restricted Group	452
Restricted Party	359
Retention Requirement	108
Review Materials	364
Revised Rate	168
RevPAR	129
Rooms	132
Rule 15Ga-1	240
Rule 17g-5	283
S
Sanofi Office Complex Guarantor	150
Sanofi Office Complex Intercreditor Agreement	208
Sanofi Office Complex Mortgage Loan	208
Sanofi Office Complex Pari Passu Companion Loans	208
Sanofi Office Complex Whole Loan	208
Scheduled Principal Distribution Amount	268
SEC	232, 247
Securities Act	400
Securitization Accounts	309
Senior Certificates	259
Sequential Pay Event	186
Serviced Companion Loan	183
Serviced Pari Passu Companion Loan	183
Serviced Pari Passu Mortgage Loan	183
Serviced Whole Loan	183
Servicer Termination Event	372
Servicing Advances	305
Servicing Fee	316
Servicing Fee Rate	316
servicing shift master servicer	44
Servicing Shift Mortgage Loan	183
servicing shift pooling and servicing agreement	44
Servicing Shift PSA	183
servicing shift securitization date	43
Servicing Shift Securitization Date	184
Servicing Shift Whole Loan	184
Servicing Standard	303
SF	129
SFA	17
SFO	17
Similar Law	451
Similar Requirements	108
Simon L.P.	165
SMMEA	455
Soft Lockbox	129
Special Servicing Fee	318
Special Servicing Fee Rate	318
Specially Serviced Loans	337
Springing Lockbox	129
Sq. Ft.	129
Square Feet	129

Startup Day	437
Stated Principal Balance	269
Stifel	158
Structured Product	17
Subject Loans	323
Subordinate Certificates	259
Subordinate Companion Loan	125, 184
Sub-Servicing Agreement	303
Sun MHC Portfolio Intercreditor Agreement	228
Sun MHC Portfolio Mortgage Loan	227
Sun MHC Portfolio Non-Controlling Note Holder	229
Sun MHC Portfolio Pari Passu Companion Loan	228
Sun MHC Portfolio Whole Loan	228
T
T-12	129
Term to Maturity	129
Terms and Conditions	290
Tests	365
Title V	420
Triggering Event of Default	201
TRIPRA	80
Trust REMICs	261, 436
TTM	129
U
U.S. Person	446
UBS	158
UCC	408
Underwriter Entities	99
Underwriting Agreement	448
Underwritten Expenses	129
Underwritten NCF Debt Yield	130
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow Debt Service Coverage Ratio	129
Underwritten Net Operating Income Debt Service Coverage Ratio	130
Underwritten NOI	130
Underwritten Revenues	131
Units	132
Unscheduled Principal Distribution Amount	268
Unsolicited Information	365
Upper-Tier REMIC	261, 436
USTs	148
UW Expenses	129
UW NCF	130
UW NCF Debt Yield	130
UW NCF DSCR	129
UW NOI	130
UW NOI Debt Yield	131
UW NOI DSCR	130
UW NOI DY	131
V
Volcker Rule	109
Voting Rights	287
W
WAC	4
WAC Rate	266
Weighted Average Mortgage Rate	132
Wells Fargo	251
WFCM 2016-C33 Asset Representations Reviewer	208
WFCM 2016-C33 Certificate Administrator	208
WFCM 2016-C33 Certificateholders	208
WFCM 2016-C33 Depositor	208
WFCM 2016-C33 Directing Certificateholder	209
WFCM 2016-C33 Master Servicers	208
WFCM 2016-C33 Operating Advisor	208
WFCM 2016-C33 PSA	208
WFCM 2016-C33 Securitization Trust	209
WFCM 2016-C33 Special Servicers	208
WFCM 2016-C33 Trustee	208
Whole Loan	125
Williamsburg Premium Outlets Intercreditor Agreement	211
Williamsburg Premium Outlets Mortgage Loan	211
Williamsburg Premium Outlets Non-Controlling Note Holders	212
Williamsburg Premium Outlets Pari Passu Companion Loans	211
Williamsburg Premium Outlets Whole Loan	211
Withheld Amounts	309
Workout Fee	319
Workout Fee Rate	319
Workout-Delayed Reimbursement Amount	308
WTNA	249
Y
Yield Maintenance Charge	273
YM Group A	273
YM Group B	273
YM Group C	273
YM Groups	273

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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Annex A-1

								Number of	Property	Property		Year		Unit of		Occupancy	Appraised
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)	Measure	Occupancy %(3)	Date	Value ($)(4)
1	JPMCB	Quaker Bridge Mall	3320 Brunswick Pike	Lawrenceville	NJ	08648	Mercer	1	Retail	Super Regional Mall	1976	2013	357,221	Square Feet	84.2%	02/23/16	333,000,000
2	GACC	787 Seventh Avenue	787 Seventh Avenue	New York	NY	10019	New York	1	Office	CBD	1985	2015	1,706,007	Square Feet	98.3%	01/31/16	1,935,000,000
3	JPMCB	100 East Pratt	100 East Pratt Street	Baltimore	MD	21202	Baltimore City	1	Office	CBD	1975, 1991	2015	662,708	Square Feet	99.4%	02/26/16	187,800,000
4	JPMCB	Sanofi Office Complex	55 Corporate Drive	Bridgewater	NJ	08807	Somerset	1	Office	Suburban	1987	2006	674,325	Square Feet	100.0%	05/06/16	272,800,000
5	GACC	Williamsburg Premium Outlets	5715-62A Richmond Road	Williamsburg	VA	23188	James City	1	Retail	Anchored	1987	2005	522,133	Square Feet	95.2%	12/10/15	337,800,000
6	JPMCB	Four Penn Center	1600 John F. Kennedy Boulevard	Philadelphia	PA	19103	Philadelphia	1	Office	CBD	1964	2001	522,600	Square Feet	83.9%	03/31/16	91,900,000
7	GACC	Equity Inns Portfolio	Various	Various	Various	Various	Various	21	Hotel	Various	Various	Various	2,690	Rooms	76.0%	01/31/16	360,000,000
7.01	GACC	Homewood Suites Seattle	206 Western Avenue West	Seattle	WA	98119	King	1	Hotel	Extended Stay	1998		161	Rooms	88.2%	01/31/16	56,700,000
7.02	GACC	Homewood Suites Orlando	8745 International Drive	Orlando	FL	32819	Orange	1	Hotel	Extended Stay	1999	2014	252	Rooms	85.7%	01/31/16	26,100,000
7.03	GACC	Courtyard Carlsbad	5835 Owens Avenue	Carlsbad	CA	92008	San Diego	1	Hotel	Select Service	2000	2013	145	Rooms	73.7%	01/31/16	21,800,000
7.04	GACC	Courtyard Houston	12401 Katy Freeway	Houston	TX	77079	Harris	1	Hotel	Select Service	1979	2010	176	Rooms	53.0%	01/31/16	18,200,000
7.05	GACC	Homewood Suites Stratford	6905 Main Street	Stratford	CT	06614	Fairfield	1	Hotel	Extended Stay	2002	2014	135	Rooms	79.0%	01/31/16	18,600,000
7.06	GACC	Hampton Inn Urbana	1200 West University Avenue	Urbana	IL	61801	Champaign	1	Hotel	Limited Service	1995	2011	130	Rooms	68.8%	01/31/16	16,800,000
7.07	GACC	Springhill Suites Asheville	2 Buckstone Place	Asheville	NC	28805	Buncombe	1	Hotel	Limited Service	2001	2009	88	Rooms	75.5%	01/31/16	16,400,000
7.08	GACC	Hilton Garden Inn Louisville	1530 Alliant Avenue	Louisville	KY	40299	Jefferson	1	Hotel	Select Service	1999	2012	112	Rooms	75.8%	01/31/16	15,100,000
7.09	GACC	Hampton Inn Orlando	8900 Universal Boulevard	Orlando	FL	32819	Orange	1	Hotel	Limited Service	1999	2012	170	Rooms	81.9%	01/31/16	14,800,000
7.10	GACC	Hampton Inn Austin	7619 North Interstate 35	Austin	TX	78752	Travis	1	Hotel	Limited Service	1985	2009	121	Rooms	74.2%	01/31/16	14,600,000
7.11	GACC	Hampton Inn College Station	320 Texas Avenue South	College Station	TX	77840	Brazos	1	Hotel	Limited Service	1986	2008	133	Rooms	67.6%	01/31/16	14,100,000
7.12	GACC	Hampton Inn Indianapolis	6817 East 82nd Street	Indianapolis	IN	46250	Marion	1	Hotel	Limited Service	1987	2013	128	Rooms	77.7%	01/31/16	12,200,000
7.13	GACC	TownePlace Suites Savannah	11309 Abercorn Street	Savannah	GA	31419	Chatham	1	Hotel	Extended Stay	2000	2013	93	Rooms	88.3%	01/31/16	12,100,000
7.14	GACC	Hampton Inn East Lansing	2500 Coolidge Road	East Lansing	MI	48823	Ingham	1	Hotel	Limited Service	2000	2008	86	Rooms	79.5%	01/31/16	10,800,000
7.15	GACC	Hampton Inn Naperville	1087 East Diehl Road	Naperville	IL	60563	DuPage	1	Hotel	Limited Service	1987	2010	129	Rooms	71.1%	01/31/16	9,800,000
7.16	GACC	Hilton Garden Inn Rio Rancho	1771 Rio Rancho Drive Southeast	Rio Rancho	NM	87124	Sandoval	1	Hotel	Select Service	1998	2014	129	Rooms	73.8%	01/31/16	9,600,000
7.17	GACC	Courtyard Dalton	785 College Drive	Dalton	GA	30720	Whitfield	1	Hotel	Select Service	1999	2012	93	Rooms	73.5%	01/31/16	8,800,000
7.18	GACC	Hampton Inn Alcoa	148 International Drive	Alcoa	TN	37701	Blount	1	Hotel	Limited Service	1989	2010	118	Rooms	82.5%	01/31/16	8,000,000
7.19	GACC	Homewood Suites Augusta	1049 Stevens Creek Road	Augusta	GA	30907	Richmond	1	Hotel	Extended Stay	1997	2008	65	Rooms	73.9%	01/31/16	6,500,000
7.20	GACC	Residence Inn Jacksonville	1310 Airport Road	Jacksonville	FL	32218	Duval	1	Hotel	Extended Stay	1999		78	Rooms	80.7%	01/31/16	6,200,000
7.21	GACC	Hampton Inn Milford	129 Plains Road	Milford	CT	06461	New Haven	1	Hotel	Limited Service	1986	2010	148	Rooms	72.1%	01/31/16	5,200,000
8	JPMCB	DoubleTree Houston Intercontinental Airport	15747 John F. Kennedy Boulevard	Houston	TX	77032	Harris	1	Hotel	Full Service	1981	2006	313	Rooms	85.3%	03/31/16	64,100,000
9	GACC	One Harbor Point Square	2200 Atlantic Street	Stamford	CT	06902	Fairfield	1	Office	CBD	2011		251,295	Square Feet	99.3%	02/01/16	119,200,000
10	GACC	High Crossing Portfolio	Various	Various	Various	Various	Various	8	Various	Various	Various		362,698	Square Feet	87.0%	Various	57,500,000
10.01	GACC	CarMax	6801 East Frontage Road	Overland Park	KS	66204	Johnson	1	Retail	Single Tenant	2002		58,430	Square Feet	100.0%	05/06/16	22,600,000
10.02	GACC	2810 Crossroads Drive	2810 Crossroads Drive	Madison	WI	53718	Dane	1	Office	Suburban	1996		60,867	Square Feet	68.1%	03/01/16	8,580,000
10.03	GACC	2418 Crossroads Drive	2418 Crossroads Drive	Madison	WI	53718	Dane	1	Office	Suburban	1999		62,444	Square Feet	83.2%	03/01/16	8,200,000
10.04	GACC	2310 Crossroads Drive	2310 Crossroads Drive	Madison	WI	53718	Dane	1	Office	Suburban	2005		62,697	Square Feet	97.3%	03/01/16	7,650,000
10.05	GACC	5325 Wall Street	5325 Wall Street	Madison	WI	53718	Dane	1	Office	Suburban	1998		34,865	Square Feet	94.7%	03/01/16	3,250,000
10.06	GACC	5315 Wall Street	5315 Wall Street	Madison	WI	53718	Dane	1	Office	Suburban	1994		33,922	Square Feet	74.9%	03/01/16	3,000,000
10.07	GACC	2601 Crossroads Drive	2601 Crossroads Drive	Madison	WI	53718	Dane	1	Office	Suburban	1993		29,761	Square Feet	92.3%	03/01/16	2,550,000
10.08	GACC	2801 Crossroads Drive	2801 Crossroads Drive	Madison	WI	53718	Dane	1	Office	Suburban	1998		19,712	Square Feet	86.1%	03/01/16	1,700,000
11	JPMCB	Naples Grande Beach Resort	475 Seagate Drive and 7220, 7540 & 7760 Golden Gate Parkway	Naples	FL	34103, 34105	Collier	1	Hotel	Full Service	1986	2015	474	Rooms	70.6%	12/31/15	263,750,000
12	JPMCB	Barrett Lakes Center	Various	Kennesaw	GA	30144	Cobb	3	Office	Suburban	Various		314,541	Square Feet	96.4%	03/21/16	50,150,000
12.01	JPMCB	Barrett Lakes Center II	1825 Barrett Lakes Boulevard Northwest	Kennesaw	GA	30144	Cobb	1	Office	Suburban	1998		118,352	Square Feet	91.6%	03/21/16	18,850,000
12.02	JPMCB	Barrett Lakes Center I	1701 Barrett Lakes Boulevard Northwest	Kennesaw	GA	30144	Cobb	1	Office	Suburban	1997		117,027	Square Feet	98.8%	03/21/16	16,850,000
12.03	JPMCB	Barrett Lakes Center IV	1940 Lodge Road Northwest	Kennesaw	GA	30144	Cobb	1	Office	Suburban	1999		79,162	Square Feet	100.0%	03/21/16	14,450,000
13	JPMCB	Saint Germaine Apartments	2101 Manhattan Boulevard	Harvey	LA	70058	Jefferson	1	Multifamily	Garden	1982	2003	552	Units	92.2%	02/11/16	41,100,000
14	JPMCB	Palisades Center	1000 Palisades Center Drive	West Nyack	NY	10994	Rockland	1	Retail	Super Regional Mall	1997	2013	1,896,322	Square Feet	94.3%	02/01/16	881,000,000
15	GACC	Sun MHC Portfolio	Various	Various	Various	Various	Various	12	Manufactured Housing	Manufactured Housing	Various		3,981	Pads	82.8%	10/01/15	144,100,000
15.01	GACC	Silver Star	2350 North Hiawassee Road	Orlando	FL	32818	Orange	1	Manufactured Housing	Manufactured Housing	1971		406	Pads	98.8%	10/01/15	32,600,000
15.02	GACC	West Glen Village	1207 Rushmore Boulevard East	Indianapolis	IN	46234	Marion	1	Manufactured Housing	Manufactured Housing	1970		552	Pads	78.4%	10/01/15	25,600,000
15.03	GACC	Edwardsville	301 Beach Street	Edwardsville	KS	66113	Wyandotte	1	Manufactured Housing	Manufactured Housing	1968		635	Pads	75.7%	10/01/15	25,260,000
15.04	GACC	Sherman Oaks	1144 Sherman Boulevard	Jackson	MI	49201	Jackson	1	Manufactured Housing	Manufactured Housing	1976		366	Pads	74.0%	10/01/15	13,710,000
15.05	GACC	College Park Estates	51074 Mott Road	Canton	MI	48188	Wayne	1	Manufactured Housing	Manufactured Housing	1960		230	Pads	93.0%	10/01/15	11,790,000
15.06	GACC	Snow to Sun	1701 North International Boulevard	Weslaco	TX	78596	Hidalgo	1	Manufactured Housing	Manufactured Housing	1989		476	Pads	93.4%	10/01/15	8,210,000
15.07	GACC	Casa Del Valle	1048 North Alamo Road	Alamo	TX	78516	Hidalgo	1	Manufactured Housing	Manufactured Housing	1990		376	Pads	93.4%	10/01/15	7,110,000
15.08	GACC	Valley View Estates	4115 Nine Mile Road South	Allegany	NY	14706	Cattaraugus	1	Manufactured Housing	Manufactured Housing	1980		197	Pads	85.8%	10/01/15	6,330,000
15.09	GACC	Colonial Village	3974 State Road 417	Allegany	NY	14706	Cattaraugus	1	Manufactured Housing	Manufactured Housing	1980		156	Pads	87.2%	10/01/15	5,420,000
15.10	GACC	Village Trails	518 Hickory Lane	Howard City	MI	49329	Montcalm	1	Manufactured Housing	Manufactured Housing	1996		100	Pads	94.0%	10/01/15	4,820,000
15.11	GACC	Maplewood	12451 Pendleton Pike	Indianapolis	IN	46236	Marion	1	Manufactured Housing	Manufactured Housing	1960		207	Pads	58.9%	10/01/15	4,500,000
15.12	GACC	Kenwood	1201 North Main Street	La Feria	TX	78559	Cameron	1	Manufactured Housing	Manufactured Housing	1987		280	Pads	90.9%	10/01/15	2,900,000
16	GACC	Hall Office Park A1/G1/G3	Various	Frisco	TX	75034	Collin	3	Office	Suburban	Various		328,743	Square Feet	91.1%	01/05/16	75,700,000
16.01	GACC	Hall Office Park G3	2811 Internet Boulevard	Frisco	TX	75034	Collin	1	Office	Suburban	2002		115,856	Square Feet	100.0%	01/05/16	27,000,000
16.02	GACC	Hall Office Park G1	2401 Internet Boulevard	Frisco	TX	75034	Collin	1	Office	Suburban	2000		115,712	Square Feet	86.7%	01/05/16	26,200,000
16.03	GACC	Hall Office Park A1	2595 Dallas Parkway	Frisco	TX	75034	Collin	1	Office	Suburban	1998		97,175	Square Feet	85.8%	01/05/16	22,500,000
17	JPMCB	New Town Collier Portfolio	Various	Various	FL	Various	Various	2	Industrial	Flex	Various	Various	341,839	Square Feet	85.5%	02/01/16	33,800,000
17.01	JPMCB	New Town Commerce Center	4350-4380 Oakes Road & 3901 South State Road 7	Davie	FL	33314	Broward	1	Industrial	Flex	1963, 2000	2000	152,657	Square Feet	94.7%	02/01/16	19,000,000
17.02	JPMCB	Collier Park of Commerce	2900, 2940, 2960, 2975 & 3030 Horseshoe Drive South and 3050 Horseshoe Drive North	Naples	FL	34104	Collier	1	Industrial	Flex	1985		189,182	Square Feet	78.1%	02/01/16	14,800,000
18	GACC	1505 East Warner	1505 East Warner Avenue	Santa Ana	CA	92705	Orange	1	Mixed Use	Industrial/Office	1966	2001	224,792	Square Feet	95.6%	04/01/16	32,430,000
19	JPMCB	Legends at Kingsville	1331 West Santa Gertrudis Street	Kingsville	TX	78363	Kleberg	1	Multifamily	Student	2015		504	Beds	98.8%	01/06/16	29,600,000
20	JPMCB	Omni Storage Portfolio	Various	Various	Various	Various	Various	4	Self Storage	Self Storage	Various		1,705	Units	78.0%	03/18/16	20,800,000
20.01	JPMCB	Omni 7 Madisonville	155 Highway 21	Madisonville	LA	70447	Saint Tammany	1	Self Storage	Self Storage	2007		419	Units	83.8%	03/18/16	6,720,000
20.02	JPMCB	Omni 6 Slidell	2398 Gause Boulevard West	Slidell	LA	70460	Saint Tammany	1	Self Storage	Self Storage	2007		405	Units	77.0%	03/18/16	5,080,000
20.03	JPMCB	Omni 5 Ponchatoula	18577 Highway 22	Ponchatoula	LA	70454	Tangipahoa	1	Self Storage	Self Storage	2006		409	Units	81.9%	03/18/16	4,500,000
20.04	JPMCB	Omni 4 Bay St. Louis	801 Turner Street	Bay Saint Louis	MS	39520	Hancock	1	Self Storage	Self Storage	2006		472	Units	70.3%	03/18/16	4,500,000
21	JPMCB	Hampton Inn Seattle Airport	19445 International Boulevard	SeaTac	WA	98188	King	1	Hotel	Limited Service	1988	2013	130	Rooms	77.8%	12/31/15	24,400,000
22	GACC	Residence Inn Murfreesboro	1409 Conference Center Boulevard	Murfreesboro	TN	37129	Rutherford	1	Hotel	Extended Stay	2015		112	Rooms	79.2%	03/31/16	22,500,000
23	JPMCB	Hampton Inn Nashville - Bellevue	7815 Coley Davis Road	Nashville	TN	37221	Davidson	1	Hotel	Limited Service	1998	2015	86	Rooms	76.9%	12/31/15	16,000,000
24	JPMCB	Bella Vista	4305 Ruben Torres Senior Boulevard	Brownsville	TX	78526	Cameron	1	Multifamily	Garden	2014		128	Units	93.8%	02/09/16	12,600,000
25	JPMCB	Heights Boulevard Portfolio	Various	Houston	TX	77008	Harris	4	Multifamily	Garden	Various	Various	76	Units	97.4%	03/01/16	12,270,000
25.01	JPMCB	427 West 16th Street	427 West 16th Street	Houston	TX	77008	Harris	1	Multifamily	Garden	1960	2013	28	Units	100.0%	03/01/16	4,750,000
25.02	JPMCB	214 West 17th Street	214 West 17th Street	Houston	TX	77008	Harris	1	Multifamily	Garden	1960	2013	22	Units	100.0%	03/01/16	3,580,000
25.03	JPMCB	1548 Ashland Street	1548 Ashland Street	Houston	TX	77008	Harris	1	Multifamily	Garden	1935, 1950	2014	16	Units	87.5%	03/01/16	2,480,000
25.04	JPMCB	1222 Heights Boulevard	1222 Heights Boulevard	Houston	TX	77008	Harris	1	Multifamily	Garden	1964	2013	10	Units	100.0%	03/01/16	1,460,000
26	GACC	Home2Suites Hilton Lehi	3051 West Club House Drive	Lehi	UT	84043	Utah	1	Hotel	Extended Stay	2014		103	Rooms	78.4%	02/29/16	12,500,000
27	JPMCB	Hampton Inn Carrollton	102 South Cottage Hill Road	Carrollton	GA	30117	Carroll	1	Hotel	Limited Service	2003	2013	77	Rooms	76.1%	12/31/15	11,500,000
28	JPMCB	120 Halsted Street	120 Halsted Street	East Orange	NJ	07018	Essex	1	Multifamily	Mid-rise	2016		42	Units	95.2%	03/25/16	10,100,000
29	GACC	21st Century SS Monterey	1118 Airport Road	Monterey	CA	93940	Monterey	1	Self Storage	Self Storage	1997		482	Units	93.8%	02/03/16	9,900,000
30	GACC	333 Market Street (Port of Oakland Industrial)	333 Market Street	Oakland	CA	94607	Alameda	1	Industrial	Warehouse	1965		73,080	Square Feet	100.0%	03/01/16	9,150,000

A-1-1

Annex A-1

						Original		Current						Net					First	Partial IO	Partial IO Loan
			Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt		Payment	Last IO	First P&I	Rem.	Rem.
Loan #	Seller(1)	Property Name	Date	LTV %(4)	Balance ($)(5)(6)	per Unit ($)	Balance ($)(5)(6)	per Unit ($)	Pool Balance	Loan	Borrower(7)	Rate %(8)	Fee %(8)	Rate %(8)	Accrual Type	Service ($)(9)(10)	Service ($)(10)	Note Date	Date	Payment	Payment	Term	Amort
1	JPMCB	Quaker Bridge Mall	03/04/16	45.0%	83,333,333	420	83,333,333	420	9.3%	No	Yes - Group 1	4.20000	0.01634	4.18366	Actual/360	295,717.59	3,548,611.10	04/05/16	06/01/16			120	0
2	GACC	787 Seventh Avenue	01/01/16	29.3%	60,000,000	332	60,000,000	332	6.7%	No	No	3.83718	0.01098	3.82620	Actual/360	194,523.71	2,334,284.52	01/27/16	03/06/16			117	0
3	JPMCB	100 East Pratt	03/02/16	58.8%	60,000,000	167	60,000,000	167	6.7%	No	No	4.67000	0.01634	4.65366	Actual/360	310,101.71	3,721,220.52	03/31/16	05/06/16	04/06/21	05/06/21	119	360
4	JPMCB	Sanofi Office Complex	11/24/15	45.8%	60,000,000	185	60,000,000	185	6.7%	No	Yes - Group 2	5.09300	0.01223	5.08077	Actual/360	258,186.81	3,098,241.67	12/11/15	02/06/16			56	0
5	GACC	Williamsburg Premium Outlets	12/03/15	54.8%	50,000,000	354	50,000,000	354	5.6%	No	Yes - Group 1	4.22900	0.01223	4.21677	Actual/360	178,655.67	2,143,868.04	01/07/16	03/06/16			117	0
6	JPMCB	Four Penn Center	03/07/16	75.0%	48,000,000	132	48,000,000	132	5.4%	No	No	4.67500	0.01634	4.65866	Actual/360	248,225.39	2,978,704.68	04/08/16	06/01/16	05/01/21	06/01/21	120	360
7	GACC	Equity Inns Portfolio	08/20/15	64.4%	44,800,000	86,245	44,800,000	86,245	5.0%	No	Yes - Group 2	4.96000	0.01223	4.94777	Actual/360	187,745.19	2,252,942.28	10/06/15	11/06/15			53	0
7.01	GACC	Homewood Suites Seattle	08/18/15		8,129,655		8,129,655		0.9%
7.02	GACC	Homewood Suites Orlando	08/13/15		3,543,448		3,543,448		0.4%
7.03	GACC	Courtyard Carlsbad	08/18/15		2,819,310		2,819,310		0.3%
7.04	GACC	Courtyard Houston	08/17/15		2,606,897		2,606,897		0.3%
7.05	GACC	Homewood Suites Stratford	08/18/15		2,413,793		2,413,793		0.3%
7.06	GACC	Hampton Inn Urbana	08/14/15		2,394,483		2,394,483		0.3%
7.07	GACC	Springhill Suites Asheville	08/20/15		2,220,690		2,220,690		0.2%
7.08	GACC	Hilton Garden Inn Louisville	08/18/15		2,211,034		2,211,034		0.2%
7.09	GACC	Hampton Inn Orlando	08/13/15		2,153,103		2,153,103		0.2%
7.10	GACC	Hampton Inn Austin	08/17/15		2,124,138		2,124,138		0.2%
7.11	GACC	Hampton Inn College Station	08/14/15		2,027,586		2,027,586		0.2%
7.12	GACC	Hampton Inn Indianapolis	08/17/15		1,747,586		1,747,586		0.2%
7.13	GACC	TownePlace Suites Savannah	08/19/15		1,641,379		1,641,379		0.2%
7.14	GACC	Hampton Inn East Lansing	08/17/15		1,544,828		1,544,828		0.2%
7.15	GACC	Hampton Inn Naperville	08/19/15		1,409,655		1,409,655		0.2%
7.16	GACC	Hilton Garden Inn Rio Rancho	08/10/15		1,390,345		1,390,345		0.2%
7.17	GACC	Courtyard Dalton	08/18/15		1,139,310		1,139,310		0.1%
7.18	GACC	Hampton Inn Alcoa	08/17/15		955,862		955,862		0.1%
7.19	GACC	Homewood Suites Augusta	08/17/15		936,552		936,552		0.1%
7.20	GACC	Residence Inn Jacksonville	08/19/15		868,966		868,966		0.1%
7.21	GACC	Hampton Inn Milford	08/17/15		521,379		521,379		0.1%
8	JPMCB	DoubleTree Houston Intercontinental Airport	12/18/15	69.8%	44,875,000	143,371	44,721,472	142,880	5.0%	No	No	5.30600	0.01634	5.28966	Actual/360	249,360.19	2,992,322.28	01/29/16	03/01/16			117	357
9	GACC	One Harbor Point Square	02/01/16	68.8%	41,000,000	326	41,000,000	326	4.6%	No	No	4.69950	0.02223	4.67727	Actual/360	212,629.18	2,551,550.16	04/11/16	06/06/16	05/06/17	06/06/17	120	360
10	GACC	High Crossing Portfolio	02/01/16	67.7%	39,000,000	108	38,942,165	107	4.4%	No	No	4.92000	0.01634	4.90366	Actual/360	217,735.03	2,612,820.36	03/18/16	05/06/16			119	323
10.01	GACC	CarMax	02/01/16		15,300,000		15,277,311		1.7%
10.02	GACC	2810 Crossroads Drive	02/01/16		5,820,000		5,811,369		0.7%
10.03	GACC	2418 Crossroads Drive	02/01/16		5,565,000		5,556,747		0.6%
10.04	GACC	2310 Crossroads Drive	02/01/16		5,190,000		5,182,303		0.6%
10.05	GACC	5325 Wall Street	02/01/16		2,212,500		2,209,219		0.2%
10.06	GACC	5315 Wall Street	02/01/16		2,025,000		2,021,997		0.2%
10.07	GACC	2601 Crossroads Drive	02/01/16		1,732,500		1,729,931		0.2%
10.08	GACC	2801 Crossroads Drive	02/01/16		1,155,000		1,153,287		0.1%
11	JPMCB	Naples Grande Beach Resort	11/13/15	62.6%	35,000,000	348,101	35,000,000	348,101	3.9%	No	No	4.95000	0.02223	4.92777	Actual/360	186,819.50	2,241,834.00	12/18/15	02/01/16	01/01/18	02/01/18	116	360
12	JPMCB	Barrett Lakes Center	12/14/15	68.9%	34,553,000	110	34,553,000	110	3.9%	No	No	4.90000	0.01634	4.88366	Actual/360	183,382.00	2,200,584.00	01/15/16	03/01/16	02/01/19	03/01/19	117	360
12.01	JPMCB	Barrett Lakes Center II	12/14/15		12,987,518		12,987,518		1.5%
12.02	JPMCB	Barrett Lakes Center I	12/14/15		11,609,532		11,609,532		1.3%
12.03	JPMCB	Barrett Lakes Center IV	12/14/15		9,955,949		9,955,949		1.1%
13	JPMCB	Saint Germaine Apartments	11/16/15	75.1%	30,854,000	55,895	30,854,000	55,895	3.5%	No	No	4.62300	0.01634	4.60666	Actual/360	158,595.68	1,903,148.16	12/11/15	02/01/16	01/01/21	02/01/21	116	360
14	JPMCB	Palisades Center	02/26/16	29.4%	30,000,000	137	30,000,000	137	3.4%	No	No	3.68670	0.01098	3.67572	Actual/360	93,447.48	1,121,369.73	04/07/16	05/09/16			59	0
15	GACC	Sun MHC Portfolio	11/20/15	72.2%	29,066,000	26,141	29,066,000	26,141	3.3%	No	No	4.28000	0.01223	4.26777	Actual/360	143,498.19	1,721,978.28	11/24/15	01/01/16	12/01/21	01/01/22	115	360
15.01	GACC	Silver Star	10/06/15		6,396,015		6,396,015		0.7%
15.02	GACC	West Glen Village	10/11/15		5,022,637		5,022,637		0.6%
15.03	GACC	Edwardsville	10/07/15		4,935,760		4,935,760		0.6%
15.04	GACC	Sherman Oaks	10/08/15		2,689,858		2,689,858		0.3%
15.05	GACC	College Park Estates	10/08/15		2,313,160		2,313,160		0.3%
15.06	GACC	Snow to Sun	10/07/15		1,610,775		1,610,775		0.2%
15.07	GACC	Casa Del Valle	10/07/15		1,394,959		1,394,959		0.2%
15.08	GACC	Valley View Estates	10/09/15		1,241,926		1,241,926		0.1%
15.09	GACC	Colonial Village	10/09/15		1,063,386		1,063,386		0.1%
15.10	GACC	Village Trails	10/08/15		945,668		945,668		0.1%
15.11	GACC	Maplewood	10/11/15		882,885		882,885		0.1%
15.12	GACC	Kenwood	10/07/15		568,971		568,971		0.1%
16	GACC	Hall Office Park A1/G1/G3	12/14/15	73.8%	27,900,000	170	27,900,000	170	3.1%	No	No	4.69500	0.01223	4.68277	Actual/360	144,616.11	1,735,393.32	12/31/15	02/01/16	01/01/18	02/01/18	116	360
16.01	GACC	Hall Office Park G3	12/14/15		9,932,200		9,932,200		1.1%
16.02	GACC	Hall Office Park G1	12/14/15		9,582,826		9,582,826		1.1%
16.03	GACC	Hall Office Park A1	12/14/15		8,384,973		8,384,973		0.9%
17	JPMCB	New Town Collier Portfolio	Various	70.2%	23,750,000	69	23,721,883	69	2.7%	No	No	5.08000	0.03634	5.04366	Actual/360	128,658.86	1,543,906.32	03/08/16	05/01/16			59	359
17.01	JPMCB	New Town Commerce Center	12/14/15		12,896,557		12,881,289		1.4%
17.02	JPMCB	Collier Park of Commerce	12/18/15		10,853,443		10,840,594		1.2%
18	GACC	1505 East Warner	07/27/16	70.3%	22,800,000	101	22,800,000	101	2.6%	No	No	4.92000	0.01634	4.90366	Actual/360	121,283.01	1,455,396.12	04/15/16	06/06/16	05/06/18	06/06/18	120	360
19	JPMCB	Legends at Kingsville	09/01/15	74.1%	22,000,000	43,651	21,918,874	43,490	2.5%	No	No	4.90000	0.01634	4.88366	Actual/360	116,759.88	1,401,118.56	01/28/16	03/01/16			117	357
20	JPMCB	Omni Storage Portfolio	02/24/16	72.1%	15,000,000	8,798	15,000,000	8,798	1.7%	No	No	5.00000	0.01634	4.98366	Actual/360	80,523.24	966,278.88	04/22/16	06/01/16			120	360
20.01	JPMCB	Omni 7 Madisonville	02/24/16		4,846,154		4,846,154		0.5%
20.02	JPMCB	Omni 6 Slidell	02/24/16		3,663,462		3,663,462		0.4%
20.03	JPMCB	Omni 5 Ponchatoula	02/24/16		3,245,192		3,245,192		0.4%
20.04	JPMCB	Omni 4 Bay St. Louis	02/24/16		3,245,192		3,245,192		0.4%
21	JPMCB	Hampton Inn Seattle Airport	12/15/15	57.3%	14,000,000	107,692	13,984,091	107,570	1.6%	No	No	5.30000	0.01634	5.28366	Actual/360	77,742.65	932,911.80	03/08/16	05/01/16			119	359
22	GACC	Residence Inn Murfreesboro	01/01/16	57.6%	13,000,000	116,071	12,957,855	115,695	1.5%	No	No	4.97000	0.01634	4.95366	Actual/360	75,769.65	909,235.80	02/29/16	04/06/16			118	298
23	JPMCB	Hampton Inn Nashville - Bellevue	01/01/16	64.8%	10,400,000	120,930	10,367,268	120,550	1.2%	No	No	5.15000	0.01634	5.13366	Actual/360	61,709.71	740,516.52	02/09/16	04/01/16			118	298
24	JPMCB	Bella Vista	01/15/16	77.3%	9,765,000	76,289	9,742,382	76,112	1.1%	No	No	4.90000	0.01634	4.88366	Actual/360	51,825.46	621,905.52	02/26/16	04/01/16			118	358
25	JPMCB	Heights Boulevard Portfolio	03/16/16	69.3%	8,500,000	111,842	8,500,000	111,842	1.0%	No	No	4.90000	0.05634	4.84366	Actual/360	45,111.77	541,341.24	04/15/16	06/01/16			120	360
25.01	JPMCB	427 West 16th Street	03/16/16		3,290,546		3,290,546		0.4%
25.02	JPMCB	214 West 17th Street	03/16/16		2,480,033		2,480,033		0.3%
25.03	JPMCB	1548 Ashland Street	03/16/16		1,718,011		1,718,011		0.2%
25.04	JPMCB	1222 Heights Boulevard	03/16/16		1,011,410		1,011,410		0.1%
26	GACC	Home2Suites Hilton Lehi	02/01/16	65.0%	8,125,000	78,883	8,125,000	78,883	0.9%	No	No	4.95000	0.08384	4.86616	Actual/360	43,368.81	520,425.72	04/13/16	06/06/16			120	360
27	JPMCB	Hampton Inn Carrollton	11/01/15	69.2%	8,000,000	103,896	7,962,060	103,403	0.9%	No	No	4.95000	0.01634	4.93366	Actual/360	42,701.60	512,419.20	12/09/15	02/01/16			116	356
28	JPMCB	120 Halsted Street	03/17/16	70.8%	7,150,000	170,238	7,150,000	170,238	0.8%	No	No	4.90000	0.01634	4.88366	Actual/360	37,946.96	455,363.52	04/19/16	06/01/16	05/01/19	06/01/19	120	360
29	GACC	21st Century SS Monterey	12/28/15	64.6%	6,400,000	13,278	6,400,000	13,278	0.7%	No	No	5.15000	0.03634	5.11366	Actual/360	42,769.29	513,231.48	04/14/16	06/06/16			240	240
30	GACC	333 Market Street (Port of Oakland Industrial)	02/24/16	65.6%	6,000,000	82	6,000,000	82	0.7%	No	No	4.85000	0.09384	4.75616	Actual/360	31,661.51	379,938.12	04/01/16	05/06/16	04/06/21	05/06/21	119	360

A-1-2

Annex A-1

							Grace
			I/O		Payment	Grace Period	Period	Maturity/ARD		Final	Maturity/ARD	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Period	Seasoning	Due Date	(Late Payment)	(Default)	Date(11)	ARD Loan(11)	Mat Date(11)	Balance ($)(5)	LTV %(4)	Provision (Payments)(12)
1	JPMCB	Quaker Bridge Mall	120	0	1	0	0	05/01/26	No		83,333,333	45.0%	L(24),Def(89),O(7)
2	GACC	787 Seventh Avenue	120	3	6	5 (Twice per year)	0	02/06/26	No		60,000,000	29.3%	L(27),DeforGrtr1%orYM(86),O(7)
3	JPMCB	100 East Pratt	60	1	6	0	0	04/06/26	No		55,054,188	53.9%	L(25),Def(91),O(4)
4	JPMCB	Sanofi Office Complex	60	4	6	0	0	01/06/21	Yes	07/31/26	60,000,000	45.8%	L(28),Def(28),O(4)
5	GACC	Williamsburg Premium Outlets	120	3	6	5	0	02/06/26	No		50,000,000	54.8%	L(27),Def(86),O(7)
6	JPMCB	Four Penn Center	60	0	1	5	5	05/01/26	No		44,047,764	68.8%	L(24),Def(92),O(4)
7	GACC	Equity Inns Portfolio	60	7	6	0	0	10/06/20	No		44,800,000	64.4%	L(26),Gtr1%orYM(30),O(4)
7.01	GACC	Homewood Suites Seattle									8,129,655
7.02	GACC	Homewood Suites Orlando									3,543,448
7.03	GACC	Courtyard Carlsbad									2,819,310
7.04	GACC	Courtyard Houston									2,606,897
7.05	GACC	Homewood Suites Stratford									2,413,793
7.06	GACC	Hampton Inn Urbana									2,394,483
7.07	GACC	Springhill Suites Asheville									2,220,690
7.08	GACC	Hilton Garden Inn Louisville									2,211,034
7.09	GACC	Hampton Inn Orlando									2,153,103
7.10	GACC	Hampton Inn Austin									2,124,138
7.11	GACC	Hampton Inn College Station									2,027,586
7.12	GACC	Hampton Inn Indianapolis									1,747,586
7.13	GACC	TownePlace Suites Savannah									1,641,379
7.14	GACC	Hampton Inn East Lansing									1,544,828
7.15	GACC	Hampton Inn Naperville									1,409,655
7.16	GACC	Hilton Garden Inn Rio Rancho									1,390,345
7.17	GACC	Courtyard Dalton									1,139,310
7.18	GACC	Hampton Inn Alcoa									955,862
7.19	GACC	Homewood Suites Augusta									936,552
7.20	GACC	Residence Inn Jacksonville									868,966
7.21	GACC	Hampton Inn Milford									521,379
8	JPMCB	DoubleTree Houston Intercontinental Airport	0	3	1	0	2 (Once per year)	02/01/26	No		37,257,364	58.1%	L(25),Grtr1%orYM(92),O(3)
9	GACC	One Harbor Point Square	12	0	6	0	0	05/06/26	No		34,311,517	57.6%	Grtr1%orYM(24),DeforGrtr1%orYM(93),O(3)
10	GACC	High Crossing Portfolio	0	1	6	0	0	04/06/26	No		30,383,191	52.8%	L(25),Def(91),O(4)
10.01	GACC	CarMax									11,919,559
10.02	GACC	2810 Crossroads Drive									4,534,107
10.03	GACC	2418 Crossroads Drive									4,335,448
10.04	GACC	2310 Crossroads Drive									4,043,302
10.05	GACC	5325 Wall Street									1,723,662
10.06	GACC	5315 Wall Street									1,577,589
10.07	GACC	2601 Crossroads Drive									1,349,715
10.08	GACC	2801 Crossroads Drive									899,810
11	JPMCB	Naples Grande Beach Resort	24	4	1	0	0	01/01/26	No		30,243,486	54.1%	L(25),Grtr1%orYM(92),O(3)
12	JPMCB	Barrett Lakes Center	36	3	1	0	0	02/01/26	No		30,518,867	60.9%	L(27),Def(90),O(3)
12.01	JPMCB	Barrett Lakes Center II									11,471,199
12.02	JPMCB	Barrett Lakes Center I									10,254,096
12.03	JPMCB	Barrett Lakes Center IV									8,793,572
13	JPMCB	Saint Germaine Apartments	60	4	1	0	5 (Twice per year)	01/01/26	No		28,287,914	68.8%	L(25),Grtr1%orYM(91),O(4)
14	JPMCB	Palisades Center	60	1	9	0	0	04/09/21	No		30,000,000	29.4%	Grtr1%orYM(24),O(36)
15	GACC	Sun MHC Portfolio	72	5	1	5	5	12/01/25	No		27,061,058	67.2%	L(29),Grtr1%orYM(86),O(5)
15.01	GACC	Silver Star									5,954,824
15.02	GACC	West Glen Village									4,676,181
15.03	GACC	Edwardsville									4,595,296
15.04	GACC	Sherman Oaks									2,504,314
15.05	GACC	College Park Estates									2,153,601
15.06	GACC	Snow to Sun									1,499,666
15.07	GACC	Casa Del Valle									1,298,736
15.08	GACC	Valley View Estates									1,156,259
15.09	GACC	Colonial Village									990,035
15.10	GACC	Village Trails									880,437
15.11	GACC	Maplewood									821,985
15.12	GACC	Kenwood									529,724
16	GACC	Hall Office Park A1/G1/G3	24	4	1	5	5	01/01/26	No		23,950,238	63.4%	L(35),Def(80),O(5)
16.01	GACC	Hall Office Park G3									8,526,113
16.02	GACC	Hall Office Park G1									8,226,200
16.03	GACC	Hall Office Park A1									7,197,925
17	JPMCB	New Town Collier Portfolio	0	1	1	0	0	04/01/21	No		21,929,719	64.9%	L(13),Grtr1%orYM(43),O(4)
17.01	JPMCB	New Town Commerce Center									11,908,121
17.02	JPMCB	Collier Park of Commerce									10,021,598
18	GACC	1505 East Warner	24	0	6	0	0	05/06/26	No		19,689,821	60.7%	L(24),Def(91),O(5)
19	JPMCB	Legends at Kingsville	0	3	1	0	0	02/01/26	No		18,027,426	60.9%	L(25),Grtr1%orYM(92),O(3)
20	JPMCB	Omni Storage Portfolio	0	0	1	0	0	05/01/26	No		12,332,398	59.3%	L(24),Def(93),O(3)
20.01	JPMCB	Omni 7 Madisonville									3,984,313
20.02	JPMCB	Omni 6 Slidell									3,011,951
20.03	JPMCB	Omni 5 Ponchatoula									2,668,067
20.04	JPMCB	Omni 4 Bay St. Louis									2,668,067
21	JPMCB	Hampton Inn Seattle Airport	0	1	1	0	0	04/01/26	No		11,621,131	47.6%	L(25),Def(92),O(3)
22	GACC	Residence Inn Murfreesboro	0	2	6	0	0	03/06/26	No		9,709,716	43.2%	L(26),Def(90),O(4)
23	JPMCB	Hampton Inn Nashville - Bellevue	0	2	1	0	0	03/01/26	No		7,818,720	48.9%	L(26),Def(91),O(3)
24	JPMCB	Bella Vista	0	2	1	0	0	03/01/26	No		8,002,200	63.5%	L(26),Def(91),O(3)
25	JPMCB	Heights Boulevard Portfolio	0	0	1	0	0	05/01/26	No		6,965,437	56.8%	L(25),Grtr1%orYM(92),O(3)
25.01	JPMCB	427 West 16th Street									2,696,481
25.02	JPMCB	214 West 17th Street									2,032,296
25.03	JPMCB	1548 Ashland Street									1,407,847
25.04	JPMCB	1222 Heights Boulevard									828,813
26	GACC	Home2Suites Hilton Lehi	0	0	6	0	0	05/06/26	No		6,669,113	53.4%	L(24),Def(92),O(4)
27	JPMCB	Hampton Inn Carrollton	0	4	1	0	0	01/01/26	No		6,566,733	57.1%	L(28),Def(89),O(3)
28	JPMCB	120 Halsted Street	36	0	1	0	0	05/01/26	No		6,316,426	62.5%	L(24),Def(92),O(4)
29	GACC	21st Century SS Monterey	0	0	6	0	0	05/06/36	No		114,088	1.2%	L(24),Def(212),O(4)
30	GACC	333 Market Street (Port of Oakland Industrial)	60	1	6	0	0	04/06/26	No		5,520,876	60.3%	L(25),Def(91),O(4)

A-1-3

Annex A-1

			HISTORICAL FINANCIALS(13)
																UW
			2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	As of	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)
1	JPMCB	Quaker Bridge Mall	19,702,604	9,072,318	10,630,286	24,202,450	11,399,333	12,803,117	25,189,142	11,031,053	14,158,089					92.2%	26,178,278	10,914,624	15,263,654
2	GACC	787 Seventh Avenue	127,304,104	52,020,584	75,283,519	126,921,995	55,469,720	71,452,276	140,794,576	60,207,958	80,586,618					95.6%	143,136,494	60,522,553	82,613,941
3	JPMCB	100 East Pratt	27,309,331	11,839,424	15,469,907	26,090,048	12,093,106	13,996,942	26,954,931	12,004,504	14,950,426	26,764,228	11,827,676	14,936,552	02/29/16	92.5%	25,662,031	11,861,769	13,800,262
4	JPMCB	Sanofi Office Complex				18,777,401	563,322	18,214,079	18,778,333	563,350	18,214,983					95.0%	17,336,962	520,109	16,816,853
5	GACC	Williamsburg Premium Outlets	24,802,246	5,159,412	19,642,834	26,560,402	5,848,491	20,711,911	27,342,048	5,297,476	22,044,572					93.2%	27,001,994	5,877,418	21,124,575
6	JPMCB	Four Penn Center	12,477,029	6,021,206	6,455,823	12,465,807	5,257,582	7,208,225	12,428,480	5,182,952	7,245,528	12,440,422	5,201,264	7,239,158	02/29/16	85.2%	12,933,695	5,269,438	7,664,258
7	GACC	Equity Inns Portfolio	78,328,375	50,981,127	27,347,248	82,802,871	52,725,736	30,077,135	89,585,520	58,786,653	30,798,866	89,013,820	58,668,494	30,345,327	01/31/16	76.0%	89,013,820	58,668,494	30,345,327
7.01	GACC	Homewood Suites Seattle	7,953,044	4,027,501	3,925,543	9,110,662	4,346,617	4,764,045	9,844,976	4,879,695	4,965,281	9,782,316	4,857,436	4,924,880	01/31/16	88.2%	9,782,316	4,857,436	4,924,880
7.02	GACC	Homewood Suites Orlando	7,623,501	5,544,041	2,079,460	7,343,829	5,469,631	1,874,198	9,298,311	6,332,047	2,966,263	9,283,467	6,367,740	2,915,727	01/31/16	85.7%	9,283,467	6,367,740	2,915,727
7.03	GACC	Courtyard Carlsbad	4,878,776	3,322,802	1,555,974	5,290,027	3,470,323	1,819,704	5,571,196	3,724,046	1,847,150	5,513,458	3,707,583	1,805,875	01/31/16	73.7%	5,513,458	3,707,583	1,805,875
7.04	GACC	Courtyard Houston	6,005,150	3,671,066	2,334,083	5,977,581	3,570,607	2,406,973	5,032,997	3,572,412	1,460,586	4,794,780	3,493,293	1,301,487	01/31/16	53.0%	4,794,780	3,493,293	1,301,487
7.05	GACC	Homewood Suites Stratford	4,870,147	3,513,462	1,356,685	3,981,884	2,707,196	1,274,688	5,088,377	3,585,831	1,502,546	5,175,160	3,638,006	1,537,154	01/31/16	79.0%	5,175,160	3,638,006	1,537,154
7.06	GACC	Hampton Inn Urbana	4,199,219	2,298,203	1,901,016	4,346,857	2,335,303	2,011,554	4,187,958	2,550,993	1,636,965	4,100,342	2,511,273	1,589,069	01/31/16	68.8%	4,100,342	2,511,273	1,589,069
7.07	GACC	Springhill Suites Asheville	2,742,070	1,483,884	1,258,186	2,895,310	1,528,871	1,366,439	3,400,800	1,863,515	1,537,284	3,417,425	1,872,995	1,544,431	01/31/16	75.5%	3,417,425	1,872,995	1,544,431
7.08	GACC	Hilton Garden Inn Louisville	3,318,817	1,975,294	1,343,523	3,767,236	2,236,143	1,531,093	4,118,779	2,627,049	1,491,730	4,137,688	2,643,101	1,494,587	01/31/16	75.8%	4,137,688	2,643,101	1,494,587
7.09	GACC	Hampton Inn Orlando	4,173,205	3,010,211	1,162,993	4,688,699	3,312,275	1,376,424	5,026,451	3,532,360	1,494,091	5,113,458	3,541,709	1,571,749	01/31/16	81.9%	5,113,458	3,541,709	1,571,749
7.10	GACC	Hampton Inn Austin	3,349,149	2,132,939	1,216,210	3,550,282	2,231,667	1,318,616	3,983,759	2,526,310	1,457,450	3,994,763	2,527,064	1,467,699	01/31/16	74.2%	3,994,763	2,527,064	1,467,699
7.11	GACC	Hampton Inn College Station	3,750,664	2,360,530	1,390,133	4,363,868	2,638,993	1,724,875	4,013,147	2,543,952	1,469,195	3,933,894	2,524,090	1,409,804	01/31/16	67.6%	3,933,894	2,524,090	1,409,804
7.12	GACC	Hampton Inn Indianapolis	2,819,186	2,011,012	808,174	3,375,772	2,214,349	1,161,423	3,843,974	2,477,671	1,366,303	3,844,185	2,470,519	1,373,666	01/31/16	77.7%	3,844,185	2,470,519	1,373,666
7.13	GACC	TownePlace Suites Savannah	1,878,363	1,162,564	715,800	2,251,693	1,259,578	992,115	2,788,565	1,566,406	1,222,159	2,744,237	1,561,323	1,182,914	01/31/16	88.3%	2,744,237	1,561,323	1,182,914
7.14	GACC	Hampton Inn East Lansing	2,985,229	1,784,784	1,200,445	3,077,502	1,861,234	1,216,267	3,181,842	1,979,841	1,202,001	3,170,237	1,972,669	1,197,568	01/31/16	79.5%	3,170,237	1,972,669	1,197,568
7.15	GACC	Hampton Inn Naperville	3,004,217	2,010,965	993,252	3,221,059	2,245,205	975,854	3,576,949	2,407,712	1,169,238	3,574,213	2,423,081	1,151,132	01/31/16	71.1%	3,574,213	2,423,081	1,151,132
7.16	GACC	Hilton Garden Inn Rio Rancho	2,843,844	1,950,114	893,730	2,983,525	2,050,453	933,072	3,416,038	2,494,489	921,549	3,417,119	2,500,971	916,148	01/31/16	73.8%	3,417,119	2,500,971	916,148
7.17	GACC	Courtyard Dalton	2,219,835	1,469,140	750,696	2,341,811	1,546,844	794,967	2,614,257	1,836,509	777,748	2,552,059	1,790,132	761,928	01/31/16	73.5%	2,552,059	1,790,132	761,928
7.18	GACC	Hampton Inn Alcoa	2,582,379	1,825,293	757,087	2,580,652	1,926,109	654,543	2,659,662	2,035,067	624,594	2,670,541	2,044,021	626,519	01/31/16	82.5%	2,670,541	2,044,021	626,519
7.19	GACC	Homewood Suites Augusta	2,175,403	1,502,680	672,724	2,402,709	1,607,550	795,159	2,321,254	1,664,442	656,812	2,213,869	1,625,789	588,080	01/31/16	73.9%	2,213,869	1,625,789	588,080
7.20	GACC	Residence Inn Jacksonville	1,978,909	1,466,475	512,435	2,235,022	1,598,696	636,326	2,332,289	1,727,074	605,214	2,302,667	1,730,695	571,972	01/31/16	80.7%	2,302,667	1,730,695	571,972
7.21	GACC	Hampton Inn Milford	2,977,267	2,458,167	519,099	3,016,890	2,568,090	448,800	3,283,939	2,859,232	424,707	3,277,944	2,865,005	412,939	01/31/16	72.1%	3,277,944	2,865,005	412,939
8	JPMCB	DoubleTree Houston Intercontinental Airport	15,668,412	11,121,391	4,547,021	17,562,891	12,042,202	5,520,689	17,235,738	12,026,208	5,209,530	17,038,178	11,953,705	5,084,473	03/31/16	80.0%	16,053,456	11,508,074	4,545,382
9	GACC	One Harbor Point Square	3,639,297	3,552,591	86,706	3,656,283	3,395,447	260,836	4,569,928	4,125,023	444,905					91.1%	13,227,054	4,741,524	8,485,530
10	GACC	High Crossing Portfolio	6,237,310	2,619,200	3,618,110	6,562,049	2,650,665	3,911,384	6,649,289	2,633,236	4,016,053					88.0%	7,138,687	2,844,071	4,294,616
10.01	GACC	CarMax	1,460,714	0	1,460,714	1,558,578	0	1,558,578	1,558,578	2,495	1,556,083					95.0%	1,505,628	60,225	1,445,403
10.02	GACC	2810 Crossroads Drive
10.03	GACC	2418 Crossroads Drive
10.04	GACC	2310 Crossroads Drive
10.05	GACC	5325 Wall Street
10.06	GACC	5315 Wall Street
10.07	GACC	2601 Crossroads Drive
10.08	GACC	2801 Crossroads Drive
11	JPMCB	Naples Grande Beach Resort	52,247,854	40,680,144	11,567,710	52,430,565	41,714,506	10,716,059	60,893,816	42,567,976	18,325,840					69.9%	59,695,441	42,496,139	17,199,302
12	JPMCB	Barrett Lakes Center	3,822,974	2,169,780	1,653,194	4,093,626	2,275,204	1,818,422	3,981,658	2,487,513	1,494,145					88.8%	5,963,049	2,608,193	3,354,856
12.01	JPMCB	Barrett Lakes Center II	1,423,649	805,533	618,116	1,465,093	889,190	575,903	1,725,633	1,023,975	701,658					87.2%	2,329,502	1,077,562	1,251,940
12.02	JPMCB	Barrett Lakes Center I	1,343,612	793,116	550,496	1,736,917	879,877	857,040	2,138,901	1,056,557	1,082,344					87.2%	2,293,886	1,083,551	1,210,335
12.03	JPMCB	Barrett Lakes Center IV	1,055,713	571,131	484,582	891,616	506,137	385,479	117,124	406,981	-289,857					95.0%	1,339,661	447,080	892,581
13	JPMCB	Saint Germaine Apartments	4,489,839	1,812,640	2,677,199	4,604,870	1,805,752	2,799,118	4,710,465	1,826,667	2,883,798	4,702,225	1,828,090	2,874,135	01/31/16	90.0%	4,713,288	1,845,908	2,867,380
14	JPMCB	Palisades Center	89,588,108	38,853,647	50,734,462	82,854,163	34,919,834	47,934,329	76,054,405	34,805,553	41,248,852	76,941,037	35,214,741	41,726,296	02/29/16	97.0%	80,691,753	33,675,158	47,016,595
15	GACC	Sun MHC Portfolio	14,304,640	5,738,270	8,566,370	15,093,413	5,893,001	9,200,412	15,744,020	5,774,884	9,969,136					84.6%	15,793,850	6,475,864	9,317,986
15.01	GACC	Silver Star	2,389,309	684,108	1,705,201	2,487,518	684,915	1,802,603	2,605,215	676,617	1,928,597					98.7%	2,654,083	679,856	1,974,226
15.02	GACC	West Glen Village	2,186,776	803,385	1,383,391	2,378,374	835,389	1,542,985	2,782,524	823,733	1,958,791					81.2%	2,494,486	867,323	1,627,163
15.03	GACC	Edwardsville	2,242,420	828,904	1,413,516	2,495,511	875,093	1,620,418	2,576,127	881,870	1,694,257					77.3%	2,601,226	893,897	1,707,329
15.04	GACC	Sherman Oaks	1,339,606	502,618	836,988	1,348,591	506,723	841,868	1,411,842	489,585	922,257					74.7%	1,437,490	578,181	859,309
15.05	GACC	College Park Estates	1,022,179	405,738	616,441	1,125,343	424,310	701,033	1,263,733	401,621	862,112					94.6%	1,327,438	514,934	812,504
15.06	GACC	Snow to Sun	1,229,978	573,662	656,316	1,251,841	520,975	730,866	1,203,382	528,550	674,832					95.0%	1,250,705	705,296	545,409
15.07	GACC	Casa Del Valle	1,142,881	589,185	553,696	1,180,950	600,510	580,440	1,094,757	656,238	438,519					95.3%	1,163,027	785,875	377,151
15.08	GACC	Valley View Estates	703,093	306,646	396,447	723,357	293,686	429,671	748,271	367,997	380,274					87.3%	754,667	345,506	409,161
15.09	GACC	Colonial Village	544,075	256,287	287,788	560,289	245,330	314,959	584,116	149,595	434,520					90.1%	600,335	233,890	366,445
15.10	GACC	Village Trails	448,206	161,008	287,198	434,393	159,082	275,311	471,183	153,061	318,123					98.9%	458,749	171,602	287,146
15.11	GACC	Maplewood	623,034	292,864	330,170	644,039	336,669	307,370	573,820	277,968	295,853					58.5%	591,716	298,181	293,535
15.12	GACC	Kenwood	433,083	333,865	99,218	463,207	410,319	52,888	429,051	368,049	61,001					93.0%	459,930	401,323	58,606
16	GACC	Hall Office Park A1/G1/G3	6,755,490	2,800,131	3,955,359	5,452,963	2,913,872	2,539,091	6,295,260	2,982,491	3,312,769					91.7%	8,350,308	3,219,401	5,130,907
16.01	GACC	Hall Office Park G3
16.02	GACC	Hall Office Park G1
16.03	GACC	Hall Office Park A1
17	JPMCB	New Town Collier Portfolio	3,519,378	1,529,876	1,989,502	3,529,963	1,555,504	1,974,459	3,946,485	1,688,600	2,257,885					84.8%	4,023,337	1,719,041	2,304,296
17.01	JPMCB	New Town Commerce Center	1,776,821	703,202	1,073,620	1,935,747	723,614	1,212,134	1,996,524	852,529	1,143,995					95.0%	2,103,309	852,047	1,251,262
17.02	JPMCB	Collier Park of Commerce	1,742,557	826,674	915,883	1,594,216	831,890	762,326	1,949,961	836,071	1,113,890					75.9%	1,920,028	866,994	1,053,034
18	GACC	1505 East Warner	3,202,889	789,834	2,413,054	3,268,390	874,285	2,394,105	3,527,204	970,717	2,556,487					95.0%	2,834,001	896,933	1,937,068
19	JPMCB	Legends at Kingsville										3,566,242	1,517,054	2,049,187	01/31/16	93.9%	3,662,854	1,805,960	1,856,894
20	JPMCB	Omni Storage Portfolio	2,002,798	875,568	1,127,230	2,141,919	912,414	1,229,505	2,251,587	964,239	1,287,348					70.5%	2,251,587	973,174	1,278,413
20.01	JPMCB	Omni 7 Madisonville	582,785	219,984	362,802	645,218	250,752	394,466	686,296	255,930	430,367					71.2%	686,296	262,947	423,349
20.02	JPMCB	Omni 6 Slidell	506,303	239,139	267,164	513,528	219,407	294,122	538,052	235,702	302,350					70.9%	538,052	237,985	300,067
20.03	JPMCB	Omni 5 Ponchatoula	468,331	186,717	281,614	496,809	191,802	305,007	489,684	205,169	284,515					69.6%	489,684	202,550	287,134
20.04	JPMCB	Omni 4 Bay St. Louis	445,379	229,728	215,651	486,364	250,453	235,910	537,555	267,439	270,117					70.1%	537,555	269,692	267,863
21	JPMCB	Hampton Inn Seattle Airport	3,748,116	2,546,987	1,201,129	4,352,989	2,833,519	1,519,470	4,927,533	2,861,682	2,065,852					77.8%	4,927,533	3,021,102	1,906,431
22	GACC	Residence Inn Murfreesboro										4,447,098	2,290,213	2,156,885	03/31/16	79.2%	4,434,947	2,303,399	2,131,549
23	JPMCB	Hampton Inn Nashville - Bellevue	2,959,728	1,769,738	1,189,990	3,470,663	2,005,488	1,465,175	3,451,410	1,987,910	1,463,500					83.5%	3,470,663	2,116,812	1,353,851
24	JPMCB	Bella Vista							1,172,796	525,447	647,349					91.5%	1,343,089	550,495	792,594
25	JPMCB	Heights Boulevard Portfolio	617,331	454,040	163,291	972,140	401,497	570,642	1,083,778	341,181	742,598	1,086,465	336,990	749,475	02/29/16	92.3%	1,084,774	379,114	705,661
25.01	JPMCB	427 West 16th Street	259,550	221,181	38,369	384,104	123,285	260,819	409,182	122,874	286,308	407,654	120,811	286,843	02/29/16	93.4%	411,074	129,031	282,043
25.02	JPMCB	214 West 17th Street	276,882	116,819	160,063	296,417	96,393	200,024	315,764	99,318	216,447	317,658	97,090	220,568	02/29/16	95.0%	319,045	100,881	218,164
25.03	JPMCB	1548 Ashland Street	6,441	64,172	-57,730	163,148	102,247	60,901	235,076	80,563	154,513	233,215	80,935	152,280	02/29/16	86.9%	219,368	95,524	123,844
25.04	JPMCB	1222 Heights Boulevard	74,458	51,868	22,590	128,471	79,572	48,899	123,756	38,426	85,330	127,938	38,154	89,784	02/29/16	91.6%	135,288	53,679	81,609
26	GACC	Home2Suites Hilton Lehi							2,883,710	1,685,772	1,197,938	3,068,442	1,741,291	1,327,151	02/29/16	78.4%	3,068,442	1,806,333	1,262,109
27	JPMCB	Hampton Inn Carrollton	2,062,423	1,310,352	752,071	2,294,641	1,368,199	926,442	2,446,012	1,471,415	974,597					76.1%	2,446,012	1,469,903	976,109
28	JPMCB	120 Halsted Street										777,900	170,388	607,512	04/30/16	95.0%	776,145	201,469	574,676
29	GACC	21st Century SS Monterey				812,429	313,896	498,533	1,018,380	324,078	694,302	1,067,722	331,726	735,996	02/29/16	87.6%	1,068,430	375,785	692,644
30	GACC	333 Market Street (Port of Oakland Industrial)	680,526	143,705	536,820	680,894	142,722	538,172	691,397	150,941	540,456					95.0%	693,124	148,197	544,927

A-1-4

Annex A-1

			UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Items ($)(14)	NCF ($)(3)(14)	NOI DSCR(15)	DSCR(15)	Debt Yield %	Debt Yield %	Title Type(16)	Expiration(16)(17)	Extension Terms
1	JPMCB	Quaker Bridge Mall	641,205	14,622,449	2.39	2.29	10.2%	9.7%	Fee
2	GACC	787 Seventh Avenue	4,800,773	77,813,168	3.75	3.53	14.6%	13.7%	Fee
3	JPMCB	100 East Pratt	1,148,545	12,651,717	2.02	1.85	12.5%	11.5%	Fee
4	JPMCB	Sanofi Office Complex	47,203	16,769,651	2.61	2.60	13.5%	13.4%	Fee
5	GACC	Williamsburg Premium Outlets	1,148,197	19,976,379	2.66	2.52	11.4%	10.8%	Fee
6	JPMCB	Four Penn Center	1,260,378	6,403,880	1.79	1.50	11.1%	9.3%	Fee
7	GACC	Equity Inns Portfolio	3,560,553	26,784,774	2.60	2.30	13.1%	11.5%	Fee
7.01	GACC	Homewood Suites Seattle	391,293	4,533,587					Fee
7.02	GACC	Homewood Suites Orlando	371,339	2,544,388					Fee
7.03	GACC	Courtyard Carlsbad	220,538	1,585,337					Fee
7.04	GACC	Courtyard Houston	191,791	1,109,696					Fee
7.05	GACC	Homewood Suites Stratford	207,006	1,330,148					Fee
7.06	GACC	Hampton Inn Urbana	164,014	1,425,055					Fee
7.07	GACC	Springhill Suites Asheville	136,697	1,407,734					Fee
7.08	GACC	Hilton Garden Inn Louisville	165,508	1,329,080					Fee
7.09	GACC	Hampton Inn Orlando	204,538	1,367,210					Fee
7.10	GACC	Hampton Inn Austin	159,791	1,307,909					Fee
7.11	GACC	Hampton Inn College Station	157,356	1,252,448					Fee
7.12	GACC	Hampton Inn Indianapolis	153,767	1,219,898					Fee
7.13	GACC	TownePlace Suites Savannah	109,769	1,073,144					Fee
7.14	GACC	Hampton Inn East Lansing	126,809	1,070,758					Fee
7.15	GACC	Hampton Inn Naperville	142,969	1,008,164					Fee
7.16	GACC	Hilton Garden Inn Rio Rancho	136,685	779,463					Fee
7.17	GACC	Courtyard Dalton	102,082	659,845					Fee
7.18	GACC	Hampton Inn Alcoa	106,822	519,698					Fee
7.19	GACC	Homewood Suites Augusta	88,555	499,525					Fee
7.20	GACC	Residence Inn Jacksonville	92,107	479,865					Fee
7.21	GACC	Hampton Inn Milford	131,118	281,822					Fee
8	JPMCB	DoubleTree Houston Intercontinental Airport	0	4,545,382	1.52	1.52	10.2%	10.2%	Fee
9	GACC	One Harbor Point Square	592,557	7,892,973	1.66	1.55	10.3%	9.6%	Fee
10	GACC	High Crossing Portfolio	505,620	3,788,996	1.64	1.45	11.0%	9.7%	Fee
10.01	GACC	CarMax	85,002	1,360,401					Fee
10.02	GACC	2810 Crossroads Drive							Fee
10.03	GACC	2418 Crossroads Drive							Fee
10.04	GACC	2310 Crossroads Drive							Fee
10.05	GACC	5325 Wall Street							Fee
10.06	GACC	5315 Wall Street							Fee
10.07	GACC	2601 Crossroads Drive							Fee
10.08	GACC	2801 Crossroads Drive							Fee
11	JPMCB	Naples Grande Beach Resort	0	17,199,302	1.63	1.63	10.4%	10.4%	Fee
12	JPMCB	Barrett Lakes Center	377,449	2,977,407	1.52	1.35	9.7%	8.6%	Fee
12.01	JPMCB	Barrett Lakes Center II	142,022	1,109,917					Fee
12.02	JPMCB	Barrett Lakes Center I	140,432	1,069,903					Fee
12.03	JPMCB	Barrett Lakes Center IV	94,994	797,586					Fee
13	JPMCB	Saint Germaine Apartments	138,000	2,729,380	1.51	1.43	9.3%	8.8%	Fee
14	JPMCB	Palisades Center	2,258,310	44,758,285	4.85	4.62	18.1%	17.3%	Fee/Leasehold	Estate of Ned A. Besso and Barvan Corp.: 9/30/2065; Bobby Lane Properties, LLC: 7/31/2094; Joseph Miele and Gloria Miele: 3/31/2096; Queens Comic’s Stop, Ltd.: 12/31/2046, Fully Extended: 12/31/2066	Estate of Ned A. Besso and Barvan Corp.: None; Bobby Lane Properties, LLC: None; Joseph Miele and Gloria Miele: None; Queens Comic’s Stop, Ltd.: One, 20-year option
15	GACC	Sun MHC Portfolio	33,763	9,284,223	1.51	1.51	9.0%	8.9%	Fee
15.01	GACC	Silver Star	6,213	1,968,014					Fee
15.02	GACC	West Glen Village	3,041	1,624,123					Fee
15.03	GACC	Edwardsville	2,721	1,704,609					Fee
15.04	GACC	Sherman Oaks	2,464	856,845					Fee
15.05	GACC	College Park Estates	1,408	811,096					Fee
15.06	GACC	Snow to Sun	4,516	540,893					Fee
15.07	GACC	Casa Del Valle	5,293	371,858					Fee
15.08	GACC	Valley View Estates	965	408,197					Fee
15.09	GACC	Colonial Village	1,146	365,299					Fee
15.10	GACC	Village Trails	1,194	285,953					Fee
15.11	GACC	Maplewood	2,661	290,874					Fee
15.12	GACC	Kenwood	2,142	56,464					Fee
16	GACC	Hall Office Park A1/G1/G3	242,875	4,888,032	1.48	1.41	9.2%	8.7%	Fee
16.01	GACC	Hall Office Park G3							Fee
16.02	GACC	Hall Office Park G1							Fee
16.03	GACC	Hall Office Park A1							Fee
17	JPMCB	New Town Collier Portfolio	291,420	2,012,875	1.49	1.30	9.7%	8.5%	Fee
17.01	JPMCB	New Town Commerce Center	109,817	1,141,445					Fee
17.02	JPMCB	Collier Park of Commerce	181,603	871,431					Fee
18	GACC	1505 East Warner	66,504	1,870,564	1.33	1.29	8.5%	8.2%	Fee
19	JPMCB	Legends at Kingsville	75,600	1,781,294	1.33	1.27	8.5%	8.1%	Fee
20	JPMCB	Omni Storage Portfolio	25,214	1,253,200	1.32	1.30	8.5%	8.4%	Fee
20.01	JPMCB	Omni 7 Madisonville	6,335	417,014					Fee
20.02	JPMCB	Omni 6 Slidell	5,103	294,964					Fee
20.03	JPMCB	Omni 5 Ponchatoula	7,630	279,504					Fee
20.04	JPMCB	Omni 4 Bay St. Louis	6,147	261,717					Fee
21	JPMCB	Hampton Inn Seattle Airport	0	1,906,431	2.04	2.04	13.6%	13.6%	Fee
22	GACC	Residence Inn Murfreesboro	177,398	1,954,151	2.34	2.15	16.4%	15.1%	Fee
23	JPMCB	Hampton Inn Nashville - Bellevue	0	1,353,851	1.83	1.83	13.1%	13.1%	Fee
24	JPMCB	Bella Vista	25,600	766,994	1.27	1.23	8.1%	7.9%	Fee
25	JPMCB	Heights Boulevard Portfolio	15,200	690,461	1.30	1.28	8.3%	8.1%	Fee
25.01	JPMCB	427 West 16th Street	5,600	276,443					Fee
25.02	JPMCB	214 West 17th Street	4,400	213,764					Fee
25.03	JPMCB	1548 Ashland Street	3,200	120,644					Fee
25.04	JPMCB	1222 Heights Boulevard	2,000	79,609					Fee
26	GACC	Home2Suites Hilton Lehi	122,738	1,139,372	2.43	2.19	15.5%	14.0%	Fee
27	JPMCB	Hampton Inn Carrollton	0	976,109	1.90	1.90	12.3%	12.3%	Fee
28	JPMCB	120 Halsted Street	8,400	566,276	1.26	1.24	8.0%	7.9%	Fee
29	GACC	21st Century SS Monterey	9,246	683,398	1.35	1.33	10.8%	10.7%	Leasehold	05/31/46
30	GACC	333 Market Street (Port of Oakland Industrial)	32,532	512,395	1.43	1.35	9.1%	8.5%	Fee

A-1-5

Annex A-1

				UPFRONT ESCROW(18)

				Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Quaker Bridge Mall		0	0	0	38,699	0	0	0	0
2	GACC	787 Seventh Avenue		0	0	0	19,542,565	0	0	0	30,565,388	Prepaid Rent Reserve: 29,427,303.63; Rent Support Reserve: 1,138,084.58
3	JPMCB	100 East Pratt		1,201,053	0	0	0	3,571,156	44,100	0	17,552,053	Outstanding TI/LC Reserve: 13,769,268; Free Rent Reserve: 3,782,785.36
4	JPMCB	Sanofi Office Complex		0	0	0	0	0	0	0	0
5	GACC	Williamsburg Premium Outlets		0	0	0	0	0	0	0	0
6	JPMCB	Four Penn Center		8,710	0	0	0	292,298	0	0	0
7	GACC	Equity Inns Portfolio	Various	0	160,928	0	0	890,215	0	0	10,000,000	PIP Reserve
7.01	GACC	Homewood Suites Seattle	17%
7.02	GACC	Homewood Suites Orlando
7.03	GACC	Courtyard Carlsbad	9%
7.04	GACC	Courtyard Houston
7.05	GACC	Homewood Suites Stratford
7.06	GACC	Hampton Inn Urbana
7.07	GACC	Springhill Suites Asheville
7.08	GACC	Hilton Garden Inn Louisville
7.09	GACC	Hampton Inn Orlando
7.10	GACC	Hampton Inn Austin
7.11	GACC	Hampton Inn College Station
7.12	GACC	Hampton Inn Indianapolis
7.13	GACC	TownePlace Suites Savannah
7.14	GACC	Hampton Inn East Lansing
7.15	GACC	Hampton Inn Naperville
7.16	GACC	Hilton Garden Inn Rio Rancho
7.17	GACC	Courtyard Dalton
7.18	GACC	Hampton Inn Alcoa
7.19	GACC	Homewood Suites Augusta
7.20	GACC	Residence Inn Jacksonville
7.21	GACC	Hampton Inn Milford
8	JPMCB	DoubleTree Houston Intercontinental Airport		0	0	0	0	0	0	0	6,230,000	PIP Reserve: 5,980,000; Liquor License Reserve: 250,000
9	GACC	One Harbor Point Square		0	0	0	0	718,539	30,763	0	20,165,432	Unfunded Obligations Reserve: 20,125,740; Declaration Assessment Reserve: 24,174; WPCA Assessment Reserve: 15,518
10	GACC	High Crossing Portfolio		0	129,188	0	321,542	0	0	0	0
10.01	GACC	CarMax
10.02	GACC	2810 Crossroads Drive
10.03	GACC	2418 Crossroads Drive
10.04	GACC	2310 Crossroads Drive
10.05	GACC	5325 Wall Street
10.06	GACC	5315 Wall Street
10.07	GACC	2601 Crossroads Drive
10.08	GACC	2801 Crossroads Drive
11	JPMCB	Naples Grande Beach Resort		0	0	0	0	182,282	12,758	0	0
12	JPMCB	Barrett Lakes Center		5,243	0	0	0	163,000	0	0	3,551,268	Outstanding TI Reserve: 1,914,112; Free Rent Reserve: 1,637,156
12.01	JPMCB	Barrett Lakes Center II
12.02	JPMCB	Barrett Lakes Center I
12.03	JPMCB	Barrett Lakes Center IV
13	JPMCB	Saint Germaine Apartments		252,963	179,960	0	0	40,907	0	0	0
14	JPMCB	Palisades Center		39,507	90,400	0	158,027	9,088,762	0	0	8,666,227	Outstanding TI Reserve: 6,498,764.07; Free Rent Reserve: 1,979,952.78; Ground Rent Reserve: 187,510
15	GACC	Sun MHC Portfolio		765,572	134,428	0	0	0	0	0	0
15.01	GACC	Silver Star
15.02	GACC	West Glen Village
15.03	GACC	Edwardsville
15.04	GACC	Sherman Oaks
15.05	GACC	College Park Estates
15.06	GACC	Snow to Sun
15.07	GACC	Casa Del Valle
15.08	GACC	Valley View Estates
15.09	GACC	Colonial Village
15.10	GACC	Village Trails
15.11	GACC	Maplewood
15.12	GACC	Kenwood
16	GACC	Hall Office Park A1/G1/G3		0	0	0	1,355,177	0	0	0	2,842,374	HCL Expansion Reserve: 2,500,000; Free Rent Reserve: 342,374.10
16.01	GACC	Hall Office Park G3
16.02	GACC	Hall Office Park G1
16.03	GACC	Hall Office Park A1
17	JPMCB	New Town Collier Portfolio		4,273	52,440	0	21,365	141,430	0	0	105,947	Outstanding TI Reserve: 61,102.34; Free Rent Reserve: 44,845.08
17.01	JPMCB	New Town Commerce Center
17.02	JPMCB	Collier Park of Commerce
18	GACC	1505 East Warner	15%	0	503,448	0	500,000	59,789	0	0	0
19	JPMCB	Legends at Kingsville		6,300	0	0	0	110,725	0	0	0
20	JPMCB	Omni Storage Portfolio		2,102	0	0	0	59,325	0	0	0
20.01	JPMCB	Omni 7 Madisonville
20.02	JPMCB	Omni 6 Slidell
20.03	JPMCB	Omni 5 Ponchatoula
20.04	JPMCB	Omni 4 Bay St. Louis
21	JPMCB	Hampton Inn Seattle Airport	9%	0	0	0	0	10,795	7,645	0	3,543,335	PIP Reserve
22	GACC	Residence Inn Murfreesboro		0	0	0	0	23,190	33,654	0	2,500	Comfort Letter Transfer Reserve
23	JPMCB	Hampton Inn Nashville - Bellevue		0	0	0	0	13,325	17,441	0	0
24	JPMCB	Bella Vista		2,133	0	0	0	20,834	57,768	0	0
25	JPMCB	Heights Boulevard Portfolio		1,267	0	0	0	25,299	0	0	0
25.01	JPMCB	427 West 16th Street
25.02	JPMCB	214 West 17th Street
25.03	JPMCB	1548 Ashland Street
25.04	JPMCB	1222 Heights Boulevard
26	GACC	Home2Suites Hilton Lehi	5%	0	0	0	0	52,198	13,956	0	0
27	JPMCB	Hampton Inn Carrollton		8,185	0	0	0	4,900	0	0	0
28	JPMCB	120 Halsted Street		700	0	0	0	12,068	6,188	0	379,583	Tax Abatement Reserve: 365,000; Amortization Reserve: 14,583.33
29	GACC	21st Century SS Monterey	9%	0	0	0	0	2,185	0	0	9,383	Ground Rent Reserve
30	GACC	333 Market Street (Port of Oakland Industrial)	24%	0	12,188	0	0	0	1,467	0	278,284	Seismic Reserve

A-1-6

Annex A-1

			MONTHLY ESCROW(19)

			Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	Quaker Bridge Mall	Springing	0	38,699	Springing	Springing	0
2	GACC	787 Seventh Avenue	Springing	0	Springing	Springing	Springing	Springing	Lease Sweep Reserve
3	JPMCB	100 East Pratt	11,045	0	69,032	357,116	22,050	Springing	Lease Sweep Reserve; Lease Contraction Reserve
4	JPMCB	Sanofi Office Complex	Springing	0	0	Springing	Springing	Springing	Condominium Common Charges Reserve
5	GACC	Williamsburg Premium Outlets	Springing	0	Springing	Springing	Springing	0
6	JPMCB	Four Penn Center	8,710	0	Springing	97,433	Springing	0
7	GACC	Equity Inns Portfolio	4% of Gross Revenues	0	0	296,738	Springing	The borrower will be required quarterly to fund the amount required in the PIP Reserve Funding Schedule	PIP Reserve
7.01	GACC	Homewood Suites Seattle
7.02	GACC	Homewood Suites Orlando
7.03	GACC	Courtyard Carlsbad
7.04	GACC	Courtyard Houston
7.05	GACC	Homewood Suites Stratford
7.06	GACC	Hampton Inn Urbana
7.07	GACC	Springhill Suites Asheville
7.08	GACC	Hilton Garden Inn Louisville
7.09	GACC	Hampton Inn Orlando
7.10	GACC	Hampton Inn Austin
7.11	GACC	Hampton Inn College Station
7.12	GACC	Hampton Inn Indianapolis
7.13	GACC	TownePlace Suites Savannah
7.14	GACC	Hampton Inn East Lansing
7.15	GACC	Hampton Inn Naperville
7.16	GACC	Hilton Garden Inn Rio Rancho
7.17	GACC	Courtyard Dalton
7.18	GACC	Hampton Inn Alcoa
7.19	GACC	Homewood Suites Augusta
7.20	GACC	Residence Inn Jacksonville
7.21	GACC	Hampton Inn Milford
8	JPMCB	DoubleTree Houston Intercontinental Airport	Springing	0	0	Springing	Springing	Springing	PIP Reserve
9	GACC	One Harbor Point Square	4,188	0	26,177	119,757	7,691	2,219	WPCA Assessment Reserve: 2,218.59; Declaration Assessment Reserve: Springing
10	GACC	High Crossing Portfolio	9,238	0	37,781	61,708	Springing	Springing	Lease Sweep Reserve
10.01	GACC	CarMax
10.02	GACC	2810 Crossroads Drive
10.03	GACC	2418 Crossroads Drive
10.04	GACC	2310 Crossroads Drive
10.05	GACC	5325 Wall Street
10.06	GACC	5315 Wall Street
10.07	GACC	2601 Crossroads Drive
10.08	GACC	2801 Crossroads Drive
11	JPMCB	Naples Grande Beach Resort	4% of Gross Revenues	0	0	94,939	4,253	Springing	Seasonality Reserve
12	JPMCB	Barrett Lakes Center	5,243	0	Springing	32,500	Springing	Springing	Re-Tenant Reserve
12.01	JPMCB	Barrett Lakes Center II
12.02	JPMCB	Barrett Lakes Center I
12.03	JPMCB	Barrett Lakes Center IV
13	JPMCB	Saint Germaine Apartments	11,500	0	0	20,453	Springing	0
14	JPMCB	Palisades Center	39,507	0	158,027	1,817,752	Springing	157,828	Ground Rent Reserve
15	GACC	Sun MHC Portfolio	Springing	0	0	123,269	Springing	0
15.01	GACC	Silver Star
15.02	GACC	West Glen Village
15.03	GACC	Edwardsville
15.04	GACC	Sherman Oaks
15.05	GACC	College Park Estates
15.06	GACC	Snow to Sun
15.07	GACC	Casa Del Valle
15.08	GACC	Valley View Estates
15.09	GACC	Colonial Village
15.10	GACC	Village Trails
15.11	GACC	Maplewood
15.12	GACC	Kenwood
16	GACC	Hall Office Park A1/G1/G3	6,845	0	34,227	97,337	Springing	Springing	Lease Sweep Reserve
16.01	GACC	Hall Office Park G3
16.02	GACC	Hall Office Park G1
16.03	GACC	Hall Office Park A1
17	JPMCB	New Town Collier Portfolio	4,273	0	21,365	28,286	Springing	0
17.01	JPMCB	New Town Commerce Center
17.02	JPMCB	Collier Park of Commerce
18	GACC	1505 East Warner	2,810	0	2,732	14,947	Springing	Springing	Lease Sweep Reserve
19	JPMCB	Legends at Kingsville	6,300	0	0	55,363	Springing	0
20	JPMCB	Omni Storage Portfolio	2,102	0	0	10,368	Springing	0
20.01	JPMCB	Omni 7 Madisonville
20.02	JPMCB	Omni 6 Slidell
20.03	JPMCB	Omni 5 Ponchatoula
20.04	JPMCB	Omni 4 Bay St. Louis
21	JPMCB	Hampton Inn Seattle Airport	Springing	0	0	10,795	3,823	Springing	PIP Reserve
22	GACC	Residence Inn Murfreesboro	2% of Gross Revenues	0	0	11,595	2,804	0
23	JPMCB	Hampton Inn Nashville - Bellevue	4% of Gross Revenues	0	0	6,665	2,181	Springing	PIP Reserve
24	JPMCB	Bella Vista	2,133	0	0	10,417	6,351	0
25	JPMCB	Heights Boulevard Portfolio	1,267	0	0	12,614	Springing	0
25.01	JPMCB	427 West 16th Street
25.02	JPMCB	214 West 17th Street
25.03	JPMCB	1548 Ashland Street
25.04	JPMCB	1222 Heights Boulevard
26	GACC	Home2Suites Hilton Lehi	4% of Gross Revenues	0	0	7,457	1,269	Springing	PIP Reserve
27	JPMCB	Hampton Inn Carrollton	4% of Gross Revenues	0	0	2,450	Springing	Springing	PIP Reserve
28	JPMCB	120 Halsted Street	700	0	0	8,811	1,547	14,583	Amortization Reserve
29	GACC	21st Century SS Monterey	771	0	0	2,185	Springing	4,701	Ground Rent Reserve: 4,701; Advance Rentals Collection Reserve: Springing
30	GACC	333 Market Street (Port of Oakland Industrial)	914	0	2,132	7,615	1,467	Springing	Lease Sweep Reserve

A-1-7

Annex A-1

			RESERVE CAPS(20)								LARGEST TENANT (3), (21), (22), (23)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single			Lease
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant	Largest Tenant	Unit Size	Expiration
1	JPMCB	Quaker Bridge Mall	214,345		1,393,175					No	Forever 21	26,902	01/31/23
2	GACC	787 Seventh Avenue	1,008,684		5,043,420					No	BNP Paribas	453,706	12/31/22
3	JPMCB	100 East Pratt								No	T. Rowe Price Associates, Inc.	443,235	12/31/27
4	JPMCB	Sanofi Office Complex								Yes	Sanofi-Aventis U.S. Inc.	674,325	07/31/26
5	GACC	Williamsburg Premium Outlets	313,280		1,983,114					No	Food Lion	29,000	04/20/20
6	JPMCB	Four Penn Center								No	Elsevier, Inc.	135,468	06/30/18
7	GACC	Equity Inns Portfolio								No
7.01	GACC	Homewood Suites Seattle								No
7.02	GACC	Homewood Suites Orlando								No
7.03	GACC	Courtyard Carlsbad								No
7.04	GACC	Courtyard Houston								No
7.05	GACC	Homewood Suites Stratford								No
7.06	GACC	Hampton Inn Urbana								No
7.07	GACC	Springhill Suites Asheville								No
7.08	GACC	Hilton Garden Inn Louisville								No
7.09	GACC	Hampton Inn Orlando								No
7.10	GACC	Hampton Inn Austin								No
7.11	GACC	Hampton Inn College Station								No
7.12	GACC	Hampton Inn Indianapolis								No
7.13	GACC	TownePlace Suites Savannah								No
7.14	GACC	Hampton Inn East Lansing								No
7.15	GACC	Hampton Inn Naperville								No
7.16	GACC	Hilton Garden Inn Rio Rancho								No
7.17	GACC	Courtyard Dalton								No
7.18	GACC	Hampton Inn Alcoa								No
7.19	GACC	Homewood Suites Augusta								No
7.20	GACC	Residence Inn Jacksonville								No
7.21	GACC	Hampton Inn Milford								No
8	JPMCB	DoubleTree Houston Intercontinental Airport								No
9	GACC	One Harbor Point Square								No	Bridgewater Associates	137,986	06/30/32
10	GACC	High Crossing Portfolio	350,000		1,360,000					Various
10.01	GACC	CarMax								Yes	CarMax	58,430	11/30/28
10.02	GACC	2810 Crossroads Drive								No	Regus	10,874	05/31/21
10.03	GACC	2418 Crossroads Drive								No	Solidworks	11,875	08/31/16
10.04	GACC	2310 Crossroads Drive								No	Cardinal Stritch University	17,191	08/31/20
10.05	GACC	5325 Wall Street								No	Fiserv Solutions	17,652	02/28/18
10.06	GACC	5315 Wall Street								No	Premier Fitness	3,642	12/31/16
10.07	GACC	2601 Crossroads Drive								No	Cottingham & Butler Insurance	7,328	08/31/20
10.08	GACC	2801 Crossroads Drive								No	City of Madison	4,326	11/30/16
11	JPMCB	Naples Grande Beach Resort							3,000,000	No
12	JPMCB	Barrett Lakes Center	314,580							Various
12.01	JPMCB	Barrett Lakes Center II								No	Insperity Support Services	40,533	01/31/23
12.02	JPMCB	Barrett Lakes Center I								No	Riskonnect	25,811	06/25/23
12.03	JPMCB	Barrett Lakes Center IV								Yes	Fresenius Management Services	79,162	02/29/28
13	JPMCB	Saint Germaine Apartments								No
14	JPMCB	Palisades Center	474,081		1,896,322					No	JCPenney	157,339	03/31/18
15	GACC	Sun MHC Portfolio								No
15.01	GACC	Silver Star								No
15.02	GACC	West Glen Village								No
15.03	GACC	Edwardsville								No
15.04	GACC	Sherman Oaks								No
15.05	GACC	College Park Estates								No
15.06	GACC	Snow to Sun								No
15.07	GACC	Casa Del Valle								No
15.08	GACC	Valley View Estates								No
15.09	GACC	Colonial Village								No
15.10	GACC	Village Trails								No
15.11	GACC	Maplewood								No
15.12	GACC	Kenwood								No
16	GACC	Hall Office Park A1/G1/G3	197,150		Springing					No
16.01	GACC	Hall Office Park G3								No	Amerisource Bergen	79,795	12/01/21
16.02	GACC	Hall Office Park G1								No	HCL	51,114	01/01/22
16.03	GACC	Hall Office Park A1								No	Brown and Gay Engineers	18,344	01/01/21
17	JPMCB	New Town Collier Portfolio								No
17.01	JPMCB	New Town Commerce Center								No	Dental Fix RX, LLC	8,364	06/30/20
17.02	JPMCB	Collier Park of Commerce								No	Cobham Slip Rings Naples, Inc.	33,704	12/31/19
18	GACC	1505 East Warner								No	County of Orange	134,792	12/31/30
19	JPMCB	Legends at Kingsville								No
20	JPMCB	Omni Storage Portfolio	75,672							No
20.01	JPMCB	Omni 7 Madisonville								No
20.02	JPMCB	Omni 6 Slidell								No
20.03	JPMCB	Omni 5 Ponchatoula								No
20.04	JPMCB	Omni 4 Bay St. Louis								No
21	JPMCB	Hampton Inn Seattle Airport								No
22	GACC	Residence Inn Murfreesboro	400,000							No
23	JPMCB	Hampton Inn Nashville - Bellevue								No
24	JPMCB	Bella Vista								No
25	JPMCB	Heights Boulevard Portfolio								No
25.01	JPMCB	427 West 16th Street								No
25.02	JPMCB	214 West 17th Street								No
25.03	JPMCB	1548 Ashland Street								No
25.04	JPMCB	1222 Heights Boulevard								No
26	GACC	Home2Suites Hilton Lehi								No
27	JPMCB	Hampton Inn Carrollton								No
28	JPMCB	120 Halsted Street	25,200							No
29	GACC	21st Century SS Monterey							Advance Rentals Collection Reserve: (10% of Rents attributable to Self Storage Leases)	No
30	GACC	333 Market Street (Port of Oakland Industrial)	21,924		51,156					No	Darcoid Company	29,988	06/30/18

A-1-8

Annex A-1

			2nd LARGEST TENANT (3), (21), (22), (23)			3rd LARGEST TENANT (3), (21), (22), (23)			4th LARGEST TENANT (3), (21), (22), (23)			5th LARGEST TENANT (3), (21), (22), (23)

					Lease			Lease			Lease			Lease	Loan
Loan #	Seller(1)	Property Name	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose
1	JPMCB	Quaker Bridge Mall	Old Navy	18,295	03/31/22	H&M	17,418	01/31/23	Victoria’s Secret	12,149	01/31/23	New York & Company	11,015	01/31/17	Recapitalization
2	GACC	787 Seventh Avenue	Sidley Austin LLP	342,838	05/15/22	Willkie Farr & Gallagher LLP	324,133	08/31/27	Stifel Nicolaus & Company, Incorporated	214,706	11/30/26	UBS AG, New York Branch	152,084	12/31/25	Acquisition
3	JPMCB	100 East Pratt	Tydings & Rosenberg, LLP	37,539	07/31/17	Merrill Lynch	31,942	02/28/18	PricewaterhouseCoopers, LLP	31,942	06/30/17	Jones Lang LaSalle	23,956	04/30/20	Acquisition
4	JPMCB	Sanofi Office Complex													Refinance
5	GACC	Williamsburg Premium Outlets	Nike Factory Store	13,852	09/30/20	Polo Ralph Lauren	12,538	08/31/18	Coach	10,000	01/31/24	The North Face	9,492	11/30/22	Refinance
6	JPMCB	Four Penn Center	Post & Schell	80,479	09/30/18	Federal Insurance Company	58,860	03/31/18	Bank of America	34,124	07/31/17	Flaster / Greenberg	27,636	09/30/16	Refinance
7	GACC	Equity Inns Portfolio													Refinance
7.01	GACC	Homewood Suites Seattle
7.02	GACC	Homewood Suites Orlando
7.03	GACC	Courtyard Carlsbad
7.04	GACC	Courtyard Houston
7.05	GACC	Homewood Suites Stratford
7.06	GACC	Hampton Inn Urbana
7.07	GACC	Springhill Suites Asheville
7.08	GACC	Hilton Garden Inn Louisville
7.09	GACC	Hampton Inn Orlando
7.10	GACC	Hampton Inn Austin
7.11	GACC	Hampton Inn College Station
7.12	GACC	Hampton Inn Indianapolis
7.13	GACC	TownePlace Suites Savannah
7.14	GACC	Hampton Inn East Lansing
7.15	GACC	Hampton Inn Naperville
7.16	GACC	Hilton Garden Inn Rio Rancho
7.17	GACC	Courtyard Dalton
7.18	GACC	Hampton Inn Alcoa
7.19	GACC	Homewood Suites Augusta
7.20	GACC	Residence Inn Jacksonville
7.21	GACC	Hampton Inn Milford
8	JPMCB	DoubleTree Houston Intercontinental Airport													Acquisition
9	GACC	One Harbor Point Square	Castleton Commodities International	66,012	05/31/27	MC Credit Partners	14,767	05/31/28	Waypoint Residential	4,953	11/30/22	Fortina	3,700	07/31/25	Refinance
10	GACC	High Crossing Portfolio													Refinance/Acquisition
10.01	GACC	CarMax
10.02	GACC	2810 Crossroads Drive	iNOC	6,512	05/31/24	VIP Mortgage	4,594	03/31/23	In Home Health, LLC	3,427	09/30/19	Park Bank	3,359	02/28/17
10.03	GACC	2418 Crossroads Drive	Performance Gateway, LLC	11,055	03/31/18	TLC	4,072	06/30/20	Dept. of Corrections	3,448	01/31/19	Capital Endodontics	3,398	09/30/21
10.04	GACC	2310 Crossroads Drive	Special Olympics	8,720	08/31/23	AE Business Solutions	8,493	06/30/20	Cisco Systems	6,848	05/31/17	McKinstry	5,143	02/28/18
10.05	GACC	5325 Wall Street	Great-West Life	4,623	10/31/17	GHD, Inc. (Ourston Roundabout)	3,579	10/31/18	Bell & Giftos LLC	1,560	06/30/17	RUAN	1,347	11/30/19
10.06	GACC	5315 Wall Street	Grant Thornton LLP	3,096	10/31/18	Graduate School of Banking	3,074	09/30/20	VPA, P.C.	3,064	01/31/18	MacDon Industries	2,542	07/31/17
10.07	GACC	2601 Crossroads Drive	Ricoh Americas Corp	5,976	07/31/16	Tim O’Brien Homes	5,451	02/28/21	WMEP	4,489	03/31/20	KForce	2,332	11/30/16
10.08	GACC	2801 Crossroads Drive	Insphere Insurance	3,364	08/31/16	The ASU Group	3,344	02/28/22	American Lending Solutions	1,867	04/30/19	Trillium Construction	1,563	04/30/18
11	JPMCB	Naples Grande Beach Resort													Refinance
12	JPMCB	Barrett Lakes Center													Acquisition
12.01	JPMCB	Barrett Lakes Center II	BB&T (Stephens & Co.)	13,540	06/30/21	Bradley Morris Inc	11,597	04/30/17	ARC Management Group	9,836	01/31/20	Law Office Of Ken Luther	8,554	05/31/20
12.02	JPMCB	Barrett Lakes Center I	Amoena USA Corporation	15,438	07/31/16	SJV & Associates	13,118	03/31/22	Evonik Degussa Corp.	11,766	12/31/22	Griffco Design	7,240	04/30/20
12.03	JPMCB	Barrett Lakes Center IV
13	JPMCB	Saint Germaine Apartments													Refinance
14	JPMCB	Palisades Center	Home Depot	132,800	01/31/19	Target	130,140	01/31/24	BJ’s Wholesale Club	118,076	02/28/18	Dick’s Sporting Goods	94,745	01/31/23	Refinance
15	GACC	Sun MHC Portfolio													Acquisition
15.01	GACC	Silver Star
15.02	GACC	West Glen Village
15.03	GACC	Edwardsville
15.04	GACC	Sherman Oaks
15.05	GACC	College Park Estates
15.06	GACC	Snow to Sun
15.07	GACC	Casa Del Valle
15.08	GACC	Valley View Estates
15.09	GACC	Colonial Village
15.10	GACC	Village Trails
15.11	GACC	Maplewood
15.12	GACC	Kenwood
16	GACC	Hall Office Park A1/G1/G3													Refinance
16.01	GACC	Hall Office Park G3	University of North Texas	36,061	06/30/21
16.02	GACC	Hall Office Park G1	Gateway One Lending	12,586	03/01/20	Hall Fitness Facility	8,056	04/01/18	E & J Gallo Winery	6,917	04/01/17	XPO Energy	4,322	01/01/18
16.03	GACC	Hall Office Park A1	Nexius	15,884	01/01/19	HOP Executive Suites	9,923	01/31/23	Novus Health Services	9,537	05/01/19	Greatbatch	9,241	11/01/17
17	JPMCB	New Town Collier Portfolio													Refinance
17.01	JPMCB	New Town Commerce Center	US Department of Agriculture	8,360	08/31/21	BLM Technologies of Florida LLC	6,157	06/30/17	Ecolab Inc.	6,077	05/31/16	Nova Engineering and Environmental, LLC	5,525	04/30/18
17.02	JPMCB	Collier Park of Commerce	Dal-Tile SSC East, Inc.	10,120	08/31/19	Southwest Florida Workforce Development, Inc.	9,839	07/31/19	STH Distribution	9,822	12/31/18	STAT Imaging Solutions LLC	7,200	11/30/16
18	GACC	1505 East Warner	Gold Coast Baking Company	80,000	12/31/19										Refinance
19	JPMCB	Legends at Kingsville													Refinance
20	JPMCB	Omni Storage Portfolio													Refinance
20.01	JPMCB	Omni 7 Madisonville
20.02	JPMCB	Omni 6 Slidell
20.03	JPMCB	Omni 5 Ponchatoula
20.04	JPMCB	Omni 4 Bay St. Louis
21	JPMCB	Hampton Inn Seattle Airport													Refinance
22	GACC	Residence Inn Murfreesboro													Refinance
23	JPMCB	Hampton Inn Nashville - Bellevue													Refinance
24	JPMCB	Bella Vista													Refinance
25	JPMCB	Heights Boulevard Portfolio													Refinance
25.01	JPMCB	427 West 16th Street
25.02	JPMCB	214 West 17th Street
25.03	JPMCB	1548 Ashland Street
25.04	JPMCB	1222 Heights Boulevard
26	GACC	Home2Suites Hilton Lehi													Refinance
27	JPMCB	Hampton Inn Carrollton													Refinance
28	JPMCB	120 Halsted Street													Refinance
29	GACC	21st Century SS Monterey													Refinance
30	GACC	333 Market Street (Port of Oakland Industrial)	Lonely Planet	21,793	05/01/20	Johnstone Company	21,299	07/31/18							Refinance

A-1-9

Annex A-1

Pari Passu Debt
							Pari Passu	Pari Passu	Pari Passu	Total Cut-off
				Lockbox	Lockbox	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari
Loan #	Seller(1)	Property Name	Principal / Carveout Guarantor(24)	(Y/N)	Type(25)	(Y/N)	(Y/N)(26)	Cut-Off Balance	Cut-Off Balance	Passu Debt
1	JPMCB	Quaker Bridge Mall	Simon Property Group, L.P.	Yes	CMA	Yes	Yes	83,333,333	66,666,667	150,000,000
2	GACC	787 Seventh Avenue	Fifth Street Properties, LLC	Yes	CMA	Yes	No	60,000,000	506,000,000	566,000,000
3	JPMCB	100 East Pratt	Dennis Troesh	Yes	CMA	Yes	Yes	60,000,000	50,400,000	110,400,000
4	JPMCB	Sanofi Office Complex	American Finance Trust, Inc.	Yes	Hard	Yes	No	60,000,000	65,000,000	125,000,000
5	GACC	Williamsburg Premium Outlets	Simon Property Group, L.P.	Yes	CMA	Yes	No	50,000,000	135,000,000	185,000,000
6	JPMCB	Four Penn Center	Prism Office Holdings LLC	Yes	Hard	Yes	Yes	48,000,000	20,925,000	68,925,000
7	GACC	Equity Inns Portfolio	American Realty Capital Hospitality Trust, Inc.	Yes	Hard	Yes	No	44,800,000	187,200,000	232,000,000
7.01	GACC	Homewood Suites Seattle
7.02	GACC	Homewood Suites Orlando
7.03	GACC	Courtyard Carlsbad
7.04	GACC	Courtyard Houston
7.05	GACC	Homewood Suites Stratford
7.06	GACC	Hampton Inn Urbana
7.07	GACC	Springhill Suites Asheville
7.08	GACC	Hilton Garden Inn Louisville
7.09	GACC	Hampton Inn Orlando
7.10	GACC	Hampton Inn Austin
7.11	GACC	Hampton Inn College Station
7.12	GACC	Hampton Inn Indianapolis
7.13	GACC	TownePlace Suites Savannah
7.14	GACC	Hampton Inn East Lansing
7.15	GACC	Hampton Inn Naperville
7.16	GACC	Hilton Garden Inn Rio Rancho
7.17	GACC	Courtyard Dalton
7.18	GACC	Hampton Inn Alcoa
7.19	GACC	Homewood Suites Augusta
7.20	GACC	Residence Inn Jacksonville
7.21	GACC	Hampton Inn Milford
8	JPMCB	DoubleTree Houston Intercontinental Airport	National Hotel Investor, LLC	Yes	CMA	No	NAP	NAP	NAP	NAP
9	GACC	One Harbor Point Square	Harbor Point Holding Company LLC	Yes	Hard	Yes	No	41,000,000	41,000,000	82,000,000
10	GACC	High Crossing Portfolio	Investors Associated, LLP	Yes	CMA	No	NAP	NAP	NAP	NAP
10.01	GACC	CarMax
10.02	GACC	2810 Crossroads Drive
10.03	GACC	2418 Crossroads Drive
10.04	GACC	2310 Crossroads Drive
10.05	GACC	5325 Wall Street
10.06	GACC	5315 Wall Street
10.07	GACC	2601 Crossroads Drive
10.08	GACC	2801 Crossroads Drive
11	JPMCB	Naples Grande Beach Resort	Northwood Real Estate Partners LP, Northwood Real Estate Co-Investors LP, Northwood Real Estate Partners TE (Hotel AIV) LP, Northwood Real Estate Co-Investors TE (Hotel AIV) LP	Yes	Hard	Yes	No	35,000,000	130,000,000	165,000,000
12	JPMCB	Barrett Lakes Center	Adventus Holdings LP	Yes	CMA	No	NAP	NAP	NAP	NAP
12.01	JPMCB	Barrett Lakes Center II
12.02	JPMCB	Barrett Lakes Center I
12.03	JPMCB	Barrett Lakes Center IV
13	JPMCB	Saint Germaine Apartments	Craig Koenigsberg, Howard Parnes	Yes	Springing	No	NAP	NAP	NAP	NAP
14	JPMCB	Palisades Center	Riesling Associates; Three J’s Family Trust	Yes	Hard	Yes	No	30,000,000	229,100,000	259,100,000
15	GACC	Sun MHC Portfolio	Ross H. Partrich	Yes	Springing	Yes	No	29,066,000	75,000,000	104,066,000
15.01	GACC	Silver Star
15.02	GACC	West Glen Village
15.03	GACC	Edwardsville
15.04	GACC	Sherman Oaks
15.05	GACC	College Park Estates
15.06	GACC	Snow to Sun
15.07	GACC	Casa Del Valle
15.08	GACC	Valley View Estates
15.09	GACC	Colonial Village
15.10	GACC	Village Trails
15.11	GACC	Maplewood
15.12	GACC	Kenwood
16	GACC	Hall Office Park A1/G1/G3	Hall Phoenix/Inwood Ltd.	Yes	CMA	Yes	No	27,900,000	28,000,000	55,900,000
16.01	GACC	Hall Office Park G3
16.02	GACC	Hall Office Park G1
16.03	GACC	Hall Office Park A1
17	JPMCB	New Town Collier Portfolio	Michael M. Adler	Yes	Springing	No	NAP	NAP	NAP	NAP
17.01	JPMCB	New Town Commerce Center
17.02	JPMCB	Collier Park of Commerce
18	GACC	1505 East Warner	Stephen P. Abdo, Eleanor I. Leanse	Yes	CMA	No	NAP	NAP	NAP	NAP
19	JPMCB	Legends at Kingsville	Ogden K. Shannon III	Yes	CMA	No	NAP	NAP	NAP	NAP
20	JPMCB	Omni Storage Portfolio	Walter Thomassie, Gerard Thomassie	Yes	Springing	No	NAP	NAP	NAP	NAP
20.01	JPMCB	Omni 7 Madisonville
20.02	JPMCB	Omni 6 Slidell
20.03	JPMCB	Omni 5 Ponchatoula
20.04	JPMCB	Omni 4 Bay St. Louis
21	JPMCB	Hampton Inn Seattle Airport	Linda Oh	Yes	CMA	No	NAP	NAP	NAP	NAP
22	GACC	Residence Inn Murfreesboro	Mitul I. Patel	Yes	Springing	No	NAP	NAP	NAP	NAP
23	JPMCB	Hampton Inn Nashville - Bellevue	Ashokkumar L. Dharsandia, Ramesh Chandra Purohit, Laxmikant Ghodasara	Yes	Springing	No	NAP	NAP	NAP	NAP
24	JPMCB	Bella Vista	John F. Cowen, John F. Cowen, Jr.	Yes	Springing	No	NAP	NAP	NAP	NAP
25	JPMCB	Heights Boulevard Portfolio	Scott Leichtenberg	Yes	Springing	No	NAP	NAP	NAP	NAP
25.01	JPMCB	427 West 16th Street
25.02	JPMCB	214 West 17th Street
25.03	JPMCB	1548 Ashland Street
25.04	JPMCB	1222 Heights Boulevard
26	GACC	Home2Suites Hilton Lehi	PEG Development, LLC	Yes	CMA	No	NAP	NAP	NAP	NAP
27	JPMCB	Hampton Inn Carrollton	Nikunj R. Lakha	Yes	Springing	No	NAP	NAP	NAP	NAP
28	JPMCB	120 Halsted Street	Dennis McNeil	Yes	Springing	No	NAP	NAP	NAP	NAP
29	GACC	21st Century SS Monterey	Clayton Gentry	Yes	Springing	No	NAP	NAP	NAP	NAP
30	GACC	333 Market Street (Port of Oakland Industrial)	Walter Snow	Yes	Springing	No	NAP	NAP	NAP	NAP

A-1-10

Annex A-1

			Additional Debt(27)					Total Debt
						Additional			Total Debt		Total Debt
			Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt	Total Debt	UW NCF	Total Debt	UW NOI
Loan #	Seller(1)	Property Name	Permitted (Y/N)	Exist (Y/N)	Debt Type(s)	Date Balance	Interest Rate	Cut-off Balance	DSCR	Current LTV %	Debt Yield %
1	JPMCB	Quaker Bridge Mall	No	Yes	B-Note	30,000,000	6.00000	180,000,000	1.78	54.1%	8.5%
2	GACC	787 Seventh Avenue	No	Yes	Mezzanine Loan (220,000,000) / B-Note (214,000,000)	434,000,000	4.35059	1,000,000,000	1.89	51.7%	8.3%
3	JPMCB	100 East Pratt	No	No	NAP	NAP	NAP	110,400,000	1.85	58.8%	12.5%
4	JPMCB	Sanofi Office Complex	No	No	NAP	NAP	NAP	125,000,000	2.60	45.8%	13.5%
5	GACC	Williamsburg Premium Outlets	No	No	NAP	NAP	NAP	185,000,000	2.52	54.8%	11.4%
6	JPMCB	Four Penn Center	No	No	NAP	NAP	NAP	68,925,000	1.50	75.0%	11.1%
7	GACC	Equity Inns Portfolio	No	Yes	Preferred Equity	65,246,820	NAP	232,000,000	2.30	64.4%	13.1%
7.01	GACC	Homewood Suites Seattle							2.30	64.4%	13.1%
7.02	GACC	Homewood Suites Orlando							2.30	64.4%	13.1%
7.03	GACC	Courtyard Carlsbad							2.30	64.4%	13.1%
7.04	GACC	Courtyard Houston							2.30	64.4%	13.1%
7.05	GACC	Homewood Suites Stratford							2.30	64.4%	13.1%
7.06	GACC	Hampton Inn Urbana							2.30	64.4%	13.1%
7.07	GACC	Springhill Suites Asheville							2.30	64.4%	13.1%
7.08	GACC	Hilton Garden Inn Louisville							2.30	64.4%	13.1%
7.09	GACC	Hampton Inn Orlando							2.30	64.4%	13.1%
7.10	GACC	Hampton Inn Austin							2.30	64.4%	13.1%
7.11	GACC	Hampton Inn College Station							2.30	64.4%	13.1%
7.12	GACC	Hampton Inn Indianapolis							2.30	64.4%	13.1%
7.13	GACC	TownePlace Suites Savannah							2.30	64.4%	13.1%
7.14	GACC	Hampton Inn East Lansing							2.30	64.4%	13.1%
7.15	GACC	Hampton Inn Naperville							2.30	64.4%	13.1%
7.16	GACC	Hilton Garden Inn Rio Rancho							2.30	64.4%	13.1%
7.17	GACC	Courtyard Dalton							2.30	64.4%	13.1%
7.18	GACC	Hampton Inn Alcoa							2.30	64.4%	13.1%
7.19	GACC	Homewood Suites Augusta							2.30	64.4%	13.1%
7.20	GACC	Residence Inn Jacksonville							2.30	64.4%	13.1%
7.21	GACC	Hampton Inn Milford							2.30	64.4%	13.1%
8	JPMCB	DoubleTree Houston Intercontinental Airport	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	GACC	One Harbor Point Square	No	Yes	Mezzanine Loan	16,900,000	10.80000	98,900,000	1.13	83.0%	8.6%
10	GACC	High Crossing Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	GACC	CarMax							NAP	NAP	NAP
10.02	GACC	2810 Crossroads Drive							NAP	NAP	NAP
10.03	GACC	2418 Crossroads Drive							NAP	NAP	NAP
10.04	GACC	2310 Crossroads Drive							NAP	NAP	NAP
10.05	GACC	5325 Wall Street							NAP	NAP	NAP
10.06	GACC	5315 Wall Street							NAP	NAP	NAP
10.07	GACC	2601 Crossroads Drive							NAP	NAP	NAP
10.08	GACC	2801 Crossroads Drive							NAP	NAP	NAP
11	JPMCB	Naples Grande Beach Resort	Yes	No	Permitted Mezzanine	NAP	NAP	165,000,000	1.63	62.6%	10.4%
12	JPMCB	Barrett Lakes Center	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	JPMCB	Barrett Lakes Center II							NAP	NAP	NAP
12.02	JPMCB	Barrett Lakes Center I							NAP	NAP	NAP
12.03	JPMCB	Barrett Lakes Center IV							NAP	NAP	NAP
13	JPMCB	Saint Germaine Apartments	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	JPMCB	Palisades Center	Yes	Yes	Subordinate Debt (159,400,000) / Mezzanine Loan (141,500,000) / Permitted Mezzanine	300,900,000	5.77726	560,000,000	1.64	63.6%	8.4%
15	GACC	Sun MHC Portfolio	No	No	NAP	NAP	NAP	104,066,000	1.51	72.2%	9.0%
15.01	GACC	Silver Star							1.51	72.2%	9.0%
15.02	GACC	West Glen Village							1.51	72.2%	9.0%
15.03	GACC	Edwardsville							1.51	72.2%	9.0%
15.04	GACC	Sherman Oaks							1.51	72.2%	9.0%
15.05	GACC	College Park Estates							1.51	72.2%	9.0%
15.06	GACC	Snow to Sun							1.51	72.2%	9.0%
15.07	GACC	Casa Del Valle							1.51	72.2%	9.0%
15.08	GACC	Valley View Estates							1.51	72.2%	9.0%
15.09	GACC	Colonial Village							1.51	72.2%	9.0%
15.10	GACC	Village Trails							1.51	72.2%	9.0%
15.11	GACC	Maplewood							1.51	72.2%	9.0%
15.12	GACC	Kenwood							1.51	72.2%	9.0%
16	GACC	Hall Office Park A1/G1/G3	No	No	NAP	NAP	NAP	55,900,000	1.41	73.8%	9.2%
16.01	GACC	Hall Office Park G3							1.41	73.8%	9.2%
16.02	GACC	Hall Office Park G1							1.41	73.8%	9.2%
16.03	GACC	Hall Office Park A1							1.41	73.8%	9.2%
17	JPMCB	New Town Collier Portfolio	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
17.01	JPMCB	New Town Commerce Center							NAP	NAP	NAP
17.02	JPMCB	Collier Park of Commerce							NAP	NAP	NAP
18	GACC	1505 East Warner	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	JPMCB	Legends at Kingsville	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	JPMCB	Omni Storage Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	JPMCB	Omni 7 Madisonville							NAP	NAP	NAP
20.02	JPMCB	Omni 6 Slidell							NAP	NAP	NAP
20.03	JPMCB	Omni 5 Ponchatoula							NAP	NAP	NAP
20.04	JPMCB	Omni 4 Bay St. Louis							NAP	NAP	NAP
21	JPMCB	Hampton Inn Seattle Airport	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	GACC	Residence Inn Murfreesboro	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	JPMCB	Hampton Inn Nashville - Bellevue	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	JPMCB	Bella Vista	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
25	JPMCB	Heights Boulevard Portfolio	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	JPMCB	427 West 16th Street							NAP	NAP	NAP
25.02	JPMCB	214 West 17th Street							NAP	NAP	NAP
25.03	JPMCB	1548 Ashland Street							NAP	NAP	NAP
25.04	JPMCB	1222 Heights Boulevard							NAP	NAP	NAP
26	GACC	Home2Suites Hilton Lehi	Yes	No	Permitted Mezzanine	NAP	NAP	NAP	NAP	NAP	NAP
27	JPMCB	Hampton Inn Carrollton	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	JPMCB	120 Halsted Street	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	GACC	21st Century SS Monterey	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	GACC	333 Market Street (Port of Oakland Industrial)	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-11

Annex A-1

			HOTEL OPERATING STATISTICS (28)

			2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB	Quaker Bridge Mall																1
2	GACC	787 Seventh Avenue																2
3	JPMCB	100 East Pratt																3
4	JPMCB	Sanofi Office Complex																4
5	GACC	Williamsburg Premium Outlets																5
6	JPMCB	Four Penn Center																6
7	GACC	Equity Inns Portfolio	72.4%	106.26	76.97	74.6%	110.57	82.46	76.6%	115.22	88.30	76.0%	115.60	87.87	76.0%	115.60	87.87	7
7.01	GACC	Homewood Suites Seattle	84.3%	153.56	129.45	86.8%	172.74	149.87	88.6%	183.27	162.47	88.2%	183.39	161.81	88.2%	183.39	161.81	7.01
7.02	GACC	Homewood Suites Orlando	79.9%	101.22	80.88	72.5%	107.63	77.99	86.4%	114.25	98.66	85.7%	115.43	98.93	85.7%	115.43	98.93	7.02
7.03	GACC	Courtyard Carlsbad	68.4%	120.61	82.56	71.9%	125.31	90.09	74.2%	130.96	97.11	73.7%	130.31	96.01	73.7%	130.31	96.01	7.03
7.04	GACC	Courtyard Houston	62.9%	130.97	82.37	61.9%	134.94	83.47	55.5%	127.21	70.66	53.0%	126.65	67.19	53.0%	126.65	67.19	7.04
7.05	GACC	Homewood Suites Stratford	77.6%	124.46	96.54	82.3%	121.90	100.33	77.7%	129.40	100.58	79.0%	129.55	102.29	79.0%	129.55	102.29	7.05
7.06	GACC	Hampton Inn Urbana	65.9%	132.80	87.47	71.0%	127.43	90.47	70.2%	123.99	87.03	68.8%	123.90	85.23	68.8%	123.90	85.23	7.06
7.07	GACC	Springhill Suites Asheville	75.0%	112.58	84.42	74.5%	120.06	89.42	75.4%	138.24	104.21	75.5%	138.74	104.74	75.5%	138.74	104.74	7.07
7.08	GACC	Hilton Garden Inn Louisville	69.8%	111.34	77.71	74.1%	118.29	87.61	75.6%	124.92	94.45	75.8%	125.22	94.88	75.8%	125.22	94.88	7.08
7.09	GACC	Hampton Inn Orlando	79.3%	82.89	65.72	82.3%	90.14	74.19	81.8%	97.30	79.63	81.9%	99.05	81.13	81.9%	99.05	81.13	7.09
7.10	GACC	Hampton Inn Austin	70.8%	106.38	75.29	71.8%	111.24	79.84	74.2%	120.87	89.69	74.2%	121.20	89.99	74.2%	121.20	89.99	7.10
7.11	GACC	Hampton Inn College Station	70.0%	110.03	77.03	75.9%	118.06	89.60	68.5%	120.21	82.36	67.6%	119.65	80.92	67.6%	119.65	80.92	7.11
7.12	GACC	Hampton Inn Indianapolis	66.7%	89.69	59.80	74.3%	95.99	71.32	78.0%	104.52	81.57	77.7%	105.22	81.78	77.7%	105.22	81.78	7.12
7.13	GACC	TownePlace Suites Savannah	72.0%	76.11	54.81	83.2%	79.16	65.87	90.4%	88.62	80.12	88.3%	89.30	78.87	88.3%	89.30	78.87	7.13
7.14	GACC	Hampton Inn East Lansing	78.4%	120.79	94.71	80.0%	122.06	97.71	79.9%	126.45	101.08	79.5%	126.75	100.71	79.5%	126.75	100.71	7.14
7.15	GACC	Hampton Inn Naperville	64.0%	98.42	62.99	66.3%	101.96	67.58	71.2%	105.16	74.87	71.1%	105.49	75.04	71.1%	105.49	75.04	7.15
7.16	GACC	Hilton Garden Inn Rio Rancho	65.7%	87.06	57.17	67.9%	87.70	59.56	74.0%	91.54	67.73	73.8%	91.58	67.60	73.8%	91.58	67.60	7.16
7.17	GACC	Courtyard Dalton	66.6%	90.05	60.01	70.7%	89.57	63.31	75.9%	91.50	69.44	73.5%	92.29	67.80	73.5%	92.29	67.80	7.17
7.18	GACC	Hampton Inn Alcoa	81.1%	72.54	58.84	81.1%	72.25	58.60	82.1%	73.45	60.31	82.5%	73.61	60.71	82.5%	73.61	60.71	7.18
7.19	GACC	Homewood Suites Augusta	78.2%	116.45	91.01	82.2%	121.93	100.25	77.5%	124.39	96.40	73.9%	124.96	92.32	73.9%	124.96	92.32	7.19
7.20	GACC	Residence Inn Jacksonville	78.5%	87.42	68.58	81.7%	94.61	77.26	82.5%	97.57	80.50	80.7%	98.54	79.53	80.7%	98.54	79.53	7.20
7.21	GACC	Hampton Inn Milford	65.3%	83.86	54.79	67.8%	81.96	55.57	72.0%	83.63	60.26	72.1%	83.71	60.33	72.1%	83.71	60.33	7.21
8	JPMCB	DoubleTree Houston Intercontinental Airport	83.5%	114.22	95.38	83.6%	129.44	108.19	85.9%	126.75	108.86	85.3%	126.82	108.22	80.0%	126.75	101.40	8
9	GACC	One Harbor Point Square																9
10	GACC	High Crossing Portfolio																10
10.01	GACC	CarMax																10.01
10.02	GACC	2810 Crossroads Drive																10.02
10.03	GACC	2418 Crossroads Drive																10.03
10.04	GACC	2310 Crossroads Drive																10.04
10.05	GACC	5325 Wall Street																10.05
10.06	GACC	5315 Wall Street																10.06
10.07	GACC	2601 Crossroads Drive																10.07
10.08	GACC	2801 Crossroads Drive																10.08
11	JPMCB	Naples Grande Beach Resort	68.6%	224.00	153.56	67.1%	227.80	152.79	70.6%	253.60	179.15				69.9%	249.20	174.19	11
12	JPMCB	Barrett Lakes Center																12
12.01	JPMCB	Barrett Lakes Center II																12.01
12.02	JPMCB	Barrett Lakes Center I																12.02
12.03	JPMCB	Barrett Lakes Center IV																12.03
13	JPMCB	Saint Germaine Apartments																13
14	JPMCB	Palisades Center																14
15	GACC	Sun MHC Portfolio																15
15.01	GACC	Silver Star																15.01
15.02	GACC	West Glen Village																15.02
15.03	GACC	Edwardsville																15.03
15.04	GACC	Sherman Oaks																15.04
15.05	GACC	College Park Estates																15.05
15.06	GACC	Snow to Sun																15.06
15.07	GACC	Casa Del Valle																15.07
15.08	GACC	Valley View Estates																15.08
15.09	GACC	Colonial Village																15.09
15.10	GACC	Village Trails																15.10
15.11	GACC	Maplewood																15.11
15.12	GACC	Kenwood																15.12
16	GACC	Hall Office Park A1/G1/G3																16
16.01	GACC	Hall Office Park G3																16.01
16.02	GACC	Hall Office Park G1																16.02
16.03	GACC	Hall Office Park A1																16.03
17	JPMCB	New Town Collier Portfolio																17
17.01	JPMCB	New Town Commerce Center																17.01
17.02	JPMCB	Collier Park of Commerce																17.02
18	GACC	1505 East Warner																18
19	JPMCB	Legends at Kingsville																19
20	JPMCB	Omni Storage Portfolio																20
20.01	JPMCB	Omni 7 Madisonville																20.01
20.02	JPMCB	Omni 6 Slidell																20.02
20.03	JPMCB	Omni 5 Ponchatoula																20.03
20.04	JPMCB	Omni 4 Bay St. Louis																20.04
21	JPMCB	Hampton Inn Seattle Airport	75.8%	102.50	77.71	73.9%	122.31	90.33	77.8%	132.11	102.81				77.8%	132.11	102.81	21
22	GACC	Residence Inn Murfreesboro										79.2%	133.98	106.08	79.2%	133.98	106.08	22
23	JPMCB	Hampton Inn Nashville - Bellevue	80.7%	121.75	98.23	83.5%	131.34	109.66	76.9%	141.99	109.25				83.5%	131.34	109.66	23
24	JPMCB	Bella Vista																24
25	JPMCB	Heights Boulevard Portfolio																25
25.01	JPMCB	427 West 16th Street																25.01
25.02	JPMCB	214 West 17th Street																25.02
25.03	JPMCB	1548 Ashland Street																25.03
25.04	JPMCB	1222 Heights Boulevard																25.04
26	GACC	Home2Suites Hilton Lehi							73.7%	102.48	75.52	78.4%	102.63	80.43	78.4%	102.63	80.43	26
27	JPMCB	Hampton Inn Carrollton	75.5%	96.21	72.59	77.2%	104.70	80.88	76.1%	112.96	86.02				76.1%	112.96	86.02	27
28	JPMCB	120 Halsted Street																28
29	GACC	21st Century SS Monterey																29
30	GACC	333 Market Street (Port of Oakland Industrial)																30

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Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller and “GACC” denotes German American Capital Corporation, as Mortgage Loan Seller.

With respect to Loan No. 1, Quaker Bridge Mall, the Quaker Bridge Mall Whole Loan (as defined below) was co-originated by JPMCB and Column Financial, Inc.

With respect to Loan No. 3, 100 East Pratt, the 100 East Pratt Whole Loan (as defined below) was co-originated by JPMCB and Benefit Street Partners CRE Finance LLC.

With respect to Loan No. 4, Sanofi Office Complex, the Sanofi Office Complex Whole Loan (as defined below) was originated by Ladder Capital Finance LLC (“Ladder”), and JPMCB subsequently acquired the Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B pari passu components. Note A-3-A, Note A-3-B,  Note A-4-A and Note A-4-B have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, and are being contributed to the JPMDB 2016-C2 Trust.

With respect to Loan No. 7, Equity Inns Portfolio, the Equity Inns Portfolio Whole Loan (as defined below) was co-originated by GACC and Ladder.

With respect to Loan No. 9, One Harbor Point Square, the One Harbor Point Square Whole Loan (as defined below) was co-originated by Deutsche Bank AG, New York Branch (“DBNY”) (an affiliate of GACC) and Citigroup Global Markets Realty Corp. The Note A-2 was subsequently acquired by GACC.

With respect to Loan No. 14, Palisades Center, the Palisades Center Whole Loan (as defined below) was co-originated by JPMCB and Barclays Bank PLC.

With respect to Loan No. 26, Home2Suites Hilton Lehi, the mortgage loan was originated by DBNY (an affiliate of GACC) and subsequently acquired by GACC.

With respect to Loan No. 29, 21st Century SS Monterey, the mortgage loan was originated by DBNY (an affiliate of GACC) and subsequently acquired by GACC.

(2)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 1, Quaker Bridge Mall, the four anchor tenants at the mall, Macy’s, Sears, JCPenney and Lord & Taylor, all own their own improvements. Lord & Taylor ground leases its parcel from the borrower, while the remaining anchor tenants own their respective land and are subject to a reciprocal easement agreement with the borrower.

With respect to Loan No. 4, Sanofi Office Complex, the mortgaged property is subject to a condominium regime. The borrower owns three out of four total units, and an affiliate of the borrower owns the other unit. The borrower is entitled to appoint two out of the three members of the board of directors for the condominium association. Affiliates of the sole tenant have the right to construct additional buildings, with the potential to add up to three more units. In such event, the borrower will no longer control the board of directors. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the Prospectus for additional information.

With respect to Loan No. 11, Naples Grande Beach Resort, the mortgaged property includes a private 18-hole golf course. The hotel tower and bungalows on the mortgaged property are also subject to a condominium regime, and the borrower currently owns 100% of the units. The

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bungalows may be released from the lien of the mortgage upon satisfaction of certain terms and conditions in the loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus for additional information.

With respect to Loan No. 14, Palisades Center, Units is not inclusive of square footage associated with the Macy’s and Lord & Taylor boxes, for which the tenants own their respective improvements, but not the related land, which is ground leased from the borrower.  Ground rent attributable to each of the Macy’s and Lord & Taylor boxes is a nominal $1.00 per year; however, upon the termination or expiration of the related leases the improvements on those parcels will be owned by the borrower and become collateral for the Palisades Center Whole Loan.

With respect to Loan No. 15, Sun MHC Portfolio, the Units includes 768 RV pads located across three of the Sun MHC Portfolio Properties, including Snow to Sun, Casa Del Valle and Kenwood. The Third Most Recent Occupancy, Second Most Recent Occupancy, Most Recent Occupancy and Current Occupancy are based on the weighted average excluding the RV pads.

With respect to Loan No. 29, 21st Century SS Monterey, the mortgaged property is subject to a ground lease with an expiration date of May 31 2046. The initial monthly rent for the ground lease was $250 per month, for the first 17 months. Beginning in June 1997 (18th month), the ground lease payments increased to $2,794 per month for the next 12 months, and then increasing each year based on the All Urban Consumers CPI for the San Francisco-Oakland-San Jose Metropolitan Area. During each rent adjustment calculation, the base rent cannot decrease from the prior year’s amount and has an annual CPI cap of 7.0%. The current ground rent payment equates to $4,701/month or $56,412/year.

(3)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 1, Quaker Bridge Mall, Occupancy % and UW Revenues ($) include The Body Shop, Torrid, Lids and 30 Burgers (collectively accounting for 1.4% of net rentable area and 1.6% of underwritten base rent, which have signed leases but are not yet in occupancy and/or paying rent under their respective leases. The Body Shop, Torrid, Lids and 30 Burgers are expected to take possession and commence paying rent for their respective spaces in June 2016, July 2016, May 2016 and July 2016, respectively. Additionally, Occupancy % and UW Revenues ($) include space leased by Justice, Pearl Vision Express and Gymboree (collectively accounting for 2.3% of net rentable area and 2.0% of underwritten base rent), for which the tenants have leases out for signature, but are already in occupancy and paying rent. UW Revenues ($) also includes temporary in-line tenants, temporary kiosk/cart tenants and specialty leasing income at the mortgaged property, which collectively constitute approximately 4.9% of UW Revenues ($).

With respect to Loan No. 2, 787 Seventh Avenue, the Largest Tenant, BNP Paribas, is subleasing approximately 65,234 square feet from Morgan Stanley Smith Barney Financing LLC (“MSSB”). When the MSSB lease expires in June 30, 2016, the sub-leased premises will be subject to the BNP Paribas lease that expires December 31, 2022. The 4th Largest Tenant, Stifel Nicolaus & Company, Incorporated (“Stifel”), which currently occupies approximately 178,583 square feet at the mortgaged property, has entered into a lease to occupy an additional approximately 36,123 square feet on the 12th floor by the later of (i) July 1, 2016 and (ii) the date on which the premises are delivered to Stifel, and to commence paying rent with respect to such expansion space 236 days after occupation. At origination, $2,860,974 was reserved in association with the rent abatement period through June 2016 for the Stifel space on the 11th floor and the free rent period for Stifel’s space on the 12th floor from July 2016 through March 2017. The 5th Largest Tenant, UBS AG, New York Branch (“UBS”), which currently occupies approximately 120,687 square feet at the mortgaged property, has entered into a lease to occupy

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an additional approximately 31,397 square feet on the 13th floor by the later of (x) July 1, 2016 and (y) the date on which the premises are delivered to UBS, and to commence paying rent with respect to such expansion space 248 days after occupation. At origination, $1,452,027 was reserved in association with the free rent for the UBS space on the 13th floor from July 2016 through March 2017. The remainder of the $7,054,094 free rent reserve is for two additional tenants at the mortgaged property. In addition, notwithstanding rent increases required under the leases for BNP Paribas, Stifel and UBS in January 2016, each such tenant is permitted under its respective lease, to pay the amount of rent due in December 2015 from January 2016 through June 2016 and the borrower reserved $885,243 at origination of the Mortgage Loan to cover the reduced rent for such tenants from January 2016 through June 2016.

With respect to Loan No. 3, 100 East Pratt, two tenants, including the Largest Tenant, T. Rowe Price Associates, Inc., are entitled to abated or free rent periods. At origination, the borrower reserved $3,782,785 for the abated and free rent periods.

With respect to Loan No. 8, DoubleTree Houston Intercontinental Airport, approximately 26.1% of total UW Revenues ($) is attributable to the food and beverage amenities at the related mortgaged property.

With respect to Loan No. 9, One Harbor Point Square, Occupancy % and UW Revenues ($) include the Largest Tenant, Bridgewater Associates, which has signed a lease but has not yet taken occupancy of its space or commenced paying rent. Bridgewater Associates has a rent commencement date of June 13, 2017 and $8,914,816 to cover the free rent period under the Bridgewater Associates lease was reserved at loan origination. The 3rd Largest Tenant, MC Credit Partners (“MCCP”), is currently in a free rent period, which runs through November 15, 2016 for 11,272 square feet of the MCCP leased space and through June 15, 2018 with respect to 3,495 square feet of the MCCP leased space, respectively. The borrower reserved $785,075 at origination in connection with MCCP’s free rent period.”

With respect to Loan No. 10, High Crossing Portfolio, four tenants, including the 3rd Largest Tenant at the 5325 Wall Street mortgaged property, GHD, Inc. (Ourston Roundabout), the Largest Tenant at the 2601 Crossroads Drive mortgaged property, Cottingham & Butler Insurance and the 3rd Largest Tenant, The ASU Group, and 5th Largest Tenant, Trillium Construction, at the 2801 Crossroads Drive mortgaged property, are each entitled to abated or free rent totaling in the aggregate $29,106 (0.5% of underwritten base rent for the High Crossing Portfolio Loan) between August and October 2016.

With respect to Loan No. 11, Naples Grande Beach Resort, approximately 32.1% of total UW Revenues ($) are attributable to the food and beverage amenities at the mortgaged property and approximately 17.4% of total UW Revenues ($) are attributable to other income, which includes a golf course at the mortgaged property.

With respect to Loan No. 12, Barrett Lakes Center, five tenants, including the Largest Tenant at the Barrett Lakes Center IV mortgaged property, Fresenius Management Services, are entitled to abated or free rent periods. At origination, the borrower reserved $1,637,156 for the abated and free rent periods.

With respect to Loan No. 13, Saint Germaine Apartments, there are four tenants at the mortgaged property that receive Section 8 vouchers.

With respect to Loan No. 16, Hall Office Park A1/G1/G3, the Largest Tenant at the Hall Office Park G1 mortgaged property, HCL, has executed a lease for 11,024 square feet of expansion space at the Hall Office Park A1/G1/G3 mortgaged properties. At origination, the borrower deposited approximately $2.5 million into a HCL expansion reserve. The HCL expansion reserve will be released to the borrowers provided, among other things, (i) debt yield is equal to or greater

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than 8.0%, (ii) the completion of the expansion premises and (iii) HCL’s lease has commenced and is in occupancy of the expanded premises paying unabated rent. In addition, at origination, the borrowers deposited $342,374 into a free rent reserve for the 2nd Largest Tenant at the Hall Office Park G3 mortgaged property, University of North Texas, for existing rent abatement amounts for monthly payments starting in January 2016 through April 2016.

With respect to Loan No. 23, Hampton Inn Nashville - Bellevue, Occupancy % was adjusted for the months of January through November 2015, during which time the hotel was impacted by room displacement as a result of guestroom work performed as part of the property improvement plan. 3,059 room nights were removed from the total available room count in connection with the renovations performed.”

(4)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraised Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 7, Equity Inns Portfolio, the Appraised Value ($) represents the “portfolio appraised value” of $360,000,000, which attributes a premium to the aggregate value of the Equity Inns Portfolio mortgaged properties as a whole. Based on the sum of the appraised values of the Equity Inns Portfolio mortgaged properties on an individual basis of $322,400,000, the Current LTV % and Maturity LTV % are 72.0% and 72.0%, respectively.

With respect to Loan No. 8, DoubleTree Houston Intercontinental Airport, the Appraised Value ($) represents the hypothetical “as if complete” value of $64,100,000, which assumes that the property improvement plan (“PIP”) outstanding at origination is complete. At origination, the borrower delivered a letter of credit in the amount of $5,980,000 for the PIP, which represents the full estimated remaining cost to complete the PIP, in lieu of a cash reserve. At such time that the remaining cost to complete the PIP is $2,990,000 or less, the loan documents provide that the letter of credit may be reduced to an amount equal to $2,990,000. The “as-is” value as of December 18, 2015 was $59,000,000, which results in a Current LTV % and Maturity LTV % of 75.8% and 63.1%, respectively.

With respect to Loan No. 10, High Crossing Portfolio, the Appraised Value ($) of $57,500,000 represents the sum of the “as-is” “portfolio appraised value” of $34,900,000 for the High Crossing Portfolio office properties and the “as-is” Appraised Value ($) of $22,600,000 for the CarMax property. Based on the sum of the appraised values of all of the High Crossing Portfolio mortgaged properties on an individual basis of $57,530,000, the Current LTV % and Maturity LTV % are 67.7% and 52.8%, respectively.

With respect to Loan No. 11, Naples Grande Beach Resort, the Appraised Value ($) represents the aggregate “as-is” value of the resort property and the golf course and excludes the $1.75 million appraised value of the tennis court parcel, which was released on February 11, 2016, without the payment of any release price or yield maintenance premium in accordance with the mortgage loan documents.

With respect to Loan No. 12, Barrett Lakes Center, the Appraised Value ($) represents the “hypothetical as-is” value of $14,450,000 for the Barrett Lakes Center IV mortgaged property, which assumes that the sole tenant at the mortgaged property does not have any remaining rent abatements. At origination, the borrower was required to reserve the full amount of the remaining free rent periods for the tenant. The “as-is” value as of December 14, 2015 was $13,200,000, which results in a Current LTV % and Maturity LTV % of 70.7% and 62.4%, respectively.

With respect to Loan No. 15, Sun MHC Portfolio, the Appraised Value ($) represents the “portfolio appraised value” of $144,100,000, which attributes a discount to the aggregate value of the Sun

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MHC Portfolio mortgaged properties as a whole. Based on the sum of the appraised values of the Sun MHC Portfolio mortgaged properties on an individual basis of $148,250,000, the Current LTV % and Maturity LTV % are 70.2% and 65.4%, respectively. The appraisal applied a portfolio discount primarily because the purchase price for the portfolio of $137.9 million was less than the sum of the appraisal’s concluded values for each of the individual properties.

With respect to Loan No. 18, 1505 East Warner, the Appraised Value ($) represents the “prospective stabilized value” of $32,430,000, which assumes a stabilized occupancy of 96.0% as of July 27, 2016. The current occupancy as of April 1, 2016 is 95.6%. At origination, the borrower paid approximately $1,000,000 in leasing commissions and was required to reserve $500,000 in outstanding approved leasing expenses and $503,448 to cover required repairs at the property. The “as-is” value as of January 27, 2016 was $30,530,000, which results in a Current LTV % and Maturity LTV % of 74.7% and 64.5%, respectively.”

“With respect to Loan No. 19, Legends at Kingsville, the Appraised Value ($) represents the “stabilized and complete value” of $29,600,000 as of September 1, 2015, which assumes that all construction will be complete prior to August 2015. At origination, all construction and renovations in connection with the build-out of the property were complete. The “as-is” value as of August 5, 2015 was $25,500,000, which results in a Current LTV % and Maturity LTV % of 86.0% and 70.7%, respectively.

With respect to Loan No. 21, Hampton Inn Seattle Airport, the Appraised Value ($) represents the hypothetical “as complete” value of $24,400,000, which assumes that the PIP outstanding at origination is complete. At origination, the borrower was required to reserve $3,543,335 for the PIP, which represents the full estimated remaining cost to complete the PIP. The “as-is” value as of December 15, 2015 was $20,200,000, which results in a Current LTV % and Maturity LTV % of 69.2% and 57.5%, respectively.

With respect to Loan No. 28, 120 Halsted Street, the Appraised Value ($) represents the “as-is” value based on an “extraordinary assumption” that the borrower has successfully received a tax abatement with the City of East Orange, New Jersey, for which it has applied. At origination, the borrower was required to reserve $365,000 in the event the application for the tax abatement was denied. The borrower is also required to reserve $14,583 both at origination and on each monthly payment date as additional security for the loan in connection with the pending application until the earlier of (i) May 1, 2019 and (ii) the date on which the borrower delivers evidence reasonably satisfactory to the lender that the City of East Orange has approved the borrower’s application for the tax abatement. Please see “Description of the Mortgage Pool—Risks Relating to the Mortgage Loans—Real Estate and Other Tax Considerations” for additional information regarding the proposed tax abatement for the mortgaged property.

(5)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(6)	With respect to Loan No. 1, Quaker Bridge Mall, the mortgage loan is part of a whole loan with an original principal balance of $180,000,000 (the “Quaker Bridge Mall Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2) and two subordinate components (Note B-1 and Note B-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $83,333,333 and is being contributed to the JPMDB 2016-C2 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $66,666,667 and is expected to be contributed to one or more future securitization trusts. Note B-1 and Note B-2 have outstanding principal balances as of the Cut-off Date of $16,666,667 and $13,333,333, respectively, and have

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been sold to a third party investor. All loan level metrics are based on the Quaker Bridge Mall mortgage loan and pari passu components and exclude the two subordinate components.

With respect to Loan No. 2, 787 Seventh Avenue, the mortgage loan is part of a whole loan with an original principal amount of $780,000,000 (the “787 Seventh Avenue Whole Loan”) which is comprised of eight pari passu components totaling $566,000,000 (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8, collectively the “Senior Notes” and each a “787 Seventh Avenue Pari Passu Companion Loan”) and one B-Note in the amount of $214,000,000. Note A-8 (the “787 Seventh Avenue Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $60,000,000 and is being contributed to the JPMDB 2016-C2 Trust. Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and the B-Note have an aggregate outstanding principal balance as of the Cut-off Date of $506,000,000 and were contributed to the COMM 2016-787S trust. Note A-7 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and was contributed to the DBJPM 2016-C1 Trust. All loan metrics are based on the 787 Seventh Avenue Senior Note balance.

With respect to Loan No. 3, 100 East Pratt, the mortgage loan is part of a whole loan with an original principal balance of $110,400,000 (the “100 East Pratt Whole Loan”) which is comprised of six pari passu components (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6). Note A-1 and Note A-4 each have an outstanding principal balance as of the Cut-off Date of $30,000,000 and are being contributed to the JPMDB 2016-C2 Trust. Note A-2 and Note A-5 each have an outstanding principal balance as of the Cut-off Date of $10,000,000 and are expected to be contributed to one or more future securitization trusts. Note A-3 and Note A-6 each have an outstanding principal balance as of the Cut-off Date of $15,200,000 and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the 100 East Pratt Whole Loan balance.

With respect to Loan No. 4, Sanofi Office Complex, the mortgage loan is part of a whole loan with an original principal balance of $125,000,000 (the “Sanofi Office Complex Whole Loan”) which is comprised of eight pari passu components (Note A-1-A, Note A-1-B, Note A-2-A, Note A-2-B, Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B). Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000 and are being contributed to the JPMDB 2016-C2 Trust. Note A-1-A, Note A-1-B, Note A-2-A and Note A-2-B have an aggregate outstanding principal balance as of the Cut-off Date of $65,000,000 and were contributed to the WMCF 2016-C33 trust. All loan level metrics are based on the Sanofi Office Complex Whole Loan balance.

With respect to Loan No. 5, Williamsburg Premium Outlets, the mortgage loan is part of a whole loan with an original principal balance of $185,000,000 (the “Williamsburg Premium Outlets Whole Loan”) which is comprised of seven pari passu components (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5-A, Note A-5-B and Note A-6). Note A-2 and Note A-5-A (the “Williamsburg Premium Outlets Mortgage Loan”) have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and are being contributed to the JPMDB 2016-C2 Trust. Note A-1 and Note A-6 have an aggregate outstanding principal balance as of the Cut-off Date of $70,000,000 and were contributed to the DBJPM 2016-C1 trust. Note A-3 and Note A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and were contributed to the COMM 2015-DC2 trust. Note A-5-B (together with Note A-1, Note A-3, Note A-4 and Note A-6, the “Williamsburg Premium Outlets Pari Passu Companion Loans”) has an outstanding principal balance as of the Cut-off Date of $15,000,000 and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Williamsburg Premium Outlets Whole Loan balance.

With respect to Loan No. 6, Four Penn Center, the mortgage loan is part of a whole loan with an original principal balance of $68,925,000 (the “Four Penn Center Whole Loan”) which is

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comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $48,000,000 and is being contributed to the JPMDB 2016-C2 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $20,925,000 and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Four Penn Center Whole Loan balance.

With respect to Loan No. 7, Equity Inns Portfolio, the mortgage loan is part of a whole loan with an original principal balance of $232,000,000 (the “Equity Inns Portfolio Whole Loan”) which is comprised of eleven pari passu components (Note A-1-A, Note A-1-B, Note A-2-A1, Note A-2-A2, Note A-2-B, Note A-3, Note A-4-A, Note A-4-B, Note A-5-A, Note A-5-B and Note A-6). Note A-4-B, Note A-5-B and Note A-6 (collectively the “Equity Inns Portfolio Mortgage Loan”) have an aggregate outstanding principal balance as of the Cut-off Date of $44,800,000 and are being contributed to the JPMDB 2016-C2 Trust. Note A-1-A and Note A-4-A have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and were contributed to the COMM 2015-LC23 trust. Note A-2-A1 and Note A-5-A have an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and were contributed to the COMM 2016-CCRE28 trust. Note A-1-B, Note A-2-A2, Note A-2-B and Note A-3 (together with Note A-1-A, Note A-2-A1, Note A-4-A and Note A-5-A, the “Equity Inns Portfolio Pari Passu Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $67,200,000 and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Equity Inns Portfolio Whole Loan balance.

With respect to Loan No. 9, One Harbor Point Square, the mortgage loan is part of a whole loan with an original principal balance of $82,000,000 (the “One Harbor Point Square Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 (the “One Harbor Point Square Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $41,000,000 and is being contributed to the JPMDB 2016-C2 Trust. Note A-1 (the “One Harbor Point Square Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $41,000,000 and is held by Citigroup Global Markets Realty Corp. and is expected to be contributed to a future securitization trust. All loan level metrics are based on the One Harbor Point Square Whole Loan balance.

With respect to Loan No. 11, Naples Grande Beach Resort, the mortgage loan is part of a whole loan with an original principal balance of $165,000,000 (the “Naples Grande Beach Resort Whole Loan”) which is comprised of three pari passu components (Note A-1, Note A-2 and Note A-3). Note A-3 has an outstanding principal balance as of the Cut-off Date of $35,000,000 and is being contributed to the JPMDB 2016-C2 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $70,000,000 and was contributed to the JPMBB 2016-C1 trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the DBJPM 2016-C1 trust. All loan level metrics are based on the Naples Grande Beach Resort Whole Loan balance.

With respect to Loan No. 14, Palisades Center, the mortgage loan is part of a $418,500,000 whole loan (the “Palisades Center Whole Loan”), which is comprised of three pari passu components (Note A-1-A, Note A-1-B and Note A-2-A) and three subordinate components, each evidenced by two promissory notes (Note B-1, Note B-2, Note C-1, Note C-2, Note D-1, and Note D-2). Note A-1-B (the “Palisades Center Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $30,000,000 and is being contributed to the JPMDB 2016-C2 trust. Note A-1-A and Note A-2-A (the “Palisades Center Pari Passu Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $229,100,000 and were contributed to PCT 2016-PLSD trust. Note B-1, Note B-2, Note C-1, Note C-2, Note D-1 and Note D-2 (the “Palisades Center Subordinate Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $159,400,000 and were contributed to the PCT 2016-PLSD

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trust. All loan level metrics are based on the aggregate balance of the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans, and exclude the Palisades Center Subordinate Companion Loans.

With respect to Loan No. 15, Sun MHC Portfolio, the mortgage loan is part of a whole loan with an original principal balance of $104,066,000 (the “Sun MHC Portfolio Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 (the “Sun MHC Portfolio Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $29,066,000 and is being contributed to the JPMDB 2016-C2 Trust. Note A-1 (the “Sun MHC Portfolio Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $75,000,000 and was contributed to the COMM 2015-DC2 trust. All loan level metrics are based on the Sun MHC Portfolio Whole Loan balance.

With respect to Loan No. 16, Hall Office Park A1/G1/G3, the mortgage loan is part of a whole loan with an original principal balance of $55,900,000 (the “Hall Office Park A1/G1/G3 Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-2 (the “Hall Office Park A1/G1/G3 Mortgage Loan”) has an outstanding principal balance of $27,900,000 as of the Cut-off Date and is being contributed to the JPMDB 2016-C2 Trust. Note A-1 (the “Hall Office Park A1/G1/G3 Pari Passu Companion Loan”) has an outstanding principal balance as of the Cut-off Date of $28,000,000 and was contributed to the DBJPM 2016-C1 trust. All loan level metrics are based on the Hall Office Park A1/G1/G3 Whole Loan balance.

(7)	Each number identifies a group of related borrowers. With respect to Loan No. 3, 100 East Pratt, the borrowers own the mortgaged property as tenants-in-common.“

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator fee rate), the Operating Advisor Fee Rate, Asset Representation Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

With respect to Loan No. 1, Quaker Bridge Mall, the Interest Rate % reflects the interest rate on the Quaker Bridge Mall Mortgage Loan and the Quaker Bridge Mall Pari Passu Companion Loan only. The interest rate on the Quaker Bridge Subordinate Companion Loans is 6.00000%.

With respect to Loan No. 14, Palisades Center, the individual Interest Rates attributable to each note class comprising of the Palisades Center Whole Loan are as follows: Class A: 3.686695%; Class B: 4.330236%; Class C: 4.972118% and Class D: 5.710702%. The Interest Rate % attributable to the in-trust Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans of the Palisades Center Whole Loan is 3.686695%, when extended to full precision. The Additional Debt Interest Rate reflects a weighted average interest rate for the Palisades Center Subordinate Companion Loans, the Palisades Center Senior Mezzanine Loan (as defined below) and the Palisades Center Junior Mezzanine Loan (as defined below). The Interest Rates % attributable to the Palisades Center Subordinate Companion Loans, the Palisades Center Senior Mezzanine Loan and the Palisades Center Junior Mezzanine Loan are 5.003934%, 5.450000% and 8.000000%, respectively.

(9)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

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(11)	With respect to Loan No. 4, Sanofi Office Complex, the mortgage loan is structured with an anticipated repayment date (“ARD”) of January 6, 2021. In the event the Sanofi Office Complex Whole Loan is not paid off on or prior to the ARD, the borrower is required to make monthly interest-only payments equal to the greater of (i) 8.59300% and (ii) 7.00000% plus the greater of (a) the 5-year swap offered side rate as of the ARD and (b) the 5-year treasury rate as of the ARD, which are required to be first applied to interest accruing at the initial interest rate, and then to principal. Interest accrued at the revised rate and not paid monthly will be deferred. The Final Mat Date is July 31, 2026.

(12)	The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” component of the prepayment provision represents the free payments including the Maturity Date.

With respect to Loan No. 1, Quaker Bridge Mall, defeasance of the full $180.0 million Quaker Bridge Mall Whole Loan is permitted after the earlier to occur of (i) June 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (such date in (ii) is referred to as the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by June 1, 2019, the borrower may prepay the Quaker Bridge Mall Whole Loan in whole, but not in part, with the payment of a yield maintenance premium. The assumed lockout period of 24 payments is based on the expected JPMDB 2016-C2 securitization closing date in May 2016. The actual lockout period may be longer.

With respect to Loan No. 3, 100 East Pratt, defeasance of the full $110.4 million 100 East Pratt Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected JPMDB 2016-C2 securitization closing date in May 2016. The actual lockout period may be longer. If the borrower elects to prepay the 100 East Pratt Whole Loan prior to the closing date of the securitization involving any portion of the loan, the borrower is permitted to prepay the 100 East Pratt Whole Loan with the payment of a yield maintenance premium.

With respect to Loan No. 5, Williamsburg Premium Outlets, defeasance of the full $185.0 million Williamsburg Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019. The assumed lockout period of 27 payments is based on the expected JPMDB 2016-C2 securitization closing date in May 2016. The actual lockout period may be longer.

With respect to Loan No. 6, Four Penn Center, defeasance of the full $68.925 million Four Penn Center Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized (the “Permitted Defeasance Date”). If the Permitted Defeasance Date has not occurred by June 1, 2019, the borrower will be permitted to prepay the Four Penn Center Whole Loan in whole, but not in part, with a yield maintenance premium. The assumed lockout period of 24 payments is based on the expected JPMDB 2016-C2 securitization closing date in May 2016. The actual lockout period may be longer.

With respect to Loan No. 9, One Harbor Point Square, defeasance of the full $82.0 million One Harbor Point Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and

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(ii) three years from the origination date of April 11, 2016. Prepayment with the yield maintenance premium of the full $82.0 million One Harbor Point Square Whole Loan is permitted at any time prior to March 6, 2026.

(13)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed and/or acquired.

With respect to Loan No. 4, Sanofi Office Complex, 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based on the trailing 12-month period ending September 30, 2015. The mortgaged property has a single tenant, Sanofi-Aventis U.S. Inc., operating under a triple net lease. In addition, 2013 NOI ($) is unavailable due to the borrower’s acquisition of the mortgaged property in March 2014. 2014 NOI ($) represents the trailing 9-month period ending December 2014, annualized.

With respect to Loan No. 4, Sanofi Office Complex, 2014 Revenues ($) and 2015 Revenues ($) are based on the borrower’s reported financial statements, which straight-lined the tenant’s rent for accounting purposes.

With respect to Loan No. 8, DoubleTree Houston Intercontinental Airport, Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based on the trailing 12-month period ending March 31, 2016, with the exception of January 2016, which reflects January 2015 operating statistics. Due to acquisition timing, January 2016 financials were not available.

With respect to Loan No. 19, Legends at Kingsville, limited historical financial information is available due to the recent construction of the property, which was completed in 2015.

With respect to Loan No. 22, Residence Inn Murfreesboro, limited historical financial information is available due to recent construction of the property, which was completed in 2015.

With respect to Loan No. 24, Bella Vista, limited historical financial information is available due to the recent construction of the property, which was completed in 2014.

With respect to Loan No. 26, Home2Suites Hilton Lehi, limited historical financial information is available due to recent construction of the property, which was completed in 2014.

With respect to Loan No. 28, 120 Halsted Street, limited historical financial information is available due to the recent construction of the property, which was completed in 2016.

With respect to Loan No. 29, 21st Century SS Monterey, 2014 Revenues ($), 2014 Total Expenses ($) and 2014 NOI ($) are based on the trailing 10-month period ending December 31, 2014, annualized.

(14)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan Nos. 7, 22, and 26, Equity Inns Portfolio, Residence Inn Murfreesboro and Home2Suites Hilton Lehi, the FF&E reserve was included in UW Capital Items ($).

With respect to Loan No. 28, 120 Halsted Street, UW NOI ($) and UW NCF ($) reflect an anticipated reduced real estate tax expense of $105,727, which is based on the full unabated tax expense of $144,820 reduced by the average present value of the tax abatements of $39,093 under the real estate tax abatement program application pending with the City of East Orange, New Jersey. If the tax abatement application is not granted, then real estate taxes are estimated to be $144,820 for the next year.

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(15)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(16)	With respect to Loan No. 14, Palisades Center, there are three parcels at the mortgaged property which are ground leased by the borrower. The ground leases expire in September 30, 2065, July 31, 2094 and March 31, 2096. There is also one more parcel which is ground leased to the borrower by an affiliated entity, but the ground lessor has pledged the fee interest to the lender as security for the loan.

(17)	With respect to Loan No. 29, 21st Century SS Monterey, the mortgaged property is subject to a ground lease between the borrower and the Monterey Peninsula Airport District. The ground lease had an initial term expiring on December 31, 2035. The loan sponsor recently executed a 10-year extension option, as well as a subsequent five month extension, extending the ground lease through May 31, 2046. The current ground rent payment equates to $4,701 per month or $56,412 annually.

(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 2, 787 Seventh Avenue, the borrower was required at origination to deposit $29,427,304 for prepaid rent (of which $25,291,620 is prepaid rent for Sidley Austin LLP, $3,820,957 of which was subsequently released to the borrower for tenant reimbursements for prepaid real estate taxes through June 30, 2016 resulting in a prepaid rent reserve of $25,606,347) and $1,138,085 for rent support to fund certain costs, expenses and free rent related to the New Mountain Capital renewal space on the 49th floor, the UBS expansion space on the 13th floor, the Stifel expansion space on the 12th floor and the BNP Paribas expansion on the 32nd and 33rd floors into the Upfront Other Reserve ($).

With respect to Loan No. 3, 100 East Pratt, the Upfront Other Reserve ($) represents (i) a reserve for outstanding tenant improvements and leasing commissions for four tenants at the mortgaged property in the amount of $13,769,268, including the Largest Tenant, T. Rowe Price Associates, Inc. ($13,385,150 is allocated to tenant improvements and leasing commissions associated with the Largest Tenant) and (ii) a reserve for outstanding free rent/rent abatements for two tenants at the mortgaged property in the amount of $3,782,785, including the Largest Tenant ($3,773,621 is allocated to free rent for the Largest Tenant).

With respect to Loan No. 8, DoubleTree Houston Intercontinental Airport, Upfront Other Reserve ($) includes a letter of credit delivered by the borrower in lieu of a cash reserve for purposes of completing the property improvement plan required by the related franchise agreement. At such time that the remaining cost to complete the property improvement plan is $2,990,000 or less, the mortgage loan documents provide that the letter of credit may be reduced to an amount equal to $2,990,000. Upfront Other Reserve ($) also includes a liquor license reserve in the amount of $250,000 which the borrower was required to escrow at origination in connection with the temporary license agreement under which an affiliate of the seller has agreed to serve alcoholic beverages at the mortgaged property until the earlier of (i) such time as the current manager or its affiliate is issued a permit to serve alcohol or (ii) 60 days following the origination date of the loan, subject to two extensions of 30 days. The liquor license reserve will be released to the borrower at such time that the lender receives evidence of a valid liquor license in the name of the borrower or property manager authorizing the sale of alcoholic beverages at the property.

With respect to Loan No. 12, Barrett Lakes Center, the Upfront Other Reserve ($) represents (i) a reserve for outstanding tenant improvements and leasing commissions for six tenants at the mortgaged properties in the amount of $1,914,112 (including the 2nd Largest Tenant at the

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Barrett Lakes Center II mortgaged property, BB&T (Stephens & Co.), the Largest Tenant and 4th Largest Tenant at the Barrett Center Lakes I mortgaged property, Riskonnect and Evonik Degussa Corp., and the single tenant at the Barrett Lakes Center IV mortgaged property, Fresenius Management Services), and (ii) a reserve for outstanding free rent/rent abatements for five tenants at the mortgaged properties in the amount of $1,637,156 (including the 4th Largest Tenant at the Barrett Center Lakes I mortgaged property, Evonik Degussa Corp., and the single tenant at the Barrett Lakes Center IV mortgaged property, Fresenius Management Services).

With respect to Loan No. 16, Hall Office Park A1/G1/G3, the borrower was required at origination to deposit $2,500,000 as additional collateral in anticipation of the HCL tenant executing an expansion of its existing lease sweep space and commencing occupancy of 11,024 square feet of expanded premises at suite 201 of the G1 property and $342,347 for free rent into the Upfront Other Reserve ($).

With respect to Loan No. 28, 120 Halsted Street, the borrower has applied for a tax abatement from the City of East Orange, New Jersey. At origination, the borrower deposited $365,000 into the Upfront Other Reserve ($) for the pending application for the abatement. If the real estate tax abatement is approved, the funds will be deposited into the lockbox account or, if no lockbox account has been established, released to the borrower in accordance with the loan documents.

With respect to Loan No. 30, 333 Market Street (Port of Oakland Industrial), the borrower was required to deposit $278,284 into the Upfront Other Reserve ($) in order to pay for the required seismic retrofitting work at the property and pay earthquake insurance premiums prior to and after completion of the retrofit work.

(19)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 1, Quaker Bridge Mall, the Monthly RE Tax Reserve ($) is waived provided that (i) the debt service coverage ratio based on the trailing four calendar quarter period is at least 1.30x for two consecutive calendar quarters, (ii) (x) all taxes and other charges are paid by the borrower prior to the assessment of any penalty for late payment and prior to the date that such taxes and other charges become delinquent, (y) upon request of the lender, the borrower promptly provides evidence reasonably satisfactory to the lender that such taxes and other charges have been paid prior to the assessment of any penalty for late payment and prior to the date that such taxes and other charges become delinquent and (iii) an event of default has not occurred and is not continuing.  In addition, in the event that there is an event of default or if the debt service coverage ratio based on the trailing four calendar quarter period is less than 1.30x for two consecutive calendar quarters, the borrower is required to deposit $5,954 into the Monthly Capex Reserve ($) subject to a cap of $214,345. To the extent that there is no event of default and the debt service coverage ratio based on the trailing four calendar quarter period is equal to or greater than 1.30x for two consecutive calendar quarters, the borrower has the right to deliver a guaranty from the carveout guarantor in lieu of making monthly deposits to the Monthly TI/LC Reserve ($).

With respect to Loan No. 2, 787 Seventh Avenue, the borrower is permitted to post one or more letters of credit acceptable to the lender in lieu of cash reserves for the Monthly TI/LC Reserve ($) and Monthly Capex Reserve ($), subject to compliance with rating agency requirements.

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With respect to Loan No. 3, 100 East Pratt, the borrowers are required to deposit into the Monthly Other Reserve ($) all excess cash flow after the payment of debt service, required reserves and operating expenses, which will be held as additional collateral for the loan in the event that T. Rowe Price Associates, Inc. (or any tenant which leases more than 66,270 square feet at the property or any replacement tenant thereof) (a “Specified Tenant”) (i) defaults (other than with respect to immaterial non-monetary terms) (ii) vacates, abandons, ceases ordinary business operations or otherwise “goes dark” or gives notice of its intent to do any of the foregoing, (iii) gives notice of its intention to cancel or terminate its lease; (iv) becomes subject to any bankruptcy or insolvency proceeding, or (v) fails to provide notice to extend its lease prior to the earlier of (x) the date that is 12 months prior to the scheduled expiration date of such Specified Tenant’s lease or (y) the date under such Specified Tenant’s lease by which such Specified Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised). In addition, the borrowers are required to deposit an amount equal to the aggregate total of all rent associated with any lease for which a tenant has exercised a contraction or termination option under the applicable lease (a “Lease Contraction Event”). The borrowers are required to deposit any early lease termination or contraction fee in connection with a Lease Contraction Event within three business days of receipt.

With respect to Loan No. 4, Sanofi Office Complex, the Monthly RE Tax Reserve ($), Monthly Ins. Reserve ($) and Monthly Capex Reserve ($) are waived provided that the sole tenant at the mortgaged property, Sanofi-Aventis U.S. Inc., is paying such expenses pursuant to its lease (or, with respect to the Monthly Capex Reserve ($), the borrower is paying for capital expenditures and the guaranty of the borrower’s maintenance obligations under the sole tenant lease is in full force and effect). In addition, the Monthly Other Reserve ($) represents a reserve for condominium assessments and charges. As of the Cut-off Date, the condominium association has not started assessments or common area charges under the condominium documents.”

With respect to Loan No. 6, Four Penn Center, there is a cash sweep period in effect as of the origination date of the mortgage loan, and all excess cash flow after payment of monthly debt service, required reserves and operating expenses is required to be deposited into the Monthly TI/LC Reserve ($). On a monthly basis commencing after the occurrence of either of the following (a “2018 Rollover Cure”): (i) the balance of funds in the Monthly TI/LC Reserve ($) is equal to or greater than $50.00 per square foot with respect to the office square footage for any portion of the leases for the Largest Tenant, Elsevier, Inc., the 2nd Largest Tenant, Post & Schell, and the 3rd Largest Tenant, Federal Insurance Company, that has not been renewed or released beyond its current 2018 expiration date in accordance with the mortgage loan documents or (ii) the achievement of a debt service coverage ratio (excluding rent from any of the foregoing tenants under any portion of a related lease that is not renewed or released) of at least 1.10x for one quarter, based on the trailing three-month period, the cash sweep period will expire and the borrower will be required to escrow $74,035 ($1.70 per square foot annually) for tenant improvements and leasing commissions into the Monthly TI/LC Reserve ($). In addition, to the extent there is a cash sweep period as a result of (a) the occurrence of the date on which the debt service coverage ratio, based on trailing three-months of gross income from operations, is less than 1.10x, at any time after January 1, 2019, or (b) to the extent more than 25.0% of the square footage is leased to two or fewer tenants and such leases are scheduled to expire in the 2023 calendar year, the occurrence of the date that is the latest of (1) the date on which the preceding lease concentration first occurs, (2) the occurrence of any 2018 Rollover Cure or (3) January 1, 2019, all excess cash flow is required to be deposited into the Monthly TI/LC Reserve ($).

With respect to Loan No. 7, Equity Inns Portfolio, the borrowers are required to make 11 quarterly deposits, which began in December 2015 and end in June 2018, into the Monthly Other Reserve

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($) of a pre-determined amount as set forth under the loan agreement, in the aggregate of $27,500,000, in association with required PIP work.

With respect to Loan No. 8, DoubleTree Houston Intercontinental Airport, commencing on the payment date in February 2017 through and including the payment date in January 2018, the borrower is required to escrow into the Monthly Capex Reserve ($) 2.0% of gross income from operations based on the calendar month two months prior to such payment date. Commencing on the payment date in February 2018 and on each payment date thereafter, the monthly escrow amount is required to be 4.0% of gross income from operations based on the calendar month two months prior to such payment date. The borrower is also required to deposit into the Monthly Capex Reserve ($) an amount reasonably estimated by the lender as necessary to complete any property improvement plan (other than the current property improvement plan). Subaccounts may be established to segregate the amounts on deposit from FF&E monthly deposits and PIP monthly deposits.

With respect to Loan No. 9, One Harbor Point Square, during a trigger period and/or mezzanine trigger period, the borrower is required to deposit into the Monthly Other Reserve ($) the sum of 1/12 of an amount which would be sufficient to pay the declaration assessments that are anticipated to accrue during the next 12 month period (provided, however, to the extent any anticipated declaration assessment will be of a non-recurring nature, the borrower shall be required to deposit the full amount of the anticipated assessment (as opposed to 1/12 of the applicable amount)). Declaration assessments will mean all common charges and any special assessments or other amount of charges levied against the borrower pursuant to the Declaration of Harbor Point Planned Community, dated August 13, 2008 and as amended.

With respect to Loan No. 11, Naples Grande Beach Resort, at any time that the debt yield (as calculated in accordance with the mortgage loan documents) is below 12.0% on the payment dates occurring in each December, January, February, March, April and May, the borrowers are required to deposit into the Monthly Other Reserve ($) all excess cash flow on such payment dates for a seasonality reserve.

With respect to Loan No. 11, Naples Grande Beach Resort, the Monthly Ins. Reserve ($) represents 1/12 of the annual estimated insurance premium for flood coverage. The mortgage loan documents generally provide that the monthly reserve for insurance premiums is waived, provided that there is no event of default has occurred or is continuing and the borrowers insure the mortgaged property pursuant to a blanket insurance policy in accordance with the mortgage loan documents, but the flood coverage is a standalone policy that is not included as part of the blanket policy.

With respect to Loan No. 12, Barrett Lakes Center, the borrower is required to make deposits of $26,212 into the Monthly TI/LC Reserve ($) commencing on the payment date in January 2018. Additionally, in the event that the Largest Tenant at the Barrett Lakes Center II mortgaged property, Insperity Support Services, (i) terminates its lease or gives notice of its intention to do so, (ii) fails to extend or renew its lease on terms and conditions reasonably acceptable to the lender on or prior to the earlier of (x) the expiration of the renewal period and (y) the date that is nine months prior to the applicable lease expiration date or (iii) fails to be in actual physical possession of its leased space, fails to be open to the public or goes dark, the borrower is required to deposit all excess cash flow into the Monthly TI/LC Reserve ($). Additionally, in the event the borrower elects to lease or re-lease the premises currently demised to the Largest Tenant at the Barrett Lakes Center II mortgaged property, Insperity Support Services, to one or more replacement tenants acceptable to the lender, the borrower is required to deposit into Monthly Other Reserve ($) a sum equal to the total amount of any free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the borrower to such replacement tenants.

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With respect to Loan No. 17, New Town Collier Portfolio, the mortgage loan documents provide that so long as the borrowers provide the lender with sufficient funds to pay all taxes at least 15 days prior to the date required to receive the maximum discount under Florida law, the lender is required to use commercially reasonable efforts to apply the funds in the Upfront RE Tax Reserve ($) and Monthly RE Tax Reserve ($) to the payment of taxes within the deadline to receive the discount. JPMCB underwrote real estate taxes based on the actual 2015 taxes less a 4.0% discount.

With respect to Loan No. 21, Hampton Inn Seattle Airport, the borrower is required to make deposits into the Monthly Capex Reserve ($) account in an amount equal to 4.0% of the gross income from operations for the calendar month two months prior to such payment date; provided, however, such monthly deposit will increase by 1.0% of the gross income from operations (i) each time the borrower fails to achieve certain standards of quality evaluations administered by the franchisor, and (ii) if, as of January 1, 2022 and each anniversary thereafter, the borrower fails to spend, in the aggregate, $4,500 per room on FF&E replacements and repairs for the prior 36 month period, unless, with respect to this subsection (ii) only, the borrower spends, in the aggregate for the immediately prior 36 month period, $4,500 per room on FF&E replacements and repairs.

With respect to Loan No. 23, Hampton Inn Nashville - Bellevue, commencing on the payment date in April 2018, the borrower is required to make deposits into the Monthly Capex Reserve ($) in an amount equal to the greater of (i) 4.0% of the gross income from operations of the property for the calendar month two months prior to such payment date or (ii) such higher amount required under the Hampton Inn Nashville - Bellevue franchise agreement or any replacement franchise agreement.

With respect to Loan No. 27, Hampton Inn Carrollton, beginning on July 1, 2022, the borrower is required to make deposits into the Monthly Other Reserve ($) in the amount of $32,100 to reserve sufficient funds to pay for any property improvement plan required by a new or renewed franchise agreement upon expiration of the current franchise agreement in July 2024.

With respect to Loan No. 28, 120 Halsted Street, the borrower is required to make deposits, up to and including the payment date in May 2019, into the Monthly Other Reserve ($) in the amount of $14,583 for the pending tax abatement application with the City of East Orange, New Jersey. If the real estate tax abatement is approved, the funds will be deposited into the lockbox account or, if no lockbox account has been established, released to the borrower in accordance with the loan documents.

With respect to Loan No. 29, 21st Century SS Monterey, the borrower will be required to deposit any Excess Advance Rentals Collection Amounts into the Monthly Other Reserve ($) to cover applicable prepaid rent periods. The borrower is permitted, so long as no trigger period exists, to collect rents for more than one month in advance, but no more than 12 months in advance (“Advance Rentals”), so long as such Advance Rentals do not exceed, in the aggregate, ten percent of the rents attributable to self-storage leases only (the “Advance Rentals Collection Cap”). The borrower will be required to deposit with the lender any prepaid rent collected that exceeds the Advance Rentals Collection Cap (the “Excess Advance Rentals Collection Amounts”).

(20)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

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With respect to Loan No. 16, Hall Office Park A1/G1/G3, the Monthly TI/LC Reserve ($) will be subject to a cap of $1,000,000 on any date on or after June 1, 2022, provided at least 90% of the rentable square footage of the properties are occupied by tenants making full rent payments.

(21)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

(22)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 10, High Crossing Portfolio, for the 2418 Crossroads Drive mortgaged property, the 4th Largest Tenant, Dept. of Corrections, occupies two spaces at the property. The expiration date for the 3,448 square foot space is January 31, 2019 and the expiration date for the 2,873 square foot space is May 31, 2020.

(23)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 1, Quaker Bridge Mall, the 3rd Largest Tenant, H&M, has the right to terminate its lease within one year beginning November 15, 2016 if its gross sales do not equal at least $4,369,050 (approximately $251 per square foot) with 60 days written notice and payment of a termination fee of $582,540 (approximately $33 per square foot) prorated to the unamortized number of months. Such termination will be effective one year after delivery of such notice.

With respect to Loan No. 2, 787 Seventh Avenue, the Largest Tenant, BNP Paribas, has the one-time right to terminate its lease for its entire leased space, effective December 31, 2019, provided the tenant has given landlord notice not later than June 30, 2018 and subject to payment of a termination fee. Additionally, the Largest Tenant, BNP Paribas, is subleasing approximately 65,234 square feet from Morgan Stanley Smith Barney Financing LLC (“MSSB”). When the MSSB lease expires on June 20, 2016, the sub-leased premises will be subject to the BNP Paribas lease that expires December 31, 2022.

With respect to Loan No. 3, 100 East Pratt, the Largest Tenant, T. Rowe Price Associates, Inc., has the right to contract its space with respect to one or more of the 13th, 14th or 16th floors as of December 31, 2024, with 18 months’ notice and the payment of a termination fee of $486,007 per floor. In addition, the tenant has the right to contract its space with respect to the investor center space any time after June 30, 2017, with 18 months’ notice and the payment of a termination fee. If the 15th floor expansion space is not delivered to the borrower by October 1, 2016 (the “Outside Date”), the tenant has the option to terminate its lease with respect to the 15th floor expansion space with written notice provided at least 15 days after the Outside Date, with such termination to be effective as of July 1, 2024. The tenant is required to deliver the notice of termination with 18 months’ notice and the payment of a termination fee of $20,381,060. Additionally, the 5th Largest Tenant, Jones Lang LaSalle, has the right to terminate its lease effective as of April 30, 2017, with 12 months’ notice and the payment of a termination fee.

With respect to Loan No. 4, Sanofi Office Complex, the liability of the lease guarantor, Sanofis-Aventis, is capped at $250,000,000 in the aggregate.

With respect to Loan No. 5, Williamsburg Premium Outlets, the guaranty (which also includes environmental indemnity provisions) provides that the guarantor’s liability may not exceed $37.0 million in the aggregate (20.0% of the original loan amount), plus all reasonable out-of-pocket

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costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

With respect to Loan No. 6, Four Penn Center, the 3rd Largest Tenant, Federal Insurance Company, is subleasing approximately 21,832 square feet of its space to Internet Order, LLC, which has assigned the sublease to TD Bank, N.A. The prime lease and sublease have the same expiration date.

With respect to Loan No. 9, One Harbor Point Square, the Largest Tenant, Bridgewater Associates, has the right to terminate its lease on the seventh, tenth, eleventh, twelfth, thirteenth and fourteenth anniversary dates of its rent commencement with 12 months’ prior notice and payment of a termination fee. The 4th Largest Tenant, Waypoint Residential, has a termination option effective on the last day of the 60th month from its lease commencement with 12 months’ prior notice and payment of termination fee.

With respect to Loan No. 10, High Crossing Portfolio, the Largest Tenant at the 5325 Wall Street mortgaged property, Fiserv Solutions, has the right to terminate its lease at any time with 270 days’ written notice and a termination fee. The option will expire if the tenant exercises its right to expand its lease space. The Largest Tenant at the 2310 Crossroads Drive mortgaged property, Cardinal Stritch University, has the right to terminate its lease if the parking ratio for the building falls below 2.75 parking spaces per 1,000 square feet and the landlord cannot otherwise accommodate the tenant’s parking needs with 45 days written notice. The Largest Tenant at the 2601 Crossroads Drive mortgaged property, Cottingham & Butler Insurance, has the right to terminate its lease any time after August 31, 2019 with at least seven months’ written notice and payment of a termination fee. The Largest Tenant at the 2801 Crossroads Drive mortgaged property, City of Madison, has the right to terminate its lease at any time with 180 days’ written notice, if funds anticipated for the fulfillment of the lease are at any time not forthcoming or insufficient, either through failure of the City of Madison or other funding sources. The 2nd Largest Tenant at the 2418 Crossroads Drive mortgaged property, Performance Gateway, LLC, has the right to terminate its lease anytime after February 28, 2017 with at least six months’ written notice and payment of a termination fee. The 2nd Largest Tenant at the 2810 Crossroads Drive mortgaged property, iNOC, has the one time right to terminate its lease on May 31, 2021 with written notice by August 31, 2020 with a termination fee equal to $147,878 paid not later than December 31, 2020. The 2nd Largest Tenant at the 2801 Crossroads Drive mortgaged property, Insphere Insurance, has the right to terminate its lease at any time with 180 days’ written notice and payment of a termination fee. The 3rd Largest Tenant at the 2801 Crossroads Drive mortgaged property, The ASU Group, has the right to terminate its lease at any time after February 29, 2020 with at least six months’ written notice and payment of a termination fee. The 4th Largest Tenant at the 2310 Crossroads Drive mortgaged property, Cisco Systems, has the right to terminate its lease at any time after May 31, 2016 with 180 days’ written notice and payment of a termination fee. The 4th Largest Tenant at the 2810 Crossroads Drive, In Home Health, LLC, has the one time right to terminate its lease on September 30, 2017 with written notice no later than March 31, 2017 and payment of a termination fee.

With respect to Loan No. 12.01, Barrett Lakes Center – Barrett Lakes Center II, the Largest Tenant, Insperity Support Services, has the right to contract its leased space by up to 25% as of September 30, 2018, with 12 months’ notice and the payment of a termination fee.

With respect to Loan No. 12.02, Barrett Lakes Center – Barrett Lakes Center I, the Largest Tenant, Riskonnect, has the right to terminate its lease in July 2020 with at least 90 days’ notice and payment of a termination fee.

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With respect to Loan No. 13, Saint Germaine Apartments, the mortgage loan documents permit the related borrower to lease up to five units to affiliates or employees of the borrower, provided that such parties are involved with the daily operations of the property.

With respect to Loan No. 16, Hall Office Park A1/G1/G3, the Largest Tenant at the Hall Office Park G1 mortgaged property, HCL, has the one-time right to terminate its lease as of March 31, 2020. The tenant must provide notice on or before December 31, 2018 and must pay a termination fee equal to two monthly installments of base rent equal to $289,977 and all base rental amounts which would have been payable by the tenant during the abatement period equal to $396,130 plus any unamortized costs.

With respect to Loan No. 17.01, New Town Collier Portfolio – New Town Commerce Center, the 2nd Largest Tenant, the US Department of Agriculture, has the right to terminate its lease with 90 days’ notice.

With respect to Loan No. 17.02, New Town Collier Portfolio – Collier Park of Commerce, the 4th Largest Tenant, STH Distribution, has the right to terminate its lease on December 31, 2016, with 90 days’ notice and the payment of a termination fee.

With respect to Loan No. 18, 1505 East Warner, the Largest Tenant, County of Orange, has the right to terminate its lease at any time after December 31, 2027 and prior to December 31, 2030 with 12 months’ written notice with a termination fee equal to the leasing costs amortized over the last 15 years of the term, including interest at the rate of 8% per annum.

With respect to Loan No. 20, Omni Storage Portfolio, the mortgage loan documents permit the related borrowers to lease up to nine units at the properties to one or more affiliates of the borrower, provided that such affiliate(s) actually uses such units for storage purposes.

With respect to Loan No. 30, 333 Market Street (Port of Oakland Industrial), the Largest Tenant, Darcoid Company, has the option to terminate its lease with at least 90 days’ notice during the last two years of the lease in the event of (1) a change in applicable laws and the tenant’s specific use of the premises with the current use being mostly industrial warehouse/distribution with some light manufacturing and (2) the cost of capital expenditures required to alter the property in order to bring it up to the new ordinance code exceeds six months’ base rent, unless within 10 days of tenant’s termination notice, landlord elects to pay the difference between the cost and the six months’ base rent. The 2nd Largest Tenant, Lonely Planet, has the right to terminate its lease upon at least 180 days’ written notice at any time after November 1, 2019 with a termination fee equal to $111,150.

(24)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes.

With respect to Loan No. 1, Quaker Bridge Mall, the aggregate liability of the Principal / Carveout Guarantor is capped at $36,000,000 plus all reasonable out-of-pocket costs and expenses (including, without limitation, court costs and attorneys’ fees) incurred by the lender in its enforcement of rights under the loan documents.

With respect to Loan No. 14, Palisades Center, the Principal / Carveout Guarantor’s liability for any breach or violation of certain bankruptcy, insolvency and substantive consolidation carveouts in the Palisades Center Whole Loan documents is capped at 20% of the amount of the Palisades Center Whole Loan.

(25)	The classification of the lockbox types is described in the Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” and “–Certain Calculations and Definitions” for further details.

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(26)	With respect to Loan No. 1, Quaker Bridge, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, the holder of Note B-1 of the related subordinate companion loan will have certain consent rights with respect to the whole loan.

(27)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Existing Mezzanine Debt,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 2, 787 Seventh Avenue, Additional Debt includes a junior note with an original principal balance of $214.0 million that was contributed to the COMM 2016-787S transaction. In addition, a $220.0 million mezzanine loan was funded concurrently with the origination of the 787 Seventh Avenue Whole Loan and thereafter sold to 787 Manhattan Barnes, LLC. The mezzanine loan is coterminous with the 787 Seventh Avenue Whole Loan and accrues interest at a fixed per annum rate equal to 4.85000%. An intercreditor agreement is in place with respect to the 787 Seventh Avenue Whole Loan and the related mezzanine loan.

With respect to Loan No. 7, Equity Inns Portfolio, W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust (collectively, “Equity Inns PE Member”), each an affiliate of Whitehall Street Global Real Estate Limited Partnership 2007 (which is the real estate private equity unit of Goldman Sachs Group, Inc.) hold a preferred equity interest with an outstanding balance of $65,246,820 as of April 1, 2016 in an upper-tier affiliate of the borrowers (“Holdco”). Provided no Equity Inns PE Changeover event has occurred, Equity Inns PE Member is entitled to a preferred return on its investment payable from cash flow from the Equity Inns Portfolio properties, equal to 7.5% for the period ending August 27, 2016 and 8.0% thereafter. If an Equity Inns PE Changeover Event has occurred, Equity Inns PE Member is entitled to an increase of 5.0% above such preferred return.  50% of the Equity Inns PE Member’s original capital contributions are required to be paid to Equity Inns PE Member by February 27, 2018 and 100% of such capital contributions are required to be paid to Equity Inns PE Member by February 27, 2019.  The balance of the preferred equity investment (inclusive of all returns required to be paid pursuant to the operating agreement of Holdco) is required to be redeemed in full by payment to Equity Inns PE Member of (i) all its capital contributions, (ii) Equity Inns PE Member’s required return plus (iii) any other amounts due to Equity Inns PE Member on or prior to the date that is the earlier of (x) the date of the first occurrence of an Equity Inns PE Changeover Event or (y) January 4, 2021 (the “Mandatory Equity Inns PE Redemption Date”). Upon the occurrence of certain events (each an “Equity Inns PE Changeover Event”) set forth in Holdco’s organizational documents (including Holdco’s failure to pay the monthly preferred return, the failure to repay Equity Inns PE Member’s capital contributions as provided in Holdco’s operating agreement and the failure to redeem the preferred equity investment by the Mandatory Equity Inns PE Redemption Date), Equity Inns PE Member is entitled to take over control of Holdco and thereby control over the borrowers.

With respect to Loan No. 9, One Harbor Point Square, a $16.9 million mezzanine loan was funded concurrently with the One Harbor Point Square Whole Loan. The mezzanine loan is coterminous with the One Harbor Point Square Whole Loan, accrues interest at a rate of 10.80000% per annum and amortizes on a 30-year schedule after an initial 12-month interest-only period. The mezzanine borrower under the mezzanine loan is One Harbor Point Square Mezz LLC. The current holder of the mezzanine loan is SMHF Cayman Hotel, LLC.

With respect to Loan No. 12, Barrett Lakes Center, at origination of the mortgage loan, JPMCB provided a short-term mezzanine loan in the original principal amount of $4,515,000 in order to

A-1-31

permit the borrower sponsor sufficient time to complete its equity raise. The mezzanine loan was paid off in full on March 31, 2016.

With respect to Loan No. 14, Palisades Center, additional debt is comprised of the Palisades Center Subordinate Companion Loans, a senior mezzanine loan (the “Palisades Center Senior Mezzanine Loan”) with an outstanding principal balance as of the Cut-off Date of $75.0 million and a junior mezzanine loan (the “Palisades Center Junior Mezzanine Loan”) with an outstanding principal balance as of the Cut-off Date of $66.5 million. The mortgage loan documents provide that the junior mezzanine borrower may obtain an additional advance of principal in an amount not greater than an amount equal to the lesser of (a) $75,000,000 and (b) the amount, which when added to the then outstanding principal balance of the Palisades Center Senior Mezzanine Loan and Palisades Center Junior Mezzanine Loan and the mortgage loan yields: (i) an aggregate loan-to-value ratio (as calculated in the loan documents) that does not exceed 63.6%; (ii) a combined debt yield (as calculated in the loan documents) that is no less than 7.9%; and (iii) the projected combined debt service coverage ratio (as calculated in the loan documents) for the succeeding 12 months that is not less than the greater of (A) 1.53x and (B) the combined debt service coverage ratio for the immediately preceding 12 months.

(28)	With respect to Loan No. 23, Hampton Inn Nashville – Bellevue, 2013 Occupancy % was adjusted for the months of January through April 2013, during which the property underwent a renovation reducing the total available room count. 1,420 room nights were removed from the total available room count in connection with the renovations performed.

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ANNEX A-2

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

$6,000,000	-	$9,999,999	7	$53,879,443	6.0%	4.93906%	133	1.51x	10.3%	69.3%	52.1%
$10,000,000	-	$19,999,999	4	52,309,214	5.9	5.10250%	119	1.81x	12.7%	63.1%	50.1%
$20,000,000	-	$24,999,999	3	68,440,757	7.7	4.96905%	98	1.29x	8.9%	71.5%	62.2%
$25,000,000	-	$49,999,999	11	404,836,637	45.3	4.74109%	106	1.81x	11.1%	66.7%	59.1%
$50,000,000	-	$83,333,333	5	313,333,333	35.1	4.39615%	106	2.54x	12.3%	46.4%	45.4%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Mortgage Rates

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

3.68670%	-	3.99999%	2	$90,000,000	10.1%	3.78702%	98	3.89x	15.8%	29.3%	29.3%
4.00000%	-	4.49999%	3	162,399,333	18.2	4.22325%	118	2.22x	10.4%	52.9%	52.0%
4.50000%	-	4.94999%	13	357,360,421	40.0	4.77085%	119	1.48x	10.2%	69.4%	60.4%
4.95000%	-	5.30600%	12	283,039,629	31.7	5.08175%	92	1.95x	12.0%	61.5%	53.6%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Original Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

	60		4	$158,521,883	17.8%	4.78733%	56	2.70x	13.7%	51.6%	50.8%
	120		25	727,877,500	81.5	4.64100%	118	1.86x	10.9%	61.6%	54.7%
	240		1	6,400,000	0.7	5.15000%	240	1.33x	10.8%	64.6%	1.2%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Remaining Term to Maturity/ARD in Months(1)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

53	-	60	4	$158,521,883	17.8%	4.78733%	56	2.70x	13.7%	51.6%	50.8%
115	-	120	25	727,877,500	81.5	4.64100%	118	1.86x	10.9%	61.6%	54.7%
240	-	240	1	6,400,000	0.7	5.15000%	240	1.33x	10.8%	64.6%	1.2%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Original Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Interest Only			6	$328,133,333	36.8%	4.35820%	93	2.82x	12.9%	45.0%	45.0%
	240		1	6,400,000	0.7	5.15000%	240	1.33x	10.8%	64.6%	1.2%
	300		2	23,325,123	2.6	5.05000%	118	2.01x	14.9%	60.8%	45.7%
	324		1	38,942,165	4.4	4.92000%	119	1.45x	11.0%	67.7%	52.8%
	360		20	495,998,762	55.6	4.83372%	115	1.52x	10.2%	69.0%	60.4%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

A-2-1

ANNEX A-2

Remaining Amortization Term in Months

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Interest Only			6	$328,133,333	36.8%	4.35820%	93	2.82x	12.9%	45.0%	45.0%
240	-	240	1	6,400,000	0.7	5.15000%	240	1.33x	10.8%	64.6%	1.2%
298	-	298	2	23,325,123	2.6	5.05000%	118	2.01x	14.9%	60.8%	45.7%
323	-	323	1	38,942,165	4.4	4.92000%	119	1.45x	11.0%	67.7%	52.8%
356	-	360	20	495,998,762	55.6	4.83372%	115	1.52x	10.2%	69.0%	60.4%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Amortization Types

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

IO-Balloon			11	$342,323,000	38.3%	4.71537%	118	1.53x	10.3%	68.6%	61.2%
Interest Only			5	268,133,333	30.0	4.19377%	101	2.87x	12.8%	44.8%	44.8%
Balloon			12	215,943,050	24.2	5.06024%	112	1.55x	10.8%	68.4%	56.2%
ARD-Interest Only			1	60,000,000	6.7	5.09300%	56	2.60x	13.5%	45.8%	45.8%
Fully Amortizing			1	6,400,000	0.7	5.15000%	240	1.33x	10.8%	64.6%	1.2%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Partial Interest Only Periods

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

12	-	24	4	$126,700,000	14.2%	4.80739%	118	1.49x	9.8%	68.5%	58.5%
25	-	36	2	41,703,000	4.7	4.90000%	118	1.33x	9.4%	69.2%	61.2%
37	-	60	4	144,854,000	16.2	4.66910%	119	1.62x	11.2%	67.9%	62.3%
61	-	72	1	29,066,000	3.3	4.28000%	115	1.51x	9.0%	72.2%	67.2%

Total / Wtd. Avg:			11	$342,323,000	38.3%	4.71537%	118	1.53x	10.3%	68.6%	61.2%

Underwritten Net Cash Flow Debt Service Coverage Ratios(2)

						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

1.23x	-	1.44x	12	$214,540,139	24.0%	4.86858%	115	1.33x	9.1%	71.7%	60.9%
1.45x	-	1.59x	5	201,729,637	22.6	4.81025%	118	1.51x	10.4%	70.8%	60.8%
1.60x	-	1.74x	1	35,000,000	3.9	4.95000%	116	1.63x	10.4%	62.6%	54.1%
1.75x	-	1.89x	2	70,367,268	7.9	4.74072%	119	1.85x	12.6%	59.7%	53.2%
1.90x	-	2.04x	2	21,946,151	2.5	5.17302%	118	1.99x	13.1%	61.6%	51.0%
2.05x	-	2.19x	2	21,082,855	2.4	4.96229%	119	2.17x	16.1%	60.5%	47.1%
2.20x	-	4.62x	6	328,133,333	36.8	4.35820%	93	2.82x	12.9%	45.0%	45.0%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Cut-off Date LTV Ratios(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

29.3%	-	59.9%	8	$370,275,279	41.5%	4.39289%	104	2.68x	13.0%	45.8%	44.1%
60.0%	-	64.9%	4	96,567,268	10.8	4.98937%	95	1.94x	12.0%	63.8%	54.8%
65.0%	-	69.9%	8	189,803,697	21.3	4.95911%	118	1.51x	10.5%	68.6%	57.2%
70.0%	-	77.3%	10	236,153,139	26.5	4.74391%	112	1.39x	9.4%	73.3%	65.0%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

A-2-2

ANNEX A-2

LTV Ratio at Maturity/ARD(1)(2)(3)

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity Date/ARD			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

1.2%	-	44.9%	4	$109,357,855	12.2%	4.00696%	108	3.54x	15.6%	34.7%	29.3%
45.0%	-	49.9%	4	167,684,692	18.8	4.67000%	97	2.35x	11.8%	47.5%	45.7%
50.0%	-	54.9%	5	192,067,165	21.5	4.66875%	118	1.92x	11.7%	60.5%	53.9%
55.0%	-	59.9%	5	117,183,532	13.1	5.00099%	119	1.51x	10.0%	69.7%	57.9%
60.0%	-	64.9%	9	198,586,139	22.2	4.90702%	96	1.54x	10.0%	69.8%	62.7%
65.0%	-	68.8%	3	107,920,000	12.1	4.55375%	118	1.48x	10.0%	74.3%	68.4%

Total / Wtd. Avg:			30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Type of Mortgaged Properties

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type	Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Office
CBD	4	$209,000,000	23.4%	95.5%	2.19x	12.3%	56.0%	51.0%
Suburban	14	146,117,854	16.4	94.8%	1.89x	11.4%	60.2%	53.9%
Subtotal:	18	$355,117,854	39.8%	95.2%	2.07x	11.9%	57.7%	52.2%

Retail
Super Regional Mall	2	$113,333,333	12.7%	86.9%	2.91x	12.3%	40.9%	40.9%
Anchored	1	50,000,000	5.6	95.2%	2.52x	11.4%	54.8%	54.8%
Single Tenant	1	15,277,311	1.7	100.0%	1.45x	11.0%	67.7%	52.8%
Subtotal:	4	$178,610,644	20.0%	90.3%	2.67x	11.9%	47.1%	45.8%

Hotel
Full Service	2	$79,721,472	8.9%	78.8%	1.57x	10.3%	66.6%	56.3%
Limited Service	13	49,412,730	5.5	76.3%	2.06x	13.1%	63.2%	55.2%
Extended Stay	8	38,616,648	4.3	81.8%	2.23x	14.7%	62.2%	55.0%
Select Service	5	10,166,897	1.1	68.8%	2.30x	13.1%	64.4%	64.4%
Subtotal:	28	$177,917,746	19.9%	78.2%	1.89x	12.2%	64.6%	56.2%

Multifamily
Garden	6	$49,096,382	5.5%	93.4%	1.36x	8.9%	74.5%	65.7%
Student	1	21,918,874	2.5	98.8%	1.27x	8.5%	74.1%	60.9%
Mid-Rise	1	7,150,000	0.8	95.2%	1.24x	8.0%	70.8%	62.5%
Subtotal:	8	$78,165,256	8.8%	95.1%	1.33x	8.7%	74.1%	64.0%

Industrial
Flex	2	$23,721,883	2.7%	87.1%	1.30x	9.7%	70.2%	64.9%
Warehouse	1	6,000,000	0.7	100.0%	1.35x	9.1%	65.6%	60.3%
Subtotal:	3	$29,721,883	3.3%	89.7%	1.31x	9.6%	69.3%	64.0%

Manufactured Housing
Manufactured Housing	12	$29,066,000	3.3%	85.5%	1.51x	9.0%	72.2%	67.2%
Subtotal:	12	$29,066,000	3.3%	85.5%	1.51x	9.0%	72.2%	67.2%

Mixed Use
Industrial/Office	1	$22,800,000	2.6%	95.6%	1.29x	8.5%	70.3%	60.7%
Subtotal:	1	$22,800,000	2.6%	95.6%	1.29x	8.5%	70.3%	60.7%

Self Storage
Self Storage	5	$21,400,000	2.4%	83.3%	1.31x	9.2%	69.9%	41.9%
Subtotal:	5	$21,400,000	2.4%	83.3%	1.31x	9.2%	69.9%	41.9%

Total / Wtd. Avg:	79	$892,799,383	100.0%	90.1%	2.01x	11.4%	59.9%	53.6%

A-2-3

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

New Jersey	3	$150,483,333	16.9%	91.0%	2.36x	11.4%	46.5%	46.2%
Texas	16	123,116,054	13.8	89.6%	1.45x	9.5%	71.8%	60.7%
New York	4	92,305,312	10.3	96.7%	3.83x	15.6%	30.4%	30.3%
Florida	7	71,683,415	8.0	79.8%	1.57x	10.3%	66.1%	59.8%
Maryland	1	60,000,000	6.7	99.4%	1.85x	12.5%	58.8%	53.9%
Virginia	1	50,000,000	5.6	95.2%	2.52x	11.4%	54.8%	54.8%
Pennsylvania	1	48,000,000	5.4	83.9%	1.50x	11.1%	75.0%	68.8%
Georgia	7	46,232,302	5.2	91.6%	1.52x	10.4%	68.6%	60.5%
Connecticut	3	43,935,172	4.9	97.9%	1.60x	10.5%	68.5%	58.1%
Louisiana	4	42,608,808	4.8	89.2%	1.39x	9.1%	74.3%	66.2%
California	4	38,019,310	4.3	94.4%	1.38x	9.3%	68.2%	50.9%
Tennessee	3	24,280,986	2.7	78.3%	2.02x	14.9%	60.9%	46.5%
Wisconsin	7	23,664,854	2.7	83.8%	1.45x	11.0%	67.7%	52.8%
Washington	2	22,113,746	2.5	81.6%	2.14x	13.4%	59.9%	53.8%
Kansas	2	20,213,071	2.3	94.1%	1.46x	10.5%	68.8%	56.3%
Utah	1	8,125,000	0.9	78.4%	2.19x	15.5%	65.0%	53.4%
Indiana	3	7,653,109	0.9	76.0%	1.69x	9.9%	70.4%	66.6%
Michigan	4	7,493,514	0.8	83.5%	1.67x	9.8%	70.6%	66.6%
Illinois	2	3,804,138	0.4	69.7%	2.30x	13.1%	64.4%	64.4%
Mississippi	1	3,245,192	0.4	70.3%	1.30x	8.5%	72.1%	59.3%
North Carolina	1	2,220,690	0.2	75.5%	2.30x	13.1%	64.4%	64.4%
Kentucky	1	2,211,034	0.2	75.8%	2.30x	13.1%	64.4%	64.4%
New Mexico	1	1,390,345	0.2	73.8%	2.30x	13.1%	64.4%	64.4%

Total / Wtd. Avg:	79	$892,799,383	100.0%	90.1%	2.01x	11.4%	59.9%	53.6%

Prepayment Protection

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Defeasance	19	$523,217,155	58.6%	4.71520%	113	1.90x	11.2%	60.2%	53.6%
Yield Maintenance	9	268,582,228	30.1	4.76558%	94	1.95x	11.1%	64.7%	58.4%
Defeasance or Yield Maintenance	2	101,000,000	11.3	4.18723%	118	2.73x	12.9%	45.3%	40.8%

Total / Wtd. Avg:	30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

Loan Purpose

				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)	DY(2)	Ratio(2)(3)	Maturity/ARD(1)(2)(3)

Refinance	23	$542,183,413	60.7%	4.77127%	101	1.96x	11.4%	63.0%	56.1%
Acquisition	5	228,340,472	25.6	4.56089%	117	2.11x	11.7%	56.4%	51.0%
Recapitalization	1	83,333,333	9.3	4.20000%	120	2.29x	10.2%	45.0%	45.0%
Refinance/Acquisition	1	38,942,165	4.4	4.92000%	119	1.45x	11.0%	67.7%	52.8%

Total / Wtd. Avg:	30	$892,799,383	100.0%	4.67063%	108	2.01x	11.4%	59.9%	53.6%

(1) In the case of Loan No. 4, which has an anticipated repayment date, Original Term to Maturity/ARD in Months, Remaining Term to Maturity/ARD in Months, Stated Remaining Term (Mos.) and LTV Ratio at Maturity/ARD are as of the anticipated repayment date.

(2) In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 9, 11, 14, 15 and 16, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 2 and 14, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity/ARD calculations exclude the related Subordinate Companion Loan(s).

(3) In the case of Loan Nos. 7, 8, 10, 11, 12, 15, 18, 19, 21 and 28, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity/ARD are calculated based upon an appraised value based on certain hypothetical assumptions. In the case of Loan No. 11, the Cut-off Date LTV and the Maturity Date LTV were calculated using the aggregate appraised value of the Resort and the Golf Property (each as defined in Annex A-3) only, and exclude an appraised value of $1.75 million for the Tennis Court Parcel (as defined in Annex A-3). On February 11, 2016, the borrower released the Tennis Court Parcel, without a prepayment of the mortgage loan in accordance with the mortgage loan documents. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

A-3-2

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

A-3-3

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

A-3-4

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

A-3-5

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$83,333,333	Title:	Fee
Cut-off Date Principal Balance(2):	$83,333,333	Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	9.3%	Net Rentable Area (SF)(3):	357,221
Loan Purpose:	Recapitalization	Location:	Lawrenceville, NJ
Borrower:	Quaker Bridge Mall, LLC	Year Built / Renovated:	1976 / 2013
Sponsor:	Simon Property Group, L.P.	Occupancy(4):	84.2%
Interest Rate(2):	4.20000%	Occupancy Date:	2/23/2016
Note Date:	4/5/2016	Number of Tenants:	90
Maturity Date:	5/1/2026	2013 NOI(5):	$10,630,286
Interest-only Period:	120 months	2014 NOI(5):	$12,803,117
Original Term:	120 months	2015 NOI(5):	$14,158,089
Original Amortization:	None	UW Economic Occupancy:	92.2%
Amortization Type:	Interest Only	UW Revenues(3)(4)(6):	$26,178,278
Call Protection(7):	L(24),Def(89),O(7)	UW Expenses:	$10,914,624
Lockbox:	CMA	UW NOI(4):	$15,263,654
Additional Debt:	Yes	UW NCF(4):	$14,622,449
Additional Debt Balance:	$66,666,667 / $30,000,000	Appraised Value / Per SF:	$333,000,000 / $932
Additional Debt Type:	Pari Passu / B-Note	Appraisal Date:	3/4/2016

Escrows and Reserves(8)				Financial Information
	Initial	Monthly	Initial Cap		A-Notes(2)	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$420	$504
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$420	$504
Replacement Reserves:	$0	Springing	$214,345	Cut-off Date LTV:	45.0%	54.1%
TI/LC:	$38,699	$38,699	$1,393,175	Maturity Date LTV:	45.0%	54.1%
Other:	$0	$0	N/A	UW NCF DSCR:	2.29x	1.78x
				UW NOI Debt Yield:	10.2%	8.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
A-Notes(2)	$150,000,000		72.3%	JV Equity Purchase(9)	$132,372,382	63.8%
B-Notes(2)	30,000,000		14.5	Payoff Existing Debt	72,755,237	35.1
Sponsor Equity	27,451,913		13.2	Closing Costs	2,285,595	1.1
				Reserves	38,699	0.0
Total Sources	$207,451,913		100.0%	Total Uses	$207,451,913	100.0%

(1)	The Quaker Bridge Mall Whole Loan was co-originated by JPMCB and Column Financial, Inc.
(2)	The Quaker Bridge Mall loan is part of a whole loan evidenced by two pari passu senior notes, with an aggregate original principal balance of $150.0 million (the “A-Notes”) and two subordinate notes, with an aggregate original principal balance of $30.0 million (the “B-Notes”). The A-Notes Financial Information presented in the chart above reflects the aggregate Cut-off Date balance of the $150.0 million senior portion of the Quaker Bridge Mall Whole Loan, exclusive of the $30.0 million B-Notes. The interest rate above reflects the interest rate on the A-Notes. The interest rate on the B-Notes is 6.00000%.
(3)	Net Rentable Area (SF) is not inclusive of square footage associated with the Macy’s, Sears and JCPenney boxes. The Macy’s, Sears and JCPenney land and improvements are tenant owned with no attributable base rent. Additionally, Net Rentable Area (SF) is not inclusive of square footage associated with the Lord & Taylor box, for which the tenant owns their improvements but not the related land, which is ground leased from the borrower. The rent attributable to the Lord & Taylor ground lease is approximately $72,000 per year through March 2046 and is included in UW Revenues.
(4)	Occupancy, UW Revenues, UW NOI and UW NCF include space leased by Torrid (2,150 square feet), The Body Shop (1,100 square feet), Lids (1,016 square feet) and 30 Burgers (862 square feet), accounting for a combined underwritten base rent of $203,185, for which the tenants have signed leases but are not yet in occupancy. Torrid, The Body Shop, Lids and 30 Burgers are expected to take possession and commence paying rent for their respective spaces in July 2016, June 2016, May 2016 and July 2016, respectively. Occupancy, UW Revenues, UW NOI and UW NCF include space leased by Justice (4,052 square feet), Pearl Vision Express (2,875 square feet) and Gymboree (1,400 square feet), accounting for a combined underwritten base rent of $252,270, for which the tenants have leases out for signature. Justice, Pearl Vision Express and Gymboree are already in occupancy and paying rent.
(5)	The increase in 2015 NOI from 2013 NOI is associated with new and renewed leases post-2013 renovation.
(6)	UW Revenues includes $545,131 in underwritten base rent associated with in-line temporary tenants and $602,576 in underwritten base rent associated with temporary kiosks and carts.
(7)	Defeasance of the full $180.0 million Quaker Bridge Mall Whole Loan is permitted after the earlier to occur of (i) June 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by June 1, 2019, the borrower is permitted to prepay the Quaker Bridge Mall Whole Loan in whole, but not in part, with the payment of a yield maintenance premium.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(9)	The JV Equity Purchase represents the loan sponsor’s acquisition of the remaining 50% of the Quaker Bridge Mall from RREEF America L.L.C.

A-3-6

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

The Loan. The Quaker Bridge Mall loan is secured by a first mortgage lien on 357,221 square feet of an approximately 1.1 million square foot super-regional mall located in Lawrenceville, New Jersey. The whole loan was co-originated by JPMCB and Column Financial, Inc. and has an outstanding principal balance as of the Cut-off Date of $180.0 million (the “Quaker Bridge Mall Whole Loan”), and is comprised of two pari passu senior notes, Note A-1 and Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $150.0 million, and two subordinate B-Notes with an aggregate outstanding principal balance as of the Cut-off Date of $30.0 million (the “Quaker Bridge Mall Subordinate Companion Loan”). Note A-1, with an outstanding principal balance as of the Cut-off Date of approximately $83.3 million, is being contributed to the JPMDB 2016-C2 Trust (the “Quaker Bridge Mall Mortgage Loan”). Note A-2, with an outstanding principal balance as of the Cut-off Date of approximately $66.7 million (the “Quaker Bridge Mall Pari Passu Companion Loan”), is expected to be contributed to one or more future securitization trusts. The holder of Note A-1 is the trustee of the JPMDB 2016-C2 Trust. The Quaker Bridge Mall Subordinate Companion Loan has been sold to a third party investor. Under the related intercreditor agreement, prior to a control appraisal period with respect to the Quaker Bridge Mall Subordinate Companion Loan, under certain circumstances, the holder of Note B-1 of the Quaker Bridge Mall Subordinate Companion Loan will have the right to approve certain major decisions with respect to the Quaker Bridge Mall Whole Loan, to exercise certain cure and purchase option rights, and to replace the related special servicer with or without cause. After a control appraisal period occurs with respect to the Quaker Bridge Mall Subordinate Companion Loan, the holder of Note A-1, which is the trustee of the JPMDB 2016-C2 Trust (or, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder), will be entitled to exercise the rights of the directing certificateholder applicable to all mortgage loans in the securitization; however, the holder of the Quaker Bridge Mall Pari Passu Companion Loan will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Quaker Bridge Mall Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$83,333,333	$83,333,333	JPMDB 2016-C2	No
A-2	66,666,667	66,666,667	Column Financial, Inc.	No
B-1, B-2	30,000,000	30,000,000	Third Party Investor	Yes(1)
Total	$180,000,000	$180,000,000
(1)	Only the holder of Note B-1 will be entitled to exercise control prior to a control appraisal period.

The Borrower. The borrowing entity for the Quaker Bridge Mall Whole Loan is Quaker Bridge Mall, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The borrower is indirectly owned by a 50/50 joint venture between Simon Property Group, L.P. (“Simon”) and Institutional Mall Investors (“IMI”). Simon is a wholly-owned subsidiary of Simon Property Group Inc., a publicly traded REIT (NYSE: SPG, S&P: A, Fitch: A, Moody’s: A3) that is focused on retail property ownership and management. Simon is the largest publicly traded owner, operator and developer of retail assets in the world. IMI is a co-investment venture owned by an affiliate of Miller Capital Advisory, Inc. and CalPERS, the nation’s largest public pension fund. Simon serves as the nonrecourse carve-out guarantor and loan sponsor for the Quaker Bridge Mall Whole Loan, subject to the borrower’s right to replace the guarantor with a replacement guarantor in accordance with the loan documents. The liability of Simon (or any guarantor that replaces Simon in accordance with the loan agreement) under the nonrecourse carve-out guaranty is capped at $36.0 million plus reasonable collection costs.

The Quaker Bridge Mall Whole Loan proceeds, together with approximately $27.5 million of newly contributed cash equity, were used to retire approximately $72.8 million of existing debt, acquire a 50% ownership stake sold by RREEF America L.L.C, the selling JV partner, and transfer such 50% ownership stake to Institutional Mall Investors. The implied recapitalized value of the property in connection with the purchase and sale of the ownership share was approximately $337.5 million ($945 per square foot).

The Property. Quaker Bridge Mall is an approximately 1.1 million square foot, super regional mall located in Lawrenceville, New Jersey. Approximately 357,221 square feet of the Quaker Bridge Mall serve as collateral for the Quaker Bridge Mall Whole Loan. Quaker Bridge Mall was originally built in 1976 and was renovated in 2013. In 2013, the loan sponsor completed an approximately $65.6 million renovation of the property, which included the mall’s entrances, exterior, interior finishes, and general aesthetics. The renovation also included new elevators and escalators and a new 6,335 square foot food court. The loan sponsor’s 2013 renovation encompassed a full-scale overhaul of the property, with the intent of re-branding and re-tenanting with a focus on a new class of customer and occupant. Since February 1, 2014, leasing activity has included 30 new and renewal leases (84,363 square feet, 23.6% of collateral net rentable area) signed at a weighted average underwritten rent of $33.65 per square foot. Tenants which have signed leases since the 2013 renovation include Apple (9,000 square feet), American Eagle Outfitters (6,362 square feet) and The Finish Line (4,500 square feet). The 2013 renovation and rebranding has been followed by a consistent year-over-year increase in sales since 2013. The property’s total comparable collateral in-line sales for all tenants have grown from approximately $331 per square foot in 2012 to $392, $515 and $697 per square foot for 2013, 2014 and 2015, respectively. Total mall sales have grown consistently, from approximately $138.1 million in 2012 to approximately $252.1 million in 2015. According to the appraisal, the nearby Princeton market is an area of upper income households and high wage employment, with an average household income within a 10-, 15- and 20-mile radius of the property of $111,156, $114,671 and $110,582, respectively. The loan sponsor has made considerable effort to increase marketability beyond the immediate Lawrenceville area, leveraging the recent 2013 renovation with a focus on the Princeton market.

A-3-7

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

The mall is anchored by Macy’s, Sears, JCPenney and Lord & Taylor. JCPenney, Macy’s and Sears own their own improvements and underlying land and are not collateral for the Quaker Bridge Mall Whole Loan. Lord & Taylor owns its improvements but not the related land, which is ground leased from the borrower. Rent attributable to the Lord & Taylor ground lease is approximately $72,000 per year through March 2046. Quaker Bridge Mall also has approximately 5,449 surface parking spaces, resulting in a parking ratio of approximately 15.25 spaces per 1,000 square feet of net rentable area.

Non-Owned Anchors
Tenant	Ratings(1) Moody’s/S&P/Fitch	Net Rentable Area (SF)	Most Recent Sales(2)	Most Recent Sales PSF(2)
Macy’s(3)	Baa2 / BBB / BBB	212,663	$46,000,000	$216
Sears(3)(4)	Caa3 / CCC+ / C	171,141	$19,300,000	$113
JCPenney(3)(4)	B3 / B / B	151,491	$16,100,000	$106
Lord & Taylor(5)	B1 / B+ / B+	151,465	$31,509,264	$208

(1)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(2)	Macy’s, Sears and JCPenney based on the loan sponsor’s 2014 estimate. Lord & Taylor based on 2015 reported sales.
(3)	The Macy’s, Sears and JCPenney anchor parcels are not part of the collateral.
(4)	The Net Rentable Area (SF) for Sears and JCPenney do not include non-income producing square footage of 26,262 and 14,344, respectively.
(5)	Lord & Taylor owns its improvements but the related pad site is ground leased from the borrower. The rent attributable to the Lord & Taylor ground lease is approximately $72,000 per year through March 2046.

As of February 23, 2016, the property was 84.2% leased by 90 tenants. The overall mall, inclusive of the non-owned anchor tenants, is 94.8% occupied (97.5% including temporary tenants). The property’s tenant offering is broad with a range of higher-end and mass market tenants represented. In addition to its anchors, the property’s in-line tenants largely consist of national retailers such as Apple, American Eagle, AT&T, Coach, Footlocker, H&M, Forever 21 and Victoria’s Secret. The largest collateral tenant, Forever 21, leases 26,902 square feet (7.5% of the collateral net rentable area) through the end of January 2023. As of February 23, 2016, Forever 21 contributes 9.3% of the total underwritten base rent and produced approximately $180 per square foot in sales in 2015. The second largest collateral tenant, Old Navy, leases 18,295 square feet (5.1% of the collateral net rentable area) through the end of March 2022. As of February 23, 2016, Old Navy contributes 5.9% of the total underwritten base rent and produced approximately $314 per square foot in sales in 2015. The third largest collateral tenant, H&M, leases 17,418 square feet (4.9% of the collateral net rentable area) through the end of January 2023. As of February 23, 2016, H&M contributes 3.6% of the total underwritten base rent and produced approximately $293 per square foot in sales in 2015.

Historical and Current Occupancy(1)(2)
2012	2013	2014	2015	Current(3)
71.5%	83.4%	84.3%	81.2%	84.2%
(1)	Occupancies are as of December 31 of each respective year.

(2)	Includes collateral tenants only.

(3)	Current Occupancy is as of February 23, 2016 and includes space leased by Torrid (2,150 square feet), The Body Shop (1,100 square feet), Lids (1,016 square feet) and 30 Burgers (862 square feet), accounting for a combined underwritten base rent of $203,185, for which the tenants have signed leases but are not yet in occupancy. The tenants are expected to take possession of and commence paying rent for their spaces in July 2016, June 2016, May 2016 and July 2016, respectively. Current Occupancy includes space leased by Justice (4,052 square feet), Pearl Vision Express (2,875 square feet) and Gymboree (1,400 square feet), accounting for a combined underwritten base rent of $252,270, for which the tenants have leases out for signature. Justice, Pearl Vision Express and Gymboree are already in occupancy and paying rent.

Historical In-line Sales and Occupancy Costs(1)
	2012	2013	2014	2015
In-line Sales PSF(2)	$331	$392	$515	$697
Occupancy Costs(3)	17.5%	16.2%	12.9%	11.3%
(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet that reported full year sales.

(2)	In-line Sales PSF excluding Apple are $331, $392, $515 and $541 for 2012, 2013, 2014 and 2015, respectively.

(3)	Occupancy Costs excluding Apple are 17.5%, 16.2%, 12.9% and 14.9% for 2012, 2013, 2014 and 2015, respectively.

A-3-8

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

Quaker Bridge Mall benefits from its strategic location in central New Jersey. Quaker Bridge Mall is located near the New Jersey Turnpike and State Route 1, about 30 miles southwest of New York City and 50 miles northeast of Philadelphia. As of year end 2015, central New Jersey is home to approximately 2.9 million people with an estimated population within a 10-, 15- and 20-mile radius of the property of 466,489, 812,071 and 1,495,037 people, respectively. According to the appraisal, competitive properties in the area maintained a vacancy rate of 3.6%. The appraisal does not identify any new or proposed directly competitive properties in the area. The appraisal shows the property’s current primary and secondary competition consists of four properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total GLA	Estimated Occupancy	Proximity (Miles)	Anchor Tenants
Marketfair Mall	1987 / 2015	246,000	98%	1.0	Barnes & Noble, Eastern Mountain Sports, United Artist Theatre, Pottery Barn

Nassau Park Pavilion	1995 / 2005	1,106,302	100%	0.5	Sam’s Club, Target, Wal-Mart, Wegman’s, Home Depot, Kohl’s

Mercer Mall	1976 / 2001	501,000	98%	0.5	Shop-Rite, Raymour & Flannigan
Oxford Valley Mall(2)	1973 / 2006	1,331,000	83%	15.0	JCPenney, Macy’s, Sears
(1)	Per the appraisal.

(2)	Oxford Valley Mall has a vacant anchor tenant.

Collateral Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Lease Expiration Date
Forever 21	NA / NA / NA	26,902	7.5%	$43.92	9.3%	$180	1/31/2023
Old Navy	Baa2 / BBB- / BBB-	18,295	5.1%	$40.93	5.9%	$314	3/31/2022
H&M(4)	NA / NA / NA	17,418	4.9%	$26.40	3.6%	$293	1/31/2023
Victoria’s Secret	Ba1 / BB+ / BB+	12,149	3.4%	$42.00	4.0%	$632	1/31/2023
New York & Company	NA / NA / NA	11,015	3.1%	$16.70	1.4%	$112	1/31/2017
Express/Express Men	NA / NA / NA	10,515	2.9%	$35.72	2.9%	$435	1/31/2023
Cheesecake Factory(5)(6)	NA / NA / NA	9,123	2.6%	$19.32	1.4%	$966	1/31/2033
Apple(7)	Aa1 / AA+ / NA	9,000	2.5%	$22.00	1.6%	$3,280	6/30/2023
BRIO Tuscan Grille(8)	NA / NA / NA	7,437	2.1%	$37.00	2.2%	$392	12/31/2023
American Eagle Outfitters	NA / NA / NA	6,362	1.8%	$35.37	1.8%	$506	1/31/2024

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales PSF is as of February 23, 2016.

(4)	H&M has the right to terminate its lease within one year beginning November 15, 2016 if its gross sales do not equal at least $4,369,050 (approximately $251 per square foot) with 60 days written notice and payment of a termination fee of $582,540 (approximately $33 per square foot) prorated to the unamortized number of months. Such termination will be effective one year after delivery of such notice.

(5)	Cheesecake Factory is expected to begin paying a Base Rent PSF of $30.00 effective October 1, 2016. The tenant currently pays 2.0% percentage rent.

(6)	Cheesecake Factory has the right to terminate its lease if (i) between September 19, 2017 and September 19, 2020 if its gross sales do not equal at least $6,000,000 (approximately $658 per square foot) or, (ii) during any lease year after September 19, 2020, the gross sales do not equal at least $7,000,000 (approximately $767 per square foot) with written notice provided within 90 days after the end of the applicable lease year and payment of a termination fee of $150 per square foot prorated to the unamortized number of months. Such termination will be effective 365 days after delivery of such notice.

(7)	Apple has the right to terminate its lease within one year beginning June 30, 2017 if its gross sales do not equal at least $14,000,000 (approximately $1,556 per square foot) with written notice provided within 60 days after June 30, 2017 and payment of a termination fee of $1,350,000 (approximately $150 per square foot) prorated to the unamortized number of months. Such termination will be effective as of June 30, 2018.

(8)	BRIO Tuscan Grille has the right to terminate its lease within one year beginning November 14, 2018 if its gross sales do not equal at least $3,500,000 (approximately $471 per square foot) with written notice provided within 30 days after November 14, 2017 and payment of a termination fee of $1,574,078 (approximately $212 per square foot) prorated to the unamortized number of months. Such termination will be effective 180 days after delivery of such notice.

A-3-9

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	56,282	15.8%	NAP	NAP	56,282	15.8%	NAP	NAP
2016 & MTM	2	3,835	1.1%	$142,925	1.1%	60,117	16.8%	$142,925	1.1%
2017	2	11,165	3.1%	271,789	2.1	71,282	20.0%	$414,714	3.3%
2018	7	11,711	3.3%	732,941	5.8	82,993	23.2%	$1,147,655	9.0%
2019	3	2,365	0.7%	210,666	1.7	85,358	23.9%	$1,358,321	10.7%
2020	3	8,194	2.3%	218,682	1.7	93,552	26.2%	$1,577,003	12.4%
2021	2	3,080	0.9%	134,872	1.1	96,632	27.1%	$1,711,876	13.4%
2022	14	54,880	15.4%	2,635,201	20.7	151,512	42.4%	$4,347,077	34.1%
2023	26	121,827	34.1%	5,304,607	41.7	273,339	76.5%	$9,651,684	75.8%
2024	17	48,862	13.7%	1,981,285	15.6	322,201	90.2%	$11,632,970	91.4%
2025	6	16,306	4.6	454,782	3.6	338,507	94.8%	$12,087,752	94.9%
2026	6	9,591	2.7%	396,885	3.1	348,098	97.4%	$12,484,637	98.1%
2027 & Beyond(3)	2	9,123	2.6%	248,258	1.9	357,221	100.0%	$12,732,895	100.0%
Total	90	357,221	100.0%	$12,732,895	100.0%

(1)	Based on the underwritten rent roll.

(2)	Lease Rollover Schedule is not inclusive of the square footage associated with the Macy’s, Sears and JCPenney boxes. The Macy’s, Sears and JCPenney land and improvements are tenant owned with no attributable base rent.

(3)

2027 & Beyond Net Rentable Area Expiring represents owned collateral only and is not inclusive of the square footage associated with the Lord & Taylor box, for which the tenant owns its improvements but not the related land, which is ground leased from the borrower. The rent attributable to the Lord & Taylor ground lease is approximately $72,000 per year through March 2046 and is included in 2027 & Beyond Base Rent Expiring.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	Underwritten	Per Square Foot	%(1)
Rents in Place(2)(3)	$9,680,777	$11,636,486	$11,942,767	$12,732,895	$35.64	46.3%
Vacant Income	0	0	0	2,132,397	5.97	7.8
Gross Potential Rent	$9,680,777	$11,636,486	$11,942,767	$14,865,292	$41.61	54.1%
CAM	3,748,190	4,847,153	5,306,450	5,796,716	16.23	21.1
Utilities	2,466,316	3,018,040	2,992,884	2,917,433	8.17	10.6
Real Estate	1,135,210	2,132,193	2,201,022	2,334,385	6.53	8.5
Percentage Rent	347,853	277,760	318,826	291,416	0.82	1.1
Other Rental Storage	1,422,207	1,307,106	1,540,390	1,281,739	3.59	4.7
Net Rental Income	$18,800,553	$23,218,738	$24,302,339	$27,486,981	$76.95	100.0%
(Vacancy/Credit Loss)	(41,561)	(50,018)	(32,933)	(2,132,397)	(5.97)	(7.8)
Other Income(4)	943,612	1,033,730	919,736	823,694	2.31	3.0
Effective Gross Income	$19,702,604	$24,202,450	$25,189,142	$26,178,278	$73.28	95.2%
Total Expenses	$9,072,318	$11,399,333	$11,031,053	$10,914,624	$30.55	41.7%
Net Operating Income	$10,630,286	$12,803,117	$14,158,089	$15,263,654	$42.73	58.3%
Total TI/LC, Capex/RR	0	0	0	641,205	1.79	2.4
Net Cash Flow	$10,630,286	$12,803,117	$14,158,089	$14,622,449	$40.93	55.9%

(1)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.
(2)	Underwritten Rents in Place includes space leased by Torrid (2,150 square feet), The Body Shop (1,100 square feet), Lids (1,016 square feet) and 30 Burgers (862 square feet), accounting for a combined underwritten base rent of $203,185, for which the tenants have signed leases but are not yet in occupancy. The tenants are expected to take possession of and commence paying rent for their spaces in July 2016, June 2016, May 2016 and July 2016, respectively. Underwritten Rents in Place include space leased by Justice (4,052 square feet), Pearl Vision Express (2,875 square feet) and Gymboree (1,400 square feet), accounting for a combined Underwritten Rent in Place of $252,270, for which the tenants have leases out for signature. Justice, Pearl Vision Express and Gymboree are already in occupancy and paying rent.
(3)	The Macy’s, Sears and JCPenney land and improvements are tenant owned with no attributable base rent, and thus not included in the Rents in Place. Rent attributable to the Lord & Taylor ground lease is approximately $72,000 per year through March 2046, which is included in the Rents in Place.
(4)	Other Income includes tenant marketing expense reimbursements and other rents, including $545,131 in underwritten base rent associated with in-line temporary tenants and $602,576 in underwritten base rent associated with temporary kiosks and carts.

A-3-10

Structural and Collateral Term Sheet	JPMDB 2016-C2

Quaker Bridge Mall

Property Management. The property is managed by Simon Management Associates, LLC, an affiliate of the loan sponsor. The property management agreement was effective as of February 1, 2016 with an initial term through December 31, 2023, with one five-year renewal option and then consecutive automatic one-year renewal options unless terminated by the owner or manager in accordance with the management agreement.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $38,699 for tenant improvement and leasing commissions.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default, (ii) no DSCR Trigger Event (as defined below) exists and (iii) the borrower does not (a) fail to pay all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) fail to provide the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request.

A “DSCR Trigger Event” means the period commencing on the date when the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarters falls below 1.30x for two consecutive calendar quarters.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve account is waived so long as no DSCR Trigger Event exists and there is no event of default. Following the occurrence and during the continuance of a DSCR Trigger Event or an event of default, the borrower is required to deposit $5,954 per month (approximately $0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $214,345 (approximately $0.60 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to deposit approximately $38,699 (approximately $1.30 per square foot annually) for TI/LC reserves. The TI/LC reserve is subject to a cap of $1,393,175 (approximately $3.90 per square foot). If (i) no event of default has occurred and is continuing and (ii) no DSCR Trigger Event exists, the borrower has the right to provide a guaranty from Simon or any permitted replacement guarantor under the loan documents in lieu of making monthly deposits into the TI/LC reserve. Upon the delivery of such guaranty, any amounts on deposit in the TI/LC reserve are required to be promptly disbursed to the borrower. As of the date hereof, the borrower has not provided a guaranty in connection with the monthly TI/LC deposits.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. Tenant direction letters are required to be sent to all tenants within 30 days after the origination date instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then transferred to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). During the continuance of a Cash Sweep Event, all rents will be swept weekly to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Cash Sweep Event until the occurrence of a Cash Sweep Event Cure (as defined below), all excess cash after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the Quaker Bridge Mall Whole Loan.

A “Cash Sweep Event” means (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrower or any affiliated property manager (provided that the property manager is not replaced with a qualified property manager in accordance with the loan documents within 60 days), or (iii) the occurrence of a DSCR Trigger Event.

A “Cash Sweep Event Cure” means (a) with respect to the Cash Sweep Event caused solely by an event of default, the lender accepts a cure of such event of default (which cure lender is not obligated to accept and may reject or accept in its sole and absolute discretion) provided that the lender has not accelerated the loan, moved for a receiver or commenced foreclosure proceedings, (b) with respect to the Cash Sweep Event caused solely by a bankruptcy action of the property manager, the replacement by the borrower of such manager with a qualified manager under a replacement management agreement within 60 days or such bankruptcy action of manager is discharged or dismissed within 90 days without any adverse consequences to the property or the loan, or (c) with respect to the Cash Sweep Event caused solely by the DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.30x for two consecutive calendar quarters.

A-3-11

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

A-3-12

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

A-3-13

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

A-3-14

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype: Net Rentable Area (SF)(2):	Office - CBD 1,706,007
% of Pool by IPB:	6.7%	Location:	New York, NY
Loan Purpose:	Acquisition	Year Built / Renovated:	1985 / 2015
Borrower:	FSP 787 Seventh, LLC	Occupancy:	98.3%
Sponsor:	Fifth Street Properties, LLC	Occupancy Date:	1/31/2016
Interest Rate:	3.83718%	Number of Tenants:	16
Note Date:	1/27/2016	2013 NOI:	$75,283,519
Maturity Date:	2/6/2026	2014 NOI:	$71,452,276
Interest-only Period:	120 months	2015 NOI(3):	$80,586,618
Original Term:	120 months	UW Economic Occupancy:	95.6%
Original Amortization:	None	UW Revenues:	$143,136,494
Amortization Type:	Interest Only	UW Expenses:	$60,522,553
Call Protection:	L(27),DeforGrtr1%orYM(86),O(7)	UW NOI:	$82,613,941
Lockbox:	CMA	UW NCF:	$77,813,168
Additional Debt:	Yes	Appraised Value / Per SF:	$1,935,000,000 / $1,134
Additional Debt Balance:	$506,000,000 / $214,000,000 /	Appraisal Date:	1/1/2016
	$220,000,000
Additional Debt Type:	Pari Passu / B-Note / Mezzanine
	Loan

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap		A-Notes(1)	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$332	$457
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$332	$457
Replacement Reserves:	$0	Springing	$1,008,684	Cut-off Date LTV:	29.3%	40.3%
TI/LC(5):	$19,542,565	Springing	$5,043,420	Maturity Date LTV:	29.3%	40.3%
Other(6):	$30,565,388	Springing	N/A	UW NCF DSCR:	3.53x	2.56x
				UW NOI Debt Yield:	14.6%	10.6%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$780,000,000	39.5%	Net Purchase Price(7)	$1,891,288,932	95.8%
Sponsor Equity	974,943,123	49.4	Closing Costs	37,367,194	1.9
Mezzanine Loan	220,000,000	11.1	Prepaid Rent Reserve(6)	25,606,347	1.3
			Outstanding TI/LC Obligations(5)	10,414,362	0.5
			Free Rent Obligations(5)	7,054,094	0.4
			Outstanding Capital Work(5)	2,074,110	0.1
			Rent Support Reserve	1,138,085	0.1
Total Sources	$1,974,943,123	100.0%	Total Uses	$1,974,943,123	100.0%

(1)	The 787 Seventh Avenue loan is part of a whole loan evidenced by eight pari passu senior notes, with an aggregate original principal balance of $566.0 million (the “A-Notes”) and a subordinate note, with an original principal balance of $214.0 million (the “B-Note”). The A-Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the $566.0 million senior portion of the 787 Seventh Avenue Whole Loan, exclusive of the $214.0 million B-Note.

(2)	Excludes management office occupying 2,286 square feet.

(3)	The increase in 2015 NOI is attributed to recent leasing at the 787 Seventh Avenue property. Since July 2014, the borrower has completed 836,814 square feet of major office leasing through new leases, expansions and renewals at the 787 Seventh Avenue property.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	The Outstanding TI/LC Obligations, Free Rent Obligations and Outstanding Capital Work, totaling $19,542,565, are all included in the TI/LC reserve.

(6)	Initial Other reserves include the Prepaid Rent Reserve, which is a credit for tenants who have prepaid rent and taxes. At origination, $29,427,304 was reserved. Subsequently, $3,820,957 was released to the borrower for tenant reimbursements associated with prepaid real estate taxes through June 30, 2016.

(7)	Gross purchase price equals $1,950,000,000 with approximately $58,711,068 of seller credits, resulting in a Net Purchase Price of $1,891,288,932. The seller credits include the upfront reserves totaling $46,286,997 and an additional income support credit of $12,424,072.

A-3-15

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

The Loan. The 787 Seventh Avenue loan is secured by a first mortgage lien on the borrower’s fee interest in a 50-story, 1,706,007 square foot office building located in New York, New York. The 787 Seventh Avenue loan is evidenced by a non-controlling pari passu note with an outstanding principal balance as of the Cut-off Date of $60.0 million (the “787 Seventh Avenue Mortgage Loan”), and represents a portion of a fixed rate loan in the aggregate outstanding principal balance as of the Cut-off Date of $780.0 million (the “787 Seventh Avenue Whole Loan”). The 787 Seventh Avenue Mortgage Loan is pari passu with seven companion loans with an aggregate outstanding principal balance as of the Cut-off Date of $506.0 million (the “787 Seventh Avenue Pari Passu Companion Loans”) and one subordinate note with an outstanding principal balance as of the Cut-off Date of $214.0 million (the “787 Seventh Avenue Subordinate Companion Loan”, and together with the 787 Seventh Avenue Pari Passu Companion Loans, the “787 Seventh Avenue Companion Loans”). The 787 Seventh Avenue Companion Loans are not included in the JPMDB 2016-C2 Trust. The 787 Seventh Avenue Mortgage Loan and the 787 Seventh Avenue Pari Passu Companion Loans are pari passu in right of payment with each other and are generally senior in right of payment to the 787 Seventh Avenue Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 787 Seventh Avenue Whole Loan” in the Prospectus. Note A-8, with an outstanding principal balance as of the Cut-off Date of $60.0 million, is being contributed to the JPMDB 2016-C2 Trust. Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6 and the B Note, with an aggregate outstanding principal balance as of the Cut-off Date of $640.0 million, were contributed to the COMM 2016-787S trust. Note A-7, with an outstanding principal balance as of the Cut-off Date of $80.0 million, was contributed to the DBJPM 2016-C1 trust. The trustee of the COMM 2016-787S trust will be entitled to exercise all of the rights of the controlling noteholder with respect to the 787 Seventh Avenue Whole Loan. The 787 Seventh Avenue Whole Loan has a 10-year term and is interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2, A-3, A-4, A-5, A-6	$426,000,000	$426,000,000	COMM 2016-787S	Yes
B	214,000,000	214,000,000	COMM 2016-787S	Yes
A-7	80,000,000	80,000,000	DBJPM 2016-C1	No
A-8	60,000,000	60,000,000	JPMDB 2016-C2	No
Total	$780,000,000	$780,000,000

The Borrower. The borrowing entity for the 787 Seventh Avenue loan is FSP 787 Seventh, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Fifth Street Properties, LLC, a joint venture controlled by California Public Employees’ Retirement System (“CalPERS”) and CommonWealth Pacific, LLC (“CommonWealth”). The joint venture is split approximately 99.7% CalPERS and 0.3% CommonWealth, and as of June 2015 has approximately $3.4 billion in assets and $2.2 billion of net worth, excluding the 787 Seventh Avenue property.

CalPERS, with approximately $274 billion in assets as of February 9, 2016 (including $26.9 billion of real estate), is a public pension fund and administers retirement benefits for more than 1.8 million active and retired State, public school, and local public agency employees and their families.

CommonWealth is a privately held, vertically integrated real estate investment, development and management firm based in Los Angeles, with offices across the United States. CommonWealth currently holds assets throughout the United States including Washington D.C., Boston, Seattle, San Francisco, Palo Alto, Sunnyvale, and Los Angeles. With the acquisition of the 787 Seventh Avenue property, CommonWealth will have $7.1 billion of assets under management. Including the 787 Seventh Avenue property, CommonWealth has executed approximately $10 billion of transactions in partnerships with CalPERS and is an investor on behalf of the pension fund.

The Property. The 787 Seventh Avenue property is a 50-story, 1,706,007 square foot, Class A office building located on the east side of Seventh Avenue between West 51st and West 52nd Streets that includes approximately 1.6 million square feet of office space, 53,000 square feet of retail space, 45,000 square feet of concourse/storage space, and 23,000 square feet of auditorium space. The 787 Seventh Avenue property features a lobby, which is available to tenants for evening and weekend corporate events, featuring artwork by Roy Lichtenstein and a 40 foot semi-circular marble settee designed by Scott Burton. The 787 Seventh Avenue property is also home to restaurants including Le Bernardin and Bobby Flay’s Bar Americain, as well as an on-site Athletic & Swim Club.

A-3-16

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

Originally known as the “Equitable Life Building,” the 787 Seventh Avenue property has been owned and operated since its development in 1985 as the headquarters for The Equitable Life Assurance Society of the United States (the predecessor company to AXA Financial). The 787 Seventh Avenue property is located in the West Side submarket and features access to the B, D, F and M subway lines which provide connections from the Upper East Side and Grand Central to Union Square, Downtown Manhattan and Brooklyn. Additionally, the 787 Seventh Avenue property is within walking distance of certain Midtown Manhattan destinations including Central Park, Grand Central Terminal and the Plaza District, as well as both the 49th Street subway station (N, Q, R subway lines) and the Seventh Avenue subway station (B, D, E subway lines).

The 787 Seventh Avenue property has undergone approximately $20.7 million in capital improvements since 2007 in an effort to modernize and upgrade building attributes. Major renovations include an approximately $5.9 million ice plant installation between 2009 and 2011, an approximately $3.2 million bathroom renovation in 2015 and a ground level retail upgrade of approximately $1.7 million between 2010 and 2011. Moreover, since July 2013, the prior owner of the 787 Seventh Avenue property has completed 863,293 square feet of major office leasing through new leases, expansion and renewals at the 787 Seventh Avenue property. The recent leasing includes a renewal and expansion signed with New Mountain Capital LLC, totaling 49,670 square feet at a weighted average rent of $92.38 per square foot, an expansion signed with Stifel totaling 36,123 square feet at a weighted average rent of $73.50 per square foot and an expansion signed with UBS totaling 31,397 square feet at a weighted average rent of $68.00 per square foot.

As of January 31, 2016, the 787 Seventh Avenue property is approximately 98.3% occupied by 16 tenants. The largest tenant, BNP Paribas, rated A1/A+ by Moody’s and S&P, occupies 26.6% of the net rentable area through December 2022. BNP Paribas has been a tenant at the building since 1986 and recently expanded onto the 36th floor and amended its lease to include the 32nd and 33rd floors, which the tenant is currently subleasing from Morgan Stanley Smith Barney Financing LLC (“MSSB”). The tenant has one, 10-year extension option for at least 80% of BNP Paribas’ net rentable area upon written notice at least 18 months prior to the lease expiration date of December 31, 2022 at 100% of fair market value. The tenant has a one-time right to terminate its lease on December 31, 2019, subject to the termination fee as outlined in the BNP Paribas lease, which right must be exercised on or before June 30, 2018. BNP Paribas, a European Bank, operates 7,150 branches in more than 75 countries across Europe, North America, Africa and Asia. The company and its subsidiaries specialize in retail banking, corporate and investment banking and investment services. The company also owns Belgium’s BNP Paribas Fortis, which operates more than 1,000 branches in Europe and the United States. In the western United States, the company owns BancWest, the parent of Bank of the West and First Hawaiian Bank. The tenant uses the 787 Seventh Avenue property as its United States headquarters.

The second largest tenant, Sidley Austin LLP (“Sidley Austin”), occupies 20.1% of the net rentable area through May 2022. The tenant has one, 10-year extension option upon written notice at least 21 months prior to the lease expiration date of May 15, 2022 at the fair market rent and no termination options. Sidley Austin is a law firm that focuses on business transactions and litigation. Sidley Austin’s clients are in the agribusiness, energy, financial services, insurance, investment fund, life sciences, and technology sectors. Notable clients include Toys “R” Us, China Horizon Investments, Wanxiang America, UBS, GlaxoSmithKline, and Flextronics International. The tenant uses the 787 Seventh Avenue property as its Northeast United States headquarters.

The third largest tenant, Willkie Farr & Gallagher LLP (“Willkie Farr”), occupies 19.0% of the net rentable area through August 2027. Willkie Farr has exercised both of its options to extend its lease at the 787 Seventh Avenue property for a total of 10 years through August 2027. The tenant’s first renewal term will commence on September 1, 2017 and the tenant has no renewal or termination options remaining. Willkie Farr is a law firm that specializes in mergers and acquisitions, bankruptcy, and intellectual property. The law firm recently represented AT&T in gaining FCC approval for the acquisition of MediaOne Group. It employs approximately 600 attorneys. Willkie Farr has United States offices in New York and Washington, D.C. as well as international offices in Brussels, Frankfurt, London, Milan, Paris, and Rome. The firm also has a strategic partnership with Dickson Minto in the United Kingdom. The firm’s clients have included Hudson’s Bay Company, KKR, Lehman Brothers, Macquarie Group, Men’s Wearhouse, and Spectrum Pharmaceuticals. The 787 Seventh Avenue property serves as the firm’s global headquarters.

A-3-17

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

The 787 Seventh Avenue property is located in Midtown Manhattan in the West Side submarket within the Midtown West Office District. The Midtown West Office District is comprised of three submarkets: West Side, Times Square South and Penn Station. According to the appraisal, the Midtown West Office District totals approximately 38.1 million square feet of Class A office space across 53 buildings and has a vacancy rate of 10.4% as of the third quarter of 2015. The overall weighted average asking rent for space in the Midtown West Office District rose by $0.59 per square foot during the third quarter of 2015, increasing from $76.45 per square foot during the last quarter to $77.04 per square foot. It was the first time since early 2009 where overall asking rents surpassed $76.00 per square foot. Midtown West Office District Class A asking rents were $83.74 per square foot as of the third quarter of 2015, approximately 8.7% higher than the overall asking rent in the Midtown West Office District office market. According to the appraisal, the Midtown West Side office submarket features an overall vacancy of 10.8% as of the third quarter of 2015 across all office space, which is slightly below the overall vacancy rate of 11.0% in the second quarter of 2015. The Class A vacancy rate was slightly higher at 11.8%. Overall asking rents remained flat from the second quarter, decreasing slightly from $75.95 per square foot to $75.82 per square foot as of the third quarter. Direct asking rents remained flat between quarters at $79.26 per square foot. Class A leasing activity through the first three quarters of 2015 was 968,906 square feet, accounting for over 91.3% of all leasing activity in the Midtown West Side office submarket.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
97.8%	97.2%	98.3%	98.3%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of January 31, 2016.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BNP Paribas(3)	NA / A1 / A+	453,706	26.6%	$69.33	27.8%	12/31/2022
Sidley Austin LLP(4)	NA / NA / NA	342,838	20.1%	$80.48	24.4%	5/15/2022
Willkie Farr & Gallagher LLP	NA / NA / NA	324,133	19.0%	$56.10	16.1%	8/31/2027
Stifel Nicolaus & Company, Incorporated(5)	BBB / NA / BBB-	214,706	12.6%	$69.92	13.3%	11/30/2026
UBS AG, New York Branch(6)	NA / NA / BBB+	152,084	8.9%	$64.85	8.7%	12/31/2025
New Mountain Capital LLC(7)	NA / NA / NA	49,670	2.9%	$92.38	4.1%	3/31/2027
The Athletic Club at the Equitable Center, Inc.	NA / NA / NA	31,169	1.8%	$0.51	0.0%	1/31/2018
AXA Equitable Life Insurance Company	Aa3 / NA / NA	29,580	1.7%	$7.19	0.2%	4/30/2017
SAS Institute, Inc.	NA / NA / NA	26,479	1.6%	$100.00	2.3%	12/31/2023
Le Bernardin, Inc.	NA / NA / NA	25,855	1.5%	$25.48	0.6%	12/31/2026

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Includes 65,234 square feet of space that BNP Paribas currently subleases from MSSB. BNP Paribas has amended its lease to directly lease the 65,234 square feet on the 32nd and 33rd floor beginning in July 2016. BNP Paribas has one, 10-year extension option for at least 80% of BNP Paribas’ net rentable area upon written notice at least 18 months prior to the lease expiration date of December 31, 2022 at 100% of fair market value. BNP Paribas has a one-time right to terminate its lease for its entire leased space effective as of December 31, 2019, subject to providing notice on or before June 30, 2018 and payment of a termination fee.

(4)	Sidley Austin has one, 10-year extension option upon written notice at least 21 months prior to the lease expiration date of May 15, 2022 at the fair market rent. Sidley Austin has no termination options.

(5)	Includes 36,123 square feet on the 12th floor that is currently leased to MSSB. Stifel Nicolaus & Company, Incorporated (“Stifel”) has signed a direct lease for the 36,123 square feet beginning in July 2016. Stifel has two, five-year extension options upon written notice at least 18 months prior to the expiration date of the then current term at 100% of the fair market rent. Stifel has no termination options.

(6)	Includes 31,397 square feet on the 13th floor that is currently leased to MSSB. UBS AG, New York Branch (“UBS”) has signed a direct lease for the 31,397 square feet beginning in July 2016. UBS has either (i) two, five-year extension options or (ii) one, ten-year option upon written notice at least 18 months and not earlier than 36 months prior to the then current expiration date at 95% of the fair market rent. UBS has no termination options.

(7)	Includes 26,049 square feet on the 48th floor that New Mountain Capital LLC currently subleases from Paramount Capital, Inc.

A-3-18

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	28,677	1.7%	NAP	NAP	28,677	1.7%	NAP	NAP
2016 & MTM	1	250	0.0	$25,000	0.0%	28,927	1.7%	$25,000	0.0%
2017	2	32,540	1.9	593,456	0.5	61,467	3.6%	$618,456	0.5%
2018	2	36,755	2.2	975,552	0.9	98,222	5.8%	$1,594,008	1.4%
2019	1	13,684	0.8	571,688	0.5	111,906	6.6%	$2,165,696	1.9%
2020	0	0	0.0	0	0.0	111,906	6.6%	$2,165,696	1.9%
2021	1	900	0.1	140,400	0.1	112,806	6.6%	$2,306,096	2.0%
2022	2	796,544	46.7	59,046,381	52.2	909,350	53.3%	$61,352,477	54.2%
2023	1	26,479	1.6	2,647,900	2.3	935,829	54.9%	$64,000,377	56.6%
2024	0	0	0.0	0	0.0	935,829	54.9%	$64,000,377	56.6%
2025	1	152,084	8.9	9,862,221	8.7	1,087,913	63.8%	$73,862,598	65.3%
2026	2	227,763	13.4	15,670,113	13.9	1,315,676	77.1%	$89,532,711	79.2%
2027 & Beyond	4	390,331	22.9	23,571,952	20.8	1,706,007	100.0%	$113,104,663	100.0%
Total(2)	17	1,706,007	100.0%	$113,104,663	100.0%
(1)	Based on the underwritten rent roll.

(2)	Excludes management office occupying 2,286 square feet.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	Budget(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$103,456,289	$100,707,522	$109,641,017	$114,892,357	$117,517,679	$68.88	85.6%
Value of Vacant Space	0	0	0	761,126	3,584,625	2.10	2.6
Gross Potential Rent	$103,456,289	$100,707,522	$109,641,017	$115,653,483	$121,102,304	$70.99	88.2%
Total Reimbursements	13,227,719	14,735,739	18,615,684	17,086,311	16,204,599	9.50	11.8
Net Rental Income	$116,684,007	$115,443,261	$128,256,701	$132,739,794	$137,306,903	$80.48	100.0%
(Vacancy/Credit Loss)(4)	0	0	0	(3,270,364)	(6,587,073)	(3.86)	(4.8)
Total Other Income	10,620,096	11,478,734	12,537,875	12,787,244	12,416,664	7.28	9.0
Effective Gross Income	$127,304,104	$126,921,995	$140,794,576	$142,256,674	$143,136,494	$83.90	104.2%
Total Expenses	$52,020,584	$55,469,720	$60,207,958	$60,008,737	$60,522,553	$35.48	42.3%
Net Operating Income	$75,283,519	$71,452,276	$80,586,618	$82,247,937	$82,613,941	$48.43	57.7%
Total TI/LC, Capex/RR	0	0	0	0	4,800,773	2.81	3.4
Net Cash Flow	$75,283,519	$71,452,276	$80,586,618	$82,247,937	$77,813,168	$45.61	54.4%
(1)	Budget represents the loan sponsor’s 2016 budget.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Rents in Place includes future contractual rent step bumps for investment grade tenants: BNP Paribas, Stifel, UBS, Willkie Farr and Sidley Austin. In addition, contractual rent steps for the remaining tenants are underwritten through January 2017.

(4)	U/W Vacancy is underwritten to a vacancy rate of 4.5% of all revenue except for parking net income, miscellaneous income, BNP Paribas’ signage income and telecom income. The 787 Seventh Avenue property has a 10-year historical occupancy average of approximately 97.7%.

Property Management. The 787 Seventh Avenue property is managed by Commonwealth Partners Management Services, L.P., a borrower affiliate.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $29.4 million for the prepaid rent reserve (of which $25,291,620 is prepaid rent for Sidley Austin, $3,820,957 of which was subsequently released to the borrower for tenant reimbursements for prepaid real estate taxes through June 30, 2016 resulting in a prepaid rent reserve of $25,606,347), approximately $19.5 million for the rollover reserve (which consists of $10,414,362 in outstanding TI/LC obligations for improvement allowances and leasing commissions contractually owed to Stifel, UBS, New Mountain Capital, LLC, Willkie Farr and BNP Paribas, $7,054,094 in free rent obligations contractually owed to Stifel, UBS, BNP Paribas and New Mountain Capital, LLC within the first 4 years of the loan term and $2,074,110 in outstanding capital work for the Willkie Farr restroom space and 12th floor demolition), and approximately $1.1 million into the rent support reserve to fund certain costs, expenses and free rent related to the New Mountain Capital renewal space on the 49th floor, the UBS expansion space on the 13th floor, the Stifel expansion space on the 12th floor and the BNP Paribas expansion on the 32nd and 33rd floors.

A-3-19

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

Tax Escrows - During the continuance of a Trigger Period, Sweep Lease Period or Reserve Trigger Period (each as defined below), on a monthly basis the borrower is required to escrow 1/12 of the annual estimated tax payments.

Insurance Escrows - Provided that an acceptable blanket policy is no longer in place, during the continuance of a Trigger Period, Sweep Lease Period or Reserve Trigger Period, on a monthly basis the borrower is required to escrow 1/12 of annual insurance premiums.

Replacement Reserves - During the continuance of a Trigger Period or Reserve Trigger Period, on a monthly basis the borrower is required to escrow 1/12 of $0.30 times the aggregate amount of rentable square feet of the 787 Seventh Avenue property as described in the loan documents for capital expenditures. The reserve is capped at 24 months collection and the 787 Seventh Avenue Whole Loan documents provide that amounts on deposit in the replacement reserves in excess of 12 times the required monthly deposit can be used for tenant improvements and leasing commissions. In addition, the borrower is permitted to post one or more letters of credit acceptable to the lender in lieu of cash reserves for the replacement reserves, subject to compliance with rating agency requirements.

TI/LC Reserves - During the continuance of a Trigger Period or Reserve Trigger Period, on a monthly basis the borrower is required to escrow 1/12 of $1.50 times the aggregate amount of rentable square feet of the 787 Seventh Avenue property for tenant improvements and leasing commissions. The reserve is capped at 24 months collection and the 787 Seventh Avenue Whole Loan documents provide that amounts on deposit in the TI/LC reserves in excess of 12 times the required monthly deposit can be used for capital expenditures. In addition, the borrower is permitted to post one or more letters of credit acceptable to the lender in lieu of cash reserves for the TI/LC reserves, subject to compliance with rating agency requirements.

Lease Sweep Reserves - On a monthly basis, during the continuance of a Sweep Lease Period (unless an event of default exists, in which event all amounts will be deposited into an account to be held by the lender as cash collateral for the 787 Seventh Avenue Whole Loan), all available excess cash (after payment of debt service and deposits as described under “Tax Escrows” and “Insurance Escrows” above) will be swept into a reserve account (the “Lease Sweep Reserve”) and will be made available to the borrower to pay for certain tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the space covered by the respective lease. In addition, at the beginning of each lease year under any lease, the borrower is required to deposit any rent paid more than one month in advance into the prepaid rent reserve.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) the commencement of a Low Debt Yield Trigger Period (as defined below) or (iii) the commencement of a mezzanine loan default; and will end if, (A) with respect to clause (i) above, the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to clause (ii) above, the Low Debt Yield Trigger Period has ended or (C) with respect to clause (iii) above, the mezzanine loan default has been cured.

A “Low Debt Yield Trigger Period” will commence if, as of the last day of any quarter, (i) the 787 Seventh Avenue Whole Loan debt yield falls below 7.05% and (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) falls below 5.50%; and will cease to exist if either (i) the 787 Seventh Avenue Whole Loan debt yield is at least 7.37% for two consecutive quarters or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) is at least 5.75% for two consecutive quarters.

A “Reserve Trigger Period” will commence if, as of the last day of any quarter, (i) the 787 Seventh Avenue Whole Loan debt yield falls below 8.33% or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) falls below 6.50%; and will cease to exist if either (i) the 787 Seventh Avenue Whole Loan debt yield is at least 8.65% for two consecutive quarters or (ii) the aggregate debt yield (based on the balance of the 787 Seventh Avenue Whole Loan and the mezzanine loan) is at least 6.75% for two consecutive quarters.

The 787 Seventh Avenue Whole Loan provides that the borrower may cure a Low Debt Yield Trigger Period or a Reserve Trigger Period by paying down a portion of the 787 Seventh Avenue Whole Loan balance (together with the applicable yield maintenance premium) in order to satisfy the minimum debt yield requirement, subject to certain conditions, including a pro rata repayment of the related mezzanine loan and together with the applicable prepayment fee.

A-3-20

Structural and Collateral Term Sheet	JPMDB 2016-C2

787 Seventh Avenue

A “Sweep Lease Period” commences on the first payment date following the occurrence of any of the following: (i) the date notice of renewal or extension was required to be provided in accordance with the terms of any Sweep Lease (as defined below) if such renewal or extension has not been so exercised; (ii) the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of the applicable Sweep Lease; (iii) the date any Sweep Tenant (as defined below) has ceased operating its business at all or substantially all of the space demised to such Sweep Tenant pursuant to the applicable Sweep Lease; (iv) the occurrence of a monetary or material non-monetary default by a Sweep Tenant under a Sweep Lease beyond all applicable notice and cure periods thereunder; and (v) the filing or commencement of a bankruptcy or insolvency proceeding of a Sweep Tenant.

A “Sweep Lease” means the Sidley Austin lease and BNP Paribas lease and any replacement lease covering all or substantially all the space currently demised under such lease. A “Sweep Tenant” means any tenant under a Sweep Lease.

Lockbox / Cash Management. The 787 Seventh Avenue Whole Loan is structured with a CMA lockbox. All rents are required to be directly deposited by the tenants of the 787 Seventh Avenue property into a clearing account controlled by the lender. In the absence of a Trigger Period, Sweep Lease Period or Reserve Trigger Period, the funds in the clearing account will be swept daily into an account controlled by the borrower. During a Trigger Period, Sweep Lease Period or Reserve Trigger Period, funds in the clearing account will be swept daily into a deposit account controlled by the lender and applied and disbursed in accordance with the loan documents.

Additional Debt. The 787 Seventh Avenue Whole Loan includes a B-Note with an original principal balance of $214,000,000 that was contributed to the COMM 2016-787S transaction. In addition, a $220,000,000 mezzanine loan was funded concurrently with the origination of the 787 Seventh Avenue Whole Loan and thereafter sold to 787 Manhattan Barnes, LLC. The mezzanine loan is coterminous with the 787 Seventh Avenue Whole Loan and accrues interest at a fixed per annum rate equal to 4.85000%. Including the mezzanine loan, the cumulative Cut-off Date LTV is 51.7%, the cumulative UW NCF DSCR is 1.89x and the cumulative UW NOI Debt Yield is 8.3%. An intercreditor agreement is in place with respect to the 787 Seventh Avenue Whole Loan and the related mezzanine loan.

A-3-21

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

A-3-22

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

A-3-23

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

A-3-24

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$60,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	6.7%	Net Rentable Area (SF):	662,708
Loan Purpose:	Acquisition	Location:	Baltimore, MD
Borrowers(3):	100 Pratt St. Ventures, LLC	Year Built / Renovated:	1975, 1991 / 2015
	and 100 Pratt St. Holdings, LLC	Occupancy:	99.4%
Sponsor:	Dennis Troesh	Occupancy Date:	2/26/2016
Interest Rate:	4.67000%	Number of Tenants:	24
Note Date:	3/31/2016	2013 NOI:	$15,469,907
Maturity Date:	4/6/2026	2014 NOI(4):	$13,996,942
Interest-only Period:	60 months	2015 NOI(4):	$14,950,426
Original Term:	120 months	TTM NOI (as of 2/2016):	$14,936,552
Original Amortization:	360 months	UW Economic Occupancy:	92.5%
Amortization Type:	IO-Balloon	UW Revenues:	$25,662,031
Call Protection(5):	L(25),Def(91),O(4)	UW Expenses:	$11,861,769
Lockbox:	CMA	UW NOI:	$13,800,262
Additional Debt:	Yes	UW NCF:	$12,651,717
Additional Debt Balance:	$50,400,000	Appraised Value / Per SF:	$187,800,000 / $283
Additional Debt Type:	Pari Passu	Appraisal Date:	3/2/2016

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$167
Taxes:	$3,571,156	$357,116	N/A	Maturity Date Loan / SF:	$153
Insurance:	$44,100	$22,050	N/A	Cut-off Date LTV:	58.8%
Replacement Reserves:	$1,201,053	$11,045	N/A	Maturity Date LTV:	53.9%
TI/LC:	$0	$69,032	N/A	UW NCF DSCR:	1.85x
Other:	$17,552,053	Springing	N/A	UW NOI Debt Yield:	12.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$110,400,000	57.4%	Purchase Price(7)	$166,187,223	86.4%
Sponsor Equity	81,851,787	42.6	Upfront Reserves	22,368,362	11.6
			Closing Costs	3,696,202	1.9
Total Sources	$192,251,787	100.0%	Total Uses	$192,251,787	100.0%
(1)	The 100 East Pratt Whole Loan was co-originated by Benefit Street Partners CRE Finance LLC and JPMCB.

(2)	The 100 East Pratt loan is part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance of $110.4 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $110.4 million 100 East Pratt Whole Loan.

(3)	The borrowers own the property as tenants-in-common. Please refer to “Risks Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in the Prospectus for additional information.

(4)	The increase in 2015 NOI from 2014 NOI was due to (i) an increase in average occupancy from 97.5% in 2014 to 98.7% in 2015 and (ii) a reassessment of the property which resulted in real estate taxes declining from $4,559,229 in 2014 to $4,174,074 in 2015.

(5)	Defeasance of the full $110.4 million 100 East Pratt Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	The borrowers received approximately $20.8 million in seller credits against the stated purchase price of $187.0 million to account for, among other things, outstanding tenant improvement obligations of approximately $13.8 million, outstanding free rent of approximately $4.5 million, outstanding capital expenditures obligations of approximately $2.7 million, security deposits of $66,004 and partial month rents of $34,082.

A-3-25

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

The Loan. The 100 East Pratt loan is secured by a first mortgage lien on a 28-story, 662,708 square foot office building located in Baltimore, Maryland. The whole loan has an outstanding principal balance as of the Cut-off Date of $110.4 million (the “100 East Pratt Whole Loan”) and is comprised of six pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5 and Note A-6. Note A-1 and Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $60.0 million, are being contributed to the JPMDB 2016-C2 Trust. Note A-2, Note A-3, Note A-5 and Note A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $50.4 million, are expected to be contributed to one or more future securitization trusts. The holder of Note A-1 (the “Controlling Noteholder”) will be the trustee of the JPMDB 2016-C2 Trust. The trustee of the JPMDB 2016-C2 Trust (or, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder), will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the 100 East Pratt Whole Loan; however, the holders of the Note A-2, Note A-3, Note A-5 and Note A-6 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The 100 East Pratt Whole Loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The previously existing debt was securitized in the CD 2005-CD1 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-4	$60,000,000	$60,000,000	JPMDB 2016-C2	Yes
A-2, A-3, A-5, A-6	50,400,000	50,400,000	JPMCB	No
Total	$110,400,000	$110,400,000

The Borrowers. The borrowing entities for the 100 East Pratt Whole Loan are 100 Pratt St. Ventures, LLC and 100 Pratt St. Holdings, LLC, each a Delaware limited liability company and special purpose entity. The borrowers own the property as tenants-in-common. Please refer to “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in the Prospectus for additional information.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Dennis Troesh (“Troesh”). Troesh owns and manages more than 6 million square feet of commercial real estate and over 2,000 multifamily units valued at over $1.4 billion. Other office properties owned by Troesh include One Met Center located in East Rutherford, New Jersey, and Wildwood Center located in Atlanta, Georgia. The proceeds of the 100 East Pratt Whole Loan, along with approximately $81.9 million in cash equity contributed by the loan sponsor, were used to purchase the 100 East Pratt property from Columbia Property Trust at an acquisition cost of $187.0 million (approximately $282 per square foot) less seller prorations in the amount of approximately $20.8 million.

The Property. The 100 East Pratt property is a 28-story, 662,708 square foot, landmarked Class A, LEED Silver certified office building situated on a 2.1-acre site occupying an entire city block on East Pratt Street along the Pratt Street Corridor, just north of the Inner Harbor in downtown Baltimore City. The 100 East Pratt property features uninhibited views of the Baltimore Inner Harbor and contains 615,282 square feet of office space, 26,795 square feet of ground level retail space, 11,297 square feet of amenity space and 9,334 square feet of storage space. The 100 East Pratt property was completed in two phases: (i) the base building, which includes floors one through 10, was completed in 1975 and (ii) the tower portion encompassing floors 11 through 28 was completed in 1991. According to the previous owner, Columbia Property Trust, the 100 East Pratt property has benefited from approximately $12 million (approximately $18 per square foot) in capital improvements since 2005. In 2015, Columbia Property Trust completed an approximately $2.3 million capital improvement program that included a major lobby renovation and replacement of the roof. The property also includes an eight-level parking garage with 932 parking spaces (approximately 1.4 parking spaces per 1,000 square feet) currently operated by a third party vendor, LAZ Parking. The 100 East Pratt property also features newly renovated conference facilities, a modern fitness center (offering personal trainers and group fitness classes), a Brio Tuscan Grille Restaurant and a Starbucks on the first level.

A-3-26

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

Since 2006, physical occupancy at the property has averaged approximately 96.9% and has not fallen below 92.2%. As of February 26, 2016, the property was 99.4% leased to 24 tenants. The property serves as global headquarters to its largest tenant, T. Rowe Price Associates, Inc. (“T. Rowe Price”), a publically traded global investment management firm (NASDAQ: TROW) with a market capitalization of over $18 billion and no outstanding debt (as of December 31, 2015). T. Rowe Price is a first generation tenant at the property (in occupancy since 1975) and has expanded over the years, currently leasing 443,235 square feet (as of February 26, 2016) or 66.9% of the net rentable area through December 2027. In 2014, T. Rowe Price executed a 14-year lease renewal with two five-year extension options. In 2016, T. Rowe Price expanded into the 15th floor of the property, executing a coterminous lease for an additional 15,971 square feet with two five-year extension options. The second largest tenant, Tydings & Rosenberg, LLP (“Tydings Rosenberg”) has been a tenant at the 100 East Pratt property since 1991 (renewing its lease in 2006) and occupies the top three floors of the property totaling 37,539 square feet or 5.7% of the net rentable area. Tydings Rosenberg is a Maryland-based law firm that has advocated on the behalf of large corporations, businesses and individuals for the past 80 years. The firm employs 38 attorneys who provide legal services to clients such as Mercedes-Benz, IBM Corporation, and M&T Bank. Tydings Rosenberg’s lease expires in July 2017, and the tenant has two five-year extension options. The third largest tenant, Merrill Lynch occupies 4.8% of the net rentable area or 31,942 square feet and is a wholly-owned indirect subsidiary of Bank of America (NYSE: BAC, Market Cap: $154 billion as of April 22, 2016, Moody’s: Baa1, S&P: BBB+, Fitch: A). Merrill Lynch uses its space at the 100 East Pratt property as a regional office for its financial advisors and private wealth managers for high net worth clients. Merrill Lynch has been a tenant at the 100 East Pratt property since 1992, most recently renewing its lease in 2011. The tenant’s lease expires in February 2018 and the tenant has one five-year extension option available.

The 100 East Pratt property is located on an entire city block on East Pratt Street along the Pratt Street Corridor, just north of the Inner Harbor in downtown Baltimore City bounded by East Pratt Street to the south, South Calvert Street to the east, East Lombard Street to the north, and Light Street to the west. Pratt Street Corridor is the primary west-east thoroughfare that fronts the Inner Harbor and is improved with office buildings with street level retail, and hotels. Two blocks west of the 100 East Pratt property is the convention center complex, which includes a total of approximately 1.2 million square feet, and a 20-story, 756-room Hilton Hotel connected to the convention center by an enclosed skywalk bridge. There are five educational facilities within one mile of the property with more than 35,000 students and employees including Johns Hopkins University, the University of Maryland, Baltimore (UMB), and the University of Baltimore in Midtown. The property also benefits from close proximity to public transportation, including the light rail system, the metro subway system, the (“MARC”), Maryland Rail Commuter and local buses. The Light Rail system is an above ground trolley system that runs along Howard Street within the central business district and extends northward to Hunt Valley (Baltimore County) and southward to Glen Burnie (Anne Arundel County). A Light Rail stop is located three blocks west of the property along S. Howard Street. The metro subway system is a 14-mile subway line that extends from the Johns Hopkins Hospital on Franklin Street westward to Owings Mills (Baltimore County). There is also a Metrorail station located three blocks north of the 100 East Pratt property at Charles Center.

Harborplace, a market with restaurants, fast food vendors and boutiques, which is adjacent to the property, is currently undergoing a large scale renovation including retenanting a portion of the retail space and upgrades to the awnings, lighting and street landscaping. In addition, in 2008, the Downtown Partnership unveiled a $100 million, 10 year plan for Pratt Street, designed to make the busy thoroughfare more pedestrian-friendly by removing skywalks and berms, overhauling McKeldin Plaza and adding new retail buildings on the corridor’s sidewalks. According to the appraisal, many former Class C office buildings in the Westside and City Center districts have been converted for alternative uses over the past five years and have become apartments, condominiums and hotels. In addition, there is about two million square feet of additional Class B and C office space within downtown Baltimore planned for future adaptive reuse for apartments totaling more than 4,000 units, which has been promoted by Baltimore City officials who passed a 15-year tax credit program in 2013 to spur redevelopment of functionally obsolete office space.

According to the appraisal, the property is located in the Baltimore central business district submarket. As of the fourth quarter of 2015, the submarket consisted of approximately 12.6 million square feet of office space with an overall vacancy rate of 15.4%. Furthermore, the appraisal indicated that the vacancy rate for directly competitive properties is 8.8%. In the central business district, overall average asking rents were $21.29 per square foot as of the fourth quarter of 2015, while asking rents for comparable office properties range from $21.54 to $32.50 per square foot. The appraisal concluded a market rent of $18.50 per square foot for T. Rowe Price’s contiguous space, $35.00 per square foot for the remainder of the office space, $22.00 per square foot for the lobby retail space, $45.00 per square foot for the ground floor retail space and $50.00 per square foot for Starbuck’s retail space. The appraisal also concluded that the 100 East Pratt property’s rents are at market.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
96.3%	97.5%	98.7%	99.4%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of February 26, 2016.

A-3-27

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
T. Rowe Price Associates, Inc.(4)	NA / NA / NA	443,235	66.9%	$19.80	54.1%	12/31/2027
Tydings & Rosenberg, LLP	NA / NA / NA	37,539	5.7%	$36.03	8.3%	7/31/2017
Merrill Lynch	Baa1 /BBB+/ A	31,942	4.8%	$35.45	7.0%	2/28/2018
PricewaterhouseCoopers, LLP	NA / NA / NA	31,942	4.8%	$36.38	7.2%	6/30/2017
Jones Lang LaSalle(5)	Baa2 /BBB+/ NA	23,956	3.6%	$45.83	6.8%	4/30/2020
CBRE Inc.(6)	Baa3 /BBB/ NA	15,971	2.4%	$34.04	3.4%	6/30/2025
Zuckerman Spaeder	NA / NA / NA	10,112	1.5%	$33.88	2.1%	12/31/2022
Insight Global	NA / NA / NA	7,848	1.2%	$36.58	1.8%	6/30/2020
Bravio Brio Restaurant Group Inc. (Retail)	NA / NA / NA	7,772	1.2%	$43.67	2.1%	12/31/2022
Jos. A. Banks Clothiers Inc. (Retail)	NA / NA / NA	7,475	1.1%	$34.97	1.6%	1/31/2023
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	The Base Rent PSF for T. Rowe Price is based on a triple net lease. The other tenants at the property have gross or modified gross leases.

(4)	T. Rowe Price has a one-time right as of July 2024 to terminate its entire lease of 443,235 square feet with 18 months’ prior notice and payment of a termination fee equal to approximately $20.4 million (approximately $46 per square foot). Additionally, T. Rowe Price has a one-time contraction right for one or more of its 13th, 14th, and 16th floor spaces (which includes a total of 47,913 square feet), on a full-floor basis with 18 months’ notice prior to December 31, 2024 and payment of a contraction fee equal to $486,007 (approximately $30 per square foot) per floor. T. Rowe Price also has the right to terminate its lease with respect to the investor center space (which includes 3,336 square feet) any time after June 30, 2017, with 18 months’ notice and the payment of a termination fee equal to the sum of the unamortized costs of the renovation improvement allowance.

(5)	Jones Lang LaSalle has the right to terminate its lease as of April 30, 2017, with 12 months notice and the payment of a termination fee of four months of base rent plus unamortized tenant improvements and leasing commissions.

(6)	CBRE Inc. has the right to terminate its lease as of June 30, 2022, with 12 months notice and the payment of a termination fee of unamortized tenant improvements, leasing commissions and abated rent under the lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	4,202	0.6%	NAP	NAP	4,202	0.6%	NAP	NAP
2016 & MTM	4	2,772	0.4%	$57,159	0.4%	6,974	1.1%	$57,159	0.4%
2017	4	75,136	11.3%	2,702,370	16.7	82,110	12.4%	$2,759,529	17.0%
2018	1	31,942	4.8%	1,132,344	7.0	114,052	17.2%	$3,891,873	24.0%
2019	3	6,035	0.9%	190,596	1.2	120,087	18.1%	$4,082,469	25.2%
2020	3	35,470	5.4%	1,505,829	9.3	155,557	23.5%	$5,588,298	34.4%
2021	1	6,056	0.9%	196,483	1.2	161,613	24.4%	$5,784,781	35.7%
2022	4	21,359	3.2%	801,404	4.9	182,972	27.6%	$6,586,186	40.6%
2023	1	7,475	1.1%	261,431	1.6	190,447	28.7%	$6,847,617	42.2%
2024	1	1,758	0.3%	56,383	0.3	192,205	29.0%	$6,904,000	42.6%
2025	1	15,971	2.4%	543,679	3.4	208,176	31.4%	$7,447,678	45.9%
2026	0	0	0.0	0	0.0	208,176	31.4%	$7,447,678	45.9%
2027 & Beyond(2)	1	454,532	68.6%	8,775,973	54.1	662,708	100.0%	$16,223,652	100.0%
Total	24	662,708	100.0%	$16,223,652	100.0%

(1)	Based on the underwritten rent roll.

(2)	Includes amenity floor.

A-3-28

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$16,315,569	$14,731,177	$15,311,066	$15,300,266	$16,223,652	$24.48	64.6%
Vacant Income	0	0	0	0	55,424	0.08	0.2
Gross Potential Rent	$16,315,569	$14,731,177	$15,311,066	$15,300,266	$16,279,076	$24.56	64.8%
Total Reimbursements	8,406,521	8,700,984	9,005,482	8,854,403	8,854,102	13.36	35.2
Net Rental Income	$24,722,090	$23,432,161	$24,316,548	$24,154,669	$25,133,177	$37.92	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,080,705)	(3.14)	(8.3)
Parking Garage Income	2,574,101	2,644,495	2,609,125	2,578,997	2,578,997	3.89	10.3
Other Income	13,140	13,392	29,258	30,562	30,562	0.05	0.1
Effective Gross Income	$27,309,331	$26,090,048	$26,954,931	$26,764,228	$25,662,031	$38.72	102.1%
Total Expenses	$11,839,424	$12,093,106	$12,004,504	$11,827,676	$11,861,769	$17.90	47.2%
Net Operating Income	$15,469,907	$13,996,942	$14,950,426	$14,936,552	$13,800,262	$20.82	54.9%
Total TI/LC, Capex/RR	0	0	0	0	1,148,545	1.73	4.6
Net Cash Flow	$15,469,907	$13,996,942	$14,950,426	$14,936,552	$12,651,717	$19.09	50.3%
(1)	TTM represents the trailing 12-month period ending February 29, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place consist of in-place rents per the rent roll dated February 26, 2016, however, T. Rowe Price has multiple free rent periods over its lease term totaling approximately $3.8 million which were reserved for at closing.

Property Management. The property is subject to a management agreement with CBRE Inc., which is effective as of March 25, 2016 for a term of one year with automatic one-year renewals unless terminated by either party in accordance with the agreement. The management agreement provides for a fee equal to the greater of $23,333 per month or 3.0% of gross revenues from the property. The management fees are subordinate to the liens of the 100 East Pratt Whole Loan.

Escrows and Reserves. At origination, the borrowers deposited into escrow approximately $17.6 million for reserves for unfunded obligations (which include approximately $13.8 million for outstanding tenant improvements and leasing commissions and approximately $3.8 million for free rent reserves), approximately $3.6 million for tax reserves, approximately $1.2 million for replacement reserves and $44,100 for insurance reserves.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $357,116.

Insurance Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual insurance premiums, which currently equates to $22,050.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $11,045 (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrowers are required to deposit $69,032 (approximately $1.25 per square foot annually) per month for tenant improvements and leasing commission reserves.

Lease Contraction Reserve - On a monthly basis, the borrowers are required to deposit an amount equal to the aggregate total of all rent associated with any lease for which a Lease Contraction Event (as defined below) has occurred. The borrowers are required to deposit any early lease termination or contraction fee in connection with a Lease Contraction Event within three business days of receipt.

Lease Sweep Reserve - During a Cash Sweep Period (as defined below) that exists solely due to the continuance of a Specified Tenant Sweep Event (as defined below), all excess cash flow after payment of the debt service, required reserves and operating expenses will be held as additional collateral for the loan.

A-3-29

Structural and Collateral Term Sheet	JPMDB 2016-C2

100 East Pratt

Specified Tenant. T. Rowe Price, the largest tenant at the property, leases approximately 66.9% of the net rentable area through December 2027. Upon certain events described below (including the bankruptcy of T. Rowe Price or T. Rowe Price failing to renew its lease, giving notice of termination or vacating its space), the lender will sweep all excess cash flow at the property into the lease sweep reserve account. In addition, T. Rowe Price has a one-time contraction right with respect to its 13th, 14th and 16th floor spaces, as well as a one-time full termination right before the 100 East Pratt Whole Loan maturity. However, in the event of such contraction or termination, the lender will be entitled to a contraction fee of $486,007 (approximately $30 per square foot) per floor or a termination fee of approximately $20.4 million (approximately $46 per square foot) associated with such contraction or termination, exclusive of the ongoing TI/LC collections, and such fees will be deposited into the TI/LC reserve account. For further descriptions of the cash sweep events in connection with T. Rowe Price, please refer to “Lockbox / Cash Management” and “Escrows and Reserves”.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. Tenant direction letters were required to be sent to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrowers until the occurrence of a Cash Sweep Period (as defined below). During a Cash Sweep Period, all funds in the lockbox account are swept every business day to a segregated cash management account under the control of the lender. During a Cash Sweep Period, all excess cash flow (other than amounts that are required to be deposited in the Lease Sweep Reserve account as described above) after payment of the debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” means the occurrence of (i) an event of default, (ii) the date on which the debt service coverage ratio (as calculated in the loan documents), based on trailing three-months, is less than 1.15x, (iii) a Specified Tenant Sweep Event (as defined below) or (iv) the occurrence of a Maturity Cash Sweep Event (as defined below). A Cash Sweep Period may be terminated by (a) with respect to clause (i) above, a cure or waiver of the related event of default, (b) with respect to clause (ii) above, a debt service coverage ratio equal to or greater than 1.20x for two consecutive calendar quarters, (c) with respect to clause (iii) above, cure of all defaults under the applicable specified tenant’s lease, the tenant resuming operations, revoking any notice of termination or no longer being subject to a bankruptcy proceeding, as applicable, and (d) with respect to clause (iv) above, satisfactory evidence of the extension or renewal of not less than 75.0% of T. Rowe Price’s leased space. Notwithstanding the foregoing, a Cash Sweep Period may not be terminated to the extent that a Cash Sweep Period exists for any other reason.

A “Specified Tenant Sweep Event” means any of the following: T. Rowe Price (or any tenant which leases more than 66,270 square feet at the property or any replacement tenant thereof) (i) defaults (other than with respect to an immaterial non-monetary terms) under the terms of its lease, (ii) vacates, abandons, ceases ordinary business operations or otherwise “goes dark” or gives notice of its intent to do any of the foregoing, (iii) gives notice of its intention to cancel or terminate its lease, (iv) becomes subject to any bankruptcy or insolvency proceeding, or (v) fails to provide notice to extend its lease prior to the earlier to occur of the date that is 12 months prior to the expiration date of the lease or the date that the related tenant is required to give notice of renewal under its lease.

A “Maturity Cash Sweep Event” means the failure of T. Rowe Price to renew its lease for at least 75.0% of its space on the date that is nine months prior to the maturity date of the 100 East Pratt Whole Loan.

A “Lease Contraction Event” means the exercise of a contraction or termination option under any tenant’s lease (provided that such lease was in effect on the date of origination or reviewed or approved by the lender in accordance with the loan documents).

Right of First Offer / Refusal. T. Rowe Price has a right of first offer in the event the borrowers intend to sell the property as a single asset, as well as a right of first refusal in the event the borrowers receive an offer to purchase the building as a single asset. These rights are not applicable to any foreclosure or sale-in-lieu of foreclosure.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	6.7%	Net Rentable Area (SF)(2):	674,325
Loan Purpose:	Refinance	Location:	Bridgewater, NJ
Borrower:	ARC HR5SNFI001 SPE, LLC	Year Built / Renovated:	1987 / 2006
Sponsor:	American Finance Trust, Inc.	Occupancy:	100.0%
Interest Rate:	5.09300%	Occupancy Date:	5/6/2016
Note Date:	12/11/2015	Number of Tenants:	1
Anticipated Repayment Date(3):	1/6/2021	2013 NOI(4):	N/A
Interest-only Period:	60 months	2014 NOI(4):	$18,214,079
Original Term:	60 months	TTM NOI (as of 9/2015):	$18,214,983
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	ARD–Interest Only	UW Revenues:	$17,336,962
Call Protection:	L(28),Def(28),O(4)	UW Expenses:	$520,109
Lockbox:	Hard	UW NOI:	$16,816,853
Additional Debt:	Yes	UW NCF:	$16,769,651
Additional Debt Balance:	$65,000,000	Appraised Value / Per SF(5):	$272,800,000 / $405
Additional Debt Type:	Pari Passu	Appraisal Date:	11/24/2015

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$185
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF(7):	$185
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	45.8%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV (7):	45.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.60x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	13.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$125,000,000	64.6%	Loan Payoff	$191,281,433	98.9%
Sponsor Equity	68,375,158	35.4	Closing Costs	2,093,726	1.1
Total Sources	$193,375,158	100.0%	Total Uses	$193,375,158	100.0%
(1)	The Sanofi Office Complex loan is part of a whole loan evidenced by eight pari passu notes with an aggregate original principal balance as of the Cut-off Date of $125.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $125.0 million Sanofi Office Complex Whole Loan.

(2)	The Net Rentable Area (SF) excludes 205,439 square feet of net rentable area in Building D, which is also occupied by Sanofi-Aventis U.S. Inc. but under separate ownership and is not part of the collateral.

(3)	The Sanofi Office Complex Whole Loan is structured with an anticipated repayment date (“ARD”) of January 6, 2021. In the event the Sanofi Office Complex Whole Loan is not paid off on or prior to the ARD, the borrower is required to make monthly interest-only payments equal to the greater of (i) 8.59300% and (ii) 7.00000% plus the greater of (a) the 5-year offered side swap rate as of the ARD and (b) the 5-year treasury rate as of the ARD, which are required to be first applied to interest accruing at the initial interest rate, and then to principal. Interest accrued at the revised rate and not paid monthly will be deferred. The final maturity date is July 31, 2026.

(4)	2013 NOI is not available as the loan sponsor acquired the Sanofi Office Complex property in March 2014. 2014 NOI represents nine months annualized for April through December 31, 2014.

(5)	As of November 24, 2015, the appraiser’s concluded “Go Dark” value attributable to the Sanofi Office Complex property was approximately $58.1 million.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	Maturity Date Loan / SF and Maturity Date LTV are calculated as of the ARD.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

The Loan. The Sanofi Office Complex loan is secured by a first mortgage lien on the borrower’s fee interest in two, four-story and one, five-story office buildings located in Bridgewater, New Jersey. The whole loan has an outstanding principal balance as of the Cut-off Date of $125.0 million (the “Sanofi Office Complex Whole Loan”), and is comprised of eight pari passu notes, Note A-1-A, Note A-1-B, Note A-2-A, Note A-2-B, Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B. Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B, with an aggregate outstanding principal balance as of the Cut-off Date of $60.0 million, are being contributed to the JPMDB 2016-C2 Trust. Note A-1-A, Note A-1-B, Note A-2-A and Note A-2-B, with an aggregate outstanding principal balance as of the Cut-off Date of $65.0 million, were contributed to the WFCM 2016-C33 trust. The holder of the Note A-1-A (the “Controlling Noteholder”) is the trustee of the WFCM 2016-C33 trust. The trustee of the WFCM 2016-C33 trust (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Sanofi Office Complex Whole Loan; however, the holders of Note A-1-B, Note A-2-A, Note A-2-B, Note A-3-A, Note A-3-B, Note A-4-A and Note A-4-B will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Sanofi Complex Whole Loan is structured with an ARD of January 6, 2021, a final maturity date of July 31, 2026 and is interest-only until the ARD. The previously existing debt was securitized in the GCCFC 2006-GG7 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A, A-1-B, A-2-A, A-2-B	$65,000,000	$65,000,000	WFCM 2016-C33	Yes
A-3-A, A-3-B, A-4-A, A-4-B	60,000,000	60,000,000	JPMDB 2016-C2	No
Total	$125,000,000	$125,000,000

The Borrower. The borrowing entity for the Sanofi Office Complex Whole Loan is ARC HR5SNFI001 SPE, LLC, a Delaware limited liability company and single purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is American Finance Trust, Inc. (“American Finance Trust”). As of September 30, 2015, American Finance Trust owned 463 properties located in 37 states comprising approximately 13.1 million square feet. All of American Finance Trust’s properties are 100.0% leased as of the Cut-off Date. American Finance Trust reported total assets of approximately $2.4 billion and a net worth of approximately $1.2 billion as of September 30, 2015. In addition, the company reported total cash and cash equivalents of $171.9 million as of September 30, 2015. The external advisor and sponsor of American Finance Trust, and the owner of American Finance Special Limited Partner, LLC (which holds a 0.1% ownership interest in American Finance Trust), is an affiliate of AR Global Investments, LLC (“AR Global”). For more information regarding the litigation with respect to the loan sponsor, see “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The Property. The Sanofi Office Complex property is a 674,325 square foot, Class A, single-tenant office complex located in Bridgewater, New Jersey, approximately 34.3 miles southwest of Manhattan. Originally constructed in 1987 for AT&T and renovated in 2006, the Sanofi Office Complex property serves as the United States headquarters for Sanofi-Aventis U.S. Inc. (“Sanofi-Aventis”). The Sanofi Office Complex property contains two, four-story buildings and one, five-story building, all connected via walkways and an atrium. Amenities at the Sanofi Office Complex property include open floor plans with an abundance of natural light, a fitness center, a 500-seat auditorium, a 500-seat full-service cafeteria, a company store, credit union, secured executive area with a boardroom, and two large tiered conference rooms with full audio-visual capability.

As of May 6, 2016, the Sanofi Office Complex property was 100.0% occupied by Sanofi-Aventis. Sanofi-Aventis is a subsidiary of Sanofi S.A., a French multinational pharmaceutical company headquartered in Paris, France, which is ranked 241 on the 2015 Fortune Global 500 and is the world’s fifth-largest pharmaceutical company based on sales. Globally, Sanofi S.A. has over 110,000 employees, 20 research and development sites and 107 industrial locations. Sanofi-Aventis’s United States operations include 18 facilities located in nine states, Washington D.C. and Puerto Rico and house approximately 17,000 employees. In 2015, United States sales of approximately €13.4 billion represented 36.2% of 2015 global sales for Sanofi S.A. Sanofi, S.A. (NYSE: SNY) is rated AA-, A1 and AA by Fitch, Moody’s and S&P, respectively, and had a market capitalization of approximately $110.0 billion as of April 12, 2016.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

The Sanofi Office Complex property is subject to a condominium regime. The Sanofi Office Complex property consists of units I / II and III of a commercial condominium known as the 55 Corporate Drive Condominium. The remaining unit in the condominium, unit IV, is not owned by the Sanofi Office Complex borrower and is not collateral for the Sanofi Office Complex Whole Loan. The Sanofi Office Complex property currently comprises a total of 76.7% of interests in the condominium by net rentable area, with unit IV comprising the remaining 23.3%. At origination, the condominium board consisted of three managers, two of whom were appointed by the borrower. The tenant has the right to construct additional buildings on the general common elements and create up to three additional units, which could result in the borrower no longer controlling the board. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interest” in the Prospectus for additional information. The Sanofi Office Complex property features 3,344 surface parking spaces resulting in a parking ratio of 5.0 spaces per 1,000 square feet of net rentable area.

The Sanofi Office Complex property is located in Bridgewater, New Jersey. Primary access to the area is provided by both Interstate-78 and Interstate-287, major arterials that cross the Bridgewater area in an east-west and north-south direction, respectively. Access to the Sanofi Office Complex property from Interstate-78 and Interstate-287 is provided by U.S. Route-202/206, located directly adjacent to the Sanofi Office Complex property. The Sanofi Office Complex Property has access to the Raritan Valley line on New Jersey Transit via the Finderne and Somerville stations, located six and eight miles, respectively, from the Sanofi Office Complex property. The Sanofi Office Complex property is also located approximately 40.0 miles southwest of Newark Liberty International Airport. The estimated 2015 population within a one-, three- and five-mile radius of the Sanofi Office Complex property was 4,002, 27,265 and 75,977, respectively; the estimated 2015 median household income within the same radii were $95,135, $121,917 and $108,121, respectively.

According to the appraisal, the Sanofi Office Complex property is located in the Branchburg/Bridgewater office submarket, which is part of the Central New Jersey Metro Area office market. As of the third quarter of 2015, the Branchburg/Bridgewater office submarket reported a 28.4% vacancy rate for all office space and an average asking rental rate of $22.63 per square foot, triple-net, while Class A properties reported a 25.3% vacancy rate and an average asking rental rate of $30.51, triple-net. The appraiser determined there were 14 competitive properties all within a 4-mile radius, with an average vacancy rate of 13.7% and an average asking rent of $31.74 per square foot, triple-net as of the third quarter of 2015.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of May 6, 2016.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	Lease Expiration Date
Sanofi-Aventis(4)	A1 / AA / AA-	674,325	100.0%	$27.06	7/31/2026
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	The Base Rent PSF includes contractual rent steps through July 1, 2016, totaling $1,841,686. The tenant’s current base rent is $16,407,748 ($24.33 per square foot).

(4)	Sanofi-Aventis has three, five-year lease renewal options.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	1	674,325	100.0	18,249,434	100.0	674,325	100.0%	$18,249,434	100.0%
2027 & Beyond	0	0	0.0	0	0.0	674,325	100.0%	$18,249,434	100.0%
Total	1	674,325	100.0%	$18,249,434	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow(1)
	2014(1)	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)(5)	$18,777,401	$18,778,333	$18,249,434	$27.06	100.0%
Vacant Income	0	0	0	0.00	0.0
Gross Potential Rent	$18,777,401	$18,778,333	$18,249,434	$27.06	100.0%
Total Reimbursements	0	0	0	0.00	0.0
Other Rental Income	0	0	0	0.00	0.0
Net Rental Income	$18,777,401	$18,778,333	$18,249,434	$27.06	100.0%
(Vacancy/Credit Loss)(6)	0	0	(912,472)	(1.35)	(5.0)
Other Income	0	0	0	0.00	0.0
Effective Gross Income	$18,777,401	$18,778,333	$17,336,962	$25.71	95.0%
Total Expenses(7)	$563,322	$563,350	$520,109	$0.77	3.0%
Net Operating Income	$18,214,079	$18,214,983	$16,816,853	$24.94	97.0%
Total TI/LC, Capex/RR	0	0	47,203	0.07	0.3
Net Cash Flow	$18,214,079	$18,214,983	$16,769,651	$24.87	96.7%
(1)	Historical financial statements are not available as the loan sponsor acquired the Sanofi Office Complex property in March 2014. The 2014 column thus represents nine months annualized for April through December 31, 2014.

(2)	TTM represents the trailing 12-month period ending on September 30, 2015.

(3)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross income for the remainder of fields.

(4)	2014 and TTM Rents in Place are based on the borrower’s reported financial statements which straight-lined the tenant’s rent for accounting purposes.

(5)	The Underwritten Rents in Place includes contractual rent steps through July 1, 2016, totaling $1,841,686.

(6)	The Underwritten economic vacancy is 5.0%. The Sanofi Office Complex property was 100.0% physically occupied as of May 6, 2016.

(7)	The lease with Sanofi-Aventis is a fully triple-net lease and the tenant is responsible for all operating expenses and real estate taxes. Historical operating expenses represent a management fee.

Property Management. The Sanofi Office Complex property is managed by American Finance Properties, LLC (formerly known as American Realty Capital Properties V, LLC), an affiliate of the borrower. The management agreement is effective as of March 21, 2014 for a one year term with consecutive annual renewals unless terminated in accordance with the agreement. The agreement provides for a management fee of 3.0% of gross revenues, payable on a monthly basis. The management fees are subordinate to the liens and security interests of the Sanofi Office Complex Whole Loan.

Escrows and Reserves. No upfront escrows were taken at origination.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

Tax Escrows - The requirement for the borrower to make monthly deposits to the tax reserve is waived, provided that (i) no event of default exists, (ii) the tax bills are delivered directly to the Sole Tenant (as defined below), (iii) the Sole Tenant is required to pay taxes and actually pays taxes directly to the appropriate public office and (iv) the guaranty for the Sole Tenant lease is in full force and effect (the “Sole Tenant Lease Guaranty”).

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance reserve is waived, provided that (i) no event of default exists, (ii) the Sole Tenant is required to maintain the insurance required by its lease (or self-insuring pursuant to its lease) and pays all premiums, (iii) the Sole Tenant Lease Guaranty is in full force and effect and (iv) unless and to the extent the borrower has insured the property pursuant to an acceptable blanket policy, the senior unsecured debt rating of the Sole Tenant lease guarantor is at least “BBB-” from S&P.

Replacement Reserves - The requirement for the borrower to make monthly deposits in the amount of $14,048 to the replacement reserve is waived, provided that (i) no event of default under the Sanofi Office Complex Whole Loan exists, (ii) the borrower has not defaulted in its obligation to perform capital expenditure work at the Sanofi Office Complex property in accordance with the terms of the Sole Tenant lease, and/or (iii) the Sole Tenant lease and/or the Sole Tenant Lease Guaranty are in full force and effect and/or either the landlord or the tenant is in default of any of their respective obligations thereunder beyond applicable notice and cure periods.

Condominium Common Charges Reserve - The requirement for the borrower to make deposits to the condominium common charges reserve are waived until the lender has determined, in its sole discretion, that condominium common charges are required to become payable under the condominium documents governing the Sanofi Office Complex property.

A “Sole Tenant” means (i) Sanofi-Aventis or (ii) any successor of Sole Tenant pursuant to the terms of such sole tenant lease.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send a tenant direction letter to the Sole Tenant instructing it to deposit all rents and payments into a lockbox account controlled by the lender. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. Funds deposited into the lockbox account are required to be swept on each business day into a cash management account controlled by the lender and applied and disbursed in accordance with the loan documents. Upon the occurrence of an Excess Cash Flow Sweep Trigger Event (as defined below) prior to the ARD, all excess cash flow will be held as additional collateral for the loan. On or after the occurrence of the ARD, all excess cash flow is required to be applied to the principal balance of the Sanofi Office Complex Whole Loan and then to deferred and accrued interest at the revised interest rate.

An “Excess Cash Flow Sweep Trigger Event” will commence upon the earliest of (i) the date on which the Sole Tenant or any other Significant Tenant (as defined below) goes dark; (ii) the guarantor under the Sole Tenant Lease Guaranty has its senior debt rating downgraded below a rating of “BBB-” by S&P (or below the Moody’s equivalent of such S&P rating); (iii) the Sole Tenant or the guarantor under the Sole Tenant Lease Guaranty becomes insolvent or a debtor in any bankruptcy action; (iv) the borrower or the loan guarantor becomes insolvent or a debtor in any bankruptcy action; (v) the occurrence and continuance of an event of default under the Sanofi Office Complex Whole Loan documents; (vi) the Sole Tenant Lease Guaranty is no longer in full force and effect or the aggregate liability cap of $250.0 million of the guarantor thereunder has been reduced; (vii) the trailing 12-month debt service coverage ratio is less than 2.25x; or (viii) the Sole Tenant or any other Significant Tenant is in monetary default under its lease after the expiration of applicable notice and cure periods.

An Excess Cash Flow Sweep Trigger Event will end if with regard to clause (i) above, the date on which (a) a re-tenanting event occurs pursuant to the terms of the Sanofi Office Complex Whole Loan documents or (b) the Sole Tenant or Significant Tenant has reopened for business and is conducting normal business operations at substantially all of its demised premises; with regard to clause (ii) above, the date on which the senior unsecured debt rating of the Sole Tenant lease guarantor has been restored to at least “BBB-” by S&P (or the Moody’s equivalent of such S&P rating) and such rating has been maintained for six consecutive months; with regard to clause (iii) above, the date on which the Sole Tenant and/or the Sole Tenant lease guarantor, as applicable, (1) becomes solvent to the lender’s satisfaction for three consecutive months or (2) is no longer a debtor in any bankruptcy action and has affirmed the Sole Tenant lease and/or Sole Tenant Lease Guaranty pursuant to a final non-appealable order of a court of competent jurisdiction; with regard to clause (iv) above, the date on which the borrower or the loan sponsor, as the case may be, becomes solvent to the lender’s satisfaction for three consecutive months or is no longer a debtor in any bankruptcy action; with regard to clause (v) above, upon the cure or waiver of such event of default; with regard to clause (vi) above, the date on which, as applicable, the Sole Tenant Lease Guaranty is again in full force and effect and/or the limitation on liability under the Sole Tenant Lease Guaranty has been increased or reset such that not less than $250,000,000 remains available thereunder; with regard to clause (vii) above, the date on which the trailing 12-month debt service coverage ratio is at least 2.40x for six consecutive calendar months; and with regard to clause (viii) above, the date on which the Sole Tenant or such other Significant Tenant is no longer in monetary default under its lease or a re-tenanting event has occurred with respect to the applicable lease after expiration of applicable notice and cure periods.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sanofi Office Complex

A “Significant Tenant” means any tenant occupying 25.0% or more of the Sanofi Office Complex property as measured by aggregate square footage or aggregate rent.

Right of First Offer. Sanofi-Aventis has a right of first offer (“ROFO”) to purchase the Sanofi Office Complex property. The ROFO is not extinguished by a foreclosure of the Sanofi Office Complex property and is not subordinate to the Sanofi Office Complex Whole Loan; however, the tenant has agreed that the due-on-sale and similar provisions in the loan documents will not be impaired in any way by the ROFO. In the event the tenant exercises the ROFO while the lender has the right to sell or cause the sale of the property, the purchase price will be at least equal to all amounts outstanding under the loan.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	5.6%	Net Rentable Area (SF):	522,133
Loan Purpose:	Refinance	Location:	Williamsburg, VA
Borrowers(2):	Various	Year Built / Renovated:	1987 / 2005
Sponsor:	Simon Property Group, L.P.	Occupancy:	95.2%
Interest Rate:	4.22900%	Occupancy Date:	12/10/2015
Note Date:	1/7/2016	Number of Tenants:	126
Maturity Date:	2/6/2026	2013 NOI:	$19,642,834
Interest-only Period:	120 months	2014 NOI:	$20,711,911
Original Term:	120 months	2015 NOI:	$22,044,572
Original Amortization:	None	UW Economic Occupancy:	93.2%
Amortization Type:	Interest Only	UW Revenues:	$27,001,994
Call Protection(3):	L(27),Def(86),O(7)	UW Expenses:	$5,877,418
Lockbox:	CMA	UW NOI:	$21,124,575
Additional Debt:	Yes	UW NCF:	$19,976,379
Additional Debt Balance:	$135,000,000	Appraised Value / Per SF:	$337,800,000 / $647
Additional Debt Type:	Pari Passu	Appraisal Date:	12/3/2015

Escrows and Reserves(4)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$354
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$354
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.8%
Replacement Reserves:	$0	Springing	$313,280	Maturity Date LTV:	54.8%
TI/LC:	$0	Springing	$1,983,114	UW NCF DSCR:	2.52x
Other:	$0	$0	N/A	UW NOI Debt Yield:	11.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$185,000,000	100.0%	Payoff Existing Debt	$98,018,872	53.0%
Return of Equity	85,685,850	46.3
Closing Costs	1,295,278	0.7
Total Sources	$185,000,000	100.0%	Total Uses	$185,000,000	100.0%

(1)	The Williamsburg Premium Outlets loan is part of a whole loan evidenced by seven pari passu notes with an aggregate original principal balance of $185.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $185.0 million Williamsburg Premium Outlets Whole Loan.

(2)	The borrowing entities for the loan are Williamsburg Outlets, L.L.C. and Williamsburg Mazel, LLC, each a Delaware limited liability company and special purpose entity.

(3)	Defeasance of the full $185.0 million Williamsburg Premium Outlets Whole Loan is permitted after the date that is the earlier to occur of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) March 6, 2019.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

The Loan. The Williamsburg Premium Outlets loan is secured by a first mortgage lien on a 522,133 square foot outlet center located in Williamsburg, Virginia. The whole loan has an outstanding principal balance as of the Cut-off Date of $185.0 million (“Williamsburg Premium Outlets Whole Loan”), and is comprised of seven pari passu notes, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5-A, Note A-5-B and Note A-6. Note A-2 and Note A-5-A, with an aggregate outstanding principal balance as of the Cut-off Date of $50.0 million, are being contributed to the JPMDB 2016-C2 Trust. Note A-1 and Note A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million, were contributed to the DBJPM 2016-C1 trust. Note A-3 and Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $50.0 million, were contributed to the COMM 2016-DC2 trust. Note A-5-B, with an outstanding principal balance as of the Cut-off Date of $15.0 million, is expected to be contributed to one or more future securitization trusts. The holder of Note A-1 (the “Controlling Noteholder”) is the trustee of the DBJPM 2016-C1 trust. The trustee of the DBJPM 2016-C1 trust (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Williamsburg Premium Outlets Whole Loan; however, the holders of Note A-2, Note A-3, Note A-4, Note A-5-A, Note A-5-B and Note A-6 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions.

The Williamsburg Premium Outlets Whole Loan has a 10-year term and is interest-only for the term of the loan. The previously existing debt was securitized in the WBCMT 2006-C26, WBCMT 2006-C27 and RREF 2007-1A transactions.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-6	$70,000,000	$70,000,000	DBJPM 2016-C1	Yes
A-2, A-5-A	50,000,000	50,000,000	JPMDB 2016-C2	No
A-3, A-4	50,000,000	50,000,000	COMM 2016-DC2	No
A-5-B	15,000,000	15,000,000	GACC	No
Total	$185,000,000	$185,000,000

The Borrowers. The borrowing entities for the Williamsburg Premium Outlets Whole Loan are Williamsburg Outlets, L.L.C. and Williamsburg Mazel, LLC, each a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Simon Property Group, L.P., which is an operating partnership of Simon Property Group, Inc. (“Simon”). Simon (rated A/A3/A by Fitch/Moody’s/S&P) is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owner, operator and developer of retail assets in the United States. As of September 30, 2015, Simon operated 208 income-producing properties in the United States, consisting of 109 malls, 69 outlet centers, 14 mills, three community centers, and 13 other retail properties located in 37 states and Puerto Rico. As of September 2015, Simon had approximately $30.6 billion in assets, which is up 3.8% from approximately $29.5 billion in December 2014. Consolidated net income for the nine months ended September 30, 2015 was approximately $1.5 billion, which is up 25.3% from approximately $1.2 billion for the nine months ended September 30, 2014. The Williamsburg Premium Outlets Whole Loan will be recourse to the guarantor pursuant to standard non-recourse carve-outs, however, the guaranty (which also includes environmental indemnity provisions) provides that the guarantor’s liability may not exceed $37.0 million in the aggregate (20.0% of the original loan amount), plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

The Property. The Williamsburg Premium Outlets property consists of a 522,133 square foot open-air outlet center situated on a 57.1 acre site located approximately 45 miles southeast of Richmond, Virginia and 4 miles north of William and Mary University. The Williamsburg Premium Outlets was developed in phases starting in 1987 and renovated in 2005. In 2010, the Williamsburg Premium Outlets was acquired by its current loan sponsor, Simon Property Group, L.P., for approximately $211.9 million ($406 per square foot) on an allocated cost basis, as a part of its acquisition of Prime Outlets. Over the course of the ownership, the loan sponsor invested approximately $38.6 million ($74 per square foot) in the Williamsburg Premium Outlets, mainly for tenant improvements and leasing commissions.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

As of December 10, 2015, the Williamsburg Premium Outlets was 95.2% leased to a broad mix of approximately 126 national and international brand-name retailers including Nike Factory Store, Polo Ralph Lauren, Coach, Banana Republic Factory, Ann Taylor Factory Store, Nautica Factory Store, J. Crew Factory Store and Michael Kors. The center also includes a 29,000 square foot Food Lion grocer and a Rite Aid pharmacy, which create an additional draw to the center. The Williamsburg Premium Outlets features approximately 2,961 surface parking spaces, which equates to a ratio of 5.67 spaces per 1,000 square feet of space.

For the trailing twelve month period ended July 2015, tenants at the Williamsburg Premium Outlets report sales and occupancy cost of approximately $500 per square foot and 10.2%, respectively, with sales and occupancy cost for In-line tenants with less than 10,000 square feet reported to be $485 per square foot and 11.2%.

The Market. The Williamsburg Premium Outlets is located within the Hampton Roads market (Virginia Beach-Norfolk-Newport News VA-NC metropolitan statistical area), along the west side of Route 60 (Richmond Road) and just south of the interchange with Route 199 (Humelsine Parkway) in Williamsburg. The outdoor shopping destination serves the nearby areas of Williamsburg, Virginia Beach, Norfolk and Richmond. There are also several attractions within a 15 mile radius that provide additional draws to the area, including Great Wolf Lodge, College of William and Mary, which has approximately 8,500 students, and Colonial Williamsburg, a living-history museum, as well as Busch Gardens theme park and Water Country USA water park. The Williamsburg Premium Outlets is the only premium outlet center within a 70-mile radius. The primary trade area of the Williamsburg Premium Outlets is an approximately 15-mile radius. Within a 15-mile radius of the Williamsburg Premium Outlets, the 2015 average household income is $91,415 with a population of 157,271. The population is projected to increase approximately 1.4% annually from 2015 to 2020 according to the appraisal.

According to the appraisal, as of the third quarter of 2015, the Hampton Roads retail market had approximately 102.3 million square feet of retail space with a vacancy rate of approximately 6.1%. In addition, the Williamsburg Premium Outlets is located in the Williamsburg Retail submarket and the area is also influenced by trends in the nearby Lightfoot Retail submarket. The Williamsburg and Lightfoot Retail submarkets had a third quarter of 2015 retail supply of approximately 5.5 million square feet and 2.5 million square feet, respectively, with an average vacancy rate of 6.8% and 4.6%, respectively. For the Williamsburg Retail submarket, the current average asking rent is $17.66 per square foot, which is higher than the Hampton Roads market. For the Lightfoot Retail submarket, the current average asking rent is $11.67 per square foot, which is lower than the Hampton Roads market.

Competitive Set Summary(1)
Property	Year Built / Renovated	Property Type	Total GLA	Est. Occ.	Proximity	Anchor Tenants
Williamsburg Premium Outlets	1987 / 2005	Outlet Center	522,133	95.2%	NAP	Food Lion, Nike Factory Store, Polo Ralph Lauren, Coach
New Town Shops on Main (Primary)	2001	Lifestyle Center	253,000	100.0%	2 miles	Regal Cinemas, Barnes & Noble
Patrick Henry Mall (Secondary)	1987 / 2005	Regional Center	715,000	90.0%	25 miles	Dick’s Sporting Goods, Dillard’s, JCPenney, Macy’s
City Center at Oyster Point (Secondary)	2004	Lifestyle Center	215,000	95.0%	28 miles	Paragon City Center 12
Peninsula Town Center (Secondary)	1977	Regional Center	865,000	75.0%	33 miles	JCPenney, Macy’s, Target
(1)	Based on the appraisal.

The below table presents historical sales at the Williamsburg Premium Outlets.

Historical Sales PSF(1)
	2011	2012	2013	2014	TTM(2)
Anchor / Grocery
Food Lion	$381	$376	$357	$361	$367

Major Tenants (>10,000 sq. ft.)
Nike Factory Store	$619	$711	$771	$841	$855
Polo Ralph Lauren	$867	$902	$847	$760	$758
Coach	NAP	NAP	$909	$923	$756
Major Tenants Subtotal / Wtd. Avg.	$736	$802	$835	$835	$794

In-line Tenants (<10,000 sq. ft.)	$449	$459	$471	$481	$485
Restaurants	$486	$526	$356	$334	$317
Total/Wtd. Avg.	$464	$476	$492	$500	$500
(1)	Sales figures were provided by the borrower and represent the most recent trailing 12 months for tenants reporting sales.

(2)	TTM represents sales through July 2015.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

Historical Occupancy(1)
2012	2013	2014	2015(2)
96.7%	97.5%	96.9%	95.2%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	2015 Occupancy is as of December 10, 2015.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Food Lion	NA / NA / NA	29,000	5.6%	$6.50	$367	1.8%	4/20/2020
Nike Factory Store	A1 / AA- / NA	13,852	2.7%	$20.00	$855	3.5%	9/30/2020
Polo Ralph Lauren(4)	A2 / A / NA	12,538	2.4%	$25.35	$758	3.4%	8/31/2018
Coach	Baa2 / BBB- / BBB	10,000	1.9%	$85.00	$756	13.2%	1/31/2024
The North Face(5)	A3 / A / NA	9,492	1.8%	$26.52	$782	5.6%	11/30/2022
Gap Outlet	Baa2 / BBB- / BBB-	9,007	1.7%	$34.86	$471	7.8%	1/31/2020
Bass Shoes	NA / NA / NA	8,555	1.6%	$33.41	$345	12.6%	10/31/2017
Banana Republic Factory	Baa2 / BBB- / BBB-	8,252	1.6%	$29.88	$549	7.6%	1/31/2021
Hanesbrands	Ba2 / BB / NA	8,000	1.5%	$34.89	$280	18.2%	3/31/2021
Under Armour(6)	NA / NA / NA	7,976	1.5%	$40.00	N/A	N/A	9/30/2025

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Sales PSF and Occupancy Costs represent the trailing 12-month period ending on July 31, 2015.

(4)	Polo Ralph Lauren has the right to terminate its lease at any time if annual gross sales are less than $4,368,640 with eight months’ written notice within the close of the lease year. Polo Ralph Lauren’s gross sales for TTM July were $9,500,000.

(5)	The North Face has the right to terminate its lease if annual gross sales for the period ending August 2017 are less than $3,000,000 with 90 days’ written notice and a termination fee equal to $65,900. The North Face’s gross sales for TTM July were $7,418,000.

(6)	Under Armour has the right to terminate its lease if annual gross sales for the period ending September 2020 are less than $4,500,000 with 60 days’ written notice.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	25,111	4.8%	NAP	NAP	25,111	4.8%	NAP	NAP
2016 & MTM	13	38,319	7.3	$1,328,239	7.0%	63,430	12.1%	$1,328,239	7.0%
2017	11	39,833	7.6	1,481,622	7.8	103,263	19.8%	$2,809,862	14.9%
2018	32	100,145	19.2	4,387,174	23.2	203,408	39.0%	$7,197,035	38.1%
2019	19	72,785	13.9	2,688,890	14.2	276,193	52.9%	$9,885,925	52.3%
2020	14	86,536	16.6	2,073,800	11.0	362,729	69.5%	$11,959,725	63.3%
2021	8	36,340	7.0	1,234,274	6.5	399,069	76.4%	$13,194,000	69.8%
2022	6	25,647	4.9	813,990	4.3	424,716	81.3%	$14,007,990	74.1%
2023	4	16,600	3.2	739,868	3.9	441,316	84.5%	$14,747,858	78.0%
2024	6	29,299	5.6	1,552,348	8.2	470,615	90.1%	$16,300,206	86.2%
2025	9	37,583	7.2	1,849,385	9.8	508,198	97.3%	$18,149,591	96.0%
2026	3	12,263	2.3	605,475	3.2	520,461	99.7%	$18,755,066	99.2%
2027 & Beyond	1	1,672	0.3	148,306	0.8	522,133	100.0%	$18,903,372	100.0%
Total	126	522,133	100.0%	$18,903,372	100.0%
(1)	Based on the underwritten rent roll.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

Operating History and Underwritten Net Cash Flow
	2012	2013	2014	2015	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$17,682,876	$18,632,394	$18,910,964	$19,182,237	$19,719,545	$37.77	71.7%
Vacant Income	0	0	0	0	1,008,526	1.93	3.7
Gross Potential Rent	$17,682,876	$18,632,394	$18,910,964	$19,182,237	$20,728,072	$39.70	75.4%
Total Reimbursements	4,841,371	5,264,085	6,448,250	6,634,362	6,759,030	12.95	24.6
Net Rental Income	$22,524,247	$23,896,479	$25,359,214	$25,816,599	$27,487,101	$52.64	100.0%
(Vacancy/Credit Loss)(3)(4)	69,873	(7,076)	(32,796)	(27,433)	(1,524,664)	(2.92)	(5.5)
Other Income	891,146	912,843	1,233,984	1,552,882	1,039,556	1.99	3.8
Effective Gross Income	$23,485,266	$24,802,246	$26,560,402	$27,342,048	$27,001,994	$51.71	98.2%

Total Expenses	$5,060,510	$5,159,412	$5,848,491	$5,297,476	$5,877,418	$11.26	21.8%

Net Operating Income	$18,424,756	$19,642,834	$20,711,911	$22,044,572	$21,124,575	$40.46	78.2%

Total TI/LC, Capex/RR	0	0	0	0	1,148,197	2.20	4.3
Net Cash Flow	$18,424,756	$19,642,834	$20,711,911	$22,044,572	$19,976,379	$38.26	74.0%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	Underwritten Rents in Place includes $457,175 in contractual rent step through January 1, 2017 and $358,998 of temporary tenant rent for ATM and kiosk tenants.

(3)	The 2012 Credit Loss number includes an $81,797 bad debt recovery relating to a write-off that occurred prior to Simon’s acquisition of the Williamsburg Premium Outlets in 2010. The recovery is netted against the bad debt expenses for a net recovery of $69,873 in 2012.

(4)	The Underwritten Vacancy (exclusive of Credit Loss) represents 6.8% of gross potential rent plus total other income and is based on the submarket vacancy rate as of the third quarter of 2015 of 6.8%. Credit Loss accounts for 0.2% of gross potential rent plus total other income and is based on the expected bad debt.

Property Management. The property is managed by Simon Management Associates, LLC, an affiliate of the sponsor.

Escrows and Reserves. No upfront escrows were taken at origination.

Tax Escrows - The requirement for the borrowers to make monthly deposits to the tax escrow is waived so long as no DSCR Reserve Trigger Event (as defined below) exists and the borrowers do not become delinquent on taxes or fail to provide the lender with satisfactory evidence that taxes have not become delinquent upon request.

Insurance Escrows - The requirement for the borrowers to make monthly deposits to the insurance escrow is waived so long as no event of default exists. In addition, the borrowers are not required to make deposits for insurance premiums so long as the borrowers provide satisfactory evidence that the property is insured under an acceptable blanket policy.

Replacement Reserves - The requirement for the borrowers to make monthly deposits to the replacement reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrowers are required to deposit $13,053 per month (approximately $0.30 per square foot annually) for replacement reserves. The reserve is subject to a cap of $313,280 (approximately $0.60 per square foot).

TI/LC Reserves - The requirement for the borrowers to make monthly deposits into the TI/LC reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrowers are required to deposit $82,630 per month (approximately $1.90 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $1,983,114 (approximately $3.80 per square foot).

A “DSCR Reserve Trigger Event” means the DSCR as calculated in the loan documents based on the trailing four calendar quarters falls below 1.20x for two consecutive calendar quarters.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Williamsburg Premium Outlets

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrowers were required to send tenant direction letters to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrowers on a weekly basis until the occurrence of a Lockbox Event (as defined below). During the continuance of a Lockbox Event, all rents will be swept to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account after payment of debt service, required reserves and budgeted operating expenses will be held as additional security for the loan.

A “Lockbox Event” means (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrowers or manager, (iii) the debt service coverage ratio as calculated in the loan documents based on the trailing twelve-month period falls below 1.10x for two consecutive calendar quarters, and will end if (a) with respect to clause (i), such event of default is cured and (b) with respect to clause (iii), the debt service coverage ratio based on a trailing twelve-month basis is at least 1.10x for two consecutive quarters.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$48,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$48,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.4%	Net Rentable Area (SF):	522,600
Loan Purpose:	Refinance	Location:	Philadelphia, PA
Borrower:	Four Penn Center Owner LLC	Year Built / Renovated:	1964 / 2001
Sponsor:	Interventure Advisors LP	Occupancy:	83.9%
Interest Rate:	4.67500%	Occupancy Date:	3/31/2016
Note Date:	4/8/2016	Number of Tenants:	22
Maturity Date:	5/1/2026	2013 NOI(2):	$6,455,823
Interest-only Period:	60 months	2014 NOI(2):	$7,208,225
Original Term:	120 months	2015 NOI:	$7,245,528
Original Amortization:	360 months	TTM NOI (as of 2/2016):	$7,239,158
Amortization Type:	IO-Balloon	UW Economic Occupancy:	85.2%
Call Protection(3):	L(24),Def(92),O(4)	UW Revenues:	$12,933,695
Lockbox:	Hard	UW Expenses:	$5,269,438
Additional Debt:	Yes	UW NOI:	$7,664,258
Additional Debt Balance:	$20,925,000	UW NCF:	$6,403,880
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$91,900,000 / $176
		Appraisal Date:	3/7/2016

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$132
Taxes:	$292,298	$97,433	N/A	Maturity Date Loan / SF:	$121
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	75.0%
Replacement Reserves:	$8,710	$8,710	N/A	Maturity Date LTV:	68.8%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.50x
Other:	$0	$0	N/A	UW NOI Debt Yield:	11.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$68,925,000	82.9%	Payoff Existing Debt	$82,164,679	98.8%
Sponsor Equity	14,224,636	17.1%	Closing Costs	683,949	0.8
			Upfront Reserves	301,008	0.4
Total Sources	$83,149,636	100.0%	Total Uses	$83,149,636	100.0%
(1)	The Four Penn Center loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $68.925 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $68.925 million Four Penn Center Whole Loan.
(2)	The increase in 2014 NOI from 2013 NOI was driven predominantly by a reduction in expenses related to real estate taxes. In 2014, the city was re-assessed under the Actual Value Initiative, whereby properties were assessed at 100.0% of market value. As a result, total taxes for the property decreased by approximately 47.5%.
(3)	Defeasance of the full $68.925 million Four Penn Center Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Permitted Defeasance Date”). If the Permitted Defeasance Date has not occurred by June 1, 2019, the borrower also has the right to prepay the Four Penn Center Whole Loan in whole, but not in part, with a yield maintenance premium.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

The Loan. The Four Penn Center loan is secured by a first mortgage lien on a 21-story, 522,600 square foot Class A multi-tenant office building located in Philadelphia, Pennsylvania. The whole loan has an outstanding principal balance as of the Cut-off Date of $68.925 million (the “Four Penn Center Whole Loan”), and is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-1, with an outstanding principal balance as of the Cut-off Date of $48.0 million, is being contributed to the JPMDB 2016-C2 Trust. Note A-2, with an outstanding principal balance as of the Cut-off Date of $20.925 million, is expected to be contributed to one or more future securitization trusts. The holder of Note A-1 (the “Controlling Noteholder”) will be the trustee of the JPMDB 2016-C2 Trust. The trustee of the JPMDB 2016-C2 Trust (or, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Four Penn Center Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Four Penn Center Whole Loan has a 10-year term and, subsequent to a five-year interest only period, will amortize on a 30-year schedule. The previously existing debt was securitized in the JPMCC 2006-LDP7 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$48,000,000	$48,000,000	JPMDB 2016-C2	Yes
A-2	20,925,000	20,925,000	JPMCB	No
Total	$68,925,000	$68,925,000

The Borrower. The borrowing entity for the Four Penn Center Whole Loan is Four Penn Center Owner LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The nonrecourse carve-out guarantor is Prism Office Holdings LLC and the loan sponsor is Interventure Advisors LP (“Interventure Advisors”). Prism Office Holdings LLC and Interventure Advisors are run by Teresa Tsai. Ms. Tsai has over 24 years of professional experience advising corporations, institutional investors, investment banks, family offices and private individuals with respect to a wide variety of complex transactions and investment-related issues. Interventure Advisors, which serves as an advisor to Prism Office Holdings LLC., is headquartered in New York, New York. Interventure Advisors is a privately owned independent advisory firm founded in January 2011 and provides full-service investment advisory and real estate portfolio and asset management services to high net worth individuals, families and other private investors. As of July 13, 2015, Interventure Advisors had ownership interests in four properties totaling approximately 1.7 million square feet with an aggregate portfolio market value of approximately $491.4 million.

The loan sponsor acquired the property in 2006 for $109.0 million (approximately $209 per square foot). According to the previous sponsor, the property underwent an $80.0 million (approximately $153 per square foot) renovation that was completed in 2001. The renovation included installation of new mechanicals, lobby and tenant finishes upgrades, roof repairs and the installation of thermally efficient windows.

The Property. Four Penn Center is a 21-story, 522,600 square foot Class A multi-tenant office building located in the central business district in Philadelphia, Pennsylvania. The property was developed in 1964 on an approximately 0.83-acre site. The main entrance to the property is located along John F. Kennedy Boulevard with additional access provided from a plaza located in the rear of the building. Amenities at the property include a 24-hour security desk, a large conference room for shared use and views of John F. Kennedy Plaza and City Hall. The property is part of the “Penn Center” group of buildings, which sit above and have direct access to Suburban Station. Suburban Station is a transportation hub that provides access to the regional rail and metro subway system and green-line trolleys. Additionally, Suburban Station provides direct access to 30th Street Station, Philadelphia International Airport and the surrounding suburbs. Regional access is also provided via Interstate 676, located approximately 0.5 miles north of the property, which provides direct access to the surrounding areas as well as Interstate 76 and Interstate 95. The property also contains several ground floor retail spaces leased to Bank of America, Dunkin’ Donuts and Creato Signs. While Four Penn Center does not contain on-site parking, an underground parking garage is located directly across from the property and can be accessed underground via the concourse level.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

As of March 31, 2016, the property was 83.9% occupied by 22 tenants. The largest tenant at the property, Elsevier, Inc. (“Elsevier”) leases 25.9% of the net rentable area through June 2018 and has occupied its space since April 2005 with an additional expansion in July 2006. Elsevier is a multinational publisher of scientific, technical and health information products and services and the property serves as its North American headquarters. The company was originally founded in 1880 in Amsterdam, Netherlands and has grown to 70 offices worldwide. Elsevier is a subsidiary of RELX Group (NYSE: RELX), a global provider of information and analytics that employs approximately 30,000 people with offices in approximately 40 countries. Elsevier accounts for 29.5% of the in-place base rent and its lease contains two remaining five-year renewal options. The second largest tenant, Post & Schell, leases approximately 15.4% of the net rentable area through September 2018 and has occupied its space since September 2003. Post & Schell is a multi-practice law firm that provides legal services and strategic counseling to a wide range of clients. The law firm has seven different offices across the northeastern region with Four Penn Center serving as its primary location. Post & Schell accounts for 19.2% of the in-place base rent and its lease contains two remaining five-year renewal options. The third largest tenant, Federal Insurance Company (“FIC”) leases 11.3% of the net rentable area through March 2018 and has occupied its space since April 2003. FIC provides property and casualty insurance products and services as well as insurance management services for both businesses and individuals. FIC subleases 21,832 square feet of its space to Internet Order, LLC, which has assigned the sublease to TD Bank, N.A. FIC was originally founded in 1901 and operates as a subsidiary of The Chubb Corporation (NYSE: CB). The Chubb Corporation is the world’s largest publicly traded property and casualty insurance company with approximately $154.4 billion in total assets as of December 31, 2015 and is a Fortune 500 company. FIC accounts for 12.7% of the in-place base rent and its lease contains two remaining five-year renewal options.

Four Penn Center has many demand drivers within walking distance of the property, including Suburban Station, City Hall, the Comcast Center and numerous shops, restaurants and cultural attractions. Approximately 50,000 commuters travel through Suburban Station on a daily basis, making it one of the busiest transportation hubs in the city. City Hall, which includes Dilworth Park, is located across the street directly east of the property. According to the appraisal, Dilworth Park recently underwent an approximately $50.0 million renovation to enhance its public spaces, upgrade transit access and add a café. The Comcast Center is located two blocks west of the property and is Philadelphia’s tallest office building. Additionally, Comcast is currently constructing its new headquarters building, the Comcast Innovation and Technology Center, across the street from the existing Comcast Center. The new 59-story building is 100% pre-leased to Comcast and will feature approximately 1.3 million square feet of office space and a Four Seasons hotel on the top floors of the building. The appraisal also identified the FMC Tower at Cira Centre South, a new 861,000 square foot building expected to open in the summer of 2016 that will feature 622,000 square feet of office space. The building is approximately 60.8% pre-leased to FMC Corporation and University of Pennsylvania and is the first new office building constructed in the Philadelphia central business district in nine years.

Four Penn Center is located in the central business district submarket of the greater Philadelphia office market. As of the first quarter of 2016, the central business district submarket totaled approximately 60.8 million square feet of space with an overall vacancy rate of 9.5% and average rents of $28.45 per square foot, compared to 8.7% and $27.55 per square foot, respectively, as of the first quarter of 2015. Additionally, as of the first quarter of 2016, the Class A central business district submarket totaled approximately 36.6 million square feet of space with an overall vacancy of 9.6% and average rents of $30.09 per square foot. The appraisal identified four directly comparable office properties built between 1960 and 1980 and ranging in size from approximately 128,128 to 981,743 square feet. Recently executed leases for the comparable office properties ranged from $26.00 to $29.50 per square foot, with a weighted average of $27.20 per square foot. The weighted average in-place office rents for Four Penn Center are $26.58 per square foot, which is in line with the appraisal’s concluded average office market rents of $26.00. Additionally, the appraisal identified four directly comparable bank retail properties and five comparable ground floor retail properties. Recently executed leases for the comparable bank retail properties ranged from $85.00 to $135.00 per square foot, with a weighted average of $98.36, while recently executed leases for the comparable ground floor retail properties ranged from $24.75 to $100.00 per square foot, with a weighted average of $54.93 per square foot. The weighted average in-place bank retail and ground floor retail rents at Four Penn Center are $52.00 and $43.85 per square foot, respectively.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
82.9%	83.9%	83.9%	83.9%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of March 31, 2016.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Elsevier, Inc.	NA / BBB+ / BBB+	135,468	25.9%	$26.21	29.5%	6/30/2018
Post & Schell	NA / NA / NA	80,479	15.4%	$28.75	19.2%	9/30/2018
Federal Insurance Company(3)	A3 / NA / NA	58,860	11.3%	$26.00	12.7%	3/31/2018
Bank of America	Baa1 / BBB+ / A	34,124	6.5%	$28.00	7.9%	7/31/2017
Flaster / Greenberg	NA / NA / NA	27,636	5.3%	$26.02	6.0%	9/30/2016
Ansa Assuncao	NA / NA / NA	13,002	2.5%	$25.00	2.7%	9/30/2022
Right Management Consultants	NA / NA / NA	11,907	2.3%	$27.50	2.7%	2/28/2017
Parsons Brinckerhoff(4)	NA / NA / NA	11,817	2.3%	$26.00	2.6%	3/29/2020
Linebarger Goggan Blair & Sampson(5)	NA / NA / NA	11,707	2.2%	$25.72	2.5%	6/30/2022
McCormick & Priore, PC	NA / NA / NA	10,591	2.0%	$28.50	2.5%	8/30/2020
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.
(3)	Federal Insurance Company subleases 21,832 square feet of its space to Internet Order, LLC, which has assigned the sublease to TD Bank, N.A.
(4)	Parsons Brinckerhoff has a one-time right to terminate its lease as of March 31, 2018, with 12 months’ notice and payment of a termination fee.
(5)	Linebarger Goggan Blair & Sampson has the right to terminate its lease as of either (i) June 1, 2017, or (ii) June 1, 2019, with 12 months’ notice and the payment of a termination fee.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	83,908	16.1%	NAP	NAP	83,908	16.1%	NAP	NAP
2016 & MTM	2	27,636	5.3	$719,172	6.0%	111,544	21.3%	$719,172	6.0%
2017	5	64,713	12.4	1,801,594	15.0	176,257	33.7%	$2,520,766	20.9%
2018	5	283,206	54.2	7,612,346	63.2	459,463	87.9%	$10,133,113	84.1%
2019	1	2,975	0.6	74,375	0.6	462,438	88.5%	$10,207,488	84.8%
2020	3	24,331	4.7	680,237	5.6	486,769	93.1%	$10,887,724	90.4%
2021	0	0	0.0	0	0.0	486,769	93.1%	$10,887,724	90.4%
2022	3	32,011	6.1	1,009,511	8.4	518,780	99.3%	$11,897,235	98.8%
2023	1	0	0.0	0	0.0	518,780	99.3%	$11,897,235	98.8%
2024	1	1,640	0.3	89,610	0.7	520,420	99.6%	$11,986,845	99.5%
2025	0	0	0.0	0	0.0	520,420	99.6%	$11,986,845	99.5%
2026	0	0	0.0	0	0.0	520,420	99.6%	$11,986,845	99.5%
2027 & Beyond(2)	1	2,180	0.4	55,590	0.5	522,600	100.0%	$12,042,435	100.0%
Total	22	522,600	100.0%	$12,042,435	100.0%
(1)	Based on the underwritten rent roll.
(2)	2027 & Beyond includes 2,180 square feet used as a management office.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$11,170,411	$11,465,714	$11,537,988	$11,561,110	$12,042,435	$23.04	82.0%
Vacant Income	0	0	0	0	2,172,573	4.16	14.8%
Gross Potential Rent	$11,170,411	$11,465,714	$11,537,988	$11,561,110	$14,215,008	$27.20	96.8%
CAM Reimbursements	869,171	577,031	472,486	461,737	473,686	0.91	3.2%
Net Rental Income	$12,039,582	$12,042,745	$12,010,474	$12,022,847	$14,688,693	$28.11	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,172,573)	(4.16)	(14.8)--
Other Income(3)	437,447	423,062	418,006	417,575	417,575	0.80	2.8%
Effective Gross Income	$12,477,029	$12,465,807	$12,428,480	$12,440,422	$12,933,695	$24.75	88.1%

Total Expenses(4)	$6,021,206	$5,257,582	$5,182,952	$5,201,264	$5,269,438	$10.08	40.7%

Net Operating Income(4)	$6,455,823	$7,208,225	$7,245,528	$7,239,158	$7,664,258	$14.67	59.3%

Total TI/LC, Capex/RR	0	0	0	0	1,260,378	2.41	9.7%
Net Cash Flow	$6,455,823	$7,208,225	$7,245,528	$7,239,158	$6,403,880	$12.25	49.5%
(1)	TTM represents the trailing 12-month period ending on February 29, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Other Income represents electricity reimbursements, storage revenue and miscellaneous revenue.
(4)	The increase in 2014 Net Operating Income from 2013 Net Operating Income was driven predominantly by a reduction in expenses related to real estate taxes. In 2014, the city was re-assessed under the Actual Value Initiative, whereby properties were assessed at 100.0% of market value. As a result, total taxes for the property decreased by approximately 47.5%.

Property Management. The Four Penn Center property is managed by Stream Realty Partners – DC, L.P., a Texas limited partnership. The current management agreement is effective as of August 1, 2013, and will continue until otherwise terminated by either party. The management agreement provides for a contractual management fee of 3.0% of gross receipts, payable on a monthly basis. The management fees related to the Four Penn Center property are subordinate to the liens and interests of the Four Penn Center Whole Loan.

Escrows and Reserves. At origination, the borrower deposited into escrow $292,298 for real estate taxes and $8,710 for replacement reserves.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $97,433.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $8,710 ($0.20 per square foot annually) for replacement reserves. The reserve is not subject to a cap.

TI/LC Reserves - The loan is structured such that there is a Cash Sweep Event (as defined below) in effect on the origination date (a “2018 Rollover Trigger”), and all excess cash flow is required to be deposited into the TI/LC reserve. On a monthly basis commencing after the occurrence of any of the following: (i) the balance of funds in the TI/LC reserve is equal to or greater than $50.00 per square foot with respect to the office square footage for any portion of the leases for Elsevier, Post & Schell and FIC that has not been renewed or re-leased beyond its current 2018 expiration date in accordance with the loan documents; or (ii) the achievement of a debt service coverage ratio (excluding rent from any of the foregoing tenants under any portion of a related lease that is not renewed or re-leased) of at least 1.10x for one quarter, based on the trailing three-month period (each of the foregoing (i) or (ii) is referred to as a “2018 Cash Sweep Event Cure”), the borrower is required to escrow $74,035 ($1.70 per square foot annually) for tenant improvements and leasing commissions. In addition, to the extent there is a Cash Sweep Event as a result of a DSCR Trigger (as defined below) or a 2023 Rollover Trigger (as defined below), all excess cash flow will be required to be deposited into the TI/LC reserve.

Lockbox / Cash Management. The Four Penn Center Whole Loan is structured with a hard lockbox. The borrower was required to deliver tenant direction letters to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account (except to the extent described in “TI/LC Reserves” above) will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Four Penn Center

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower, sponsor or property manager (provided, to the extent the manager is not affiliated with the borrower, the borrower may replace the manager with a qualified manager in accordance with the loan documents within 60 days), (iii) any time after January 1, 2019, the date on which the debt service coverage ratio, based on trailing three months of gross income from operations, is less than 1.10x (a “DSCR Trigger”), (iv) a 2018 Rollover Trigger or (v) if more than 25.0% of the square footage is leased to two or fewer tenants and such leases are scheduled to expire in the 2023 calendar year, the date that is the latest of (a) the date on which the preceding lease concentration first occurs, (b) the occurrence of a 2018 Cash Sweep Event Cure or (c) January 1, 2019 (any of the foregoing (a), (b) or (c), the “2023 Rollover Trigger”).

A Cash Sweep Event will end if (a) with respect to clause (i) above, the respective event of default has been cured or waived, (b) with respect to the manager portion of clause (ii) above, the property manager is replaced with a qualified property manager under a replacement management agreement, (c) with respect to clause (ii) above, solely with respect to an involuntary bankruptcy or insolvency action of the borrower for which the borrower, guarantor and their affiliates did not consent to, acquiesce in or collude with creditors for such filing, such involuntary bankruptcy or insolvency is discharged within 90 days and without any material adverse consequence to the Four Penn Center Whole Loan or property, (d) with respect to clause (iii) above, the debt service coverage ratio is 1.10x or greater for one quarter based on the trailing three-month period, (e) with respect to clause (iv) above, a 2018 Cash Sweep Event Cure has occurred and (f) with respect to clause (v) above, the occurrence of any of the following, (1) a total of $4,277,233 of excess cash flow has been deposited into the TI/LC reserve following a 2023 Rollover Trigger, (2) no two or fewer tenants occupy more than 25% of the square footage of the property under any lease that expires in 2023, or (3) the achievement of a debt service coverage ratio (excluding rent from any tenants under any portion of a lease expiring in 2023 that is not renewed or re-leased) of at least 1.10x for one quarter, based on the trailing three month period.

Each Cash Sweep Event Cure is also subject to the following conditions, (i) no event of default has occurred and is continuing (other than the event of default that gave rise to the Cash Sweep Event and that is being cured), (ii) the borrower may not cure a Cash Sweep Event occurring solely by reason of an event of default, any involuntary bankruptcy action of the borrower or any bankruptcy action of the property manager more than a total of two times in the aggregate during the term of the loan, (iii) the borrower may cure a Cash Sweep Event occurring solely by reason of a DSCR Trigger or a 2023 Rollover Trigger an unlimited number of times during the term of the loan and (iv) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event including, reasonable attorney’s fees and expenses.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$44,800,000	Title:	Fee
Cut-off Date Principal Balance(2):	$44,800,000	Property Type - Subtype:	Hotel - Various
% of Pool by IPB:	5.0%	Net Rentable Area (Rooms):	2,690
Loan Purpose:	Refinance	Location:	Various, Various
Borrowers(3):	Various	Year Built / Renovated:	Various / Various
Sponsor:	American Realty Capital	Occupancy / ADR / RevPAR:	76.0% / $115.60 / $87.87
	Hospitality Trust, Inc.	Occupancy / ADR / RevPAR Date:	1/31/2016
Interest Rate:	4.96000%	Number of Tenants:	N/A
Note Date:	10/6/2015	2013 NOI:	$27,347,248
Maturity Date:	10/6/2020	2014 NOI:	$30,077,135
Interest-only Period:	60 months	2015 NOI:	$30,798,866
Original Term:	60 months	TTM NOI (as of 1/2016):	$30,345,327
Original Amortization:	None	UW Occupancy / ADR / RevPAR:	76.0% / $115.60 / $87.87
Amortization Type:	Interest Only	UW Revenues:	$89,013,820
Call Protection:	L(26),Gtr1%orYM(30),O(4)	UW Expenses:	$58,668,494
Lockbox:	Hard	UW NOI:	$30,345,327
Additional Debt:	Yes	UW NCF:	$26,784,774
Additional Debt Balance:	$187,200,000	Appraised Value / Per Room(4):	$360,000,000 / $133,829
Additional Debt Type:	Pari Passu	Appraisal Date:	August 2015

Escrows and Reserves(5)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$86,245
Taxes:	$890,215	$296,738	N/A	Maturity Date Loan / Room:	$86,245
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	64.4%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(4):	64.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.30x
Other:	$10,160,928	Springing	N/A	UW NOI Debt Yield:	13.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$232,000,000	95.3%	Payoff Existing Debt	$228,749,792	94.0%
Sponsor Equity(6)	11,371,163	4.7	Upfront Reserves	11,051,143	4.5
			Closing Costs	3,570,228	1.5
Total Sources	$243,371,163	100.0%	Total Uses	$243,371,163	100.0%
(1)	The Equity Inns Portfolio Whole Loan was co-originated by GACC and Ladder Capital Finance LLC.
(2)	The Equity Inns Portfolio loan is part of a whole loan evidenced by eleven pari passu notes with an aggregate original principal balance of $232.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $232.0 million Equity Inns Portfolio Whole Loan.
(3)	For a full description of the Borrowers, please refer to “The Borrowers” below.
(4)	The Portfolio “As-is” appraised value of $360.0 million reflects a premium attributed to the aggregate value of the Equity Inns Portfolio as a whole. The sum of the value of each of the properties on an individual basis is $322.4 million, which results in both a Cut-off Date LTV and Maturity Date LTV of 72.0%.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	The borrowers acquired 20 of the 21 properties on February 27, 2015 for $346,837,695 ($135,749/Room) while also leveraging the 21st property (Homewood Suites Stratford) which the borrowers acquired previously on March 21, 2014. In order to acquire the twenty properties and leverage the 21st property in February of 2015, the borrowers used approximately $227.0 million of first mortgage debt (the “Bridge Loan”), approximately $99.8 million of preferred equity, and approximately $37.6 million of equity. Since closing of the Bridge Loan, the borrowers have paid down the preferred equity by approximately $34.6 million to a balance of approximately $65.2 million, deposited $15.8 million into a PIP Reserve, and completed the approximately $3.4 million PIP at the Homewood Suites Stratford.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

The Loan. The Equity Inns Portfolio loan is secured by a first mortgage lien secured by the fee interests and operating leasehold interests in a 2,690-room Equity Inns hotel portfolio consisting of 21 properties located across thirteen states. The whole loan has an outstanding principal balance as of the Cut-off Date of $232.0 million (the “Equity Inns Portfolio Whole Loan”), and is comprised of eleven pari passu notes, Note A-1-A, Note A-1-B, Note A-2-A1, Note A-2-A2, Note A-2-B, Note A-3, Note A-4-A, Note A-4-B, Note A-5-A, Note A-5-B, and Note A-6. Note A-4-B, Note A-5-B and Note A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $44.8 million, are being contributed to the JPMDB 2016-C2 Trust. Note A-1-A and Note A-4-A, with an aggregate outstanding principal balance as of the Cut-off Date of $80.0 million, were contributed to the COMM 2015-LC23 trust. Note A-2-A1 and Note A-5-A, with an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million, were contributed to the COMM 2016-CCRE28 trust. Note A-1-B, Note A-2-A2, Note A-2-B and Note A-3, with an aggregate outstanding principal balance as of the Cut-off Date of $67.2 million, are expected to be contributed to one or more future securitization trusts. The holder of Note A-1-A (the “Controlling Noteholder”) is the trustee of the COMM 2015-LC23 trust. The trustee of the COMM 2015-LC23 trust (or, prior to the occurrence of a control termination event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Equity Inns Portfolio Whole Loan; however, the holders of Note A-1-B, Note A-2-A1, Note A-2-A2, Note A-2-B, Note A-3, Note A-4-A, Note A-4-B, Note A-5-A, Note A-5-B and Note A-6 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions.

The Equity Inns Portfolio Whole Loan has a five-year term and is interest-only for the full term of the loan. The previously existing debt was not included in a securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A & A-4-A	$80,000,000	$80,000,000	COMM 2015-LC23	Yes
A-2-A1 & A-5-A	40,000,000	40,000,000	COMM 2016-CCRE28	No
A-4-B, A-5-B & A-6	44,800,000	44,800,000	JPMDB 2016-C2	No
A-1-B, A-2-A2, A-2-B & A-3	67,200,000	67,200,000	Ladder Capital Finance LLC	No
Total	$232,000,000	$232,000,000

The Borrowers. The borrowing entities for the loan are ARC Hospitality Portfolio II Owner, LLC, ARC Hospitality Portfolio II TRS, LLC, ARC Hospitality Portfolio II MISC TRS, LLC, ARC Hospitality Portfolio II HIL TRS, LLC, ARC Hospitality Stratford, LLC, ARC Hospitality TRS Stratford, LLC, each a Delaware limited liability company and special purpose entity and ARC Hospitality Portfolio II NTC Owner, LP, ARC Hospitality Portfolio II NTC HIL TRS, LP and ARC Hospitality Portfolio II NTC TRS, LP, each a Delaware limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is American Realty Capital Hospitality Trust, Inc. American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”), a public non-traded real estate investment trust (“REIT”), has focused on acquiring upper midscale, upscale and upper upscale lodging properties in the select service, extended stay and small full service segments within the hospitality sector, franchised by leading global brands including Hilton, Marriott, Hyatt, IHG and Starwood Hotels & Resorts Worldwide, Inc. The acquisition of the Equity Inns Portfolio on February 27, 2015 (and contemporaneous acquisition of 116 hotels) established ARC Hospitality as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector, with a current portfolio of approximately 122 hotels totaling 14,924 rooms.

The external advisor of ARC Hospitality is American Realty Capital Hospitality Advisors, LLC a subsidiary of AR Capital, LLC (“AR Capital”). AR Capital owns (or, subject to the discussion below, owned) a 60% interest in Crestline Hotels & Resorts, LLC (“Crestline”), the hotel manager of 12 of the Equity Inns Portfolio properties, and a 100% interest in the Operators (as defined below) of each of the Equity Inns Portfolio properties (and through which each of the hotel managers, including Crestline, is employed) (see “Property Management” below). As of origination, AR Capital also owned less than a 3.0% interest in the borrowers. AR Capital and certain of its principals and affiliates are subject to litigation and governmental proceedings.

The mortgage loan seller has been informed that AR Capital has transferred or, subject to the receipt of any necessary third-party consents, intends to transfer to AR Global Investments, LLC or another affiliate all of its ownership interest in and control of various entities, including the sponsor of and the external advisor to American Realty Capital Hospitality Trust, Inc., as well as Crestline Hotels and Resorts, LLC and the Operators. To the knowledge of the mortgage loan seller, American Realty Capital Hospitality Trust, Inc. continues to be indirectly advised by AR Capital through AR Capital’s indirect ownership and control of American Realty Capital Hospitality Advisors, LLC.

A-3-63

Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Realty Capital Securities, LLC (“RCS”), an entity under common control with AR Capital, is a broker dealer that has acted as dealer manager for ARC Hospitality. On November 12, 2015, RCS was charged by the Secretary of the Commonwealth of Massachusetts, Securities Division, with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital.

On November 16, 2015, AR Capital announced it would suspend the acceptance of new subscriptions to certain of its current investment programs, including ARC Hospitality, effective December 31, 2015 as a result of regulatory and market uncertainty affecting capital raising for both new and existing offerings in the direct investment industry.

In particular, according to filings with the SEC, on November 15, 2015, ARC Hospitality suspended its primary initial public offering, which had been conducted by RCS as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, RCS suspended sales activities it performs pursuant to the dealer manager agreement for ARC Hospitality’s primary initial public offering, effective immediately.

On December 2, 2015, RCS Capital Corporation, the parent of RCS, announced that: (i) RCS had reached an agreement to settle the complaint brought by the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine; (ii) RCS will voluntarily withdraw its broker dealer license in Massachusetts and all other state and Federal jurisdictions and (iii) the board of directors of RCS Capital Corporation had authorized plans to wind down the operations of the RCS wholesale distribution business. On January 4, 2016, RCS Capital Corporation announced an agreement in principle with various creditors to reorganize, which agreement included RCS Capital Corporation implementing a prearranged Chapter 11 filing. On January 31, 2016, RCS Capital Corporation and certain of its wholly-owned subsidiaries (including RCS) filed for Chapter 11 bankruptcy protection. In addition, certain other of its wholly-owned subsidiaries filed for Chapter 11 bankruptcy protection on March 26, 2016.

According to filings with the SEC, on January 6, 2016, ARC Hospitality’s board of directors approved the extension of its primary initial public offering to January 7, 2017. However, it was also stated in those filings, that notwithstanding the extension of such primary initial public offering, it is not likely that ARC Hospitality will resume its primary initial public offering. According to filings with the SEC, beginning with distributions payable with respect to April 2016, ARC Hospitality will pay distributions to stockholders in shares of common stock instead of cash. It was stated in those filings that: (i) there can be no assurance that ARC Hospitality will continue to pay distributions in shares of common stock or resume paying distributions in cash in the future and (ii) ARC Hospitality’s ability to make future cash distributions will depend on its future cash flows and may be dependent on its ability to obtain additional liquidity on favorable terms. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus for additional details.

The Portfolio. The Equity Inns Portfolio Whole Loan is secured by the fee simple interests and operating leasehold interests in 21 hotel properties located across 13 states, totaling 2,690 rooms. Hotels are operated under seven brands. A breakdown of the brands and portfolio can be found below:

Brand Breakdown
Brand	# Hotels	Rooms	% of Rooms	Allocated Loan Amount ($)	Allocated Loan Amount ($)/Room	“As-is” Appraised Value(1)	Cut-off Date LTV(1)	UW NCF	% UW NCF
Homewood Suites	4	613	22.8%	$77,800,000	$126,917	$107,900,000	72.1%	$8,907,648	33.3%
Hampton Inn	9	1,163	43.2	77,050,000	$66,251	106,300,000	72.5%	9,452,962	35.3
Courtyard	3	414	15.4	34,000,000	$82,126	48,800,000	69.7%	3,354,878	12.5
Hilton Garden Inn	2	241	9.0	18,650,000	$77,386	24,700,000	75.5%	2,108,542	7.9
SpringHill Suites	1	88	3.3	11,500,000	$130,682	16,400,000	70.1%	1,407,734	5.3
TownePlace Suites	1	93	3.5	8,500,000	$91,398	12,100,000	70.2%	1,073,144	4.0
Residence Inn	1	78	2.9	4,500,000	$57,692	6,200,000	72.6%	479,865	1.8
Total	21	2,690	100.0%	$232,000,000	$86,245	$360,000,000	64.4%	$26,784,774	100.0%
(1)	The Portfolio “As-is” appraised value of $360.0 million reflects a premium attributed to the aggregate value of the Equity Inns Portfolio as a whole. The sum of the value of each of the properties on an individual basis is $322.4 million, which results in a Cut-off Date LTV of 72.0%.

A-3-64

Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Portfolio Summary
Property Name	City	State	Rooms	Year Built	Ownership Interest	“As-is” Appraised Value(1)	Allocated Whole Loan Amount ($)
Homewood Suites Seattle	Seattle	WA	161	1998	Fee	$56,700,000	$42,100,000
Homewood Suites Orlando	Orlando	FL	252	1999	Fee	26,100,000	18,350,000
Courtyard Carlsbad	Carlsbad	CA	145	2000	Fee	21,800,000	14,600,000
Courtyard Houston	Houston	TX	176	1979	Fee	18,200,000	13,500,000
Homewood Suites Stratford	Stratford	CT	135	2002	Fee	18,600,000	12,500,000
Hampton Inn Urbana	Urbana	IL	130	1995	Fee	16,800,000	12,400,000
Springhill Suites Asheville	Asheville	NC	88	2001	Fee	16,400,000	11,500,000
Hilton Garden Inn Louisville	Louisville	KY	112	1999	Fee	15,100,000	11,450,000
Hampton Inn Orlando	Orlando	FL	170	1999	Fee	14,800,000	11,150,000
Hampton Inn Austin	Austin	TX	121	1985	Fee	14,600,000	11,000,000
Hampton Inn College Station	College Station	TX	133	1986	Fee	14,100,000	10,500,000
Hampton Inn Indianapolis	Indianapolis	IN	128	1987	Fee	12,200,000	9,050,000
TownePlace Suites Savannah	Savannah	GA	93	2000	Fee	12,100,000	8,500,000
Hampton Inn East Lansing	East Lansing	MI	86	2000	Fee	10,800,000	8,000,000
Hampton Inn Naperville	Naperville	IL	129	1987	Fee	9,800,000	7,300,000
Hilton Garden Inn Rio Rancho	Rio Rancho	NM	129	1998	Fee	9,600,000	7,200,000
Courtyard Dalton	Dalton	GA	93	1999	Fee	8,800,000	5,900,000
Hampton Inn Alcoa	Alcoa	TN	118	1989	Fee	8,000,000	4,950,000
Homewood Suites Augusta	Augusta	GA	65	1997	Fee	6,500,000	4,850,000
Residence Inn Jacksonville(2)	Jacksonville	FL	78	1999	Fee	6,200,000	4,500,000
Hampton Inn Milford	Milford	CT	148	1986	Fee	5,200,000	2,700,000
Total			2,690			$322,400,000	$232,000,000
Total w/ Portfolio Premium						$360,000,000
(1)	The Portfolio “As-is” appraised value of $360.0 million reflects a premium attributed to the aggregate value of the Equity Inns Portfolio as a whole. The sum of the value of each of the properties on an individual basis is $322.4 million.
(2)	With respect to the Residence Inn Jacksonville Property, the borrower has entered into a continuing forbearance agreement dated October 20, 2015 with the related franchisor, pursuant to which the borrower acknowledged that it was in default under its franchise agreement, and the franchisor agreed to forbear from terminating such franchise agreement provided the borrower complied with certain conditions related to the property improvement plan and the franchisor’s quality assurance program. If the borrower fails to satisfy such conditions, the franchisor will have the right to terminate the franchise agreement. With respect to the property improvement plan, the borrower advised Ladder Capital Finance LLC, one of the co-originators of the mortgage loan that the conditions were satisfied by the May 1 ,2016 deadline and that it is waiting for a certificate of occupancy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties” in the Prospectus.

All 21 hotels in the Equity Inns Portfolio are operated under management agreements with Crestline (12 hotels), Hilton (seven hotels) or McKibbon (two hotels). The hotels range in age from 14 to 37 years old with an average age of 20 and an average room count of 128. Approximately $56.4 million ($20,960 per room) of capital expenditures have been made since 2008 in order to update the portfolio and to maintain competitiveness within each asset’s market. The borrowers are required to invest approximately $45,571,108 ($17,836 per room) across 20 of the 21 hotels for property improvement plans (“PIPs”) to upgrade each hotel to the most current brand standards over the next four years (through the fourth quarter of 2019). The borrowers deposited $10,000,000 into a PIP reserve at origination for completion of the PIPs. Additional reserve deposits aggregating $27,500,000 are required to be made by the borrowers in 11 quarterly scheduled payments which began in December 2015 and end in June 2018, as described in more detail below under “Ongoing Reserves.” The borrowers completed the approximately $3.4 million ($25,185 per room) PIP at the Homewood Suites Stratford in March 2015.

Historical Capital Expenditures(1)
	2008-2010	2011	2012	2013	2014	Total
Total	$34,231,898	$5,358,103	$5,833,847	$3,285,312	$7,673,988	$56,383,148
Per Room	$12,726	$1,992	$2,169	$1,221	$2,853	$20,960
(1)	Source: Borrower.

The Equity Inns Portfolio is located across 13 states with no one state accounting for more than 18.6% of the portfolio’s total rooms or 16.9% of underwritten net cash flow. Florida represents the largest exposure by room count to a single state, with three assets totaling 18.6% of the portfolio’s total room count and Washington represents the largest exposure measured by underwritten net cash flow, with one asset totaling 16.9% of underwritten net cash flow. A chart demonstrating exposure to various states in the Equity Inns Portfolio can be found below.

A-3-65

Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Regional Breakdown
Region	# Hotels	Rooms	% of Rooms	Occupancy(1)	ADR(1)	RevPAR(1)	RevPAR Penetration(1)	UW NCF	% of UW NCF
California	1	145	5.4%	73.8%	$129.35	$95.46	82.4%	$1,585,337	5.9%
Connecticut	2	283	10.5	76.5%	$105.47	$81.56	112.1%	1,611,969	6.0
Florida	3	500	18.6	83.0%	$108.24	$90.08	107.7%	4,391,463	16.4
Georgia	3	251	9.3	77.2%	$100.25	$76.82	144.8%	2,232,515	8.3
Illinois	2	259	9.6	69.3%	$114.55	$79.19	118.9%	2,433,219	9.1
Indiana	1	128	4.8	77.9%	$105.82	$82.47	120.1%	1,219,898	4.6
Kentucky	1	112	4.2	76.3%	$125.95	$96.09	116.9%	1,329,080	5.0
Michigan	1	86	3.2	79.3%	$126.45	$100.23	145.4%	1,070,758	4.0
North Carolina	1	88	3.3	75.0%	$140.00	$105.07	99.1%	1,407,734	5.3
New Mexico	1	129	4.8	73.4%	$91.51	$67.20	179.0%	779,463	2.9
Tennessee	1	118	4.4	82.9%	$73.76	$61.15	111.0%	519,698	1.9
Texas	3	430	16.0	62.5%	$122.48	$76.30	105.4%	3,670,053	13.7
Washington	1	161	6.0	87.8%	$183.39	$161.03	105.7%	4,533,587	16.9
Total / Wtd. Avg.	21	2,690	100.0%	75.6%	$115.65	$87.57	116.3%	$26,784,774	100.0%
(1)	Occupancy, ADR, RevPAR and RevPAR Penetration are based on a February 2016 Hospitality Research Report. The minor variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Equity Inns Portfolio are attributable to variances in reporting methodologies and/or timing differences.

Additionally, other than Homewood Suites Seattle, which contributes 16.9% of the total underwritten net cash flow, no hotel contributes greater than 9.5% of the total underwritten net cash flow. The top 10 assets by underwritten net cash flow account for 53.8% of the portfolio by room count and 67.5% of underwritten net cash flow. A breakout of the top 10 Equity Inns Portfolio properties by underwritten net cash flow is shown below.

Top 10 Properties by UW NCF
Hotel Name	Rooms	% of Rooms	UW NCF	% of Total UW NCF	“As-is” Appraised Value(1)	Per Room
Homewood Suites Seattle	161	6.0%	$4,533,587	16.9%	$56,700,000	$352,174
Homewood Suites Orlando	252	9.4	2,544,388	9.5	26,100,000	$103,571
Courtyard Carlsbad	145	5.4	1,585,337	5.9	21,800,000	$150,345
Hampton Inn Urbana	130	4.8	1,425,055	5.3	16,800,000	$129,231
Springhill Suites Asheville	88	3.3	1,407,734	5.3	16,400,000	$186,364
Hampton Inn Orlando	170	6.3	1,367,210	5.1	14,800,000	$87,059
Homewood Suites Stratford	135	5.0	1,330,148	5.0	18,600,000	$137,778
Hilton Garden Inn Louisville	112	4.2	1,329,080	5.0	15,100,000	$134,821
Hampton Inn Austin	121	4.5	1,307,909	4.9	14,600,000	$120,661
Hampton Inn College Station	133	4.9	1,252,448	4.7	14,100,000	$106,015
Subtotal	1,447	53.8%	$18,082,895	67.5%	$215,000,000	$148,583
Remaining Hotels	1,243	46.2%	$8,701,879	32.5%	$107,400,000	$86,404
Total	2,690	100.0%	$26,784,774	100.0%	$322,400,000	$119,851
Total w/ Portfolio Premium					$360,000,000	$133,829
(1)	The Portfolio “As-is” Appraised Value of $360.0 million reflects a premium attributed to the aggregate value of the Equity Inns Portfolio as a whole. The sum of the value of each of the properties on an individual basis is $322.4 million.

Historical Occupancy, ADR, RevPAR(1)
Year	Equity Inns Portfolio			Competitive Set			Penetration Factor
	Occupancy(2)	ADR(2)	RevPAR(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	72.4%	$106.32	$77.32	67.5%	$100.08	$68.29	107.9%	107.7%	116.2%
2014	74.4%	$110.66	$82.41	70.2%	$104.75	$69.08	106.7%	106.7%	114.5%
2015	70.3%	$108.57	$76.50	64.5%	$100.93	$66.18	110.4%	108.9%	120.8%
T-12 Feb 2016	75.6%	$115.65	$87.57	71.1%	$108.81	$78.42	107.1%	107.9%	116.3%
(1)	Source: Hospitality Research Report.
(2)	The minor variances between the underwriting, the Hospitality Research Report and the above table with respect to Occupancy, ADR and RevPAR at the Equity Inns Portfolio are attributable to variances in reporting methodologies and/or timing differences.

A-3-66

Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Sales Comparison(1)
Portfolio Name	Date of Sale	Sales Price	# of Hotels	# of Rooms	Price/ Room	Buyer / Seller
Equity Inns Portfolio(2)	NAP	$360,000,000	21	2,690	$133,829	NAP
Pinnacle Select Service	Jul 2015	$203,000,000	15	1,705	$119,062	Blackstone Group / Pinnacle Hotel Management
Hyatt Hotel Portfolio 2014	Nov 2014	$590,000,000	38	4,950	$119,192	Lone Star Funds / Hyatt Hotels
Inland Hotel Portfolio	Nov 2014	$1,100,000,000	52	6,976	$157,683	NorthStar Realty Finance / Chatham / Inland American Real Estate Trust
Clarion Partners Hotel Portfolio 2014	Aug 2014	$800,000,000	48	6,013	$133,045	Blackstone Group / Clarion Partners
Innkeepers Hotel Portfolio 2014	Jun 2014	$933,900,000	47	5,945	$157,090	NorthStar Realty Finance / Cerberus
(1)	Source: Appraisal.
(2)	Sales Price for the Equity Inns Portfolio reflects the “As-is” appraised value inclusive of the portfolio premium attributed to the aggregate value of the Equity Inns Portfolio as a whole. The sum of the value of each of the properties on an individual basis is $322.4 million.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	72.4%	74.6%	76.6%	76.0%	76.0%
ADR	$106.26	$110.57	$115.22	$115.60	$115.60
RevPAR	$76.97	$82.46	$88.30	$87.87	$87.87

Room Revenue	$75,575,349	$80,084,622	$86,702,180	$86,275,194	$86,275,194	$32,073	96.9%
Food and Beverage	1,475,632	1,498,112	1,565,614	1,567,379	1,567,379	583	1.8
Other Department Revenues	1,277,394	1,220,137	1,317,726	1,171,248	1,171,248	435	1.3
Total Revenue	$78,328,375	$82,802,871	$89,585,520	$89,013,820	$89,013,820	$33,091	100.0%

Room Expense	$17,126,168	$19,575,251	$20,347,331	$20,393,181	$20,393,181	$7,581	23.6%
Food and Beverage Expense	1,339,314	1,388,339	1,883,811	1,874,340	1,874,340	697	119.6
Other Departmental Expenses	350,372	362,208	468,709	467,057	467,057	174	39.9
Departmental Expenses	$18,815,854	$21,325,798	$22,699,851	$22,734,578	$22,734,578	$8,452	25.5%

Departmental Profit	$59,512,521	$61,477,073	$66,885,669	$66,279,243	$66,279,243	$24,639	74.5%

Undistributed Expenses	$25,990,540	$25,273,647	$28,466,110	$28,273,080	$28,273,080	$10,510	31.8%

Gross Operating Profit	$33,521,981	$36,203,426	$38,419,558	$38,006,162	$38,006,162	$14,129	42.7%

Management Fee	1,826,486	1,905,426	2,687,566	2,670,415	2,670,415	993	3.0
Total Fixed Expenses	4,348,247	4,220,864	4,933,126	4,990,421	4,990,421	1,855	5.6

Net Operating Income	$27,347,248	$30,077,135	$30,798,866	$30,345,327	$30,345,327	$11,281	34.1%
FF&E	3,323,030	3,515,372	3,583,421	3,560,553	3,560,553	1,324	4.0
Net Cash Flow	$24,024,218	$26,561,763	$27,215,446	$26,784,774	$26,784,774	$9,957	30.1%
(1)	TTM represents the trailing 12-month period ending on January 31, 2016.
(2)	Per Room values based on 2,690 guest rooms.
(3)	% of Total Revenue column for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line item.

Property Management. The Equity Inns Portfolio properties are subject to operating agreements (“Operating Agreements”) with certain entities that are currently subsidiaries of AR Capital (the “Operators”), pursuant to which the Operators are responsible for the management of the Equity Inns Portfolio properties. The Operators subcontract such management responsibilities under management agreements with the following four managers: Homewood Suites Management, LLC and Hampton Inns Management LLC (collectively “Hilton”); Crestline Hotels & Resorts, LLC (“Crestline”); and McKibbon Hotel Management, Inc. (“McKibbon”; together with Hilton and Crestline, each a “Hotel Manager” and collectively the “Hotel Managers”).

Escrows and Reserves. At origination, the borrowers deposited into escrow $10,000,000 for property improvement plans, $890,215 for real estate taxes and $160,928 for required repairs at the Equity Inns Portfolio properties.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $296,738.

Insurance Escrows - The requirement for the borrowers to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrowers provide satisfactory evidence that (i) the property is insured as part of a blanket policy in accordance with the loan documents and (ii) the borrowers have paid all required insurance premiums when due in accordance with the loan documents.

A-3-67

Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

FF&E Reserve - On a monthly basis, the borrowers are required to deposit the greater of (a) 1/12 of 4.0% of gross revenue of the trailing 12 months ending on the last day of the most recent calendar quarter and (b) the amount required under the franchise agreement and management agreement for FF&E work. The reserve is not subject to a cap.

PIP Reserve - The borrowers are required to make deposits into the PIP escrow according to the PIP reserve funding schedule below:

Date	Required Deposit
December 31, 2015(1)	$2,000,000
March 31, 2016(1)	$3,750,000
June 30, 2016	$3,750,000
September 30, 2016	$3,000,000
December 31, 2016	$2,500,000
March 31, 2017	$2,500,000
June 30, 2017	$2,500,000
September 30, 2017	$2,500,000
December 31, 2017	$2,500,000
March 31, 2018	$1,250,000
June 30, 2018	$1,250,000
Total	$27,500,000
(1)	The December 31, 2015 and March 31, 2016 required PIP reserve payments have been made.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. At origination, the borrowers and property managers were required to deliver written instructions to credit card companies to deposit all revenues into a lockbox account controlled by the lender. All funds in the lockbox account are swept on a daily basis to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow on deposit in the cash management account will be swept into the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” means (i) the occurrence of an event of default, (ii) an event of default by any borrower, operator or affiliated manager under one or more management agreements, which affects five or more properties in the aggregate, (iii) the delivery of one or more notices by any franchisor of any breach or default by borrower under any franchise agreement that (a) affects five or more properties in the aggregate, and (b) with the passage of time and/or delivery of notice, permits the franchisor to terminate or cancel such franchise agreement (provided, however, this will not include any notice by the franchisor solely by reason of the existence of a required PIP then being performed by a borrower at a property so long as such PIP work is being performed in accordance with the terms of the applicable franchise agreement), (iv) the debt service coverage ratio (as calculated in the loan documents) is less than 1.75x. To the extent that a Cash Sweep Period is caused by occurrences of events described in clause (ii) or clause (iii) with respect to less than all the properties, the excess cash flow swept will be capped at the sum of the allocated loan amount(s) for each such property or properties. The loan documents provide that no fees exceeding (in the aggregate) 3% of gross revenues may be paid to the Operators under the operating agreements or any hotel manager out of cash flow generated by the properties during the continuance of a Cash Sweep Period.

A Cash Sweep Period will cease to exist with respect to clause (i) above, upon a cure of the event of default being accepted by the lender in its sole and absolute discretion; with respect to clause (ii), (a) upon the event of default having been cured to the lender’s reasonable satisfaction or (b) upon the applicable manager being replaced by the borrowers in accordance with the loan documents; with respect to clause (iii), upon borrowers delivering evidence reasonably satisfactory to the lender, which may include a “good standing” or similar letter from the franchisor, indicating that the franchise agreement is in full force and effect with no default thereunder; and with respect to clause (iv) upon the debt service coverage ratio being at least 1.80x for two consecutive calendar quarters, which may be achieved (x) at any time the underwritten net cash flow has increased to achieve such debt service coverage ratio threshold, (y) prior to the prepayment lockout date, by delivery by the borrowers of a letter of credit or cash collateral, in an amount which, if applied to prepay the loan, would result in the debt service coverage ratio being at least 1.80x, to be held as collateral (which may be released if the debt service coverage ratio is at least 1.80x for two consecutive calendar quarters), or (z) at any time on or after the prepayment lockout date, by a prepayment of principal such that the debt service coverage ratio is at least 1.80x (such payment to be accompanied by applicable yield maintenance charges).

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Equity Inns Portfolio

Current Preferred Equity Holder. W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust (collectively, “Equity Inns PE Member”), each an affiliate of Whitehall Street Global Real Estate Limited Partnership 2007 (which is the real estate private equity unit of Goldman Sachs Group, Inc.) holds a preferred equity interest with an outstanding balance of $65,246,820 as of April 1, 2016 in an upper-tier affiliate of the borrowers (“Holdco”). Provided no Equity Inns PE Changeover Event (as defined below) has occurred, Equity Inns PE Member is entitled to a preferred return on its investment payable from cash flow from the Equity Inns Portfolio properties, equal to 7.5% for the period ending August 27, 2016 and 8.0% thereafter. If an Equity Inns PE Changeover Event has occurred, Equity Inns PE Member is entitled to an increase of 5.0% above such preferred return.  50% of the Equity Inns PE Member’s original capital contributions are required to be paid to Equity Inns PE Member by February 27, 2018 and 100% of such capital contributions are required to be paid to Equity Inns PE Member by February 27, 2019.  The balance of the preferred equity investment (inclusive of all returns required to be paid pursuant to the operating agreement of Holdco) is required to be redeemed in full by payment to Equity Inns PE Member of (i) all its capital contributions, (ii) Equity Inns PE Member’s required return plus (iii) any other amounts due to Equity Inns PE Member on or prior to the date that is the earlier of (x) the date of the first occurrence of an Equity Inns PE Changeover Event or (y) January 4, 2021 (the “Mandatory Equity Inns PE Redemption Date”). Upon the occurrence of certain events (each an “Equity Inns PE Changeover Event”) set forth in Holdco’s organizational documents (including Holdco’s failure to pay the monthly preferred return, the failure to repay to Equity Inns PE Member’s capital contributions as provided in Holdco’s operating agreement and the failure to redeem the preferred equity investment by the Mandatory Equity Inns PE Redemption Date), Equity Inns PE Member is entitled to take over control of Holdco and thereby control over the borrowers.

In connection with the origination of the Equity Inns Portfolio Whole Loan, the lender and Equity Inns PE Member entered into a recognition agreement. Among other things, the recognition agreement contains acknowledgements from Equity Inns PE Member that upon an event of default under the Equity Inns Portfolio Whole Loan or upon the occurrence of a Cash Sweep Event Period under the Equity Inns Portfolio Whole Loan, no cash from Equity Inns Portfolio properties will be distributed to Equity Inns PE Member, until the Equity Inns Portfolio Whole Loan has been paid in full or the distribution hold has been revoked or withdrawn by lender. The recognition agreement requires the lender to give Equity Inns PE Member copies of any default notices given to the borrowers and grants Equity Inns PE Member the opportunity to cure such defaults by the borrowers. The recognition agreement also provides the mechanics under which Equity Inns PE Member is permitted to exercise its remedy to take over control of Holdco (and the related remedial actions available to Equity Inns PE Member under the Holdco operating agreement), including, among other things, requiring that Whitehall Street Global Real Estate Limited Partnership 2007 and Whitehall Parallel Global Real Estate Limited Partnership 2007 satisfy financial requirements and deliver replacement guarantees and indemnities in the form attached to such recognition agreement. Such form of replacement guarantee provides that liability of the replacement guarantor for voluntary bankruptcy and related carveouts will be capped at an amount equal to the original principal balance of the loan plus accrued and unpaid interest times 0.20. See “Description of the Mortgage Pool—Additional Indebtedness—Preferred Equity” in the Prospectus.

Partial Release. From and after the prepayment lockout date, the borrowers may obtain the release of an individual property or properties from the collateral in connection with a third-party, arms-length sale of such property(ies) (or a transfer to an affiliate with respect to up to two properties at which hotel operations have ceased and are no longer commercially viable) subject to, among other conditions: (i) no event of default has occurred or would occur as a result of the release, (ii) the remaining collateral has an LTV no greater than the lesser of (a) 64.4% and (b) the LTV in place immediately prior to the release, (iii) the remaining collateral has a debt service coverage ratio no less than the greater of (a) 2.35x and (b) the debt service coverage ratio in place immediately prior to the release, (iv) payment of a Release Price (as defined below), together with the related yield maintenance premium associated with the Release Price, (v) satisfaction of customary REMIC requirements, (vi) payment of all interest which would have accrued on the portion of the outstanding principal balance being prepaid through, but not including, the next occurring monthly payment date and (vii) payment of all other costs and expenses of lender in connection with the release, provided the LTV and debt service coverage ratio tests may be satisfied with an additional prepayment of principal (with yield maintenance). The “Release Price” is an amount equal the greater of (x) 115% of the allocated loan amount (set forth on the “Portfolio Summary” chart above) for the property(ies) to be released and (y) 100% of the net sales proceeds in connection with the sale of the property to be released after deducting the costs of closing the sale, which costs are required to be capped for purposes of determining the Release Price at 6.0% of gross sales proceeds.

If, as a result of a casualty or condemnation, the application of net proceeds or awards in connection therewith in respect of any particular property results in a reduction of the outstanding principal balance of the Equity Inns Portfolio Whole Loan in an amount greater than 60% of the allocated loan amount of such affected property, then, the borrowers may obtain a release of such property in accordance with the terms of the preceding paragraph provided that in lieu of the Release Price and any other required payments, the borrowers pay to the lender the sum of (i) the difference, if any, between 115% of the allocated loan amount in respect of such affected property and the net proceeds previously applied, plus (ii) all interest which would have accrued through, but not including, the next occurring payment date. No yield maintenance or other prepayment premium or penalty is due in connection with a prepayment made to release a property after such casualty or condemnation.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$44,875,000	Title:	Fee
Cut-off Date Principal Balance:	$44,721,472	Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	5.0%	Net Rentable Area (Rooms):	313
Loan Purpose:	Acquisition	Location:	Houston, TX
Borrower:	IAH 15747 Hotel, LLC	Year Built / Renovated:	1981 / 2006
Sponsor:	National Hotel Investor, LLC	Occupancy / ADR / RevPAR:	85.3% / $126.82 / $108.22
Interest Rate:	5.30600%	Occupancy / ADR / RevPAR Date:	3/31/2016
Note Date:	1/29/2016	Number of Tenants:	N/A
Maturity Date:	2/1/2026	2013 NOI:	$4,547,021
Interest-only Period:	None	2014 NOI:	$5,520,689
Original Term:	120 months	2015 NOI:	$5,209,530
Original Amortization:	360 months	TTM NOI (as of 3/2016)(1):	$5,084,473
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	80.0% / $126.75 / $101.40
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$16,053,456
Lockbox:	CMA	UW Expenses:	$11,508,074
Additional Debt:	N/A	UW NOI:	$4,545,382
Additional Debt Balance:	N/A	UW NCF:	$4,545,382
Additional Debt Type:	N/A	Appraised Value / Per Room(2):	$64,100,000 / $204,792
		Appraisal Date:	12/18/2015

Escrows and Reserves(3)	Financial Information
Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$142,880
Taxes:	$0	Springing	N/A	Maturity Date Loan / Room:	$119,033
Insurance:	$0	Springing	N/A	Cut-off Date LTV(2):	69.8%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV(2):	58.1%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.52x
Other(4):	$6,230,000	Springing	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$44,875,000	75.0%	Purchase Price	$58,500,000	97.8%
Sponsor Equity(4)	14,938,871	25.0	Closing Costs	1,063,871	1.8%
Upfront Reserves	250,000	0.4%
Total Sources	$59,813,871	100.0%	Total Uses	$59,813,871	100.0%

(1)	TTM NOI reflects the trailing 12-month period ending March 31, 2016 with the exception of January, which reflects January 2015. Due to acquisition timing, January 2016 financials were not available.

(2)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “as complete” hypothetical value, which assumes that proposed renovations to the property related to a property improvement plan required by the franchise agreement have been completed. At origination, the loan sponsor posted a $5,980,000 letter of credit for all renovations covered under the proposed property improvement plan, as well as a completion guaranty for the PIP. The “as-is” value as of December 18, 2015 is $59.0 million, which results in a Cut-off Date LTV and Maturity Date LTV of 75.8% and 63.1%, respectively.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Other Escrow and Reserves is inclusive of a $5,980,000 letter of credit the borrower was required to deliver at origination as security for the proposed renovations under the property improvement plan. The $5,980,000 letter of credit serves as additional security for the loan. In addition, the loan sponsor contributed approximately $14.9 million in cash equity at origination.

The Loan. The DoubleTree Houston Intercontinental Airport loan has an outstanding principal balance as of the Cut-off Date of approximately $44.7 million and is secured by a first mortgage lien on the fee interest in a 313-room full service hotel located in Houston, Texas. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the DoubleTree Houston Intercontinental Airport loan is IAH 15747 Hotel, LLC, a Delaware limited liability company and special purpose entity.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is National Hotel Investor, LLC, a Florida limited liability company. National Hotel Investor, LLC is owned by a trust with Edwin Llwyd Ecclestone, Jr. as the sole beneficiary. Mr. Ecclestone is the chief executive officer and chairman of Ecclestone Signature Homes of Palm Beach, LLC (“Ecclestone Signature Homes”). Headquartered in West Palm Beach, Florida, Ecclestone Signature Homes provides real estate development and management services with a focus on single family homes and residential communities. Mr. Ecclestone is known for his development of the PGA National golf community in Palm Beach Gardens, the PGA National Resort & Spa, in 1977. In 2006, Mr. Ecclestone sold the PGA National Resort & Spa, among other commercial properties associated with the development. In addition, Mr. Ecclestone’s companies developed and continue to own Tower 1555, a 15-story office tower in West Palm Beach, and the PGA National Office Center at PGA National. Furthermore, an affiliate of Ecclestone Signature Homes, Hotel Resort Properties, LLLP, owns two additional hotel assets, the 356-room DoubleTree Overland Park located in Overland Park, Kansas and the DoubleTree Anaheim Orange County located in Orange, California.

At origination, $5.98 million ($19,105 per room) in the form of a letter of credit was reserved to complete renovations related to a property improvement plan required by the franchise agreement. The property improvement plan renovations are required to be completed by January 2017, with the exception of guestrooms, which are required to be completed by December 31, 2017 and the fitness center, which is required to be completed by December 31, 2016. The renovations include updating guest rooms by replacing carpets, case goods, drapes, lighting and televisions as well as updating the bathrooms. Additionally, the common areas will be renovated, including the lobby, restaurants, ballroom and meeting rooms, public bathrooms, porte cochere, carpet and flooring, lighting and fitness center. The lobby will be modified to include a new business center, guest pantry and redesigned registration area. At origination, the borrower delivered a letter of credit for $5.98 million as security for the completion of the property improvement plan and Mr. Ecclestone was required to deliver a completion guaranty for the PIP.

The Property. DoubleTree Houston Intercontinental Airport is a seven-story, 313-room, full service hotel located in Houston, Texas. The property was originally developed in 1981 and underwent renovations in 2006. The DoubleTree Houston Intercontinental Airport property features three food and beverage options including Oakley’s Restaurant, Derrick’s Saloon (a bar/lounge) and Perk’s Coffee Bar. The hotel contains 305 surface parking spaces for a parking ratio of approximately 0.97 spaces per room. Additionally, the hotel offers 11,039 square feet of meeting space, which includes a 6,875 square foot grand ballroom that can be divided into five smaller rooms, a smaller ballroom, a small meeting room, an outdoor pavilion and five conference suites. Additional amenities at the property include complimentary shuttle service to and from the George Bush International Airport, an outdoor swimming pool, laundry/valet services, a fitness center and a business center.

The property has 313 rooms, including 128 king rooms, 174 double-double rooms and 11 suites. All guest rooms feature complimentary high-speed internet access, a telephone, in-room coffee, microwave, mini-refrigerator, a 32-inch high definition television and complimentary wireless printing. Certain suites feature an additional sleeper sofa, a whirlpool bath and/or an additional room.

The DoubleTree Houston Intercontinental Airport is located along the west side of John F. Kennedy Boulevard (“JFK Boulevard”), providing direct access to George Bush Intercontinental Airport (“IAH”), located approximately 2.4 miles north of the property. IAH served approximately 42.0 million passengers in 2015, making it the seventh busiest airport in North America. United Airlines is the primary carrier with approximately 64% of all passenger traffic. IAH announced new airline contracts in 2015 with WestJet, EVA Airways, All Nippon Airways, Volaris and Vacation Express. According to the IAH website, there is currently a $244.0 million project underway to create a 265,000 square foot Terminal C (more than 100,000 square feet larger than the current terminal) with 11 gates to accommodate a mix of narrow-, mid- and wide-body aircrafts. This project is expected to be completed in early 2017. Once completed, the existing terminal is expected to be demolished to enable the construction of the Mickey Leland International Terminal D. This terminal will feature 15 gates, all of which accommodate wide body aircrafts and will primarily serve international flights.

The property benefits from its proximity to Beltway 8 (Sam Houston Parkway), which is approximately 0.5 miles south of the property. Beltway 8 encircles the city of Houston at a 12.0-mile radius from the downtown area. Additionally, Interstate 45 is located approximately 5.5 miles west of the property and serves as the primary regional thoroughfare for access to downtown Houston. Interstate 45 also provides access to Loop 610, which encircles inner Houston. The Houston central business district is located approximately 18.5 miles southwest of the property. Houston is the fourth largest city in the United States, and is home to 26 Fortune 500 companies. Among energy industry companies located in Houston, there is a diverse set of multi-national corporations spanning across a multitude of industries including healthcare, technology and waste management. Additional demand generators include the Greenspoint Mall, a 1.7 million square foot mall anchored by Dillard’s and Macy’s, which is approximately 5.1 miles west of the property as well as Minute Maid Park, home of the MLB’s Houston Astros and the Toyota Center, home of the NBA’s Houston Rockets, both of which are located in downtown Houston. According to the appraisal, as of 2015, the estimated population within a three and five-mile radius was 32,956 and 165,013, respectively.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

The appraisal identified one hotel currently under construction as directly competitive with the DoubleTree Houston Intercontinental Airport. The 142-room Holiday Inn is a full service hotel located approximately 1.4 miles east of IAH on Kenswick Drive. The hotel is currently scheduled to be accepting reservations beginning June 20, 2016. Additionally, one of the hotels in the DoubleTree Houston Intercontinental Airport’s competitive set, Marriott Intercontinental Airport, completed an approximately $50.0 million renovation in early 2015.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)		DoubleTree Houston Intercontinental Airport(3)				Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	76.9%	$107.40	$82.54	83.5%	$114.22	$95.38	108.6%	106.4%	115.6%
2014	79.4%	$118.26	$93.90	83.6%	$129.44	$108.19	105.3%	109.5%	115.2%
2015	72.9%	$126.13	$91.99	85.9%	$126.75	$108.86	117.8%	100.5%	118.3%
TTM(5)	75.0%	$124.87	$93.65	85.3%	$126.82	$108.22	113.7%	101.6%	115.6%

(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the DoubleTree Houston Intercontinental Airport property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third-party data provider. The competitive set contains the following properties: Sheraton Hotel North Houston at George Bush Intercontinental, Marriott Houston Airport at George Bush Intercontinental, Marriott Houston North, Hyatt Regency North Houston, Hilton Houston North, Courtyard Houston Intercontinental Airport and Hilton Garden Inn Houston Bush Intercontinental Airport.

(3)	Based on operating statements provided by the borrower.

(4)	Penetration Factor is calculated based on data provided by a third-party data provider for the competitive set and borrower-provided operating statements for the property.

(5)	TTM represents the trailing 12-month period ending on March 31, 2016.

Competitive Hotels Profile(1)

			2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Transient	Meeting and Group	Occupancy	ADR	RevPAR
DoubleTree Houston Intercontinental Airport(2)	313	1981	11,039	75%	25%	85.9%	$126.75	$108.86
Sheraton	419	1983	30,000	70%	30%	72.0%	$120.00	$86.40
Marriott Intercontinental Airport	565	1982	30,000	70%	30%	57.0%	$156.00	$88.92
Marriott Houston North	390	1981	15,000	75%	25%	82.0%	$122.00	$100.04
Hyatt	334	1982	27,000	70%	30%	70.0%	$115.00	$80.50
Hilton	480	1984	52,000	60%	40%	84.0%	$116.00	$97.44
Courtyard by Marriott	90	2001	1,000	90%	10%	67.0%	$115.00	$77.05
Hilton Garden Inn	182	2002	2,700	90%	10%	80.0%	$121.00	$96.80
Total(3)	2,460

(1)	Based on the appraisal.

(2)	2015 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.

(3)	Excludes the DoubleTree Houston Intercontinental Airport property.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	83.5%	83.6%	85.9%	85.3%	80.0%
ADR	$114.22	$129.44	$126.75	$126.82	$126.75
RevPAR(4)	$95.38	$108.19	$108.86	$108.22	$101.40

Room Revenue	$10,896,390	$12,359,683	$12,437,112	$12,363,349	$11,583,991	$37,010	72.2%
Food and Beverage Revenue	4,548,886	4,991,498	4,490,168	4,394,326	4,182,166	13,362	26.1%
Other Departmental Revenue	223,136	211,710	308,458	280,503	287,299	918	1.8%

Total Revenue	$15,668,412	$17,562,891	$17,235,738	$17,038,178	$16,053,456	$51,289	100.0%

Room Expense	$2,005,874	$2,324,539	$2,313,045	$2,363,021	$2,316,798	$7,402	20.0%
Food and Beverage Expense	2,446,463	2,683,444	2,474,171	2,438,269	2,304,456	7,362	55.1%
Other Departmental Expenses	67,319	62,548	54,107	51,179	50,396	161	17.5%
Departmental Expenses	$4,519,656	$5,070,531	$4,841,323	$4,852,469	$4,671,650	$14,925	29.1%

Departmental Profit	$11,148,756	$12,492,360	$12,394,415	$12,185,709	$11,381,807	$36,364	70.9%

Operating Expenses	$4,625,026	$4,836,018	$4,851,633	$4,773,951	$4,633,776	$14,804	28.9%
Gross Operating Profit	$6,523,730	$7,656,342	$7,542,782	$7,411,758	$6,748,031	$21,559	42.0%

Management Fees	$470,052	$527,386	$515,135	$494,410	$401,336	$1,282	2.5%
Incentive Management Fee	0	78,342	0	0	0	0	0.0
Property Taxes	660,522	598,816	839,559	910,289	880,000	2,812	5.5%
Property Insurance	130,905	139,480	246,954	194,558	237,000	757	1.5%
Other Expenses	88,494	89,113	42,174	46,501	42,174	135	0.3%
FF&E	626,736	702,516	689,430	681,527	642,138	2,052	4.0%
Total Other Expenses	$1,976,709	$2,135,653	$2,333,252	$2,327,285	$2,202,649	$7,037	13.7%

Net Operating Income	$4,547,021	$5,520,689	$5,209,530	$5,084,473	$4,545,382	$14,522	28.3%
Net Cash Flow(4)	$4,547,021	$5,520,689	$5,209,530	$5,084,473	$4,545,382	$14,522	28.3%
(1)	TTM represents the trailing 12-month period ending on March 31, 2016 with the exception of January, which reflects January 2015. Due to acquisition timing, January 2016 financials were not available.

(2)	Per Room values based on 313 guest rooms.

(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.

(4)	Historical RevPAR for 2009, 2010, 2011 and 2012 was $76.85, $69.81, $75.36 and $82.21, respectively, and Net Cash Flow was approximately, $2.8 million, $3.0 million, $3.4 million and $4.0 million, respectively. 2008 RevPAR and Net Cash Flow are not available due to previous owner’s acquisition of the property in mid-2008.

Property Management. The property is managed by Merritt Hospitality, LLC (“Merritt”), a third party management provider. The current management agreement is effective as of January 29, 2016 for a term of 10 years and provides for a contractual management fee of 2.5% of gross revenues plus an incentive management fee of 15.0% of adjusted gross operating profit for the fiscal year. The incentive management fee is capped at 1.5% of gross revenues. The management fees related to the DoubleTree Houston Intercontinental Airport property are subordinate to the liens and interests of the DoubleTree Houston Intercontinental Airport loan.

Franchise Agreement. The property has a franchise agreement with Hilton Franchise Holding LLC, an affiliate of Hilton Worldwide. The current franchise agreement is effective as of January 29, 2016 for a term of 15 years and provides for a program fee of 4.0% based on room revenue and a royalty fee of 5.0% based on room revenue, each paid on a monthly basis. The program fee is subject to change by the franchisor, but the agreement provides that it may not be increased above 5.0% of gross room revenues.

Escrows and Reserves. At origination, the borrower delivered a letter of credit in the amount of $5,980,000 in lieu of the requirement for the borrower to escrow an upfront property improvement plan cash deposit. Additionally, at origination, the borrower deposited into escrow $250,000 for a liquor license reserve.

Tax Escrows - The requirement for the borrower to make deposits to the tax escrow is waived so long as (i) no event of default exists, (ii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period is equal to or greater than 1.45x and (iii) the borrower pays taxes prior to their due date.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived as long as (i) no event of default exists, (ii) the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents and (iii) the lender receives evidence that all required insurance premiums have been paid on or prior to their due date.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

DoubleTree Houston Intercontinental Airport

FF&E Reserves - On a monthly basis, commencing on the payment date in February 2017 through and including the payment date in January 2018, the borrower is required to escrow 2.0% of gross income from operations based on the calendar month that occurred two months prior to such payment date. Commencing on the payment date in February 2018 and on each payment date thereafter, the monthly escrow amount is required to be 4.0% of gross income from operations based on the calendar month that occurred two months prior to such payment date. On a monthly basis, the borrower is also required to deposit an amount reasonably estimated by the lender as necessary to complete any property improvement plan (other than the current property improvement plan). Subaccounts may be established to segregate the amounts on deposit from FF&E monthly deposits and PIP monthly deposits.

PIP Reserves - On a monthly basis, the borrower is required to deposit an amount reasonably estimated by the lender as required to complete any future property improvement plan, but the requirement for the borrower to make the monthly property improvement plan deposits is waived with respect to the current property improvement plan due in part to the letter of credit described above.

Liquor License Reserve - At origination, the borrower deposited $250,000 in connection with the transition of the liquor license from the existing property manager to Merritt. Once Merritt or the borrower has obtained its own liquor license, the funds will be released from escrow.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required to deliver written instructions to credit card companies to deposit all revenues into a lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the commencement of a Cash Sweep Event (as defined below). During the continuance of a Cash Sweep Event, all funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender. To the extent there is a Cash Sweep Event continuing, all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrower or property manager or (iii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period being less than 1.35x.

A Cash Sweep Event will end if (a) with respect to clause (i) above, the respective event of default has been cured or waived, (b) with respect to the bankruptcy or insolvency action of the property manager in clause (ii) above, the property manager is replaced with a qualified property manager under a replacement management agreement within 180 days, (c) solely with respect to an involuntary bankruptcy or insolvency action of the borrower in clause (ii) above that is not consented to or colluded in by the borrower, guarantor or their affiliates, such involuntary bankruptcy or insolvency is discharged within 90 days and without adverse consequence to the DoubleTree Houston Intercontinental Airport loan or property, and (d) with respect to clause (iii) above, the debt service coverage ratio is 1.35x or greater for two consecutive quarters based on the trailing six-month period. The borrower may not cure a Cash Sweep Event (x) to the extent there is an event of default under the loan documents (other than an event of default which gave rise to a Cash Sweep Event and which is being cured), (y) more than a total of two times in the aggregate term of the DoubleTree Houston Intercontinental Airport loan (other than for a Cash Sweep Event caused by the debt service coverage ratio or a bankruptcy action of the property manager) or (z) triggered by a voluntary bankruptcy or insolvency action of the borrower at any time during the term of the DoubleTree Houston Intercontinental Airport loan.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$41,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$41,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	4.6%	Net Rentable Area (SF):	251,295
Loan Purpose:	Refinance	Location:	Stamford, CT
Borrower:	One Harbor Point Square LLC	Year Built / Renovated:	2011 / N/A
Sponsor:	Harbor Point Holding Company LLC	Occupancy(3):	99.3%
Interest Rate:	4.69950%	Occupancy Date:	2/1/2016
Note Date:	4/11/2016	Number of Tenants(3):	9
Maturity Date:	5/6/2026	2013 NOI(4):	$86,706
Interest-only Period:	12 months	2014 NOI(4):	$260,836
Original Term:	120 months	2015 NOI(4) :	$444,905
Original Amortization:	360 months	UW Economic Occupancy:	91.1%
Amortization Type:	IO-Balloon	UW Revenues:	$13,227,054
Call Protection(5):	Grtr1%orYM(24),DeforGrtr1%orYM(93),O(3)	UW Expenses:	$4,741,524
Lockbox:	Hard	UW NOI(4):	$8,485,530
Additional Debt:	Yes	UW NCF:	$7,892,973
Additional Debt Balance:	$41,000,000 / $16,900,000	Appraised Value / Per SF:	$119,200,000 / $474
Additional Debt Type:	Pari Passu / Mezzanine Loan	Appraisal Date:	2/1/2016

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$326
Taxes:	$718,539	$119,757	N/A	Maturity Date Loan / SF:	$273
Insurance:	$30,763	$7,691	N/A	Cut-off Date LTV:	68.8%
Replacement Reserves:	$0	$4,188	N/A	Maturity Date LTV:	57.6%
TI/LC:	$0	$26,177	N/A	UW NCF DSCR:	1.55x
Other:	$20,165,432	$2,219	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$82,000,000	82.9%	Loan Payoff	$53,276,047	53.9%
Mezzanine Loan	16,900,000	17.1	Upfront Reserves	20,914,734	21.1
			Return of Equity	19,729,867	19.9
			Closing Costs(7)	4,979,352	5.0
Total Sources	$98,900,000	100.0%	Total Uses	$98,900,000	100.0%

(1)	The One Harbor Point Square Whole Loan was co-originated by Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp.

(2)	The One Harbor Point Square loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $82.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $82.0 million One Harbor Point Square Whole Loan.

(3)	Occupancy and Number of Tenants include Walgreens and William Pitt Sotheby’s International Realty, which are currently in-place tenants but were underwritten as vacant due to both tenants’ lease expiration in December 2016. Occupancy and Number of Tenants also includes Bridgewater Associates, which has executed a lease with a commencement date of March 2016 but has not yet taken occupancy. Lastly, Occupancy also includes HP Fitness/Exhale Spa, which occupies 10,238 square feet but is not obligated to pay rent. In association with the Bridgewater Associates lease, the loan sponsor is obligated to operate this on-site fitness center.

(4)	The increase from 2013 NOI to 2015 NOI is attributed to the property being leased up by the loan sponsor after completing construction of the property. The increase from 2015 NOI to UW NOI is attributed to the commencement of the Bridgewater Associates lease as of March 1, 2016. Bridgewater Associates occupies 54.9% of the net rentable area and contributes 60.1% of total base rent. At origination, the borrower deposited into escrow $9,699,890 for free rent obligations related to two existing tenants at the property.

(5)	Defeasance of the full $82.0 million One Harbor Point Square Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) three years from April 11, 2016. Prepayment in whole, but not in part, of the One Harbor Point Square Whole Loan is permitted with the payment of yield maintenance prior to March 6, 2026 at any time.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	Includes a $3.5 million leasing commission payment related to the Bridgewater Associates lease.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

The Loan. The One Harbor Point Square loan is secured by a first mortgage lien on the borrower’s fee interest in a condominium unit (the “Master Unit”)within the Harbor Point Planned Community in Stamford, Connecticut. The Master Unit includes an eight-story, 251,295 square foot office building. The whole loan has an outstanding principal balance as of the Cut-off Date of $82.0 million (the “One Harbor Point Square Whole Loan”), and is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-2, with an outstanding principal balance as of the Cut-off Date of $41.0 million, is being contributed to the JPMDB 2016-C2 Trust. Note A-1, with an outstanding principal balance as of the Cut-off Date of $41.0 million, is expected to be contributed to one or more future securitization trusts. The holder of the Note A-1 (the “Controlling Noteholder”) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the One Harbor Point Square Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The One Harbor Point Square Whole Loan has a 10-year term and subsequent to a one-year interest-only period, will amortize on a 30-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$41,000,000	$41,000,000	Citigroup Global Markets Realty Corp.	Yes
A-2	41,000,000	41,000,000	JPMDB 2016-C2	No
Total	$82,000,000	$82,000,000

The Borrower. The borrowing entity for the One Harbor Point Square Whole Loan is One Harbor Point Square LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Harbor Point Holding Company LLC. BLT HP Holding, LLC (“BLT”) holds approximately a 32% ownership interest in Harbor Point Holding Company LLC. The remaining 56% ownership interest of Harbor Point Holding Company LLC is held by ten other limited partnership entities, six of which are Lubert-Adler LP funds (the “L-A Entities”). The remaining approximately 12% ownership interest in the borrower is owned by passive limited investors. Harbor Point Holding Company LLC is managed and controlled by a four person board of managers. Two of the members of the board of managers are appointed by BLT HP Holding, LLC and the other two members are appointed by the L-A Entities.

BLT is a privately held real estate private equity, development and property management firm. Founded in 1982, BLT is vertically integrated and has invested in, developed, owned and managed over five million square feet of commercial space and over 10,000 residential units. BLT is the developer of Harbor Point Planned Community, a $3.5 billion transformative mixed-use project encompassing an entire neighborhood, with a mile of waterfront, more than 4,000 residential units and several million square feet of commercial development. One Harbor Point Square is located at the center of the Harbor Point Planned Community development.

Lubert-Adler is a real estate investment company with a focus on value-add real estate. Since its founding in 1997, the firm has invested $7 billion of equity into $17 billion of assets. The majority of Lubert-Adler’s investments are along coastal regions of the United States and other high barrier-to-entry geographic markets.

The Property. One Harbor Point Square is a 251,295 square foot, newly constructed Class A office and retail building located at 2200 Atlantic Street in Stamford, Connecticut. The eight-story building contains 223,718 square feet of fully occupied office space, 17,339 square feet of first floor retail space and a 10,238 square foot on-site fitness space. The property was developed by the loan sponsor in 2011 as part of the larger Harbor Point Planned Community development and the loan sponsor currently has a cost basis in the property of approximately $106.3 million. One Harbor Point Square features column free floor plates ranging from 29,000 to 33,000 square feet, high ceilings and panoramic views of Stamford and the Long Island Sound. The property also includes a multi-story atrium entrance, central elevator banks and a parking component with 429 covered parking spaces (1.71 spaces per 1,000 square feet). The Stamford Transportation Center is within walking distance of the property and additional amenities include a cafeteria, indoor, outdoor and waterfront dining and an on-site fitness facility.

As of February 1, 2016, the One Harbor Point Square property was 99.3% leased by nine tenants with a weighted average remaining lease term of 13.6 years including Walgreens and William Pitt Sotheby’s International Realty. Bridgewater Associates (“Bridgewater”) leases 54.9% of the net rentable area across five floors through June 2032. Bridgewater’s lease commenced in March 2016 and Bridgewater is expected to take occupancy of its space in August 2016. Bridgewater is currently in a free rent period and commences paying rent on June 13, 2017. Approximately $8.9 million was reserved for at origination in connection with Bridgewater’s free rent period. According to the borrower, Bridgewater is reportedly planning to move over 500 employees to this location and reportedly plans to spend an additional $96.6 million ($700 per square foot) building out its space, exclusive of the upfront TI/LC reserve provided. Bridgewater is one of the largest hedge funds in the world and manages approximately $150 billion in global investments for a wide array of institutional clients, including foreign governments and central banks, corporate and public pension funds, university endowments and charitable foundations.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

The second largest tenant, Castleton Commodities International (“CCI”), leases 26.3% of the net rentable area across the top two floors through May 2027. CCI was formerly known as Louis Dreyfus Highbridge Energy. CCI was founded in 1997 and is headquartered at One Harbor Point Square. CCI is an energy commodity trading company and has recently expanded their Harbor Point Planned Community footprint by expanding into 17,000 square feet at the adjacent office building, 100 Washington Boulevard, also known as Two Harbor Point Square. CCI has also acquired Morgan Stanley’s global oil merchanting business in mid-2015.

The third largest tenant, MC Credit Partners (“MCCP”), leases 5.9% of the net rentable area through May 2028. MCCP is currently in a free rent period and is required to commence paying rent on November 15, 2016 with respect to 11,272 square feet of the MCCP leased space and commences paying rent on June 15, 2018 with respect to 3,495 square feet of the MCCP leased space. Approximately $0.8 million was reserved at origination in connection with MCCP’s free rent period. MCCP was founded in 2013 and is headquartered at One Harbor Point Square. MCCP is a direct lending fund which provides debt capital to middle market companies across industries. MCCP provides first lien loans and revolvers, unitranche loans, second lien loans, mezzanine debt and debtor-in-possession facilities to middle market companies with $15 to $75 million or more in EBITDA.

In addition to the office space, the One Harbor Point Square property has approximately 17,339 square feet of first floor retail space which is currently 90.3% occupied by the restaurants Fortina, Pinot’s Palette and BareBurger along with Walgreens and William Pitt Sotheby’s International Realty.

The One Harbor Point Square property is located in the Harbor Point Planned Community waterfront district in Stamford, Connecticut. BLT is the developer of the Harbor Point Planned Community, a $3.5 billion 100-acre planned community with a mile of waterfront, more than 2,300 residential units and several million square feet of commercial development. The residential buildings have an average occupancy of 93.8% and the office buildings within Harbor Point have an average occupancy of 92.8%. The property is home to retailers, restaurants, public transportation, more than 20 acres of green space and four public marinas. The property shares the same driveway and roundabout as restaurants such as World of Beer, Boothbay Lobster Company, Paloma and Sign of the Whale. The property is a six minute walk from the Stamford Transportation Center and a 45 minute train ride to New York City. In addition, the Harbor Point trolley stops directly in front of the property, providing free trolley service throughout Harbor Point and downtown Stamford. The 2014 population of 126,962 is predicted to increase 3.4% from 2014 to 2019 after already expanding by 3.5% from 2010 to 2014. The 2014 median annual household income was $75,103, with over 37.0% of the population having an annual household income of more than $100,000. In addition to finance, Stamford also has other industries in the area with Starwood Hotels & Resorts, NBC and Nestle representing some of the larger non-finance tenants. Stamford has captured thirteen corporate headquarters relocations since 2009, including Deloitte, Charter, Tronox, Kayak, Design Within Reach, among others.

The property is located within the Stamford non-central business district submarket of Fairfield County and is within the Bridgeport-Stamford-Norwalk metropolitan statistical area, according to the appraisal. One Harbor Point Square, while located just south of the central business district, competes directly with the Stamford central business district submarket. According to a market research report, as of the fourth quarter of 2015, the Stamford Class A office market has a vacancy rate of 21.3% and an asking rent of $40.78 per square foot. Within Stamford, Class A office properties near the train station similar to the One Harbor Point Square property had a lower vacancy rate than the overall Stamford submarket. A sample of competitive transit oriented properties in Stamford had a 7.0% vacancy rate and average rent of $50.81 per square foot, with the lack of new supply further driving the low vacancy. Approximately 7.0% of the underwritten gross potential income at the property is derived from retail tenants. According to a market research report, the Stamford retail market comprised of nearly 4.7 million square feet with a 2.8% vacancy rate.

Historical and Current Occupancy(1)
2013(2)	2014(2)	2015(2)	Current(3)
35.0%	39.8%	65.8%	99.3%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The increase from 2013 occupancy to 2015 occupancy is attributed to the property being leased up by the loan sponsor after completing construction of the property. The increase from 2015 occupancy to current occupancy is attributed to the commencement of the Bridgewater lease. Bridgewater leases 54.9% of the net rentable area.

(3)	Current Occupancy is as of February 1, 2016 and includes Walgreens and William Pitt Sotheby’s International Realty, which are currently in-place tenants but were underwritten as vacant due to both tenants’ lease expiration in December 2016. Current Occupancy also includes Bridgewater, which has executed a lease with a commencement date of March 2016 but has not yet taken occupancy. Lastly, Current Occupancy also includes HP Fitness/Exhale Spa, which occupies 10,238 square feet but is not obligated to pay rent. In association with the Bridgewater lease, the loan sponsor is obligated to operate this on-site fitness center.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Bridgewater Associates(4)	NA / NA / NA	137,986	54.9%	$42.00	60.1%	6/30/2032
Castleton Commodities International(5)	NA / NA / NA	66,012	26.3%	$40.84	28.0%	5/31/2027
MC Credit Partners(6)	NA / NA / NA	14,767	5.9%	$40.00	6.1%	5/31/2028
HP Fitness/Exhale Spa(7)	NA / NA / NA	10,238	4.1%	NAP	NAP	NAP
Waypoint Residential(8)	NA / NA / NA	4,953	2.0%	$45.00	2.3%	11/30/2022
Fortina(9)	NA / NA / NA	3,700	1.5%	$41.00	1.6%	7/31/2025
BareBurger(10)	NA / NA / NA	2,756	1.1%	$43.00	1.2%	12/31/2024
Pinot’s Palette(11)	NA / NA / NA	1,700	0.7%	$40.00	0.7%	6/30/2024
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Base Rent PSF for Castleton Commodities International, Waypoint Residential and BareBurger takes into account all applicable rent bumps through January 1, 2017.

(4)	Bridgewater has the right to terminate its lease on the seventh, tenth, eleventh, twelfth, thirteenth and fourteenth anniversary dates of its rent commencement of June 13, 2017 with twelve months’ prior notice and payment of a termination fee. Bridgewater has two, five-year renewal options with twelve months’ prior notice for at least two contiguous full floors at 95% of fair market rent, or 90% of fair market rent if 100,000 square feet or more is renewed. Bridgewater has not yet taken occupancy and is currently in a free rent period and commences paying rent on June 13, 2017. Approximately $8.9 million was reserved for at origination in connection with Bridgewater’s free rent period.

(5)	Castleton Commodities International has three, five-year renewal options with twelve months’ prior notice at 95% of fair market rent.

(6)	MC Credit Partners has two, five-year renewal options with nine months’ prior notice at 95% of fair market rent. MCCP is currently in a free rent period and is required to commence paying rent on November 15, 2016 with respect to 11,272 square feet of the MCCP leased space and June 15, 2018 with respect to 3,495 square feet of the MCCP leased space. Approximately $0.8 million was reserved at origination in connection with MCCP’s free rent period.

(7)	There is no rent or lease associated with the HP Fitness/Exhale Spa space as the loan sponsor is obligated to operate this on-site fitness center under the Bridgewater lease.

(8)	Waypoint Residential has a termination option effective on the last day of the 60th month from its lease commencement of August 1, 2015 with 12 months’ prior notice and payment of termination fee. Waypoint Residential has one, five-year renewal option with twelve months’ prior notice at 95% of fair market rent.

(9)	Fortina has one, ten-year renewal option with nine months’ prior notice at the greater of fair market rent and the rent paid for the last month of the original term. Fortina has no obligation to pay percentage rent but must report sales upon borrower’s written request. If Fortina closes for more than 90 days during any 12 month period, borrower may terminate the lease with tenant obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

(10)	BareBurger has two, five-year renewal options with twelve months’ prior notice at the greater of fair market rent and the rent paid for the last month of the original term increased by 2.5%. BareBurger has no obligation to pay percentage rent or report sales. If BareBurger closes for more than 90 days during any 12 month period, borrower may terminate the lease with tenant obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

(11)	Pinot’s Palette has one, five-year renewal option with twelve months’ prior notice at the greater of fair market rent and the rent paid for the last month of the original term increased by 3.0%. Pinot’s Palette has no obligation to pay percentage rent or report sales. If Pinot’s Palette closes for more than 90 days during any 12 month period, borrower may terminate the lease with tenant obligated to pay the unamortized tenant improvements, leasing commissions and attorney fees.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant(2)	NAP	9,183	3.7%	NAP	NAP	9,183	3.7%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	9,183	3.7%	$0	0.0%
2017	0	0	0.0	0	0.0	9,183	3.7%	$0	0.0%
2018	0	0	0.0	0	0.0	9,183	3.7%	$0	0.0%
2019	0	0	0.0	0	0.0	9,183	3.7%	$0	0.0%
2020	0	0	0.0	0	0.0	9,183	3.7%	$0	0.0%
2021	0	0	0.0	0	0.0	9,183	3.7%	$0	0.0%
2022	1	4,953	2.0	222,885	2.3	14,136	5.6%	$222,885	2.3%
2023	0	0	0.0	0	0.0	14,136	5.6%	$222,885	2.3%
2024	2	4,456	1.8	186,508	1.9	18,592	7.4%	$409,393	4.2%
2025	1	3,700	1.5	151,700	1.6	22,292	8.9%	$561,093	5.8%
2026	0	0	0.0	0	0.0	22,292	8.9%	$561,093	5.8%
2027 & Beyond(3)	3	229,003	91.1	9,082,093	94.2	251,295	100.0%	$9,643,186	100.0%
Total	7	251,295	100.0%	$9,643,186	100.0%

(1)	Based on the underwritten rent roll.

(2)	Vacant Net Rentable Area Expiring includes Walgreens and William Pitt Sotheby’s International Realty, which are currently in-place tenants but were underwritten as vacant due to near term lease expirations.

(3)	The Net Rentable Area Expiring in 2027 & Beyond includes a 10,238 square foot on-site fitness space that is a non-revenue generating property amenity.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

Operating History and Underwritten Net Cash Flow
	2013(1)	2014(1)	2015(1)(2)	Underwritten(2)	Per Square Foot	%(3)
Rents in Place(4)	$2,495,568	$2,598,231	$3,171,366	$9,643,186	$38.37	68.3%
Vacant Income	0	0	0	466,961	1.86	3.3
Gross Potential Rent	$2,495,568	$2,598,231	$3,171,366	$10,110,147	$40.23	71.6%
Total Reimbursements	1,051,829	954,811	1,240,869	4,018,140	15.99	28.4
Net Rental Income	$3,547,397	$3,553,042	$4,412,235	$14,128,287	$56.22	100.0%
(Vacancy/Credit Loss)(5)	0	0	0	(1,275,857)	(5.08)	(9.0)
Other Income(6)	91,900	103,241	157,693	374,624	1.49	2.7
Effective Gross Income	$3,639,297	$3,656,283	$4,569,928	$13,227,054	$52.64	93.6%

Total Expenses	$3,552,591	$3,395,447	$4,125,023	$4,741,524	$18.87	35.8%

Net Operating Income	$86,706	$260,836	$444,905	$8,485,530	$33.77	64.2%

Total TI/LC, Capex/RR	0	0	0	592,557	2.36	4.5
Net Cash Flow	$86,706	$260,836	$444,905	$7,892,973	$31.41	59.7%
(1)	The increase in 2013 NOI to 2015 NOI is a result of the property being leased up by the loan sponsor after completing construction of the property.

(2)	The increase from 2015 NOI to the Underwritten NOI is primarily the result of the Bridgewater lease commencement as of March 1, 2016. At origination, the borrower deposited into escrow $9,699,890 for free rent obligations related to two existing tenants, which fully funds all outstanding free rent obligations.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place includes contractual rent steps of $78,977 through January 1, 2017 for Castleton Commodities International, Waypoint Residential and BareBurger.

(5)	The appraisal concluded a 5.0% vacancy and a 1.0% credit loss. The loan was underwritten to an 8.9% vacancy and a credit loss based on a 5% factor for Bridgewater and retail tenants and 15% for the remaining office tenants.

(6)	Other Income includes electricity reimbursements, parking income and income from Fortina’s rooftop seating.

Property Management. The property is managed by Harbor Point Development, LLC. Prime Real Estate LLC is the leasing manager of the property. Both entities are affiliated with the borrower.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately (i) $20,125,740 into an unfunded obligations reserve, $10,425,850 of which is allocable to outstanding tenant improvements and $9,699,890 of which is allocable to free rent related to two existing tenants, (ii) $718,539 into a real estate tax reserve, (iii) $30,763 into an insurance reserve, (iv) $24,174 into a declaration assessment reserve and (v) $15,518 into a WPCA Assessment reserve.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $119,757.

Insurance Escrows - On a monthly basis, (a) to the extent that all of the insurance required under the loan documents is provided through a blanket insurance policy (the “Blanket Condition”), the borrower is required to escrow 1/12 of an amount (reasonably determined by the lender) to be sufficient to pay the annual insurance premiums necessary to maintain a stand-alone policy that complies with the insurance requirements set forth in the loan documents (i.e. assuming no such blanket insurance policy were in place) and (b) to the extent that the Blanket Condition does not exist, borrower is required to deposit an amount equal to 1/12 of an amount which would be sufficient to pay the annual insurance premiums due for the renewal of the coverage afforded by the in place policies upon the expiration thereof. As of the closing date a Blanket Condition exists and the lender anticipates a monthly escrow in the amount of $7,691.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $4,188 (approximately $0.20 per square foot annually) for replacement reserves.

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $26,177 (approximately $1.25 per square foot annually) for future tenant improvements and leasing commissions.

WPCA Assessment Reserve - On a monthly basis, the borrower is required to escrow $2,219 for annual sewer assessments by the Water Pollution Control Authority of the City of Stamford for connecting the property to the Stamford sewer system. The borrower filed an appeal, dated October 10, 2012, challenging the amount of the assessments. The appeal is pending in Connecticut Superior Court and the borrower has made and will continue to make full annual assessment payments “under protest” until the matter is fully resolved.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

Declaration Assessment Reserve - On a monthly basis, during the continuance of a Trigger Period (as defined below) and/or a Mezzanine Trigger Period (as defined below), the borrower is required to escrow the sum of 1/12 of an amount which would be sufficient to pay the declaration assessments that are anticipated to accrue during the next twelve month period (provided, however, to the extent any anticipated declaration assessment will be of a non-recurring nature, the borrower shall be required to deposit the full amount of the anticipated assessment (as opposed to 1/12 of the applicable amount)). Declaration assessments will mean all common charges and any special assessments or other amount of charges levied against the borrower pursuant to the Declaration of Harbor Point Planned Community, dated August 13, 2008 and as amended.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send a tenant direction letter to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents. To the extent that a Trigger Period has occurred and is ongoing, after payment of: (a) debt service, (b) required reserves, (c) operating expenses and (d) provided no event of default is ongoing under the loan documents, monthly debt service on the mezzanine loan, all excess cash flow will be held as additional collateral for the loan.

“Trigger Period” means a period (i) commencing at such time as the debt service coverage ratio (as calculated in the loan documents) falls below 1.20x and continuing until the DSCR is 1.20x or greater for one calendar quarter, (ii) commencing upon an event of default under the loan documents and continuing until the applicable event of default is cured and/or (iii) commencing upon the occurrence of a Specified Tenant Trigger Period and continuing until the applicable Specified Tenant Trigger Period is cured.

“Mezzanine Trigger Period” means a period (A) commencing on the earlier to occur of (i) mezzanine lender delivering a written notice to the senior lender stating that an event of default has occurred and is continuing pursuant to the terms of the mezzanine loan documents and (ii) mezzanine lender delivering a written notice to the senior lender that it is entitled to sums pursuant to the mezzanine loan documents in excess and/or addition to regular mezzanine loan monthly debt service (including, without limitation, any default interest, late charges, missed payments, reserve deposits and/or amounts due in connection with an acceleration of the mezzanine loan, or other exercise of remedies thereunder) and (B) expiring upon (x) with regard to any Mezzanine Trigger Period commenced in connection with clause (i) above, the mezzanine lender delivering a written notice to senior lender that the applicable mezzanine loan event of default has been cured and no mezzanine loan event of default is ongoing and (y) with regard to any Mezzanine Trigger Period commenced in connection with clause (ii) above, the mezzanine lender delivering a written notice to the senior lender stating that it is no longer entitled to such sums and the only amounts then due and payable pursuant to the terms of the mezzanine loan documents are the regular mezzanine loan monthly debt service payments.

“Specified Tenant Trigger Period” shall mean a period (A) commencing upon the first to occur of (i) a Specified Tenant being in default under its lease beyond applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its space, failing to occupy and/or be open in its premises for the conduct of its business during customary hours and/or “going dark” (other than during the initial build out of their premises (which shall not exceed twelve months), (iii) except in connection with a minor partial termination (i.e. a termination of less than 5% of the demised premised whereby rental income for the applicable lease will not go down by more than 5% and, after giving effect to the partial termination, the debt service coverage ratio is equal to or greater than 1.25x), any Specified Tenant giving written notice that it is terminating its Lease for all or any portion of its premises, (iv) any termination or cancellation of any lease with a Specified Tenant (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant and (vi) any Specified Tenant failing to extend or renew its lease on or prior to the earlier of (a) twelve months before expiration and (b) the date on which notice must be given to the lessor to exercise the applicable extension option (unless the borrower shall have entered into a replacement lease which satisfies certain conditions set forth in the loan documents); and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the satisfaction of cure conditions as stated under the loan documents or (2) borrower re-leasing the entire space that was demised pursuant to the Specified Tenant’s lease to a new tenant (or series of new tenants) in accordance with the applicable terms and conditions under the loan documents.

“Specified Tenant” shall mean (i) Bridgewater Associates, (ii) Castleton Commodities International and (iii) any other lessee(s) of the space demised to the specified tenants on the origination date (or any portion thereof) and any guarantor(s) of the applicable related leases.

Additional Mezzanine Debt. A $16.9 million mezzanine loan was funded concurrently with the One Harbor Point Square Whole Loan. The mezzanine loan is coterminous with the One Harbor Point Square Whole Loan, accrues interest at a rate of 10.80000% per annum and amortizes on a 30-year schedule after an initial 12-month interest-only period. Including the mezzanine loan, the cumulative Cut-off Date LTV is 83.0%, the cumulative UW NCF DSCR is 1.13x and the cumulative UW NOI Debt Yield is 8.6%. The mezzanine borrower under the mezzanine loan is One Harbor Point Square Mezz LLC. The current holder of the mezzanine loan is SMHF Cayman Hotel, LLC.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

One Harbor Point Square

Environmental Land Use Restriction. The Harbor Point Planned Community was built on top of a former brownfield site and has undergone remediation. An environmental land use restriction has been recorded against the property which, among other things, restricts the disturbance of the soil at the property and certain other work without first obtaining a release from the Connecticut Department of Energy & Environmental Protection.  See “Description of the Mortgage Pool – Environmental Considerations” in the Prospectus for additional details.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$39,000,000	Title:	Fee
Cut-off Date Principal Balance:	$38,942,165	Property Type - Subtype:	Various – Various
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	362,698
Loan Purpose(1):	Refinance/Acquisition	Location:	Various, Various
Borrower:	IA High Crossing, LLC	Year Built / Renovated:	Various / N/A
Sponsor:	Investors Associated, LLP	Occupancy:	87.0%
Interest Rate:	4.92000%	Occupancy Date(2):	Various
Note Date:	3/18/2016	Number of Tenants(3):	76
Maturity Date:	4/6/2026	2013 NOI:	$3,618,110
Interest-only Period:	None	2014 NOI:	$3,911,384
Original Term:	120 months	2015 NOI(4):	$4,016,053
Original Amortization:	324 months	UW Economic Occupancy:	88.0%
Amortization Type:	Balloon	UW Revenues:	$7,138,687
Call Protection:	L(25),Def(91),O(4)	UW Expenses:	$2,844,071
Lockbox:	CMA	UW NOI(4)(5):	$4,294,616
Additional Debt:	N/A	UW NCF:	$3,788,996
Additional Debt Balance:	N/A	Appraised Value / Per SF(6):	$57,500,000 / $159
Additional Debt Type:	N/A	Appraisal Date:	2/1/2016

Escrows and Reserves(7)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$107
Taxes:	$0	$61,708	N/A	Maturity Date Loan / SF:	$84
Insurance:	$0	Springing	N/A	Cut-off Date LTV(6):	67.7%
Replacement Reserves:	$0	$9,238	$350,000	Maturity Date LTV(6):	52.8%
TI/LC:	$321,542	$37,781	$1,360,000	UW NCF DSCR:	1.45x
Other:	$129,188	Springing	N/A	UW NOI Debt Yield:	11.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,000,000	83.4%	Purchase Price(8)	$31,600,000	67.6%
Sponsor Equity	7,763,801	16.6	Loan Payoff(9)	14,257,707	30.5
			Upfront Reserves	450,730	1.0
			Closing Costs	455,364	1.0
Total Sources	$ 46,763,801	100.0%	Total Uses	$ 46,763,801	100.0%

(1)	The financing represents the refinance of the existing mortgage on the CarMax property and the acquisition of seven office properties.
(2)	The Occupancy Date for the CarMax property is May 6, 2016. The Occupancy Date for the office properties in Wisconsin is March 1, 2016.
(3)	The portfolio is leased to 76 tenants as of March 1, 2016; however, two tenants each have separate leases that have varying expiration dates, including Department of Corrections with a 3,448 square foot space lease expiring in January 2019 and a 2,873 square foot lease expiring in May 2020. Additionally, 5 Nines Data LLC has leases for a 1 square foot antenna space that expires in February 2017 and another 1 square foot antenna space lease that expires in December 2017.
(4)	The increase in UW NOI from 2015 NOI is due to (i) rent steps through April 2017 for $92,625 and (ii) 22 new leases executed in 2015 and 2016.
(5)	UW NOI does not take into account free rent for four tenants at the High Crossing Portfolio office properties totaling $29,106 between August and October 2016.
(6)	The Appraised Value represents the sum of the “as-is” portfolio appraised value for the High Crossing Portfolio office properties and the “as is” Appraised Value for the CarMax property. Based on the sum of the appraised values of all of the High Crossing Portfolio Mortgaged Properties on an individual basis of $57,530,000, the Cut-off Date LTV and Maturity Date LTV are 67.7% and 52.8%, respectively.
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(8)	The purchase price relates to the allocated acquisition price of the seven office properties in Wisconsin.
(9)	Loan Payoff relates to the CarMax property.

The Loan. The High Crossing Portfolio loan has an outstanding principal balance as of the Cut-off Date of approximately $38.9 million and is secured by the borrower’s fee simple interest in a portfolio of seven Class A/B office buildings located within 0.3 miles of each other in Madison, Wisconsin totaling 304,268 square feet and a CarMax automobile dealership facility located in Overland Park, Kansas totaling 58,430 square feet (collectively, the “Property” or “Portfolio”). The loan has a ten-year term and will amortize on a 27-year schedule. The previously existing debt on the CarMax property was included in the WBCMT 2006-C26 transaction.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Loan proceeds, along with approximately $7.8 million sponsor equity, were used to refinance the existing mortgage on the CarMax property of approximately $14.3 million, acquire the seven office properties for an allocated purchase price of $31.6 million, fund upfront reserves and pay closing costs.

The Borrower. The borrowing entity for the High Crossing Portfolio loan is IA High Crossing, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Investors Associated, LLP, a Wisconsin-based partnership created in 1960 by a group of doctors to invest in their clinics and other commercial real estate in metropolitan Milwaukee and elsewhere in Wisconsin. The investor group currently includes approximately 100 doctors and other investors. It is operated by an executive steering committee made up of doctors, real estate professionals, attorneys and other partners. As of January 2016, the loan sponsor owned 12 commercial real estate properties, including seven in Wisconsin, two in Arizona and one in each of Mississippi, Kansas and North Carolina. The portfolio had an estimated market value in excess of $190.4 million, annual cash flow of approximately $4.2 million, aggregate LTV of 56.7% and an occupancy range of 96.0% to 100.0% as of January 2016.

The Portfolio. The High Crossing Portfolio consists of the seven newly acquired Class A/B suburban office buildings located in Madison, Wisconsin and a CarMax automobile dealership facility, located in Overland Park, Kansas. The High Crossing Portfolio properties are 18 years old on average and are 87.0% collectively occupied by 76 tenants as of March 1, 2016.

CarMax Overland Park, Kansas: The CarMax property is located in Overland Park, approximately 10.0 miles southwest of the Kansas City central business district, with freeway visibility along I-35. The property was built to suit in 2002 on a 17.3 acre site and was acquired by the loan sponsor in 2011 for $19.125 million ($327 per square foot). The 58,430 square foot single-story building features showroom area, which accounts for approximately 25% of the net rentable area and the office, service station and parts storage area accounts for the remaining space. Additionally, the collateral includes a car wash building on a pad site.

As of May 6, 2016, the property is 100% leased to CarMax pursuant to an absolute net lease that expires in November 2028, more than two years beyond the maturity of the loan. The tenant has three, five-year renewal options remaining and no termination options. CarMax (NYSE: KMX), through its subsidiaries, is the nation’s largest retailer of used cars, having sold more than 967,000 vehicles during the fiscal year ending February 28, 2015 (which is more than twice of its largest competitor), an increase of 10% compared with fiscal year 2014. CarMax net earnings rose 21% to $597.4 million and the company opened 13 stores in fiscal year 2015, ending the fiscal year with a total of 144 stores.

CarMax does not report sales information for this location; however, the operations manager indicated the subject superstore performs well and has seen annual improvement in sales. Additionally, CarMax owns a 3.2 acre parcel adjacent to the property and has invested capital to improve the site and, according to the operations manager, is planning to invest more money into its space to modernize its sales department in the next year.

Office Properties, Madison, Wisconsin: The seven office buildings are located in Madison, Wisconsin, within the 115-acre High Crossing Office Park that has frontage along Interstate 90/94/39, visibility from US Highway 151 and features conference centers, boardrooms, a no-fee fitness center, lounge, outdoor patios and break rooms. The properties were developed in phases between 1993 and 2005 and in March 2016 the loan sponsor acquired the seven collateral buildings.

The office properties are located within the Dane County submarket. According to an industry report, the submarket had an office inventory totaling approximately 29.3 million square feet, vacancy of 6.4% and a rental rate of $16.31 per square foot as of Q1 2016. There are four office buildings (318,000 square feet) under construction in the submarket, all of which are preleased. The appraiser identified five comparable office properties that had vacancies ranging from 3.0% to 33.0% and rental rates ranging from $8.00 to $15.00 per square foot. The appraiser concluded a stabilized vacancy rate of 12.0% and a weighted average market rent of $12.22 per square foot for the subject.

The office buildings feature Class A/B finishes and range from one to five stories with multi-tenant layouts. As of March 1, 2016, the office properties were 84.6% leased to a diversified roster of 75 tenants. Of the net rentable area for the office properties (not including the CarMax property), approximately 11.1% (13.1% of base rent) is leased to investment grade rated tenants including Fiserv Solutions (17,652 square feet, 6.0% of base rent, rated Baa2/BBB by Moody’s and S&P), Cisco Systems (6,848 square feet, 2.4% of base rent, rated A1/AA- by Moody’s and S&P), Great-West Life (4,623 square feet, 2.3% of base rent, rated A+/A by S&P and Fitch), three GSA tenants including SSA – GSA, U.S. Army and Air Force – GSA (collectively 3,667 square feet, 2.0% of base rent, rated Aaa/AA+ by Moody’s and S&P) and The Sherwin Williams Co. (1,053 square feet, 0.5% of base rent, rated A3/A/A- by Moody’s, S&P and Fitch).

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Portfolio Summary
Property Name	Location	Net Rentable Area (SF)	Year Built	Allocated Loan Amount	% of Allocated Loan Amount	UW NCF(1)	“As-is” Appraised Value(2)
CarMax	Overland Park, KS	58,430	2002	$15,300,000	39.2%	$ 1,360,401	$22,600,000
2810 Crossroads Drive	Madison, WI	60,867	1996	5,820,000	14.9	N/A	8,580,000
2418 Crossroads Drive	Madison, WI	62,444	1999	5,565,000	14.3	N/A	8,200,000
2310 Crossroads Drive	Madison, WI	62,697	2005	5,190,000	13.3	N/A	7,650,000
5325 Wall Street	Madison, WI	34,865	1998	2,212,500	5.7	N/A	3,250,000
5315 Wall Street	Madison, WI	33,922	1994	2,025,000	5.2	N/A	3,000,000
2601 Crossroads Drive	Madison, WI	29,761	1993	1,732,500	4.4	N/A	2,550,000
2801 Crossroads Drive	Madison, WI	19,712	1998	1,155,000	3.0	N/A	1,700,000
Total		362,698		$39,000,000	100.0%	$3,788,996	$57,530,000
(1)	UW NCF is not available on a property by property basis for the office properties because cash flows are recorded on a portfolio basis.

(2)	The Appraised Value represents the sum of the “as-is” portfolio appraised value for the High Crossing Portfolio office properties and the “as is” Appraised Value for the CarMax property.

Historical and Current Occupancy(1)
Property Name	2013	2014(2)	2015	Current(3)
CarMax	100.0%	100.0%	100.0%	100.0%
2810 Crossroads Drive	77.1%	67.3%	71.3%	68.1%
2418 Crossroads Drive	83.1%	80.4%	86.6%	83.2%
2310 Crossroads Drive	98.2%	97.3%	97.3%	97.3%
5325 Wall Street	94.0%	95.1%	98.4%	94.7%
5315 Wall Street	62.0%	65.8%	82.0%	74.9%
2601 Crossroads Drive	70.4%	54.0%	92.3%	92.3%
2801 Crossroads Drive	63.7%	56.4%	78.7%	86.1%
Weighted Average	84.4%	80.9%	88.8%	87.0%
(1)	Historical Occupancies are as of December 31 for 2013 and 2014. The 2015 occupancies represent December 31 for the CarMax property and September 30 for the remaining properties.

(2)	In 2014, the dip in occupancy is reflective of tenant turnover.

(3)	Current Occupancy for the CarMax property is as of May 6, 2016. Current Occupancy for the office properties in Wisconsin are as of March 1, 2016.

Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Base Rent	Lease Expiration Date
CarMax	CarMax	NA / NA / NA	58,430	16.1%	$26.67	26.7%	11/30/2028
Fiserv Solutions	5325 Wall Street	Baa2 / BBB / NA	17,652	4.9%	$14.63	4.4%	2/28/2018
Cardinal Stritch University	2310 Crossroads Drive	NA / NA / NA	17,191	4.7%	$12.25	3.6%	8/31/2020
Solidworks	2418 Crossroads Drive	NA / NA / NA	11,875	3.3%	$14.48	2.9%	8/31/2016
Performance Gateway, LLC	2418 Crossroads Drive	NA / NA / NA	11,055	3.0%	$21.93	4.2%	3/31/2018
Regus	2810 Crossroads Drive	NA / NA / NA	10,874	3.0%	$10.14	1.9%	5/31/2021
Special Olympics	2310 Crossroads Drive	NA / NA / NA	8,720	2.4%	$12.15	1.8%	8/31/2023
AE Business Solutions	2310 Crossroads Drive	NA / NA / NA	8,493	2.3%	$14.03	2.0%	6/30/2020
Cottingham & Butler Insurance(3)	2601 Crossroads Drive	NA / NA / NA	7,328	2.0%	$19.25	2.4%	8/31/2020
Cisco Systems	2310 Crossroads Drive	A1 / AA- / NA	6,848	1.9%	$15.16	1.8%	5/31/2017
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Cottingham & Butler Insurance is entitled to free rent for the month of September 2016 totaling $11,755.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	46,987	13.0%	NAP	NAP	46,987	13.0%	NAP	NAP
MTM & 2016	12	41,042	11.3	$724,796	12.4%	88,029	24.3%	$724,796	12.4%
2017	17	32,714	9.0	622,560	10.7	120,743	33.3%	$1,347,356	23.1%
2018	15	57,278	15.8	989,307	16.9	178,021	49.1%	$2,336,663	40.0%
2019	10	18,882	5.2	353,643	6.1	196,903	54.3%	$2,690,306	46.1%
2020	13	61,610	17.0	935,479	16.0	258,513	71.3%	$3,625,786	62.1%
2021	5	22,584	6.2	305,752	5.2	281,097	77.5%	$3,931,538	67.4%
2022	1	3,344	0.9	61,998	1.1	284,441	78.4%	$3,993,536	68.4%
2023	2	13,314	3.7	187,205	3.2	297,755	82.1%	$4,180,741	71.6%
2024	2	6,513	1.8	98,007	1.7	304,268	83.9%	$4,278,748	73.3%
2025	0	0	0.0	0	0.0	304,268	83.9%	$4,278,748	73.3%
2026	0	0	0.0	0	0.0	304,268	83.9%	$4,278,748	73.3%
2027 & Beyond	1	58,430	16.1	1,558,578	26.7	362,698	100.0%	$5,837,326	100.0%
Total	78	362,698	100.0%	$5,837,326	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$5,074,617	$5,312,321	$5,566,696	$5,929,951	$16.35	72.8%
Vacant Income	0	0	0	594,463	1.64	7.3
Gross Potential Rent	$5,074,617	$5,312,321	$5,566,696	$6,524,414	$17.99	80.1%
Total Reimbursements	1,278,908	1,200,261	1,150,085	1,616,009	4.46	19.9
Net Rental Income	$6,353,525	$6,512,582	$6,716,781	$8,140,423	$22.44	100.0%
(Vacancy/Credit Loss)	(153,891)	(71,507)	(121,755)	(1,005,956)	(2.77)	(12.4)
Other Income	37,676	120,974	54,263	4,220	0.01	0.1
Effective Gross Income	$6,237,310	$6,562,049	$6,649,289	$7,138,687	$19.68	87.7%

Total Expenses	$2,619,200	$2,650,665	$2,633,236	$2,844,071	$7.84	39.8%

Net Operating Income	$3,618,110	$3,911,384	$4,016,053	$4,294,616	$11.84	60.2%

Total TI/LC, Capex/RR	0	0	0	505,620	1.39	7.1
Net Cash Flow	$3,618,110	$3,911,384	$4,016,053	$3,788,996	$10.45	53.1%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	Underwritten Rents in Place includes $92,625 for contractual rental increases through April 2017.

Property Management. The CarMax property is managed by MP Land Florida, LLC, an affiliate of the loan sponsor, while the seven office properties in Wisconsin are managed by T. Wall Properties Management Corp., the prior owner’s property management company.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $321,542 for tenant improvements and leasing commissions and $129,188 for deferred maintenance.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $61,708. The foregoing monthly reserve amount does not include real estate taxes for the CarMax property as monthly reserves for such taxes are suspended so long as the CarMax lease remains in full force and effect and CarMax remains responsible for and pays such real estate taxes directly to the applicable taxing authority.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured under a blanket insurance policy in accordance with the loan documents. With respect to the CarMax property, CarMax obtains and maintains, at its cost and expense, property insurance.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Replacement Reserves - On a monthly basis, the borrower is required to escrow $9,238 (approximately $0.31 per square foot annually) for replacement reserves. The reserve is subject to a cap of $350,000 (approximately $0.96 per square foot).

TI/LC Reserves - On a monthly basis, the borrower is required to escrow $37,781 (approximately $1.25 per square foot annually) for replacement reserves. The reserve is subject to a cap of $1,360,000 (approximately $3.75 per square foot).

Lease Sweep Reserves - On a monthly basis, during the continuance of a Lease Sweep Period, all available excess cash (after payment of debt service and deposits as described under Tax Escrows, Insurance Escrows above) will be swept into a reserve account (the “Lease Sweep Account”) and will be made available to the borrower to pay for certain tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the space covered by the respective lease.

A “Trigger Event” shall mean (i) the occurrence of an event of default, (ii) if the debt service coverage ratio (as calculated in the loan documents) falls below 1.15x (tested quarterly), or (iii) a commencement of a Lease Sweep Period (as defined below). A Trigger Event will continue until such time as (a) with respect to clause (i), the event of default has been cured and no other event of default is then continuing, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.20x for two consecutive quarters and (c) with respect to clause (iii), such Lease Sweep Period has ended.

If a Trigger Event occurs due to the debt service coverage ratio falling below 1.15x, the borrower can deposit a Low DSCR Security Payment (as defined below) and all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be disbursed to the borrower. Any Low DSCR Security Payments delivered to the lender by the borrower will be released to the borrower, if the debt service coverage ratio is at least 1.20x for two consecutive quarters and provided no event of default then exists.

The “Low DSCR Security Payment” is a cash deposit or letter of credit equal to the amount by which the outstanding principal balance exceeds the imputed principal amount (rounded downward to the next increment of $5,000) of a loan that, based on (i) the underwritten net cash flow for the property as of the most recent calculation date and (ii) a mortgage constant based on the interest rate and a 30-year amortization schedule, would have a DSCR of 1.15x. Lender may increase the required Low DSCR Security Payment amount in its sole discretion.

A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is twelve months prior to the expiration of a Lease Sweep Lease (defined below) or (ii) upon the date required under the Lease Sweep Lease by which the Sweep Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease; (c) if a Sweep Tenant has ceased operating its business at the property (i.e., “goes dark”) at substantially all of its space at the property; (d) upon a default under a Lease Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent. The amount collected during the Lease Sweep Period will be capped at an amount equal to (i) (x) the product of the then outstanding principal balance of the loan and (y) 39.2308%, which represents the percentage of the allocated loan amount for the CarMax property relative to the full loan amount less (ii) $6,500,000, which is the land value determined in the appraisal.

A “Lease Sweep Lease” means the (i) CarMax lease or (ii) any replacement lease that, either individually, or when taken together with any other lease covers all or substantially all of the lease sweep space.

Lockbox / Cash Management. The loan is structured with a CMA Lockbox. The borrower was required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the occurrence of a Trigger Event. During a Trigger Event, all funds in the lockbox account are swept daily to a segregated cash management account under the control of the lender. During a Trigger Event, all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A-3-94

Structural and Collateral Term Sheet	JPMDB 2016-C2

High Crossing Portfolio

Partial Releases. The loan documents permit the borrower to release one or more individual properties in connection with an arms length sale of any of the individual properties, after expiration of the lockout period upon, among others, the following terms and conditions: (i) the partial prepayment of the greater of (x) 120% of the allocated loan amount of the CarMax property or 125% of the allocated loan amount for the applicable office properties in Wisconsin and (y) 100% of the net sales proceeds of the property, which in no event shall be less than 94% of the gross sales price of the property, (ii) after giving effect to the release, the debt service coverage ratio (calculated based on the trailing 12 months) is not less than at least the greater of (x) closing date aggregate debt service coverage ratio of 1.38x and (y) the aggregate debt service coverage ratio immediately prior to such calculated based on the trailing 12 months; (iii) after giving effect to the release, the loan-to-value ratio for the remaining properties will not exceed the lesser of (x) the closing date aggregate loan-to-value of 67.8% and (y) the aggregate loan-to-value immediately prior to such release; (iv) receipt of rating agency confirmation; and (v) no event of default under the loan shall have occurred and be continuing. In addition to the foregoing, if the loan is subject to a securitization, no partial release shall be permitted unless, immediately after such release, the ratio of the unpaid principal balance of the High Crossing Portfolio loan to the value of the remaining properties is equal to or less than 125%.

The borrower will not be permitted to sell and release more than three properties in total, such three properties are limited to any two office properties in Wisconsin and the CarMax property.

A-3-95

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,000,000	Property Type - Subtype(2):	Hotel - Full Service
% of Pool by IPB:	3.9%	Net Rentable Area (Rooms):	474
Loan Purpose:	Refinance	Location:	Naples, FL
Borrowers:	NWNG LLC and NWNG Golf LLC	Year Built / Renovated(3):	1986 / 2015
Sponsors(4):	Various	Occupancy / ADR / RevPAR:	70.6% / $253.60 / $179.15
Interest Rate:	4.95000%	Occupancy / ADR / RevPAR Date:	12/31/2015
Note Date:	12/18/2015	Number of Tenants:	N/A
Maturity Date:	1/1/2026	2012 NOI(5):	$9,519,938
Interest-only Period:	24 months	2013 NOI(5)(6):	$11,567,710
Original Term:	120 months	2014 NOI(6)(7):	$10,716,059
Original Amortization:	360 months	2015 NOI(7):	$18,325,840
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPAR:	69.9% / $249.20 / $174.19
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW Revenues:	$59,695,441
Lockbox:	Hard	UW Expenses:	$42,496,139
Additional Debt:	Yes	UW NOI:	$17,199,302
Additional Debt Balance:	$130,000,000	UW NCF:	$17,199,302
Additional Debt Type:	Pari Passu	Appraised Value / Per Room(8):	$263,750,000 / $556,435
		Appraisal Date:	11/13/2015

Escrows and Reserves(9)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$348,101
Taxes:	$182,282	$94,939	N/A	Maturity Date Loan / Room:	$300,794
Insurance:	$12,758	$4,253	N/A	Cut-off Date LTV(8):	62.6%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(8):	54.1%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.63x
Other:	$0	Springing	$3,000,000	UW NOI Debt Yield:	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$165,000,000	100.0%	Payoff Existing Debt	$118,194,680	71.6%
			Return of Equity	44,655,752	27.1
			Closing Costs	1,954,528	1.2
			Upfront Reserves	195,040	0.1
Total Sources	$165,000,000	100.0%	Total Uses	$165,000,000	100.0%
(1)	The Naples Grande Beach Resort loan is part of a whole loan evidenced by three pari passu notes with an aggregate original principal balance of $165.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $165.0 million Naples Grande Whole Loan.
(2)	The collateral for the Naples Grande Whole Loan also includes an 18-hole golf course.
(3)	The Golf Property (as defined below) was built in 2000 and renovated in 2015.
(4)	For a full description of the Sponsors, please refer to “The Loan Sponsors” below.
(5)	The increase in 2013 NOI from 2012 NOI was primarily driven by increases in room, food and beverage revenues totaling approximately $3.6 million.
(6)	The decrease in 2014 NOI from 2013 NOI was primarily driven by room renovations.
(7)	The increase in 2015 NOI from 2014 NOI was primarily driven by an increase in total revenue of approximately $6.7 million resulting from room renovations and the removal of the Hilton affiliation.
(8)	The Appraised Value represents the aggregate appraised value of the Resort (as defined below) and the Golf Property. As of November 13, 2015, the Resort had an appraised value of $240.25 million, excluding both an appraised value of $1.75 million for the Tennis Court Parcel (as defined below) and the Golf Property, which had an appraised value of $23.5 million. Excluding the Golf Property and the Tennis Court Parcel, the Appraised Value per room equates to $506,857, which results in a Cut-off Date LTV and Maturity Date LTV of 68.7% and 59.3%, respectively. On February 11, 2016, the borrowers released the Tennis Court Parcel in accordance with the terms of the loan documents.
(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-96

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

The Loan. The Naples Grande Beach Resort loan is secured by a first mortgage lien on the fee interest in a 474-room full service hotel and 18-hole golf course located in Naples, Florida. The whole loan has an outstanding principal balance as of the Cut-off Date of $165.0 million (the “Naples Grande Whole Loan”) and is comprised of three pari passu notes, Note A-1, Note A-2 and Note A-3. Note A-3, with an outstanding principal balance as of the Cut-off Date of $35.0 million, is being contributed to the JPMDB 2016-C2 Trust. Note A-1, with an outstanding principal balance as of the Cut-off Date of $70.0 million, was contributed to the JPMBB 2016-C1 trust. Note A-2, with an outstanding principal balance as of the Cut-off Date of $60.0 million, was contributed to the DBJPM 2016-C1 trust. The holder of Note A-1 (the “Controlling Noteholder”) is the trustee of the JPMBB 2016-C1 trust. The trustee of the JPMBB 2016-C1 trust (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Naples Grande Whole Loan; however, the holders of Note A-2 and Note A-3 will be entitled, under certain circumstances, to be consulted with respect to major decisions.

The Naples Grande Whole Loan has a 10-year term and, subsequent to a two-year interest-only period, will amortize on a 30-year schedule. Proceeds from the Naples Grande Whole Loan were used to pay off previously existing bank debt with an original principal balance of $125.0 million held by Wells Fargo. Prior to this, the property served as collateral for the Boca Resorts Hotel Pool loan, which was securitized in the WBCMT 2006-WL7A transaction, when the property operated as the Naples Grande Resort & Club, an independent hotel.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$70,000,000	$70,000,000	JPMBB 2016-C1	Yes
A-2	60,000,000	60,000,000	DBJPM 2016-C1	No
A-3	35,000,000	35,000,000	JPMDB 2016-C2	No
Total	$165,000,000	$165,000,000

The Borrowers. The borrowing entities for the loan are NWNG LLC and NWNG Golf LLC, each a Delaware limited liability company and special purpose entity.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Northwood Real Estate Partners LP, Northwood Real Estate Co-Investors LP, Northwood Real Estate Partners TE (Hotel AIV) LP and Northwood Real Estate Co-Investors TE (Hotel AIV) LP, each an affiliate of Northwood Investors LLC (“Northwood”). Northwood is a privately-held real estate investment advisor that was founded in 2006 by John Kukral, the former President and CEO of Blackstone Real Estate Advisors. Northwood invests in real estate-related investments, including single property acquisitions, property development and redevelopment, multi-property portfolio acquisitions and public and private securities investments. As of August 31, 2015, Northwood had approximately $5.5 billion of assets under management including equity in hospitality-related properties such as The London West Hollywood in Los Angeles, California; The Cheeca Lodge & Spa in Islamorada, Florida; Tranquility Bay Beach Resort in Marathon, Florida; and The Four Seasons Prague in Prague, Czech Republic.

The Property. Naples Grande Beach Resort (the “Resort”) is an 18-story, 474-room, full service luxury resort hotel located in Naples, Florida. The Resort is located on a 24.0-acre site with approximately three miles of beach frontage on the Gulf of Mexico. The Resort has a history of operating as a successful, independent hotel. The Resort was originally developed in 1986 as the Registry Resort & Club and operated as an independent hotel for a total of 23 years. In 2004, Blackstone acquired the Resort as part of its Boca Resorts portfolio acquisition and in 2005 rebranded it as The Naples Grande Resort. In 2009, the Resort was added to the Waldorf Astoria Collection of hotels and began operating as a flagged hotel for the first time as part of Hilton Worldwide. The Resort was re-named again in 2012 as The Waldorf Astoria Naples (the “Waldorf”). According to the loan sponsors, Blackstone invested approximately $58.0 million ($122,363 per room) in capital improvements from 2005 through 2011. In October 2013, the loan sponsors acquired the Resort and Golf Property for approximately $195.5 million. Since acquiring the Resort and the Golf Property, Northwood has invested approximately $21.0 million ($44,304 per room), which includes approximately $7.5 million ($15,808 per room) for room renovations that occurred between August 2014 and January 2015, $1.7 million in common areas, including the renovation of the Resort’s main restaurant, $6.8 million in the golf clubhouse construction and the remaining in deferred maintenance and soft costs.

A-3-97

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

In connection with the room renovation, Northwood removed the Hilton affiliation and returned the Resort to an independent hotel. As a Hilton-flagged hotel property, the Waldorf was in the Hilton rewards program (“HHonors”) network of hotels. HHonors guests are able to earn rewards points for staying at Hilton-affiliated hotels and shopping at many national retailers. These rewards points can be redeemed for free or discounted room rates, room upgrades and free or discounted benefits, including dining, spa, golf and other activities at Hilton-affiliated hotels, including, at the time, the subject property. According to the loan sponsors, the Waldorf became an attractive location for members to redeem rewards points due to its desirable location and amenities. According to Northwood, the HHonors guests constituted a significant portion of the total guests staying at the Resort and had historical average daily rates approximately 40% below non-rewards guests and spent less on non-room items (e.g., food and beverage, spa and rentals). A key part of the loan sponsors’ strategy in removing the Hilton flag was to displace HHonors guests, which Northwood believed were limiting the hotel’s cash flow performance. The chart below compares the Resort’s pre-renovation versus post-renovation performance. As the chart indicates, the Resort’s year-over-year RevPAR increased and outpaced those of the competitive set.

Post Renovation Unflagged vs. Pre Renovation Flagged
	February	March	April	May	June	July	August	Total / Wtd. Avg
2015 RevPAR(1)	$322.24	$326.23	$246.07	$138.75	$113.55	$124.94	$83.12	$191.87
2014 RevPAR(1)	$290.15	$289.08	$196.20	$121.71	$123.70	$111.66	$89.14	$173.02
Subject YoY Change	11.1%	12.9%	25.4%	14.0%	(8.2%)	11.9%	(6.8%)	10.9%
Comp Set YoY Change(2)	8.3%	8.3%	3.0%	(2.4%)	1.5%	0.0%	(17.4%)	2.4%
Incremental Revenue	$425,898	$545,882	$709,151	$250,386	($144,333)	$195,136	($88,458)	$1,893,663
(1)	Based on operating statements provided by the loan sponsors.
(2)	Data provided by a third-party data provider. The competitive set contains the following properties: Marriott Marco Island Beach Resort Golf Club & Spa, Hilton Marco Island Beach Resort & Spa, La Playa Beach & Golf Resort, Ritz-Carlton Naples, Marriott Sanibel Harbour Resort & Spa, Edgewater Beach Hotel, Hyatt Regency Coconut Point Resort & Spa, Hilton Naples and Ritz-Carlton Golf Resort Naples.

The Resort’s amenities include three heated resort-style outdoor pools; approximately 78,000 square feet of meeting space; gift and sundry shops in the lobby; a business center; 7 Har-Tru tennis courts and tennis pro-shop; an 8,000 square foot fitness facility on the Tower’s third floor, which features a variety of weight and cardiovascular equipment, as well as a sauna and steam room; watersports for rent including jet skis, kayaks, sailing and windsurfing; and a three-building, 16,000 square foot, 12-room spa complex, which features 12 treatment rooms, a spa villa with a soaking tub, a whirlpool bath, a sundeck and patio, a hair and nail salon, a spa shop and a tranquility pool. Outdoor spa features also include waterfalls and fountains, whirlpool baths, sauna and steam rooms, rain showers and a meditation space. The Resort also includes two underground parking levels and surface parking totaling 700 spaces, resulting in a parking ratio of approximately 1.48 spaces per room. Additionally, the property features access to a private 18-hole, par 72 golf course (the “Naples Grande Golf Club” or the “Golf Property”) located approximately six miles southeast of the Resort, which also serves as collateral for the Naples Grande Whole Loan. See “The Golf Property” below for additional details.

Of the 474 guestrooms, there are 278 double-queen rooms, 78 king suites, 56 standard king rooms and 12 ADA-equipped rooms located in the main building of the Resort (the “Tower”) and 50 standalone suites (the “Bungalow Suites”) located adjacent to the Tower. All of the 346 standard guestrooms located in the Tower measure approximately 465 square feet and feature views of the Gulf of Mexico from a private balcony. Additional amenities include a flat screen television, walk-in shower and soaking tub. The king suites feature approximately 1,100 square feet of space, which includes a large private balcony, separate living area, dining room and one and a half baths, a whirlpool tub and two large flat screen televisions. One of the king suites, the “Grande Suite”, is located on the penthouse floor and features approximately 1,200 square feet of space, which includes marble flooring throughout, a bedroom, living area, dining room and kitchenette. The bathroom features a full vanity, dual sinks, Jacuzzi tub and separate shower. The Bungalow Suites are divided into two distinct clusters. Each cluster consists of seven buildings surrounding a garden courtyard with a pool in the center. Each Bungalow Suite is approximately 700 square feet in size and includes a large living room with queen-size sleeper sofa, a master bedroom with king-size bed, a bathroom with granite countertops and stone finishes and two fully-furnished outdoor terraces. All of the Bungalow Suites were renovated by Blackstone between 2006 and 2007 for an aggregate cost of approximately $5.3 million ($106,000 per room), according to Northwood.

A-3-98

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

The Resort offers seven food and beverage venues. The Catch of the Pelican is an approximately 3,500 square foot dinner-only restaurant and is the Resort’s signature dining venue. The menu offers steaks and seafood with indoor and outdoor dining spaces. In late July 2013, Northwood began an approximately $250,000 renovation of the space, which had been offline at the time of the Resort’s acquisition, and reopened it in January 2015. The renovation and reopening has led to a significant increase in food and beverage (“F&B”) revenue, with the restaurant contributing approximately $1.2 million in revenue for the trailing 12-month period ending November 30, 2015. Another increase in F&B revenue resulted from the Sunset Veranda, an approximately 5,500 square foot space located adjacent to The Catch of the Pelican. According to the loan sponsors, this venue was formerly considered “dead space” and was repositioned by the loan sponsors to include a fire pit, outdoor seating, beverage and cocktail service and seasonal entertainment. Aura Restaurant is an approximately 3,700 square foot restaurant located in the lobby, which offers an international breakfast and lunch menu. The Lobby Lounge offers cocktails, small dishes for lunch and dinner, seasonal live entertainment and a cigar menu. The Spressie Coffee Bar is located in the lobby and offers coffee, light lunch fare and pastries. The Gulf Coast Oasis Pool Bar & Grill is an approximately 756 square foot Baja-inspired restaurant located adjacent to the hotel pool offering sandwiches, salads and drinks. Rhode’s End is an approximately 944 square foot Mediterranean-inspired restaurant located on the beachfront. This venue offers lunch and dinner service as well as a full cocktail menu. Access to the beach is provided via an elevated boardwalk above a protected mangrove forest that separates the Resort from the beach. The boardwalk is leased to the Resort by Collier County, Florida. The lease commenced in October 2007 and has a 10-year term with two five-year extension options. Under the terms of the lease, the Resort is obligated to provide the public, in addition to hotel guests, with complimentary golf cart tram service, which provides for passage over the boardwalk to the beach.

The Resort is located within the 2,100-acre Pelican Bay Community. Pelican Bay is home to approximately 85 residential properties, including a combination of midrise condominiums, town-homes and single-family homes, several parks, tennis courts, a 27-hole golf course, approximately three miles of beachfront and the Waterside Shops, an open-air mall located less than one half mile east of the Resort. The 280,000 square foot, open-air mall is anchored by Saks Fifth Avenue and Nordstrom. The mall also features other upscale retailers such as Burberry, Gucci, Hermes, Louis Vuitton, Apple, GAP and Tiffany & Co. Other nearby attractions include the Park Shore Plaza Shopping Center, the Naples Shopping Center, the Fifth Avenue and Third Street South boutiques, galleries and restaurants and the Village on Venetian Bay.

The appraisal did not identify any directly competitive properties that are either proposed or under construction.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Naples Grande Beach Resort(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013(5)	73.5%	$256.31	$188.37	68.6%	$224.00	$153.56	93.3%	87.4%	81.5%
2014(5)	74.6%	$279.14	$208.24	67.1%	$227.80	$152.79	89.9%	81.6%	73.4%
2015	72.0%	$299.66	$215.77	70.6%	$253.60	$179.15	98.1%	84.6%	83.0%
(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Naples Grande Beach Resort property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third-party data provider. The competitive set contains the following properties: Marriott Marco Island Beach Resort Golf Club & Spa, Hilton Marco Island Beach Resort & Spa, La Playa Beach & Golf Resort, Ritz-Carlton Naples, Marriott Sanibel Harbour Resort & Spa, Edgewater Beach Hotel, Hyatt Regency Coconut Point Resort & Spa, Hilton Naples and Ritz-Carlton Golf Resort Naples.
(3)	Based on operating statements provided by the loan sponsors.
(4)	Penetration Factor is calculated based on data provided by a third-party data provider for the competitive set and borrower-provided operating statements for the property.
(5)	The decrease in penetration factors in 2014 from 2013 is primarily due to room renovations.

Competitive Hotels(1)
			2014 Estimated Market Mix			2014 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Transient	Meeting and Group	Occupancy	ADR	RevPAR
Naples Grande Beach Resort	474	1986	33,554	55%	45%	67.1%	$216.00	$144.88
Edgewater Beach Hotel	125	1985	2,521	95%	5%	78.0%	$360.00	$280.80
Marriott Sanibel Harbour Resort & Spa	347	1985	38,000	75%	25%	71.0%	$200.00	$142.00
Naples Beach Hotel & Golf Club	319	1946	23,000	60%	40%	67.0%	$195.00	$130.65
Ritz-Carlton Naples	450	1985	35,000	40%	60%	73.0%	$491.00	$355.98
La Playa Beach Resort	189	1979	11,000	50%	50%	77.0%	$337.00	$260.84
Ritz-Carlton Golf Lodge	295	2002	20,000	50%	50%	61.0%	$297.00	$181.17
Hyatt Regency Coconut Point Resort	454	2001	29,000	60%	40%	68.0%	$187.00	$127.91
Marriott Marco Island Resort	726	1971	55,000	45%	55%	81.0%	$261.00	$211.84
Total(2)	2,905

(1)	Based on the appraisal.
(2)	Excludes the Naples Grande Beach Resort property.

A-3-99

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

The Golf Property. The Naples Grande Golf Club is an 18-hole private golf course located in Naples, Florida, approximately six miles southeast of the Resort on an approximately 182.9-acre parcel. The property, designed by Rees Jones, was constructed in 2000 and renovated in 2015. The course has been named one of North America’s “Top 100 Resort Courses” by Golfweek Magazine and one of the “Top 50 Courses in Florida” with a 4.5 out of 5 star rating by Golf Magazine.

The property consists of seven buildings, including a 16,000 square foot clubhouse with a bar and dining room and pro shop, several practice putting greens, chipping green, grass driving range, a 16,000 square foot maintenance building, a 6,600 square foot cart building and on-course restrooms. Additionally, members have access to hotel amenities including the pools and fitness facility.

In 2011, the previous owner spent approximately $500,000 on a greens renovation project. In October of 2015, the course reopened after being closed from July to October for an approximately $179,000 renovation and regrassing of the fairways. Starting in March 2015, Northwood began construction of a new clubhouse and cart barn. The construction of the new clubhouse and cart barn were completed in early March 2016, according to the loan sponsors. The new clubhouse includes a pro shop, formal and casual dining rooms, a bar, a full service restaurant and men’s and women’s locker rooms with showers. As of October 2015, the loan sponsors have invested approximately $4.8 million in the redevelopment and anticipate investing an additional $2.1 million through its completion. Golf-related revenue represents approximately 10.7% and 10.1% of 2015 and underwritten revenue, respectively.

As of October 2015, the Naples Grande Golf Club had 525 members consisting of 215 golf members and 310 social members. Membership has ranged between 428 members and 537 members since 2010. The membership is uncapped. 2016 annual dues are $3,500 for a social membership and $8,500 for a golf membership, which entitles members to free green fees and reduced guest green fees. The initiation fee for both membership types for 2016 is $35,000. Under the prior ownership, the club sold memberships with refundable initiation fees. According to Northwood, there are 269 memberships that were sold under this refundable program. These refundable memberships are owed a refund as they are added to the resignation list. Although the deposits must be returned to the resigning members, they are only returned upon receipt of a new deposit from a new member and on a 1:5 ratio (i.e., one membership is refunded from the resignation list for each five new joining members). Since 2008, the average annual number of refunded initiation fees is seven with an average refund of $26,818. In 2012, the Naples Grande Golf Club stopped offering refundable initiation fees.

According to the appraisal, as of 2015, the estimated population within a three-mile and five-mile radius of the Golf Property, which is located approximately six miles from the Resort, was 53,551 and 143,216 people, respectively, with an estimated average household income of $86,985 and $89,230, respectively.

Competitive Golf Clubs Profile(1)

							Guest Green Fees
Property	Holes	Year Opened	Annual Dues	Initiation Fee	Golf Members	Membership Cap	In Season	Off Season	2015 Rounds (Per 18 Holes)
Naples Grande Golf Club	18	2000	$8,500	$35,000	219	None	$180	$90	29,801(2)
Ritz Carlton Members Golf Club	18	2005	$10,800	$35,000	276	300	$220	$135	19,557
Longboat Key Golf Club	45	1960	$13,900	$50,000	1,600	None	$135	$89	22,500
Marriott Marco Island, The Rookery	18	2003	$8,450	$55,000	450	450	$219	$95	30,000
Ritz Carlton-Tiburon Golf Club	36	1998	$10,800	$70,000	350	450	$225	$85	31,000
Hyatt Regency-Raptor Bay Golf Club	18	2001	$7,200	None	45	None	$175	$79	33,500
Total(3)	135

(1)	Based on the appraisal.
(2)	The Naples Grande Golf Club was closed for approximately four months in the summer of 2015 for fairways renovation. In 2013 and 2014, the total rounds for the Golf Property were 36,069 and 35,383, respectively.
(3)	Excludes the Naples Grande Golf Club.

A-3-100

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

Operating History and Underwritten Net Cash Flow
	2012	2013	2014	2015	Underwritten	Per Room(1)	% of Total Revenue(2)
Occupancy	65.5%	68.6%	67.1%	70.6%	69.9%
ADR	$211.61	$224.00	$227.80	$253.60	$249.20
RevPAR(3)	$138.53	$153.56	$152.79	$179.15	$174.19

Room Revenue(4)	$24,033,072	$26,566,680	$26,434,129	$30,993,938	$30,136,150	$63,578	50.5%
Food and Beverage Revenue(5)	14,835,025	15,859,607	16,123,410	19,158,516	19,170,303	40,444	32.1%
Golf Revenue	4,909,164	5,574,674	6,147,502	6,501,528	6,000,379	12,659	10.1%
Spa Revenue	2,058,334	1,870,786	1,654,416	1,543,858	1,563,760	3,299	2.6%
Other Departmental Revenue(6)	2,170,090	2,376,107	2,071,108	2,695,976	2,824,849	5,960	4.7%
Total Revenue	$48,005,685	$52,247,854	$52,430,565	$60,893,816	$59,695,441	$125,940	100.0%

Room Expense	$5,414,431	$5,734,138	$6,576,224	$7,030,193	$7,041,947	$14,856	23.4%
Food and Beverage Expense	8,700,458	9,253,995	9,294,074	10,818,994	10,830,534	22,849	56.5%
Golf Expense(7)	3,763,760	2,441,340	4,395,489	3,909,846	3,948,868	8,331	65.8%
Spa Expense	1,329,835	1,191,143	1,142,733	1,069,191	1,080,216	2,279	69.1%
Other Departmental Expenses(8)	1,443,564	1,874,673	1,715,904	2,014,224	1,921,519	4,054	68.0%
Departmental Expenses	$20,652,048	$20,495,289	$23,124,424	$24,842,447	$24,823,084	$52,369	41.6%

Departmental Profit	$27,353,637	$31,752,565	$29,306,141	$36,051,368	$34,872,357	$73,570	58.4%

Operating Expenses	$10,993,357	$11,890,674	$11,617,185	$10,863,635	$10,805,107	$22,796	18.1%
Gross Operating Profit	$16,360,280	$19,861,891	$17,688,956	$25,187,734	$24,067,250	$50,775	40.3%

Management Fees	$1,090,308	$1,512,793	$2,234,229	$1,676,704	$1,790,863	$3,778	3.0%
Property Taxes	950,547	980,553	1,044,728	1,085,014	1,090,859	2,301	1.8%
Property Insurance(9)	2,708,833	2,707,537	1,478,219	1,465,589	1,461,375	3,083	2.4%
Other Expenses(8)	170,427	1,018,584	111,168	138,920	137,033	289	0.2%
FF&E	1,920,227	2,074,714	2,104,553	2,495,667	2,387,818	5,038	4.0%
Total Other Expenses(8)	$6,840,342	$8,294,181	$6,972,897	$6,861,894	$6,867,948	$14,489	11.5%

Net Operating Income	$9,519,938	$11,567,710	$10,716,059	$18,325,840	$17,199,302	$36,285	28.8%
Net Cash Flow(3)	$9,519,938	$11,567,710	$10,716,059	$18,325,840	$17,199,302	$36,285	28.8%
(1)	Per Room values are based on 474 guest rooms.
(2)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expenses is based on their corresponding revenue line items.
(3)	Historical RevPAR for 2007, 2008, 2009, 2010 and 2011 was $154.91, $150.89, $117.99, $126.02 and $131.56, respectively, and Net Cash Flow was approximately $11.0 million, $12.1 million, $5.7 million, $7.1 million and $8.6 million, respectively. The Resort operated independently as The Naples Grande Resort in 2005 through 2008. The Resort operated as a flagged Waldorf Astoria hotel in 2009 through 2013.
(4)	Room Revenue includes resort fees.
(5)	The increase in Food and Beverage Revenue in 2015 from 2014 is primarily due to the reopening of The Catch of the Pelican restaurant, which contributed approximately $1.2 million in revenue, and the Sunset Veranda.
(6)	Other Departmental Revenue consists of parking, rentals, tennis, gift shop, health club, telephone income and other miscellaneous income.
(7)	Golf Expense includes the Golf Property management fee.
(8)	The decrease in Other Departmental Expenses and increase in Other Expenses in 2013 from 2012 are due primarily to a one-time expense recategorization by Northwood of certain golf-related income due to incomplete historical financials received upon acquisition.
(9)	The decrease in Property Insurance in 2014 from 2013 is due to the borrowers obtaining a new insurance policy after acquisition.

Property Management. The Resort is managed by Northwood Hospitality LLC (“Northwood Hospitality”), which is an affiliate of the loan sponsors. Northwood Hospitality manages the hotel portfolio acquired by Northwood. In addition to the Resort, there are currently five other properties under the management of Northwood Hospitality, including the New York Palace Hotel in New York, New York; Cheeca Lodge & Spa in Islamorada, Florida; Parrot Key Hotel and Resort in Key West, Florida; Tranquility Bay Beach House Resort in Marathon, Florida; and the London West Hollywood in Los Angeles, California.

The current hotel management agreement became effective on September 9, 2014 and was amended and extended on December 18, 2015 with an updated expiration date of December 18, 2025 and provides for an annual contractual management fee of 3.0% of gross income from operations. The management fees are subordinate to the liens and security interests of the loan.

A-3-101

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

The Golf Property is managed by Naples Grande Club Management, LLC (“Golf Club Management”), a Texas limited liability company, which is an affiliate of Century Golf Partners Management (“Century Golf”). Century Golf owns the rights to and operates many courses under the Arnold Palmer Golf Management brand. Additionally, Century Golf directly owns private clubs and golf courses acquired in partnership with Walton Street Capital and manages properties for third-party owners in 14 states, including PGA National Resort & Spa in Palm Gardens, Florida and Disney World Golf Courses in Lake Buena Vista, Florida.

The current golf club management agreement became effective on September 9, 2014, has an expiration date of September 9, 2019 and provides for a monthly contractual management fee equal to the lesser of (i) 3.0% of gross revenues and (ii) $10,500. Additionally, the agreement provides for an incentive management fee equal to 15.0% of the Gross Operating Profit Improvement Incentive (as defined below). The management fees are subordinate to the liens and security interests of the loan.

The “Gross Operating Profit Improvement Incentive” means the amount by which the gross operating profit for the golf club exceeds $1.80 million for fiscal year 2015 and $2.04 million for fiscal year 2016 (each a “Threshold Amount”). Thereafter, the agreement provides that the Threshold Amount will increase by 3.0% annually.

Escrows and Reserves. At origination, the borrowers deposited into escrow $182,282 for real estate taxes and $12,758 for insurance premiums.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $94,939.

Insurance Escrows - The requirement for the borrowers to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrowers provide satisfactory evidence that (i) the property is insured as part of a blanket policy in accordance with the loan documents and (ii) the borrowers have paid all required insurance premiums when due in accordance with the loan documents. Notwithstanding the foregoing, flood coverage is not included in the borrowers’ current blanket policy, so the borrowers have been reserving 1/12 of the annual estimated insurance premium for flood coverage on a monthly basis, which currently equates to $4,253.

FF&E Reserves - On a monthly basis, the borrowers are required to deposit an amount equal to 4.0% of gross revenue from Resort operations for the calendar month two months prior to such payment date. The reserve is not subject to a cap.

Seasonality Reserve - On each payment date in December, January, February, March, April and May, to the extent the debt yield on such payment date (as calculated under the loan documents on a trailing 12-month basis) is below 12.0%, the borrowers are required to escrow an amount equal to all Excess Cash Flow (as defined below). The reserve is subject to a cap of $3.0 million.

“Excess Cash Flow” means the amount remaining after payment of hotel taxes, agent fees, debt service, required reserves and, during a Cash Sweep Event (as defined below), operating expenses.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. At origination, the borrowers and property manager were required to deliver written instructions to credit card companies to deposit all revenues into a lockbox account controlled by the lender. In addition, the borrowers and property manager are required to deposit all revenue received (including any income from Golf Property operations) into the lockbox account within two business days of receipt.  All funds in the lockbox account are swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Event continuing, all Excess Cash Flow on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of a borrower or property manager or (iii) the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period is less than 1.25x.

A Cash Sweep Event will end if (a) with respect to clause (i), the event of default has been cured and accepted by the lender, (b) with respect to clause (ii), the property manager is replaced with a qualified property manager under a replacement management agreement and (c) with respect to clause (iii), (a) the debt service coverage ratio is 1.25x or greater for two consecutive calendar quarters or (2) following February 1, 2018, the borrowers make a voluntary prepayment in accordance with the Naples Grande Beach Resort Whole Loan documents in an amount such that the required debt service coverage ratio is satisfied. The borrowers may not cure a Cash Sweep Event (1) to the extent there is an event of default (other than an event of default which gave rise to a Cash Sweep Event and is being cured), (2) caused by a bankruptcy action of the borrowers or (3) more than a total of five times in the aggregate during the term of the loan (other than a Cash Sweep Event caused by a clause (iii) above).

A-3-102

Structural and Collateral Term Sheet	JPMDB 2016-C2

Naples Grande Beach Resort

Partial Releases. The borrowers are permitted to release the Bungalow Suites from the lien of the mortgage at any time after the expiration of the lockout period and prior to the commencement of the open period if, among other conditions, (i) no event of default has occurred and is continuing, (ii) the borrowers pay the release price of $17,365,000 plus the yield maintenance premium, (iii) after giving effect to the release, the loan-to-value ratio of the remaining portion of the property is no greater than the loan-to-value ratio for the property as of the origination date, (iv) after giving effect to the release, the debt service coverage ratio of the remaining portion of the property is greater than the greater of (a) the debt service coverage ratio of the property prior to the release based on the trailing 12 months and (b) the debt service coverage ratio of the property as of the origination date (as adjusted for previously applied release premiums), and (v) the borrowers comply with the terms and conditions of the condominium documents. For each release, if the loan-to-value ratio following the release exceeds 125%, the borrowers are required to pay down the loan as required by the loan agreement or deliver an opinion of counsel that the trust will not fail to maintain its status as a REMIC trust following the applicable release. On February 11, 2016, the borrowers released the Tennis Court Parcel in accordance with the loan documents.

The “Tennis Court Parcel” means the parcel located along the north side of Seagate Drive, 500 feet west of West Boulevard, which contains eight tennis courts. The appraisal determined a land value for the Tennis Court Parcel of $1.75 million.

Condominium. The Resort is subject to a condominium regime, which consists of the 424 rooms located in the Tower and the 50 Bungalow Suites. The borrowers currently own all of the units and control the related condominium association board of directors. Each owner of a unit is entitled to one vote for its unit(s) in elections for the board of directors and accordingly, the borrowers will retain the ability to control the board in the event that the Bungalow Suites are released. In addition, the loan documents require the borrowers to comply with the condominium declaration and related documents in the event of a release of the Bungalow Suites.

Permitted Mezzanine Debt. The owners of the borrowers are permitted to obtain a mezzanine loan secured by the ownership interests in the borrowers upon satisfaction of certain terms and conditions which include, without limitation, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the loan and (v) the lenders enter into an intercreditor agreement acceptable to the mortgage lender.

A-3-103

Structural and Collateral Term Sheet	JPMDB 2016-C2

Barrett Lakes Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$34,553,000	Title:	Fee
Cut-off Date Principal Balance:	$34,553,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	3.9%	Net Rentable Area (SF):	314,541
Loan Purpose:	Acquisition	Location:	Kennesaw, GA
Borrower:	Adventus US Realty #8 LP	Year Built / Renovated:	Various / N/A
Sponsor:	Adventus Holdings LP	Occupancy:	96.4%
Interest Rate:	4.90000%	Occupancy Date:	3/21/2016
Note Date:	1/15/2016	Number of Tenants:	25
Maturity Date:	2/1/2026	2013 NOI:	$1,653,194
Interest-only Period:	36 months	2014 NOI(1):	$1,818,422
Original Term:	120 months	2015 NOI(1)(2):	$1,494,145
Original Amortization:	360 months	UW Economic Occupancy:	88.8%
Amortization Type:	IO-Balloon	UW Revenues:	$5,963,049
Call Protection:	L(27),Def(90),O(3)	UW Expenses:	$2,608,193
Lockbox:	CMA	UW NOI(2):	$3,354,856
Additional Debt:	N/A	UW NCF:	$2,977,407
Additional Debt Balance:	N/A	Appraised Value / Per SF(3):	$50,150,000 / $159
Additional Debt Type:	N/A	Appraisal Date:	12/14/2015

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$110
Taxes:	$163,000	$32,500	N/A	Maturity Date Loan / SF:	$97
Insurance(4):	$0	Springing	N/A	Cut-off Date LTV(3):	68.9%
Replacement Reserves:	$5,243	$5,243	$314,580	Maturity Date LTV(3):	60.9%
TI/LC(5):	$0	Springing	N/A	UW NCF DSCR:	1.35x
Other(6)(7):	$3,551,268	Springing	N/A	UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,553,000	69.0%	Purchase Price(8)	$46,158,734	92.1%
Sponsor Equity	15,552,809	31.0	Upfront Reserves	3,719,511	7.4
			Closing Costs	227,565	0.5
Total Sources	$50,105,809	100.0%	Total Uses	$50,105,809	100.0%
(1)	The decrease in 2015 NOI from 2014 NOI is due to (i) higher repair and maintenance expenses at Barrett Lakes Center I and Barrett Lakes Center II, (ii) the relocation of Insperity Support Services (“Insperity”) from Barrett Lakes Center IV to Barrett Lakes Center II in September 2014, at which time Insperity received ten months of free rent and (iii) the build-out of Fresenius Management Services’ (“Fresenius”) space at Barrett Lakes IV in 2015 during which no rent was paid on the unoccupied space until November 2015.

(2)	The increase in UW NOI from 2015 NOI is a result of Fresenius’ fully unabated rent being reflected in the UW NOI. Additionally, 2015 NOI reflects only five months’ rent from Insperity. Fresenius is entitled to a 50.0% rent abatement through February 2018 (as well as November 2020 through January 2021), while Insperity received ten months of free rent commencing in September 2014.

(3)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “hypothetical market value as-is” value of Barrett Lakes Center IV, which assumes that Fresenius does not have any remaining rent abatement. At origination, the borrower reserved approximately $1,546,960 in connection with Fresenius’ remaining rent abatement period. The aggregate portfolio “as-is” value as of December 14, 2015 is $48.9 million, which results in a Cut-off Date LTV and Maturity Date LTV of 70.7% and 62.4%, respectively.

(4)	The loan documents do not require the borrower to make monthly deposits into the insurance escrow so long as an event of default does not exist and the borrower provides satisfactory evidence that the property is insured under a blanket policy acceptable to the lender in accordance with the terms of the loan documents.

(5)	Commencing on the payment date in January 2018 and on each payment date thereafter, the borrower is required to make a monthly deposit of $26,212 for tenant improvements and leasing commissions. In the event that the largest tenant at the Barrett Lakes Center II property, Insperity, (i) terminates its lease or gives notice of its intention to do so, (ii) fails to extend or renew its lease on terms and conditions reasonably acceptable to the lender on or prior to the earlier of (x) the expiration of the renewal period and (y) the date that is nine months prior to the applicable lease expiration date or (iii) fails to be in actual physical possession of its leased space, fails to be open to the public or goes dark, the borrower is required to deposit all excess cash flow into the Monthly TI/LC reserve.

(6)	Initial Other Escrows and Reserves consist of $1,914,112 for outstanding tenant improvements relating to six tenants and $1,637,156 for a free rent reserve relating to five tenants.

(7)	In the event the borrower elects to lease or re-lease the premises currently demised to Insperity to one or more replacement tenants acceptable to the lender, the borrower is required to deposit into a free rent reserve a sum equal to the total amount of any free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the borrower to such replacement tenants.

(8)	The purchase price reflects the deduction of approximately $3.6 million in credits that the loan sponsor received for rent abatements and free rent.

A-3-104

Structural and Collateral Term Sheet	JPMDB 2016-C2

Barrett Lakes Center

The Loan. The Barrett Lakes Center loan has an outstanding principal balance as of the Cut-off Date of approximately $34.6 million and is secured by a first mortgage lien on the fee interest in a 314,541 square foot, three building office portfolio located in Kennesaw, Georgia. The loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule.

The loan sponsor and nonrecourse carve-out guarantor is Adventus Holdings LP, an affiliate of the borrower. Adventus Realty (“Adventus”) is a private Real Estate Investment Trust based in Vancouver, Canada. Founded in 2012, Adventus is focused on commercial real estate in the suburban office markets of Chicago and Atlanta. To date, Adventus’ portfolio consists of eight properties totaling over $400.0 million and approximately 2.6 million square feet.

The Portfolio. The collateral for the Barrett Lakes Center loan consists of three Class A office buildings totaling 314,541 square feet which are located on an approximately 24.4 acre site in Kennesaw, Georgia. The portfolio has two five-story buildings and one two-story building that were built between 1997 and 1999. The portfolio is located within a 1,000-acre master-planned, multi-use development known as Barrett. Barrett Lakes Center has abundant landscaping and tree-lined roadways that surround two secluded lakes. Amenities at the properties include an exterior patio and gazebo overlooking one of the lakes, a walking trail around the lake and a fitness center.

As of March 21, 2016, the portfolio was 96.4% occupied by 25 tenants, several of which are multinational credit tenants. With the exception of the largest tenant, no individual tenant comprises more than 12.9% of the portfolio’s net rentable area or 13.8% of underwritten base rent. The portfolio serves as the headquarters to several tenants and has experienced recent leasing momentum with 13 expansion, renewal or new leases since March 2014, totaling 175,712 square feet. Additionally, the portfolio has a committed tenancy with approximately 39.0% of the net rentable area being at the properties for an average of over 13 years.

Portfolio Summary
Property	Net Rentable Area (SF)	Year Built	Class	Property Type	Appraised Value	Cut-off Date Allocated Loan Amount	% of Allocated Loan Amount	Underwritten Net Cash Flow	% of Underwritten Net Cash Flow
Barrett Lakes Center I	117,027	1997	A	Office	$16,850,000	$11,609,532	33.6%	$1,069,903	35.9%
Barrett Lakes Center II	118,352	1998	A	Office	18,850,000	12,987,518	37.6	1,109,917	37.3
Barrett Lakes Center IV(1)	79,162	1999	A	Office	14,450,000	9,955,949	28.8	797,586	26.8
Total	314,541				$50,150,000	$34,553,000	100.0%	$2,977,407	100.0%
(1)	The Appraised Value for Barrett Lakes Center IV represents the “hypothetical market value as-is,” which assumes that Fresenius does not have any remaining rent abatement.

Historical and Current Occupancy(1)
Property	2013	2014	2015	Current(2)
Barrett Lakes Center I	77.5%	86.2%	94.4%	98.8%
Barrett Lakes Center II	67.9%	82.3%	96.3%	91.6%
Barrett Lakes Center IV	52.1%	37.0%	100.0%	100.0%
Wtd. Avg.	67.5%	72.4%	96.5%	96.4%
(1)	2013, 2014 and 2015 Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of March 21, 2016.

Barrett Lakes Center I. Barrett Lakes Center I consists of one five-story Class A office building totaling 117,027 square feet that is situated on approximately 8.1 acres. The building was originally constructed in 1997 and has a typical floor size of approximately 24,000 square feet. As of March 21, 2016, the property was 98.8% occupied by 15 tenants. The largest tenant at the property, Riskonnect, leases 8.2% of the portfolio’s net rentable area through June 2023 and has occupied the space since its founding in 2007. The lease contains one five-year extension option. Riskonnect is an independent innovator in risk management technology and the provider of a technology platform for the risk management industry. Riskonnect powers more than 100,000 businesses running more than 4.0 million applications used by 2.5 million users daily.

Barrett Lakes Center II. Barrett Lakes Center II consists of one five-story Class A office building totaling 118,352 square feet that is situated on approximately 7.8 acres. The building was originally constructed in 1998 and has a typical floor size of approximately 24,000 square feet. As of March 21, 2016, the property was 91.6% occupied by nine tenants. The largest tenant at the property, Insperity, leases 12.9% of the portfolio’s net rentable area through January 2023 and has occupied the space since 1999. The lease contains two five-year extension options. Insperity (NYSE: NSP) has been a provider of human resources solutions for nearly 30 years in order to help improve business performance. Insperity operates 60 offices across the United States and has helped more than 100,000 businesses.

A-3-105

Structural and Collateral Term Sheet	JPMDB 2016-C2

Barrett Lakes Center

Barrett Lakes Center IV. Barrett Lakes Center IV consists of one two-story Class A office building totaling 79,162 square feet that is situated on approximately 8.6 acres. The building was originally constructed in 1999 and has a typical floor size of approximately 40,000 square feet. As of March 21, 2016, the property was 100.0% occupied by Fresenius, which leases 25.2% of the portfolio’s net rentable area through February 2028. Fresenius took occupancy in November 2015, and receives a 50.0% rent abatement for the first 28 months through February 2018 (as well as November 2020 through January 2021). Fresenius is part of Fresenius Medical Care AG & Co. (“Fresenius Medical”) (NYSE: FMS). The lease contains two five-year extension options. Fresenius Medical is an international healthcare company headquartered in Germany that focuses on delivering the highest quality care to people with renal and other chronic conditions. Fresenius Medical has a global network of more than 3,400 dialysis clinics that care for more than 290,000 renal patients. Additionally, Fresenius Medical operates more than 40 production sites across the globe to provide dialysis products such as dialysis machines and dialyzers. In 2014, 50.0% of the dialysis machines sold were produced by Fresenius Medical.

The Market. The portfolio is located less than a mile from the intersection of Barrett Parkway and Cobb Parkway, two primary local roadways in the area, and approximately one mile southwest of Interstate 75, a regional thoroughfare connecting Georgia to both Tennessee and Florida. The Atlanta central business district is approximately 25.0 miles southeast of the portfolio. According to the appraisal, Atlanta has the third largest concentration of Fortune 500 company headquarters and is considered one of the world’s top business centers. The portfolio is located approximately 3.5 miles south of the main campus of Kennesaw State University, which had approximately 25,714 students enrolled in Fall 2014, and approximately 1.5 miles southwest of the Town Center Mall, an approximately 1.3 million square foot mall. According to the appraisal, the 2015 population within a three- and five-mile radius is 44,425 and 164,425 people, respectively. Additionally, the 2015 average household income within a three- and five-mile radius is $82,682 and $85,794, respectively, which compares to $70,770 for the state of Georgia overall. According to CoStar, as of year-end 2015, the Kennesaw/Town Center submarket contained approximately 1.5 million square feet of Class A office space and reported a vacancy rate of 2.8% with asking rents of $25.19 per square foot. This compares to $20.34 per square foot at the portfolio, which is inclusive of Fresenius’ fully unabated rent.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Fresenius Management Services(3)	NA / BBB- / NA	79,162	25.2%	$17.12	21.9%	2/29/2028
Insperity Support Services(4)	NA / NA / NA	40,533	12.9%	$21.00	13.8%	1/31/2023
Riskonnect(5)	NA / NA / NA	25,811	8.2%	$21.70	9.1%	6/25/2023
Amoena USA Corporation	NA / NA / NA	15,438	4.9%	$22.50	5.6%	7/31/2016
BB&T	A2 / A- / A+	13,540	4.3%	$22.04	4.8%	6/30/2021
SJV & Associates	NA / NA / NA	13,118	4.2%	$21.88	4.6%	3/31/2022
Evonik Degussa Corp.	Baa2 / BBB+ / NA	11,766	3.7%	$24.20	4.6%	12/31/2022
Bradley Morris Inc	NA / NA / NA	11,597	3.7%	$23.96	4.5%	4/30/2017
ARC Management Group	NA / NA / NA	9,836	3.1%	$21.45	3.4%	1/31/2020
Law Office Of Ken Luther	NA / NA / NA	8,554	2.7%	$21.01	2.9%	5/31/2020
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Fresenius receives a 50.0% rent abatement through February 2018 (as well as November 2020 through January 2021) and currently pays $8.56 per square foot.

(4)	Insperity Support Services has the right to contract its leased space by up to 25% in September 2018 with 12 months notice and the payment of a termination fee. A cash sweep event will occur if Insperity does not exercise its renewal option nine months prior to the current lease expiration date in January 2023.

(5)	Riskonnect has the right to terminate its lease in July 2020 with 90 days notice and payment of a termination fee.

A-3-106

Structural and Collateral Term Sheet	JPMDB 2016-C2

Barrett Lakes Center

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	11,312	3.6%	NAP	NAP	11,312	3.6%	NAP	NAP
2016 & MTM	4	32,786	10.4	$719,685	11.6%	44,098	14.0%	$719,685	11.6%
2017	2	18,193	5.8	417,831	6.8	62,291	19.8%	$1,137,516	18.4%
2018	2	12,665	4.0	277,943	4.5	74,956	23.8%	$1,415,459	22.9%
2019	1	3,342	1.1	74,861	1.2	78,298	24.9%	$1,490,320	24.1%
2020	6	38,346	12.2	815,616	13.2	116,644	37.1%	$2,305,936	37.3%
2021	4	20,457	6.5	456,872	7.4	137,101	43.6%	$2,762,808	44.7%
2022	3	28,712	9.1	656,217	10.6	165,813	52.7%	$3,419,025	55.3%
2023	2	66,344	21.1	1,411,300	22.8	232,157	73.8%	$4,830,325	78.1%
2024	0	0	0.0	0	0.0	232,157	73.8%	$4,830,325	78.1%
2025	0	0	0.0	0	0.0	232,157	73.8%	$4,830,325	78.1%
2026	0	0	0.0	0	0.0	232,157	73.8%	$4,830,325	78.1%
2027 & Beyond(2)	1	82,384	26.2	1,355,253	21.9	314,541	100.0%	$6,185,578	100.0%
Total	25	314,541	100.0%	$6,185,578	100.0%
(1)	Based on the underwritten rent roll.

(2)	2027 & Beyond includes a 1,533 square foot fitness center, a 1,161 square foot conference room and a 528 square foot maintenance area, none of which correspond to any leases expiring.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	Underwritten	Per Square Foot	%(1)
Rents in Place	$3,775,025	$4,005,165	$3,849,954	$6,185,578	$19.67	92.3%
Vacant Income	0	0	0	213,072	0.68	3.2
Gross Potential Rent	$3,775,025	$4,005,165	$3,849,954	$6,398,650	$20.34	95.5%
Total Reimbursements	46,231	79,843	98,486	304,837	0.97	4.5
Net Rental Income	$3,821,256	$4,085,008	$3,948,440	$6,703,487	$21.31	100.0%
(Vacancy/Credit Loss)	0	0	0	(748,053)	(2.38)	(11.2)
Other Income	1,718	8,618	33,218	7,615	0.02	0.1
Effective Gross Income	$3,822,974	$4,093,626	$3,981,658	$5,963,049	$18.96	89.0%

Total Expenses	$2,169,780	$2,275,204	$2,487,513	$2,608,193	$8.29	43.7%

Net Operating Income(2)(3)	$1,653,194	$1,818,422	$1,494,145	$3,354,856	$10.67	56.3%

Total TI/LC, Capex/RR	0	0	0	377,449	1.20	6.3
Net Cash Flow	$1,653,194	$1,818,422	$1,494,145	$2,977,407	$9.47	49.9%
Occupancy(4)	67.5%	72.4%	96.4%	88.8%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	The decrease in 2015 Net Operating Income from 2014 Net Operating Income is due to (i) higher repair and maintenance expenses at Barrett Lakes Center I and Barrett Lakes Center II, (ii) the relocation of Insperity from Barrett Lakes Center IV to Barrett Lakes Center II in September 2014, at which time Insperity received ten months of free rent and (iii) the build-out of Fresenius space at Barrett Lakes IV in 2015 during which no rent was paid on the unoccupied space until November 2015.

(3)	The increase in Underwritten Net Operating Income from 2015 NOI is a result of Fresenius’ fully unabated rent being reflected in the Underwritten Net Operating Income. Additionally, only five months of rent from Insperity were reflected in 2015 Net Operating Income. Fresenius is entitled to a 50.0% rent abatement through February 2018 (as well as November 2020 through January 2021), while Insperity received ten months of free rent commencing in September 2014.

(4)	Historical Occupancy is as of December 31 of each respective year. 2015 Occupancy is as of March 21, 2016. Underwritten Occupancy represents economic occupancy.

Release of a Property. None.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Barrett Lakes Center

Substitution of a Portion of Collateral. The borrower is permitted to obtain the release of a parcel of the portfolio consisting of a portion of the parking lot at one of the properties (the “Substituted Parcel”) from the lien of the mortgage by substituting another adjacent parcel owned by an affiliate of the borrower (the “Substitute Parcel”) at any time during the term of the Barrett Lakes Center loan upon satisfaction of certain terms and conditions set forth in the loan documents, including, without limitation: (i) the lender receives an appraisal of the Substitute Parcel and Substituted Parcel, dated no more than 45 days prior to the substitution date, which appraisal must indicate that the fair market value of the Substitute Parcel is not less than 100% of the fair market value of the Substituted Parcel as of the date immediately preceding the substitution; (ii) after giving effect to the substitution, the debt service coverage ratio (as calculated in the loan documents) is not less than the greater of (A) the debt service coverage ratio as of the origination date and (B) the debt service coverage ratio as of the date immediately preceding the substitution; (iii) the lender receives an endorsement to the title insurance policy and a current survey; (iv) the intended use of the Substituted Parcel does not have a material adverse effect on the access, value, use, operation or occupancy of the post-substitution property; (v) compliance with all applicable legal requirements necessary to split the Substituted Parcel from the property; (vi) the lender receives an updated zoning report, certificates of insurance and a Phase I environmental report relating to the Substituted Parcel; and (vii) the lender receives any required updates to the organizational documents, management agreements and loan documents.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Saint Germaine Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$30,854,000	Title:	Fee
Cut-off Date Principal Balance:	$30,854,000	Property Type - Subtype:	Multifamily - Garden
% of Pool by IPB:	3.5%	Net Rentable Area (Units):	552
Loan Purpose:	Refinance	Location:	Harvey, LA
Borrower:	Coolidge-CLK St. Germaine LLC	Year Built / Renovated:	1982 / 2003
Sponsors:	Craig Koenigsberg and Howard	Occupancy:	92.2%
	Parnes	Occupancy Date:	2/11/2016
Interest Rate:	4.62300%	Number of Tenants:	N/A
Note Date:	12/11/2015	2013 NOI:	$2,677,199
Maturity Date:	1/1/2026	2014 NOI:	$2,799,118
Interest-only Period:	60 months	2015 NOI:	$2,883,798
Original Term:	120 months	TTM NOI (as of 1/2016):	$2,874,135
Original Amortization:	360 months	UW Economic Occupancy:	90.0%
Amortization Type:	IO-Balloon	UW Revenues:	$4,713,288
Call Protection:	L(25),Grtr1%orYM(91),O(4)	UW Expenses:	$1,845,908
Lockbox:	Springing	UW NOI:	$2,867,380
Additional Debt:	N/A	UW NCF:	$2,729,380
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$41,100,000 / $74,457
Additional Debt Type:	N/A	Appraisal Date:	11/16/2015

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$55,895
Taxes:	$40,907	$20,453	N/A	Maturity Date Loan / Unit:	$51,246
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	75.1%
Replacement Reserves:	$252,963	$11,500	N/A	Maturity Date LTV:	68.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.43x
Other(1):	$179,960	$0	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$30,854,000	100.0%	Payoff Existing Debt	$26,476,860	85.8%
			Return of Equity	3,508,400	11.4
			Upfront Reserves	473,830	1.5
			Closing Costs	394,910	1.3
Total Sources	$30,854,000	100.0%	Total Uses	$30,854,000	100.0%
(1)	Initial Other Escrows and Reserves represents deferred maintenance.

The Loan. The Saint Germaine Apartments loan has an outstanding principal balance as of the Cut-off Date of approximately $30.9 million and is secured by a first mortgage lien on the borrower’s fee interest in a 552-unit, Class B garden-style multifamily property located in Harvey, Louisiana. The loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The borrowing entity for the loan is Coolidge-CLK St. Germaine LLC, a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are Craig Koenigsberg and Howard Parnes. Craig Koenigsberg is the co-founder, president and CEO of CLK Properties, a privately owned real estate holding company currently headquartered in Woodbury, New York. CLK Properties’ multifamily portfolio currently consists of 17,405 residential units across 73 properties in 14 states throughout the Southeast, Southwest and Midwest United States. The majority of the portfolio is made up of garden apartment communities, which are valued in excess of $1 billion with a revenue stream over $140 million per annum. Howard Parnes has been active in real estate finance, management and ownership for over 49 years and has been involved in the acquisition, ownership and sale of over 5,000 properties. The loan sponsors acquired the property in 2003 for $21.5 million. The previously existing debt was securitized in the WBCMT 2006-C24 transaction.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Saint Germaine Apartments

The Property. Saint Germaine Apartments is a 552-unit, Class B garden-style multifamily community which is situated on an approximately 19.1-acre parcel located in Harvey, Louisiana. The property was originally built in 1982 and is comprised of 276 one-bedroom units and 276 two-bedroom units across 23 three-story buildings. The property also has 849 parking spaces resulting in a parking ratio of approximately 1.54 spaces per unit. The property features a number of amenities including a clubhouse/leasing office, a business center, a playground, a 24-hour fitness center, a media room, two swimming pools, two laundry facilities and on-site management and maintenance. Unit amenities include a full electric appliance package, which includes a range/oven, microwave, dishwasher, refrigerator and disposal, as well as wood cabinets. According to the loan sponsors, an average of $143,572 per year (approximately $260 per unit) was spent on capital expenditures from 2012-2014. This includes new kitchen and bath cabinets, appliances, wood plank floors and upgrades to lighting and hardware for select units. Units are being upgraded on an ongoing basis and typically lease for a $100 per month premium. Since 2006, the property has exhibited consistent, performance as demonstrated by net operating income consistently in excess of $2.5 million and average occupancy of 92.7%. As of February 11, 2016, the property was 92.2% physically occupied.

The Market. The property is located in Harvey, Louisiana, in the West Bank area of New Orleans. The property is within the Jefferson Parish, which is located approximately three miles southeast of the New Orleans central business district. The property is located on Manhattan Boulevard and benefits from its proximity to the West Bank Expressway (US Highway 90 Business), Belle Chasse Highway, General Meyer Avenue and General DeGaulle Boulevard, which provide access to the surrounding New Orleans area. There is a high concentration of retail along the West Bank Expressway. The General Growth Properties owned Oakwood Center, an approximately 906,000 square foot mall, is located less than 4.0 miles from the property. Additionally, there are two power centers located on Manhattan Boulevard, which contain a Walmart Supercenter, Lowe’s Home Improvement, Sam’s Club, Target Supercenter and PetSmart. According to the appraisal, the 2015 population within a five-mile radius was 273,415, a 5.4% increase from 2010. As of 2015, the median household income within a five-mile radius was $42,626. Per the appraisal, the West Bank submarket had an overall occupancy and average market rent of 96.0% and $841, respectively, as of Spring 2015. The appraisal noted that the overall market area has experienced increasing trends in both occupancy and rental rates over the past four years. There are no new apartment projects currently under construction in the West Bank of Jefferson Parish due to a building moratorium on new apartment construction.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total	Occupied Units	Occupancy	Average Unit Size (SF)	Average Market Rent Per Unit(2)	Average Monthly In-Place Rents(2)
1 BR / 1 BA	275	49.8%	257	93.5%	680	$716	$681
2 BR / 1 BA	156	28.3	140	89.7%	880	$799	$783
2 BR / 2 BA	119	21.6	112	94.1%	880	$897	$871
Model Unit	2	0.4	0	0.0%	780	NAP	NAP
Total / Wtd. Avg.	552	100.0%	509	92.2%	780	$779	$751
(1)	Based on the underwritten rent roll.
(2)	Wtd. Avg. excludes the two model units.

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$4,633,291	$4,699,335	$4,864,819	$4,873,519	$4,536,504	$8,218	92.2%
Vacant Income	0	0	0	0	383,364	695	7.8
Gross Potential Rent	$4,633,291	$4,699,335	$4,864,819	$4,873,519	$4,919,868	$8,913	100.0%
Total Reimbursements	0	0	0	0	0	0	0.0
Net Rental Income	$4,633,291	$4,699,335	$4,864,819	$4,873,519	$4,919,868	$8,913	100.0%
(Vacancy/Credit Loss)	(403,942)	(357,152)	(442,882)	(458,953)	(494,239)	(895)	(10.0)
Other Income	260,490	262,687	288,528	287,659	287,659	521	5.8
Effective Gross Income	$4,489,839	$4,604,870	$4,710,465	$4,702,225	$4,713,288	$8,539	95.8%

Total Expenses	$1,812,640	$1,805,752	$1,826,667	$1,828,090	$1,845,908	$3,344	39.2%

Net Operating Income	$2,677,199	$2,799,118	$2,883,798	$2,874,135	$2,867,380	$5,195	60.8%

Replacement Reserves	138,000	138,000	138,000	138,000	138,000	250	2.9
Net Cash Flow	$2,539,199	$2,661,118	$2,745,798	$2,736,135	$2,729,380	$4,945	57.9%
Occupancy(3)	93.1%	94.0%	92.6%	92.2%	90.0%
(1)	TTM represents the trailing 12-month period ending January 31, 2016.
(2)	% column represents the percent of Net Rental Income for all revenue lines and represents the percent of Effective Gross Income for the remaining fields.
(3)	Historical Occupancy is as of December 31 of each respective year. 2015 Occupancy is as of January 5, 2016. TTM Occupancy is as of February 11, 2016. Underwritten Occupancy represents economic occupancy.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Palisades Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(3):	$30,000,000	Title(2): Property Type - Subtype:	Fee/Leasehold Retail – Super Regional Mall
Cut-off Date Principal Balance(3):	$30,000,000	Net Rentable Area (SF)(4):	1,896,322
% of Pool by IPB:	3.4%	Location:	West Nyack, NY
Loan Purpose:	Refinance	Year Built / Renovated:	1997 / 2013
Borrower:	EklecCo NewCo LLC	Occupancy:	94.3%
Sponsors:	Riesling Associates and Three	Occupancy Date:	2/1/2016
	J’s Family Trust	Number of Tenants:	199
Interest Rate(5):	3.68670%	2013 NOI(6):	$50,734,462
Note Date:	4/7/2016	2014 NOI(6):	$47,934,329
Maturity Date:	4/9/2021	2015 NOI(6):	$41,248,852
Interest-only Period:	60 months	TTM NOI (as of 2/2016)(7):	$41,726,296
Original Term:	60 months	UW Economic Occupancy:	97.0%
Original Amortization:	None	UW Revenues:	$80,691,753
Amortization Type:	Interest Only	UW Expenses:	$33,675,158
Call Protection:	Grtr1%orYM(24),O(36)	UW NOI(7):	$47,016,595
Lockbox:	Hard	UW NCF(7):	$44,758,285
Additional Debt:	Yes	Appraised Value / Per SF:	$881,000,000 / $465
Additional Debt Balance:	$229,100,000 / $159,400,000 /	Appraisal Date:	2/26/2016
	$141,500,000
Additional Debt Type:	Pari Passu / Subordinate Debt /
	Mezzanine Loans

Escrows and Reserves				Financial Information(3)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$9,088,762	$1,817,752	N/A	Cut-off Date Loan / SF:	$137	$221
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$137	$221
Replacement Reserves:	$39,507	$39,507	$474,081	Cut-off Date LTV:	29.4%	47.5%
TI/LC:	$158,027	$158,027	$1,896,322	Maturity Date LTV:	29.4%	47.5%
Other(8):	$8,756,627	$157,828	N/A	UW NCF DSCR:	4.62x	2.52x
				UW NOI Debt Yield:	18.1%	11.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$418,500,000	74.7%	Payoff Existing Mortgage Debt	$353,014,904	63.0%
Mezzanine A Loan	75,000,000	13.4%	Payoff Existing Mezzanine Debt	150,000,000	26.8%
Mezzanine B Loan	66,500,000	11.9%	Return Sponsor Equity	20,951,781	3.7%
			Upfront Reserves	18,042,922	3.2%
			Yield Maintenance Premium	10,631,498	1.9%
			Closing Costs	7,358,895	1.3%
Total Sources	$560,000,000	100.0%	Total Uses	$560,000,000	100.0%
(1)	The Palisades Center Whole Loan was co-originated by JPMCB and Barclays Bank PLC (“Barclays”).

(2)	There are three parcels at the Palisades Center property that are ground leased by the borrower. The ground leases expire in September 30, 2065, July 31, 2094 and March 31, 2096. There is also one additional parcel which is ground leased to the borrower by an affiliated entity, but the ground lessor has pledged the fee interest to the lender as security for the Palisades Center Whole Loan.

(3)	The Palisades Center Whole Loan is comprised of (i) the Palisades Center Mortgage Loan, with an outstanding principal balance as of the Cut-off Date of $30.0 million, which is being contributed to the JPMDB 2016-C2 Trust, (ii) two Palisades Center Pari Passu Companion Loans, which are pari passu with the Palisades Center Mortgage Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $229.1 million and (iii) three Palisades Center Subordinate Companion Loans with an aggregate outstanding principal balance as of the Cut-off Date of $159.4 million. In addition, JPMCB and Barclays co-originated a senior mezzanine loan in the original principal balance of $75.0 million and a junior mezzanine loan in the original principal balance of $66.5 million. The Financial Information presented in the chart above reflects the $259.1 million Cut-off Date balance of the Palisades Center Mortgage Loan and the Palisades Center Pari Passu Companion Loans and the $418.5 million aggregate Cut-off Date balance of the Palisades Center Whole Loan, but excluding the $141.5 million mezzanine loans.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Palisades Center

(4)	Net Rentable Area (SF) is not inclusive of square footage associated with the Macy’s and Lord & Taylor boxes, for which the tenants own their respective improvements, but not the related land, which is ground leased from the borrower. Ground rent attributable to each of the Macy’s and Lord & Taylor boxes is a nominal $1.00 per year, and each tenant is also responsible for a portion of common area maintenance and real estate tax expenses, which, based on the borrower’s 2016 annualized budget, amount to $1,593,368 and $877,127 from Macy’s and Lord & Taylor, respectively. Upon termination or expiration of the related leases, the improvements on those parcels will be owned by the borrower and become collateral for the Palisades Center Whole Loan.

(5)	The Interest Rate is 3.686695% when extended to the full precision. The Interest Rate for the Palisades Center Subordinate Companions Loans and the Palisades Center Whole Loan are approximately 5.003934% and 4.188411%, respectively.

(6)	The decrease in 2015 NOI from 2013 NOI is predominantly attributed to several notable tenants that vacated their spaces including Restoration Hardware, Sports Authority, Banana Republic and Gap Kids and Baby Gap. A majority of the tenant vacancies were attributed to corporate bankruptcies and brand downsizing.

(7)	The increase in UW NOI from TTM NOI (as of 02/2016) is predominantly driven by 11 new leases signed in early 2016 and late 2015, which contribute approximately $2.2 million in underwritten base rent and an additional approximately $1.5 million in associated underwritten reimbursements. Additionally, underwritten contractual rent steps through January 1, 2017 account for $567,226 in base rent. The increase is also attributable to an underwritten approximately $1.3 million decrease in the management fee. Historical management fees include leasing commissions that were paid directly to Pyramid as Pyramid conducts all leasing business internally. Approximately $1.2 million in associated leasing commissions were underwritten and accounted for in the UW NCF.

(8)	Initial Other Escrows and Reserves includes $6,498,764 for outstanding tenant improvements, $1,979,953 for outstanding free rent, $187,510 for ground rent and $90,400 for deferred maintenance. Monthly Other Escrows and Reserves consists of a monthly ground rent reserve.

The Loan. The Palisades Center loan is secured by a first mortgage lien on approximately 1.9 million square feet of an approximately 2.2 million square foot super-regional mall located in West Nyack, New York. Improvements on 321,000 square feet ground leased to Macy’s and Lord & Taylor are not part of the collateral. The Palisades Center loan is evidenced by a non-controlling pari passu note with an outstanding principal balance as of the Cut-off Date of $30.0 million (the “Palisades Center Mortgage Loan”), and represents a portion of a fixed rate loan in the aggregate principal balance as of the Cut-off Date of $418.5 million (the “Palisades Center Whole Loan”) which was co-originated by JPMCB and Barclays. The Palisades Center Mortgage Loan is pari passu with two companion loans with an aggregate outstanding principal balance as of the Cut-off Date of $229.1 million (the “Palisades Center Pari Passu Companion Loans”) and three subordinate companion loans (each comprised of two pari passu notes) with an aggregate outstanding principal balance as of the Cut-off Date of $159.4 million (the “Palisades Center Subordinate Companion Loans” and, together with the Palisades Center Pari Passu Companion Loans, the “Palisades Center Companion Loans”). The Palisades Center Companion Loans are not included in the JPMDB 2016-C2 Trust. The Palisades Center Mortgage Loan and the related Palisades Center Pari Passu Companion Loans are pari passu in right of payment with each other and are generally senior in right of payment to the Palisades Center Subordinate Companion Loans as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Palisades Center Whole Loan” in the Prospectus. The Palisades Center Companion Loans are expected to be contributed to the PCT 2016-PLSD securitization trust, a private CMBS securitization to which the Palisades Center Whole Loan is expected to be serviced and administered. The Palisades Center Whole Loan has a five-year term and will be interest-only for the term of the loan. The previously existing debt was securitized in 2011 as part of the JPMCC 2011-PLSD securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A, A-2-A	$229,100,000	$229,100,000	PCT 2016-PLSD	No
A-1-B	30,000,000	30,000,000	JPMDB 2016-C2	No
B-1, B-2	55,500,000	55,500,000	PCT 2016-PLSD	No
C-1, C-2	48,800,000	48,800,000	PCT 2016-PLSD	No
D-1, D-2	55,100,000	55,100,000	PCT 2016-PLSD	No
Total	$418,500,000	$418,500,000

The borrowing entity for the loan is EklecCo NewCo LLC, a Delaware limited liability company and special purpose entity. The loan sponsors and nonrecourse carve-out guarantors are Riesling Associates and Three J’s Family Trust, each of which own a share in Palisades II, L.L.C., an affiliate of Pyramid Management Group, LLC (“Pyramid”). Pyramid is a privately held commercial real estate management and development company headquartered in Syracuse, New York and is one of the largest shopping mall managers, developers and operators in the northeastern United States. Founded in 1970, Pyramid has built and currently manages 17 properties in New York, Massachusetts and Virginia generating in excess of $4.0 billion in annual sales. The portfolio, including Palisades Center, is entirely operated and managed by Pyramid. The aggregate liability of the guarantors with respect to breaches or violations of the bankruptcy, insolvency and substantive consolidation full recourse carveouts in the loan documents is capped at 20% of the Palisades Center Whole Loan.

According to Pyramid, from 2010 to 2015, approximately $36.1 million was invested in a comprehensive and elective renovation of the property, which included upgrades to the flooring and lighting throughout all common areas, parking resurfacing, exterior landscaping and roof repairs. According to Pyramid, the majority of the renovations occurred from 2013 to 2015 when approximately $31.4 million was invested.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Palisades Center

The Property. Palisades Center is an approximately 2.2 million square foot, four-story, super-regional mall and entertainment center located in West Nyack, New York. Collateral for the Palisades Center Whole Loan consists of approximately 1.9 million square feet, which does not include non-owned anchors Macy’s (201,000 square feet) and Lord & Taylor (120,000 square feet). The property is situated on approximately 150.9 acres and contains 8,477 parking spaces and a parking ratio of 4.5 spaces per 1,000 square feet of owned collateral.

As of February 1, 2016, the owned collateral was 94.3% occupied by 199 tenants. The largest tenant at the property, JCPenney, leases 8.3% of the net rentable area through March 2018 and has occupied its space since March 1998. JCPenney operates department stores throughout the United States and Puerto Rico and sells family apparel and footwear, accessories, fine and fashion jewelry, beauty products and home furnishings. JCPenney accounts for 2.5% of the in-place base rent and its lease contains five remaining five-year renewal options and one additional four and a half year renewal option. The second largest tenant, Home Depot, leases 7.0% of the net rentable area through January 2019 and has occupied its space since April 1998. Home Depot operates as a home improvement retailer and sells a range of building materials, home improvement products and lawn and garden products. Home Depot accounts for 2.9% of the in-place base rent and its lease contains five remaining five-year renewal options. The third largest tenant, Target, leases 6.9% of the net rentable area through January 2024 and has occupied its space since November 1998. Target operates general merchandise stores throughout 49 states in the United States. Target accounts for 1.5% of the in-place base rent and its lease contains six remaining four-year renewal options.

The Market. Palisades Center is located in West Nyack, New York and is part of the New York City metropolitan statistical area. The property is located at the intersection of the New York State Thruway, Route 59 and Route 303, which have a cumulative traffic count of approximately 338,000 cars per day. Additionally, the property benefits from its regional accessibility and is located 3.5 miles northwest of the Tappan Zee Bridge, 20.0 miles north of the George Washington Bridge and 18.0 miles northwest of New York City. According to the appraisal, the property’s 10-mile primary trade area contains an estimated 634,908 people with an average household income of $134,980 in 2015. The property’s secondary trade area spans 15.0 miles and contains an estimated 1.6 million people with an average household income of $130,311 in 2015. The appraisal identified 10 properties as directly competitive with Palisades Center. The comparable properties are located between 4.0 miles and 24.4 miles from the property and ranged in size from approximately 119,161 to approximately 2.2 million square feet.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
JCPenney	B3 / B / B	157,339	8.3%	$7.68	2.5%	3/31/2018
Home Depot	A2 / A / A	132,800	7.0%	$10.73	2.9%	1/31/2019
Target	A2 / A / A-	130,140	6.9%	$5.54	1.5%	1/31/2024
BJ’s Wholesale Club	B3 / B- / NA	118,076	6.2%	$14.49	3.5%	2/28/2018
Dick’s Sporting Goods	NA / NA / NA	94,745	5.0%	$7.25	1.4%	1/31/2023
AMC Palisades Center 21	NA / B+ / NA	74,270	3.9%	$49.47	7.6%	12/31/2028
Burlington Coat Factory	NA / BB- / NA	66,628	3.5%	$16.50	2.3%	10/31/2018
Best Buy	Baa1 / BB+ / BBB-	49,822	2.6%	$20.00	2.1%	3/31/2021
Dave & Buster’s	NA / NA / NA	48,406	2.6%	$12.50	1.2%	1/31/2019
Autobahn Indoor Speedway	NA / NA / NA	45,756	2.4%	$5.85	0.6%	3/1/2026
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Palisades Center

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	108,889	5.7%	NAP	NAP	108,889	5.7%	NAP	NAP
2016 & MTM	24	89,025	4.7%	$3,503,447	7.2%	197,914	10.4%	$3,503,447	7.2%
2017	13	31,996	1.7%	$1,868,785	3.8%	229,910	12.1%	$5,372,232	11.1%
2018	17	407,136	21.5%	$7,485,734	15.4%	637,046	33.6%	$12,857,966	26.5%
2019	30	282,048	14.9%	$8,121,289	16.7%	919,094	48.5%	$20,979,255	43.2%
2020	22	82,702	4.4%	$4,328,694	8.9%	1,001,796	52.8%	$25,307,948	52.1%
2021	21	138,517	7.3%	$4,143,553	8.5%	1,140,313	60.1%	$29,451,501	60.7%
2022	19	163,118	8.6%	$3,641,619	7.5%	1,303,431	68.7%	$33,093,120	68.2%
2023	14	179,749	9.5%	$3,165,426	6.5%	1,483,180	78.2%	$36,258,545	74.7%
2024	15	208,156	11.0%	$4,731,348	9.7%	1,691,336	89.2%	$40,989,893	84.4%
2025	12	22,205	1.2%	$1,636,173	3.4%	1,713,541	90.4%	$42,626,066	87.8%
2026	10	108,205	5.7%	$2,133,839	4.4%	1,821,746	96.1%	$44,759,905	92.2%
2027 & Beyond	2	74,576	3.9%	$3,795,074	7.8%	1,896,322	100.0%	$48,554,979	100.0%
Total	199	1,896,322	100.0%	$48,554,979	100.0%
(1)	Based on the underwritten rent roll.

(2)	Lease Rollover Schedule represents owned collateral only and does not include the square footage of the parcels leased to Macy’s and Lord & Taylor, each of which pays a nominal rent of $1.00 per year.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$51,548,502	$50,203,707	$46,111,107	$46,224,321	$48,554,979	$25.60	58.7%
Vacant Income	0	0	0	0	2,503,874	1.32	3.0%
Gross Potential Rent	$51,548,502	$50,203,707	$46,111,107	$46,224,321	$51,058,853	$26.93	61.7%
CAM Reimbursements	32,460,069	26,341,916	24,591,384	25,509,480	26,862,673	14.17	32.5%
Percentage Rent	1,262,751	1,179,698	609,095	577,539	509,101	0.27	0.6%
Other Rental Storage	3,495,396	4,022,448	4,212,099	4,216,924	4,265,000	2.25	5.2%
Net Rental Income	$88,766,718	$81,747,769	$75,523,685	$76,528,264	$82,695,627	$43.61	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,503,874)	(1.32)	(3.0)
Other Income(4)	821,390	1,106,394	530,720	412,773	500,000	0.26	0.6%
Effective Gross Income	$89,588,108	$82,854,163	$76,054,405	$76,941,037	$80,691,753	$42.55	97.6%

Total Expenses	$38,853,647	$34,919,834	$34,805,553	$35,214,741	$33,675,158	$17.76	41.7%

Net Operating Income(5)(6)	$50,734,462	$47,934,329	$41,248,852	$41,726,296	$47,016,595	$24.79	58.3%

Total TI/LC, Capex/RR(6)	0	0	0	0	2,258,310	1.19	2.8%
Net Cash Flow	$50,734,462	$47,934,329	$41,248,852	$41,726,296	$44,758,285	$23.60	55.5%
Occupancy(7)	99.0%	96.0%	94.4%	94.3%	97.0%
(1)	TTM represents the trailing 12 months ended February 29, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	The increase in Underwritten Rents in Place from TTM Rents in Place is predominantly driven by 11 new leases signed in early 2016 and late 2015, which contribute approximately $2.2 million in underwritten base rent, as well as underwritten contractual rent steps through January 1, 2017, which account for $567,226 in underwritten base rent.

(4)	Other Income includes alternative income, a NYSERDA lighting rebate and income related to advertising and directories located throughout the mall.

(5)	The decrease in 2015 Net Operating Income from 2013 Net Operating Income is predominantly attributed to several notable tenants that vacated their spaces including Restoration Hardware, Sports Authority, Banana Republic and Gap Kids and Baby Gap. A majority of the tenant vacancies were attributed to corporate bankruptcies and brand downsizing.

(6)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is predominantly driven by 11 new leases signed in early 2016 and late 2015, which contribute approximately $2.2 million in base rent and an additional approximately $1.5 million in associated underwritten reimbursements. Additionally, underwritten contractual rent steps through January 1, 2017 account for $567,226 in base rent. The increase is also attributable to an approximately underwritten $1.3 million decrease in the management fee. Historical management fees include leasing commissions that were paid directly to Pyramid as Pyramid conducts all leasing business internally. Approximately $1.2 million in associated leasing commissions were underwritten and accounted for in the Total TI/LC, Capex/RR.

(7)	Historical Occupancy is as of December 31 of each respective year. TTM Occupancy is as of February 1, 2016. Underwritten Occupancy represents economic occupancy.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Palisades Center

Releases. The loan documents permit the borrower to release the JCPenney parcel from the lien of related security instrument at any time during the term, subject to the satisfaction of certain conditions in the loan agreement, including, without limitation: (i) the partial prepayment of the Palisades Center Whole Loan in an amount equal to $8,444,732 plus the yield maintenance premium (if applicable), (ii) after giving effect to the release, the debt service coverage ratio (the debt service coverage ratio is calculated pursuant to the loan documents, excluding any rent from tenants that may not be due and payable following such release as a result of the co-tenancy provisions under the related leases) will be equal to or greater than 1.53x, (iii) after giving effect to the release, the loan-to-value ratio (including any related mezzanine loan) does not exceed 63.6%, (iv) none of Macy’s, Lord & Taylor or Target has vacated its space or ceased operations at the property, and (v) the borrower provides evidence that it has purchased the leasehold interest in the J.C. Penney lease and that the lease has been terminated. The borrower is also allowed to release one outparcel at the property that consists of a portion of the existing parking lot and a landscaped area located at the southeast portion of the property.

Permitted Junior Mezzanine Advance. The junior mezzanine borrower may obtain an additional advance of principal under the junior mezzanine loan or an additional subordinate mezzanine loan in an amount not greater than an amount equal to the lesser of (a) $75,000,000 and (b) the amount, which when added to the then outstanding principal balance of the mezzanine loans and the mortgage loan yields, would result in: (i) a loan-to-value ratio that does not exceed the loan-to-value ratio as of the origination date; (ii) a debt yield that is no less than the debt yield as of the origination date; and (iii) the projected debt service coverage ratio for the succeeding 12 months is not less than the greater of (A) the debt service coverage ratio as of the origination date and (B) the debt service coverage ratio for the immediately preceding 12 months. The funds are required to be used for improving the approximately 300,000 vacant square feet at the property as described in the loan documents.

Additional Debt. JPMCB and Barclays co-originated a senior mezzanine loan in the original principal balance of $75.0 million and a junior mezzanine loan in the original principal balance of $66.5 million to the owners of 100% of the equity interests of the borrower and the senior mezzanine borrower, respectively. The mezzanine loans are secured by the equity interests held by the mezzanine borrowers and are coterminous with the Palisades Center Whole Loan. The senior mezzanine loan has a 5.45000% coupon and the junior mezzanine loan has a 8.00000% coupon, and both loans are interest-only for their entire terms. Including the mezzanine loans, the cumulative Cut-off Date LTV is 63.6%, the cumulative UW NCF DSCR is 1.64x and the cumulative UW NOI Debt Yield is 8.4%.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sun MHC Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$29,066,000	Title:	Fee
Cut-off Date Principal Balance(1):	$29,066,000	Property Type - Subtype:	Manufactured Housing -
% of Pool by IPB:	3.3%		Manufactured Housing
Loan Purpose:	Acquisition	Total Pads(2):	3,981
Borrowers(3):	Various	Location:	Various, Various
Sponsor:	Ross H. Partrich	Year Built / Renovated:	Various / N/A
Interest Rate:	4.28000%	Occupancy(2):	82.8%
Note Date:	11/24/2015	Occupancy Date:	10/1/2015
Maturity Date:	12/1/2025	Number of Tenants:	N/A
Interest-only Period:	72 months	2013 NOI:	$8,566,370
Original Term:	120 months	2014 NOI:	$9,200,412
Original Amortization:	360 months	2015 NOI:	$9,969,136
Amortization Type:	IO-Balloon	UW Economic Occupancy:	84.6%
Call Protection(4):	L(29),Grtr1%orYM(86),O(5)	UW Revenues:	$15,793,850
Lockbox:	Springing	UW Expenses:	$6,475,864
Additional Debt:	Yes	UW NOI:	$9,317,986
Additional Debt Balance:	$75,000,000	UW NCF:	$9,284,223
Additional Debt Type:	Pari Passu	Appraised Value / Per Pad(2)(5):	$144,100,000 / $36,197
		Appraisal Date:	11/20/2015

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Pad(2):	$26,141
Taxes:	$0	$123,269	N/A	Maturity Date Loan / Pad(2):	$24,338
Insurance:	$0	Springing	N/A	Cut-off Date LTV(5):	72.2%
Replacement Reserves(6):	$765,572	Springing	N/A	Maturity Date LTV(5):	67.2%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.51x
Other(7):	$134,428	$0	N/A	UW NOI Debt Yield:	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$104,066,000	73.3%	Purchase Price	$137,855,400	97.1%
Sponsor Equity	37,843,978	26.7	Closing Costs	3,154,578	2.2
			Upfront Reserves	900,000	0.6
Total Sources	$141,909,978	100.0%	Total Uses	$141,909,978	100.0%
(1)	The Sun MHC Portfolio loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $104.066 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $104.066 million Sun MHC Portfolio Whole Loan.
(2)	Total Pads includes 768 RV pads located across three of the Sun MHC Portfolio properties in Texas. Occupancy figures are calculated net of the 768 RV pads, while the Appraised Value / Per Pad, Cut-off Date Loan / Pad and Maturity Date Loan / Pad are calculated including the RV pads.
(3)	The borrowing entities for the loan are Colonial Village (NY) MHC, LLC, Valley View Estates (NY) MHC, LLC, Casa del Valle (TX) MHC, LLC, Kenwood (TX) MHC, LLC, MHC Snow to Sun (TX), LLC, Edwardsville (KS) MHC, LLC, Silver Star (FL) MHC, LLC, College Park Estates (MI) MHC, LLC, Sherman Oaks (MI) MHC, LLC, Village Trails (MI) MHC, LLC, Maplewood (IN) MHC, LLC and West Glen (IN) MHC, LLC, each a single purpose Delaware limited liability company with two independent directors.
(4)	The borrowers are permitted to obtain the release of an individual property provided, among other things, (i) the sale of such property is pursuant to an arm’s-length agreement, (ii) the debt service coverage ratio for the remaining properties is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.56x, (iii) the borrowers pay to lender (a) 115% of the allocated loan amount for the released property or (b) with respect to the sale of any property to an entity in which Ross H. Partrich owns a direct or indirect beneficial interest, if at the time of the purchase and sale agreement or the time of sale, Ross H. Partrich owns 15% or more of the ownership interests of the borrowers, the greater of 125% of the allocated loan amount for the released property and 100% of the net sales proceeds from the released property and (iv) the borrowers pay the applicable yield maintenance premium.
(5)	The Appraised Value / Per Pad, Cut-off Date LTV and Maturity Date LTV are based on the “As-is Portfolio” value of $144.1 million. Based on the individual property appraised values, the aggregate appraised value for the Sun MHC Portfolio is $148.25 million. The Cut-off Date LTV and Maturity Date LTV based on the $148.25 million are 70.2% and 65.4%, respectively. The appraisal applied a portfolio discount primarily because the purchase price for the portfolio of $137.9 million was less than the sum of the appraisal’s concluded values for each of the individual properties. According to the appraisal, the sale was negotiated in an off market transaction and the prior owner was motivated by internal investment criteria to divest a number of assets.
(6)	Beginning on the monthly payment date in December 2019, the borrowers will be required to deposit an amount equal to $16,588 into the Monthly Replacement Reserves on each monthly payment date.
(7)	Initial Other Escrow and Reserves represents deferred maintenance.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sun MHC Portfolio

The Loan. The Sun MHC Portfolio loan is secured by a first mortgage lien on the borrowers’ fee interest in a portfolio of 12 manufactured housing properties across six states, totaling 3,981 pads. The whole loan has an outstanding principal balance as of the Cut-off Date of $104.066 million (the “Sun MHC Portfolio Whole Loan”) and is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-2, with an outstanding principal balance as of the Cut-off Date of $29.066 million, is being contributed to the JPMDB 2016-C2 Trust. Note A-1, with an outstanding principal balance as of the Cut-off Date of $75.0 million, was contributed to the COMM 2016-DC2 trust. The holder of Note A-1 (the “Controlling Noteholder”) is the trustee of the COMM 2016-DC2 trust. The trustee of the COMM 2016-DC2 trust (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, the directing certificateholder for that securitization) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Sun MHC Portfolio Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to be consulted with respect to certain major decisions.

The Sun MHC Portfolio Whole Loan has a 10-year term and, subsequent to a six-year interest-only period, will amortize on a 30-year schedule. The previously existing debt on the Valley View Estates and Colonial Village properties was included in the JPMBB 2013-C14 securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	COMM 2016-DC2	Yes
A-2	29,066,000	29,066,000	JPMDB 2016-C2	No
Total	$104,066,000	$104,066,000

The Portfolio. The Sun MHC Portfolio consists of 12 manufactured housing communities totaling 3,213 MHC pads and 768 RV pads. The properties were built between 1960 and 1996 and are located across six states including Florida, Michigan, Indiana, Kansas, Texas and New York. Four of the Sun MHC Portfolio properties (Silver Star, Snow to Sun, Casa Del Valle and Kenwood) are age restricted to tenants of 55 years and older. From 2012 to the trailing 12-month period ending September 30, 2015, the aggregate net operating income for the Sun MHC Portfolio properties increased 8.6% from approximately $8.4 million to approximately $9.2 million, while overall average occupancy since 2012 has been 81.8%.

Portfolio Summary
Property Name	Location	MHC Pads	RV Pads	Total Pads(1)	Year Built	Allocated Whole Loan Amount	% of Allocated Whole Loan Amount	Underwritten NCF	Appraised Value(2)
Silver Star	Orlando, FL	406	0	406	1971	$22,899,871	22.0%	$1,968,014	$32,600,000
West Glen Village	Indianapolis, IN	552	0	552	1970	17,982,721	17.3	1,624,123	25,600,000
Edwardsville	Edwardsville, KS	635	0	635	1968	17,671,670	17.0	1,704,609	25,260,000
Sherman Oaks	Jackson, MI	366	0	366	1976	9,630,590	9.3	856,845	13,710,000
College Park Estates	Canton, MI	230	0	230	1960	8,281,886	8.0	811,096	11,790,000
Snow to Sun	Weslaco, TX	183	293	476	1989	5,767,115	5.5	540,893	8,210,000
Casa Del Valle	Alamo, TX	137	239	376	1990	4,994,420	4.8	371,858	7,110,000
Valley View Estates	Allegany, NY	197	0	197	1980	4,446,509	4.3	408,197	6,330,000
Colonial Village	Allegany, NY	156	0	156	1980	3,807,279	3.7	365,299	5,420,000
Village Trails	Howard City, MI	100	0	100	1996	3,385,809	3.3	285,953	4,820,000
Maplewood	Indianapolis, IN	207	0	207	1960	3,161,025	3.0	290,874	4,500,000
Kenwood	La Feria, TX	44	236	280	1987	2,037,105	2.0	56,464	2,900,000
Total	3,213		768	3,981		$104,066,000	100.0%	$9,284,223	$144,100,000

(1)	The portfolio has 702 community owned homes that were acquired by an affiliate of the loan sponsor, which total 17.6% of the 3,981 pads at the property. There is at least one community owned home at each property, with the largest concentrations at West Glen Village (186 homes), College Park Estates (160 homes) and Edwardsville (152 homes). The borrowers do not receive income from the community owned homes and they are not collateral for the Sun MHC Portfolio Whole Loan; however, the related loan documents prohibit the community homes from being sold (other than to tenants) and require that they remain in place at the Sun MHC Portfolio properties. The related loan documents permit the borrower affiliate which owns such homes to obtain a third party chattel loan secured by such homes in an amount not to exceed 80% of the aggregate fair market value of such homes.
(2)	Total Appraised Value is based on the “As-is Portfolio” value of $144.1 million. Based on the individual property appraised values, the aggregate appraised value for the Sun MHC Portfolio is $148.25 million. The Cut-off Date LTV and Maturity LTV based on the $148.25 million are 70.2% and 65.4%, respectively.

The Sun MHC Portfolio properties are geographically diverse, located in 10 different cities across six states. The properties are located in Texas (28.4% by pads), Indiana (19.1% by pads), Michigan (17.5% by pads), Kansas (16.0% by pads), Florida (10.2% by pads) and New York (8.9% by pads). Florida represents the largest exposure to a single state by underwritten net cash flow, with 21.2% of underwritten net cash flow.

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Structural and Collateral Term Sheet	JPMDB 2016-C2

Sun MHC Portfolio

Region Breakdown
State	# Sites	Total Pads(1)	% of Pads	Allocated Whole Loan Amount ($)	Allocated Whole Loan Amount ($)/Pad(1)	Appraised Value(2)	Cut-off Date LTV(2)	UW NCF	% UW NCF
Florida	1	406	10.2%	$22,899,871	$56,404	$32,600,000	70.2%	$1,968,014	21.2%
Michigan	3	696	17.5	21,298,285	$30,601	30,320,000	70.2%	1,953,894	21.0
Indiana	2	759	19.1	21,143,746	$27,857	30,100,000	70.2%	1,914,997	20.6
Kansas	1	635	16.0	17,671,670	$27,829	25,260,000	70.0%	1,704,609	18.4
Texas	3	1,132	28.4	12,798,640	$11,306	18,220,000	70.2%	969,214	10.4
New York	2	353	8.9	8,253,788	$23,382	11,750,000	70.2%	773,496	8.3
Total / Wtd. Avg.	12	3,981	100.0%	$104,066,000	$26,141	$144,100,000	72.2%	$9,284,223	100.0%

(1)	Includes 768 RV pads located across three of the Sun MHC Portfolio Properties in Texas. In Texas, there are 364 MHC pads and the Allocated Whole Loan Amount ($)/Pad excluding the RV pads is $35,161. In total, there are 3,213 MHC pads and the Allocated Whole Loan Amount ($)/Pad excluding the RV pads is $32,389.
(2)	Total Appraised Value and Cut-off Date LTV are based on the “As-is Portfolio” value of $144.1 million. Based on the individual property appraised values, the aggregate appraised value for the Sun MHC Portfolio is $148.25 million. The Cut-off Date LTV based on the $148.25 million is 70.2%.

Historical Occupancy and Market Rent Summary
Property Name	Location	2013 Occupancy(1)	2014 Occupancy(1)	TTM Occupancy (1)(2)	TTM Avg. Monthly Rent/Pad(1)(2)	Appraisal’s Concluded Occupancy(1)(3)	Market Rent/Pad(1)(3)
Silver Star	Orlando, FL	97.9%	98.3%	98.8%	$565	95.0%	$577
West Glen Village	Indianapolis, IN	76.9%	80.8%	78.4%	$450	82.6%	$450
Edwardsville	Edwardsville, KS	71.4%	75.8%	75.7%	$423	73.0%	$423
Sherman Oaks	Jackson, MI	73.3%	73.1%	74.0%	$467	74.0%	$468
College Park Estates	Canton, MI	79.9%	82.9%	93.0%	$468	92.0%	$468
Snow to Sun	Weslaco, TX	99.0%	97.2%	93.4%	$308	90.0%	$310
Casa Del Valle	Alamo, TX	96.8%	98.4%	93.4%	$330	90.0%	$335
Valley View Estates	Allegany, NY	N/A	86.3%	85.8%	$373	88.0%	$375
Colonial Village	Allegany, NY	N/A	87.5%	87.2%	$366	88.0%	$374
Village Trails	Howard City, MI	95.3%	91.6%	94.0%	$427	93.0%	$428
Maplewood	Indianapolis, IN	66.2%	64.3%	58.9%	$393	59.4%	$395
Kenwood	La Feria, TX	97.2%	95.1%	90.9%	$290	90.0%	$290
Wtd. Avg.		81.0%	83.1%	82.8%	$434	82.2%	$412
(1)	Occupancy figures, TTM Avg. Monthly Rent/Pad and Market Rent/Pad are calculated net of the 768 RV pads.
(2)	TTM represents the trailing 12-month period ending on October 1, 2015.
(3)	Source: Appraisal.

The appraisal identified several recent portfolio sales that have occurred over the past five years considered to be comparable to the Sun MHC Portfolio which are summarized in the table below.

Sales Comparison(1)
Portfolio Name	Date of Sale	States	Price (millions)	Price/Pad	# of Pads	Average Occupancy
Sun MHC Portfolio	Nov-15	FL, IN, KS, MI, NY, TX	$137.9	$34,628	3,981(2)	82.8%
Sun – GCP	Oct-14	AZ, CO, FL, IL, ME, MI, MT, NY, PA, WI	$1,320.0	$67,922	19,434	90.3%
UMH – Stonewall	Jul-14	PA	$12.2	$36,310	336	84.0%
UMH – Evergreen	Mar-14	OH	$25.0	$22,538	1,107	87.0%
ARC – RHP	Apr-13	FL, KS, MO, NY, UT	$865.0	$52,219	16,565	86.1%
Sun – Rudgate	Nov-12	MI	$71.1	$12,465	5,704	85.4%
ARC – UMH	Aug-12	PA, NY	$28.3	$29,214	967	92.3%
ARC - Yes!	Aug-12	IA, IL, NC, ND, NE, OK, SC	$294.0	$28,000	10,500	92.0%
Kentland – Sun	Jun-12	MI	$142.3	$24,947	5,704	85.4%
Hometown – AMC	Dec-11	AZ, CO, TX, MI	$330.0	$55,790	5,915	84.6%
Hometown – ELS	May-11	AZ, CA, CT, ID, IN, MA, MD, MI, MN, NY, PA, VA, FL	$1,413.0	$46,898	30,129	86.3%
(1)	Source: Appraisal.
(2)	Includes 768 RV pads located across three of the Sun MHC portfolio properties (Snow to Sun, Casa Del Valle and Kenwood). The foregoing three properties and Silver Star are age restricted to tenants at least 55 years of age.

A-3-120

Structural and Collateral Term Sheet	JPMDB 2016-C2

Sun MHC Portfolio

Operating History and Underwritten Net Cash Flow
	2012	2013	2014	2015	Underwritten	Per Pad	%(1)
Rents in Place	$12,251,081	$12,695,046	$13,294,805	$13,768,548	$13,836,565	$3,476	106.6%
Vacant Income	0	0	0	0	2,521,920	633	19.4
Gross Potential Rent(2)	$12,251,081	$12,695,046	$13,294,805	$13,768,548	$16,358,485	$4,109	126.1%
(Vacancy/Credit Loss/Concessions)(3)	(765,325)	(906,898)	(908,297)	(641,658)	(3,381,954)	(850)	(26.1)
Net Rental Income	$11,485,756	$11,788,148	$12,386,508	$13,126,889	$12,976,531	$3,260	100.0%
Other Income(4)	2,495,588	2,516,492	2,706,905	2,617,131	2,817,319	708	21.7
Effective Gross Income	$13,981,344	$14,304,640	$15,093,413	$15,744,020	$15,793,850	$3,967	121.7%

Total Expenses	$5,540,040	$5,738,270	$5,893,001	$5,774,884	$6,475,864	$1,627	41.0%

Net Operating Income	$8,441,304	$8,566,370	$9,200,412	$9,969,136	$9,317,986	$2,341	59.0%

Total TI/LC, Capex/RR	0	0	0	0	33,763	8	0.2
Net Cash Flow	$8,441,304	$8,566,370	$9,200,412	$9,969,136	$9,284,223	$2,332	58.8%
Occupancy(5)	80.0%	81.0%	83.1%	82.8%	84.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remaining fields.
(2)	Underwritten Gross Potential Rent is based on the in-place rent roll.
(3)	The Underwritten Vacancy (exclusive of Credit Loss and Concessions) represents 15.4% of gross potential rent.
(4)	Other Income consists of income from the RV pads as well as items such as late fees, month to month fees and storage income.
(5)	Historical Occupancy is as of December 31 of each respective year. 2015 Occupancy is as of October 1, 2015. Underwritten Occupancy represents economic occupancy.

A-3-121

 [THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer

J.P. Morgan Chase Commercial	Wells Fargo Bank, National Association	Midland Loan Services	Pentalpha Surveillance LLC
Mortgage Securities Corp.	550 S. Tryon Street, 14th Floor	A Division of PNC Bank, N.A.	375 North French Road
	Charlotte, NC 28202	10851 Mastin Street, Building 82 Suite 300	Suite 100
383 Madison Avenue		Overland Park, KS 66210	Amherst, NY 14228
New York, NY 10179

Contact: Brian Baker	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 834-3813	Phone Number: (866) 898-1615	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information

Controlling Class: NR
Effective as of: mm/dd/yyyy

Controlling Class Representative: TBD
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Rating Agency Expenses	0.00
Principal Prepayments	0.00		Attorney Fees & Expenses	0.00
Collection of Principal after Maturity Date	0.00		Bankruptcy Expense	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Taxes Imposed on Trust Fund	0.00
Excess of Prior Principal Amounts paid	0.00		Non-Recoverable Advances	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Equity Payments Received	0.00		Borrower Option Extension Fees	0.00
	0.00		Equity Payments Paid	0.00
Total Other Collected		0.00		0.00
Total Funds Collected		0.00	Total Payments to Certificateholders & Others		0.00
			Total Funds Distributed		0.00

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate
MH	-	Mobile Home Park															Reduction

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMDB Commercial Mortgage Securities Trust 2016-C2 Commercial Mortgage Pass-Through Certificates Series 2016-C2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/17/16
8480 Stagecoach Circle		Record Date:	5/31/16
Frederick, MD 21701-4747		Determination Date:	6/13/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of [____] (the “Pooling and Servicing Agreement”), among [_______].
Transaction: JPMDB Commercial Mortgage Securities Trust 2016-C2, Commercial Mortgage Pass-Through Certificates, Series 2016-C2
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: [●]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List applicable mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we

1      This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

a.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)           Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)           Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

D-1-1

(3)           Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)           Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)           Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)           Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since April 25, 2016.

(7)           Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the Mortgage Loan Seller constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the

D-1-2

enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)           Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in

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the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)           Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)           Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)           Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)           Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13)         Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)         Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)         Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)         Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)         No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)         Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors

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Service, Inc. or “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)         Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)         No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)         No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)         REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be

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reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)         Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)         Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)         Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)         Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

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(27)         Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)         Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)         Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for

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any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)         Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)         Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)         Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged

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Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)         Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)         Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be

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released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)         Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)         Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)	The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)	The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)	The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the

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event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)	The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)	The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)         Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)         ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated

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Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)         Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)         No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)         Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)         Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or

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caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)         Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

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In the case of each JPMCB Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)         Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)         Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)         Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

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(47)         Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)         Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)         Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Quaker Bridge Mall (Loan No. 1), 100 East Pratt (Loan No. 3), Sanofi Office Complex (Loan No. 4) and Palisades Center (Loan No. 14)	(Lien; Valid Assignment) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.
7 and 8	Legends at Kingsville (Loan No. 19)	(Lien; Valid Assignment; Permitted Liens; Title Insurance) – The prior owner of the Mortgaged Property entered into a construction contract for the construction of the improvements on the Mortgaged Property. Construction was completed in 2015, and as of the origination date of the Mortgage Loan, there were certain claims outstanding for materials and labor at the Mortgaged Property. Schedule IV to the Mortgage Loan agreement includes a list of the outstanding claims for materialmen’s and mechanic’s liens, which total approximately $3,072,063. The title policy includes exceptions for twenty (20) affidavits for mechanic’s liens which are included in the schedule, with aggregate total claims of $507,142.54, but the title policy insures the lender for reasons of a final, non-appealable judgment of a court of competent jurisdiction that orders a foreclosure of such lien(s), and the title policy obligates the title company to defend the lender in the event of a foreclosure action. In addition, at origination of the Mortgage Loan, $5,335,000 was deposited with the title company pursuant to an escrow agreement to be used for payment of any outstanding claims. The Mortgage Loan documents prohibit the amendment, modification or termination of the escrow agreement without the prior consent of the lender.
8	100 East Pratt (Loan No. 3)	(Permitted Liens; Title Insurance) – Pursuant to the related lease, the largest tenant at the Mortgaged Property, T. Rowe Price, has a right of first refusal to purchase the related Mortgaged Property in the event Mortgagor intends to sell the building as a single asset, as well as a right of first refusal in the event Mortgagor receives an offer to purchase the building as a single asset.

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JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Sanofi Office Complex (Loan No. 4)

(Permitted Liens; Title Insurance) – The sole tenant at the related Mortgaged Property has a right of first offer under its lease to acquire the condominium units if the Mortgagor desires to sell the units in a manner that is a Disposition. A “Disposition” is the transfer of the fee simple interests in the units to a third party which is not an affiliate of the related Mortgagor for a purchase price which is all cash. A Disposition does not include (i) a transaction that involves the transfer of the units and any other real property or interests in real property or (ii) condemnation. The related subordination and non-disturbance agreement provides that the right of first offer is not subordinate to the related Mortgage and the lender is obligated to comply with the right of first offer if the lender ever acquires the right to sell or cause the sale of the premises (pursuant to a foreclosure or otherwise), provided that any due on sale provision in the related loan documents will not be impaired. The purchase price under the right of first offer will be in an amount at least equal to all amounts owing to the lender under the related loan documents.

The Mortgaged Property consists of two condominium units. Units I/II and Unit III are separate units that are not physically contiguous.

8	Palisades Center (Loan No. 14)	(Permitted Liens; Title Insurance) – The Mortgage Loan documents include a post-closing obligation for the Mortgagor to use commercially reasonable efforts to obtain a bond over a mechanic’s lien in the amount of approximately $83,754 that has been filed with the county and which affects the Mortgaged Property.
8	New Town Collier Portfolio (Loan No. 17)

(Permitted Liens; Title Insurance) – Pursuant to the Declaration of Restrictions for Collier Park of Commerce dated July 27, 1983 (as amended, the “Declaration”), the following use restrictions burden the Collier Park Mortgaged Property (the “Collier Park Property”):

(1) The Collier Park Property is required to be used for retail, office, warehouse and industrial park uses. Any other non-residential use permitted by zoning and regulations of governmental authority must be approved by CPOC Development Company, LLC, a Delaware limited liability company (the “Declarant”)

(2) Other restrictions include: (a) no outside storage or display of material, vehicles or goods; (b) no advertising flags, pennants or streamers on the lot or buildings; (c) no service or delivery areas fronting any contiguous

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JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
street; (d) lot/building specification within the requirements listed (size, height, density, setback, etc.); (e) conformance with specific landscaping criteria; (f) conformance with colors and construction material of buildings criteria; (g) conformance with parking and driveway areas criteria; (h) all loading docks must be located to the side and rear of each building; (i) all items must be stored in a completely enclosed building; (j) no wall or fence within the setback area and no wall or fence without Declarant approval; (k) no outside antennas; (l) no accessory or temporary buildings; (m) all garbage containers, oil and gas tanks, and air conditioning units must be contained in an enclosed, walled-in area; (n) no signs on any site or structure without approval from Declarant; (o) no truck or commercial vehicle parking overnight unless completely screened from street; (p) outdoor lighting must be approved by Declarant; (q) no improvements shall be constructed or altered without approval from the Development Review Committee upon the proper submission; (r) no lot or site shall be subdivided without Declarant approval; and (s) no ditch, drain, canal, or body holding water may be filled in.
In addition, pursuant to the Declaration, Declarant has a right of first refusal to purchase (“ROFR”) in the event that the Mortgagor desires (a) to sell or (b) to lease for a term of greater than 60 months a lot or any portion thereof. The Declarant is given 30 days to exercise the ROFR, and if the Declarant elects to exercise the ROFR, the Declarant must proceed on the same terms as contained in the offer. The Declarant executed an estoppel at origination that confirms the ROFR does not apply to (i) the acquisition of title to the property by foreclosure, deed in lieu thereof or otherwise or to a subsequent transfer thereafter by Lender or its designee or (ii) a lease for less than the entire Collier Park Property. In addition, pursuant to the Declaration, if an improvement is damaged or destroyed, Mortgagor must either restore the improvement or return the lot to the condition it was in prior to construction of the improvement. If Mortgagor fails to comply with that obligation and continues not to comply for 30 days after notice to the Mortgagor, Declarant has an option to purchase the Collier Park Property at fair market value (taking into consideration the then current condition of the property). The estoppel provides that the purchase option is subordinate to the liens of the Mortgage Loan and provides the lender with notice and cure rights for Mortgagor defaults.

D-2-3

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
9	Naples Grande Beach Resort (Loan No. 11)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than the LTV Ratio as of the origination date; (ii) the combined DSCR is equal to or greater than the DSCR as of the origination date, based on the trailing 12 month period; and (iii) the execution of an intercreditor agreement on the mortgage lender’s then-standard form (subject to commercially reasonable modifications as then accepted by the lender for loans of a similar size and structure).
9	Palisades Center (Loan No. 14)	(Junior Liens) – There is a $75,000,000 senior mezzanine loan secured by the equity interests in the Mortgagor and a $66,500,000 junior mezzanine loan secured by the equity interests in the senior mezzanine loan borrower. The mezzanine loans were co-originated by JPMCB and Barclays Bank PLC. The lenders have entered into an intercreditor agreement. The Mortgage Loan documents and mezzanine loan documents provide that the junior mezzanine borrower may obtain an additional advance of principal (the “Expansion Space Advance”) in an amount not greater than an amount equal to the lesser of (a) $75,000,000 and (b) the amount, which when added to the then outstanding principal balance of the mezzanine loans and the Mortgage Loan yields: (i) a combined LTV Ratio that does not exceed the combined LTV Ratio as of the origination date of the Mortgage Loan; (ii) a combined debt yield that is no less than the combined debt yield as of the origination date; and (iii) the projected combined DSCR for the succeeding 12 months that is not less than the greater of (A) the combined DSCR as of the origination date of the Mortgage Loan and (B) the combined DSCR for the immediately preceding 12 months.
9	New Town Collier Portfolio (Loan No. 17)	(Junior Liens) – In connection with a sale of the Mortgaged Property to third party in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include, but are not limited to (i) a combined LTV Ratio of not greater than 70.3%; (ii) a combined DSCR of at least 1.30x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.

D-2-4

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
9	Bella Vista (Loan No. 24)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 77.5%; (ii) a combined DSCR of at least 1.27x; and (iii) the execution of an intercreditor agreement satisfactory to the lender.
10	Quaker Bridge Mall (Loan No. 1), 100 East Pratt (Loan No. 3), Sanofi Office Complex (Loan No. 4) and Palisades Center (Loan No. 14)	(Assignment of Leases and Rents) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loans on a pari passu basis.
12	Quaker Bridge Mall (Loan No. 1)	(Condition of Property) – The property condition report obtained at origination of the Mortgage Loan noted the presence of linear, “map” or “alligator” cracking, as well as potholes, in certain paved areas at the Mortgaged Property. The report also indicated that several walkways showed visible deterioration. The report provided a cost estimate of $320,000 for such repairs and maintenance. At origination of the Mortgage Loan, Mortgagor was not required to reserve any funds for deferred maintenance.
14	Quaker Bridge Mall (Loan No. 1)	(Condemnation) – The Mortgaged Property is currently subject to a condemnation for a portion of the Mortgaged Property along Route 1, by the State of New Jersey, Department of Transportation. The Mortgage Loan documents permit the Mortgagor to retain the net award from the condemnation and require the Mortgagor to deliver an officer’s certificate confirming that the condemnation will not have a material adverse effect on (a) the value of the Mortgaged Property, (b) the business operations or financial condition of the Mortgagor, or (c) the ability of the Mortgagor to repay the Mortgage Loan.
15	Sanofi Office Complex (Loan No. 4)	(Actions Concerning Mortgage Loans) – The external advisor and sponsor of American Finance Trust, Inc. (the non-recourse carveout guarantor under the subject Mortgage Loan) and the owner of American Finance Special Limited Partner, LLC (the 0.1% owner of American Finance Trust, Inc.) is an affiliate of AR Capital, LLC (“AR Capital”). Until recently, AR Capital was the direct owner of 100% of the sponsor of American Finance Trust, Inc. and the indirect owner of 100% of the external manager of American Finance Trust, Inc. The key principals and controlling parties of AR Capital are Nicholas S. Schorsch and William M. Kahane. Mr. Schorsch and certain family members are the indirect majority owners of AR Capital. In the past, Mr. Schorsch

D-2-5

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and Mr. Kahane have directly or indirectly been involved in the management of American Finance Trust, Inc.

AR Capital or companies owned and controlled by AR Capital also previously externally managed American Realty Capital Properties Inc. (“ARCP”) until January 2014, when the company became self-managed. On October 29, 2014, ARCP, a real estate investment trust sponsored by AR Capital, and of which Mr. Schorsch was then the chairman, issued a press release announcing that, based on preliminary findings of ARCP’s audit committee, such committee concluded that previously issued financial statements and other financial information contained in ARCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and ARCP’s earnings releases and other financial communications for those periods should no longer be relied upon. The audit committee stated that it believed that ARCP incorrectly included certain amounts related to its non-controlling interests in the calculation of adjusted funds from operations (“AFFO”), a non-U.S. GAAP financial measure, and, as a result, overstated AFFO for certain periods. According to the press release, the audit committee believed that this error was identified but intentionally not corrected by the responsible individuals at ARCP, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. As a result of these accounting irregularities, the chief financial officer and chief accounting officer resigned from ARCP. In addition, Mr. Schorsch resigned as chairman of ARCP in October 2014, and also resigned from the boards of certain other companies sponsored by AR Capital.

On March 2, 2015, ARCP (which has changed its name to VEREIT, Inc.) filed amended financial statements. For year-end 2013, the net loss was increased and AFFO decreased by $0.20 per share. As part of the restatement, the audit committee identified certain payments made to ARC Properties Advisors, LLC and certain affiliates that were not appropriately documented totaling $8.5 million. Additionally, the investigation found that equity awards made to Mr. Schorsch and another former executive in connection with the transition to self-management of the company contained provisions that, as drafted, were more favorable than those approved by the Compensation Committee of the company’s Board of Directors, and also identified certain material weaknesses in the company’s internal controls

D-2-6

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
over financial reporting and its disclosure controls.
ARCP has also disclosed that it was, at the time of the disclosure, the subject of various regulatory investigations, including by the Securities and Exchange Commission and the U.S. Attorney’s office for the Southern District of New York. It has further been reported that ARCP was, at the time of the disclosure, the subject of an investigation by the Federal Bureau of Investigation. Such investigations may still be ongoing.
Between October 30, 2014 and January 20, 2015, ARCP, AR Capital, Mr. Schorsch, Mr. Kahane and certain other former officers and current and former directors of ARCP were named as defendants in ten securities class action complaints filed in the United States District Court for the Southern District of New York, which were subsequently consolidated under the caption In re American Realty Capital Properties, Inc. Litigation, No. 15-MC-00040 (AKH), which alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the purchase or sale of ARCP’s securities. The complaint also included allegations of payment of inappropriate fees by ARCP to companies controlled by Mr. Schorsch. ARCP, AR Capital, their affiliates, as well as Mr. Schorsch and Mr. Kahane, have also been named in various other lawsuits related to regulatory findings and otherwise, including class actions, derivative actions and securities fraud actions. On October 27, 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, AR Capital and Mr. Schorsch, among other persons and entities.
In addition, on November 12, 2015, Realty Capital Securities, LLC (“RCS”), an entity under common control with AR Capital, was charged by the Secretary of the Commonwealth of Massachusetts with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital. On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, and (ii) RCS will voluntarily withdraw its broker-dealer license in Massachusetts and all other state and Federal jurisdictions.

D-2-7

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Quaker Bridge Mall (Loan No. 1)

(Insurance) – The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

18	100 East Pratt (Loan No. 3)	(Insurance) – The Mortgage Loan documents require the Mortgagors to maintain flood insurance in an amount equal to the maximum amount available under the National Flood Insurance Program plus excess flood insurance in an amount not to exceed $15,000,000. In the event the limits with respect to the flood coverage are eroded by five percent (5%) or more due to claims, the Mortgage Loan documents require the Mortgagors to reinstate the available flood limits within ninety (90) days to the limits in place as of the origination date of the Mortgage Loan.

D-2-8

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18 and 31	Sanofi Office Complex (Loan No. 4)

(Insurance; Acts of Terrorism Exclusion) – The Mortgage Loan documents provide that the Mortgagor is not required to maintain the insurance policies required by the Mortgage Loan agreement, provided that: (i) the lease for the sole tenant is in full force and effect; (ii) there is no default beyond any applicable notice and cure period under the lease; (iii) the tenant or lease guarantor meets the required net worth test under the lease and maintains its rating from S&P of at least “BBB-”, (iv) the tenant is obligated under the lease to restore the Mortgaged Property at its sole expense, and (v) the tenant maintains, either through a program of self-insurance or otherwise, the insurance required under the lease.

If the sole tenant at the related Mortgaged Property is self-insuring, the tenant only needs a rating from S&P as of the date of the related Mortgage Loan agreement of at least “BBB-”.

If (i) the insurance policies or self-insurance program maintained by the sole tenant do not fully comply with the requirements set forth in its lease and/or (ii) the sole tenant fails to name the lender as an additional insured or beneficiary on its insurance policies or self-insurance, the related Mortgagor will be required to maintain such insurance policies, regardless of whether such insurance or self-insurance is maintained by the sole tenant. The related Mortgagor is required to provide (or cause to be provided by the condominium association or otherwise) such insurance as required to be maintained by the related condominium documents.

18	Four Penn Center (Loan No. 6)	(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $3,865,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.
18	DoubleTree Houston Intercontinental Airport (Loan No. 8)

(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $2,243,750, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

The related Mortgage Loan documents permit the Mortgagor to maintain general liability insurance coverage with a self-insured retention of $500,000. The amount of this self-insured retention may be considered higher than customary.

D-2-9

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Naples Grande Beach Resort (Loan No. 11)

(Insurance) – The Mortgage Loan documents permit insurance coverage through a syndicate of insurers, provided that (A) if such syndicate consists of five (5) or more members, at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

The Mortgage Loan documents allow Maxum Indemnity Company, which was rated “A-:VIII” with A.M. Best as of the origination date, to maintain its current position and participation amounts with respect to insurance coverage, provided that the rating of such carrier is not downgraded or withdrawn below such rating and that upon renewal of the current policy on June 30, 2016, the Mortgagor replaces Maxum Indemnity Company with an insurer meeting the requirements of the Mortgage Loan documents.

The Mortgage Loan documents require the lender to accept a wind/storm limit of $165,000,000 per occurrence.

18	Saint Germaine Apartments (Loan No. 13)	(Insurance) – Mortgagor may maintain general commercial liability insurance with a self-insured retention that does not exceed $25,000.

D-2-10

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Palisades Center (Loan No. 14)

(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P and “Baa2” or better by Moody’s.

The deductible for the all-risk special form property insurance may not exceed $100,000. The amount of this deductible may be considered higher than customary.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $3,500,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

18	New Town Collier Portfolio (Loan No. 17)

(Insurance) – The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $644,800 with respect to the New Town Mortgaged Property and $542,600 with respect to the Collier Park Mortgaged Property, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

The Mortgage Loan documents require the Mortgagors to maintain flood insurance in an amount equal to the maximum amount available under the National Flood Insurance Program plus excess flood insurance in an amount not to exceed $10,000,000. In the event the limits with respect to the flood coverage are eroded by five percent (5%) or more due to claims, the Mortgage Loan documents require the Mortgagor to reinstate the available flood limits within ninety (90) days to the limits in place as of the origination date of the Mortgage Loan.

D-2-11

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
19	Bella Vista (Loan No. 24)	(Access; Utilities; Separate Tax Lots) – The tax parcel on which the Mortgaged Property is situated contains additional land that is not part of the Mortgaged Property. The Mortgage Loan agreement requires that the Mortgagor cause the appropriate governmental authority to issue a separate tax parcel identification number for such additional land within 180 days after the origination date and provide evidence of the same to the lender. The Mortgagor is required to deposit into the monthly tax escrow reserve sufficient funds to cover the Mortgaged Property and additional land, until a separate parcel identification number is obtained.
27	Sanofi Office Complex (Loan No. 4)	(Licenses and Permits) – To the extent compliance with legal requirements in respect of the related Mortgaged Property is the responsibility of the related sole tenant under its lease, Mortgagor will not be in default under the related Mortgage Loan documents if it is using commercially reasonable efforts to cause such sole tenant to comply with such legal requirements, or, if any such failure could result in a forfeiture of or lien (other than liens permitted to be contested in accordance with the terms of the related loan documents) upon the related Mortgaged Property, Mortgagor is required to take all actions necessary to cause the necessary compliance with legal requirements.
28	All JPMCB Mortgage Loans except for Sanofi Office Complex (Loan No. 4), Four Penn Center (Loan No. 6), DoubleTree Houston Intercontinental Airport (Loan No. 8), Palisades Center (Loan No. 14) and Legends at Kingsville (Loan No. 19)	(Recourse Obligations) –The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misappropriation.

D-2-12

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Quaker Bridge Mall (Loan No. 1)

(Recourse Obligations) – The obligations and liabilities of the carveout guarantor is capped at $36,000,000 under the non-recourse carveout guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

There carve-out regarding waste is limited to any arson or act of material physical waste intentionally committed by Mortgagor.

The carve-out for willful misconduct is limited to willful misconduct by Mortgagor in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carveout. Misappropriation or misapplication of such amounts is a loss carveout.

The Mortgage Loan is not fully recourse to Mortgagor and the guarantor for transfers in violation of the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

28	100 East Pratt (Loan No. 3)	(Recourse Obligations) –The carve-out for waste is limited to physical waste caused by the intentional acts or intentional omissions of any Mortgagor party.

D-2-13

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Sanofi Office Complex (Loan No. 4)

(Recourse Obligations) – The carve-out for waste is limited to intentional physical waste by the guarantor, Mortgagor or their affiliates.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misapplication.

28	Four Penn Center (Loan No. 6)

(Recourse Obligations) – The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Mortgagor or the guarantor, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Mortgagor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include conversion and is limited to the intentional misapplication or intentional misappropriation by Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents, except to the extent that Mortgagor or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at Mortgagor’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carveout for losses

D-2-14

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
for any material breach of any representation, warranty or indemnification obligation by Mortgagor or the guarantor under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.

28	DoubleTree Houston Intercontinental Airport (Loan No. 8)

(Recourse Obligations) –The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misapplication.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting twenty-four (24) months after the payment in full of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at Mortgagor’s and guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

D-2-15

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Naples Grande Beach Resort (Loan No. 11)

(Recourse Obligations) – The obligations and liabilities of the related Mortgagor and guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting three (3) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property; (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full; and (iii) the indemnitee receives, at Mortgagor’s and guarantors’ expense, an updated environmental report showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

The related guaranty provides that the guarantors are not liable for breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents to the extent the liability arises out of acts or omissions occurring after the date of any transfer resulting from the exercise of the lender or mezzanine lender’s rights under the related loan documents or the consummation of any enforcement or remedial action by the lender or mezzanine lender.

28	Saint Germaine Apartments (Loan No. 13)

(Recourse Obligations) – The carve-out for material physical waste is limited to material intentional waste arising from the acts or omissions of the related Mortgagor, any required single purpose entity manager or general partner, the guarantors or any of their respective affiliates and to the extent there is sufficient cash flow from the related Mortgaged Property available to the related Mortgagor to prevent such waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by Mortgagor, any required single purpose entity manager or general partner, the guarantors or their respective affiliates).

The related Mortgage Loan is not fully recourse to the related Mortgagor and the guarantors for transfers in

D-2-16

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

violation of the related Mortgage Loan documents if the lender accepts Mortgagor’s cure for any such violation; provided, however, Mortgagor remains liable to the extent of any losses incurred by the lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with such transfer. In addition, to the extent the lender restructures the Mortgage Loan pursuant to the Mortgage Loan documents to create one or more mezzanine loans, the liability of Mortgagor and the guarantors under the Mortgage Loan documents for transfers in violation of the Mortgage Loan documents do not apply to the extent the cause of such liability arises solely after any mezzanine lender obtains control of, or otherwise deprives the guarantors of control of, Mortgagor, whether through foreclosure or otherwise.

The full recourse carve-out for involuntary bankruptcy filings is limited to filing an answer consenting to or otherwise colluding in or joining in any such involuntary bankruptcy filing and excludes acquiescing to such filing.

The carve-out for misapplication or conversion of rents is limited to rents following and during the continuance of an event of default.

The obligations and liabilities of the related Mortgagor and guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting twenty-four (24) months after the payment in full of the related Mortgage Loan, provided (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the related Mortgaged Property; (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full; and (iii) the indemnitee receives, at Mortgagor’s and guarantors’ expense, an updated environmental report dated within sixty (60) days of the requested release date showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

D-2-17

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Palisades Center (Loan No. 14)

(Recourse Obligations) – The aggregate liability of the guarantor with respect to the non-recourse carve-outs related to (a) the filing of a voluntary or an involuntary bankruptcy or insolvency petition against Mortgagor (and, in the case of an involuntary filing, solely to the extent Mortgagor or the related mezzanine borrower colludes with, or otherwise assists any creditors, or solicits or causes to be solicited petitioning creditors for such involuntary petition), (b) consenting to or otherwise acquiescing in or joining in any involuntary bankruptcy filing or any application for the appointment of a custodian, receiver, trustee, or examiner for Mortgagor or any portion of the Mortgaged Property, or (c) Mortgagor, making an assignment for the benefit of creditors or admitting, in any legal proceeding (other than to the lender, in financial statements or unless failure to make such admission would be a violation of law), that it is insolvent or unable to pay its debts as they come due, may not exceed 20% of the Mortgage Loan.

The environmental indemnity provides that the obligations and liabilities of Mortgagor and the related guarantor will terminate and be of no further force and effect provided that Mortgagor delivers or causes to be delivered to the lender an environmental phase I site assessment of the Mortgaged Property dated no earlier than (a) the date of the full repayment or defeasance of the outstanding Mortgage Loan, (b) the date of entry of judgment in a foreclosure action or ( c) the date of the transfer of a deed in lieu of foreclosure, as applicable, in any case, in form and substance reasonably acceptable to the lender and prepared by an environmental firm reasonably acceptable to the lender, and such phase I site assessment does not identify any conditions at the Mortgaged Property which are in violation of any environmental law.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include conversion.

D-2-18

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	New Town Collier Portfolio (Loan No. 17)

(Recourse Obligations) – The carve-out for material physical waste is limited to intentional material waste at the Mortgaged Properties and to the extent there is sufficient cash flow from the Mortgaged Properties available to prevent such waste (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Properties).

The obligations and liabilities of the Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Properties; (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents, notwithstanding the fact that the Mortgage Loan is paid in full; and (iii) the indemnitee receives, at Mortgagor’s and guarantors’ expense, an updated environmental report dated within sixty (60) days of the requested release date showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents.

D-2-19

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Legends at Kingsville (Loan No. 19)

(Recourse Obligations) – The obligations and liabilities of the Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting four (4) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan is paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property; (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents, notwithstanding the fact that the Mortgage Loan is paid in full; and (iii) the indemnitee receives, at Mortgagor’s and guarantors’ expense, an updated environmental report dated within sixty (60) days of the requested release date showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents.

The carve-out for material physical waste is limited to intentional material waste committed or permitted by the Mortgagor, any required single purpose entity manager or general partner or the guarantor.

D-2-20

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	120 Halsted Street (Loan No. 28)

(Recourse Obligations) – The carve-out for material physical waste is limited to intentional material waste.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect starting twenty-four (24) months after the payment in full of the related Mortgage Loan, provided (i) the indemnitee shall not have exercised any remedies against Mortgagor or the guarantor under the Mortgage Loan documents nor foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of the origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full; and (iii) indemnitee shall have received, at Mortgagor’s and guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related mortgage loan documents.

29	Sanofi Office Complex (Loan No. 4)	(Mortgage Releases) – Under the related sole tenant lease, condemnation awards must be made available for restoration (subject to certain conditions) and therefore may not be available for application to the restoration of the related Mortgaged Property or released to the related Mortgagor, if, immediately after the release of such portion of the related Mortgaged Property from the lien of the Mortgage after a condemnation (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the subject Mortgage Loan (together with the related Pari Passu Companion Loans). The related loan documents, however, do require the related Mortgagor to pay down the subject Mortgage Loan in order to satisfy the foregoing requirement regardless of whether condemnation awards are available.

D-2-21

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
29	Barrett Lakes Center (Loan No. 12)	(Mortgage Releases) – The Mortgage Loan documents permit the Mortgagor to substitute a portion of the Mortgaged Property constituting a portion of the parking area with a parcel of land located adjacent to the Mortgaged Property which is owned by an affiliate of the Mortgagor. There is no prepayment of the Mortgage Loan required in connection with the substitution, and the Mortgage Loan agreement requires satisfaction of the following terms and conditions, among others: (i) the substituted parcel must have a fair market value of not less than 100% of the fair market value of the portion of the Mortgaged Property which may be substituted; (ii) the intended use of the substituted property may not have a material adverse effect on the value, use, operation or occupancy of the Mortgaged Property; and (iii) compliance with all legal requirements applicable to the Mortgaged Property, including, without limitation, all zoning and subdivision laws.
29	Palisades Center (Loan No. 14)	(Mortgage Releases) – The Mortgage Loan agreement permits Mortgagor to release the J.C. Penney parcel upon satisfaction of certain terms and conditions which include, without limitation, the prepayment of the Whole Loan in the amount of $8,444,732. The value allocated to the J.C. Penney parcel from the related appraisal is approximately $11.3 million.
30	New Town Collier Portfolio (Loan No. 17) and Heights Boulevard Portfolio (Loan No. 25)	(Financial Reporting; Rent Rolls) – The Mortgage Loan documents do not require annual financial statements from the related Mortgagors on a combined basis.
31	Quaker Bridge Mall (Loan No. 1)

(Acts of Terrorism Exclusion) – If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, Mortgagor is not required to pay more than two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the earthquake, wind and flood components of such policy) on terrorism coverage.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000). The amount of this deductible may be considered higher than customary.

D-2-22

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
31	Four Penn Center (Loan No. 6)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the related Mortgagor is not required to pay any annual insurance premium in excess of 200% of the cost of the premium for the then current stand-alone property all risk insurance and business interruption/rent loss coverage on a stand-alone basis for terrorism coverage.
31	Naples Grande Beach Resort (Loan No. 11)	(Acts of Terrorism Exclusion) – If coverage for acts of terror is not provided for under the Mortgagor’s insurance policies and Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute is discontinued or not renewed, then the Mortgagor is not required to purchase a separate policy covering acts of terrorism if the premium for the policy exceeds two times the then current premium for the all risk insurance coverage.
31	Saint Germaine Apartments (Loan No. 13)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (including any successor or similar statute) is discontinued or not renewed, the related Mortgagor is not required to pay more than two (2) times the cost of the premium for the then current stand-alone property all risk insurance coverage for terrorism coverage.
31	Palisades Center (Loan No. 14)

(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 is eliminated and not replaced with a similar successor statute, then Mortgagor is required to purchase a stand-alone policy covering acts of terrorism, but it is not required to pay more than two (2) times the cost of the then-current annual insurance premiums for the policies insuring the Mortgaged Property only (including the property/casualty coverage and business interruption/rent loss insurance) on a stand-alone basis.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000). The amount of this deductible may be considered higher than customary.

D-2-23

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
31	New Town Collier Portfolio (Loan No. 17)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or any subsequent or similar statute is not in full force and effect, the related Mortgagors are not required to pay more than two and one-half (2.5) times the cost of the premium for the then current stand-alone property all risk insurance and business interruption/rent loss insurance coverage (excluding the terrorism components for such policies) for terrorism coverage.
33	Omni Storage Portfolio (Loan No. 20)	(Single-Purpose Entity) – Each Mortgagor has represented, warranted and covenanted that it holds itself out as a legal entity, separate and apart from any other person or entity, but the Mortgage Loan documents permit each Mortgagor to identify each respective Mortgaged Property as a “Louisiana Storage Holdings L.L.C. operated property”.
34	Four Penn Center (Loan No. 6)	(Defeasance) – The Mortgage Loan documents require the Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that the Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.
38	Sanofi Office Complex (Loan No. 4)	(ARD Loans) – The Mortgage Loan is interest only until the Anticipated Repayment Date and may not substantially fully amortize over its stated term. The Mortgage Loan documents allow for the removal of a property manager on the basis of the occurrence of the Anticipated Repayment Date.
42	100 East Pratt (Loan No. 3) and Four Penn Center (Loan No. 6)	(Organization of Mortgagor) – The mortgage loan seller did not obtain questionnaires from the related mortgagor sponsors relating to litigation, bankruptcy and criminal charges, but the mortgage loan seller did perform or cause to be performed searches of the public records regarding litigation, bankruptcies and criminal records.

D-2-24

JPMorgan Chase Bank, National Association

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
42	Omni Storage Portfolio (Loan No. 20)	(Organization of Mortgagor) – The Mortgagors that own the Omni 7 Madisonville and Omni 6 Slidell Mortgaged Properties filed for Chapter 11 bankruptcies within the past 10 years. The filings were caused by a prior manager of the entities, and the manager is no longer affiliated with the Mortgaged Properties. In the case of Omni 6 Slidell, the current borrower sponsor acquired a 100% interest in the Mortgaged Property after the bankruptcy. In the case of Omni 7 Madisonville, the current borrower sponsor and the lender agreed to dismiss the bankruptcy filing after the sponsor delivered a partial guaranty of the prior loan and providing approximately $352,000 for working capital purposes.
43	Sanofi Office Complex (Loan No. 4)	(Environmental Conditions) – The environmental assessment obtained at origination indicates that a leaking underground storage tank (“LUST”) was reported to the New Jersey Department of Environmental Protection (“NJDEP”) in 1993. The LUST incident was resolved and closed with a “No Further Action” required designation issued by the NJDEP. Mortgagor was required to obtain a pollution liability insurance policy to cover the underground storage tank. The policy was issued by Nautilus Insurance Company, with individual and aggregate claim limits of $1 million and a $5,000 deductible. The policy names the lender as an additional insured. Although the current policy has an expiration date of November 17, 2016, such insurance policy or an acceptable replacement policy is required to be maintained during the term of the Mortgage Loan.
43	Four Penn Center (Loan No. 6)	(Environmental Conditions) – Mortgagor has made a representation in the environmental indemnity that there are no hazardous substances or underground storage tanks in, on or under the Mortgaged Property except those that are (i) in compliance with all applicable environmental laws with permits issued thereto (to the extent required by applicable law) or (ii) customary amounts necessary to operate, maintain or renovate the Mortgaged Property.
47	Quaker Bridge Mall (Loan No. 1), 100 East Pratt (Loan No. 3), Sanofi Office Complex (Loan No. 4) and Palisades Center (Loan No. 14)	(Cross-Collateralization) – The Mortgage Loans are cross-collateralized and cross-defaulted with the related Pari Passu Companion Loans (and, with respect to Quaker Bridge Mall and Palisades Center, the Subordinate Companion Loans).

D-2-25

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ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)                 Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)                 Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees

E-1-1

or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)                 Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)                 Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by Mortgage Loan Seller on or after April 25, 2016.

(5)                 Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)                 Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set

E-1-2

forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)                 Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)                 Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex E-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

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(9)                 Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)             UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)             Condition of Property. Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)             Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13)             Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Closing Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)             Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)             Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)             No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)             Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)             Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires

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the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)             No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)             No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Mortgage Loan Seller.

(21)             REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, as applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)             Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)             Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is

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located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)             Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)             Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)             Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)             Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)             Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved

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or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to and any lien in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to and any lien in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)             Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GACC Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)             Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of

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Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)             Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to Annex E-2, or future permitted mezzanine debt in each case as set forth on Schedule E-2 to Annex E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to Annex E-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)             Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related

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Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)             Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)             Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(35)             Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns, Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or

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restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)             Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)             Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)             No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)             Bankruptcy. In respect of each GACC Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(40)             Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another mortgage loan. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)             Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)             Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)             Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)             Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule E-3 to Annex E-2.

(45)             Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and

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not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)             Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	One Harbor Point Square (Loan No. 9)	(Permitted Liens; Title Insurance) – The related Mortgaged Property is subject to a recorded Environmental Land Use Restriction filed with the City of Stamford, Connecticut, which prohibits disturbing the engineered controls and demolition or construction at parts of the Mortgaged Property.
7	Residence Inn Murfreesboro (Loan No. 22)	(Permitted Liens; Title Insurance) – Pursuant to the related franchise agreement, the franchisor has a right of first refusal to purchase the related Mortgaged Property if the transferee of such Mortgaged Property in a proposed transfer is a competitor.
14	Equity Inns Portfolio (Loan No. 7)

(Actions Concerning Mortgage Loan) – The non-recourse carve-out guarantor is American Realty Capital Hospitality Trust, Inc. AR Capital, LLC (“AR Capital”) is the direct owner of 100% of the sponsor of American Realty Capital Hospitality Trust, Inc. and the indirect owner of 100% of the external manager of American Realty Capital Hospitality Trust, Inc. The key principals and controlling parties of AR Capital are Nicholas S. Schorsch and William M. Kahane. Mr. Schorsch and certain family members are the indirect majority owners of AR Capital. Mr. Schorsch previously served as the chairman of the board of directors of the guarantor. Mr. Kahane is currently the executive chairman of the board of directors of the guarantor.

The Mortgaged Properties included in the Equity Inns Portfolio are subject to operating management agreements with wholly-owned subsidiaries of AR Capital (the “Operators”) pursuant to which the Operators are responsible for the management of the Mortgaged Properties. The Operators subcontract such management responsibilities under management agreements with four managers, one of which is Crestline Hotels & Resorts, LLC, which is 60% owned by AR Capital or an affiliate of AR Capital, and manages twelve of the 21 Mortgaged Properties. As of the origination of the related Mortgage Loan, AR Capital also owned a less than 3.0% interest in each Borrower.

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

AR Capital or companies owned and controlled by AR Capital also previously externally managed American Realty Capital Properties Inc. (“ARCP”) until January 2014, when the company became self-managed. On October 29, 2014, ARCP, a real estate investment trust sponsored by AR Capital, and of which Mr. Schorsch was then the chairman, issued a press release announcing that, based on preliminary findings of ARCP’s audit committee, such committee concluded that previously issued financial statements and other financial information contained in ARCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and ARCP’s earnings releases and other financial communications for those periods should no longer be relied upon. The audit committee stated that it believed that ARCP incorrectly included certain amounts related to its non-controlling interests in the calculation of adjusted funds from operations (“AFFO”), a non-U.S. GAAP financial measure, and, as a result, overstated AFFO for certain periods. According to the press release, the audit committee believed that this error was identified but intentionally not corrected by the responsible individuals at ARCP, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. As a result of these accounting irregularities, the chief financial officer and chief accounting officer resigned from ARCP. In addition, Mr. Schorsch resigned as chairman of ARCP in October 2014, and also resigned from the boards of certain other companies sponsored by AR Capital, including the guarantor.

On March 2, 2015, ARCP (which has changed its name to VEREIT, Inc.) filed amended financial statements. For year-end 2013, the net loss was increased and AFFO decreased by $0.20 per share. As part of the restatement, the audit committee identified certain payments made to ARC Properties Advisors, LLC and certain affiliates that were not appropriately documented totaling $8.5 million. Additionally, the investigation found that equity awards made to Mr. Schorsch and another former executive in connection with the transition to self-management of the company contained provisions that, as drafted, were more favorable than those approved by the Compensation Committee of the company’s Board of Directors, and also identified certain material weaknesses in the company’s internal controls

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

over financial reporting and its disclosure controls.

ARCP has also disclosed that it was, at the time of the disclosure, the subject of various regulatory investigations, including by the Securities and Exchange Commission and the U.S. Attorney’s office for the Southern District of New York. It has further been reported that ARCP is the subject of an investigation by the Federal Bureau of Investigation.

Between October 30, 2014 and January 20, 2015, ARCP, AR Capital, Mr. Schorsch, Mr. Kahane and certain other former officers and current and former directors of ARCP were named as defendants in ten securities class action complaints filed in the United States District Court for the Southern District of New York, which were subsequently consolidated under the caption In re American Realty Capital Properties, Inc. Litigation, No. 15-MC-00040 (AKH), which alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the purchase or sale of ARCP’s securities. The complaint also included allegations of payment of inappropriate fees by ARCP to companies controlled by Mr. Schorsch. ARCP, AR Capital, their affiliates, as well as Mr. Schorsch and Mr. Kahane, have also been named in various other lawsuits related to regulatory findings and otherwise, including class actions, derivative actions and securities fraud actions. On October 27, 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, AR Capital and Mr. Schorsch, among other persons and entities.

In addition, on November 12, 2015, Realty Capital Securities, LLC (“RCS”) was charged by the Secretary of the Commonwealth of Massachusetts, Securities Division, with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital.

RCS, an entity under common control with AR Capital, is a broker dealer that has acted as dealer manager for American Realty Capital Hospitality Trust, Inc. and as such RCS has facilitated American Realty Capital Hospitality Trust, Inc.’s access to equity investments.

On November 16, 2015, AR Capital announced it would suspend the acceptance of new subscriptions to certain of its current investment programs, including American Realty Capital Hospitality Trust, Inc., effective December 31, 2015 as a result of regulatory and market uncertainty affecting capital raising for both new and existing

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

offerings in the direct investment industry. In particular, according to filings with the SEC, on November 15, 2015, American Realty Capital Hospitality Trust, Inc. suspended its primary initial public offering, which had been conducted by RCS as exclusive wholesale distributor, effective December 31, 2015, and, on November 18, 2015, RCS suspended sales activities it performs pursuant to the dealer manager agreement for American Realty Capital Hospitality Trust, Inc.’s primary initial public offering, effective immediately.

On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, (ii) RCS will voluntarily withdraw its broker-dealer license in Massachusetts and all other state and Federal jurisdictions and (iii) the board of directors of RCS Capital Corporation had authorized plans to wind down the operations of the RCS wholesale distribution business. On January 4, 2016, RCS Capital Corporation announced an agreement in principle with various creditors to reorganize, which agreement included RCS Capital Corporation implementing a prearranged Chapter 11 filing. On January 31, 2016, RCS Capital Corporation and certain of its wholly-owned subsidiaries (including RCS) filed for Chapter 11 bankruptcy protection. In addition, certain other of its wholly-owned subsidiaries filed for Chapter 11 bankruptcy protection on March 26, 2016.

According to filings with the SEC, on January 6, 2016, American Realty Capital Hospitality Trust, Inc.’s board of directors approved the extension of its primary initial public offering to January 7, 2017. However, it was also stated in those filings that: (i) notwithstanding the extension of such primary initial public offering, it is not likely that American Realty Capital Hospitality Trust, Inc. will resume its primary initial public offering; (ii) because such primary initial public offering was American Realty Capital Hospitality Trust, Inc.’s primary source of capital to implement its investment strategy, reduce its borrowings, complete acquisitions, make capital expenditures and pay distributions, American Realty Capital Hospitality Trust, Inc. may require funds in addition to operating cash flow to meet its current capital requirements; and (iii) American Realty Capital Hospitality Trust, Inc.’s inability to meet its capital requirements could cause it to reduce or eliminate distributions, default under its indebtedness and other

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

obligations and otherwise have a material adverse effect on its business and results of operations. According to filings with the SEC, beginning with distributions payable with respect to April 2016, American Realty Capital Hospitality Trust, Inc. will pay distributions to stockholders in shares of common stock instead of cash. It was stated in those filings that: (i) there can be no assurance that American Realty Capital Hospitality Trust, Inc. will continue to pay distributions in shares of common stock or resume paying distributions in cash in the future and (ii) American Realty Capital Hospitality Trust, Inc.’s ability to make future cash distributions will depend on its future cash flows and may be dependent on its ability to obtain additional liquidity on favorable terms.

17	787 Seventh Avenue (Loan No. 2)	(Insurance) – If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates any class of certificates and rates such insurance companies), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P and “Baa2” or better by Moody’s (to the extent Moody’s rates any class of certificates and rates such insurance companies).
17	Equity Inns Portfolio (Loan No. 7)	(Insurance) – The Loan Documents require that if insurance is provided by multiple insurers, no less than 75% of such insurers will maintain a rating of A or better by S&P (or its equivalent) with the remaining insurers maintaining ratings of no less than BBB+ by S&P (or its equivalent).

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

17	Williamsburg Premium Outlets (Loan No. 5)	(Insurance) – If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
25	Sun MHC Portfolio (Loan No. 15)	(Local Law Compliance) – With respect to the Mortgaged Properties identified as Silver Star, Edwardsville, Snow to Sun, Valley View Estates and Colonial Village, the use of such Mortgaged Property as a manufactured housing facility constitutes a legal non-conforming use. The regulations of certain municipalities condition the right to maintain the legal non-conforming use on not discontinuing such non-conforming use for more than a prescribed period of time not less than six months or on the damage to the buildings following a casualty or similar event not exceeding a certain percentage of its value or replacement cost.

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
27	Equity Inns Portfolio (Loan No. 7)

(Recourse Obligations) – The Loan Documents limit recourse for the Borrower’s commission of material physical waste to the extent that (A) funds specifically identified to pay charges to prevent such waste were in the FF&E reserve account, the property improvement plan reserve account and/or the required repairs reserve account, as applicable, and the lender failed to pay (or make such funds available to pay) such charges unless the lender is restricted in any manner from making such funds available as a result of a legal impediment caused by any Borrower or any affiliate of any Borrower or (B) gross revenue was insufficient to pay Borrower’s operating expenses. In addition, to the extent removal or disposal of property after an event of default constitutes waste, the Loan Documents provide for recourse for such removal and disposal only if it is intentional and in violation of the Loan Documents.

The existing guaranty provides for full recourse if the related Borrower files a voluntary bankruptcy petition. However, if the preferred equity holder exercises its remedies and takes over control of the Borrower, the replacement guaranty provides that the replacement guarantor’s liability for bankruptcy is capped at the product of (i) the original principal amount of the Mortgage Loan plus any interest accrued and unpaid on the Mortgage Loan multiplied by (ii) 0.20.

27	Williamsburg Premium Outlets (Loan No. 5)	(Recourse Obligations) – The Loan Documents do not provide for recourse for intentional material physical waste of the Mortgaged Property. In addition, with respect to other non-recourse carve-outs, the liability of the guarantor is capped at $37,000,000, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	One Harbor Point Square (Loan No. 9)	(Mortgage Releases) –The Mortgaged Property is benefitted by an insured parking easement which provides non-exclusive parking rights to the related Borrower. The related mortgage loan documents allow a termination of the parking easement provided that certain requirements set forth in the related mortgage loan documents are satisfied, including, without limitation: (i) no event of default is then ongoing, (ii) prior to (or concurrently with) termination of the parking easement, the grantor thereunder (or an affiliate thereof) is required to grant a new parking easement on a nearby parcel on substantially the same terms as the parking easement which is being terminated, (iii) Borrower provides evidence that the termination and replacement of the subject parking easement satisfies all REMIC requirements and (iv) after giving effect to the termination and replacement of the parking easement, the Mortgaged Property continues to satisfy all zoning requirements relating to parking and the borrower is in a position to satisfy all parking obligations set forth in the leases at the Mortgaged Property.
29	Equity Inns Portfolio (Loan No. 7)	(Financial Reporting and Rent Rolls) – The Loan Documents do not require the annual financial statements to include members’ capital and cash flows.
30	Equity Inns Portfolio (Loan No. 7)

(Acts of Terrorism Exclusion) – The exception to representation 17 is also an exception to representation 30.

If any of the Policies (as defined in the related loan agreement) contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the Borrower must obtain and maintain terrorism coverage to cover such exclusions from a Qualified Carrier (as defined in the related loan agreement) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related Borrower must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
38	Equity Inns Portfolio – Residence Inn Jacksonville (Loan No. 7.20)

(No Material Default; Payment Record) – The Borrower is in default under the franchise agreement relating to the Mortgaged Property located in Jacksonville. The Borrower and the franchisor have executed a Notice of Default and Continuing Forbearance Agreement dated October 20, 2015 pursuant to which the Borrower acknowledged it was in default and the franchisor agreed to forbear from terminating the franchise agreement provided certain conditions were met. The forbearance agreement further provides that if certain conditions are not satisfied within the time periods specified therein (that is, by, or in some instances prior to, March 31, 2016), the franchisor may elect to terminate the franchise agreement. The franchisor has agreed to extend the required date of completion to May 1, 2016. The borrower advised Ladder Capital Finance LLC, one of the co-originators of the related Mortgage Loan, that the required PIP work was completed by the May 1, 2016 deadline and that it is waiting for a certificate of occupancy. Further, the Borrower received an unacceptable score for the Mortgaged Property located in Austin from the franchisor due to the hotel manager’s failure to become certified under the franchisor’s training program. With respect to the Mortgaged Property located in Houston, the Borrower received an unacceptable score from the franchisor under its quality assurance program for the July – December 2015 evaluation period, and if the hotel has an unacceptable score within any of the next four evaluation periods, the franchise agreement may be terminated.

The Loan Documents provide that if any Borrower defaults under any franchise agreement beyond any notice and/or cure periods thereunder, which default permits a franchisor to terminate or cancel such franchise agreement, an event of default will exist under the Mortgage Loan.

40	Williamsburg Premium Outlets (Loan No. 5)	(Organization of Borrower) – The related Borrower is an affiliate of the Borrower related to the Mortgage Loan secured by the Mortgaged Property identified as Quaker Bridge Mall on Annex A-1.
40	Equity Inns Portfolio (Loan No. 7)	(Organization of Borrower) – The related Borrower is an affiliate of the Borrower related to the Mortgage Loan secured by the Mortgaged Property identified as Sanofi Office Complex on Annex A-1.

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German American Capital Corporation

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
44	787 Seventh Avenue (Loan No. 2)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a $60,000,000 pari passu A-8 note. The Mortgaged Property is also security for seven other pari passu notes with an aggregate original principal balance of $506,000,000 and a subordinate note with an original principal balance of $220,000,000. The notes are cross-collateralized and cross defaulted with each other.
44	Equity Inns Portfolio (Loan No. 7)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a pari passu A 4 B Note, a pari passu A-5-B Note and a pari passu A-6 Note with an aggregate principal balance of $44,800,000. The Mortgaged Property is also security for eight other pari passu notes with an aggregate original principal balance of $187,200,000. The notes are cross-collateralized and cross defaulted with each other.
44	Williamsburg Premium Outlets (Loan No. 5)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a $40,000,000 pari passu A-2 Note and a $10,000,000 pari passu A-5-A Note. The Mortgaged Property is also security for five other pari passu notes with an aggregate original principal balance of $135,000,000. The notes are cross-collateralized and cross defaulted with each other.
44	One Harbor Point Square (Loan No. 9)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a $41,000,000 pari passu A-2 note. The Mortgaged Property is also security for a $41,000,000 pari passu A-1 note. The notes are cross-collateralized and cross defaulted with each other.
44	Sun MHC Portfolio (Loan No. 15)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a $29,066,000 pari passu A-2 note. The Mortgaged Property is also security for a $75,000,000 pari passu A-1 note. The notes are cross-collateralized and cross defaulted with each other.
44	Hall Office Park A1/G1/G3 (Loan No. 16)	(Cross-Collateralization) – The Mortgage Loan is evidenced by a $27,900,000 pari passu A-2 note. The Mortgaged Property is also security for a $28,000,000 pari passu A-1 note. The notes are cross-collateralized and cross defaulted with each other.

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SCHEDULE E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
2	787 Seventh Avenue
9	One Harbor Point Square

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SCHEDULE E-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
26	Home2Suites Hilton Lehi

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SCHEDULE E-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

E-2-13

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ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)	Distribution Date	Balance($)
6/15/2016	48,243,000.00	5/15/2021	47,537,309.97
7/15/2016	48,243,000.00	6/15/2021	46,834,112.34
8/15/2016	48,243,000.00	7/15/2021	46,062,325.04
9/15/2016	48,243,000.00	8/15/2021	45,352,916.69
10/15/2016	48,243,000.00	9/15/2021	44,640,520.85
11/15/2016	48,243,000.00	10/15/2021	43,859,794.51
12/15/2016	48,243,000.00	11/15/2021	43,141,111.44
1/15/2017	48,243,000.00	12/15/2021	42,354,275.03
2/15/2017	48,243,000.00	1/15/2022	41,592,878.61
3/15/2017	48,243,000.00	2/15/2022	40,828,294.78
4/15/2017	48,243,000.00	3/15/2022	39,855,701.91
5/15/2017	48,243,000.00	4/15/2022	39,083,848.25
6/15/2017	48,243,000.00	5/15/2022	38,240,729.38
7/15/2017	48,243,000.00	6/15/2022	37,462,115.63
8/15/2017	48,243,000.00	7/15/2022	36,612,427.30
9/15/2017	48,243,000.00	8/15/2022	35,826,997.54
10/15/2017	48,243,000.00	9/15/2022	35,038,279.53
11/15/2017	48,243,000.00	10/15/2022	34,178,771.85
12/15/2017	48,243,000.00	11/15/2022	33,383,154.23
1/15/2018	48,243,000.00	12/15/2022	32,516,941.49
2/15/2018	48,243,000.00	1/15/2023	31,714,367.17
3/15/2018	48,243,000.00	2/15/2023	30,908,432.66
4/15/2018	48,243,000.00	3/15/2023	29,898,334.08
5/15/2018	48,243,000.00	4/15/2023	29,084,798.86
6/15/2018	48,243,000.00	5/15/2023	28,201,173.75
7/15/2018	48,243,000.00	6/15/2023	27,380,533.59
8/15/2018	48,243,000.00	7/15/2023	26,490,003.87
9/15/2018	48,243,000.00	8/15/2023	25,662,199.98
10/15/2018	48,243,000.00	9/15/2023	24,830,930.03
11/15/2018	48,243,000.00	10/15/2023	23,930,070.25
12/15/2018	48,243,000.00	11/15/2023	23,091,548.61
1/15/2019	48,243,000.00	12/15/2023	22,183,641.61
2/15/2019	48,243,000.00	1/15/2024	21,337,808.27
3/15/2019	48,243,000.00	2/15/2024	20,488,433.21
4/15/2019	48,243,000.00	3/15/2024	19,504,456.08
5/15/2019	48,243,000.00	4/15/2024	18,647,406.08
6/15/2019	48,243,000.00	5/15/2024	17,721,493.17
7/15/2019	48,243,000.00	6/15/2024	16,856,978.15
8/15/2019	48,243,000.00	7/15/2024	15,923,810.71
9/15/2019	48,243,000.00	8/15/2024	15,051,768.90
10/15/2019	48,243,000.00	9/15/2024	14,176,075.38
11/15/2019	48,243,000.00	10/15/2024	13,232,044.62
12/15/2019	48,243,000.00	11/15/2024	12,348,731.79
1/15/2020	48,243,000.00	12/15/2024	11,397,296.56
2/15/2020	48,243,000.00	1/15/2025	10,506,301.36
3/15/2020	48,243,000.00	2/15/2025	9,611,574.90
4/15/2020	48,243,000.00	3/15/2025	8,520,940.57
5/15/2020	48,243,000.00	4/15/2025	7,617,902.78
6/15/2020	48,243,000.00	5/15/2025	6,647,298.77
7/15/2020	48,243,000.00	6/15/2025	5,736,415.38
8/15/2020	48,243,000.00	7/15/2025	4,758,186.99
9/15/2020	48,243,000.00	8/15/2025	3,839,393.07
10/15/2020	48,243,000.00	9/15/2025	2,916,751.21
11/15/2020	48,243,000.00	10/15/2025	1,927,095.89
12/15/2020	48,243,000.00	11/15/2025	996,446.18
1/15/2021	48,243,000.00	12/15/2025 and thereafter	0.00
2/15/2021	48,243,000.00
3/15/2021	48,243,000.00
4/15/2021	48,242,123.53

F-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	53
Description of the Mortgage Pool	125
Transaction Parties	232
Description of the Certificates	259
Description of the Mortgage Loan Purchase Agreements	292
Pooling and Servicing Agreement	301
Certain Legal Aspects of Mortgage Loans	405
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	421
Pending Legal Proceedings Involving Transaction Parties	423
Use of Proceeds	423
Yield and Maturity Considerations	424
Material Federal Income Tax Considerations	436
Certain State and Local Tax Considerations	448
Method of Distribution (Underwriter)	448
Incorporation of Certain Information by Reference	450
Where You Can Find More Information	450
Financial Information	451
Certain ERISA Considerations	451
Legal Investment	455
Legal Matters	455
Ratings	456
Index of Defined Terms	459

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$732,315,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

JPMDB
Commercial Mortgage
Securities Trust 2016-C2
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2016-C2

Class A-1	$23,342,000
Class A-2	$160,394,000
Class A-3A	$120,000,000
Class A-4	$222,981,000
Class A-SB	$48,243,000
Class X-A	$700,848,000
Class X-B	$44,639,000
Class A-S	$75,888,000
Class B	$44,639,000
Class C	$36,828,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Goldman, Sachs & Co.
Co-Manager

Academy Securities
Co-Manager

May 5, 2016